     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998


                                                              FILE NO. 333-60663

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
           (Exact Name of the Registrant as Specified in its Charter)

           MARYLAND                           6513                          84-1259577
(State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)        Identification Number)

                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                          DENVER, COLORADO 80222-4348
                                 (303) 757-8101
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 TROY D. BUTTS
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                          DENVER, COLORADO 80222-4348
                                 (303) 757-8101
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------

                                    Copy to:

   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                  PROSKAUER ROSE LLP
            300 SOUTH GRAND AVENUE                             1585 BROADWAY
        LOS ANGELES, CALIFORNIA 90071                        NEW YORK, NY 10036
         ATTN: THOMAS C. JANSON, JR.                       ATTN: ARNOLD S. JACOBS
                (213) 687-5000                                 (212) 969-3000

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger (as defined herein):
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                      AND

                         INSIGNIA FINANCIAL GROUP, INC.
                             JOINT PROXY STATEMENT
                             ---------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                   PROSPECTUS

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), in connection with the solicitation of proxies by the Board of Directors of AIMCO (the "AIMCO Board") from holders of shares of Class A common stock, par value $.01 per share, of AIMCO ("AIMCO Common Stock") for use at a special meeting of AIMCO stockholders (the "AIMCO Meeting") to be held to consider and vote upon a proposal to approve the merger (the "Merger") of Insignia Financial Group, Inc. ("Insignia") with and into AIMCO, with AIMCO being the surviving corporation, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), by and among AIMCO, AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO Operating Partnership"), Insignia and Insignia/ESG Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Insignia ("Holdings"), including the issuance to holders of Class A common stock, par value $.01 per share, of Insignia ("Insignia Common Stock") of a number of shares of Class E Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO ("AIMCO Class E Preferred Stock") approximately equal to $303 million divided by the AIMCO Index Price. At the AIMCO Meeting, stockholders of AIMCO will also be asked to consider and vote upon a proposal to approve an amendment to AIMCO's Articles of Incorporation, as amended and supplemented (the "AIMCO Charter"), to provide that, upon effectiveness of the Merger, the 6 1/2% Convertible Subordinated Debentures due 2016 issued by Insignia (the "Convertible Debentures") underlying the 6 1/2% Trust Convertible Preferred Securities (the "Convertible Preferred Securities") issued by Insignia Financing I (which is a subsidiary of Insignia and will become a subsidiary of AIMCO as a result of the Merger) will be convertible into the same consideration received by holders of Insignia Common Stock in the Merger (the "Amendment"). The AIMCO Class E Preferred Stock will
(i) entitle the record holders thereof on the record date for payment to be set by the AIMCO Board (the "Special Dividend Record Date") to receive a special cash dividend (the "Special Dividend") of $50 million in the aggregate (less certain amounts attributable to shares of Insignia Common Stock issuable upon exercise of Insignia Convertible Securities (see "Glossary") outstanding at the effective time of the Merger), which is expected to be paid prior to January 15, 1999 and (ii) automatically convert into shares of AIMCO Common Stock upon payment in full of the Special Dividend. In addition, approximately $458 million of debt and other liabilities of Insignia (subject to adjustment as described herein), including $149.5 million of Convertible Debentures underlying the Convertible Preferred Securities, will become obligations of AIMCO and its subsidiaries after the Merger. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix I, and a copy of the full text of the Amendment is attached as Appendix V.
                                                    Cover continued on next page
                             ---------------------

 The Holdings Information Statement accompanies and is part of this Joint Proxy
                             Statement/Prospectus.
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 38 FOR A DISCUSSION OF MATERIAL RISK FACTORS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF INSIGNIA AND AIMCO.
                             ---------------------

     This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being sent to holders of AIMCO Common Stock and Insignia Common Stock on
or about [            ], 1998.
                             ---------------------

  THE SECURITIES TO BE ISSUED IN THE DISTRIBUTION AND THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT
     PROXY STATEMENT/PROSPECTUS OR THE HOLDINGS INFORMATION STATEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

   The date of this Joint Proxy Statement/Prospectus is [            ], 1998.

Cover continued from previous page

     Each of the Merger and the Amendment is being submitted for approval by AIMCO stockholders pursuant to the requirements of the Maryland General Corporation Law ("MGCL"). However, neither the approval of the Merger nor the approval of the Amendment by AIMCO stockholders is a condition to the consummation of the Merger. Although a merger involving a Maryland corporation, such as AIMCO, generally requires stockholder approval under the MGCL, no such approval is required if the number of shares of stock issued in the merger is not more than 20% of the number of its shares of the same class outstanding immediately prior to the merger becoming effective. Although the Amendment is being separately proposed, no amendment to the AIMCO Charter, or reclassification to the terms of AIMCO's outstanding stock will occur as a result of the Merger, and the total number of shares of AIMCO Common Stock into which shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock issuable in the Merger (if applicable) are convertible will not exceed 20% of the number of shares of AIMCO Common Stock outstanding immediately prior to consummation of the Merger. As the requirements set forth in the MGCL will have been satisfied, AIMCO may proceed with the Merger in the absence of stockholder approval. In the event that the AIMCO stockholders do not approve the Merger, the Merger will nonetheless be consummated assuming all other conditions thereto are satisfied or waived. However, in such event holders of Insignia Common Stock will instead receive a number of shares of AIMCO Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price and a number of shares of Class F Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO ("AIMCO Class F Preferred Stock") approximately equal to $100 million divided by the AIMCO Index Price. Holders of AIMCO Class E Preferred Stock will be entitled nonetheless to receive the Special Dividend. The actual number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock issued to holders of Insignia Common Stock in the Merger will be determined by a formula based on the AIMCO Index Price, which will be the average market price of AIMCO Common Stock during the 20 NYSE trading days ending five business days prior to the Merger, subject to a maximum average price of $38.00 per share. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock or the AIMCO Class F Preferred Stock.

     Only holders of record of AIMCO Common Stock at the close of business on July 17, 1998 (the "AIMCO Record Date") are entitled to notice of, and to vote at, the AIMCO Meeting. Under the MGCL, the approval of each of the Merger and the Amendment requires the affirmative vote of two-thirds of the holders of the outstanding shares of AIMCO Common Stock on the AIMCO Record Date. At the close of business on the AIMCO Record Date, 48,097,263 shares of AIMCO Common Stock, which constitute the only outstanding voting securities of AIMCO, were outstanding. See "Information Concerning the AIMCO Meeting."

     If the Merger had occurred on July 31, 1998, and assuming the AIMCO stockholders had approved the Merger, AIMCO would have issued 0.238 shares of AIMCO Class E Preferred Stock for each share of Insignia Common Stock held by an Insignia stockholder (or approximately 7,690,784 shares of AIMCO Class E Preferred Stock in the aggregate), and the per share amount of the Special Dividend would have been $6.13 per share of AIMCO Class E Preferred Stock (equivalent to $1.46 per share of Insignia Common Stock). If the AIMCO stockholders had not approved the Merger, AIMCO would have issued 0.161 shares of AIMCO Class E Preferred Stock and 0.077 shares of AIMCO Class F Preferred Stock for each share of Insignia Common Stock held by an Insignia stockholder (or approximately 5,209,382 shares of AIMCO Class E Preferred Stock and 2,481,402 shares of AIMCO Class F Preferred Stock in the aggregate), and the per share amount of the Special Dividend would have been $9.05 per share of AIMCO Class E Preferred Stock (equivalent to $1.46 per share of Insignia Common Stock). However, the actual number of shares to be issued in the Merger will not be known until the Merger is consummated and may be less than the numbers indicated above.

                                   * * * * *

     This Joint Proxy Statement/Prospectus also is being furnished to stockholders of Insignia in connection with the solicitation of proxies by the Board of Directors of Insignia (the "Insignia Board") from holders of shares of Insignia Common Stock for use at the Special Meeting of Insignia stockholders (the "Insignia Meeting," and together with the AIMCO Meeting, the "Special Meetings") to be held to consider and vote upon the following proposals (each an "Insignia Proposal" and collectively the "Insignia Proposals"):

          (1) Approval of the distribution (the "Distribution") to Insignia stockholders of the common stock, par value $.01 per share, of Holdings ("Holdings Common Stock") pursuant to an Agreement and Plan of Distribution to be entered into by Insignia and Holdings (the "Distribution Agreement"). Holdings is a newly-formed subsidiary of Insignia holding directly and indirectly, the assets, liabilities and operations of Insignia's international commercial real estate services business, cooperative and condominium apartment management business, single-family home brokerage and mortgage origination business, equity co-investment business and certain other related businesses (the "Holdings Businesses"). In the Distribution, record holders of Insignia Common Stock on September 15, 1998 (the "Distribution Record Date") will receive two shares of Holdings Common Stock for every three shares of Insignia Common Stock then owned of record. Cash will be distributed by Holdings in lieu of any fractional shares of Holdings Common Stock (determined in the aggregate). The Holdings Common Stock has been approved for listing on the NYSE under the symbol "IEG," subject to official notice of issuance and approval of the Distribution by Insignia stockholders. See "The Distribution and Related Transactions -- Background and Effects of the Distribution." A copy of the form of Distribution Agreement is attached as Annex A to the Holdings Information Statement accompanying this Joint Proxy Statement/ Prospectus.

          (2) Approval and adoption of the Merger Agreement, including the Merger and the other transactions contemplated thereby. See "Summary -- The Distribution, the Merger and Related Transactions," "The Merger and Related Transactions" and "The Merger Agreement and Terms of the Merger."

          (3) Approval of the Insignia/ESG Holdings, Inc. 1998 Stock Incentive Plan (the "Holdings Stock Incentive Plan"), including the reservation of 3,500,000 shares of Holdings Common Stock for issuance thereunder. See "Proposal for the Approval of the Holdings 1998 Stock Incentive Plan." Subject to approval of the Distribution and the Holdings Stock Incentive Plan by Insignia stockholders, the Insignia Board and the Holdings Board have approved the grant of options to purchase an aggregate of approximately 1,020,000 shares of Holdings Common Stock to certain key employees and an aggregate of 80,000 shares of Holdings Common Stock to its outside directors pursuant thereto, all of which will have an exercise price equal to the market price of Holdings Common Stock following the Distribution. The shares of Holdings Common Stock reserved under the Holdings Stock Incentive Plan include approximately 1,900,000 shares (adjusted for the Distribution of two shares of Holdings Common Stock for every three shares of Insignia Common Stock) issuable upon exercise of options to purchase Insignia Common Stock assumed by Holdings in connection with the Distribution, but does not include approximately 980,000 shares (adjusted for the Distribution of two shares of Holdings Common Stock for every three shares of Insignia Common Stock) issuable upon exercise of other assumed options.

          (4) Approval of the Insignia/ESG Holdings, Inc. 1998 Employee Stock Purchase Plan (the "Holdings Stock Purchase Plan"), including the reservation of 1,500,000 shares of Holdings Common Stock for issuance thereunder. See "Proposal for the Approval of the Holdings Employee Stock Purchase Plan."

          (5) Approval of the Insignia/ESG Holdings, Inc. Executive Performance Incentive Plan (the "Holdings Incentive Compensation Plan"). See "Proposal for the Approval of the Holdings Executive Performance Incentive Plan."

     It is a condition to the consummation of the Merger and the implementation of the Holdings Stock Incentive Plan, the Holdings Stock Purchase Plan, and the Holdings Incentive Compensation Plan (collectively, the "Holdings Plans"), that the Distribution be approved by the Insignia stockholders and consummated; however, neither the consummation of the Distribution nor the implementation of the Holdings Plans is conditioned upon the approval or consummation of the Merger. Assuming that both the Distribution and the Merger Agreement are approved by the Insignia stockholders, the Merger will not occur until at least ten business days after the Distribution.

     In the event that the Insignia stockholders approve the Distribution but not the Merger Agreement, or the Insignia stockholders approve the Distribution and the Merger Agreement but the Merger Agreement is subsequently terminated, Insignia will proceed nonetheless with the Distribution if, among other things, the Insignia Board (i) receives an opinion of tax counsel that the Distribution should be tax-free to Insignia stockholders and (ii) determines that Holdings and its subsidiaries will be relieved of substantially all of their guarantees of, and other obligations relating to, debt and other liabilities that will remain with Insignia after the Distribution.

     Only holders of record of Insignia Common Stock at the close of business on July 17, 1998 (the "Insignia Record Date") are entitled to notice of, and to vote at, the Insignia Meeting or any adjournment or postponement thereof. At the close of business on the Insignia Record Date, 31,831,912 shares of Insignia Common Stock were outstanding, of which none were owned by AIMCO or any of its affiliates. See "Information Concerning the Insignia Meeting."

     The Insignia Proposals are being submitted to the Insignia stockholders for approval pursuant to the requirements of the Delaware General Corporation Law ("DGCL"), the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules of the NYSE. Approval of each of the Distribution and the Merger Agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock outstanding on the Insignia Record Date. Approval of the Holdings Stock Incentive Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock outstanding on the Insignia Record Date and represented at the Insignia Meeting, provided that the total votes cast on the Holdings Stock Incentive Plan represent over 50% of all the outstanding Insignia Common Stock as of the Insignia Record Date. Approval of each of the Holdings Stock Purchase Plan and the Holdings Incentive Compensation Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock represented at the Insignia Meeting.

     Four of Insignia's executive officers, including Andrew L. Farkas and certain of his affiliated entities, personally owning an aggregate of 2,930,373 shares of Insignia Common Stock (which represents approximately 9% of the outstanding shares of Insignia Common Stock as of the Insignia Record Date) have entered into voting agreements with AIMCO pursuant to which they have agreed to vote such shares in favor of the Distribution and the Merger Agreement.

     Under the DGCL, holders of Insignia Common Stock will not be entitled to dissenting stockholders' appraisal rights in connection with the Merger unless AIMCO elects, under certain circumstances, to pay in cash a portion of the Merger consideration received by holders of Insignia Common Stock. In order to preserve such rights, Insignia stockholders must take action prior to the Insignia Meeting. See "The Merger and Related Transactions -- Dissenters' Rights" and "Dissenters' Rights."

     Assuming consummation of the Distribution, Holdings Common Stock will be listed and traded on the NYSE under the symbol "IEG." Insignia Common Stock is listed and traded on the NYSE under the symbol "IFS."

                                   * * * * *

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of AIMCO with respect to the shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) to be issued pursuant to the Merger, and AIMCO Common Stock into which shares of AIMCO Class E Preferred Stock will, and shares of AIMCO Class F Preferred Stock may, convert. AIMCO Common Stock is listed and traded on the NYSE under the symbol "AIV," and, assuming consummation of the Merger, shares of AIMCO Class E Preferred Stock will be listed and traded on the NYSE under the symbol "AIVPrE," and shares AIMCO Class F Preferred Stock (if applicable) will be listed and traded on the NYSE under the symbol "AIVPrF."

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................    1
FORWARD LOOKING STATEMENTS..................................    2
INCORPORATION BY REFERENCE..................................    2
SUMMARY.....................................................    4
  The Companies.............................................    4
  AIMCO's Reasons for the Merger............................    6
  Insignia's Reasons for the Distribution and the Merger....    6
  Summary Risk Factors......................................    8
  The Distribution, the Merger and Related Transactions.....    8
  Conflicts of Directors and Executive Officers of Insignia
     Related to the Distribution, the Merger and the Related
     Transactions...........................................   14
  The Special Meetings......................................   17
  Recommendation of the AIMCO Board.........................   19
  Recommendation of the Insignia Board......................   19
  Financial Advisor to the Insignia Board...................   19
  Conditions to the Merger..................................   20
  Prohibition of Certain Activities.........................   20
  Amendment and Termination.................................   21
  Accounting Treatment......................................   21
  Federal Income Tax Consequences of the Distribution and
     the Merger.............................................   21
  Appraisal Rights..........................................   22
  Regulatory Matters........................................   22
  Comparative Rights of Stockholders of AIMCO and
     Insignia...............................................   23
  Litigation................................................   24
  Recent Contracts..........................................   24
SUMMARY HISTORICAL FINANCIAL INFORMATION OF AIMCO...........   25
SUMMARY HISTORICAL FINANCIAL INFORMATION OF INSIGNIA........   27
SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL
  INFORMATION OF HOLDINGS...................................   29
SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF
  AIMCO.....................................................   31
  Comparative Per Share Data................................   33
  Comparative Stock Prices and Dividends....................   34
  Fluctuations in Market Price..............................   35
     Precise Method of Calculation..........................   36
RISK FACTORS................................................   38
  Risks Relating to the Merger..............................   38
     General................................................   38
     Federal Income Tax Consequences of the Merger..........   38
     Consequences to Insignia, AIMCO and their Respective
      Stockholders for Failure to Consummate the Merger.....   39
     Failure to Achieve Projected Results...................   40
     Adverse Consequences of AIMCO's Failure to Acquire
      IPT...................................................   40
     Conflicts of Interest of Directors and Executive
      Officers of Insignia Related to the Merger and the
      Related Transactions..................................   40
     Difference Between Rights of Stockholders of Insignia
      and of AIMCO..........................................   43
  Increased Leverage........................................   44
     Conflicts of Interest Related to Retention of
      Insignia's Financial Advisor..........................   44
  Risks Relating to the Distribution........................   44
     Federal Income Tax Consequences of the Distribution....   44
     Lack of Operating History as a Separate Entity and
      Potential Disruptions in Operations...................   45
     No Current Market for Holdings Common Stock............   45

     Uncertainty Regarding Trading Prices of and Markets for
      Stock Following the Distribution and the Merger.......   46
     Potential Indemnification Liabilities of Holdings
      Relating to the Merger................................   46
     Inability to Secure Financing if Distribution Occurs
      Without the Merger....................................   46
     Conflicts of Interest of Directors and Executive
      Officers of Insignia Related to the Distribution......   46
     Anti-Takeover Considerations...........................   48
  Risks Relating to AIMCO's, Insignia's and Holdings'
     Businesses.............................................   48
     Conflicts of Interest..................................   48
     Certain Financing Considerations; Leverage and Interest
      Rate Hedging..........................................   49
     Investment in and Management of Real Estate
      Generally.............................................   50
     Holdings' Real Estate Investment and Co-Investment
      Activities............................................   58
     Competition in the Commercial Real Estate Business.....   58
     Dependence on Certain Executive Officers...............   58
     Adverse Consequences of Failure to Qualify as a REIT...   58
INFORMATION CONCERNING THE AIMCO MEETING....................   59
  Time, Place and Purpose...................................   59
  Record Date; Quorum; Required Vote........................   59
  Proxies...................................................   60
  Other Matters.............................................   60
  Appraisal Rights..........................................   60
  Availability of Independent Accounts......................   60
AIMCO'S REASONS FOR THE MERGER; RECOMMENDATION OF THE AIMCO
  BOARD.....................................................   61
  AIMCO's Reasons for the Merger............................   61
  Consummation of the Merger Without Stockholder Approval...   64
PROPOSED AMENDMENT TO THE AIMCO CHARTER.....................   65
  Reasons for the Amendment.................................   66
  Reasons for Seeking Stockholder Approval..................   66
  Articles Supplementary of AIMCO...........................   66
INFORMATION CONCERNING THE INSIGNIA MEETING.................   67
  Time, Place and Purpose...................................   67
  Record Date; Quorum; Required Vote........................   67
  Proxies...................................................   68
  Other Matters.............................................   69
  Appraisal Rights..........................................   69
  Adjournment of the Insignia Meeting.......................   69
  Availability of Independent Accountants...................   69
THE DISTRIBUTION AND RELATED TRANSACTIONS...................   69
  General...................................................   69
  Insignia's Reasons for the Distribution; Recommendation of
     the Insignia Board.....................................   70
  Conflicts of Interest of Directors and Executive Officers
     of Insignia Related to the Distribution................   71
  Background and Effects of the Distribution................   72
     Warrant Distribution...................................   74
THE MERGER AND RELATED TRANSACTIONS.........................   74
  General...................................................   74
  Background of the Merger..................................   76
  Insignia's Reasons for the Merger; Recommendation of the
     Insignia Board.........................................   78
  Opinions of Insignia's Financial Advisor..................   83
  Resale of Shares of AIMCO; Affiliates.....................   90
  Accounting Treatment......................................   90
  Dissenters' Rights........................................   90
  Stock Exchange Listing....................................   91
  Delisting and Deregistration of Insignia Common Stock.....   91
  The Voting Agreements and Irrevocable Proxies.............   91

  The Call Option, Put Option and Purchase Price Adjustment
     Agreements.............................................   91
  Indemnification Agreement.................................   93
  MAE Asset Purchase Agreement..............................   93
  Adjustment to Conversion Price of Convertible
     Debentures.............................................   93
  Warrant Distribution......................................   94
PROPOSAL FOR THE APPROVAL OF THE HOLDINGS 1998 STOCK
  INCENTIVE PLAN............................................   95
  Administration............................................   95
  Eligibility and Types of Awards...........................   95
  Available Shares..........................................   96
  Awards Under the Holdings Stock Incentive Plan............   96
  Supplemental Stock Purchase and Loan Program..............   98
  Change in Control.........................................   98
  Non-Employee Director Stock Option Grants.................   99
  Amendment and Termination.................................   99
  Miscellaneous.............................................   99
  Certain Federal Income Tax Consequences Relating to the
     Holdings Stock Incentive Plan..........................   99
  Future Plan Awards........................................  101
  Vote Required and Board Recommendation....................  101
PROPOSAL FOR THE APPROVAL OF THE HOLDINGS 1998 EMPLOYEE
  STOCK PURCHASE PLAN.......................................  101
  Description of the Holdings Stock Purchase Plan...........  101
  Federal Income Tax Consequences Relating to the Holdings
     Stock Purchase Plan....................................  102
  Vote Required and Board Recommendation....................  103
PROPOSAL FOR THE APPROVAL OF THE HOLDINGS EXECUTIVE
  PERFORMANCE INCENTIVE PLAN................................  103
  Plan Administration.......................................  104
  Performance Criteria......................................  104
  Term and Amendment of the Holdings Incentive Compensation
     Plan...................................................  105
  Future Plan Awards........................................  105
  Vote Required.............................................  105
THE MERGER AGREEMENT AND TERMS OF THE MERGER................  105
  The Merger................................................  105
  The Effective Time........................................  105
  Certificate of Incorporation and Bylaws...................  105
  The Closing...............................................  106
  Manner and Basis of Converting Shares.....................  106
  Adjustment for Insignia Liabilities at Closing............  107
  Exchange of Insignia Common Stock.........................  108
  No Fractional Shares......................................  108
  Representations and Warranties; Survival..................  109
  Employees, Employee Benefits and Stock Option Plans.......  109
  Insignia's Conduct of Business Pending the Merger.........  110
  AIMCO's Conduct of Business Pending the Merger............  111
  Non-Solicitation; Response to Other Offers................  111
  Conditions to the Merger..................................  112
  HUD Escrow................................................  113
  Termination...............................................  113
  Break-Up Fee; Liquidated Damages..........................  115
  Amendment, Modification and Waiver........................  116
THE INDEMNIFICATION AGREEMENT...............................  117
  By Holdings...............................................  117
  By AIMCO..................................................  117
  General...................................................  117

FEDERAL INCOME TAX CONSEQUENCES TO INSIGNIA STOCKHOLDERS....................................................        118
  The Distribution..........................................................................................        118
  The Merger................................................................................................        119
DISSENTERS' RIGHTS..........................................................................................        120
SELECTED HISTORICAL FINANCIAL INFORMATION OF AIMCO..........................................................        124
SELECTED COMBINED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF HOLDINGS................................        127
SELECTED HISTORICAL FINANCIAL INFORMATION OF INSIGNIA.......................................................        129
PRO FORMA FINANCIAL INFORMATION OF AIMCO (PRE-MERGER).......................................................        131
PRO FORMA FINANCIAL INFORMATION OF AIMCO (MERGER)...........................................................        148
CAPITALIZATION OF AIMCO.....................................................................................        166
BUSINESS OF AIMCO...........................................................................................        167
  Operating and Financial Strategies........................................................................        167
  Growth Strategies.........................................................................................        168
  Property Management Strategies............................................................................        170
  Accounting Policies and Definitions.......................................................................        172
  Policies of AIMCO with Respect to Certain Other Activities................................................        173
  Recent Acquisitions.......................................................................................        175
  Recent Contracts..........................................................................................        177
  Recent Financings.........................................................................................        178
  Executive Offices.........................................................................................        179
BOARD OF DIRECTORS AND OFFICERS OF AIMCO....................................................................        179
PRINCIPAL STOCKHOLDERS OF AIMCO.............................................................................        183
BUSINESS OF INSIGNIA........................................................................................        184
  Insignia..................................................................................................        184
  Investments in Real Estate Limited Partnerships...........................................................        185
PRINCIPAL STOCKHOLDERS OF INSIGNIA..........................................................................        188
DESCRIPTION OF AIMCO'S CAPITAL STOCK........................................................................        190
  General...................................................................................................        190
  Restrictions on Transfer..................................................................................        190
  AIMCO Class B Common Stock................................................................................        191
  AIMCO Class B Preferred Stock.............................................................................        192
  AIMCO Class C Preferred Stock.............................................................................        193
  AIMCO Class D Preferred Stock.............................................................................        194
  AIMCO Class E Preferred Stock.............................................................................        195
  AIMCO Class F Preferred Stock.............................................................................        196
  AIMCO Class G Preferred Stock.............................................................................        197
  Business Combinations.....................................................................................        198
  Control Share Acquisitions................................................................................        199
FEDERAL INCOME TAX CONSEQUENCES RELATED TO AN INVESTMENT IN AIMCO...........................................        199
  Taxation of AIMCO.........................................................................................        200
  Tax Aspects of AIMCO's Investments in Partnerships........................................................        204
  Taxation of Management Subsidiaries.......................................................................        205
  Taxation of Taxable Domestic Stockholders.................................................................        206
  Taxation of Foreign Stockholders..........................................................................        206
  Information Reporting and Backup Withholding..............................................................        208
  Taxation of Tax-Exempt Stockholders.......................................................................        208
  Possible Legislative or Other Actions Affecting Tax Consequences..........................................        209
  State and Local Taxes.....................................................................................        209
COMPARATIVE RIGHTS OF STOCKHOLDERS OF AIMCO AND INSIGNIA....................................................        209
  Restrictions on Share Transfers...........................................................................        209
  Amendment of Charter Documents and Bylaws.................................................................        209
  Business Combinations.....................................................................................        210
  Appraisal Rights..........................................................................................        211

Preemptive Rights.                                            212
  Indemnification...........................................  212
  Limitation of Personal Liability of Directors.............  213
  Classified Board of Directors.............................  213
  Cumulative Voting for Directors...........................  214
  Removal of Directors......................................  214
  Newly Created Directorships and Vacancies.................  214
  Special Meetings..........................................  214
  Rights Agreement..........................................  215
LEGAL MATTERS...............................................  215
EXPERTS.....................................................  215
STOCKHOLDER PROPOSALS.......................................  216
  AIMCO.....................................................  216
  Insignia..................................................  216
GLOSSARY OF CERTAIN DEFINED TERMS...........................  G-1

APPENDICES
Appendix I    --   Amended and Restated Agreement and Plan of Merger
Appendix II   --   Amended and Restated Indemnification Agreement
Appendix III  --   Opinion of Lehman Brothers, Inc.
Appendix IV   --   Opinion of Lehman Brothers, Inc.
Appendix V    --   Proposed Amendment to AIMCO Charter
Appendix VI   --   Section 262 of Delaware General Corporation Law

                             AVAILABLE INFORMATION

     AIMCO and Insignia are, and upon consummation of the Distribution Holdings will become, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, those entities file, or will file, as the case may be, reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning AIMCO, Insignia and Holdings can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including AIMCO, Insignia and Holdings. In addition, information filed by AIMCO, Insignia and Holdings with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. AIMCO also maintains a site on the World Wide Web at http://www.aimco.com, and Insignia maintains a site on the World Wide Web at http://www.insigniafinancial.com.

     AIMCO has filed with the Commission a Registration Statement on Form S-4 (including all amendments and supplements thereto, the "AIMCO Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission thereunder, with respect to the shares of AIMCO Class E Preferred Stock and the shares of AIMCO Class F Preferred Stock (if applicable) to be issued pursuant to the Merger, and shares of AIMCO Common Stock into which shares of AIMCO Class E Preferred Stock will, and AIMCO Class F Preferred Stock may, convert. This Joint Proxy Statement/Prospectus, which forms a part of the AIMCO Registration Statement, does not contain all of the information set forth in the AIMCO Registration Statement and the exhibits thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's offices as described above. Statements contained herein, or in any document incorporated herein by reference, concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the AIMCO Registration Statement or otherwise filed with the Commission, each such statement being qualified in its entirety by such reference. Assuming consummation of the Merger, the AIMCO Class E Preferred Stock will be listed and traded on the NYSE under the symbol "AIVPrE", and the AIMCO Class F Preferred Stock (if applicable) will be listed and traded on the NYSE under the symbol "AIVPrF".

     In connection with the Distribution, Holdings has filed a Registration Statement on Form 10 (the "Holdings Registration Statement") to register the Holdings Common Stock under the Exchange Act. The Information Statement regarding Holdings filed as part of the Holdings Registration Statement (the "Holdings Information Statement") accompanies this Joint Proxy Statement/Prospectus. Upon consummation of the Distribution, Holdings Common Stock will be listed and traded on the NYSE under the symbol "IEG."

     No person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Joint Proxy Statement/Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by AIMCO, Insignia or Holdings. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to or from any person to whom or from whom, such offer, solicitation of an offer or solicitation of a proxy is not authorized or is unlawful. Neither the delivery of this Joint Proxy Statement/Prospectus nor any sale or distribution made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Joint Proxy Statement/Prospectus or in the affairs of AIMCO, Insignia or Holdings since the date hereof.

     Information in this Joint Proxy Statement/Prospectus regarding AIMCO and its subsidiaries (including the AIMCO Operating Partnership (as defined herein)) has been prepared and/or supplied by AIMCO, and information regarding Insignia and Holdings and their respective subsidiaries has been prepared and/or supplied by Insignia.

                           FORWARD LOOKING STATEMENTS

     Certain statements in the "Letter to AIMCO Stockholders," the "Letter to Insignia Stockholders," "Questions and Answers about the Distribution and the Merger" and under the captions "Summary," "Risk Factors," "AIMCO's Reasons for the Merger; Recommendation of the AIMCO Board," "The Distribution and Related Transactions," "The Merger and Related Transactions," "Business of AIMCO" and "Business of Insignia," in the Pro Forma Financial Statements and elsewhere in this Joint Proxy Statement/Prospectus and the documents incorporated by reference herein contain or may contain information that is forward looking, including without limitation: statements regarding the effect of the Merger; other acquisitions; AIMCO's future financial performance; and the effect of government regulations. Actual results may differ materially from those described in the forward looking statements and will be affected by a variety of risks and factors, including without limitation: national and local economic conditions; the general level of interest rates; terms of governmental regulations that affect AIMCO, Insignia and Holdings and interpretations of those regulations; the competitive environment in which AIMCO, Insignia and Holdings operate; financing risks, including the risk that AIMCO's cash flow from operations may be insufficient to meet required payments of principal and interest; real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets; acquisition and development risks, including the failure of acquisitions to perform in accordance with projections; and possible environmental liabilities, including costs which may be incurred due to necessary remediation of contamination of properties owned, acquired or previously owned by AIMCO, Insignia or Holdings. In addition, AIMCO's continued qualification as a real estate investment trust (a "REIT") involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Readers should carefully review AIMCO's, Insignia's and Holdings' financial statements and the notes thereto, as well as the risk factors described herein and in the AIMCO Incorporated Documents (as defined herein), the Insignia Incorporated Documents (as defined herein) and the Holdings Information Statement. With respect to AIMCO and Insignia, the Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements in certain circumstances.

                           INCORPORATION BY REFERENCE

     AIMCO incorporates by reference herein the following documents (the "AIMCO Incorporated Documents") filed by it with the Commission (File No. 001-13232) pursuant to the Exchange Act:

          1. AIMCO's Annual Report on Form 10-K for the year ended December 31, 1997, including Amendment No. 1 thereto filed April 14, 1998 and Amendment No. 2 thereto filed July 3, 1998;

          2. AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, including Amendment No. 1 thereto filed June 23, 1998, Amendment No. 2 thereto filed July 3, 1998 and Amendment No. 3 thereto filed July 6, 1998;


          3. AIMCO's Current Reports on Form 8-K dated December 23, 1997 (and Amendment No. 1 thereto filed February 6, 1998 and Amendment No. 2 thereto filed May 22, 1998), January 31, 1998 and March 17, 1998 (Amendment No. 1 thereto filed April 3, 1998, Amendment No. 2 thereto filed June 22, 1998, Amendment No. 3 thereto filed July 2, 1998 and Amendment No. 4 thereto filed August 6, 1998);


          4. The description of AIMCO's capital stock which is contained in AIMCO's Registration Statement on Form 8-A filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description; and

          5. AIMCO's definitive Proxy Statement relating to AIMCO's 1998 Annual Meeting of Shareholders held on May 8, 1998.

     Insignia incorporates by reference herein the following documents (the "Insignia Incorporated Documents") filed by it with the Commission (File No. 001-13962) pursuant to the Exchange Act:

          1. Insignia's Annual Report on Form 10-K for the year ended December 31, 1997, including Form 10-K/A filed on April 30, 1998, Form 10-K/A-2 filed on June 23, 1998 and Form 10-K/A-3 filed on June 26, 1998;

          2. Insignia's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, including Form 10-Q/A filed on July 8, 1998; and

          3. Insignia's Current Reports on Form 8-K dated December 4, 1997, January 7, 1998 and February 25, 1998 (and Form 8-K/A filed April 1, 1998).

     This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. A copy of these documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) will be provided, without charge, to each person to whom this Joint Proxy Statement/Prospectus is delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request. Such request should be directed, in the case of AIMCO Incorporated Documents, to Leeann Morein, Senior Vice President -- Investor Services, Apartment Investment and Management Company, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, telephone (303) 757-8101, or in the case of Insignia Incorporated Documents, to Adam B. Gilbert, General Counsel and Secretary, Insignia Financial Group, Inc., 200 Park Avenue, New York, New York 10166, telephone (212) 984-8000. In order to ensure timely delivery of the documents prior to the Special Meetings, requests should be made by August 31, 1998.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated herein by reference. Stockholders of both AIMCO and Insignia are encouraged to review carefully this Joint Proxy Statement/Prospectus, the Appendices hereto, the Holdings Information Statement and the documents incorporated herein by reference, in their entirety. Certain capitalized terms frequently used in this Joint Proxy Statement/Prospectus, including terms defined in the Merger Agreement, are defined in the "Glossary of Certain Defined Terms" commencing on page G-1 hereof (the "Glossary").

     In order to illustrate the calculation of consideration payable to holders of Insignia Common Stock, calculations of the number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock to be issued in the Merger and the per share amount of the Special Dividend have been included herein. Unless otherwise indicated, all such calculations assume that (i) the AIMCO Index Price is $38.00, (ii) no Convertible Preferred Securities are converted into Insignia Common Stock, (iii) no options outstanding as of July 17, 1998 are exercised prior to the Effective Time and (iv) the number of shares of Insignia Common Stock outstanding as of such calculation equals the number of shares of Insignia Common Stock outstanding on July 17, 1998.

THE COMPANIES

  Apartment Investment and Management Company

     AIMCO is one of the largest owners and managers of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1998. As of March 31, 1998, AIMCO owned or managed 184,660 apartment units, comprised of 41,886 units in 153 apartment properties owned or controlled by AIMCO (the "Owned Properties"), 75,109 units in 480 apartment properties in which AIMCO had an equity interest (the "Equity Properties") and 67,655 units in 356 apartment properties managed by AIMCO for third parties and affiliates (the "Managed Properties," and, together with the Owned Properties and the Equity Properties, the "AIMCO Properties"). In addition to the Managed Properties, AIMCO manages all of the Owned Properties and a majority of the Equity Properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico. AIMCO has elected to be taxed as a REIT for Federal income tax purposes. AIMCO conducts substantially all of its operations through the AIMCO Operating Partnership, and its subsidiaries. As of March 31, 1998, AIMCO held approximately an 88% interest in the AIMCO Operating Partnership. AIMCO was formed on January 10, 1994. AIMCO's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222-4348, and its telephone number is (303) 757-8101. See "Business of AIMCO." On May 8, 1998, AIMCO acquired Ambassador Apartments, Inc., a Maryland corporation ("Ambassador"). Ambassador was a self-managed REIT engaged in the ownership and management of garden style apartment properties leased primarily to middle income tenants. As of the consummation of the Ambassador Merger, Ambassador owned 52 apartment communities with a total of 15,728 units. See "Business of AIMCO -- Recent Acquisitions."

  Insignia Financial Group, Inc.

     Insignia is a fully integrated real estate services organization specializing in the ownership and operation of securitized real estate assets. As the largest manager of multifamily residential properties in the United States based on apartment unit data compiled by the National Multi Housing Counsel as of January 1, 1998, and one of the largest brokers of commercial properties according to the Commercial Property News dated January 1, 1998, Insignia performs property management, asset management, investor services, partnership accounting, real estate investment banking, and real estate brokerage services for various types of property owners, including approximately 900 limited partnerships having approximately 350,000 limited partners. Insignia provides property management services for approximately 185,000 multifamily units, consisting of

113,000 units which are controlled by Insignia and 72,000 units owned by third parties. Insignia commenced operations in December 1990 and since then has grown to provide property and/or asset management services for over 3,800 properties, which include approximately 272,000 residential units (including cooperative, condominium and international units) and approximately 208 million square feet of commercial space, located in over 500 cities in 48 states, Italy, the United Kingdom and Germany. The principal business address of Insignia is One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number is
(864) 239-1000. For further information concerning Insignia, see "-- Summary Historical Financial Information of Insignia," "Incorporation By Reference," "Selected Historical Financial Information of Insignia" and "Business of Insignia."

     At the time of the Merger, Insignia will consist principally of: (i) Insignia's interests in Insignia Properties Trust, a Maryland real estate investment trust, which is a majority owned subsidiary of Insignia ("IPT"), and Insignia Properties, L.P., IPT's operating partnership ("IPLP"); (ii) 100% of the ownership of the Insignia entities that provide multifamily property management and partnership administrative services; (iii) Insignia's interest in multifamily coinvestments; (iv) Insignia's ownership of subsidiaries that control multifamily properties not included in IPT; (v) Insignia's limited partner interests in public and private syndicated real estate limited partnerships; and (vi) assets incidental to the foregoing businesses (collectively, the "Insignia Multifamily Business").

  Insignia/ESG Holdings, Inc.

     Holdings is a newly formed, wholly-owned subsidiary of Insignia headquartered in New York, New York. Holdings was formed on May 6, 1998 to be the parent of the Holdings Businesses, which specialize in international commercial real estate services, single-family home brokerage and mortgage origination, condominium and cooperative apartment management, equity co-investment and other services. Through its subsidiaries, Holdings provides a broad spectrum of commercial real estate services, including tenant representation, property leasing and management, property disposition and acquisition, single-family home brokerage, investment sales, equity and debt financing, equity co-investment and consulting services. Holdings' largest operating unit, Insignia/ESG, Inc. ("Insignia/ESG"), is among the leading providers of commercial real estate services in the United States and provides these services for tenants, owners and investors in office, manufacturing/distribution, retail, hospitality and mixed-use properties. Insignia/ESG enjoys a dominant market position in the New York metropolitan area, and also maintains a significant market position in property owner and/or tenant services in Washington, DC, Chicago, Atlanta, Phoenix, Los Angeles, San Francisco, Dallas, Philadelphia and other major central business districts. In all, Insignia/ESG has operations in more than 40 markets in the United States. Insignia/ESG also has growing international capabilities which allow it to meet clients' expanding world-wide needs, most notably in Italy, the United Kingdom and Germany. On a pro forma basis after giving effect to the acquisitions made by Insignia in 1997 and 1998, of the total revenues of Insignia for each of the year ended December 31, 1997 and for the three months ended March 31, 1998 (i) Insignia/ESG accounted for 58% and 62%, (ii) Holdings' European operations accounted for 15% and 16%, (iii) the single-family brokerage operations accounted for 21% and 16% and (iv) the cooperative and condominium business accounted for 5% and 5%, respectively. Competitors in the United States commercial real estate services business include CB Richard Ellis, Cushman & Wakefield, Grubb & Ellis, LaSalle Partners and Trammel Crow. Competitors in the single-family home brokerage business include NRT Incorporated, Weichert Realtors and Long & Forest Real Estate Inc. on a national scale, and Smythe, Cramer, Cutler Associates, Better Homes & Gardens, Coldwell Banker Hunter, and The Danberry Co. in the local Northern Ohio market. The other businesses of Holdings are in highly fragmented industries which do not have dominant competitors. The assets of the Holdings Businesses include accounts receivable, management contracts, tenant representation agreements, investments in commercial properties and furniture, fixtures and equipment, which are carried on Holdings' March 31, 1998 pro forma balance sheet at $485.7 million. Following the Merger, Holdings will change its name to Insignia Financial Group, Inc. For a more detailed description of Holdings and the Holdings Businesses, see the Holdings Information Statement accompanying this Joint Proxy Statement/Prospectus.

AIMCO'S REASONS FOR THE MERGER

     The principal reasons for the approval of the AIMCO Board of the Merger and the Amendment, and its recommendation to AIMCO stockholders are as follows:

     - Accretive Acquisition. Management believes that the Merger will be accretive to AIMCO's funds from operations per share in 1998. In addition, the Merger will result in the acquisition of interests in approximately 120,000 apartment units in 592 multifamily properties at a price which AIMCO estimates is below the cost of building new apartments.

     - Future Opportunities. The AIMCO Board expects the Merger to result in various benefits for the combined entity's stockholders, including numerous acquisition, redevelopment and other opportunities as a result of controlling entities that own or have interests in multifamily assets.

     - Diversification. The acquisition of Insignia furthers AIMCO's policy of geographic and site diversification. Following the Merger, no single market will generate more than 8% of AIMCO's aggregate cash flow and adverse economic results from a single site will not adversely impact AIMCO.

     - Local Scale. The Merger increases the scale of AIMCO's operations in several local markets making it more feasible to provide concentrated property management focus within such markets.

     The AIMCO Board also noted that there are no benefits to the directors and executive officers of AIMCO as a result of the Merger, other than in their capacity as stockholders of AIMCO. On the other hand, the AIMCO Board considered, among other things, the following potential adverse impacts of the
Merger:

     - Increase in Indebtedness. The Merger will result in an increase in AIMCO's consolidated indebtedness of approximately $458 million.

     - Net Income Reduction. The Merger will result in, on a pro forma basis, a reduction in AIMCO's net income per share

     - Integration. AIMCO may experience difficulty in integrating a company as large as Insignia.

     The AIMCO Board considered the above factors and determined that the anticipated benefits of the Merger to AIMCO and its stockholders outweighed the potential adverse impacts of the Merger. In considering AIMCO's ability to integrate Insignia's operations, the AIMCO Board noted the successful integration of The National Housing Partnership which was acquired in December 1997 and the steps taken to integrate Ambassador, which was acquired in May 1998.

INSIGNIA'S REASONS FOR THE DISTRIBUTION AND THE MERGER

  The Distribution

     Insignia's Board believes that the Distribution will enhance stockholder value principally for the following reasons:

     - Access to Capital Markets. The separation of the Holdings Businesses will provide Holdings with greater access to the capital markets to develop its businesses, facilitate acquisitions and attract and retain top quality professionals.

     - Continuation of Insignia Multifamily Business. Whether or not the Merger occurs, Insignia will be able to seek to continue and expand the Insignia Multifamily Business.

     - Future Prospects of Holdings. The strength and future prospects of Holdings are favorable, even without the net cash flow contributed by the Insignia Multifamily Business.

     - Commercial Business Attractive to Investors. The creation of a stand-alone commercial business will be easier to understand and more attractive to investors.

     - Management Focus. The Distribution will allow the management of Holdings to focus exclusively on the operation and growth of the Holdings Businesses.

     - Tax Free Distribution. The Distribution is expected to be tax-free to Insignia stockholders (except to the extent of cash received in lieu of fractional shares).

     Notwithstanding these favorable aspects of the Distribution, Insignia stockholders should be aware of the following factors, among others, which the Insignia Board considered in approving the Distribution:

     - Tax Risks. While Insignia intends that the Distribution will qualify as a tax-free distribution to its stockholders, the issue is not entirely free from doubt and no assurance can be given that the Internal Revenue Service (the "IRS") will agree with this characterization.

     - Lack of Operating History. Holdings has not operated as a business apart from Insignia and there can be no assurance that the separation will not result in a disruption, at least temporarily, of the Holdings Businesses.

     - No Market for Holdings Common Stock. There is not currently a public market for Holdings Common Stock and there can be no assurance that an active trading market will develop.

     - Uncertainty of Market Prices. There can be no assurance that the combined market value of Holdings Common Stock and Insignia Common Stock after the Distribution will equal or exceed the market value of Insignia Common Stock before the Distribution.

     - Access to Credit. If the Merger does not occur following the Distribution, Holdings and Insignia will have to refinance or restructure the Insignia Credit Facility (as defined on page 46) to permit Holdings to have access to the credit markets.

     - Interests of Directors and Officers. Directors and certain officers of Insignia will receive substantial payments from Insignia as a result of the Distribution, and certain executive officers will be parties to employment agreements with Holdings and Insignia (which will be converted into consulting agreements with AIMCO upon the Merger).

  The Merger

     The Insignia Board believes that the Merger will permit the Insignia Multifamily Business to maximize its competitive advantage and thereby provide the Insignia stockholders with the opportunity to participate in a company which will be one of the largest owners and operators of multifamily apartment properties in the United States after the Merger. The factors considered by the Insignia Board included the following:

     - Industry Consolidation. The consolidation of the multifamily housing industry is resulting in certain of the competitors of the Insignia Multifamily Business having substantially greater assets and resources than those of Insignia.

     - Need to Consolidate. The Insignia Board believes that the Insignia Multifamily Business would potentially be disadvantaged if it did not participate in the consolidation in the multifamily housing industry.

     - Merger Tax Free to Stockholders. The Merger will be tax free to Insignia's stockholders (except for any cash received).

     - Value of Consideration. Insignia has received an opinion from Lehman Brothers that the aggregate consideration to be offered to the holders of Insignia Common Stock in the Merger and the Distribution, taken together, is fair from a financial point of view.

     Insignia stockholders should also be aware of the following factors, which the Insignia Board considered in approving the Merger:

     - Integration of Businesses. There can be no assurance that AIMCO can successfully integrate the Insignia Multifamily Business with its own business. Failure to do so may have a material adverse effect on AIMCO's results of operations and the market value of its securities.

     - Interests of Directors and Officers. Directors and officers of Insignia will receive substantial payments from Insignia as a result of the Merger and certain executive officers of Insignia will be parties to consulting agreements with AIMCO.

     - Tax Risk. If the Merger fails to qualify as a tax free reorganization, Insignia stockholders will recognize gain or loss equal to the difference between the fair market value of the AIMCO securities received and the stockholder's tax basis of its Insignia Common Stock immediately before the Merger. Further, if the proposed AIMCO acquisition of IPT is not completed, AIMCO may have to restructure certain of its operations to meet certain REIT requirements. Such restructuring could adversely affect the qualification of the Distribution and Merger as tax free transactions.

SUMMARY RISK FACTORS

     Stockholders of AIMCO and Insignia should consider carefully certain risks relating to the Distribution and the Merger and related transactions and the businesses of AIMCO, Insignia and Holdings. Factors to be considered include, among other things, the risks that (i) AIMCO may not be able to integrate successfully the businesses of Insignia with those of AIMCO, (ii) Insignia stockholders may not realize the benefits anticipated from the Distribution and/or Merger, and (iii) AIMCO, Insignia and their subsidiaries have significant amounts of debt outstanding, certain of which bears interest at variable rates. In addition, AIMCO and Insignia are, and Holdings will become, subject to various risks associated with investments in and management of real estate generally.

     In addition to the risks typically associated with acquisitions generally, the acquisition of Insignia by AIMCO involves certain additional risks and uncertainties. The integration of Insignia's business with AIMCO's will place a significant burden on AIMCO's management. Such integration is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel and clients of Insignia, the difficulty associated with assimilating the personnel, operations and systems of Insignia, the disruption of AIMCO's ongoing business and acquisition strategy, the difficulty in maintaining uniform standards, controls, procedures and policies, and the possible impairment of AIMCO's reputation. No assurance can be given that the anticipated benefits from the Merger will be realized or that AIMCO will be able to integrate the two businesses successfully. Failure of AIMCO to integrate the two businesses successfully could have a material adverse effect on AIMCO's results of operations and financial condition.

     AIMCO and its subsidiaries, and partnerships in which a subsidiary of AIMCO is a general partner, have significant amounts of debt outstanding and, accordingly, are subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness.

THE DISTRIBUTION, THE MERGER AND RELATED TRANSACTIONS

  The Distribution

     Subject to receipt of Insignia stockholder approval and the satisfaction of certain other conditions, prior to the Merger Insignia will distribute the Holdings Common Stock to the holders of Insignia Common Stock on the Distribution Record Date. On the date that the Insignia Board authorizes Insignia to effect the Distribution (the "Time of Distribution"), record holders of Insignia Common Stock will receive two shares of Holdings Common Stock for every three shares of Insignia Common Stock owned of record on the Distribution Record Date. Cash will be distributed by Holdings in lieu of any fractional shares of Holdings Common Stock (determined in the aggregate). The Holdings Common Stock has been approved for listing on the NYSE under the symbol "IEG," subject to official notice of issuance and approval of the Distribution by Insignia stockholders. The Insignia Board intends to consummate the Distribution as soon as practicable after the Distribution Record Date. Consummation of the Distribution is not conditioned upon approval or consummation of the Merger. In the event that the Insignia stockholders approve the Distribution but not the Merger Agreement or the Insignia stockholders approve the Distribution and the Merger Agreement but the Merger Agreement subsequently is terminated, the Insignia Board will proceed nonetheless with the

Distribution if, among other things, the Insignia Board (i) receives an opinion of tax counsel that the Distribution should be tax-free to Insignia stockholders and (ii) determines that Holdings and its subsidiaries will be relieved of substantially all of their guarantees of, and other obligations relating to, debt and other liabilities that will remain with Insignia after the Distribution. Insignia intends for the Distribution to qualify as a tax-free distribution to the Insignia stockholders under Sections 355 and 368(a)(1)(D) of the Code. See "The Distribution, the Merger and Related Transactions" and "Federal Income Tax Consequences to Insignia Stockholders -- The Distribution."

     After the Distribution, affiliates of Holdings will continue to provide management services for certain properties owned by partnerships whose general partners are affiliates of Insignia (or, after the Merger, AIMCO) on substantially the same terms and conditions as management agreements currently in effect. In addition, after the Distribution Insignia (or, after the Merger, AIMCO) will provide computer services and data processing for accounting and payroll functions, at Insignia's (or AIMCO's) actual direct cost, through June 30, 1999 pursuant to a technical services agreement.

     If the Distribution is consummated, each Insignia stockholder of record on the Distribution Record Date will receive stock certificates for shares of Holdings Common Stock without further action.

  The Merger

     Pursuant to the Merger Agreement, Insignia will be merged with and into AIMCO, with AIMCO being the surviving corporation (the "Surviving Corporation"). The Merger will become effective upon the later of (i) such time as the State Department of Assessments and Taxation of Maryland accepts the Articles of Merger and (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger (the "Effective Time"). If the Merger is approved by the stockholders of AIMCO, and the Distribution and the Merger Agreement are approved by the stockholders of Insignia, upon consummation of the Merger the outstanding shares of Insignia Common Stock (other than (i) shares owned by Insignia or AIMCO, which will be cancelled and (ii) shares held by persons who have perfected their appraisal rights (if applicable) under Section 262 of the
DGCL) will be converted into the right to receive, in the aggregate, a number of shares of AIMCO Class E Preferred Stock approximately equal to $303 million divided by the AIMCO Index Price, the Aggregate Cash Amount (as defined below), which AIMCO in its sole discretion may elect to pay if the AIMCO Index Price (as defined below) is less than $36.50, and cash in lieu of fractional shares (the "Merger Consideration"). The AIMCO Index Price will be the average market price of AIMCO Common Stock during the 20 NYSE trading days ending five business days prior to the Merger, subject to a maximum average price of $38.00 per share. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock or the AIMCO Class F Preferred Stock.

     In addition to receiving the same dividends as holders of shares of AIMCO Common Stock (other than the first dividend with a record date following the Merger which will be prorated), holders of AIMCO Class E Preferred Stock on the Special Dividend Record Date will be entitled to the Special Dividend. After January 15, 1999, if any portion of the Special Dividend or any other dividend has yet to be declared and paid to the holders of AIMCO Class E Preferred Stock, no dividends shall be declared or paid or set apart for payment by AIMCO on any other class or series of AIMCO capital stock until the Special Dividend is paid in full. When the Special Dividend is paid in full, each share of AIMCO Class E Preferred Stock will automatically convert into one share of AIMCO Common Stock; provided, however, that in the event that, after the date the AIMCO Class E Preferred Stock is issued AIMCO makes certain adjustments to the number of outstanding shares of AIMCO Common Stock, such as stock dividends, reclassifications or rights, options or warrant issuances to all holders of AIMCO Common Stock, then AIMCO is required to make corresponding adjustments to the number of outstanding shares of AIMCO Class E Preferred Stock. In addition, approximately $458 million in outstanding debt and other liabilities of Insignia and its subsidiaries, including the Convertible Debentures underlying $149.5 million aggregate liquidation amount of the Convertible Preferred Securities, will become obligations of AIMCO and its subsidiaries at the time of the Merger, for a total transaction value of approximately $811 million.

     In the event that the stockholders of AIMCO do not approve the Merger, but the stockholders of Insignia approve the Distribution and Merger Agreement, the Merger may nonetheless be consummated. In such event, the Merger Agreement provides that AIMCO will issue to holders of shares of Insignia Common Stock, in the aggregate, a number of shares of AIMCO Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price and a number of shares of AIMCO Class F Preferred Stock approximately equal to $100 million divided by the AIMCO Index Price, in lieu of issuing only AIMCO Class E Preferred Stock. In either case, holders of AIMCO Class E Preferred Stock on the Special Dividend Record Date will be entitled to the Special Dividend. Holders of AIMCO Class F Preferred Stock will be entitled to receive the greater of (i) the same dividends as holders of shares of AIMCO Common Stock and (ii) preferred cash distributions of 10% of the liquidation value of such AIMCO Class F Preferred Stock (which will equal the AIMCO Index Price, determined without giving effect to the $38.00 limitation), with the preferred distribution rate escalating by 1% each year until a 15% annual distribution rate is achieved. If and when subsequently approved by stockholders of AIMCO, each share of AIMCO Class F Preferred Stock will automatically convert into one share of AIMCO Common Stock; provided, however, in the event that after the date the AIMCO Class F Preferred Stock is issued AIMCO makes certain adjustments to the number of outstanding shares of AIMCO Common Stock, such as stock dividends, reclassifications or rights, options or warrants issuances to all holders of AIMCO Common Stock, then AIMCO is required to make corresponding adjustments to the number of shares of AIMCO Class F Preferred Stock. See "AIMCO's Reasons for the Merger; Recommendation of the AIMCO Board."

     The number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock issued in the Merger will be determined based on the "AIMCO Index Price," which is defined in the Merger Agreement as the aggregate of the daily average price of AIMCO Common Stock (computed based on the sum of the high and low sales prices of AIMCO Common Stock (as reported on the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) divided by two) on each of the 20 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the Effective Time, divided by 20; provided, however, that if the AIMCO Index Price is greater than $38.00, then the AIMCO Index Price will be deemed to be $38.00. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock. The cash to be paid in lieu of fractional shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) shall be determined by multiplying the fractional amount of such shares by the AIMCO Index Price, determined without regard to the $38.00 limitation. There can be no guarantee that the AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock (if applicable) will trade at the value attributed to such stock in the Merger.

     If the AIMCO Index Price is less than $36.50, then AIMCO may elect in its sole discretion to pay part of the Merger Consideration received by Insignia stockholders in cash by giving notice to Insignia that it has elected to do so, which notice shall set forth the aggregate amount AIMCO has elected to pay in cash (the "Aggregate Cash Amount"); provided, however, that the Aggregate Cash Amount may not exceed the lesser of (i) $15,000,000 and (ii) the product of (x) $36.50 less the AIMCO Index Price, multiplied by (y) the sum of the number of shares of Insignia Common Stock outstanding at the Effective Time plus the number of shares of Insignia Common Stock for which outstanding Insignia Convertible Securities (see "Glossary") are exercisable, whether or not vested, at the Effective Time.

     The Merger is subject to a number of conditions, including the approval of the Distribution and the Merger by the stockholders of Insignia. See "The Merger Agreement and Terms of the Merger."

     On the Insignia Record Date, 31,831,912 shares of Insignia Common Stock were issued and outstanding, none of which were owned by AIMCO or any of its affiliates.

     As soon as practicable after the Effective Time, each Insignia stockholder of record will receive a letter of transmittal (a "Letter of Transmittal") from BankBoston, N.A. (the "Exchange Agent") to be used to transmit such stockholder's stock certificates to AIMCO. See "The Merger Agreement and Terms of the Merger -- Exchange of Insignia Common Stock." INSIGNIA STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES TO INSIGNIA OR AIMCO AT THIS TIME.

  Related Transactions

     IPT. As of the date hereof, Insignia and its subsidiaries own approximately 61% of the currently outstanding shares of beneficial interest, par value $.01 per share, of IPT ("IPT Shares"). The Merger Agreement provides that AIMCO is required to propose to acquire (by merger) all of the IPT Shares not owned by Insignia and its subsidiaries, and to use its reasonable best efforts to consummate such merger within three months following the Effective Time, at a purchase price of not less than $13.25 per IPT Share payable in cash. Assuming a price of $13.25 per IPT Share, the remaining 39% of IPT, owned principally by private investors and by certain executive officers of Insignia and IPT, is valued at approximately $100 million. In addition, IPT is party to a merger agreement (the "IPT/AMIT Merger Agreement") with Angeles Mortgage Investment Trust ("AMIT") which, if approved by AMIT stockholders and consummated, will result in the issuance of additional IPT Shares (excluding shares issued to shareholders affiliated with IPT) equal to approximately 16% of the outstanding IPT Shares and, assuming consummation of the acquisition of IPT by AIMCO, the payment by AIMCO in a merger with IPT of an additional approximately $51.3 million at an assumed price of $13.25 per IPT Share. Under the IPT/AMIT Merger Agreement, each of IPT and AMIT has the right to terminate the IPT/AMIT Merger Agreement at any time after June 30, 1998, although neither has done so. There can be no assurance that such merger will occur.

     Indemnification Agreement. In connection with the Merger Agreement, Holdings and AIMCO entered into an Amended and Restated Indemnification Agreement dated as of May 26, 1998 (the "Indemnification Agreement"). The Indemnification Agreement provides generally that following consummation of the Merger, Holdings will indemnify AIMCO against all losses in excess of $9.1 million resulting from (i) breaches of representations, warranties or covenants of Insignia or Holdings in the Merger Agreement, (ii) actions taken by or on behalf of Insignia prior to consummation of the Merger and (iii) the Distribution. Holdings is also required to indemnify AIMCO against all losses (without regard to any dollar value limitation) resulting from (a) amounts paid or payable to employees of Insignia actually paid by AIMCO, other than those employees AIMCO has agreed to retain following the consummation of the Merger,
(b) obligations to third parties for goods, services, taxes or indebtedness incurred prior to the consummation of the Merger, other than as agreed to by AIMCO or included in the approximately $458 million of indebtedness and liabilities of Insignia and its subsidiaries which will become obligations of AIMCO and its subsidiaries at the time of the Merger, and (c) Insignia's ownership and operation of Holdings and the Holdings Businesses.

     The Indemnification Agreement also provides that following consummation of the Merger, AIMCO will indemnify Holdings from all losses that arise out of the operation of the Insignia Multifamily Business following consummation of the Merger and for all losses in excess of $9.1 million arising from breach of any representation, warranty or covenant of AIMCO in the Merger Agreement. See "The Merger and Related Transactions -- Indemnification Agreement" and "The Indemnification Agreement."

     MAE Asset Purchase Agreement. In connection with the Merger Agreement, the AIMCO Operating Partnership entered into an Asset Purchase Agreement (the "MAE Agreement") with Metropolitan Asset Enhancement, L.P. and CRPTEX II, Inc. (the "MAE Sellers"), which are entities controlled by Andrew L. Farkas, Insignia's Chairman, President and Chief Executive Officer. The MAE Agreement provides that the AIMCO Operating Partnership will purchase all the outstanding general partner and limited partner interests in MAE-SPI, L.P. from the MAE Sellers for $1 million in cash to be delivered at the closing, which will be contemporaneous with the closing of the Merger. Consummation of the Distribution and Merger are conditions to the closing of this transaction. See "The Merger and Related Transactions -- MAE Asset Purchase Agreement."

     Call Option, Put Option and Purchase Price Adjustment Agreements. In connection with the Merger Agreement, AIMCO entered into Call Option, Put Option and Purchase Price Adjustment Agreements (the "Call Agreements") with (i) Andrew
L. Farkas, Insignia's Chairman, President and Chief Executive Officer, (ii) James A. Aston, Insignia's Chief Financial Officer, (iii) Frank M. Garrison, Insignia's Executive Managing Director and President of its Financial Services Division, (iv) Ronald Uretta, Insignia's Chief Operating Officer and Treasurer (collectively, the "Insignia Executives"), (v) Metropolitan Acquisition Partners IV, L.P., a Delaware limited partnership indirectly controlled by Andrew L. Farkas ("MAP IV"),

(vi) Metropolitan Acquisition Partners V, L.P., a Delaware limited partnership indirectly controlled by Andrew L. Farkas ("MAP V"), and (vii) the Andrew Farkas Trust U/A dated February 25, 1998, an estate planning trust established by Andrew L. Farkas (the "Farkas Trust," and collectively with the Insignia Executives, MAP IV and MAP V, the "Insignia Principals"). The Call Agreements provide that if the Merger Agreement is terminated for any reason (other than as a result of (i) a termination by Insignia resulting from a breach by AIMCO of any representations, warranties or covenants or a failure by AIMCO to satisfy conditions, assuming that at such time AIMCO did not have the right to terminate the Merger Agreement due to a breach or failure to satisfy a condition by Insignia, or (ii) a permanent injunction or order issued by a federal or state court that prevents the Merger) (a "Call Option Trigger Event"), then AIMCO has the right to purchase from the Insignia Principals 45% (or 100% depending upon certain factors, as described below) of (a) the Insignia Common Stock personally owned by the Insignia Principals at the time of the event (but, in the case of MAP IV and MAP V, solely as to the shares owned by such entities which may be distributable to Andrew L. Farkas), (b) the shares of Insignia Common Stock underlying options and warrants held by the Insignia Principals and vested as of March 17, 1998 ((a) and (b) are collectively referred to herein as the "Covered Insignia Stock") and (c) the IPT Shares owned by the Insignia Principals at the time of the event (the "Covered IPT Shares"). As of July 31, 1998, an aggregate of 4,261,173 shares of Insignia Common Stock (which includes 1,330,800 shares subject to options and warrants vested as of March 17, 1998) was subject to the Call Agreements, representing approximately 13% of the outstanding shares of Insignia Common Stock and an aggregate of approximately 529,587 IPT Shares, representing approximately 2.7% of the outstanding IPT Shares, was subject to the Call Agreements.

     If a Call Option Trigger Event occurs and neither the Distribution has occurred nor has a Superior Proposal (see "Glossary") or an Acquisition Proposal (see "Glossary") for Insignia or IPT been made, then AIMCO will have the right to purchase 45% of the Covered Insignia Stock (representing approximately 6% of the outstanding shares of Insignia Common Stock on the Insignia Record Date) at $25 per share and 45% of the Covered IPT Shares (representing approximately 1% of the outstanding IPT Shares on the Insignia Record Date) at $13.25 per IPT Share. If a Call Option Trigger Event occurs and either the Distribution has occurred or the Merger Agreement was terminated (i) due to the making of a Superior Proposal for either Insignia or IPT or (ii) after an Acquisition Proposal was made (unless it related solely to Holdings) and was due to (a) the failure to consummate the Merger by December 31, 1998, (b) the failure of the Insignia stockholders to approve the Merger or (c) the recommendation of the Insignia Board of the sale of Insignia or IPT or a material portion thereof to an entity not affiliated with AIMCO, then AIMCO will have the right to purchase 100% of the Covered Insignia Stock at $11 per share (if the Distribution has occurred), for an aggregate purchase price of approximately $29.8 million (net of amounts to be loaned to the Insignia Executives by AIMCO to exercise such options and warrants which are Covered Insignia Stock), or at $25 per share (if the Distribution has not occurred), for an aggregate purchase price of approximately $89.4 million (net of amounts to be loaned to the Insignia Executives by AIMCO to exercise options and warrants which are Covered Insignia Stock), and 100% of the Covered IPT Shares at $13.25 per IPT Share for an aggregate purchase price of approximately $7.0 million. In each case the purchase price per share will be increased to reflect any increase in the Merger Consideration offered by AIMCO in response to a third party proposal to acquire Insignia. Failure by the Insignia stockholders to approve the Merger Agreement for any reason would constitute a Call Option Trigger Event and AIMCO would have the right, under the Call Agreements, to purchase either 45% or 100% (depending on the circumstances as described above) of the Covered Insignia Stock and the Covered IPT Shares from the Insignia Principals.

     If the Merger Agreement is terminated by Insignia due to a breach by AIMCO of representations, warranties or covenants or a failure by AIMCO to satisfy conditions, and at such time AIMCO did not have the right to terminate the Merger Agreement due to a breach or failure to satisfy a condition by Insignia, each Insignia Principal has the right to cause AIMCO to purchase his or its Covered Insignia Stock and Covered IPT Shares at the per share prices set forth above. The Call Agreements further require that if a Call Option Trigger Event occurs and within five business days thereafter AIMCO has not exercised its right to purchase the Covered Insignia Stock and the Covered IPT Shares, AIMCO must pay each Insignia Principal (the "Price Protection Payment") an amount in cash which is equal to the difference between (i) the aggregate purchase price for the Covered Insignia Stock and the Covered IPT Shares and (ii) the sum of
(x) the
average closing sale price per share of Insignia Common Stock on the NYSE for the three trading days before the Insignia Principal notified AIMCO of the exercise of his/its right multiplied by 45% (or 100% in certain circumstances) of the aggregate number of Covered Insignia Stock plus (y) the average closing sale price per IPT Share on the securities exchange or listing or quotation service on which such shares are traded for the three trading days before the Insignia Principal notified AIMCO of the exercise of his/its right (or $13.25, if IPT Shares are not then listed) multiplied by 45% (or 100% in certain circumstances) of the aggregate number of Covered IPT Shares. The Price Protection Payment for 100% of the Covered Insignia Stock and the Covered IPT Shares shall be paid if the Distribution has occurred or if the Merger Agreement is terminated (i) due to the making of a Superior Proposal for either Insignia or IPT or (ii) after an Acquisition Proposal was made (unless it related solely to Holdings) and was due to (a) the failure to consummate the Merger by December 31, 1998, (b) the failure of the Insignia stockholders to approve the Merger or
(c) the recommendation of the Insignia Board of the sale of Insignia or IPT or a material portion thereof to an entity not affiliated with AIMCO. For every dollar difference in a $25 per share price of Insignia Common Stock and a $13.25 per share price of IPT Shares during the three day measuring period described above, the Insignia Principals would receive an aggregate Price Protection Payment of $4,261,173 and $529,587, respectively. See "The Merger and Related Transactions -- The Call Option, Put Option and Purchase Price Adjustment Agreements."

     Voting Agreements. Each of the Insignia Principals entered into a Voting Agreement in connection with the Call Agreements (the "Voting Agreements"). The Voting Agreements provide that each Insignia Principal will vote his or its shares of Insignia Common Stock personally owned (but, in the case of MAP IV and MAP V, solely as to the shares owned by such entities which may be distributable to Andrew L. Farkas) in favor of the Merger Agreement and against any competing transaction. In addition, each Insignia Principal has granted to certain representatives of AIMCO an irrevocable proxy to so vote such Insignia Principal's shares of Insignia Common Stock personally owned in the event that he or it fails to do so. The aggregate amount of shares of Insignia Common Stock subject to the Voting Agreements represents approximately 9% of the outstanding shares of Insignia Common Stock on the Insignia Record Date. See "The Merger and Related Transactions -- The Voting Agreements and Irrevocable Proxies."

     Adjustments to Convertible Debentures Conversion Price. The Distribution, the Merger and the Special Dividend will result in adjustments to the conversion price of the Convertible Debentures underlying the Convertible Preferred Securities (which is currently $26.50 per share of Insignia Common Stock, or 1.8868 shares of Insignia Common Stock per $50.00 liquidation amount of Convertible Debentures). The number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) (or AIMCO Common Stock if such Convertible Debentures are converted after the AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock (if applicable) has been converted into AIMCO Common Stock), into which the Convertible Debentures will be convertible is dependent on the trading value of Holdings Common Stock after the Distribution, which is uncertain and subject to future determination. See "The Merger and Related Transactions -- Adjustment to Conversion Price of Convertible Debentures."

  Warrant Distribution

     In connection with the Distribution, Insignia anticipates making a distribution (the "Warrant Distribution") to record holders of the Convertible Preferred Securities on the Distribution Record Date of warrants to purchase approximately 1,196,000 shares of Holdings Common Stock (four warrants for each $500 liquidation amount of Convertible Preferred Securities held by them) (the "Warrants"). Each warrant will represent the right to purchase one share of Holdings Common Stock. The Warrants will have an exercise price of 120% of the market price of Holdings Common Stock following the Distribution. The term of each Warrant will be five years, and no Warrant will be exercisable before two years after it is granted. Immediately prior to the Warrant Distribution, Insignia will purchase the Warrants from Holdings for approximately $8.5 million, which represents the estimated fair market value of the Warrants. This value was determined using the Black-Scholes method, based on the following assumptions: (i) no dividends are paid on the Holdings Common Stock, (ii) an exercise price equal to 120% of the market price of Holdings Common Stock, (iii) a five-year term and (iv) 30% volatility of the Holdings Common Stock.

     The Insignia Board will formally declare, and authorize Insignia to effect, the Warrant Distribution if the Distribution has occurred and the Insignia Board determines, among other things, that (i) the conditions to the Merger have been satisfied and (ii) the closing of the Merger is imminent.

CONFLICTS OF DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA RELATED TO THE DISTRIBUTION, THE MERGER AND THE RELATED TRANSACTIONS

     In connection with the Distribution and the Merger, the Insignia directors and certain executive officers (including the Insignia Executives) will receive an aggregate of approximately $44.9 million in lump sum payments (but not future payments) as described below. As a result of these payments, the Insignia directors and executive officers may have interests which conflict with those of the Insignia stockholders in supporting the Distribution and Merger.

  Conflicts of Interest Arising from the Grant of New Options and the Treatment of Existing Options

     In considering the recommendations of the Insignia Board with respect to the Distribution, stockholders of Insignia should be aware that, in connection with the Distribution and the establishment of Holdings as an independent public company, Holdings has approved the grant, effective as of the Time of Distribution, of options to purchase an aggregate of 1,020,000 shares of Holdings Common Stock to its key employees and an aggregate of 80,000 shares of Holdings Common Stock to its outside directors under the Holdings Stock Incentive Plan. Such grants of options are in addition to any options of Insignia held by such employees that will be converted into options of Holdings under the Holdings Stock Incentive Plan.

     Insignia has entered into agreements (the "Option Termination Agreements") with each of the Insignia directors and certain executive officers of Insignia, including the Insignia Executives, pursuant to which stock options and warrants, whether vested or unvested, will be retired by Insignia after the Distribution and prior to the consummation of the Merger at a price equal to the difference between the exercise price of such option or warrant and $25. The aggregate price to be paid by Insignia for such options and warrants under the Option Termination Agreements is $31.4 million. Such options and warrants were granted or assumed between September 1, 1993 and October 16, 1997, and have exercise prices ranging from $0.0759 to $20.9375 per share. Because such directors and executive officers are receiving significant payments in connection with the consummation of the Distribution and the Merger, their interests in and reasons for supporting the Distribution and the Merger, may conflict with those of the Insignia stockholders.

 Conflicts of Interest of the Insignia Executives and Certain Other Executive Officers Arising from their Employment Arrangements

     The Merger will constitute a "Material Asset Disposition" under the terms of the employment agreements between Holdings and each of the Insignia Executives, effective as of the Time of Distribution (which incorporate corresponding provisions of the predecessor employment agreements between Insignia and each of the Insignia Executives), and as a result the Insignia Executives will be entitled to the following lump sum payments: $5,049,000 to Mr. Farkas and $1,262,250 to each of Messrs. Aston, Garrison and Uretta. Holdings will make such payments immediately after the consummation of the Merger. In addition, each of the Insignia Executives will be entitled to a bonus payment at the Effective Time in an amount equal to the pro-rated portion of the 1997 bonus that such individual received under his respective employment agreement with Insignia, calculated from January 1, 1998. Assuming the Merger is consummated on September 30, 1998, the aggregate amount of payments to be made by Holdings to the Insignia Executives under the terms of their employment agreements will be approximately $11.5 million.

     At the Effective Time, Mr. Farkas' existing employment agreement with Insignia will be converted into a consulting and non-competition agreement (the "AIMCO/Farkas Consulting Agreement") which will be assumed by AIMCO. The terms of the AIMCO/Farkas Consulting Agreement will be the same as the terms of his employment agreement, except that he will no longer have rights to the bonuses that were provided for in his employment agreement. The annual base compensation for Mr. Farkas will remain unchanged at $1 million and AIMCO will pay Mr. Farkas approximately $123,000 annually for certain perquisites.

Mr. Farkas' employment agreement contains non-competition provisions that will operate in favor of AIMCO upon the effective date of the AIMCO/Farkas Consulting Agreement. Holdings will remain contingently liable for the payment obligations under the AIMCO/Farkas Consulting Agreement and will have recourse against AIMCO with respect to such payments. The shares of restricted stock of Insignia granted to Mr. Farkas under his existing Insignia employment agreement that have not vested as of the Effective Time will become restricted stock of AIMCO, and will be subject to the same vesting requirements. Consistent with Mr. Farkas' existing employment agreement with Insignia, Mr. Farkas will have sole, unlimited use of Insignia's timeshare interest in an airplane, including 200 hours of use per year prepaid by Insignia through December 31, 2000, and 50 hours of use per year prepaid by Insignia for each of 2001 and 2002; however, prepaid hours of use for 1998 will be pro-rated based on the number of days remaining in the year after the consummation of the Merger. If the AIMCO/Farkas Consulting Agreement is terminated for any reason (including expiration) Mr. Farkas or his estate will have the right to purchase AIMCO's interest in the aircraft and any prepaid usage for $100. The present value of all such payments under the AIMCO/Farkas Consulting Agreement is approximately $2.2 million, and is included in the $458 million of debt and other liabilities of Insignia and its subsidiaries which will become obligations of AIMCO and its subsidiaries at the time of the Merger.

     Pursuant to an employment agreement between Holdings and Mr. Farkas, effective as of the Time of Distribution, Mr. Farkas will hold the positions of Chairman of the Board of Directors (the "Holdings Board") and Chief Executive Officer of Holdings, will receive an annual base salary of $750,000 and a bonus to be determined annually by the Holdings Board. Mr. Farkas also will be entitled to certain perquisites. Mr. Farkas' employment agreement includes provisions which would entitle Mr. Farkas to certain lump sum payments upon the occurrence of certain significant transactions, including a change in control of Holdings.

     At the Effective Time, each of Messrs. Aston's, Garrison's and Uretta's existing employment agreements with Insignia will be converted into consulting and non-compete agreements which will be assumed by AIMCO. The terms of Messrs. Aston's, Garrison's and Uretta's consulting agreements will be the same as the terms of their respective employment agreements, except that each executive will no longer have rights to the bonuses that were provided for in his employment agreement. Each of Messrs. Aston's, Garrison's and Uretta's annual base compensation of $400,000 will remain unchanged, and each executive will receive approximately $41,500 annually for certain perquisites. Each of Messrs. Aston's, Garrison's and Uretta's employment agreements contain non-competition provisions that will operate in favor of AIMCO when those agreements convert to consulting agreements. Holdings will remain contingently liable for the payment obligations under each executive's consulting agreement and will have recourse against AIMCO with respect to such payments. In addition, the shares of restricted stock of Insignia granted to each of Messrs. Aston, Garrison and Uretta under their respective existing Insignia employment agreements that have not vested as of the Effective Time will become restricted stock of AIMCO, and will be subject to the same vesting requirements. The aggregate present value of all such payments under Messrs. Aston's, Garrison's and Uretta's employment agreements is approximately $2,703,000, and is included in the $458 million of debt and other liabilities of Insignia and its subsidiaries which will become obligations of AIMCO and its subsidiaries at the time of the Merger.

     Pursuant to employment agreements between Holdings and each of Messrs. Aston, Garrison and Uretta, effective as of the Time of Distribution, each individual will become an employee of Holdings. Messrs. Aston, Garrison and Uretta will hold the offices of Office of the Chairman and Chief Financial Officer; Office of the Chairman; and Office of the Chairman, Chief Operating Officer and Treasurer, respectively, of Holdings. Each of Messrs. Aston and Garrison will receive an annual base salary of $400,000 and Mr. Uretta will receive an annual base salary of $500,000 through the third anniversary of the effective date of their employment agreements and each executive will be entitled to a bonus to be determined annually by the Holdings Board. Messrs. Aston, Garrison and Uretta also will be entitled to certain perquisites. The employment agreements for each of Messrs. Aston, Garrison and Uretta include provisions which would entitle such executives to certain lump sum payments upon the occurrence of certain significant transactions, including a change of control of Holdings.

     Insignia provided loans to each of Messrs. Aston, Garrison, and Uretta, in the principal amount of $500,000, and to Mr. Farkas in the principal amount of $1.5 million at an interest rate of 6.5% per annum. Insignia (or AIMCO after the Merger) will forgive such loans and all accrued interest thereon over a five-year period beginning January 1, 1998 in consideration for covenants made by the Insignia Executives in their respective employment agreements with Insignia, including non-compete covenants. In the event of the death or disability of an Insignia Executive, all outstanding principal of and accrued interest on his loan will be forgiven. In the event of a termination for cause or the voluntary resignation of an Insignia Executive prior to December 31, 2000, all amounts outstanding under his loan, including accrued and unpaid interest, will become due. In the event the Insignia Executive does not voluntarily resign prior to December 31, 2000, or in the event an Insignia Executive is terminated without cause, his loan will be forgiven over such five-year period.

     Other executive officers of Insignia are receiving in the aggregate approximately $2.1 million in connection with various employment matters, including termination payments for existing employment agreements, 1998 bonuses based on 1997 bonuses and retention bonuses paid to assure that such officers remain with Insignia through the Effective Time of the Merger.

  Conflicts of Interest of the Insignia Executives Arising Out of Certain Ancillary Agreements

     Call Agreements. In connection with the Merger Agreement, the Insignia Principals (which include the Farkas Trust and two entities indirectly controlled by Mr. Farkas) have also entered into the Call Agreements which permit AIMCO to purchase 45% (or 100% in certain circumstances) of the Covered Insignia Stock and the Covered IPT Shares owned by the Insignia Principals. As of July 31, 1998, an aggregate of 4,261,173 shares of Insignia Common Stock (which includes 1,330,800 shares subject to options and warrants vested as of March 17, 1998) (representing approximately 13% of the outstanding shares of Insignia Common Stock) and 529,587 IPT Shares (representing approximately 2.7% of the outstanding IPT Shares) would be deemed to be Covered Insignia Stock and Covered IPT Shares, respectively. If AIMCO exercises its right under the Call Agreements and purchases all of the Covered Insignia Stock at $25 per share and all of the Covered IPT Shares at $13.25 per share, the aggregate purchase price would be approximately $96.4 million (net of amounts to be loaned to the Insignia Executives by AIMCO to exercise options and warrants which are Covered Insignia Stock). In addition, if a Call Option Trigger Event occurs and within five business days thereafter AIMCO has not exercised its right to purchase the Covered Insignia Stock and the Covered IPT Shares, then AIMCO must pay each Insignia Principal the Price Protection Payment. For every dollar difference in a $25 per share price of Insignia Common Stock and a $13.25 per share price of IPT Shares during the three day measuring period described above, the Insignia Principals would receive an aggregate Price Protection Payment of $4,261,173 and $529,587, respectively. If the Merger Agreement is terminated by Insignia due to a breach by AIMCO of representations, warranties or covenants or a failure to satisfy conditions, and at such time AIMCO did not have the right to terminate the Merger Agreement due to a breach or failure to satisfy a condition by Insignia, each Insignia Principal has the right to cause AIMCO to purchase his or its Covered Insignia Stock and Covered IPT Shares at the same per share price as AIMCO could purchase such shares from the Insignia Principal.

     Failure by the Insignia stockholders to approve the Merger Agreement for any reason would constitute a Call Option Trigger Event and AIMCO would have the right, under the Call Agreements, to purchase either 45% or 100% (depending on whether the Distribution had occurred or the Merger Agreement was terminated due to a Superior Proposal or for certain reasons in connection with an Acquisition Proposal) of the Covered Insignia Stock and the Covered IPT Shares from the Insignia Principals. See "The Merger and Related Transactions -- The Call Option, Put Option and Purchase Price Adjustment Agreements."

     MAE Asset Purchase Agreement. Mr. Farkas also owns, directly or indirectly, an approximately 58% interest in MAE-SPI, L.P., and thus will be entitled to 58% of the $1.0 million proceeds upon consummation of the sale of MAE-SPI, L.P. under the MAE Sale Agreement.

     375 Park Avenue Lease. In connection with Mr. Farkas' consulting arrangement with AIMCO, AIMCO has agreed to continue to make all payments under the lease for Mr. Farkas' office in New York,

New York through October 31, 1999 and Mr. Farkas has the right to use such office exclusively until such date.

     Farkas Indemnification Agreement. In connection with the Merger, Insignia, Andrew L. Farkas, the Farkas Trust and the trustees of the Farkas Trust entered into an indemnification agreement dated as of March 17, 1998 (the "Farkas Indemnification Agreement") pursuant to which Insignia agreed to indemnify Mr. Farkas, the Farkas Trust and the trustees thereof for all losses incurred by them from third party claims or a derivative action that arise out of the execution, performance or failure to perform the Call Agreements executed by each of Mr. Farkas and the Farkas Trust. Because Mr. Farkas will receive indemnification for his actions in connection with the Call Agreement, his interests in supporting the Merger may not be aligned with those of the Insignia stockholders, as Insignia would be obligated to make such indemnification payments. After the Distribution is consummated, obligations under the Farkas Indemnification Agreement will be the responsibility of Holdings, which may negatively impact the earnings of Holdings if payment thereunder is required.

THE SPECIAL MEETINGS

  The AIMCO Meeting

     Time and Place. The AIMCO Meeting will be held on September 14, 1998 at 10:00 a.m., local time, at the offices of AIMCO, 1873 South Bellaire Street, 17th Floor, Denver, Colorado.

     Purpose. At the AIMCO Meeting, the stockholders of AIMCO will be asked to consider and vote upon each of the Merger and the Amendment, and to transact such other business as may properly come before the AIMCO Meeting or any adjournment or postponement thereof. See "Information Concerning the AIMCO Meeting -- Time, Place and Purpose." Each proposal will be voted upon separately by the stockholders of AIMCO.

     Record Date; Quorum; Required Vote. The record date for the AIMCO Meeting is the close of business on July 17, 1998. Only holders of record of AIMCO Common Stock at the close of business on the AIMCO Record Date are entitled to notice of, and to vote at, the AIMCO Meeting. As of the AIMCO Record Date, there were 48,097,263 outstanding shares of AIMCO Common Stock, held by 507 holders of record. Each share of AIMCO Common Stock entitles the holder thereof to one vote on each matter to be acted upon or which may come before the AIMCO Meeting. The presence at the AIMCO Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of AIMCO Common Stock entitled to vote will constitute a quorum at the AIMCO Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the AIMCO Meeting. Under the MGCL, the approval of each of the Merger and the Amendment requires the affirmative vote of the holders of two-thirds of all outstanding shares of AIMCO Common Stock on the AIMCO Record Date. Neither approval of the Amendment nor the Merger is a condition of the Merger and approval of the Merger is not a condition to amending the AIMCO Charter as contemplated by the Amendment. Votes to abstain and broker non-votes will have the same effect as votes cast against the Merger or the Amendment. All directors and executive officers of AIMCO who own shares of AIMCO Common Stock have indicated their intention to vote their shares for approval of the Merger and the Amendment. As of the AIMCO Record Date, directors and executive officers of AIMCO owned 3,141,407 shares of AIMCO Common Stock (not including securities convertible into shares of AIMCO Common Stock), representing approximately 6.5% of the voting power of the shares entitled to vote on the Merger and the Amendment. See "Information Concerning the AIMCO Meeting -- Record Date; Quorum; Required Vote."

  The Insignia Meeting

     Time and Place. The Insignia Meeting will be held on September 14, 1998 at 9:00 a.m., local time, at the Hyatt Regency Hotel, 220 North Main Street, Greenville, South Carolina.

     Purpose. At the Insignia Meeting, the stockholders of Insignia will be asked to consider and vote upon the following Insignia Proposals:

          (i) Approval of the Distribution;

          (ii) Approval and adoption of the Merger Agreement, including the Merger and other transactions contemplated thereby;

          (iii) Approval of the Holdings Stock Incentive Plan, including the reservation of 3,500,000 shares of Holdings Common Stock for issuance thereunder;

          (iv) Approval of the Holdings Stock Purchase Plan, including the reservation of 1,500,000 shares of Holdings Common Stock for issuance thereunder;

          (v) Approval of the Holdings Incentive Compensation Plan; and

to transact any and all other business that may properly come before the Insignia Meeting.

     Each Insignia Proposal will be voted upon separately by the stockholders of Insignia. It is a condition to the consummation of the Merger and the implementation of the Holdings Plans that the Distribution be approved by the Insignia stockholders and consummated; however, neither the consummation of the Distribution nor the implementation of the Holdings Plans are conditioned upon the approval or consummation of the Merger. Assuming that both the Distribution and the Merger Agreement are approved by the Insignia stockholders, the Merger will not occur until at least ten business days after the Distribution.

     In the event that the Insignia stockholders approve the Distribution but not the Merger Agreement, or the Insignia stockholders approve the Distribution and the Merger Agreement but the Merger Agreement is subsequently terminated, Insignia will proceed nonetheless with the Distribution if, among other things, the Insignia Board (i) receives an opinion of tax counsel that the Distribution should be tax-free to Insignia stockholders and (ii) determines that Holdings and its subsidiaries will be relieved of substantially all of their guarantees of, and other obligations relating to, debt and other liabilities that will remain with Insignia after the Distribution.

     Record Date; Quorum; Required Vote. The record date for the Insignia Meeting is the close of business on July 17, 1998. Only holders of record of Insignia Common Stock at the close of business on the Insignia Record Date are entitled to notice of, and to vote at, the Insignia Meeting. As of the Insignia Record Date, there were 31,831,912 outstanding shares of Insignia Common Stock, held by 1,760 holders of record. Each share of Insignia Common Stock entitles the holder thereof to one vote on each matter to be acted upon or which may come before the Insignia Meeting. The presence at the Insignia Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Insignia Common Stock entitled to vote will constitute a quorum at the Insignia Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Insignia Meeting. Votes to abstain will have the same effect as votes cast against. In accordance with the rules of the NYSE, brokers and nominees may be precluded from exercising their voting discretion with respect to the Insignia Proposals and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote such shares on the Insignia Proposals and, therefore, will not be counted in determining the number of shares necessary for approval. Under the DGCL, approval of the Distribution and the Merger Agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock outstanding on the Insignia Record Date. Under the rules of the NYSE, approval of the Holdings Stock Incentive Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock outstanding on the Insignia Record Date and represented at the Insignia Meeting, provided that the total votes cast on the Holdings Stock Incentive Plan represents over 50% of all the outstanding Insignia Common Stock as of the Insignia Record Date. Under the DGCL, approval of each of the Holdings Stock Purchase Plan and the Holdings Incentive Compensation Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock represented at the Insignia Meeting.

     The Insignia Principals have entered into the Voting Agreements with AIMCO, pursuant to which they have agreed to vote their shares of Insignia Common Stock personally owned (but, in the case of MAP IV and MAP V, solely as to the shares owned by such entities which may be distributable to Andrew L. Farkas), representing approximately 9% of the outstanding shares of Insignia Common Stock as of the Insignia Record Date, in favor of the Merger Agreement and against any Acquisition Proposal. In addition, the Insignia Principals have granted irrevocable proxies to certain representatives of AIMCO to vote such shares for the Merger Agreement and against any Acquisition Proposal in the event they fail to do so.

     On the Insignia Record Date, directors and executive officers of Insignia (including the Insignia Executives) beneficially owned approximately 9,375,033 shares of Insignia Common Stock, representing approximately 27.4% of the voting power of the shares entitled to vote on the Insignia Proposals. See "Information Concerning the Insignia Meeting."

RECOMMENDATION OF THE AIMCO BOARD

     The AIMCO Board has unanimously approved the Merger and the Amendment, and unanimously recommends that AIMCO stockholders vote FOR approval of the Merger and the Amendment. If AIMCO stockholders do not approve the Merger, AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock will be issued in the Merger. The AIMCO Class F Preferred Stock requires the payment of cash dividends at an initial rate of 10% per annum, which will increase if the AIMCO stockholders do not subsequently approve the conversion of the AIMCO Class F Preferred Stock into AIMCO Common Stock. For a discussion of the factors considered by the AIMCO Board in making such determination, see "AIMCO's Reasons for the Merger; Recommendation of the AIMCO Board." The AIMCO Board did not engage a financial advisor or seek to obtain a fairness opinion in connection with its determination that the Merger is advisable. As of the AIMCO Record Date, directors of AIMCO beneficially owned approximately 5.1% of the outstanding AIMCO Common Stock (not including securities convertible into shares of AIMCO Common Stock).

RECOMMENDATION OF THE INSIGNIA BOARD

     The Insignia Board has unanimously approved the Distribution, the Merger Agreement and each of the Holdings Plans and unanimously recommends that Insignia stockholders vote FOR approval of each of the Insignia Proposals. For a discussion of the factors considered by the Insignia Board in making such determination, see "The Distribution and Related Transactions -- Insignia's Reasons for the Distribution; Recommendation of the Insignia Board" and "The Merger and Related Transactions -- Insignia's Reasons for the Merger; Recommendation of the Insignia Board." See also "Proposal for the Approval of the Holdings 1998 Stock Incentive Plan," "Proposal for the Approval of the Holdings 1998 Employee Stock Purchase Plan," and "Proposal for the Approval of the Holdings Executive Performance Incentive Plan." As of the Insignia Record Date, directors of Insignia beneficially owned approximately 6,570,375 (or 20.2%) of the outstanding shares of Insignia Common Stock.

FINANCIAL ADVISOR TO THE INSIGNIA BOARD

     The Insignia Board engaged the investment banking firm of Lehman Brothers Inc. ("Lehman Brothers") to render opinions with respect to (i) the fairness, from a financial point of view, of the aggregate consideration to be received by the holders of Insignia Common Stock in the Distribution and the Merger, and
(ii) the reasonableness of the allocations of the aggregate Merger Consideration between Insignia's investment in IPT and the remainder of the Insignia Multifamily Business. Lehman Brothers has delivered to the Insignia Board its opinions, each dated March 17, 1998, that (i) the aggregate consideration to be received by the holders of Insignia Common Stock in the Distribution and the Merger is fair, from a financial point of view, to the holders of Insignia Common Stock (the "Lehman Brothers Consideration Opinion"), and (ii) that the allocations of the aggregate Merger Consideration between Insignia's investment in IPT and the remainder of the Insignia Multifamily Business is reasonable (the "Lehman Brothers Allocation Opinion" and, together with the Lehman Brothers Consideration Opinion, the "Lehman Brothers Opinions"). A copy of the Lehman Brothers Consideration Opinion is attached hereto as Appendix III, and a copy of the Lehman

Brothers Allocation Opinion is attached hereto as Appendix IV. INSIGNIA STOCKHOLDERS ARE URGED TO READ THE LEHMAN BROTHERS OPINIONS ATTACHED HERETO IN THEIR ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW BY LEHMAN BROTHERS. See "The Merger and Related Transactions -- Opinions of Insignia's Financial Advisor."

     As compensation for its services in connection with the Merger and the rendering of the Lehman Brothers' Opinions, Insignia will pay Lehman Brothers a fee of approximately $4.6 million, of which $1 million has been paid and approximately $3.6 million is payable at the Effective Time. Insignia has also agreed to reimburse Lehman Brothers for up to $25,000 of its reasonable expenses incurred in connection with its engagement and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the Federal securities laws. In addition, Lehman Brothers is currently a lender under the Insignia Credit Facility and under IPT's credit facility, and Lehman Brothers and certain officers thereof own an aggregate of 510,000 IPT Shares.

CONDITIONS TO THE MERGER

     The respective obligations of AIMCO and Insignia to effect the Merger are subject to the satisfaction or waiver of a number of conditions, including (i) the absence of any injunction or other court order that would prohibit the consummation of the Merger, (ii) the effectiveness of the AIMCO Registration Statement and (iii) the approval of the Distribution and the Merger by the Insignia stockholders. AIMCO's obligation to effect the Merger is further subject to the following conditions, among others: (i) the continued accuracy, subject to certain materiality standards, of the representations and warranties made by Insignia and Holdings in the Merger Agreement, provided that all losses and costs to AIMCO resulting from breaches of such representations and warranties, when aggregated with all losses and costs related to (a) failures by Insignia and Holdings to comply with covenants and (b) all other facts or conditions that result in an IFG Material Adverse Effect (see "Glossary") do not exceed $50 million; (ii) the receipt of an opinion of tax counsel to AIMCO to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (iii) the receipt of an opinion of tax counsel to Insignia to the effect that following the Merger, IPT will continue to be taxed as a REIT under the Code. Insignia's obligation to effect the Merger is further subject to the following conditions, among others: (i) the continued accuracy, subject to certain materiality standards, of the representations and warranties made by AIMCO in the Merger Agreement, provided that all losses and costs to Insignia resulting from breaches of such representations and warranties, when aggregated with all losses and costs related to (a) failures by AIMCO to comply with covenants and (b) all other facts or conditions that result in an AIMCO Material Adverse Effect (see "Glossary") do not exceed $50 million;
(ii) the approval for listing on the NYSE of the shares of AIMCO Class E Preferred Stock, AIMCO Class F Preferred Stock (if applicable) and AIMCO Common Stock underlying the AIMCO Class E Preferred Stock; (iii) the receipt of an opinion of tax counsel to Insignia to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the Distribution should continue to qualify as a tax deferred distribution to the Insignia stockholders; and (iv) the receipt of an opinion of counsel to AIMCO that following the Merger, AIMCO will continue to be taxed as a REIT under the Code. See "The Merger Agreement and Terms of the Merger -- Conditions to the Merger."

PROHIBITION OF CERTAIN ACTIVITIES

     The Merger Agreement provides that, prior to the Effective Time, AIMCO and Insignia will conduct their respective business in the ordinary course as discussed in this Joint Proxy Statement/Prospectus in "The Merger Agreement and Terms of the Merger -- Insignia's Conduct of Business Pending the Merger" and "-- AIMCO's Conduct of Business Pending the Merger." In addition, Insignia has agreed that it will not solicit, initiate, encourage or facilitate proposals with respect to certain transactions that essentially constitute a sale of Insignia or IPT or a substantial portion of the stock or assets of Insignia or IPT, except that Insignia may facilitate such proposals under certain conditions set forth in the Merger Agreement. See "The Merger Agreement and Terms of the Merger -- Non-Solicitation; Response to Other Offers."

AMENDMENT AND TERMINATION

     At any time before or after approval of the Merger Agreement by the Insignia stockholders, and prior to the Effective Time, the Merger Agreement may be amended or supplemented in writing by Insignia and AIMCO with respect to any of the terms contained in the Merger Agreement, except that following approval by the Insignia stockholders, no amendment may be made which would alter or change the amount or kind of shares, rights or the treatment of shares of Insignia Common Stock under Article II of the Merger Agreement, or otherwise materially adversely affect the rights of holders of Insignia Common Stock or AIMCO Common Stock, unless such changes could otherwise be adopted by the Board of Directors of the Surviving Corporation without the further approval of such stockholders under Maryland law.

     The Merger Agreement provides that it may be terminated prior to the Effective Time, whether before or after the approval by Insignia stockholders, by the mutual written consent of the Boards of Directors of AIMCO and Insignia. The Merger Agreement may also be terminated prior to the Effective Time, whether before or after the approval by Insignia stockholders, by either AIMCO or Insignia upon the occurrence of certain events. In certain circumstances, termination of the Merger Agreement would give rise to (i) the obligation of Insignia to pay to AIMCO a break-up fee of $24 million or (ii) the obligation of AIMCO to pay to Insignia liquidated damages of $50 million. The circumstances under which Insignia would be required to pay AIMCO a break-up fee include (i) if the Merger Agreement is terminated for various reasons by either party (as described in the Merger Agreement) or because Insignia fails to hold a stockholders meeting to vote for the Merger or fails to recommend the Merger to stockholders (subject to fiduciary duties); (ii) at the time of such termination or prior to the meeting of Insignia stockholders but after the date of the Merger Agreement there shall have been made an Acquisition Proposal involving Insignia or IPT (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of such meeting); and (iii) within one year of the termination of the Merger Agreement Insignia or IPT becomes a subsidiary of the party which has made such Acquisition Proposal or a subsidiary of an affiliate of such party or accepts a written offer to consummate or consummates an Acquisition Proposal with such party or an affiliate thereof. AIMCO would be required to pay liquidated damages to Insignia if the Merger Agreement is terminated by Insignia (i) as a result of certain breaches by AIMCO of its representations, warranties or covenants or failure to satisfy conditions contained in the Merger Agreement or (ii) if counsel to AIMCO is unable to render certain opinions (other than as a result of a change in statutory or case law or regulations after the date of the Merger Agreement) and, at the time of such termination, Insignia has not breached any of its representations or warranties or failed to comply with covenants requiring or prohibiting the payment of money set forth in the Merger Agreement which, aggregated with IFG Material Adverse Effects, are more than $50 million. See "The Merger Agreement and Terms of the Merger -- Termination" and
"-- Break-Up Fee; Liquidated Damages."

ACCOUNTING TREATMENT

     The Merger will be accounted for by AIMCO and its subsidiaries under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. See "The Merger and Related Transactions -- Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER

     Rogers & Wells LLP, special tax counsel to Insignia, has provided an opinion to Insignia that, although the matter is not free from doubt, the Distribution should qualify as a reorganization and a tax-free distribution for Federal income tax purposes. If the Distribution so qualifies, Insignia stockholders will not recognize taxable gain or loss on the Distribution, except in respect of cash received in lieu of fractional shares. Regardless of the Distribution's qualification, AIMCO's acquisition of Insignia in the Merger will result in Insignia's recognition of taxable gain as if Insignia had sold its stock in Holdings to Insignia stockholders at its fair market value immediately before the Distribution. Notwithstanding Insignia's receipt of the opinion, no assurance can be given that the IRS or a court will agree with the conclusions of Rogers & Wells LLP. To qualify as a tax-free distribution, the Distribution must satisfy the requirements of Sections 355 and 368 of the Code, including the requirements that the Distribution not be used as a device for the distribution of Insignia's earnings and that Insignia's historic business be continued following the Merger. The law is not entirely clear regarding the application of these requirements to a distribution and subsequent merger with a REIT that will conduct the acquired business through a subsidiary partnership and other non-controlled subsidiaries. If the Distribution did not qualify as a tax-free transaction, each Insignia stockholder would be treated as having received a taxable dividend in an amount equal to the fair market value of the Holdings Common Stock received to the extent of such stockholder's pro rata share of Insignia's current and accumulated earnings and profits (including earnings and profits resulting from the gain to Insignia from the Distribution).

     Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO, and Rogers & Wells LLP, special tax counsel to Insignia, have provided opinions that the Merger will qualify as a tax-free reorganization for Federal income tax purposes. If the Merger so qualifies, no gain or loss will be recognized by Insignia's stockholders, except in respect of cash received in lieu of fractional shares and gain will be recognized by Insignia stockholders to the extent cash is received through AIMCO's election to pay the Aggregate Cash Amount. If the Merger does not qualify as a tax-free reorganization, each Insignia stockholder would recognize taxable gain or loss in an amount equal to the fair market value of the AIMCO stock plus any cash received, less such Insignia stockholder's tax basis in its Insignia Common Stock immediately before the Merger. Finally, AIMCO's failure to distribute an amount equal to Insignia's earnings and profits, effective on or before December 31, 1998 would result in AIMCO's failure to qualify as a REIT. No taxable gain or loss will be recognized by AIMCO or AIMCO stockholders in the Merger.

     For a more detailed discussion of the material Federal income tax consequences of the Distribution and the Merger, and certain other matters related thereto, see "Federal Income Tax Consequences to Insignia Stockholders."

APPRAISAL RIGHTS

     Under the DGCL, the holders of Insignia Common Stock will not be entitled to any objecting stockholders' rights to be paid fair value for their shares in connection with the Merger, unless AIMCO elects, under certain circumstances, to pay a portion of the Merger Consideration in cash (other than cash in lieu of fractional shares), which will not be determined until after the Insignia Meeting. In such event, Section 262 of the DGCL allows a stockholder of Insignia to dissent from the Merger and demand appraisal of, and obtain payment for, the fair value of such holder's shares of Insignia Common Stock. In order to dissent, the dissenting stockholder must (i) deliver to Insignia, prior to the vote being taken on the Merger Agreement at the Insignia Meeting, written notice of such holder's intent to demand payment for such holder's shares of Insignia Common Stock if the Merger is effected and (ii) not vote in favor of the Merger Agreement. See "The Merger and Related Transactions -- Dissenters' Rights," "Dissenters' Rights," "Comparative Rights of Stockholders of AIMCO and
Insignia -- Appraisal Rights" and "Appendix VI -- Section 262 of Delaware General Corporation Law."

REGULATORY MATTERS

     Management of Insignia does not believe that any further filing with or approval of any governmental authority is necessary in connection with the consummation of the Distribution.

     Other than (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (ii) the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland, and (iii) the filing of such reports under Section 13(a) of the Exchange Act as may be required in connection with the Merger Agreement and related transactions, neither the management of AIMCO nor the management of Insignia believes that any further filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger.

     The Merger Agreement provides that AIMCO will file or cause to be filed with HUD any documents required to be filed under applicable HUD rules and regulations with respect to the Merger, that AIMCO will use all commercially reasonable efforts to make such filings in a timely manner, and that Insignia will make reasonable efforts to assist AIMCO, upon request, in obtaining any necessary approvals of HUD. If any necessary HUD approvals are not obtained at or prior to the Effective Time, Holdings will use its reasonable efforts to cause the officers of IPT to continue to serve in such capacities for purposes of supervising all entities having an ownership interest in the HUD Properties (as defined herein) and of Insignia Residential Group, L.P. or its general partner with respect to the management of all HUD Properties, until such approval is obtained. All funds received from the HUD Properties shall be placed in escrow until such time as either (i) HUD approval is obtained, or (ii) AIMCO directs the escrow agent to release the escrowed funds. Management of Insignia has no reason to believe that Insignia's recent agreement with HUD resolving any claims which HUD could have made against Insignia arising out of allegations in a HUD complaint against two persons unaffiliated with Insignia will adversely impact AIMCO's ability to obtain any necessary HUD approvals. The receipt of any required HUD approval is not a condition to the obligations of any party to consummate the Merger. See "The Merger Agreement and Terms of the Merger -- HUD Escrow."

COMPARATIVE RIGHTS OF STOCKHOLDERS OF AIMCO AND INSIGNIA

     As a result of the Merger, Insignia stockholders will no longer own shares of Insignia and will become stockholders of AIMCO. Upon consummation of the Merger, Insignia stockholders will initially own shares of AIMCO Class E Preferred Stock and, if the AIMCO stockholders do not approve the Merger, shares of AIMCO Class F Preferred Stock. Each share of Insignia Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of AIMCO Class E Preferred Stock are entitled to one-half of one vote with respect to all matters for which holders of AIMCO Common Stock are entitled to vote and shares of AIMCO Class F Preferred Stock are not entitled to vote, unless required by law or in connection with the liquidation, dissolution or winding up of AIMCO or the amendment of the AIMCO Charter authorizing such class of stock. Therefore, as a holder of AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock, former Insignia stockholders will have a more limited ability to influence the business of AIMCO put to stockholder vote, including the election of directors. If the Special Dividend is not paid in full by January 15, 1999 or if six quarterly dividends are not paid on the AIMCO Class E Preferred Stock, the AIMCO Class F Preferred Stock or any other class of preferred stock of AIMCO, then the holders of AIMCO Class E Preferred Stock (in the case of non-payment of the Special Dividend) and the holders of all classes of preferred stock of AIMCO, including the AIMCO Class F Preferred Stock, will be entitled to vote together as a class to appoint two new directors to the AIMCO Board.

     The AIMCO Class E Preferred Stock will convert automatically into shares of AIMCO Common Stock upon payment in full of the Special Dividend. The AIMCO Class F Preferred Stock will convert into shares of AIMCO Common Stock if and when approved subsequently by the stockholders of AIMCO. Each share of AIMCO Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Differences in the provisions of the respective corporate charters of AIMCO and Insignia result in differences in rights of stockholders of the two corporations. As a result of these differences, the rights of AIMCO stockholders may in some cases be considered less favorable than the rights of Insignia stockholders. In particular, the AIMCO Charter restricts the beneficial ownership by any person of shares of AIMCO Common Stock to 8.7% of the issued and outstanding AIMCO Common Stock, subject to certain exceptions and conditions described under "Description of AIMCO's Capital Stock -- Restrictions on Transfer." In addition, a director of AIMCO may be removed only for cause and by the vote of two-thirds of all the votes entitled to be cast in the election of directors. As of the date hereof, only shares of AIMCO Common Stock are entitled to vote for directors. However, Insignia directors may be removed for any reason by a majority of the shares represented at a meeting of Insignia stockholders. See "Comparative Rights of Stockholders of AIMCO and Insignia." These differences in the rights of stockholders may make it more difficult for a person interested in acquiring or engaging in a business combination with AIMCO to complete such a transaction, may discourage offers for such a transaction, and may also adversely affect the ability of AIMCO stockholders to take action that may be in their interests.

     For additional discussion of certain differences between the rights of Insignia stockholders and the rights of holders of AIMCO Class E Preferred Stock, AIMCO Class F Preferred Stock and AIMCO Common Stock, see "Comparative Rights of Stockholders of AIMCO and Insignia."

LITIGATION

     On March 24, 1998, certain persons claiming to own limited partner interests in certain limited partnerships whose general partners (the "General Partners") are affiliates of Insignia (the "Partnerships") filed a purported class and derivative action in California Superior Court in the County of San Mateo (the "California Class Action") against Insignia, the General Partners, AIMCO, certain persons and entities who purportedly formerly controlled the General Partners, and additional entities affiliated with and individuals who are officers, directors and/or principals of several of the defendants. The complaint contains allegations that, among other things, (i) the defendants breached their fiduciary duties to the plaintiffs by selling or agreeing to sell their "fiduciary positions" as stockholders, officers and directors of the General Partners for a profit and retaining said profit rather than distributing it to the plaintiffs; (ii) the defendants breached their fiduciary duties by mismanaging the Partnerships and misappropriating the assets of the Partnerships by (a) manipulating the operations of the Partnerships to depress the trading price of limited partnership units (the "Units") of the Partnerships, (b) coercing and fraudulently inducing Unit holders to sell Units to certain of the defendants at depressed prices, and (c) using the voting control obtained by purchasing Units at depressed prices to entrench certain of the defendants' positions of control over the Partnerships; and (iii) the defendants breached their fiduciary duties to the plaintiffs by (a) selling assets of the Partnerships such as mailing lists of Unit holders and (b) causing the General Partners to enter into exclusive arrangements with their affiliates to sell goods and services to the Partnerships, the Unit holders and tenants of Partnership properties (collectively, the "Allegations"). The complaint also alleges that the Allegations constitute violations of various California securities, corporate and partnership statutes, as well as conversion and common law fraud. The complaint seeks unspecified compensatory and punitive damages, an injunction blocking the sale of control of the General Partners to AIMCO and a court order directing the defendants to discharge their fiduciary duties to the plaintiffs. On June 25, 1998, Insignia, the General Partners and certain other defendants served a demurrer to the complaint and a motion to strike. Plaintiffs' opposition to the demurrer and motion to strike is due on August 21, 1998 and a hearing is scheduled for October 2, 1998. AIMCO served a separate demurrer to the complaint which is scheduled to be heard by the court on August 6, 1998. Defendants Apollo Real Estate Advisors, L.P. and Michael L. Ashner have also each filed separate motions which seek, respectively, to dismiss the complaint and quash service of the summons. In lieu of responding to defendants' motions and demurrers, plaintiffs' counsel has notified defendants that they intend to file and serve an amended complaint, which will render the motions and demurrers moot. Based upon the allegations of the complaint, neither Insignia nor AIMCO is able to quantify the relief sought. Both Insignia and AIMCO intend to defend the action vigorously. Neither Insignia nor AIMCO believe that the outcome of the litigation will have a material adverse impact either on their financial condition, their results of operations or their ability to consummate the Merger.

RECENT CONTRACTS

     On January 31, 1998 AIMCO entered into a Contribution Agreement (the "Contribution Agreement") with CK Services, Inc. ("CK") and the stockholders of CK to cause certain assets of AIMCO to be contributed to CK and to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and Peter Kompaniez, AIMCO's President and Vice Chairman. As a result, when the stock of CK is transferred to AIMCO, such stockholders will receive payment for their stock, which will be priced at fair market value and if market value is difficult to ascertain, the pricing will favor AIMCO. It is AIMCO's intent to use CK as a vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to AIMCO's election to be taxed as a REIT. See "Business of AIMCO -- Recent Contracts."

               SUMMARY HISTORICAL FINANCIAL INFORMATION OF AIMCO

     The following table sets forth summary historical financial and operating information for AIMCO. The summary historical financial information for the years ended December 31, 1997, 1996 and 1995 is based on the audited financial statements of AIMCO incorporated by reference herein. The summary historical financial information for the period January 10, 1994 (the date of AIMCO's inception) through December 31, 1994 for AIMCO and for the period from January 1, 1994 through July 28, 1994 and for the year ended December 31, 1993 for the AIMCO Predecessors (as defined below) is based on the audited financial statements of AIMCO and the AIMCO Predecessors, respectively. The summary historical financial information for the three months ended March 31, 1998 and 1997 is based on the unaudited financial statements of AIMCO incorporated by reference herein. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIMCO and notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                                   AIMCO
                                ---------------------------------------------------------------------------
                                                                                             FOR THE PERIOD
                                 FOR THE THREE MONTHS                 FOR THE                 JANUARY 10,
                                    ENDED MARCH 31,           YEAR ENDED DECEMBER 31,         1994 THROUGH
                                -----------------------   --------------------------------    DECEMBER 31,
                                   1998         1997         1997        1996       1995          1994
                                ----------   ----------   ----------   --------   --------   --------------
                                                                                             (RESTATED)(c)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Income from rental property
    operations................  $   28,918   $   14,808   $   72,477   $ 39,814   $ 27,483     $   9,126
  Income from service company
    business..................         992          551        2,028      1,717      1,973         1,006
  Income from operations......      21,404        5,694       30,246     15,629     14,988         7,702
  Net income (loss)...........      21,642        4,584       28,633     12,984     13,375         7,143
PER SHARE DATA:
  Basic earnings per common
    share.....................  $     0.44   $     0.28   $     1.09   $   1.05   $   0.86     $    0.42
  Diluted earnings per common
    share.....................  $     0.43   $     0.28   $     1.08   $   1.04   $   0.86     $    0.42
  Weighted average number of
    common shares
    outstanding...............      41,128       16,454       24,055     12,411      9,571         9,589
  Weighted average number of
    common shares and common
    share equivalents
    outstanding...............      41,310       16,586       24,436     12,427      9,579         9,589
  Dividends paid per common
    share.....................  $    .5625   $    .4625   $     1.85   $   1.70   $   1.66     $    0.29
BALANCE SHEET DATA (END OF
  PERIOD):
  Real estate, before
    accumulated
    depreciation..............  $1,753,370   $  869,931   $1,657,207   $865,222   $477,162     $ 406,067
  Real estate, net of
    accumulated
    depreciation..............   1,537,646      742,399    1,503,922    745,145    448,425       392,368
  Cash and cash equivalents...      35,948       11,531       37,088     13,170      2,379         7,144
  Total assets................   2,220,471      816,229    2,100,510    827,673    480,361       416,739
  Total mortgages and notes
    payable...................     811,496      475,444      808,530    522,146    268,692       141,315
  Mandatorily redeemable 1994
    Cumulative Convertible
    Senior Preferred Stock....          --           --           --         --         --        96,600
  Minority interest in
    Operating Partnership.....     124,952       50,045      111,962     58,777     30,376        29,082
  Stockholders' equity........   1,115,065      280,847    1,045,300    215,749    169,032       140,319
CASH FLOW DATA:
  Cash provided by operating
    activities................  $    9,661   $   25,976   $   73,032   $ 38,806   $ 25,911     $  16,825
  Cash used in investing
    activities................     (47,025)      (5,005)    (717,663)   (88,144)   (60,821)     (186,481)
  Cash provided by (used in)
    financing activities......      36,224      (22,612)     668,549     60,129     30,145       176,800
OTHER DATA:
  Funds from Operations(d)....  $   39,087   $   12,512   $   81,155   $ 35,185   $ 25,285     $   9,391
  Weighted average number of
    common shares and AIMCO OP
    Units outstanding(e)......      49,069       19,626       29,119     14,994     11,461        10,920

                                    AIMCO PREDECESSORS(a)
                                -----------------------------
                                FOR THE PERIOD
                                  JANUARY 1,       FOR THE
                                 1994 THROUGH     YEAR ENDED
                                   JULY 28,      DECEMBER 31,
                                   1994(b)           1993
                                --------------   ------------
                                (RESTATED)(c)
OPERATING DATA:
  Income from rental property
    operations................     $ 2,391         $  3,154
  Income from service company
    business..................         360              983
  Income from operations......      (1,499)             291
  Net income (loss)...........      (1,499)             291
PER SHARE DATA:
  Basic earnings per common
    share.....................          --               --
  Diluted earnings per common
    share.....................          --               --
  Weighted average number of
    common shares
    outstanding...............          --               --
  Weighted average number of
    common shares and common
    share equivalents
    outstanding...............          --               --
  Dividends paid per common
    share.....................          --               --
BALANCE SHEET DATA (END OF
  PERIOD):
  Real estate, before
    accumulated
    depreciation..............     $47,500         $ 46,819
  Real estate, net of
    accumulated
    depreciation..............      33,270           33,701
  Cash and cash equivalents...       1,531              809
  Total assets................      39,042           38,914
  Total mortgages and notes
    payable...................      40,873           41,893
  Mandatorily redeemable 1994
    Cumulative Convertible
    Senior Preferred Stock....          --               --
  Minority interest in
    Operating Partnership.....          --               --
  Stockholders' equity........      (9,345)          (7,556)
CASH FLOW DATA:
  Cash provided by operating
    activities................     $ 2,678         $  2,203
  Cash used in investing
    activities................        (924)         (16,352)
  Cash provided by (used in)
    financing activities......      (1,032)          14,114
OTHER DATA:
  Funds from Operations(d)....          --               --
  Weighted average number of
    common shares and AIMCO OP
    Units outstanding(e)......         N/A              N/A

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. On such date, AIMCO and Property Asset Management, L.L.C., and its affiliated companies and PDI Realty Enterprises, Inc. (collectively, the "AIMCO

     Predecessors") engaged in a business combination and consummated a series of related transactions which enabled AIMCO to continue and expand the property management and related businesses of the AIMCO Predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Common Stock were repurchased by AIMCO in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO.

(c) In the second quarter of 1996, AIMCO reorganized the ownership of the service company, whereby the AIMCO Operating Partnership (i) owns all of the non-voting preferred stock of the service company, Property Asset Management Services, Inc. ("PAMS Inc."), representing a 95% economic interest, and (ii) owns the 1% general partnership interest in Property Asset Management Services, L.P. ("PAMS LP"). PAMS Inc. owns the 99% limited partnership interest in PAMS LP. Substantially all the activity of PAMS Inc. is conducted by PAMS LP. Because the AIMCO Operating Partnership owns 95% of the economic value of PAMS Inc. and also controls the general partnership interest in PAMS LP, thereby controlling the activity of the partnership, the service company is consolidated. Prior to the reorganization, AIMCO reported the service company business on the equity method. The restatement has no impact on net income, but does increase third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. AIMCO has restated the balance sheet as of December 31, 1995 and 1994, and the statements of income and statements of cash flows for the year ended December 31, 1995 and the period from January 10, 1994 through December 31, 1994 to reflect the change.

(d) AIMCO's management believes that the presentation of funds from operations ("FFO"), when considered with the financial data determined in accordance with generally accepted accounting principles ("GAAP"), provides a useful measure of AIMCO's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO in a manner consistent with the NAREIT definition, which includes adjustments for minority interest in the AIMCO Operating Partnership plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of AIMCO's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

         The following is a reconciliation of Income before minority interest in the AIMCO Operating Partnership to FFO:

                                                                                                 FOR THE
                                                                                                  PERIOD
                                                                                               JANUARY 10,
                                               FOR THE THREE                                       1994
                                                  MONTHS             FOR THE YEAR ENDED          THROUGH
                                              ENDED MARCH 31,           DECEMBER 31,           DECEMBER 31,
                                             -----------------   ---------------------------   ------------
                                              1998      1997      1997      1996      1995         1994
                                             -------   -------   -------   -------   -------   ------------
           Income before minority interest
             in AIMCO Operating
             Partnership...................  $23,930   $ 5,425   $32,697   $15,673   $14,988     $ 7,702
           Gain on disposition of
             property......................   (2,526)       --    (2,720)      (44)       --          --
           Extraordinary item..............       --       269       269        --        --          --
           Real estate depreciation, net of
             minority interests............   12,779     6,581    33,751    19,056    15,038       4,727
           Amortization of goodwill........    2,389       237       948       500       428          76
           Equity in earnings of
             unconsolidated subsidiaries:
             Real estate depreciation......      890        --     3,584        --        --          --
             Amortization of management
               contracts...................    1,379        --     1,587        --        --          --
             Deferred taxes................      309        --     4,894        --        --          --
           Equity in earnings of other
             partnerships:
             Real estate depreciation......    2,301        --     6,280        --        --          --
           Preferred Stock dividends.......   (2,364)       --      (135)       --    (5,169)     (3,114)
                                             -------   -------   -------   -------   -------     -------
           Funds from operations...........  $39,087   $12,512   $81,155   $35,185   $25,285     $ 9,391
                                             =======   =======   =======   =======   =======     =======

---------------

(e) Generally, after a one-year holding period, units of limited partnership in the AIMCO Operating Partnership ("AIMCO OP Units") may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each AIMCO OP Unit (subject to adjustment).

              SUMMARY HISTORICAL FINANCIAL INFORMATION OF INSIGNIA

     The following table sets forth summary historical financial information for Insignia for the three months ended March 31, 1998 and 1997 and for each of the years in the five year period ended December 31, 1997. The summary consolidated financial information for the three months ended March 31, 1998 and 1997 has been derived from the unaudited financial statements of Insignia incorporated herein by reference, and the summary consolidated financial information for five years ended December 31, 1997 has been derived from the audited consolidated financial statements of Insignia incorporated herein by reference. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Insignia and notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus.

     The tables set forth below provides a variety of statistical information about Insignia. Insignia believes that Net EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization (excluding equity earnings, apartment properties and minority interests)("EBITDA") combined with FFO, less interest expense and earnings allocated to preferred securities, is a significant indicator of the strength of its results. EBITDA is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures, including expenditures for acquisitions. FFO is defined as income or loss from real estate operations, which is net income in accordance with GAAP, excluding gains or losses from debt restructuring, sales of property and minority interests, plus depreciation and provision for impairment. Neither EBITDA nor FFO represent cash flow as defined by GAAP, nor do they necessarily represent amounts of cash available to fund Insignia's cash requirements.

                                                    THREE MONTHS
                                                       ENDED
                                                     MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                 ------------------   ------------------------------------------------------
                                                   1998      1997       1997        1996        1995       1994       1993
                                                 --------   -------   ---------   ---------   --------   --------   --------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
Revenues.......................................  $130,458   $67,912   $ 400,843   $ 227,074   $123,032   $ 75,453   $ 52,577
Operating expenses.............................   108,706    53,999     325,886     172,046     94,727     54,757     37,720
Equity earnings................................     3,193     3,067      10,027       3,590      2,461        113         --
Income before extraordinary item...............     1,917     2,004      10,233       9,266      6,258      7,261      4,925
Extraordinary (loss) gain......................        --        --          --        (702)      (452)        --       (255)
Net income.....................................     1,917     2,004      10,233       8,564      5,806      7,261      4,670
Income per common share extraordinary item --
  diluted......................................  $   0.06   $  0.06   $    0.32   $    0.28   $   0.22   $   0.35   $   0.34
Net income per common share -- diluted.........  $   0.06   $  0.06   $    0.32   $    0.26   $   0.20   $   0.35   $   0.32
BALANCE SHEET DATA (END OF PERIOD)(1):
Cash and cash equivalents......................  $ 73,143   $69,821   $  88,847   $  54,614   $ 49,846   $ 36,596   $ 34,005
Property management contracts..................   141,604   116,096     147,256     122,915     88,816     73,411     38,620
Investments in real estate limited
  partnerships.................................   238,673   127,099     215,735     150,863     60,473     37,926         --
Total assets...................................   922,810   486,809     800,223     492,402    245,409    174,272     88,835
Notes payable..................................   236,465    49,605     170,404      49,840     32,996     63,198      1,139
Redeemable convertible
  preferred stock..............................        --        --          --          --     15,000         --         --
Company-obligated mandatory redeemable
  convertible preferred securities of a
  subsidiary trust.............................   144,137   143,943     144,065     144,169         --         --         --
Stockholders' equity...........................   266,894   221,094     237,909     217,905    157,013     78,806     71,540
CASH FLOW DATA(1):
Cash provided by operating activities..........  $(21,265)  $(3,188)  $  39,963   $  15,894   $ 15,424   $ 13,655   $ 11,382
Cash (used in) provided by investing
  activities...................................   (49,417)   22,507    (160,179)   (170,068)   (56,710)   (35,151)   (14,932)
Cash provided by (used in) financing
  activities...................................    54,978    (4,112)    154,449     158,942     54,536     24,087     26,222

                                                    THREE MONTHS
                                                       ENDED
                                                     MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                 ------------------   ------------------------------------------------------
                                                   1998      1997       1997        1996        1995       1994       1993
                                                 --------   -------   ---------   ---------   --------   --------   --------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUPPLEMENTAL DATA
EBITDA(2)......................................  $ 17,634   $12,330   $  57,312   $  49,008   $ 28,305   $ 20,696   $ 14,857
Combined EBITDA and FFO(3).....................    24,955    18,437      78,844      62,449     32,916     20,809     14,857
Net EBITDA(4)..................................    18,373    14,375      60,974      47,713     24,622     20,067     13,988
Properties managed (end of period):
  Residential (units)..........................   275,000   265,000     280,000     265,000    261,000    216,000    141,000
  Commercial properties (thousands of sq.
    ft.).......................................   200,000   145,000     160,000     110,000     64,000     43,000     25,000

---------------

(1) Insignia and its affiliates have acquired control of, or management rights to, 43 portfolios of properties since 1990, the results of which affect the comparability of operations.

(2) Earnings before interest expense, taxes, depreciation and amortization (excluding equity earnings).

(3) Funds from operations is a measure of real estate operations, which represents net income or loss in accordance with GAAP, excluding gains or losses from debt restructuring, sales of property and minority interests plus depreciation and provisions for impairment.

(4) EBITDA and FFO less interest expense and earnings allocable to preferred securities.

                   SUMMARY COMBINED HISTORICAL AND PRO FORMA
                       FINANCIAL INFORMATION OF HOLDINGS

     The following table sets forth (i) unaudited summary combined historical financial information for the Insignia entities to be spun off to Holdings (the "Holdings Businesses") as of March 31, 1998 and for each of the three-month periods ended March 31, 1998 and 1997; (ii) summary combined historical financial information as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995, which has been derived from the Holdings Businesses' audited combined financial statements as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 included in the Holdings Information Statement; (iii) summary historical financial information as of, and for each of the years ended, December 31, 1995, 1994 and 1993, which has been derived from the unaudited combined financial statements of the Holdings Businesses not included herein; and (iv) unaudited summary combined pro forma financial information as of and for the three-month period ended March 31, 1998 and for the year ended December 31, 1997, which has been derived from the Unaudited Pro Forma Condensed Combined Financial Statements of Holdings included in the Holdings Information Statement. The historical and pro forma financial information includes an allocable portion of corporate, administrative and general expenses of Insignia estimated to be incurred by Holdings operating on a stand-alone basis. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements of the Holdings Businesses and notes thereto included in the Holdings Information Statement.

     The tables set forth below provides a variety of statistical information about Holdings and the Holdings Businesses. Holdings believes that Net EBITDA is a significant indicator of the strength of its results. EBITDA does not represent cash flow as defined by GAAP and does not necessarily represent amounts of cash available to fund Holdings' cash requirements. EBITDA should not be considered an alternative to net income, an indicator of operating performance or an alternative to cash flow from operations as a measure of liquidity. There can be no assurance that Holdings' basis of computing EBITDA and Net EBITDA is comparable with that of other companies.

                                    THREE MONTHS ENDED
                                        MARCH 31,               HOLDINGS                   HOLDINGS BUSINESSES
                             --------------------------------   ---------   -------------------------------------------------
                             HOLDINGS    HOLDINGS BUSINESSES                       YEAR ENDED DECEMBER 31,
                             ---------   --------------------   -------------------------------------------------------------
                             PRO FORMA                          PRO FORMA
                               1998        1998        1997       1997        1997       1996      1995      1994      1993
                             ---------   ---------   --------   ---------   --------   --------   -------   -------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues...................  $113,033    $102,801    $43,866    $460,717    $295,753   $122,005   $38,658   $15,665   $11,711
Operating expenses.........   101,690      91,776     39,162     408,848     258,625    107,444    37,554    14,606     8,672
Depreciation and
  amortization.............     6,007       5,184      3,268      22,056      15,244      9,197     3,778       771       157
Net income (loss)..........     2,330       2,759      1,072      14,570      13,055      3,484    (2,278)      173     1,758
Per share
  amount -- assuming
  dilution.................  $   0.10                           $   0.67
Weighted average and
  potential dilutive common
  shares...................    22,581                             21,657
CASH FLOW DATA:
Cash provided by (used in)
  operating activities.....       N/A    $(11,778)   $(6,030)        N/A    $ 30,332   $  7,307   $(1,399)      N/A       N/A
Cash used in investing
  activities...............       N/A     (36,845)    (3,117)        N/A     (82,893)   (77,194)  (19,796)      N/A       N/A
Cash provided by financing
  activities...............       N/A      54,424      9,116         N/A      61,767     69,895    21,221       N/A       N/A
SUPPLEMENTAL DATA:
EBITDA.....................  $ 11,343    $ 11,025    $ 4,704    $ 51,869    $ 37,128   $ 14,561   $ 1,104   $ 1,059   $ 3,039
Combined EBITDA and FFO....    11,709      11,391      4,860      52,673      37,932     14,923     1,104     1,059     3,039
Net EBITDA.................    11,096      11,009      4,860      50,621      37,614     14,905     1,104     1,059     3,039

                                          AS OF MARCH 31,
                                       ----------------------                  HOLDINGS BUSINESSES
                                                    HOLDINGS    -------------------------------------------------
                                       HOLDINGS    BUSINESSES                     DECEMBER 31,
                                       ---------   ----------   -------------------------------------------------
                                       PRO FORMA
                                         1998         1998        1997       1996      1995      1994      1993
                                       ---------   ----------   --------   --------   -------   -------   -------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Total assets.........................  $485,652     $450,907    $334,494   $171,787   $43,074   $19,877   $ 3,153
Notes payable........................    31,208       31,208      20,891         --        --        --        --
Investment and net advances from
  Insignia...........................        --      288,720     208,444    137,777    39,948    17,294     1,671
Stockholders' equity.................   323,465           --          --         --        --        --        --

                        SUMMARY PRO FORMA FINANCIAL AND
                         OPERATING INFORMATION OF AIMCO

     The following table sets forth summary pro forma financial and operating information of AIMCO for the three months ended March 31, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to the Merger, the Distribution, the Special Dividend and the transfer of certain assets and liabilities of Insignia to certain unconsolidated subsidiaries of AIMCO, the Ambassador Merger, the OP Reorganization (as defined herein) and a number of other transactions completed by AIMCO prior to the Merger. The pro forma financial and operating information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical and pro forma financial statements and notes thereto of AIMCO, NHP Incorporated ("NHP"), the NHP Real Estate Companies (as defined in Note 1 to such financial statements), NHP Southwest Partners, L.P., the NHP New LP Entities (as defined in Note 1 of such financial statements included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997 (the "June 3, 1997 Form 8-K, Amendment No. 1")), the NHP Borrower Entities (as defined in Note 1 of such financial statements included in the June 3, 1997 Form 8-K, Amendment No. 1), The Bay Club at Aventura, the Morton Towers apartments, the Thirty-five Acquisition Properties (as defined in AIMCO's Current Report on Form 8-K dated October 15, 1997), First Alexandria Associates, The Oak Park Partnership, Country Lakes Associates Two, Point West Limited Partners, Ambassador Apartments, Inc. and Insignia Financial Group, Inc. which are incorporated by reference in this Proxy Statement/Prospectus or included in prior filings of AIMCO. See "Pro Forma Financial Information of AIMCO (Merger)."

                                                           PRO FORMA FOR       PRO FORMA FOR
                                                          THE THREE MONTHS     THE YEAR ENDED
                                                          ENDED MARCH 31,       DECEMBER 31,
                                                                1998                1997
                                                         ------------------   ----------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Income from rental property operations...............       $ 39,444            $ 133,860
  Loss from service company business...................         (3,701)              (2,200)
  Income (loss) before minority interest in AIMCO
     Operating Partnership.............................         12,003               (7,223)
  Net income attributable to preferred stockholders....          7,287               29,424
  Net income (loss) attributable to common
     stockholders(a)...................................          4,256              (32,933)
PER SHARE DATA:
  Basic earnings (loss) per common share(a)............       $   0.08            $   (0.61)
  Diluted earnings (loss) per common share.............       $   0.08            $   (0.61)
  Weighted average number of common shares
     outstanding.......................................         55,367               54,377
  Weighted average number of common shares and common
     share equivalents outstanding.....................         55,928               55,221
  Dividends per common share...........................       $ 0.5625            $    1.85
CASH FLOW DATA:
  Cash provided by operating activities(b).............       $ 39,870            $ 133,380
  Cash used by investing activities(c).................         (4,400)             (17,602)
  Cash used by financing activities(d).................        (44,398)            (142,373)
OTHER DATA:
  Funds from operations(e).............................       $ 51,161            $ 148,442
  Weighted average number of common shares, common
     share equivalents and AIMCO OP Units
     outstanding(f)....................................         64,380               63,816

                                                                 PRO FORMA AS OF
                                                                    MARCH 31,
                                                                      1998
                                                              ---------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
BALANCE SHEET DATA:
  Real estate, before accumulated depreciation..............       $2,516,763
  Real estate, after accumulated depreciation...............        2,301,039
  Cash and cash equivalents.................................           75,630
  Total assets..............................................        3,819,799
  Total mortgages and notes payable.........................        1,553,969
  Minority interest in Operating Partnership................          126,423
  Company-obligated mandatorily redeemable convertible
     securities of a subsidiary trust.......................          149,500
  Stockholders' equity......................................        1,809,386

---------------

(a) The unaudited Pro Forma Financial Information has been prepared under the assumption that the AIMCO stockholders approved the Merger, and that only shares of AIMCO Class E Preferred Stock were issued. In the event that the AIMCO stockholders do not approve the Merger and AIMCO Class F Preferred Stock is issued, the net income (loss) attributable to holders of AIMCO Common Stock will decrease (increase) to $1,774 and $(41,920) for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively, the net income (loss) per common share will decrease (increase) to $0.03 and ($0.81) for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.

(b) Pro forma cash provided by operating activities represents income before income allocable to minority interests, plus depreciation and amortization less the non-cash portion of AIMCO's equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(c) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(d) Pro forma cash used in financing activities represents (i) estimated dividends and distributions to be paid based on AIMCO's historical dividend rate of $0.5625 per share for the three months ended March 31, 1998 and $1.85 per share for the year ended December 31, 1997, on outstanding shares of AIMCO Common Stock and AIMCO OP Units, (ii) estimated dividends to be paid based on the rate of $1.78125 per share for the three months ended March 31, 1998 and $7.125 per share for the year December 31, 1997, on outstanding shares of AIMCO Class B Preferred Stock, (iii) estimated dividends to be paid based on the rate of $0.5625 per share for the three months ended March 31, 1998 and $2.25 per share for the year ended December 31, 1997, on outstanding shares of AIMCO Class C Preferred Stock, (iv) estimated dividends to be paid based on the rate of $0.5475 per share for the three months ended March 31, 1998 and $2.19 per share for the year ended December 31, 1997, on outstanding shares of AIMCO Class D Preferred Stock, and (v) estimated dividends to be paid at the rate of $0.5859 per share for the three months ended March 31, 1998 and $2.34375 per share for the year ended December 31, 1997 on outstanding shares of AIMCO Class G Preferred Stock.

(e) AIMCO's management believes that the presentation of FFO, when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO in a manner consistent with the NAREIT definition, which includes adjustments for minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurances that AIMCO's basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma income before minority interest in the AIMCO Operating Partnership to pro forma FFO:

                                                   PRO FORMA FOR
                                                     THE THREE      PRO FORMA FOR
                                                      MONTHS        THE YEAR ENDED
                                                  ENDED MARCH 31,    DECEMBER 31,
                                                       1998              1997
                                                  ---------------   --------------
                                                           (IN THOUSANDS)
Income (loss) before minority interest in AIMCO
  Operating Partnership.........................      $12,003          $ (7,223)
HUD release fee and legal reserve...............           --            10,202
Amortization of management contracts............        2,887            11,546
Real estate depreciation, net of minority
  interests.....................................       19,938            79,598
Amortization of management company goodwill.....        1,690             6,763
Equity in earnings of unconsolidated
  subsidiaries:
  Real estate depreciation......................          890             1,715
  Amortization of management company goodwill...          480             1,918
  Amortization of management contracts..........        7,507            29,951
  Deferred taxes................................        2,822              (397)
Equity in earnings of other partnerships:
  Real estate depreciation......................       11,474            48,452
Interest on Convertible Debentures..............       (2,510)          (10,003)
Preferred Stock dividends.......................       (6,020)          (24,080)
                                                      -------          --------
Funds From Operations...........................      $51,161          $148,442
                                                      =======          ========

---------------

(f) Generally, after a one year holding period, AIMCO OP Units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each AIMCO OP Unit (subject to adjustment).

COMPARATIVE PER SHARE DATA


     Set forth below are historical and pro forma earnings per common share, cash dividends per common share and book value per common share data of AIMCO and historical and equivalent pro forma earnings per common share, cash dividends per common share and book value per common share of Insignia after giving effect to the Distribution. The data set forth below should be read in conjunction with the AIMCO and Insignia audited financial statements and unaudited interim financial statements, including the notes thereto, which are incorporated by reference herein. The data should also be read in conjunction with the unaudited pro forma financial statements, including the notes thereto, included elsewhere herein. The pro forma data are not necessarily indicative of the actual financial position that would have occurred, or future operating results that will occur, upon consummation of the Merger.



                                                                     INSIGNIA AFTER GIVING EFFECT
                                             AIMCO                        TO THE DISTRIBUTION
                               ---------------------------------   ---------------------------------
                               THREE MONTHS ENDED    YEAR ENDED    THREE MONTHS ENDED    YEAR ENDED
                                   MARCH 31,        DECEMBER 31,       MARCH 31,        DECEMBER 31,
                                      1998              1997              1998              1997
                               ------------------   ------------   ------------------   ------------
HISTORICAL:
Basic earnings per weighted
  average common share
  outstanding................        $ 0.44            $ 1.09            $(0.03)           $(0.10)
Diluted earnings per weighted
  average common share
  outstanding................        $ 0.43            $ 1.08            $(0.03)           $(0.09)
Cash dividends per common
  share outstanding..........        $ 0.56            $ 1.85                --                --
Book value per common share
  outstanding................        $22.24            $22.51            $(0.70)           $ 0.98

                                                              THREE MONTHS
                                                                 ENDED        YEAR ENDED
                                                               MARCH 31,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
PRO FORMA(1):
Basic earnings (loss) per common share outstanding..........     $ 0.08         $(0.61)
Diluted earnings (loss) per common share outstanding........     $ 0.08         $(0.61)
Cash dividends per common share outstanding.................     $ 0.56         $ 1.85
Book value per common share outstanding.....................     $26.42         $26.75
INSIGNIA PRO FORMA EQUIVALENTS(2):
Basic earnings (loss) per common share outstanding..........     $ 0.02         $(0.15)
Diluted earnings (loss) per common share outstanding........     $ 0.02         $(0.15)
Cash dividends per common share outstanding.................     $ 0.13         $ 0.44
Book value per common share outstanding.....................     $ 6.29         $ 6.37

---------------

(1) The pro forma combined per share data for AIMCO for the year ended December 31, 1997 have been prepared as if the Merger and the transfer of certain assets and liabilities of Insignia to certain unconsolidated subsidiaries of AIMCO had all occurred as of January 1, 1997, resulting in weighted average shares outstanding of 55,367,456 for the three months ended March 31, 1998 and 54,377,235 for the year ended December 31, 1997.

(2) The equivalent pro forma per share amounts of Insignia are calculated by multiplying pro forma earnings per share, cash dividends per share and book value per share by the Effective AIMCO Common Conversion Ratio (see "Glossary") assuming the Merger had occurred on July 31, 1998. These amounts do not reflect the consideration to be received by Insignia stockholders in the Distribution or the Special Dividend.

COMPARATIVE STOCK PRICES AND DIVIDENDS

     AIMCO Common Stock is listed and traded on the NYSE under the symbol "AIV," and Insignia Common Stock is listed and traded on the NYSE under the symbol "IFS." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of AIMCO Common Stock and Insignia Common Stock, as reported on the NYSE Composite Tape, and dividends declared on AIMCO Common Stock and Insignia Common Stock for the same periods.


                                                 AIMCO                    INSIGNIA
                                             COMMON STOCK               COMMON STOCK
                                       -------------------------   -----------------------
          CALENDAR QUARTERS            HIGH     LOW     DIVIDEND   HIGH    LOW    DIVIDEND
          -----------------            ----    -----    --------   ----    ---    --------
1998
  Third Quarter (through July 31,
     1998)...........................   41        37 15/16      --  25     22 7/8    --
  Second Quarter.....................   38 7/8    36 1/2  0.5625   26 5/8  23 1/16    --
  First Quarter......................   38 5/8    34 1/4  0.5625    27 3/8 21        --
1997
  Fourth Quarter.....................   38        32     0.5625     23 5/8 19        --
  Third Quarter......................   36 3/16    28 1/8  0.4625   20 3/8 15 1/4    --
  Second Quarter.....................   29 3/4    26     0.4625     19 5/8 16 7/8    --
  First Quarter......................   30 1/2    25 1/2  0.4625    25 6/8 17 3/8    --
1996
  Fourth Quarter.....................   28 3/8    21 1/8  0.4625    26     20 3/4    --
  Third Quarter......................   22        18 3/8   0.425    27     20 1/4    --
  Second Quarter.....................   21        18 3/8   0.425    29 5/8 20 1/2    --
  First Quarter......................   21 1/8    19 3/8   0.425    24 3/8 17 3/16    --

     Set forth below is a table showing the last reported sales price per share of AIMCO Common Stock and Insignia Common Stock, as reported on the NYSE Composite Tape, on March 16, 1998 (the last trading day before the announcement
that AIMCO and Insignia had entered into the Merger Agreement) and [          ],
1998 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus).

                                                 MARCH 16,       [ ],
                                                   1998          1998
                                                 ---------    -----------
AIMCO..........................................     34 9/16           []
Insignia.......................................     25 1/2            []

     Because AIMCO has elected to be taxed for Federal income tax purposes as a REIT, it is required to distribute annually to its stockholders at least 95% of its "real estate investment trust taxable income," which, as defined by the Code and the Treasury regulations promulgated thereunder (the "Treasury Regulations"), is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability and pays regular dividends to its stockholders based on its operating results during the relevant period. In the Merger Agreement, AIMCO agreed that during the 20-day AIMCO Index Price measurement period, AIMCO will not declare a dividend in excess of 125% of AIMCO's then most recent quarterly dividend declaration. See "The Merger Agreement and Terms of the Merger -- Distributions with Respect to Shares." The future payment of dividends by AIMCO will be at the discretion of the AIMCO Board and will depend on numerous factors, including financial condition, capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors the AIMCO Board deems relevant. Failure of AIMCO to pay the Special Dividend by January 15, 1999, will result in a prohibition on AIMCO declaring or paying any dividends on the AIMCO Common Stock until the Special Dividend is paid in full. See "Business of AIMCO -- Operating and Financial Strategies -- Dividend Policy."

     On January 22, 1998, the AIMCO Board voted to increase the annual dividend rate on the AIMCO Common Stock to $2.25 per share. Such dividend increase was effective commencing with the dividend with respect to the fourth quarter of 1997 paid on February 13, 1998 and is subject to the factors described above, including AIMCO's future results of operations.

FLUCTUATIONS IN MARKET PRICE

     The number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) to be received by Insignia stockholders in the Merger (and, at AIMCO's election under certain circumstances, the potential receipt of the Aggregate Cash Amount (see "Glossary") as a part of the Merger Consideration), will depend upon the market price of AIMCO Common Stock, which is subject to fluctuation because it is based on the daily average price of the AIMCO Common Stock for a 20-day measuring period. However, if the AIMCO Index Price (which will not be determined until after the Insignia Meeting) is $38.00 or above, the number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) to be issued in the Merger will become fixed at approximately 7,690,784 shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) (assuming no changes in the other components of the formula referred to under "-- Precise Method of Calculation"), and will not change as a result of any increase above $38.00. INSIGNIA STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE AIMCO COMMON STOCK. Insignia stockholders may call 1-800-207-2014 to obtain market quotations for AIMCO Common Stock for the preceding day and a calculation of the AIMCO Index Price determined for the 20 NYSE trading days ended on the preceding NYSE trading day (which is not the actual period which will be used for determining the AIMCO Index Price). Any Insignia stockholder may revoke a proxy at any time before it is voted by (i) attending the Insignia Meeting and giving notice of his or her intention to vote in person, or (ii) executing and delivering a subsequent proxy or delivering notice that the proxy is revoked to Adam B. Gilbert, Secretary, Insignia Financial Group, Inc., 200 Park Avenue, New York, New York 10166. See "Information Concerning the Insignia Meeting -- Proxies."

  PRECISE METHOD OF CALCULATION

     Although the precise calculation is complex, the number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) an Insignia stockholder will receive for each share of Insignia Common Stock will be determined, subject to the adjustments referred to below, by dividing (i) $303 million plus the aggregate exercise price of options and warrants of Insignia at the Effective Time by (ii) the product of the AIMCO Index Price multiplied by the aggregate number of shares of Insignia Common Stock outstanding and subject to outstanding options and warrants at the Effective Time. The number of shares an Insignia stockholder actually will receive will be increased to reflect any conversions of Convertible Preferred Securities prior to the Effective Time and, if the AIMCO Index Price is less than $36.50, will be reduced to reflect any portion of the Merger Consideration which AIMCO elects to pay in cash. There will also be a small variation resulting from any exercises of Insignia options and warrants prior to the Merger. If AIMCO stockholders approve the Merger, the shares an Insignia stockholder will receive will be only AIMCO Class E Preferred Stock; however, if AIMCO stockholders do not approve the Merger, the Merger will nonetheless occur but an Insignia stockholder will receive an aggregate number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock equal to the number of shares of AIMCO Class E Preferred Stock an Insignia stockholder would have received if the Merger had been approved. In either case, the Special Dividend per share of AIMCO Class E Preferred Stock will be equal to $50 million (reduced to give effect to the outstanding options and warrants of Insignia at the Effective Time) divided by the number of shares of AIMCO Class E Preferred Stock issued in the Merger. The amount of the Special Dividend will be reduced below $50 million by approximately $2.8 million based upon 1,711,034 shares of Insignia Common Stock issuable upon exercise of options and warrants assumed to be outstanding at the Effective Time.

     The following table sets forth the number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) that an Insignia stockholder would receive for each share of Insignia Common Stock at various AIMCO Index Prices, based on the number of shares of Insignia Common Stock outstanding on July 31, 1998 (plus the number of shares of Insignia Common Stock issuable upon exercise of Insignia Convertible Securities assumed to be outstanding at the Effective Time), assuming that no Convertible Preferred Securities are converted into shares of Insignia Common Stock prior to the Merger and that AIMCO does not elect to pay any of the Aggregate Cash Amount if the AIMCO Index Price is less than $36.50. As of July 31, 1998, the AIMCO Index Price was $38.00.

              AIMCO STOCKHOLDERS
              APPROVE THE MERGER   AIMCO STOCKHOLDERS DO NOT APPROVE THE MERGER
              ------------------   ---------------------------------------------
               SHARES OF AIMCO        SHARES OF AIMCO         SHARES OF AIMCO
              CLASS E PREFERRED      CLASS E PREFERRED       CLASS F PREFERRED
               STOCK PER SHARE        STOCK PER SHARE         STOCK PER SHARE
   AIMCO         OF INSIGNIA            OF INSIGNIA             OF INSIGNIA
INDEX PRICE      COMMON STOCK          COMMON STOCK            COMMON STOCK
-----------   ------------------   ---------------------   ---------------------
  $35.00            0.258                  0.175                   0.083
  $35.50            0.254                  0.172                   0.082
  $36.00            0.251                  0.170                   0.081
  $36.50            0.247                  0.167                   0.080
  $37.00            0.244                  0.165                   0.079
  $37.50            0.241                  0.163                   0.078
  $38.00            0.238                  0.161                   0.077
  $39.00            0.238                  0.161                   0.077
  $40.00            0.238                  0.161                   0.077

     The following table sets forth the number of shares of AIMCO Class E Preferred Stock, AIMCO Class F Preferred Stock (if applicable) and cash that an Insignia stockholder would receive for each share of Insignia Common Stock at various AIMCO Index Prices below $36.50 determined on the same basis described above but assuming that AIMCO elects to pay the Aggregate Cash Amount.

                     AIMCO STOCKHOLDERS
                     APPROVE THE MERGER              AIMCO STOCKHOLDERS DO NOT APPROVE THE MERGER
              --------------------------------   ----------------------------------------------------
               SHARES OF AIMCO                    SHARES OF AIMCO     SHARES OF AIMCO
              CLASS E PREFERRED     CASH PER     CLASS E PREFERRED   CLASS F PREFERRED     CASH PER
               STOCK PER SHARE      SHARE OF      STOCK PER SHARE     STOCK PER SHARE      SHARE OF
   AIMCO         OF INSIGNIA        INSIGNIA        OF INSIGNIA         OF INSIGNIA        INSIGNIA
INDEX PRICE     COMMON STOCK      COMMON STOCK     COMMON STOCK        COMMON STOCK      COMMON STOCK
-----------   -----------------   ------------   -----------------   -----------------   ------------
  $33.00            0.260            $0.44             0.172               0.088            $0.44
  $34.00            0.253            $0.44             0.167               0.086            $0.44
  $35.00            0.245            $0.44             0.162               0.083            $0.44
  $35.50            0.242            $0.44             0.160               0.082            $0.44
  $36.00            0.239            $0.44             0.158               0.081            $0.44

  Illustrative Example

     Based on the assumptions used in preparing the tables set forth above, if an Insignia stockholder owned 1,000 shares of Insignia Common Stock on both the Distribution Record Date and at the Effective Time of the Merger, following the Distribution and the Merger such stockholder would be entitled to receive the following:

          Assuming the AIMCO stockholders approve the Merger, (i) 666 shares of Holdings Common Stock (and cash in lieu of 2/3 of a share) and (ii) 238 shares of AIMCO Class E Preferred Stock. Upon payment of the Special Dividend, a holder of 238 shares of AIMCO Class E Preferred Stock on the record date for the Special Dividend would receive $1,460 and such 238 shares of AIMCO Class E Preferred Stock would automatically convert into 238 shares of AIMCO Common Stock.

          Assuming the AIMCO stockholders do not approve the Merger, (i) 666 shares of Holdings Common Stock (and cash in lieu of 2/3 of a share), (ii) 161 shares of AIMCO Class E Preferred Stock and (iii) 77 shares of AIMCO Class F Preferred Stock. Upon payment of the Special Dividend, a holder of 161 shares of AIMCO Class E Preferred Stock on the record date for the Special Dividend would receive $1,460 and such 161 shares of AIMCO Class E Preferred Stock would automatically convert into 161 shares of AIMCO Common Stock.

     The closing prices for AIMCO Common Stock and Insignia Common Stock on the NYSE on July 31, 1998 were $38.00 per share and $23.50 per share, respectively. Insignia stockholders may call 1-800-207-2014 to obtain market quotations for AIMCO Common Stock for the preceding day and a calculation of the AIMCO Index Price determined for the 20 NYSE trading days ended on the preceding NYSE trading day (which will not be the actual period used to determine the actual AIMCO Index Price). As of July 31, 1998, the AIMCO Index Price was $38.00.

     Any Insignia stockholder may revoke a proxy at any time before it is voted by (i) attending the Insignia Meeting and giving notice of his or her intention to vote in person, or (ii) executing and delivering a subsequent proxy or delivering notice that the proxy is revoked to Adam B. Gilbert, Secretary, Insignia Financial Group, Inc., 200 Park Avenue, New York, New York 10166. See "Information Concerning the Insignia Meeting Proxies."

                                  RISK FACTORS

     In considering whether to approve the Merger and the Amendment, the AIMCO stockholders should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the AIMCO Incorporated Documents and the Insignia Incorporated Documents, the following risk factors. In considering whether to approve the Distribution, the Merger Agreement and the Holdings Plans, the Insignia stockholders should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the AIMCO Incorporated Documents, the Insignia Incorporated Documents and the Holdings Information Statement, the following risk factors.

RISKS RELATING TO THE MERGER

  GENERAL

     In addition to the risks typically associated with acquisitions generally, the acquisition of Insignia by AIMCO involves certain specific risks and uncertainties. The integration of Insignia's business with AIMCO's may place a significant burden on AIMCO's management. Such integration is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel and clients of Insignia, the difficulty associated with assimilating the personnel, operations and systems of Insignia, the disruption of AIMCO's ongoing business and acquisition strategy, the difficulty in maintaining uniform standards, controls, procedures and policies, and the possible impairment of AIMCO's reputation. No assurance can be given that the anticipated benefits from the Merger will be realized or that AIMCO will be able to integrate the two businesses successfully. Failure of AIMCO to integrate the two businesses successfully could have a material adverse effect on AIMCO's results of operations and financial condition.

     The number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) to be received by Insignia stockholders in the Merger (and, at AIMCO's election under certain circumstances, the potential receipt of the Cash Amount (see "Glossary") as a part of the Merger Consideration), will depend upon the market price of AIMCO Common Stock, which is subject to fluctuation. However, if the AIMCO Index Price is $38.00 or above, the number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) to be issued in the Merger will not change as a result of any such increase above $38.00. INSIGNIA STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE AIMCO COMMON STOCK.

  FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Insignia intends that the Merger qualify as a tax-free reorganization. Insignia has received an opinion of its special tax counsel, Rogers & Wells LLP, and AIMCO has received an opinion of its counsel, Skadden, Arps, Slate, Meagher and Flom LLP, that the Merger will qualify as a reorganization under Section 368(a) of the Code.

     If the Merger does not qualify as a reorganization under Section 368(a) of the Code, the Merger would be treated as a taxable exchange for Federal income tax purposes and, accordingly, each holder of Insignia Common Stock who receives shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) in the Merger, would recognize gain or loss equal to the difference between the fair market value of such stock and the holder's tax basis of its Insignia Common Stock immediately before the Merger.

     If the Merger does not qualify as a reorganization under Section 368(a) of the Code, Insignia would recognize a taxable gain upon the Merger in an amount equal to the excess of the fair market value of its assets over its tax basis in its assets. The gain would result in a substantial corporate income tax which would be assumed by AIMCO upon consummation of the Merger.

     INSIGNIA STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PERSONAL TAX CONSEQUENCES OF THE MERGER AND TO REVIEW THE DISCUSSION UNDER "FEDERAL INCOME TAX CONSEQUENCES TO INSIGNIA STOCKHOLDERS."

 CONSEQUENCES TO INSIGNIA, AIMCO AND THEIR RESPECTIVE STOCKHOLDERS FOR FAILURE
 TO
  CONSUMMATE THE MERGER

     The Merger Agreement provides for the payment to AIMCO of a $24 million break-up fee by Insignia if (i) the Merger Agreement is terminated (a) under certain circumstances due to Insignia's breaches of representations, warranties or covenants, its failure to satisfy conditions or an IFG Material Adverse Effect, (b) as a result of a Superior Proposal made before the Insignia Meeting is held, (c) due to failure of the Insignia stockholders to approve the Merger at the Insignia Meeting, or (d) due to a failure by Insignia to receive opinions of its tax and corporate counsel required (other than for changes in the law),
(ii) at the time of such termination or prior to the Insignia Meeting a person (other than AIMCO or an affiliate of AIMCO) makes a proposal or offer to acquire at least 20% of the equity securities of Insignia or IPT, to engage in a merger, consolidation or other transaction with Insignia or IPT or to acquire all or substantially all the assets of Insignia or IPT, and (iii) within one year after termination of the Merger Agreement Insignia or IPT becomes a subsidiary of the party (or an affiliate of the party) which made such proposal, accepts a written offer to consummate or consummates such a proposal with such party or an affiliate of such party. The Merger Agreement also provides for the payment to Insignia of $50 million in liquidated damages by AIMCO if the Merger Agreement is terminated under certain circumstances relating to breaches of AIMCO's representations, warranties and covenants and failure to satisfy conditions. The existence of the break-up fee provisions of the Merger Agreement could have the effect of making an acquisition of Insignia by a third party more expensive and, therefore, may discourage other proposals. The payment of a break-up fee or liquidated damages by Insignia or AIMCO, respectively, could have an adverse effect on the value of the securities of the party making the payment. See "The Merger Agreement and Terms of the Merger -- Break-Up Fee; Liquidated Damages."

     In addition, the Call Agreements give AIMCO the right to purchase 45% (or 100% in certain circumstances) of the Covered Insignia Stock and the Covered IPT Shares owned by the Insignia Principals if the Merger Agreement is terminated for any reason other than as a result of (i) a permanent injunction or order issued by a court that prevents the Merger or (ii) a termination by Insignia resulting from a breach by AIMCO of any representations, warranties or covenants or a failure to satisfy conditions, assuming that at such time AIMCO did not have the right to terminate the Merger Agreement due to a breach or failure to satisfy a condition by Insignia. As of July 31, 1998, an aggregate of 4,261,173 shares of Insignia Common Stock (which includes 1,330,800 shares subject to options and warrants vested as of March 17, 1998) (representing approximately 13% of the outstanding shares of Insignia Common Stock) and 529,587 IPT Shares (representing approximately 2.7% of the outstanding IPT Shares) would be deemed to be Covered Insignia Stock and Covered IPT Shares, respectively. If AIMCO exercises its right under the Call Agreements and purchases all of the Covered Insignia Stock at $25 per share and all of the Covered IPT Shares at $13.25 per share, the aggregate purchase price would be approximately $96.4 million (net of amounts to be loaned to the Insignia Executives by AIMCO to exercise options and warrants which are Covered Insignia Stock). As a result, even if the stockholders of Insignia do not approve the Merger Agreement, AIMCO could control approximately 13% of the outstanding Insignia Common Stock.

     However, if a Call Option Trigger Event occurs and within five business days thereafter AIMCO has not exercised its right to purchase the Covered Insignia Stock and the Covered IPT Shares, then AIMCO must pay each Insignia Principal the Price Protection Payment. For every dollar difference in a $25 per share price of Insignia Common Stock and a $13.25 per share price of IPT Shares during the three day measuring period described above, the Insignia Principals would receive an aggregate Price Protection Payment of $4,261,173 and $529,587, respectively. If the Merger Agreement is terminated by Insignia due to a breach by AIMCO of representations, warranties or covenants or a failure to satisfy conditions, and at such time AIMCO did not have the right to terminate the Merger Agreement due to a breach or failure to satisfy a condition by Insignia, each Insignia Principal has the right to cause AIMCO to purchase his or its Covered Insignia Stock and

Covered IPT Shares at the same per share price as AIMCO could purchase such shares from the Insignia Principal.

     If the Merger Agreement is terminated for any reason other than in connection with an Acquisition Proposal, Insignia would be left with the Insignia Multifamily Business, which the Insignia Board would have to decide whether to retain or sell. Failure to consummate the Merger may cause key employees of the Insignia Multifamily Business to leave and third party property owners for whom Insignia is the property manager to terminate their management agreements (which generally are terminable on 30-days' notice) due to the uncertainty of the future of the business. Such results would have a material adverse effect on the Insignia Multifamily Business and might adversely affect the value of Insignia Common Stock.

  FAILURE TO ACHIEVE PROJECTED RESULTS

     There can be no assurance that the anticipated benefits from the Merger will be realized or that the integration will be successful and timely implemented.

  ADVERSE CONSEQUENCES OF AIMCO'S FAILURE TO ACQUIRE IPT

     The Merger Agreement provides that following consummation of the Merger, AIMCO is required to propose to acquire (by merger) all IPT Shares not owned by Insignia and its subsidiaries. The Merger Agreement also provides that AIMCO will use its best efforts, and that Insignia will use its commercially reasonable efforts, to cause the combination of the assets of Insignia Properties, L.P. and AIMCO Operating Partnership. If AIMCO is unable to complete the acquisition of IPT or the combination of Insignia Properties, L.P. and the AIMCO Operating Partnership, AIMCO may need to contribute the right to manage IPT properties to a taxable subsidiary corporation to avoid the risk that income from such activities would be considered to be derived from third-party property management services which income generally would not be treated as qualifying income for purposes of the income-related REIT requirements. Such actions could adversely affect the qualification of the Distribution and Merger as tax-free transactions under the Code. For a more detailed discussion of the income-related REIT requirements, see "Federal Income Tax Consequences Related to an Investment in AIMCO -- Taxation of AIMCO -- Income Tests."

  CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA RELATED TO THE MERGER AND THE RELATED TRANSACTIONS

     In considering the recommendation of the Insignia Board and whether to vote in favor of the approval and adoption of the Merger Agreement, Insignia's stockholders should be aware that certain directors and executive officers of Insignia may have interests in the Merger that are different from or in addition to those of Insignia stockholders generally. The Insignia Board did not establish a special committee to consider either the Distribution, which is a condition to the Merger, or the Merger Agreement, including the Merger and the related transactions.

     CONFLICTS OF INTEREST ARISING FROM THE TREATMENT OF EXISTING OPTIONS

     Insignia has entered into Option Termination Agreements with each of the Insignia directors and certain executive officers pursuant to which stock options and warrants, whether vested or unvested, will be retired by Insignia after the Distribution and prior to the consummation of the Merger at a price equal to the difference between the exercise price of such option or warrant and $25. The executive officers subject to these Option Termination Agreements are: the Insignia Executives, Jeffrey Goldberg, Albert Gossett, William Jarrard, Neil Kreisel, Martha Long, and Stephen Siegel (as to certain options). The aggregate price to be paid by Insignia for such options and warrants under the Option Termination Agreements is $31.4 million. Such options and warrants were granted or assumed between September 1, 1993 and October 16, 1997, and have exercise prices ranging from $0.0759 to $20.9375 per share. Because such directors and executive officers are receiving significant payments in connection with the consummation of the Merger, their interests in and reasons for supporting the Merger may conflict with those of the Insignia stockholders.

    CONFLICTS OF INTEREST OF THE INSIGNIA EXECUTIVES AND CERTAIN OTHER EXECUTIVE OFFICERS ARISING FROM THEIR EMPLOYMENT ARRANGEMENTS

     The Merger will constitute a "Material Asset Disposition" under the terms of the employment agreements between Holdings and each of the Insignia Executives, effective as of the Time of Distribution (which incorporate corresponding provisions of the predecessor employment agreements between Insignia and each of the Insignia Executives), and as a result the Insignia Executives will be entitled to the following lump sum payments: $5,049,000 to Mr. Farkas and $1,262,250 to each of Messrs. Aston, Garrison and Uretta. Holdings will make such payments immediately after the consummation of the Merger. In addition, each of the Insignia Executives will be entitled to a bonus payment at the Effective Time in an amount equal to the pro-rated portion of the 1997 bonus that such individual received under his respective employment agreement with Insignia, calculated from January 1, 1998. Assuming the Merger is consummated on September 30, 1998, the aggregate amount of payments to be made by Holdings to the Insignia Executives under the terms of their employment agreements will be approximately $11.5 million.

     At the Effective Time, Mr. Farkas' existing employment agreement with Insignia will be converted into the AIMCO/Farkas Consulting Agreement which will be assumed by AIMCO. The terms of the AIMCO/Farkas Consulting Agreement will be the same as the terms of his employment agreement, except that he will no longer have rights to the bonuses that were provided for in his employment agreement. The annual base compensation for Mr. Farkas will remain unchanged at $1 million and AIMCO will pay Mr. Farkas approximately $123,000 annually for certain perquisites. Mr. Farkas' employment agreement contains non-competition provisions that will operate in favor of AIMCO upon the effective date of the AIMCO/Farkas Consulting Agreement. Holdings will remain contingently liable for the payment obligations under the AIMCO/Farkas Consulting Agreement and will have recourse against AIMCO with respect to such payments. The shares of restricted stock of Insignia granted to Mr. Farkas under his existing Insignia employment agreement that have not vested as of the Effective Time will become restricted stock of AIMCO, and will be subject to the same vesting requirements. Consistent with Mr. Farkas' existing employment agreement with Insignia, Mr. Farkas will have sole unlimited use of Insignia's timeshare interest in an airplane, including 200 hours of use per year prepaid by Insignia through December 31, 2000 and 50 hours of use per year prepaid by Insignia for each of 2001 and 2002; however, prepaid hours of use for 1998 will be pro-rated based on the number of days remaining in the year after the consummation of the Merger. If the AIMCO/Farkas Consulting Agreement is terminated for any reason (including expiration) Mr. Farkas or his estate will have the right to purchase AIMCO's interest in the aircraft and any prepaid usage for $100. The present value of all such payments under the AIMCO/Farkas Consulting Agreement is approximately $2.2 million, and is included in the $458 million of debt and other liabilities of Insignia and its subsidiaries which will become obligations of AIMCO and its subsidiaries at the time of the Merger.

     At the Effective Time, each of Messrs. Aston's Garrison's and Uretta's existing employment agreements with Insignia will be converted into consulting and non-compete agreements which will be assumed by AIMCO. The terms of Messrs. Aston's, Garrison's and Uretta's consulting agreements will be the same as the terms of their respective employment agreements, except that each executive will no longer have rights to the bonuses that were provided for in his employment agreement. Each of Messrs. Aston's, Garrison's and Uretta's annual base compensation of $400,000 will remain unchanged, and each executive will receive approximately $41,500 annually for certain perquisites. Each of Messrs. Aston's, Garrison's and Uretta's employment agreements contain non-competition provisions that will operate in favor of AIMCO when those agreements convert to consulting agreements. Holdings will remain contingently liable for the payment obligations under each of Messrs. Aston's, Garrison's and Uretta's consulting agreements and will have recourse against AIMCO with respect to such payments. In addition, the shares of restricted stock of Insignia granted to each of Messrs. Aston, Garrison and Uretta under their respective existing Insignia employment agreements that have not vested as of the Effective Time will become restricted stock of AIMCO, and will be subject to the same vesting requirements. The aggregate present value of all such payments under each of Messrs. Aston's, Garrison's and Uretta's employment agreements is approximately $2,703,000, and is included in the $458 million of debt and other liabilities of Insignia and its subsidiaries which will become obligations of AIMCO and its subsidiaries at the time of the Merger.

     Insignia provided loans to each of Messrs. Aston, Garrison and Uretta, in the principal amount of $500,000, and to Mr. Farkas in the principal amount of $1.5 million. Insignia (or AIMCO, after the Merger) will forgive such loans and all accrued interest thereon over a five-year period beginning January 1, 1998 in consideration for covenants made by the Insignia Executives in their respective employment agreements with Insignia, including non-compete covenants. In the event of the death or disability of an Insignia Executive, all outstanding principal of and accrued interest on his loan will be forgiven. In the event of a termination for cause or voluntary resignation of an Insignia Executive prior to December 31, 2000, all amounts outstanding under his loan, including accrued and unpaid interest, will become due. In the event an Insignia Executive does not voluntarily resign prior to December 31, 2000, or in the event of an Insignia Executive is terminated without cause, his loan will be forgiven over such five-year period.

     Other executive officers of Insignia are receiving in the aggregate approximately $2.1 million in connection with various employment matters, including termination payments for existing employment agreements, 1998 bonuses based on 1997 bonuses and retention bonuses paid to assure that such officers remain with Insignia through the Effective Time of the Merger.

     CONFLICTS OF INTEREST OF THE INSIGNIA EXECUTIVES ARISING OUT OF CERTAIN ANCILLARY AGREEMENTS

     Call Agreements. In connection with the Merger Agreement, the Insignia Principals (which include the Farkas Trust and two entities indirectly controlled by Mr. Farkas) have also entered into the Call Agreements which permit AIMCO to purchase 45% (or 100% in certain circumstances) of the Covered Insignia Stock and the Covered IPT Shares owned by the Insignia Principals. As of July 31, 1998, an aggregate of 4,261,173 shares of Insignia Common Stock (which includes 1,330,800 shares subject to options and warrants vested as of March 17, 1998) (representing approximately 13% of the outstanding shares of Insignia Common Stock) and 529,587 IPT Shares (representing approximately 2.7% of the outstanding IPT Shares) would be deemed to be Covered Insignia Stock and Covered IPT Shares, respectively. If AIMCO exercises its right under the Call Agreements and purchases all of the Covered Insignia Stock at $25 per share and all of the Covered IPT Shares at $13.25 per share, the aggregate purchase price would be approximately $96.4 million (net of amounts to be loaned to the Insignia Executives by AIMCO to exercise options and warrants which are Covered Insignia Stock). In addition, if a Call Option Trigger Event occurs and within five business days thereafter AIMCO has not exercised its right to purchase the Covered Insignia Stock and the Covered IPT Shares, then AIMCO must pay each Insignia Principal the Price Protection Payment. For every dollar difference in a $25 per share price of Insignia Common Stock and a $13.25 per share price of IPT Shares during the three day measuring period described above, the Insignia Principals would receive an aggregate Price Protection Payment of $4,261,173 and $529,587, respectively. If the Merger Agreement is terminated by Insignia due to a breach by AIMCO of representations, warranties or covenants or a failure to satisfy conditions, and at such time AIMCO did not have the right to terminate the Merger Agreement due to a breach or failure to satisfy a condition by Insignia, each Insignia Principal has the right to cause AIMCO to purchase his or its Covered Insignia Stock and Covered IPT Shares at the same per share price as AIMCO could purchase such shares from the Insignia Principal.

     Failure by the Insignia stockholders to approve the Merger Agreement for any reason would constitute a Call Option Trigger Event and AIMCO would have the right, under the Call Agreements, to purchase either 45% or 100% (depending on whether the Distribution had occurred or the Merger Agreement was terminated due to a Superior Proposal or for certain reasons in connection with an Acquisition Proposal) of the Covered Insignia Stock and the Covered IPT Shares from the Insignia Principals. See "The Merger and Related Transactions -- The Call Option, Put Option and Purchase Price Adjustment Agreements."

     MAE Asset Purchase Agreement. Mr. Farkas also owns, directly or indirectly, an approximately 58% interest in MAE-SPI, L.P., and thus will be entitled to 58% of the $1.0 million proceeds upon consummation of the sale of MAE-SPI, L.P. under the MAE Sale Agreement.

     375 Park Avenue Lease. In connection with Mr. Farkas' consulting arrangement with AIMCO, AIMCO has agreed to continue to make all payments under the lease for Mr. Farkas' office in New York,

New York through October 31, 1999 and Mr. Farkas has the right to use such office exclusively until such date.

     Farkas Indemnification Agreement. In connection with the Merger, Insignia, Andrew L. Farkas, the Farkas Trust and the trustees of the Farkas Trust entered into the Farkas Indemnification Agreement pursuant to which Insignia agreed to indemnify Mr. Farkas, the Farkas Trust and the trustees thereof for all losses incurred by them from third party claims or a derivative action that arise out of the execution, performance or failure to perform the Call Agreements executed by each of Mr. Farkas and the Farkas Trust. Because Mr. Farkas will receive indemnification for his actions in connection with the Call Agreement, his interests in supporting the Merger may not be aligned with those of the Insignia stockholders, as Insignia would be obligated to make such indemnification payments. After the Distribution is consummated, obligations under the Farkas Indemnification Agreement will be the responsibility of Holdings, which may negatively impact the earnings of Holdings if payment thereunder is required.

     Each of the benefits identified above will accrue to the identified officers and directors, but not to other stockholders of Insignia. These persons may therefore have had incentives to approve the Merger that are not shared by other stockholders of Insignia.

 DIFFERENCE BETWEEN RIGHTS OF STOCKHOLDERS OF INSIGNIA AND OF AIMCO

     As a result of the Merger, Insignia stockholders will no longer own shares of Insignia and will become stockholders of AIMCO. Upon consummation of the Merger, Insignia stockholders will initially own shares of AIMCO Class E Preferred Stock and, if the AIMCO stockholders do not approve the Merger, shares of AIMCO Class F Preferred Stock. Each share of Insignia Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of AIMCO Class E Preferred Stock are entitled to one-half of one vote with respect to all matters for which holders of AIMCO Common Stock are entitled to vote and shares of AIMCO Class F Preferred Stock are not entitled to vote, unless required by law or in connection with the liquidation, dissolution or winding up of AIMCO or the amendment of the AIMCO Charter authorizing such class of stock. Therefore, as a holder of AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock, former Insignia stockholders will have a more limited ability to influence the business of AIMCO put to stockholder vote, including the election of directors. If the Special Dividend is not paid in full by January 15, 1999 or if six quarterly dividends are not paid on the AIMCO Class E Preferred Stock, AIMCO Class F Preferred Stock or any other class of preferred stock of AIMCO, then the holders of AIMCO Class E Preferred Stock (in the case of non-payment of the Special Dividend) and the holders of all classes of preferred stock of AIMCO, including the AIMCO Class F Preferred Stock, shall be entitled to vote together as a class to appoint two new directors to the AIMCO Board.

     The AIMCO Class E Preferred Stock will convert automatically into shares of AIMCO Common Stock upon payment in full of the Special Dividend. The AIMCO Class F Preferred Stock will convert into shares of AIMCO Common Stock if and when subsequently approved by the stockholders of AIMCO. Each share of AIMCO Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Differences in the provisions of the respective corporate charters of AIMCO and Insignia result in differences in rights of stockholders of the two corporations. As a result of these differences, the rights of AIMCO stockholders may in some cases be considered less favorable than the rights of Insignia stockholders. In particular, the AIMCO Charter restricts the beneficial ownership by any person of shares of AIMCO Common Stock to 8.7% of the issued and outstanding AIMCO Common Stock, subject to certain exceptions and conditions described under "Description of AIMCO's Capital Stock -- Restrictions on Transfer." In addition, a director of AIMCO may be removed only for cause and by the vote of two-thirds of all the votes entitled to be cast in the election of directors. As of the date hereof, only shares of AIMCO Common Stock are entitled to vote for directors. However, Insignia directors may be removed for any reason by a majority of the shares represented at a meeting of Insignia stockholders. See "Comparative Rights of Stockholders of AIMCO and Insignia." These differences in the rights of stockholders may make it more difficult for a person interested in acquiring or engaging in a business combination with AIMCO to complete such a transaction, may discourage offers for such a transaction, and may also adversely affect the ability of AIMCO stockholders to take action that may be in their interests.

INCREASED LEVERAGE

     As a result of the Merger and related transactions, the total indebtedness of AIMCO and its subsidiaries (including AIMCO's pro rata share of unconsolidated indebtedness of partially owned subsidiary partnerships) will increase from approximately $1.5 billion (after giving effect to certain completed transactions) to approximately $2.2 billion, in each case on a pro forma basis at March 31, 1998. After giving effect to the Merger, AIMCO's pro forma ratio of free cash flow to interest expense will decrease to 2.5 to 1 and
2.1 to 1 for the three months ended March 31, 1998 and for the year ended December 31, 1997, respectively. However, on a pro forma basis giving effect to the Merger and related transactions, AIMCO was in compliance at March 31, 1998 with the financial covenants under the AIMCO Credit Facility (see "Glossary").

  CONFLICTS OF INTERESTS RELATED TO RETENTION OF INSIGNIA'S FINANCIAL ADVISOR

     Stockholders considering the Lehman Brothers Opinions should be aware of that a portion of Lehman Brothers' fee is contingent on the consummation of the Merger. As compensation for its services in connection with the Merger, Insignia will pay Lehman Brothers a fee of approximately $4.6 million, of which $1 million has already been paid and approximately $3.6 million will be payable upon the consummation of the Merger. Insignia also has agreed to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the Federal securities laws.

RISKS RELATING TO THE DISTRIBUTION

  FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     Insignia intends that the Distribution will qualify as a tax-free distribution to its stockholders, and Insignia has received an opinion of its special tax counsel, Rogers & Wells LLP, that, although the issue is not entirely free from doubt, the Distribution should qualify as a reorganization within the meaning of Section 368(a)(1)(D) and a tax-free distribution under
Section 355 of the Code. The opinion of Rogers & Wells LLP is based on certain assumptions as to future events and the continuing accuracy of representations of AIMCO and Insignia, and is not binding upon the IRS or any court. To qualify as a tax-free distribution, the Distribution must satisfy the requirements of Sections 355 and 368 of the Code, including the requirements that the Distribution not be used as a device for the distribution of Insignia's earnings and that Insignia's historic business be continued following the Merger. The law is not entirely clear regarding the application of these requirements to a distribution and subsequent merger with a REIT that will conduct the acquired business through a subsidiary partnership and other non-controlled subsidiaries. No assurance can be given that the IRS or a court will agree with the conclusions reached by Rogers & Wells LLP.

     If the Distribution did not qualify under Section 355 of the Code, each Insignia stockholder would be treated as receiving a distribution in an amount equal to the fair market value of Holdings Common Stock received, which would result in (i) a taxable dividend to the extent of such stockholder's pro rata share of Insignia's current and accumulated earnings and profits (including gain to Insignia from the Distribution of the Holdings Common Stock), (ii) a reduction in such stockholder's basis in its shares of Insignia Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) taxable gain from the sale or exchange of Insignia Common Stock to the extent the amount received exceeds the sum of such stockholder's share of earnings and profits and such stockholder's basis in Insignia Common Stock.

     Regardless of whether the Distribution qualifies under Section 355 of the Code, if AIMCO acquires Insignia pursuant to the Merger, Insignia will recognize gain on the Distribution as if it had sold all of the Holdings Common Stock to its stockholders for its fair market value immediately before the Distribution. There is no assurance the IRS will agree with Insignia's determination of the fair market value of the Holdings Common Stock or the resulting tax. In the event the tax due on the Distribution was increased from the amount reported by Insignia, Holdings would be required under the Merger Agreement and Indemnification Agreement to indemnify AIMCO for the amount of such increase, plus any interest and penalties associated therewith.

     The Distribution and Merger are subject to the approval of the Insignia stockholders. In the event the Insignia stockholders vote for the Distribution, but against the Merger Agreement, or if the Merger Agreement subsequently is terminated, Insignia will consummate the Distribution if, among other things, the Insignia Board (i) receives an opinion of tax counsel that the Distribution should be tax-free to Insignia stockholders and (ii) determines that Holdings and its subsidiaries will be relieved of substantially all of their guarantees of, and other obligations relating to, debt and other liabilities that will remain with Insignia after the Distribution. Insignia believes that there are substantial business purposes supporting the completion of the Distribution independent of the Merger. Based on these purposes, Rogers & Wells LLP expects to issue its opinion that the Distribution should still qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution under Section 355 of the Code. However, no assurance can be given that the IRS will agree with the opinion of Rogers & Wells LLP. If the Distribution is completed without the Merger, Insignia generally should not recognize gain under Section 355(e) of the Code provided that neither AIMCO nor another party directly or indirectly acquires a 50% or greater interest in Insignia or Holdings as part of a plan.

     INSIGNIA STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PERSONAL TAX CONSEQUENCES OF THE DISTRIBUTION AND TO REVIEW THE DISCUSSION UNDER "FEDERAL INCOME TAX CONSEQUENCES TO INSIGNIA STOCKHOLDERS."

  LACK OF OPERATING HISTORY AS A SEPARATE ENTITY AND POTENTIAL DISRUPTIONS IN OPERATIONS

     After the Distribution, Holdings will directly and indirectly own and operate the Holdings Businesses, which include Insignia's international commercial real estate business, the cooperative and condominium apartment management company, the single-family home brokerage and mortgage origination business, the equity co-investment business and certain other businesses. The ability of Holdings to satisfy its obligations and maintain profitability will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors affecting the business operations of Holdings, including factors which are not in Holdings' control.

     Subsequent to the Distribution, Holdings will be a smaller company in terms of assets ($334.5 million at December 31, 1997) than Insignia ($800.2 million at December 31, 1997) was prior to the Distribution and less diversified. The Holdings Businesses have historically contributed a significant portion of Insignia's total revenues (81.4% in 1997, on a pro forma basis) and total operating income (65.9% in 1997, on a pro forma basis). In addition, the separation of the Holdings Businesses from Insignia will result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure of both Insignia and Holdings. It is expected that only certain of the current executive officers of Insignia will become executive officers of Holdings. There can be no assurance that such transition in the management of Holdings will not disrupt, at least temporarily, the operations of the Holdings Businesses.

  NO CURRENT MARKET FOR HOLDINGS COMMON STOCK

     There is not currently a public market for the Holdings Common Stock and although the Holdings Common Stock has been approved for listing on the NYSE, subject to official notice of issuance and approval of the Distribution by Insignia stockholders, there can be no assurance that an active trading market will develop, or if an active trading market develops, as to the prices at which trading in Holdings Common Stock will occur after the Distribution. Until shares of Holdings Common Stock are fully distributed and an orderly market develops, the prices at which trading in such Holdings Common Stock occurs may fluctuate significantly. Prices for Holdings Common Stock will be determined in the marketplace and may be influenced by many factors, including the operating performance of Holdings, the depth and liquidity of the market for the Holdings Common Stock, investor perception of Holdings and general economic and market conditions.

 UNCERTAINTY REGARDING TRADING PRICES OF AND MARKETS FOR STOCK FOLLOWING THE DISTRIBUTION AND THE MERGER

     Upon consummation of the Distribution and prior to the Merger, holders of Insignia Common Stock will have received shares of Holdings Common Stock and will continue to hold shares of Insignia Common Stock. The trading prices of Insignia Common Stock following the Distribution will be less than prior to the Distribution, to reflect the spin-off of shares of Holdings Common Stock. There can be no assurance as to whether the combined market value of the shares of Insignia Common Stock, Holdings Common Stock and cash in lieu of fractional shares of Holdings Common Stock after the Distribution and before the Merger will be equal to or greater than the market value of the shares of Insignia Common Stock prior to the Distribution.

     Upon consummation of the Distribution and the Merger, holders of Insignia Common Stock will have received shares of Holdings Common Stock, AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable). Insignia stockholders should be aware that there can be no assurance as to whether the combined market value after the Distribution and the Merger of the shares of AIMCO Class E Preferred Stock, AIMCO Class F Preferred Stock (if applicable), the Cash Amount, if any, Holdings Common Stock and cash in lieu of fractional shares of both the AIMCO shares and the Holdings shares received in respect of their shares of Insignia Common Stock will be equal to or greater than the market value of their shares of Insignia Common Stock prior to the Distribution and the Merger. The Holdings Common Stock has been approved for listing on the NYSE, subject to official notice of issuance and approval of the Distribution by Insignia stockholders, under the symbol "IEG," and the AIMCO Class E Preferred Stock and the AIMCO Class F Preferred Stock have been approved for listing on the NYSE, subject to official notice of issuance under the symbols "AIVPrE" and "AIVPrF," respectively.

     In addition, the market value of Holdings Common Stock may be adversely affected if holders of Insignia Common Stock sell or attempt to sell in a limited time period a substantial number of the shares of Holdings Common Stock they receive in the Distribution.

  POTENTIAL INDEMNIFICATION LIABILITIES OF HOLDINGS RELATING TO THE MERGER

     Pursuant to the Indemnification Agreement, Holdings has agreed to indemnify AIMCO (and certain affiliates) from and after the Merger with respect to certain debts, liabilities and obligations of Insignia. See "Summary -- The Distribution, the Merger and Related Transactions -- Indemnification Agreement," "The Merger and Related Transactions -- Indemnification Agreement" and "The Indemnification Agreement."

  INABILITY TO SECURE FINANCING IF DISTRIBUTION OCCURS WITHOUT THE MERGER

     Generally, all the assets of Insignia are pledged to secure Insignia's $300 million credit facility with First Union National Bank and other lenders (the "Insignia Credit Facility"). In connection with the Distribution, and assuming that the Merger will be consummated, Insignia must amend the Insignia Credit Facility so that following the Distribution all the assets of Holdings will be pledged to guaranty the obligations of Insignia under the Insignia Credit Facility until the Effective Time. AIMCO is required under the Merger Agreement to cause all guarantees by, and liens on the assets of Holdings and its subsidiaries relating to, the Insignia Credit Facility to be released at the Effective Time. If Insignia causes the Distribution to occur assuming that the Merger will be consummated and the Merger Agreement is subsequently terminated, Holdings and Insignia will have to refinance or restructure the Insignia Credit Facility; if not, Holdings will have limited access to the capital markets to raise funds as a result of its assets being pledged to secure the obligations of Insignia, a separate public company. There can be no assurance that Insignia and Holdings will be able to successfully refinance or renegotiate the Insignia Credit Facility on terms satisfactory to all parties, or at all.

  CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA RELATED TO THE DISTRIBUTION

     CONFLICTS OF INTEREST ARISING FROM GRANT OF NEW OPTIONS AND THE TREATMENT OF EXISTING OPTIONS

     In considering the recommendations of the Insignia Board with respect to the Distribution, stockholders of Insignia should be aware that, in connection with the Distribution and the establishment of Holdings as an independent public company, Holdings has approved the grant, effective as of the Time of Distribution, of options to purchase an aggregate of 1,020,000 shares of Holdings Common Stock to its key employees and an aggregate of 80,000 shares of Holdings Common Stock to its outside directors under the Holdings Stock Incentive Plan. Such grants of options are in addition to any options of Insignia held by such employees that will be converted into options of Holdings under the Holdings Stock Incentive Plan.

     Insignia has entered into Option Termination Agreements with each of the Insignia directors and certain executive officers pursuant to which stock options and warrants, whether vested or unvested, will be retired by Insignia after the Distribution and prior to the consummation of the Merger at a price equal to the difference between the exercise price of such option or warrant and $25. The executive officers subject to these Option Termination Agreements are: the Insignia Executives, Jeffrey Goldberg, Albert Gossett, William Jarrard, Neil Kreisel, Martha Long, and Stephen Siegel (as to certain options). The aggregate price to be paid by Insignia for such options and warrants under the Option Termination Agreements is $31.4 million. Such options and warrants were granted or assumed between September 1, 1993 and October 16, 1997, and have exercise prices ranging from $0.0759 to $20.9375 per share. Because such directors and executive officers are receiving significant payments in connection with the consummation of the Merger, their interests in and reasons for supporting the Merger may conflict with those of the Insignia stockholders.

     CONFLICTS OF INTEREST OF THE INSIGNIA EXECUTIVES ARISING FROM THEIR NEW EMPLOYMENT AGREEMENTS

     Pursuant to an employment agreement between Holdings and Mr. Farkas, effective as of the Time of Distribution, Mr. Farkas will hold the positions of Chairman of the Holdings Board and Chief Executive Officer of Holdings, will receive an annual base salary of $750,000 and a bonus to be determined annually by the Holdings Board. Mr. Farkas also will be entitled to certain perquisites. Mr. Farkas' employment agreement includes provisions which would entitle Mr. Farkas to certain lump sum payments upon the occurrence of certain significant transactions, including a change of control of Holdings.

     Pursuant to employment agreements between Holdings and each of Messrs. Aston, Garrison and Uretta, effective as of the Time of Distribution, each individual will become an employee of Holdings. Messrs. Aston, Garrison and Uretta will hold the offices of Office of the Chairman and Chief Financial Officer; Office of the Chairman; and Office of the Chairman, Chief Operating Officer and Treasurer, respectively, of Holdings. Each of Messrs. Aston and Garrison will receive an annual base salary of $400,000 and Mr. Uretta will receive an annual base salary of $500,000 through the third anniversary of the effective date of the employment agreement and each executive will be entitled to a bonus to be determined annually by the Holdings Board. Messrs. Aston, Garrison and Uretta also will be entitled to certain perquisites. The employment agreements for each of Messrs. Aston, Garrison and Uretta include provisions which would entitle such executives to certain lump sum payments upon the occurrence of certain significant transactions, including a change of control of Holdings.

     POTENTIAL LIABILITIES DUE TO FRAUDULENT TRANSFER CONSIDERATIONS AND LEGAL DIVIDEND REQUIREMENTS

     Although Insignia does not believe that the Distribution violates Federal and state fraudulent conveyance laws, the Distribution is subject to such laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy of Insignia or Holdings as a debtor-in-possession) were to determine that Insignia, Holdings or any of their subsidiaries did not receive fair consideration or reasonably equivalent value for incurring indebtedness or transferring assets in connection with the formation of Holdings as a stand-alone business unit and that, at the time of the Distribution or such incurrence of indebtedness or transfer of assets, Insignia, Holdings or any of their subsidiaries (i) was insolvent or would be rendered insolvent, (ii) had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could order the holders of the Holdings Common Stock to return the value of the stock and any dividends paid thereon, bar future dividend payments on the stock and invalidate, in whole or in part, the formation of Holdings of a stand-alone business unit or the Distribution as fraudulent conveyances.

     The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities) or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that Insignia, Holdings or any of their subsidiaries was "insolvent" at the time of, or after giving effect to, the formation of Holdings as a stand-alone business unit and the Distribution.

     In addition, Insignia's distribution of the Holdings Common Stock and the distributions in connection with the formation of Holdings as a stand-alone business unit are subject to review under state corporate distribution statutes. Under the DGCL, a corporation may only pay dividends to its stockholders either
(i) out of its surplus (net assets minus capital) and not out of capital, or
(ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although all distributions are intended to be made entirely from surplus, no assurance can be given that a court will not later determine that some or all of the distributions will be unlawful.

  ANTI-TAKEOVER CONSIDERATIONS

     Staggered Board of Directors. The Holdings Certificate of Incorporation divides the Holdings Board into three classes serving staggered terms. The terms of the Holdings Board as constituted immediately following the Distribution will expire in 1999, 2000 and 2001. The staggered terms of directors may limit the ability of holders of Holdings Common Stock to change the control of Holdings even if a change of control were in such stockholders' best interests. This limitation may discourage offers or other bids for the Holdings Common Stock at a premium over the market price thereof. See "Description of Capital
Stock -- Certain Certificate and Bylaw Provisions" in the Holdings Information Statement.

     Other Certificate of Incorporation and Bylaw Provisions. The anti-takeover effect of certain provisions of the Holdings Certificate of Incorporation and Bylaws may have the effect of delaying, deterring or preventing a takeover of Holdings that Holdings' stockholders may consider to be in their best interest. Holdings' Certificate of Incorporation and Bylaws require that stockholders follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other business to be conducted at any stockholders' meeting. In addition, the Certificate of Incorporation authorizes the Holdings Board to issue up to 20 million shares of preferred stock of Holdings, par value $.01 per share ("Holdings Preferred"), having such rights, preferences and privileges as designated by the Holdings Board, without stockholder approval. The issuance of such Holdings Preferred could inhibit a change of control. See "Description of Capital Stock -- Certain Certificate and Bylaw Provisions" in the Holdings Information Statement.

RISKS RELATING TO AIMCO'S, INSIGNIA'S AND HOLDINGS' BUSINESSES

  CONFLICTS OF INTEREST

     AIMCO and certain of its officers and/or directors have entered into, and may in the future enter into, certain types of transactions that may result in conflicts of interest between AIMCO and such officers and/or directors. These types of transactions include: the acquisition by AIMCO of property or assets from, or the sale by AIMCO of property or assets to, such officers and/or directors; making loans to or borrowing from such officers and/or directors, including in connection with the purchase of AIMCO Common Stock or the purchase of interests in the AIMCO Operating Partnership and other unconsolidated subsidiaries of AIMCO; investments by AIMCO in partnerships or other entities (such as the AIMCO Operating Partnership and such other unconsolidated subsidiaries) in which such officers and/or directors have a controlling equity interest or other form of ownership interest; and the purchase or sale of real estate or other assets by such officers and/or directors, where the acquisition of such real estate or assets is also a corporate opportunity for AIMCO.

     AIMCO presently manages its Managed Properties through Property Asset Management Services, Inc. ("PAMS Inc."), Property Asset Management Services, L.P. ("PAMS LP") and certain former subsidiaries of The National Housing Partnership ("NHP") (the "Management Subsidiaries"). In order to satisfy certain REIT requirements, the ownership of PAMS Inc. and certain other Management Subsidiaries consists of the

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

AIMCO Operating Partnership holding non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO holding, directly or indirectly, all of the voting common stock, representing a 5% economic interest. In addition, PAMS LP provides property management services with respect to certain Managed Properties in which certain officers and/or directors of AIMCO have separate ownership interests. The fees for these services have been negotiated on an individual basis and typically range from 3% to 6% of gross receipts for the particular property. Although these arrangements were not negotiated on an arm's-length basis, AIMCO believes, based on comparisons to the fees charged by other real estate companies and by PAMS LP with respect to unaffiliated Managed Properties in comparable locations, that the terms of such arrangements are fair to AIMCO.

     AIMCO has entered into the Contribution Agreement with CK and the stockholders of CK to cause certain assets of AIMCO to be contributed to CK and to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and Peter Kompaniez, AIMCO's President and Vice Chairman. As a result, when the stock of CK is transferred to AIMCO, such stockholders will receive payment for the stock; the stock will be priced at fair market value and if market value is difficult to ascertain, the pricing will favor AIMCO. It is AIMCO's intent to use CK as a vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to AIMCO's election to be taxed as a REIT. AIMCO is finalizing which assets will be contributed to CK, but such assets are not anticipated to include any assets obtained in the Merger unless AIMCO would be prohibited or limited from holding such assets due to AIMCO's election to be taxed as a REIT (including assets unrelated to the ownership of real estate, such as food services, transportation services and home health care services). Any transfer of assets or services to CK will be at market rates and approved by the independent members of the AIMCO Board, and if market rates are difficult to ascertain, the pricing will favor AIMCO. It is anticipated that the assets to be contributed to CK will be immaterial compared to total assets held by AIMCO. No prediction can be made as to whether or when any spinoff to AIMCO stockholders will occur. See "Business of AIMCO -- Recent Contracts."

  CERTAIN FINANCING CONSIDERATIONS; LEVERAGE AND INTEREST RATE HEDGING

     AIMCO and its subsidiaries, and partnerships in which a subsidiary of AIMCO is a general partner, have significant amounts of debt outstanding and, accordingly, are subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness.

     As of March 31, 1998, 94% of AIMCO's Owned Properties and 56% of its total assets were encumbered by debt, and AIMCO had total outstanding indebtedness of $811.5 million, all of which was secured by Owned Properties and other assets. The AIMCO Charter does not limit the amount of indebtedness which may be incurred by AIMCO and its subsidiaries. AIMCO's management generally follows the strategies set forth under "Business of AIMCO -- Operating and Financial Strategies -- Debt Financing," in connection with incurrences of additional indebtedness; however, such strategies are not binding on management and are subject to change from time to time. The AIMCO Credit Facility (see "Glossary") restricts AIMCO's ability to effect certain mergers, business consolidations and asset sales, imposes minimum net worth requirements, and requires AIMCO to maintain a ratio of debt to gross asset value of no more than 0.55 to 1, an interest coverage ratio of at least 2.25 to 1 and a debt service coverage ratio of at least 2.00 to 1. Additionally, the AIMCO Credit Facility limits AIMCO from distributing more than 80% of funds from operations. Failure to perform or observe covenants or conditions under an intracompany subordination agreement entered into in connection with the AIMCO Credit Facility and events of default resulting in acceleration under AIMCO's other credit agreements, among other events, are considered defaults under the AIMCO Credit Facility. See "-- Risks Relating to the Merger -- Increased Leverage."

     General Motors Acceptance Corporation has made 89 loans (the "GMAC Loans"), with an aggregate outstanding principal balance of $386.9 million at March 31, 1998, to property owning partnerships of AIMCO, each of which is secured by the underlying Owned Property of such partnership. Twenty four GMAC Loans, having an aggregate balance of $146.4 million outstanding as of March 31, 1998, are cross-
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

collateralized with certain other GMAC Loans, and seven Federal National Mortgage Association ("FNMA") Loans, having an aggregate balance of $66.9 million as of March 31, 1998, are cross-collateralized with certain other FNMA Loans. Other than these GMAC Loans and FNMA Loans, none of AIMCO's debt is subject to cross-collateralization provisions. Cross-collateralization of indebtedness increases the risk of default on each loan as a single underperforming property can draw on the revenues of any cross-collateralized property.

     As of May 31, 1998, approximately 88% of AIMCO's total consolidated indebtedness was subject to fixed interest rates and approximately 12% (approximately $157.3 million) was subject to variable interest rates. Although, as described below, AIMCO has certain hedging arrangements in place, increases in interest rates could increase AIMCO's interest expense and adversely affect cash flow. AIMCO from time to time enters into agreements to reduce the risks associated with increases in short term interest rates. Although these agreements provide AIMCO with some protection against rising interest rates, these agreements also reduce the benefits to AIMCO when interest rates decline.

     From time to time, AIMCO enters into interest rate lock agreements with major investment banking firms, in anticipation of refinancing debt. Interest rate lock agreements related to planned refinancings of identified variable rate indebtedness are accounted for as anticipatory hedges. Upon the refinancing of such indebtedness, any gain or loss associated with the termination of the interest rate lock agreement is deferred and recognized over the life of the refinanced indebtedness. In order for the interest rate lock to qualify as an anticipatory hedge, the following criteria must be met: (a) the refinance being hedged exposes AIMCO to interest rate risk; (b) the interest rate lock is designated as a hedge; (c) the significant characteristics and expected terms of the refinance are identified; and (d) it is probable that the refinance will occur. AIMCO believes that all four of the above qualifications have been met. In the event that any of the above qualifications are not met, the interest rate lock will not qualify as an anticipatory hedge, and the gain or loss on the interest rate lock will be recognized in the current period's earnings. In September 1997, AIMCO entered into an interest rate lock agreement (the "Hedge") having a notional principal amount of $75.0 million, in anticipation of refinancing certain floating rate indebtedness. The interest rate lock agreement fixed the ten-year treasury rate at 6.294%. An unrealized loss of approximately $3.5 million relating to the hedge has been deferred as of March 31, 1998. Subsequent to March 31, 1998, AIMCO refinanced certain mortgage indebtedness relating to 10 real estate partnerships, and realized losses of approximately $3.9 million, which have been deferred and will be amortized over the life of the refinanced debt. These losses, when amortized, will result in effective interest rates of 7.0%, over the life of the refinanced debt. There can be no assurance that the above described indebtedness will be refinanced or that AIMCO will be able to enter into other hedging arrangements to replace the Hedge.

     Interest rate hedging arrangements may expose AIMCO to certain risks. Interest rate movements during the term of interest rate hedging arrangements may result in a gain or loss on AIMCO's investment in the hedging arrangement. In addition, if a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, AIMCO may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may result in credit risks to AIMCO. In order to minimize counterparty credit risk, AIMCO's policy is to enter into hedging arrangements only with large financial institutions that maintain an investment grade credit rating.

     In December 1997, AIMCO refinanced certain secured long-term notes payable in order to obtain more favorable interest rates. In anticipation of the refinancing, AIMCO entered into a $100 million interest rate lock agreement, which fixed the interest rate at 7.053%. Upon maturity of the interest rate lock agreement, as a result of declining interest rates, AIMCO realized a loss of approximately $10.9 million, which will be recognized over the life of the refinanced debt.

  INVESTMENT IN AND MANAGEMENT OF REAL ESTATE GENERALLY

     General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. AIMCO's

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

income from its Owned Properties and Equity Properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of AIMCO to provide adequate maintenance and insurance, and increases in operating costs (including real estate taxes). AIMCO's income from its Owned Properties and Equity Properties would also be adversely affected if a significant number of tenants were unable to meet their rent payment obligations when due or if apartments could not be rented on favorable terms. Certain significant expenditures associated with real property investments (such as debt service, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investments. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. If AIMCO's Owned Properties and Equity Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, AIMCO's income and its ability to make distributions to holders of AIMCO Common Stock will be adversely affected. Many of the factors that could adversely affect AIMCO's income from its Owned Properties and Equity Properties could also adversely affect AIMCO's income from its Managed Properties by reducing gross receipts for such properties.

     Illiquidity of Real Estate. Investments in real estate or partnerships which own real estate may be illiquid. As a result, AIMCO may be unable to vary its portfolio promptly in response to changes in economic or other conditions.

     Potential Lack of Space to Lease. A significant portion of Holdings' brokerage business involves facilitating the lease of commercial property including retail, industrial, and office space. Since the real estate depression of the early 1990s, the development of new retail, industrial, and office space has been limited. As a consequence, in certain areas of the country there is beginning to be inadequate office, industrial and retail space to meet demand and there is a potential for a decline in Holdings' overall number of lease transactions, the effect of which may, over time, be partially offset by increasing sales, including sales of undeveloped land (which would benefit Holdings' brokerage business). However, during 1997, Holdings' lease transactions increased, as did aggregate revenue from lease transactions. There can be no assurance that these increases will continue or that any such increase in the sale of undeveloped land will coincide with any decline in the number of lease transactions.

     Acquisition and Development Activities. AIMCO has engaged in, and intends to continue to engage in, the selective acquisition, development and expansion of multifamily apartment properties. In the ordinary course of business, AIMCO is engaged in discussions and negotiations regarding the acquisition of apartment properties or interests in apartment properties. AIMCO frequently enters into contracts and binding or nonbinding letters of intent with respect to the purchase of properties. These contracts are typically subject to certain conditions and permit AIMCO to terminate such contracts in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties. AIMCO believes that such contracts essentially result in the creation of an option on the subject properties and give AIMCO greater flexibility in seeking to acquire properties. As of July 31, 1998, AIMCO had under letter of intent or contract an aggregate of 66 multifamily apartment properties with a maximum aggregate purchase price of $841 million including estimated capital improvements, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by AIMCO as described above. No assurance can be given that any of these possible acquisitions will be completed or, if completed, that they will be accretive to earnings on a per share basis.

     In addition to general investment risks associated with any new investment, acquisitions entail risks that such investments will fail to perform in accordance with expectations, including projected occupancy and rental rates, management fees and the costs of property improvements, along with integration-related risks. Risks associated with redevelopment and expansion of properties include the risks that development opportunities may be abandoned; that construction costs of a property may exceed original estimates, possibly making the property uneconomical; that occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; that construction and permanent financing may not be available on favorable terms; and that construction and lease-up may not be completed on schedule, resulting in increased
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

debt service expense and construction costs. Development activities are also subject to risks relating to any inability to obtain, or delays in obtaining, necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations.

     AIMCO also has engaged in, and intends to continue to engage in, the selective acquisition of, or investment in, companies that own or manage multifamily apartment properties or own general or limited partnership or other interests therein, including tender offers for limited partnership interests. Risks associated with AIMCO's past and future acquisitions of general partnership interests, and tender offers for outstanding limited partnership interests, include the risks that the general partner will be subject to allegations (including legal actions) of, or will be otherwise liable for, breaches of fiduciary duty to the limited partners of such partnership and that the assets of the general partner may be subject to claims by creditors of the partnership if the partnership becomes insolvent.

     Operating Risks. The AIMCO Properties are subject to operating risks common to multifamily apartment properties in general. These risks may adversely affect AIMCO's cash flow from operations. For example, increases in unemployment in the areas in which the AIMCO Properties are located may adversely affect multifamily apartment occupancy or rental rates and it may not be possible to offset increases in operating costs due to inflation and other factors by increased rents. Local rental market characteristics also limit the extent to which rents may be increased without decreasing occupancy rates.

     Competition. There are numerous housing alternatives that compete with the AIMCO Properties and multifamily apartment properties owned and managed by Insignia in attracting residents. Such properties compete directly with other multifamily rental apartments and single family homes that are available for rent in the markets in which such properties are located. Such properties also compete for residents with new and existing homes and condominiums. The ability of AIMCO or Insignia to lease apartment units and the level of rents charged is determined in large part by the number of competitive properties in the local market. Numerous real estate companies compete with AIMCO and Insignia in each of their market areas in acquiring, developing and managing multifamily apartment properties and seeking tenants to occupy their properties and AIMCO's and Insignia's market share is small in each of its market areas. In addition, numerous property management companies compete with AIMCO and Insignia in the markets where the Managed Properties and multifamily apartment properties owned or managed by Insignia are located. As the multifamily residential market is fragmented, neither AIMCO nor Insignia has a majority market share in any market and does not benefit from any competitive advantage.

     Change in Laws. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect AIMCO's cash flow from operating activities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce, or limit the ability of AIMCO to increase, rental revenue or increase operating costs in particular markets.

     Possible Environmental Liabilities. Under Federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible or there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation or management of the AIMCO Properties, AIMCO could be potentially liable for environmental liabilities or costs associated with its properties or properties it may in the future acquire or manage.

     Certain Federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when those materials are in poor condition or in the event of building remodeling, renovation or demolition; impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws also impose liability for a release
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

of ACMs and may enable third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership, operation or management of properties, AIMCO could be potentially liable for those costs. There are ACMs at certain of the Owned Properties, and there may be ACMs at certain of the other AIMCO Properties. AIMCO has developed and implemented operations and maintenance programs, as appropriate, that establish operating procedures with respect to the ACMs at most of the Owned Properties, and intends to develop and implement, as appropriate, such programs at AIMCO Properties that do not have such programs.

     Certain of the Owned Properties, and some of the other AIMCO Properties, are located on or near properties that contain or have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurances that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate onto the AIMCO Properties. Such hazardous substances have been released at certain Owned Properties and, in at least one case, have migrated from an off-site location onto AIMCO's property. In addition, AIMCO's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The City of Austin (the "City"), the former landfill operator, has assumed responsibility for conducting all investigation and remedial activities to date associated with the methane and other landfill gas. The remediation of the landfill gas is now substantially complete, and the Texas Natural Resources Conservation Commission ("TNRCC") has preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, a proposed contingency plan of passive methane gas venting may be implemented by the City. The City has also conducted testing on AIMCO's Montecito property to determine whether, and to what extent, groundwater has been impacted. Based on test reports received to date by AIMCO, the groundwater does not appear to be contaminated at actionable levels. AIMCO has not incurred and does not expect to incur liability for the landfill investigation and remediation; however, AIMCO has relocated some of its tenants and has installed a venting system according to the TNRCC's specifications under the building slabs, in connection with AIMCO's present raising of four of its buildings in order to install stabilizing piers thereunder, at a total cost of approximately $550,000, which is primarily the cost for the restabilization. The restabilization was substantially completed as of January 1998. The City will be responsible for monitoring the conditions at the Montecito property.

     All of the Owned Properties were subject to Phase I or similar environmental audits by independent environmental consultants prior to acquisition. The audits did not reveal, nor is AIMCO aware of, any environmental liability relating to such properties that AIMCO believes would have a material adverse effect on AIMCO's business, assets or results of operations. However, such audits involve a number of judgments and it is possible that such audits did not reveal all environmental liabilities or that there are material environmental liabilities of which AIMCO is unaware. In addition, the Managed Properties may not have been subject to Phase I or similar environmental audits by independent environmental consultants. While AIMCO is not aware of any environmental liability that it believes would have a material adverse effect on its business, financial condition or results of operations relating to the Managed Properties for which audits are not available, there can be no assurance that material environmental liabilities of which AIMCO is unaware do not exist at such properties.

     In October 1997, NHP received a letter (the "EPA Letter") from the U.S. Department of Justice (the "DOJ") which stated that the U.S. Environmental Protection Agency ("EPA") had requested that the DOJ file a lawsuit against NHP alleging, among other things, that NHP violated the Clean Air Act, the National Recycling and Emissions Reduction Program and associated regulations in connection with the employment of certain unlicensed personnel, maintenance and disposal of certain refrigerants, and record-keeping practices at two properties. A settlement in principle between NHP and the EPA has been reached whereby NHP has agreed to pay a fine of $99,900, permit the EPA to audit the maintenance records and technical staffing at 40 NHP properties and continue to provide training to all maintenance workers with respect to the disposal of refrigerants. A formal settlement agreement is expected to be executed in 1998.

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     Restrictions Imposed by Laws Benefitting Disabled Persons. Under the
Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to the Owned Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although management of AIMCO believes that the Owned Properties are substantially in compliance with present requirements, if the Owned Properties are not in compliance, AIMCO is likely to incur additional costs to comply with the ADA and FHAA.

     Potential Liabilities arising from English Litigation. In November 1996, AIMCO acquired (the "English Acquisition") certain partnership interests, real estate and related assets owned by J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities (collectively, the "J.W. English Companies"). In the English Acquisition, AIMCO purchased all of the general and limited partnership interests owned by the J.W. English Companies in 22 limited partnerships which act as the general partner to 31 limited partnerships (the "English Partnerships") that own 22 multifamily apartment properties and other assets and interests related to the J.W. English Companies, and assumed management of the properties owned by the English Partnerships. AIMCO made separate tender offers (the "English Tender Offers") to the limited partners of 25 of the English Partnerships (the "Tender Offer English Partnerships").

     In November 1996, purported limited partners of certain of the Tender Offer English Partnerships filed a purported class action lawsuit against AIMCO and J.W. English in the U.S. District Court for the Northern District of California (the "Federal Action"), alleging, among other things, that AIMCO conspired with J.W. English to breach his fiduciary duty to the plaintiffs, and that the offering materials used by AIMCO in connection with the English Tender Offers contained misleading statements or omissions. The Federal Action was voluntarily dismissed, without prejudice, in favor of another purported class action filed in May 1997 by limited partners of certain of the Tender Offer English Partnerships and six additional English Partnerships. Two complaints were filed in Superior Court of the State of California (the "California Actions") against AIMCO and the J.W. English Companies, alleging, among other things, that the consideration AIMCO offered in the English Tender Offers was inadequate and designed to benefit the J.W. English Companies at the expense of the limited partners, that certain misrepresentations and omissions were made in connection with the English Tender Offers, that AIMCO receives excessive fees in connection with its management of the properties owned by the English Partnerships, that AIMCO continues to refuse to liquidate the English Partnerships and that the English Acquisition violated the partnership agreements governing the English Partnerships and constituted a breach of fiduciary duty.

     In addition to unspecified compensation and exemplary damages, the original complaints in the California Actions sought an accounting, a constructive trust on the assets and monies acquired by the English defendants in connection with the English Acquisition, a court order removing AIMCO from management of the English Partnerships and/or ordering disposition by AIMCO of the properties and attorneys fees, expert fees and other costs. AIMCO intends to vigorously defend itself in connection with these actions. AIMCO believes it is entitled to indemnity from the J.W. English Companies, subject to certain exceptions. Failure by AIMCO to prevail in the California Actions or to receive indemnification could have a material adverse effect on AIMCO's financial condition and results of operations.

     On August 4, 1997 AIMCO filed demurrers to both complaints in the California Actions. At a hearing on the demurrers on January 9, 1998, the court granted AIMCO's demurrers in each of the three causes of action against it in the two complaints, with leave to amend. On February 25, 1998, the plaintiffs filed a consolidated amended class and derivative complaint for damages (the "Consolidated Amended Complaint"). The Consolidated Amended Complaint has added as defendants the general partners of the English Partnerships and dropped certain defendants, including AIMCO/PAM Properties, L.P. The Consolidated Amended Complaint seeks compensatory and punitive damages and alleges six causes of action for breach of fiduciary duty (two separate causes of action), for an accounting, breach of the implied covenant of good faith and fair dealing, and for inducing breach of contract. Plaintiffs have also added allegations of alleged wrongful conduct in connection with AIMCO's second group of tender offers commenced in late 1997. On March 27, 1998, the company filed demurrers on behalf of the AIMCO defendants. On May 22, 1998, the demurrers were overruled. The trial has been continued until April 12, 1999 and a motion for class certification filed by plaintiffs is currently scheduled for hearing on August 14, 1998.


     California Class Action. On March 24, 1998, certain persons claiming to own limited partner interests in the Partnerships filed the California Class Action against Insignia, the General Partners, AIMCO, certain persons and entities who purportedly formerly controlled the General Partners, and additional entities affiliated with and individuals who are officers, directors and/or principals of several of the defendants. See "Summary -- Litigation." In addition to the Allegations, the complaint also alleges that the Allegations constitute violations of various California securities, corporate and partnership statutes, as well as conversion and common law fraud. The complaint seeks unspecified compensatory and punitive damages, an injunction blocking the sale of control of the General Partners to AIMCO and a court order directing the defendants to discharge their fiduciary duties to the plaintiffs. On June 25, 1998, Insignia, the General Partners and certain other defendants served a demurrer to the complaint and a motion to strike. Plaintiffs' opposition to the demurrer and motion to strike is due on August 21, 1998 and a hearing is scheduled for October 2, 1998. AIMCO served a separate demurrer to the complaint which is scheduled to be heard by the court on August 6, 1998. Defendants Apollo Real Estate Advisors, L.P. and Michael L. Ashner have also each filed separate motions which seek, respectively, to dismiss the complaint and quash service of the summons. In lieu of responding to defendants' motions and demurrers, plaintiffs' counsel has notified defendants that they intend to file and serve an amended complaint, which will render the motions and demurrers moot. However, the defendants intend to defend the action vigorously and both Insignia and AIMCO believe that the litigation will not have a material impact on their financial condition or results of operations.

     Loss of Revenue Due to Termination or Other Loss of Property Management Agreements. Insignia is dependent upon revenue received for services performed under property management agreements relating to properties owned by third parties. For the year ended December 31, 1997, Insignia derived approximately 15% of its gross revenues from management of properties owned by third parties. Risks associated with the management of properties owned by third parties include risks that management contracts will be terminated by the property owner or will be lost in connection with a sale of the property, contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms, and rental revenues upon which management fees are based will decline as a result of general real estate market conditions or other factors and result in decreases in management fees. If significant numbers of contracts are terminated or are not renewed, net income from fee management operations could be adversely affected. Contracts with unaffiliated third parties are for terms ranging from 30 days to 5 years, with most contracts being terminable within one year or less. In general, management contracts may be terminated or otherwise lost as a result of a number of factors, many of which are beyond the control of Insignia, including: (i) disposition of the property by the owner in the ordinary course of business or as a result of financial distress of the property owner; (ii) the property owner's determination that Insignia's management of the property is unsatisfactory; (iii) willful misconduct, gross negligence or other conduct by the manager that constitutes grounds for termination under such contracts; or
(iv) with respect to certain affordable properties, termination of such contracts by United States Department of Housing and Urban Development ("HUD") or state housing finance agencies, generally at their discretion.

     Regulation of Affordable Housing. As of March 31, 1998, AIMCO's management portfolio included 68,264 affordable units in 460 properties. In addition, AIMCO owns interests in 55,546 affordable units. A substantial portion of the affordable properties, and some conventional properties in which AIMCO owns interests, were built or acquired by the owners with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms, or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, which typically include limits on rents to amounts approved by HUD. HUD approval is required before AIMCO may be appointed as manager of additional HUD-assisted properties.

There can be no assurance that HUD approval will be received with respect to any particular action for which it is required. In addition to the effects of HUD regulation on AIMCO as a manager of affordable properties, the business of AIMCO or its affiliates may be indirectly affected by regulations generally applicable to the entities owning affordable properties. In particular, HUD limits the rents that may be charged on certain HUD-assisted properties to approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary which would result in a loss of management fee revenue. As of March 31, 1998, and in addition to the 441 HUD-assisted properties, AIMCO managed 19 properties that receive assistance from agencies other than HUD or are subject to regulation by agencies other than HUD. Such revenues comprise less than 9.0% of AIMCO's revenues.

     Certain of the properties owned or managed by Insignia are subject to agreements which require the consent of HUD prior to the transfer of the right to manage such properties. Such agreements generally define a transfer of management such that the Merger would require advance approval of HUD. The Merger Agreement provides that AIMCO will file or cause to be filed with HUD any documents required to be filed under any applicable law or the rules and regulations of HUD (collectively, the "HUD Rules") with respect to the Merger, that AIMCO will use all commercially reasonable efforts to make such filings in a timely manner, and that Insignia will make reasonable efforts to assist AIMCO, upon request, in obtaining any necessary approvals of HUD. If an approval of HUD necessary to transfer a property from Insignia to AIMCO in the Merger ("HUD Approval") is not obtained on or prior to the Effective Time, Holdings will use its reasonable efforts to cause the officers of IPT to continue to serve in such capacities for purposes of supervising all entities having an ownership interest in entities which own HUD-assisted or HUD-insured properties (the "HUD Properties") and Insignia Residential Group, L.P. or its general partner with respect to the management of all HUD Properties, until such approval is obtained. All funds received from the HUD Properties shall be placed in escrow until such time as either (i) HUD Approval is obtained, or (ii) AIMCO directs the escrow agent to release the escrowed funds. The receipt of any required HUD Approval is not a condition to the obligations of any party to consummate the Merger. There can be no assurance that all necessary HUD Approvals will be obtained prior to the satisfaction of the conditions to the closing of the Merger. While there can be no assurance, AIMCO believes that failure to transfer such properties to AIMCO in the Merger will not result in a material impact on AIMCO's results of operations or financial condition.

     HUD Enforcement and Limited Denials. Under its regulations, HUD has the authority to suspend or deny property owners and managers from participation in HUD programs with respect to additional assistance within a geographic region through imposition of a limited denial of participation ("LDP") by any HUD office or nationwide for violations of HUD regulatory requirements. In March 1997, HUD announced its intention to step up enforcement against property owners who violate their agreements with HUD, and, in July 1997, HUD announced the creation of a new department-wide enforcement division. Three HUD field offices recently issued LDPs to NHP as a result of physical inspections and mortgage defaults at four properties owned by NHP-related companies (two of which properties are managed by NHP). One LDP was subsequently withdrawn and another was terminated in December 1997 after a reinspection of the property. The one remaining LDP, unless lifted, suspends NHP's ability to manage or acquire additional HUD-assisted properties in eastern Missouri until June 24, 1998. In 1996, NHP obtained approximately $1 million in management revenues from affordable properties in the affected regions. AIMCO has proposed a settlement agreement with HUD which includes aggregate payments to HUD of approximately $485,000 and withdrawal of the LDP as of the date of issuance. Because an LDP is prospective, existing HUD agreements are not affected, so an LDP is not expected to result in the loss of management service revenue from or to otherwise affect properties that NHP currently manages in the subject regions. If HUD were to disapprove AIMCO as property manager for one or more affordable properties, AIMCO's and NHP's ability to obtain property management revenues from new affordable properties may be impaired.

     HUD monitors the performance of properties with HUD-insured mortgage loans. HUD also monitors compliance with applicable regulations, and takes performance and compliance into account in approving management of additional HUD-assisted properties. In this regard, since July 1988, 29 HUD-assisted properties owned or managed by NHP or NHP-related companies have defaulted on non-recourse HUD-insured mortgage loans. Eight of these 29 properties are currently managed by NHP. An additional six properties owned or managed by NHP have received unsatisfactory performance ratings. As a result of the defaults and unsatisfactory ratings, the national HUD office must review any application by AIMCO to act as property manager or owner for additional HUD-assisted properties. The national HUD office has consistently approved NHP's applications to manage new properties, and AIMCO received HUD clearance to acquire its interests in NHP and the NHP-related companies. AIMCO believes that it enjoys a good working relationship with HUD and that the national office will continue to apply the clearance process to large management portfolios such as AIMCO's with discretion and flexibility. While there can be no assurance, AIMCO believes that the unsatisfactory reviews and the mortgage defaults will not have a material impact on its results of operations or financial condition.

     In October 1997, NHP received a subpoena from the Inspector General of HUD requesting documents relating to any arrangement whereby NHP or any of its affiliates provides or has provided compensation to owners of HUD multifamily projects in exchange for or in connection with property management of a HUD project. AIMCO believes that other owners and managers of HUD projects have received similar subpoenas. Documents relating to certain of NHP's acquisitions of property management rights for HUD projects may be responsive to the subpoena. AIMCO and NHP are in the process of complying with the subpoena and have provided certain documents to the Inspector General, without conceding that they are responsive to the subpoena. AIMCO believes that NHP's operations are in compliance, in all material respects, with all laws, rules and regulations relating to HUD-assisted or HUD-insured properties. Effective February 13, 1998, counsel for NHP and the U.S. Attorney for the Northern District of California entered into a Tolling Agreement related to certain civil claims the government may have against NHP. Although no action has been initiated against NHP or AIMCO or, to AIMCO's knowledge, any owner of a HUD property managed by NHP or AIMCO, if any such action is taken in the future, it could ultimately affect existing arrangements with respect to HUD projects or otherwise have a material adverse effect on the results of operations of AIMCO.

     Uncertainty Regarding Status of Federal Subsidies. AIMCO owns and/or manages approximately 44,000 units that are subsidized under Section 8 of the United States Housing Act of 1937, as amended ("Section 8"). These subsidies are generally provided pursuant to project-based Housing Assistance Payment Contracts ("HAP Contracts") between HUD and the owners of the properties or, with respect to a limited number of units managed by AIMCO and Insignia, pursuant to vouchers received by tenants. On October 27, 1997, the President of the United States signed into law the Multifamily Assisted Housing Reform and Affordability Act of 1997 (the "1997 Housing Act"). Under the 1997 Housing Act, the mortgage financing and HAP Contracts of certain properties assisted under
Section 8, with rents above market levels and financed with HUD-insured mortgage loans, will be restructured by reducing subsidized rents to market levels, thereby reducing rent subsidies, and lowering required debt service payments as needed to ensure financial viability at the reduced rents and subsidy levels. The 1997 Housing Act retains project-based subsidies for most properties (properties in rental markets with limited supply, properties serving the elderly and certain other properties).

     The 1997 Housing Act phases out project-based subsidies on selected properties serving families not located in rental markets with limited supply, converting such subsidies to a tenant-based subsidy. Under a tenant-based system, rent vouchers would be issued to qualified tenants who then could elect to reside at properties of their choice, provided such tenants have the financial ability to pay the difference between the selected properties' monthly rent and the monthly value of the vouchers, which would be established based on HUD's regulated fair market rent for the relevant geographical areas. The 1997 Housing Act provides that properties will begin the restructuring process in Federal fiscal year 1999 (beginning October 1, 1998), and that HUD will issue final regulations implementing the 1997 Housing Act on or before October 27, 1998. Congress has elected to renew HAP Contracts expiring before October 1, 1998 for one-year terms, generally at existing rent levels, so long as the properties remain in compliance with the HAP Contracts. While AIMCO does not expect the provisions of the 1997 Housing Act to result in a significant number of tenants relocating from properties managed by AIMCO, there can be no assurance that the provisions will not significantly affect AIMCO's management portfolio. Furthermore, there can be no assurance that other changes in Federal housing subsidy policy will not occur. Any such changes could have a material adverse effect on AIMCO's property management revenues.

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

  HOLDINGS' REAL ESTATE INVESTMENT AND CO-INVESTMENT ACTIVITIES

     Holdings intends to expand its real estate investment and co-investment activities. Holdings' increased participation as a principal in real estate investments could increase fluctuations in its net earnings and cash flow. Holdings' investments and co-investments also inherently involve the risk of loss of its investment. Moreover, in certain of these investments, Holdings will not have complete discretion to control the timing of the disposition of such investments and, as a result, the recognition of any related gain or loss. In the ordinary course of Holdings' property development business, Holdings also assumes recourse obligations for construction financing.

  COMPETITION IN THE COMMERCIAL REAL ESTATE BUSINESS

     Holdings competes in several market segments within the commercial real estate industry, each of which is highly competitive on a national and a local level. Depending on the market segment, Holdings faces competition from other real estate services providers, consulting firms and in-house corporate real estate and infrastructure management departments. Some of Holdings' principal competitors in certain of these market segments have capabilities and financial resources equal to or greater than those of Holdings and a broader global presence. Many of Holdings' competitors are local or regional firms which are smaller than Holdings on an overall basis, but may be substantially larger than Holdings on a local or regional basis. While Holdings does not believe that any of its competitors are dominant in the market segments in which Holdings operates, the providers of real estate services that compete with Holdings on a national level include LaSalle Partners Incorporated, CB Commercial/Koll Management Services, Cushman & Wakefield, Inc. and Trammell Crow Company. Holdings has faced increased competition in recent years which has, in some cases, resulted in lower service fees, or compensation arrangements more closely aligned with Holdings' performance in rendering services to its clients. In recent years, there has also been a significant increase in the number of REITs which self-manage their real estate assets. Continuation of this trend could decrease the demand for services offered by Holdings, and thereby increase competition. In general, Holdings expects the industry to become increasingly competitive in the future. There can be no assurance that such competition will not have a material adverse effect on the Company's business, financial condition or results of operations.

  DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS

     Although each of Messrs. Considine and Kompaniez and Steven D. Ira, officers and/or directors of AIMCO, has entered into an employment agreement with AIMCO, the loss of any of their services could have an adverse effect on the operations of AIMCO.

  ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     At the closing of the Merger, the parties will receive opinions from Akin, Gump, Strauss, Hauer & Feld, L.L.P., tax counsel to IPT, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO, concerning the continuing qualification of IPT and AIMCO, respectively, as REITs following the Merger. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within AIMCO's control. Although AIMCO believes, and it has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that it has operated since July 29, 1994, the date of AIMCO's initial public offering, in a manner so as to qualify as a REIT, no assurance can be given that AIMCO is or will remain so qualified. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on, and conditioned upon, certain representations and covenants made by AIMCO as to factual matters, including representations and covenants regarding the nature of AIMCO's properties and the future conduct of its business in accordance with the requirements for qualification as a REIT under the Code as described in greater detail in "Federal Income Tax Consequences Related to an Investment in AIMCO -- Taxation of AIMCO." In addition, AIMCO's qualification as a REIT depends upon the qualification of IPT as a REIT. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP relies on the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to IPT's qualification as a REIT. Future tax legislation could adversely affect AIMCO's ability to operate as a REIT and no assurance can be given that any new legislation, regulations,
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

administrative interpretations or court decisions would not change the tax laws with respect to AIMCO's qualification as a REIT or the Federal income tax consequences of such qualification. See "Federal Income Tax Consequences Related to an Investment in AIMCO."

     If, in any taxable year, AIMCO fails to qualify as a REIT, AIMCO would not be allowed a deduction for dividends paid to stockholders in computing its taxable income and would be subject to Federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, AIMCO might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to AIMCO in order to pay the applicable tax and AIMCO would not be compelled to make distributions under the Code. Unless entitled to relief under certain statutory provisions, AIMCO would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Although AIMCO currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause AIMCO to fail to qualify as a REIT or may cause the AIMCO Board to revoke the REIT election. In addition, if Insignia is subsequently determined to have earnings and profits in excess of that distributed by AIMCO effective on or before December 31, 1998, AIMCO would fail to qualify as a REIT. If AIMCO fails to qualify as a REIT, the agreement pursuant to which AIMCO issued its Class B Cumulative Preferred Stock, par value $.01 per share (the "AIMCO Class B Preferred Stock"), provides that the original purchaser may require AIMCO to repurchase such investor's AIMCO Class B Preferred Stock, in whole or in part, at a price of $105 per share, plus accrued and unpaid dividends to the date of repurchase. Such investor acquired and currently owns 750,000 shares of AIMCO Class B Preferred Stock. See "Federal Income Tax Consequences Related to an Investment in AIMCO."

                    INFORMATION CONCERNING THE AIMCO MEETING

TIME, PLACE AND PURPOSE

     This Joint Proxy Statement/Prospectus is being furnished to AIMCO stockholders in connection with the solicitation of proxies by the AIMCO Board from AIMCO stockholders for use at the AIMCO Meeting to be held on September 14, 1998, at 10:00 a.m., local time, at the principal executive offices of AIMCO at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222-4348, and at any adjournments or postponements thereof. At the AIMCO Meeting, AIMCO stockholders will be asked to consider and vote upon each of the Merger and the Amendment, and to transact such other business as may properly come before the AIMCO Meeting or any adjournment or postponement thereof.

RECORD DATE; QUORUM; REQUIRED VOTE

     The AIMCO Board has selected July 17, 1998 as the record date for the AIMCO Meeting. Only holders of record of AIMCO Common Stock at the close of business on the AIMCO Record Date are entitled to notice of, and to vote at, the AIMCO Meeting.

     On the AIMCO Record Date, 48,097,263 shares of AIMCO Common Stock were issued and outstanding and were held by 507 holders of record. Each share of AIMCO Common Stock is entitled to one vote on each matter to be acted upon or which may come before the AIMCO Meeting.

     The presence at the AIMCO Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of AIMCO Common Stock entitled to vote is necessary to constitute a quorum at the AIMCO Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the AIMCO Meeting. Votes to abstain and broker non-votes will have the same effect as votes cast against the Merger and the Amendment. If a quorum is not present at the AIMCO Meeting, the stockholders who are present and entitled to vote at the AIMCO Meeting may, by a majority vote of those present, adjourn the AIMCO Meeting from time to time without notice or other announcement until a quorum is present. Under the MGCL, the approval of each of the Merger and the Amendment requires the affirmative vote of the holders of two-thirds of all shares of AIMCO Common Stock outstanding as of the AIMCO Record Date. Neither the approval of the

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

Amendment nor the approval of the Merger is a condition to consummation of the Merger, and approval of the Merger is not a condition to amending the AIMCO Charter as contemplated by the Amendment.

     All directors and executive officers of AIMCO who own shares of AIMCO Common Stock have indicated their intention to vote their shares for approval of the Merger and the Amendment. As of the AIMCO Record Date, directors and executive officers of AIMCO owned 3,141,407 shares of AIMCO Common Stock (not including securities convertible into shares of AIMCO Common Stock), representing approximately 6.5% of the shares then issued and outstanding.

THE AIMCO BOARD UNANIMOUSLY RECOMMENDS THAT AIMCO STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE AMENDMENT.

PROXIES

     All proxies in the enclosed form of proxy that are properly executed and returned to AIMCO prior to commencement of voting at the AIMCO Meeting will be voted at the AIMCO Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. All executed but unmarked proxies will be voted FOR adoption and authorization of each of the Merger and the Amendment. Any proxy may be revoked by any AIMCO stockholder who attends the AIMCO Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any AIMCO stockholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice stating that the proxy is revoked to the Secretary of AIMCO, c/o Leeann Morein, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222-4348. At the AIMCO Meeting, stockholder votes will be tabulated by persons appointed by the AIMCO Board to act as inspectors of election.

     The expense of printing this Joint Proxy Statement/Prospectus and the proxies solicited hereby will be shared equally by AIMCO and Insignia. All other expenses incurred in connection with the solicitation of proxies will be borne by AIMCO or Insignia as they are incurred by each. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of AIMCO, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. AIMCO may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners of shares of AIMCO Common Stock and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. AIMCO has retained Corporate Investor Communications, Inc. at an estimated cost of $4,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals.

OTHER MATTERS

     At the date of this Joint Proxy Statement/Prospectus, the AIMCO Board does not know of any business to be presented at the AIMCO Meeting other than as set forth in the notice accompanying this Joint Proxy Statement/Prospectus. If any other matter should properly come before the AIMCO Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

APPRAISAL RIGHTS

     Stockholders of AIMCO will have no objecting stockholders' right to fair value under the MGCL in connection with the Merger. See "The Merger and Related Transactions -- Dissenters' Rights," "Dissenters' Rights," and "Comparative Rights of Stockholders of AIMCO and Insignia -- Appraisal Rights."

AVAILABILITY OF INDEPENDENT ACCOUNTS

     Representatives of Ernst & Young LLP, independent accountants of AIMCO, will not be present at the AIMCO Meeting.

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

                        AIMCO'S REASONS FOR THE MERGER;
                       RECOMMENDATION OF THE AIMCO BOARD

AIMCO'S REASONS FOR THE MERGER

     The AIMCO Board believes that the terms of the Merger Agreement and the Merger and the other transactions contemplated thereby are in the best interests of AIMCO and its stockholders. Accordingly, the AIMCO Board has unanimously approved the Merger Agreement, the Merger and the Amendment and recommends approval of the Merger and the Amendment, and such transactions by the stockholders of AIMCO. In reaching its decision, the AIMCO Board considered a number of factors and consulted with its legal and other advisors. The AIMCO Board did not engage a financial advisor or seek a fairness opinion from any financial advisor in connection with its consideration of the Merger. The acquisition of Insignia is consistent with AIMCO's operating, financial and growth strategies. The principal reasons for the AIMCO Board's approval of the Merger Agreement, the Merger and the Amendment, and its recommendation to the stockholders are set forth below. In view of the variety and nature of the factors considered, the AIMCO Board did not consider it practicable to, and did not, quantify or assign relative weights to the factors considered by the AIMCO Board in approving the Merger and the Amendment.

     - Profitable Acquisition

       Management believes the Merger will increase AIMCO's profitability as measured by FFO per share. The increased profitability is the result of the purchase of Insignia's partnership interests in approximately 120,000 apartment units valued at approximately $41,000 per apartment unit based on 9.07% capitalization rates applied to 1998 budgeted Free Cash Flow. (Free Cash Flow is defined as net operating income less capital replacements. Thus Free Cash Flow increases directly with increases in net operating income. Net operating income is also a key component of FFO. The other components of FFO relate to property management business and the costs of the corporate enterprise and structure, principally interest expense, dividends on perpetual preferred stock and general and administrative expenses. The real estate operations are accretive to FFO as net operating income increases and the other components of FFO remain constant.) Increased profitability also results from the acquisition of the Insignia property management business. In 74% of cases, Insignia controls by long term contract with the property owner, or by ownership of the general partner of a property owner, the selection of the property management agent.

     - Future Opportunities

       The Merger will provide AIMCO control of entities owning numerous apartment and other properties and so provide AIMCO opportunities to acquire, refinance and redevelop such properties. Following the Merger, AIMCO will control the general partner in partnerships owning 121,820 apartment units. AIMCO, subject to its fiduciary responsibilities, expects to make offers to acquire limited partners interests, which will provide liquidity for limited partners or, in some cases, to acquire the properties held by the partnerships. In certain cases, AIMCO may acquire partnership interests in exchange for AIMCO OP Units, which may allow limited partners to defer recognition of the tax consequences of the sale of their interests. No determination has been made as to which partnerships AIMCO would seek to acquire additional partnership interests in, and no assurances can be made that AIMCO will be successful in acquiring any such partnership interests.

     - Diversification


       The Merger increases the geographic diversification of the AIMCO portfolio, reducing its exposure to economic downturn in any one local market, and to poor results from any one property.


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

                                         LOGO

     - Local Scale

       The Merger increases the scale of AIMCO's operations in several local markets, making it more feasible to provide concentrated property management focus within such markets. For example, AIMCO will manage at least 5,000 units in 10 local markets, and at least 2,500 units in an additional 13 local markets.

     - Economies of Scale

       Efficiencies that might result from the increased scale of the combined companies have not been quantified, but are considered potentially important. They may result from four factors:

       -- elimination of duplicative off site administrative and financial functions.

       -- allocation of the fixed costs for functions such as corporate overhead and management information services against increased revenues.

       -- possible opportunities to purchase goods or services, e.g., utilities as they become deregulated, that may be enhanced by the greater volume of goods or services being purchased.

       -- possible opportunities to provide goods or services to AIMCO residents, e.g., the delivery of cable television or telephone services, that may be enhanced by the greater number of AIMCO residents who may be interested in purchasing such goods or services, subject to compliance with the requirements for maintaining its REIT status.

     - Leverage

       The AIMCO Board considered that, as a result of the Merger, AIMCO's consolidated indebtedness would increase to approximately $1,554 million. As a result, after the Merger, it is expected that AIMCO's pro forma ratio of Free Cash Flow to interest expense will be 2.1:1 and 2.5:1 and pro forma ratio of Free Cash Flow to interest expense and preferred stock dividends will be 1.7:1 and 2.0:1, in each case for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. The AIMCO Board considered such ratios to be a reasonable balance between debt and equity capitalization and the effects on returns on equity, and that going forward such ratios will be

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

       consistent with AIMCO's general policy of maintaining a ratio of Free Cash Flow to combined interest expense and preferred stock dividends of between 2:1 and 3:1.

     Following the announcement of the Merger, representatives of AIMCO disclosed that the Merger will result in an increase in AIMCO's profitability by more than 14 cents per share and that the Merger creates a number of potential opportunities for AIMCO including the opportunity for AIMCO to offer to acquire limited partnership interests in Insignia affiliated partnerships that might increase AIMCO profitability by up to 90 cents per share. The statement concerning the 14 cent increase was based on a number of estimates and assumptions, including that (a) AIMCO's operation of Insignia's multifamily apartment business will result in revenues and expenses consistent with the historical operation of such business and (b) the Merger will result in cost savings of $7.2 million due to elimination of duplicative corporate overhead. The statement concerning the 90 cent increase was also based on a number of estimates and assumptions, including that (i) properties owned by the affiliated partnerships are encumbered by mortgage debt equal to 50% to 55% of such property's value (on average), (ii) AIMCO will make a tender offer for up to all of the units in each of the limited partnerships which own the properties, (iii) such tender offers will result in tenders of all such limited partnership units and all such units will be accepted for purchase by AIMCO, (iv) AIMCO will pay one half of the purchase price for such units in AIMCO Common Stock (or AIMCO OP Units redeemable for such stock) valued at $40.00 per share (on average) and one half obtained from borrowings at an annual interest rate of 7.5% and (v) AIMCO will achieve a 9.75% capitalization rate on Free Cash Flow generated by the partnerships.

     AIMCO has not made any final determination as to which of the partnerships, if any, it intends to make tender offers to purchase partnership units or the prices at which it will make an such tender offers. AIMCO currently anticipates that it will evaluate the possibility of tendering on any partnership which represents a profitable investment for AIMCO. AIMCO does not anticipate that all tenders will result in a 100% acceptance rate.

     In connection with the Merger, AIMCO estimated the value of each property owned by the Insignia affiliated partnerships and thus determined an estimate of AIMCO's cost for the general partner unit in each partnership owning such properties. AIMCO's statement concerning its estimate of its increased profitability was based on an assumed tender offer price per limited partner unit generally comparable to AIMCO's estimate of AIMCO's cost per general partner unit.

     At this time AIMCO is unable to predict how it will fund the purchase of the partnership units, and funding such purchases will be made on a case-by-case basis at the time of the tenders. AIMCO's experience \in past tender offers was considered in its estimate of the sources of funding for the tender offers for the partnerships affiliated with AIMCO.

     Although AIMCO believes such estimates and the assumptions upon which such estimates are based are reasonable, there can be no assurance that AIMCO will be successful in tendering for or otherwise acquiring the interests in these partnerships or that, even if such interests are acquired, they will be accretive at the levels set forth above. The estimate set forth above is necessarily based on a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which are completely beyond the control of AIMCO. The inclusion of the estimate should not be construed as any representation that the estimated results will in fact be realized. Stockholders of Insignia and AIMCO are cautioned not to place undue reliance or weight on such estimate. The statement concerning AIMCO's potential profitability contains information which is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, and as such is covered by the "safe harbor" provisions of such act.

     The AIMCO Board also noted that there are no benefits to the directors and executive officers of AIMCO as a result of the Merger, other than in their capacity as stockholders of AIMCO. On the other hand, the AIMCO Board and management also discussed certain potential negative factors and risks that could arise or do arise from the Merger. These included, among others:

     - Geographic Expansion

       The Merger will result in AIMCO expanding into regions and markets with which AIMCO has limited prior experience. AIMCO has little knowledge of the supply of, and demand for, apartments in certain

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

       of the new markets to be served. The AIMCO Board determined that Insignia's on-site personnel in these new markets would greatly assist AIMCO's management in operation of such properties.

     - Integration

       The acquisition of Insignia is the largest acquisition undertaken to date by AIMCO and there is no assurance that the properties and personnel of Insignia can be successfully integrated into AIMCO. The AIMCO Board considered the successful integration of NHP, which was acquired in December 1997, and the results of the ongoing integration of Ambassador, which AIMCO acquired in May 1998. Based on the experience gained as a result of such transactions, the AIMCO Board believed that AIMCO's management could successfully integrate Insignia.

     - Increased Debt

       The Merger will result in an increase in AIMCO consolidated indebtedness by approximately $458 million, which will increase AIMCO's ratio of outstanding indebtedness to market capitalization. In addition, certain of AIMCO's properties will be encumbered by this increased indebtedness. The AIMCO Board determined that an increased ratio of debt to market capitalization was preferable to increasing the number of shares issued in the Merger and a resulting dilution of the ownership of current AIMCO stockholders.

     - Costs and Management Time

       Consummation of the Merger will result in substantial costs in both dollars and management time. The AIMCO Board determined that the dollar costs per property of consummating the Merger would be in-line with the costs associated with purchases of single properties or small portfolios, and that management was well suited to take on the added effort required to successfully integrate Insignia.

     The AIMCO Board believed that the potential benefits and advantages of the Merger outweighed the potential negative factors and risks.

     The foregoing discussion of the information and factors considered by the AIMCO Board is not intended to be exhaustive. In view of the wide variety of factors considered, the AIMCO Board did not assign relative weights to the factors discussed above or determine that any factor was of particular importance. Rather, the AIMCO Board viewed its positions and recommendation as being based upon the totality of the information presented.

BECAUSE THE AIMCO BOARD BELIEVES THAT THE POTENTIAL BENEFITS AND ADVANTAGES OF THE MERGER OUTWEIGHED THE POTENTIAL NEGATIVE FACTORS AND RISKS THE AIMCO BOARD DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF AIMCO AND HAS UNANIMOUSLY APPROVED THE MERGER AND THE AMENDMENT, AND RECOMMENDS THAT THE AIMCO STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE AMENDMENT.

CONSUMMATION OF THE MERGER WITHOUT STOCKHOLDER APPROVAL

     Approval of the Merger by AIMCO stockholders is NOT a condition to the consummation of the Merger. Section 3-105 of the MGCL sets forth the procedure for the approval of a merger to which a Maryland corporation is party. Under
Section 3-105(a)(5)(l), a merger of a Maryland corporation does not require stockholder approval if it satisfies two requirements.

     First, the merger cannot reclassify or change the outstanding stock or otherwise amend the charter of the surviving corporation. AIMCO intends to file Articles Supplementary for each of the AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock prior to the Effective Time, which will provide for the conversion of the Convertible Debentures underlying the Convertible Preferred Securities issued by Insignia Financing I into the same consideration received by Insignia stockholders in the Merger. No other amendment to the AIMCO Charter or reclassification of or change to the terms of AIMCO's outstanding stock will be included in the Articles of Merger to be filed with the State Department of Assessments and Taxation of Maryland.

     Second, the number of shares of stock issued or delivered in the merger cannot exceed twenty percent (20%) of the number of shares of the corporation's stock of the same class or series outstanding immediately before the Merger becomes effective. Although no shares of the AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock will be outstanding immediately prior to the Effective Time, the AIMCO Class E Preferred Stock is convertible into AIMCO Common Stock and it could be construed as though shares of AIMCO Common Stock were issued in the Merger. Since the total number of shares of AIMCO Common Stock into which AIMCO Class E Preferred Stock shall be convertible, together with the total number of shares of AIMCO Common Stock into which the AIMCO Class E Preferred Stock is issuable upon conversion of the Convertible Debentures into AIMCO Class E Preferred Stock, will exceed twenty percent (20%) of the number of shares of AIMCO Common Stock outstanding immediately prior to the Effective Time, stockholder approval is required to consummate the Merger if the Merger Consideration consists of a number of shares of AIMCO Class E Preferred Stock approximately equal to $303 million divided by the AIMCO Index Price.

     Since the AIMCO Class F Preferred Stock is not convertible into AIMCO Common Stock without stockholder approval, it should not be construed that AIMCO Common Stock is issued pursuant to the Merger to the extent that AIMCO Class F Preferred Stock is issued in lieu of AIMCO Class E Preferred Stock. Thus, in the event that a number of shares of AIMCO Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price and a number of shares of AIMCO Class F Preferred Stock approximately equal to $100 million divided by the AIMCO Index Price are issued pursuant to the Merger, the total number of shares of AIMCO Common Stock into which AIMCO Class E Preferred Stock shall be convertible, together with the total number of shares of AIMCO Common Stock into which the AIMCO Class E Preferred Stock is issuable upon conversion of the Convertible Debentures into AIMCO Class E Preferred Stock, will not exceed twenty percent (20%) of the number of shares of AIMCO Common Stock outstanding immediately prior to the Effective Time.

     As both requirements set forth in the MGCL have been satisfied in the event that AIMCO issues a number of shares of AIMCO Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price and a number of shares of AIMCO Class F Preferred Stock approximately equal to $100 million divided by the AIMCO Index Price pursuant to the Merger, AIMCO can proceed with the Merger in the absence of stockholder approval.

     The AIMCO Index Price will be the average market price of AIMCO Common Stock during the 20 NYSE trading days ending five business days prior to the Merger, subject to a maximum average price of $38.00 per share. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock or the AIMCO Class F Preferred Stock.

     As directors of a Maryland corporation, each AIMCO Board member is required to perform his duties in good faith, in a manner he reasonably believes to be in the best interests of AIMCO and with the care that an ordinary prudent person in a similar position would use under similar circumstances. In so doing, the AIMCO Board may rely on information, opinions, reports and statements, including financial statements and data, prepared or presented by AIMCO officers and employees, attorneys, accountants or others reasonably believed to be reliable and competent by the AIMCO Board. With full awareness of its duties to stockholders under the MGCL, and after considering the business issues underlying the Merger, the AIMCO Board determined to approve the Merger in the form contemplated by the Merger Agreement.

                    PROPOSED AMENDMENT TO THE AIMCO CHARTER

     Approval of the Amendment by the stockholders of AIMCO will allow AIMCO to amend the AIMCO Charter to provide that, upon effectiveness of the Merger, the Convertible Debentures underlying the Convertible Preferred Securities will become convertible into the same consideration received by holders of Insignia Common Stock (shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock, if applicable, or shares of AIMCO Common Stock, if such Convertible Debentures are converted after the AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock has been converted into AIMCO Common Stock, the Cash Amount, if any, and cash in lieu of fractional shares). The Amendment shall be in the form attached as Appendix V to this Joint Proxy Statement/Prospectus.

REASONS FOR THE AMENDMENT

     AIMCO is obligated by the Merger Agreement to succeed to the Convertible Debentures underlying the Convertible Preferred Securities (which have an aggregate liquidation preference of $149.5 million and are currently convertible into Insignia Common Stock at a conversion price of $26.50 per share); this obligation includes complying in all material respects with all documents relating to the Convertible Preferred Securities and, therefore, the Convertible Debentures. Section 15.4 of the Indenture, dated as of November 1, 1996, by and between Insignia and First Union National Bank (the "Debentures Indenture"), requires the surviving corporation of a merger with Insignia to make provision in its certificate of incorporation or other constituent documents to provide for the holders of Convertible Debentures to have the right after such merger to convert such Convertible Debentures only into the kind and amount of the securities, cash or other property that would have been receivable upon such merger by a holder of the number of shares of Insignia Common Stock issuable upon conversion of the Convertible Debentures immediately prior to such merger. The Amendment satisfies the requirements of the Debentures Indenture by guaranteeing the holders of Convertible Debentures the right to receive the equivalent of the Merger Consideration upon conversion of the Convertible Debentures at any time after the Effective Time. In addition, Insignia anticipates making a distribution, to holders of Convertible Preferred Securities, of warrants to purchase four shares of Holdings Common Stock for each $500 liquidation amount of Convertible Preferred Securities. See "The Distribution and Related Transactions -- Warrant Distribution."

REASON FOR SEEKING STOCKHOLDER APPROVAL

     The parties negotiated alternate merger consideration because Insignia desired additional certainty that the Merger would occur and therefore did not want consummation of the Merger to be dependent upon a vote of AIMCO stockholders. Accordingly, AIMCO and its legal advisors agreed to structure the Merger to permit consummation without requiring stockholder approval. However, the structure also permits the issuance of solely AIMCO Class E Preferred Stock, as opposed to a combination of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock in the Merger, because management of Insignia preferred to receive only AIMCO Class E Preferred Stock in the Merger, if possible. In addition, the AIMCO Class F Preferred Stock is entitled to quarterly dividends which are likely to exceed the dividends obtained on AIMCO Common Stock. Therefore, it is beneficial to the holders of AIMCO Common Stock to issue AIMCO Class E Preferred Stock instead of AIMCO Class F Preferred Stock.

ARTICLES SUPPLEMENTARY OF AIMCO

     Approval of the Amendment is NOT a condition to AIMCO's succession to the Convertible Debentures underlying the Convertible Preferred Securities in the Merger. The AIMCO Board has drafted Articles Supplementary to the AIMCO Charter with respect to the AIMCO Class E Preferred Stock and the AIMCO Class F Preferred Stock which provide for the issuance of AIMCO Common Stock (or AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock, if applicable, if such preferred stock has not yet converted into AIMCO Common Stock), and the payment of the Cash Amount, if any, and cash in lieu of fractional shares, upon conversion of the Convertible Debentures. Under the MGCL, the AIMCO Charter is deemed to include any articles supplementary filed by AIMCO.

     Although the parties to the Merger recognize that inclusion of the conversion rights for the holders of Convertible Debentures in the Articles Supplementary satisfies the requirement set forth in the Debentures Indenture, AIMCO has agreed to seek the separate approval of its stockholders for an amendment to the AIMCO Charter (which amendment can be set forth in the Articles of Merger or in a separate amendment to the AIMCO Charter) in order to provide further assurances to the holders of the Convertible Debentures.

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

                  INFORMATION CONCERNING THE INSIGNIA MEETING

TIME, PLACE AND PURPOSE

     This Joint Proxy Statement/Prospectus is being furnished to Insignia stockholders in connection with the solicitation of proxies by the Insignia Board from Insignia stockholders for use at the Insignia Meeting to be held on September 14, 1998 at 9:00 a.m., local time at the Hyatt Regency Hotel, 220 North Main Street, Greenville, South Carolina, and at any adjournments or postponements thereof. At the Insignia Meeting, the stockholders of Insignia will be asked to consider and vote upon the following Insignia Proposals:

          (1) Approval of the Distribution;

          (2) Approval and adoption of the Merger Agreement, including the Merger and the other transactions contemplated thereby;

          (3) Approval of the Holdings Stock Incentive Plan, including the reservation of 3,500,000 shares of Holdings Common Stock for issuance thereunder;

          (4) Approval of the Holdings Stock Purchase Plan, including the reservation of 1,500,000 shares of Holdings Common Stock for issuance thereunder; and

          (5) Approval of the Holdings Incentive Compensation Plan; and

to transact any and all other business that may properly come before the Insignia Meeting or any adjournment or postponement thereof.

     Each Insignia Proposal will be voted upon separately by the stockholders of Insignia. It is a condition to the consummation of the Merger and the implementation of the Holdings Plans that the Distribution be approved by the Insignia stockholders and consummated; however, neither the consummation of the Distribution nor the implementation of the Holdings Plans is conditioned upon the approval or consummation of the Merger. Assuming that both the Distribution and the Merger Agreement are approved by the Insignia stockholders, the Merger will not occur until at least ten business days after the Distribution.

     In the event that the Insignia stockholders approve the Distribution but not the Merger Agreement, or the Insignia stockholders approve the Distribution and the Merger Agreement but the Merger Agreement is subsequently terminated, Insignia will proceed nonetheless with the Distribution if, among other things, the Insignia Board (i) receives an opinion of tax counsel that the Distribution should be tax-free to Insignia stockholders and (ii) determines that Holdings and its subsidiaries will be relieved of substantially all of their guarantees of, and other obligations relating to, debt and other liabilities that will remain with Insignia after the Distribution.

     This Joint Proxy Statement/Prospectus is also being furnished to Insignia stockholders as a prospectus of AIMCO with respect to the shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) to be issued in connection with the Merger and AIMCO Common Stock into which shares of AIMCO Class E Preferred Stock will be, and shares of AIMCO Class F Preferred Stock may become, convertible.

RECORD DATE; QUORUM; REQUIRED VOTE

     The Insignia Board has selected July 17, 1998 as the record date for the Insignia Meeting. Only holders of record of Insignia Common Stock at the close of business on the Insignia Record Date are entitled to notice of, and to vote at, the Insignia Meeting or any adjournments or postponements thereof.

     On the Insignia Record Date, 31,831,912 shares of Insignia Common Stock were issued and outstanding and were held by 1,760 holders of record. Each share of Insignia Common Stock entitles the holder thereof to one vote on each matter to be acted upon or which may come before the Insignia Meeting.

     The presence at the Insignia Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Insignia Common Stock entitled to vote will constitute a quorum at the
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

Insignia Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Insignia Meeting. Votes to abstain will have the same effect as votes cast against. In accordance with the rules of the NYSE, brokers and nominees may be precluded from exercising their voting discretion with respect to the Insignia Proposals and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote such shares on the Insignia Proposals and therefore will not be counted in determining the number of shares necessary for approval. Under the DGCL, approval of the Distribution and the Merger Agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock outstanding on the Insignia Record Date. Under the rules of the NYSE, approval of the Holdings Stock Incentive Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock outstanding on the Insignia Record Date and represented at the Insignia Meeting, provided that the total votes cast on the Holdings Stock Incentive Plan represents over 50% of all the outstanding Insignia Common Stock as of the Insignia Record Date. Under the DGCL, approval of each of the Holdings Stock Purchase Plan and the Holdings Incentive Compensation Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock represented at the Insignia Meeting.

     The Insignia Principals have entered into the Voting Agreements with AIMCO, pursuant to which they have agreed to vote their shares of Insignia Common Stock personally owned (but, in the case of MAP IV and MAP V, solely as to the shares owned by such entities which may be distributable to Andrew L. Farkas), representing approximately 9% of the outstanding shares of Insignia Common Stock as of the Insignia Record Date, in favor of the Merger Agreement and against any Acquisition Proposal. In addition, the Insignia Principals have granted irrevocable proxies to certain representatives of AIMCO to vote such shares for the Merger Agreement and against any Acquisition Proposal in the event they fail to do so.

     On the Insignia Record Date, directors and executive officers of Insignia (including the Insignia Executives) beneficially owned approximately 9,375,033 shares of Insignia Common Stock, representing approximately 27.4% of the voting power of the shares entitled to vote on the Insignia Proposals.

THE INSIGNIA BOARD UNANIMOUSLY RECOMMENDS THAT INSIGNIA STOCKHOLDERS VOTE IN FAVOR OF THE DISTRIBUTION, THE MERGER AGREEMENT AND EACH OF THE HOLDINGS PLANS.

PROXIES

     All proxies in the enclosed form of proxy that are properly executed and returned to Insignia prior to commencement of voting at the Insignia Meeting will be voted at the Insignia Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. All executed but unmarked proxies will be voted FOR the approval and adoption of the Distribution, the Merger Agreement and each of the Holdings Plans. Any proxy may be revoked by any Insignia stockholder who attends the Insignia Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any Insignia stockholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice stating that the proxy is revoked to Adam B. Gilbert, Secretary, Insignia Financial Group, Inc., 200 Park Avenue, New York, New York 10166. At the Insignia Meeting, stockholder votes will be tabulated by persons appointed by the Insignia Board to act as inspectors of election.

     The expense of printing this Joint Proxy Statement/Prospectus and the proxies solicited hereby will be shared equally by Insignia and AIMCO. All other expenses incurred in connection with the solicitation of proxies will be borne by Insignia or AIMCO as they are incurred by each. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Insignia, without additional remuneration, by personal interviews, telephone, telegram or other means of communication. Insignia may also request brokerage firms, nominees, custodians, and fiduciaries to forward proxy materials to beneficial owners of shares of Insignia Common Stock and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. Insignia has retained D. F. King & Co., Inc., at an estimated

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

cost of $25,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals.

OTHER MATTERS

     At the date of this Joint Proxy Statement/Prospectus, the Insignia Board does not know of any business to be presented at the Insignia Meeting other than as set forth in the notice accompanying this Joint Proxy Statement/Prospectus. If any other matter should properly come before the Insignia Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

APPRAISAL RIGHTS

     Under Section 262 of the DGCL, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporation's stock is listed on a national securities exchange as of the record date set to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to approve the merger, so long as the consideration to be received by such stockholders in the merger consists solely of (i) shares of the capital stock of the surviving corporation in the merger, (ii) shares of the capital stock of any other corporation provided that such stock is listed on a national securities exchange as of the date on which the merger becomes effective or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) a combination of the foregoing.

     Assuming the AIMCO Index Price is equal to or greater than $36.50, in which case AIMCO does not have the option to pay the Aggregate Cash Amount, no appraisal rights will be available to Insignia stockholders. If, however, the AIMCO Index Price is less than $36.50 (which will not be determined until after the Insignia Meeting), and AIMCO elects to pay the Aggregate Cash Amount as part of the Merger Consideration, then stockholders of Insignia who have not voted in favor of the Merger Agreement and have delivered to Insignia, prior to the vote being taken on the Merger Agreement, their written notice of their intent to demand appraisal rights if the Merger is effected will be entitled to seek appraisal rights under Section 262 of the DGCL. See "Dissenters' Rights" and Appendix VI -- Section 262 of Delaware General Corporation Law.

ADJOURNMENT OF THE INSIGNIA MEETING

     If the Insignia Meeting is adjourned to another time and place, notice of the adjourned meeting will not be given if the time and place of the adjourned meeting are announced at the Insignia Meeting. If the adjournment is for more than 30 days, or if after the adjournment the Insignia Board fixes a new record date for the adjourned meeting, a notice of the Insignia Meeting will be given to each Insignia stockholder of record entitled to vote at the adjourned meeting.

AVAILABILITY OF INDEPENDENT ACCOUNTANTS

     Representatives of Ernst & Young LLP, independent accountants of Insignia, will be present at the Insignia Meeting, will have the opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

                   THE DISTRIBUTION AND RELATED TRANSACTIONS

GENERAL

     Prior to the Distribution, Insignia effected a series of contributions, transfers, and liability assumptions among itself and its subsidiaries, for the purpose of separating the Insignia business units to be owned by Holdings from those which will remain with Insignia and, if the Merger is consummated, will be acquired by AIMCO in the Merger. In connection therewith, Holdings will, or will cause one of its subsidiaries to, assume all liabilities of Insignia directly relating to the Holdings Businesses and which AIMCO will not assume.

     Subject to receipt of Insignia stockholder approval and the satisfaction of certain other conditions, as soon as practicable after the Insignia Meeting and no later than ten business days prior to the Effective Time, Insignia will distribute Holdings Common Stock to the holders of Insignia Common Stock. Consummation of the Distribution is a condition to the Merger. In the event that the Insignia stockholders approve the Distribution but not the Merger Agreement, or the Insignia stockholders approve the Distribution and the Merger Agreement but the Merger Agreement is subsequently terminated, Insignia will nonetheless proceed with the Distribution if, among other things, the Insignia Board (i) receives an opinion of tax counsel that the Distribution should be tax-free to Insignia's stockholders and (ii) determines that Holdings and its subsidiaries will be relieved of substantially all of their guarantees of and other obligations relating to debt and other liabilities that will remain with Insignia after the Distribution. The Holdings Common Stock to be received by holders of Insignia Common Stock on the Distribution Record Date in the Distribution does not constitute a part of the Merger Consideration. Insignia's stockholders are being asked to vote on the approval of the Distribution.

INSIGNIA'S REASONS FOR THE DISTRIBUTION; RECOMMENDATION OF THE INSIGNIA BOARD

     The Insignia Board has unanimously approved the Distribution and believes that it is fair to and in the best interests of Insignia and the Insignia stockholders, regardless of whether the Merger is approved by the Insignia stockholders or is consummated. The Distribution will divide Insignia's businesses between Holdings and Insignia, but immediately after the Distribution both will be owned by Insignia stockholders. The Insignia Board reviewed the anticipated effect of the Distribution on Insignia, its stockholders, its directors, officers and employees as well as the factors discussed below and concluded that the Distribution is fair to and in the best interests of the Insignia stockholders. Accordingly, the Insignia Board unanimously recommends that Insignia stockholders vote FOR the Distribution.

     Insignia's Board believes that the Distribution will enhance stockholder value principally for the following reasons:

     - Access to Capital Markets. The separation of the Holdings Businesses will provide Holdings with greater access to the capital markets to develop its commercial real estate operations, facilitate future acquisitions and make Holdings better able to attract and retain top quality professionals in its commercial real estate operations. Stock-based compensation of commercial real estate professionals is expected to more closely tie their performance and compensation.

     - Continuation of Insignia Multifamily Business. Whether or not the Merger occurs, the Distribution will permit Insignia to continue and expand the Insignia Multifamily Business. Immediately following the Distribution, Insignia will continue to be the largest manager of multifamily housing in the United States.

     - Future Prospects of Holdings. The strength and future prospects of Holdings are favorable, even without the net cash flow contributed by the Insignia Multifamily Business. The Insignia Board believes that Holdings will have sufficient access to capital to fund its operations as a stand-alone entity.

     - Commercial Business Attractive to Investors. The creation of a stand-alone commercial business will be more attractive to the investment community because it will enable that community to better understand and analyze the performance and prospects of the Holdings Businesses.

     - Management Focus. The Distribution will allow the management of Holdings to focus exclusively on the operation and growth of the Holdings Businesses.

     - Tax Free Distribution. The Distribution is expected to be tax-free to Insignia stockholders (except to the extent of cash received in lieu of fractional shares).

Notwithstanding these favorable aspects of the Distribution, Insignia stockholders should be aware of the following factors, among others, which the Insignia Board considered in approving the Distribution:

     - Tax Risks. While Insignia intends that the Distribution will qualify as a tax-free distribution to its stockholders, the issue is not entirely free from doubt and no assurance can be given that the IRS will agree with this characterization. Insignia has received an opinion of Rogers & Wells LLP to the effect that the Distribution should be tax-free to Insignia stockholders (except in respect of cash received in lieu of fractional shares).

     - Lack of Operating History. Holdings has not operated as a business apart from Insignia and there can be no assurance that the separation will not result in a disruption, at least temporarily, of the Holdings Businesses. The Insignia Board believes that Holdings' management has the experience necessary to operate Holdings as a stand-alone business.

     - No Market for Holdings Common Stock. There is not currently a public market for Holdings Common Stock and there can be no assurance that an active trading market will develop. However, Holdings Common Stock has been approved for listing on the NYSE, subject to official notice of issuance and approval of the Distribution by Insignia stockholders.

     - Uncertainty of Market Prices. There can be no assurance that the combined market value of Holdings Common Stock and Insignia Common Stock after the Distribution will equal or exceed the market value of Insignia Common Stock before the Distribution.

     - Access to Credit. If the Merger does not occur following the Distribution, Holdings and Insignia will have to refinance or restructure the Insignia Credit Facility in order to permit Holdings to have access to the credit markets. The Insignia Board believes that the Insignia Credit Facility can be adequately restructured.

     - Interests of Directors and Officers. Directors and certain officers of Insignia will receive substantial payments from Insignia as a result of the Distribution, and certain executive officers will be parties to employment agreements with Holdings and Insignia (which will be converted into consulting agreements with AIMCO upon the Merger). The Insignia Board reviewed and approved the nature and amount of such payments and considered the consequent effect on non-affiliated stockholders.

     The foregoing discussion of the factors considered by the Insignia Board is not intended to be exhaustive, but includes all material factors considered by the Insignia Board. In light of the variety of the factors considered in connection with its evaluation of the Distribution, the Insignia Board did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, different members of the Insignia Board may have given different weights to different factors.

THE INSIGNIA BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF INSIGNIA VOTE FOR THE APPROVAL OF THE DISTRIBUTION.

CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA RELATED TO THE DISTRIBUTION

     Conflicts of Interest Arising from Grant of New Options and the Treatment of Existing Options

     In considering the recommendations of the Insignia Board with respect to the Distribution, stockholders of Insignia should be aware that, in connection with the Distribution and the establishment of Holdings as an independent public company, Holdings has approved the grant, effective as of the Time of Distribution, of options to purchase an aggregate of 1,020,000 shares of Holdings Common Stock to its key employees and an aggregate of 80,000 shares of Holdings Common Stock to its outside directors under the Holdings Stock Incentive Plan. Such grants of options are in addition to any options of Insignia held by such employees that will be converted into options of Holdings under the Holdings Stock Incentive Plan.

     Insignia has entered into Option Termination Agreements with each of the Insignia directors and certain executive officers pursuant to which stock options and warrants, whether vested or unvested, will be retired by Insignia after the Distribution and prior to the consummation of the Merger at a price equal to the difference between the exercise price of such option or warrant and $25. The executive officers subject to these Option Termination Agreements are: the Insignia Executives, Jeffrey Goldberg, Albert Gossett, William Jarrard, Neil Kreisel, Martha Long, and Stephen Siegel (as to certain options). The aggregate price to be paid by Insignia for such options and warrants under the Option Termination Agreements is $31.4 million. Such options and warrants were granted or assumed between September 1, 1993 and October 16, 1997, and have exercise prices ranging from $0.0759 to $20.9375 per share. Because such directors and executive officers are receiving significant payments in connection with the consummation of the Merger, their interests in and reasons for supporting the Merger may conflict with those of the Insignia stockholders.

    Conflicts of Interest of the Insignia Executives Arising From Their New Employment Agreements

     Pursuant to an employment agreement between Holdings and Mr. Farkas, effective as of the Time of Distribution, Mr. Farkas will hold the positions of Chairman of the Holdings Board and Chief Executive Officer of Holdings, will receive an annual base salary of $750,000 and a bonus to be determined annually by the Holdings Board. Mr. Farkas also will be entitled to certain perquisites. Mr. Farkas' employment agreement includes provisions which would entitle Mr. Farkas to certain lump sum payments upon the occurrence of certain significant transactions, including a change of control of Holdings.

     Pursuant to employment agreements between Holdings and each of Messrs. Aston, Garrison and Uretta, effective as of the Time of Distribution, each individual will become an employee of Holdings. Messrs. Aston, Garrison and Uretta will hold the offices of Office of the Chairman and Chief Financial Officer; Office of the Chairman; and Office of the Chairman, Chief Operating Officer and Treasurer, respectively, of Holdings. Each of Messrs. Aston and Garrison will receive an annual base salary of $400,000 and Mr. Uretta will receive an annual base salary of $500,000 through the third anniversary of the effective date of their employment agreements and each executive will be entitled to a bonus to be determined annually by the Holdings Board. Messrs. Aston, Garrison and Uretta also will be entitled to certain perquisites. The employment agreements for each of Messrs. Aston, Garrison and Uretta include provisions which would entitle such executives to certain lump sum payments upon the occurrence of certain significant transactions, including a change of control of Holdings.

BACKGROUND AND EFFECTS OF THE DISTRIBUTION

     Following the Distribution, Holdings' assets will include Insignia's international commercial real estate services business, cooperative and condominium apartment management business, single-family home brokerage and mortgage origination business, equity co-investment business and certain other related businesses. On a pro forma basis after giving effect to the acquisitions made by Insignia in 1997 and 1998, of the total revenues of Insignia for each of the year ended December 31, 1997 and for the three months ended March 31, 1998
(i) Insignia/ESG accounted for 58% and 62%, (ii) Holdings' European operations accounted for 15% and 16%, (iii) the single-family brokerage operations accounted for 21% and 16% and (iv) the cooperative and condominium business accounted for 5% and 5%, respectively. The assets of the Holdings Businesses include accounts receivable, management contracts, tenant representation agreements, investments in commercial properties and furniture, fixtures and equipment, which are carried on Holdings' March 31, 1998 pro forma balance sheet at $485.7 million. The assets transferred to or retained by Insignia and to be acquired by AIMCO in the Merger will consist principally of all of the assets that are used, or are being held for use, in Insignia's residential property management and partnership administration business, and substantially all of its investments in multifamily residential real estate.

     After the Distribution, affiliates of Holdings will continue to provide management services for certain properties owned by partnerships whose general partners are affiliates of Insignia (or, after the Merger, AIMCO) on substantially the same terms and conditions as management agreements currently in effect. In addition, after the Distribution Insignia (or, after the Merger, AIMCO) will provide computer services and data processing for accounting and payroll functions at Insignia's (or AIMCO's) actual direct cost through June 30, 1999 pursuant to a technical services agreement.

     The Distribution. In the Distribution, Insignia will distribute to each holder of record of Insignia Common Stock as of the Distribution Record Date certificates representing that number of shares of Holdings Common Stock equal to two-thirds of the number of shares of Insignia Common Stock held by such holder. Cash will be distributed by Holdings in lieu of any fractional shares of Holdings Common Stock (determined in the aggregate).

     Subject to the approval of the Distribution by the stockholders of Insignia, the Insignia Board will formally declare the Distribution and authorize Insignia to effect the Distribution following the Insignia Meeting and, if Insignia stockholders approve the Merger, at least ten business days prior to the Effective Time, by delivery of certificates representing shares of Holdings Common Stock to the transfer agent, which will be First Union National Bank (the "Distribution Agent") to be used in connection with the Distribution for delivery to the holders of Insignia Common Stock entitled thereto. The Distribution Agent will deliver to the holders of record of Insignia Common Stock on the Distribution Record Date certificates for shares of Holdings Common Stock without any further action by such holders.

     Distribution Agreement. Insignia and Holdings will enter into the Distribution Agreement, which will govern the future relationship between Holdings and Insignia after the Distribution. The Distribution Agreement will govern the parties' respective rights, duties and obligations with respect to the sharing of tax liabilities, if any, and other pre-and post-Distribution liabilities and obligations. Prior to and after the Distribution, Holdings' stock in its material subsidiaries will be subject to liens in favor of the Insignia Credit Facility lenders. The Distribution Agreement will provide, among other things, that Insignia will use its reasonable best efforts to obtain the release of liens on Holdings stock in its material subsidiaries in favor of the Insignia Credit Facility lenders.

     Use of "Insignia" Name. Holdings will have all rights in and use of the name "Insignia Financial Group, Inc." and all derivatives thereof and any trademarks, service marks, trade names or logos used by Insignia, except for a limited 90-day non-exclusive license granted to AIMCO similar to that contemplated by the Merger Agreement. Following the Merger, Holdings will change its name to Insignia Financial Group, Inc.

     Listing on the NYSE. The shares of Holdings Common Stock to be issued in the Distribution have been approved for listing on the NYSE, subject to official notice of issuance and approval of the Distribution by Insignia stockholders, under the symbol "IEG".

     Employee Matters. At the Time of Distribution, all employees of Insignia who are employed in the Holdings Business will become employees of Holdings (the "Holdings Employees"). At the Effective Time of the Merger, all employees of Insignia and its subsidiaries who are not terminated will become employees of AIMCO (the "Retained Employees"). As of the Time of Distribution, Holdings will be solely responsible for all liabilities related to (i) the Holdings Employees,
(ii) the employees of Insignia who were terminated prior to the Merger and (iii) the Retained Employees that were incurred on or before the Effective Time except to the extent of assets retained by Insignia in the Insignia Voluntary Employees' Beneficiary Association (the "Insignia VEBA") at the Effective Time. As of the Effective Time of the Merger, AIMCO will be liable for all obligations related to the Retained Employees incurred after the date of the Merger Agreement, including all holiday, vacation and sick day benefits of the Retained Employees.

     Immediately prior, and subject to, the Distribution, Insignia will cause
(i) a spin off of the assets and liabilities of the Insignia 401(k) Retirement Plan, the Insignia 401(k) Restoration Plan, the Insignia VEBA and the Existing Flexible Spending Plans and (ii) a division of all Insignia benefit plans that are employee welfare plans (as defined in Section 3(1) of ERISA) and the Insignia Long Term Disability Plans. As a result of such actions, two separate, identical plans for each plan mentioned above will be formed, one for the Retained Employees (and their beneficiaries) and one for all other participants in such plans (and their beneficiaries), with certain exceptions. Holdings will assume the plans created for its employees in the Distribution.

     Insignia will take actions (and Holdings will take such actions as are reasonably required to implement the same) to provide that outstanding options (other than those options subject to Option Termination Agreements) and restricted stock of Insignia held by Insignia employees and consultants to Insignia immediately prior to the Time of Distribution will convert into and represent options and restricted stock either (i) of Holdings under the Holdings Stock Incentive Plan, if such employee or consultant becomes an employee of or consultant to Holdings after the Time of Distribution or (ii) assuming the Merger is consummated, of AIMCO under AIMCO's stock plans, if such employee becomes an employee of AIMCO after the Effective Time. Of the approximately 5.6 million shares of Insignia Common Stock subject to options and restricted stock of Insignia, approximately 2.5 million shares (or approximately 1.7 million shares, as adjusted for the Distribution) will be converted into options and restricted stock of Holdings upon consummation of the Distribution and approximately 350,000 shares will be converted into options and restricted stock of AIMCO upon consummation of the Merger, since AIMCO will assume the existing Insignia stock option plan under which such options were granted as a result of the Merger. Adjustments in the number of shares and exercise price per share will be made to reflect the price of the securities into which such grants will vest, however, the difference between the exercise price and the fair market value of the security into which such grants will vest will remain unchanged. Notwithstanding the conversion of the Insignia options into options of Holdings, the terms of the option agreement that each Insignia employee and consultant received in connection with the grant of such option will govern the converted option (subject to changes in the number of shares and exercise price per share). If the Merger is not consummated and the Distribution occurs in any event, the options and restricted stock of Insignia will remain with Insignia but the exercise price will be adjusted to account for the Distribution. See "The Merger Agreement and Terms of the Merger -- Employees, Employee Benefits and Stock Option Plans." See also "Executive Compensation" in the Holdings Information Statement.

  Warrant Distribution

     In connection with the Distribution, Insignia anticipates making the Warrant Distribution to record holders of the Convertible Preferred Securities on the Distribution Record Date of Warrants to purchase approximately 1,196,000 shares of Holdings Common Stock (four Warrants for each $500 liquidation amount of Convertible Preferred Securities held by them). Each Warrant will represent the right to purchase one share of Holdings Common Stock. The Warrants will have an exercise price of 120% of the market price of Holdings Common Stock following the Distribution. The term of each Warrant will be five years, and no Warrant will be exercisable before two years after it is granted. Immediately prior to the Warrant Distribution, Insignia will purchase the Warrants from Holdings for approximately $8.5 million, which represents the estimated fair market value of the Warrants. This value was determined using the Black-Scholes method, based on the following assumptions: (i) no dividends are paid on the Holdings Common Stock, (ii) an exercise price equal to 120% of the market price of Holdings Common Stock, (iii) a five-year term and (iv) 30% volatility of the Holdings Common Stock.

     The Insignia Board will formally declare, and authorize Insignia to effect, the Warrant Distribution if the Distribution has occurred and the Insignia Board determines, among other things, that (i) all the conditions to the Merger have been satisfied and (ii) the closing of the Merger is imminent.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     At the Effective Time, Insignia will be merged with and into AIMCO, with AIMCO continuing as the Surviving Corporation. Subject to the terms and conditions of the Merger Agreement, each share of Insignia Common Stock outstanding immediately prior to the Effective Time (other than (i) shares owned by Insignia or AIMCO directly or through wholly-owned subsidiaries, which will be canceled or (ii) shares held by persons who have perfected their appraisal rights (if applicable) pursuant to Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration and cash in lieu of any fractional shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable). See "The Merger Agreement and Terms of the Merger -- The Merger," "-- Manner and Basis of Converting Shares" and "-- No Fractional Shares." The Merger Agreement also provides for the assumption by AIMCO of certain Insignia Convertible Securities and the Convertible Debentures underlying the Convertible Preferred Securities. The Distribution will be consummated prior to the consummation of the Merger.

     Although the precise calculation is complex, the number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) an Insignia stockholder will receive for each share of Insignia Common Stock will be determined, subject to the adjustments referred to below, by dividing (i) $303 million plus the aggregate exercise price of options and warrants at the Effective Time of the Merger by

(ii) the product of the AIMCO Index Price multiplied by the aggregate number of shares of Insignia Common Stock outstanding and subject to outstanding options and warrants at the Effective Time. If the AIMCO Index Price is $38.00 or above, the number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) to be issued in the Merger, will become fixed at approximately 7,696,369 shares assuming no adjustments to the $303 million value of the stock described below. The number of shares an Insignia stockholder actually will receive will be increased to reflect any conversions of Convertible Preferred Securities prior to the Effective Time and, if the AIMCO Index Price is less than $36.50, reduced to reflect any portion of the Merger Consideration which AIMCO elects to pay in cash. If AIMCO stockholders approve the Merger, the shares an Insignia stockholder will receive will be only AIMCO Class E Preferred Stock; however, if AIMCO stockholders do not approve the Merger, the Merger will nonetheless occur but an Insignia stockholder will receive an aggregate number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock equal to the number of shares of AIMCO Class E Preferred Stock an Insignia stockholder would have received if the Merger had been approved. In either case, the Special Dividend per share of AIMCO Class E Preferred Stock will be equal to $50 million (reduced to give effect to the outstanding options and warrants of Insignia at the Effective Time) divided by the number of shares of AIMCO Class E Preferred Stock issued in the Merger. The amount of the Special Dividend will be reduced below $50 million by approximately $2.8 million based upon 1,711,034 shares of Insignia Common Stock issuable upon exercise of options and warrants assumed to be outstanding at the Effective Time.

     The following table sets forth the number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) that an Insignia stockholder would receive for each share of Insignia Common Stock at various AIMCO Index Prices, based on the number of shares of Insignia Common Stock outstanding on July 31, 1998 (plus the number of shares of Insignia Common Stock issuable upon exercise of Insignia Convertible Securities assumed to be outstanding at the Effective Time), assuming that no Convertible Preferred Securities are converted into shares of Insignia Common Stock prior to the Merger and that AIMCO does not elect to pay any of the Aggregate Cash Amount if the AIMCO Index Price is less than $36.50.

              AIMCO STOCKHOLDERS
              APPROVE THE MERGER   AIMCO STOCKHOLDERS DO NOT APPROVE THE MERGER
              ------------------   ---------------------------------------------
               SHARES OF AIMCO        SHARES OF AIMCO         SHARES OF AIMCO
              CLASS E PREFERRED      CLASS E PREFERRED       CLASS F PREFERRED
               STOCK PER SHARE        STOCK PER SHARE         STOCK PER SHARE
   AIMCO         OF INSIGNIA            OF INSIGNIA             OF INSIGNIA
INDEX PRICE      COMMON STOCK          COMMON STOCK            COMMON STOCK
-----------   ------------------   ---------------------   ---------------------
  $35.00            0.258                  0.175                   0.083
  $35.50            0.254                  0.172                   0.082
  $36.00            0.251                  0.170                   0.081
  $36.50            0.247                  0.167                   0.080
  $37.00            0.244                  0.165                   0.079
  $37.50            0.241                  0.163                   0.078
  $38.00            0.238                  0.161                   0.077
  $39.00            0.238                  0.161                   0.077
  $40.00            0.238                  0.161                   0.077

     The following table sets forth the number of shares of AIMCO Class E Preferred Stock, AIMCO Class F Preferred Stock (if applicable) and cash that an Insignia stockholder would receive for each share of Insignia

Common Stock at various AIMCO Index Prices below $36.50 determined on the same basis described above but assuming that AIMCO elects to pay the maximum Aggregate Cash Amount.

                     AIMCO STOCKHOLDERS
                     APPROVE THE MERGER              AIMCO STOCKHOLDERS DO NOT APPROVE THE MERGER
              --------------------------------   ----------------------------------------------------
               SHARES OF AIMCO                    SHARES OF AIMCO     SHARES OF AIMCO
              CLASS E PREFERRED     CASH PER     CLASS E PREFERRED   CLASS F PREFERRED     CASH PER
               STOCK PER SHARE      SHARE OF      STOCK PER SHARE     STOCK PER SHARE      SHARE OF
   AIMCO         OF INSIGNIA        INSIGNIA        OF INSIGNIA         OF INSIGNIA        INSIGNIA
INDEX PRICE     COMMON STOCK      COMMON STOCK     COMMON STOCK        COMMON STOCK      COMMON STOCK
-----------   -----------------   ------------   -----------------   -----------------   ------------
  $33.00            0.260            $0.44             0.172               0.088            $0.44
  $34.00            0.253            $0.44             0.167               0.086            $0.44
  $35.00            0.245            $0.44             0.162               0.083            $0.44
  $35.50            0.242            $0.44             0.160               0.082            $0.44
  $36.00            0.239            $0.44             0.158               0.081            $0.44

  Illustrative Example

     Based on the assumptions used in preparing the tables set forth above, if an Insignia stockholder owned 1,000 shares of Insignia Common Stock on both the Distribution Record Date and at the Effective Time of the Merger, following the Distribution and the Merger such stockholder would be entitled to receive the following:

          Assuming the AIMCO stockholders approve the Merger, (i) 666 shares of Holdings Common Stock (and cash in lieu of 2/3 of a share) and (ii) 238 shares of AIMCO Class E Preferred Stock. Upon payment of the Special Dividend, a holder of 238 shares of AIMCO Class E Preferred Stock on the record date for the Special Dividend would receive $1,460 and such 238 shares of AIMCO Class E Preferred Stock would automatically convert into 238 shares of AIMCO Common Stock.

          Assuming the AIMCO stockholders do not approve the Merger, (i) 666 shares of Holdings Common Stock (and cash in lieu of 2/3 of a share), (ii) 161 shares of AIMCO Class E Preferred Stock and (iii) 77 shares of AIMCO Class F Preferred Stock. Upon payment of the Special Dividend, a holder of 161 shares of AIMCO Class E Preferred Stock on the record date for the Special Dividend would receive $1,460 and such 161 shares of AIMCO Class E Preferred Stock would automatically convert into 161 shares of AIMCO Common Stock.

     The closing prices for AIMCO Common Stock and Insignia Common Stock on the NYSE on July 31, 1998 were $38.00 per share and $23.50 per share, respectively. Insignia stockholders may call 1-800-207-2014 to obtain market quotations for AIMCO Common Stock for the preceding day and a calculation of the AIMCO Index Price determined for the 20 NYSE trading days ended on the preceding NYSE trading day (which will not be the actual period used to determine the actual AIMCO Index Price). As of July 31, 1998, the AIMCO Index Price was $38.00.

     Any Insignia stockholder may revoke a proxy at any time before it is voted by (i) attending the Insignia Meeting and giving notice of his or her intention to vote in person, or (ii) executing and delivering a subsequent proxy or delivering notice that the proxy is revoked to Adam B. Gilbert, Secretary, Insignia Financial Group, Inc., 200 Park Avenue, New York, New York 10166. See "Information Concerning the Insignia Meeting Proxies."

BACKGROUND OF THE MERGER

     Issues relating to the long term strategy of Insignia have been discussed regularly by senior management and the Insignia Board. Senior management is of the view that, in recent years, the business of managing and owning multifamily apartment properties in the United States has been characterized by consolidation, driven in large measure by the economies of scale available to larger entities in the industry. Senior management likewise believes that greater size permits efficiencies and lower costs in capital raising, lower costs for goods and services resulting from larger centralized buying power, amortization of ongoing general and administrative costs over a broader portfolio base and other potential advantages that increase value for stockholders. In addition, senior management and the Insignia Board believe that the emergence of large apartment REITs, with their appetites for acquisition of additional apartment communities, generally increased the prices at which these properties were offered and sold. In order to take advantage of these trends, senior management and the Insignia Board have remained receptive to opportunities to acquire other businesses or to be acquired by another entity.

     On September 11, 1997, Mr. Considine met Mr. Farkas at Insignia's New York City office to discuss the general philosophy of each company, the consolidation occurring in the multifamily apartment industry and its future and the competitive advantages that each of Insignia and AIMCO offered.

     On September 18, 1997, Messrs. Farkas and Considine flew from Denver to Los Angeles, without any specific discussions regarding a transaction between Insignia and AIMCO.

     On September 23, 1997, Messrs. Farkas and Considine met for dinner in New York City to discuss the feasibility of a transaction between the two companies, excluding Insignia's commercial real estate business, and the synergies which could result from the combined companies.

     On September 24, 1997, Mr. Farkas asked Lehman Brothers, Insignia's financial advisor for previous transactions, to prepare a confidentiality agreement for execution by Insignia and AIMCO.

     Throughout late September and early October 1997, Lehman Brothers, with the assistance of Mr. James A. Aston, Insignia's Chief Financial Officer, prepared confidential informational material setting forth certain historical financial information of Insignia and a description of, and historical and projected financial information with respect to, the Insignia Multifamily Business.

     In the first two weeks of October, 1997, Lehman Brothers negotiated a confidentiality agreement with AIMCO. On October 14, 1997, Insignia and AIMCO executed a confidentiality agreement in order to proceed in more detail regarding the possibility of a transaction regarding Insignia, excluding the commercial real estate business, and AIMCO. After the execution of the confidentiality agreement, Lehman Brothers delivered the confidential informational material to AIMCO. Subsequent to that day and for the next eight weeks, the parties continued telephone discussions about a possible transaction and during such time AIMCO requested additional due diligence information regarding Insignia, which Insignia provided. Although none of these discussions were conclusive, they did allow each party to become better informed about the other and to permit each party to discuss in detail the advantages of a transaction.

     In the first quarter of 1998, the Insignia Board held its regularly scheduled Board meeting. The Insignia Board was advised that Insignia's senior management had held discussions with representatives of AIMCO and Lehman Brothers concerning a possible transaction between Insignia and AIMCO. Senior management of Insignia further discussed the potential for combinations with other owners and managers of multifamily apartment properties and whether Insignia intended to pursue the commercial property business or the multifamily apartment property business, or both. The Insignia Board determined that Insignia should either search for a company with a similar philosophy with which to merge or continue to pursue acquisitions of interests in multifamily properties and companies that provide multifamily property management through IPT. Insignia's senior management then discussed the potential synergies which could result from the combination with AIMCO. The Insignia Board authorized senior management to continue to investigate a possible merger with AIMCO.

     On February 5, 1998, Mr. Aston, Insignia's Chief Financial Officer, flew to Denver to meet with Mr. Toomey, AIMCO's Senior Vice President -- Finance and Administration, and Mr. Alcock, AIMCO's Senior Vice President -- Acquisitions, to discuss Insignia's confidential informational material provided to AIMCO.

     On February 11, representatives of Insignia and AIMCO met at Insignia's offices in New York City to begin discussions regarding the terms of a transaction, including price and structure.

     On February 12, 1998, representatives of Insignia and AIMCO met at Insignia's offices in New York City to discuss the proposed acquisition of the Insignia Multifamily Business and at such time the parties discussed the price at which the proposed transaction might occur. The general terms, timing and proposed accounting treatment of the proposed merger were also discussed. On February 12 and 13, Insignia met with its legal and financial advisors to discuss a possible structure of the transaction and instructed their legal advisors to work expeditiously to negotiate a definitive agreement. On February 18, 1998, Insignia's legal and financial advisors met with AIMCO's legal advisors to discuss drafts of the documentation for the proposed transaction. From February 19 through March 17, senior management of Insignia and AIMCO, their respective legal and tax advisors and Lehman Brothers met to discuss and negotiate (i) revised drafts of the documentation for the proposed transaction, (ii) revised structures for the transaction, (iii) various forms of merger consideration and
(iv) other various issues that arose during such negotiations. Also during that time, senior management of Insignia, assisted by their legal and financial advisors, conducted a due diligence review of AIMCO. In the course of discussions from the end of February through the beginning of March, it was decided that the proposed transaction could best be structured as a merger, with Insignia first spinning off its commercial real estate and other businesses to its stockholders. During the course of the negotiation, both parties were unsure whether a deal could be struck, as many material terms of the transaction were not and could not be agreed upon, including tax structure and the valuation of the Insignia Multifamily Business.

     On March 13, 1998, Insignia's Board executed an engagement letter with Lehman Brothers, pursuant to which Lehman Brothers was formally retained as Insignia's financial advisor to evaluate the proposed merger with AIMCO and the allocation of the consideration to be offered by AIMCO between holders of Insignia Common Stock and IPT Shares.

     Also, on March 13, 1998, Insignia's Board held a special meeting to consider the proposed merger with AIMCO. At the meeting, Insignia's counsel discussed the draft Merger Agreement in detail and representatives of Lehman Brothers made a presentation which included delivery of Lehman Brothers' oral opinion (subsequently confirmed in writing on March 17, 1998) as to the fairness, from a financial point of view, of the aggregate merger consideration to be offered to the holders of Insignia Common Stock in the proposed merger and the Distribution and the reasonableness of the allocations of consideration to be offered by AIMCO to holders of Insignia Common Stock in the proposed merger and required (under the terms of the Merger Agreement) to be offered to holders of IPT Shares (other than Insignia) in a proposed merger of IPT into AIMCO or a subsidiary of AIMCO. See "-- Opinions of Insignia's Financial Advisor." Following discussion, the Insignia Board unanimously approved the Merger and the draft Merger Agreement and the transactions contemplated thereby, giving senior management the authority to make changes in the transaction and documentation that they believed appropriate.

     On March 16, 1998, representatives of Insignia and AIMCO met in New York City to complete the documentation with respect to the Merger.

INSIGNIA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE INSIGNIA BOARD

     The Insignia Board has unanimously approved the Merger and believes that it is fair to and in the best interests of Insignia's stockholders. Accordingly, the Insignia Board recommends that Insignia stockholders vote FOR the approval and adoption of the Merger Agreement. The Insignia Board did not establish a special committee to consider either the Distribution, which is a condition to the Merger, or the Merger Agreement, including the Merger and the related transactions. The Insignia Board believes that it was able to fairly evaluate the Distribution and the Merger and the financial interests of Insignia's officers and directors in those transactions, and that, based on such evaluation and the Lehman Brothers Opinions, it could reach a determination which was in the best interests of Insignia's stockholders without the appointment of a special committee.

     The Insignia Board believes that the Merger will permit the Insignia Multifamily Business to maximize its competitive advantage and thereby provide the Insignia stockholders with the opportunity to participate in a company which will be one of the largest owners and operators of multifamily apartment properties in the United States after the Merger. The Insignia Board reviewed the anticipated effect of the Merger on Insignia, its stockholders, its directors, officers and employees as well as the factors discussed below, consulted with Lehman Brothers regarding the consideration to be received by Insignia stockholders in the Merger and relied

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

upon the Lehman Brothers Opinions in reaching the conclusion that the Merger is fair to and in the best interests of the Insignia stockholders.

     The factors considered by the Insignia Board included the following:

     - Industry Consolidation. The increasing consolidation of the multifamily housing industry is resulting in certain of the competitors of the Insignia Multifamily Business having substantially greater assets and resources than those of Insignia.

     - Need to Consolidate. The Insignia Board believes that the Insignia Multifamily Business would potentially be disadvantaged if it did not participate in the consolidation occurring in the multifamily housing industry because it might not have resources as great as its competitors.

     - Participation in Larger Residential Business. The Insignia Board believes that the Merger and the Distribution will provide Insignia and its stockholders with the opportunity to continue to be involved in the Holdings Businesses while also providing them with the opportunity to participate in a company which will be one of the largest owners and managers of multifamily apartment properties in the United States after the Merger, and the anticipated growth of the Insignia Multifamily Business, as well as the other businesses comprising AIMCO.

     - Merger Tax Consequences. The Merger will be tax free to Insignia's stockholders (except for any cash received) and the Merger will be tax free to Insignia (other than the Distribution of Holdings, which is a condition to the Merger).

     - Certainty of Transaction. The Insignia Board viewed favorably the terms and conditions of the Merger Agreement and the related agreements, and the likelihood of the consummation of the Distribution and the Merger and the avoidance of a failed transaction and potential deterioration of Insignia's business and loss of personnel.

     - Value of Consideration. Insignia has received the Lehman Brothers Opinions which state that (a) the aggregate consideration to be offered to the holders of Insignia Common Stock in the Merger and the Distribution, taken together, is fair from a financial point of view, and
       (b) the allocations of the consideration to be offered by AIMCO with respect to the Merger between the Merger Consideration to be offered to the holders of Insignia Common Stock and the aggregate consideration to be offered to the holders of IPT Shares are reasonable.

     Insignia stockholders should also be aware of the following factors, which the Insignia Board considered in approving the Merger:

     - Integration of Businesses. There can be no assurance that AIMCO can successfully integrate the Insignia Multifamily Business with its own business. Failure to do so may have a material adverse effect on AIMCO's results of operations and the market value of its securities. However, AIMCO has integrated other acquired businesses in a manner which appears to have benefitted AIMCO.

     - Interests of Directors and Officers. Directors and officers of Insignia will receive substantial payments from Insignia as a result of the Merger and certain officers will be parties to consulting agreements with AIMCO. Notwithstanding these payments, the Insignia Board believes the Merger enhances stockholder value.

     - Tax Risk. If the Merger fails to qualify as a tax-free reorganization, Insignia stockholders will recognize gain or loss equal to the difference between the fair market value of the AIMCO securities received and the stockholder's tax basis of its Insignia Common Stock immediately before the Merger. Further, if the proposed AIMCO acquisition of IPT is not completed, AIMCO may have to restructure certain of its operations to meet certain REIT requirements. Such restructuring could adversely affect the qualification of the Distribution and Merger as tax-free transactions.

     The foregoing discussion of the factors considered by the Insignia Board is not intended to be exhaustive, but includes all material factors considered by the Insignia Board. In light of the variety of factors considered
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

in connection with its evaluation of the Merger, the Insignia Board did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not try to reach a consensus as to the appropriate analysis of each factor. In addition, different members of the Insignia Board may have given different weights to different factors and have analyzed each factor differently.

     Although from time to time Insignia receives from other entities indications of their interest in engaging in a transaction with Insignia, no indication of interest or proposal other than the Merger was considered by the Insignia Board during the period immediately prior to the execution of the Merger Agreement. The Insignia Board did not choose to solicit proposals from other parties because AIMCO had indicated that it wished to reach an agreement promptly and that it would withdraw its proposal if an agreement was not reached quickly. The Insignia Board was also concerned that any solicitation of other proposals would become known to its employees and customers and cause a disruption of those relationships to the detriment of Insignia and its stockholders. The Insignia Board believed that the break-up fee and liquidated damages provisions in the Merger Agreement were appropriate and necessary to provide certainty of compensation to Insignia and AIMCO if the Merger failed to close because of matters related to the other party, notwithstanding the fact that these provisions might discourage other proposals. In addition, the Insignia Board believed that the Merger Agreement had to provide a high degree of certainty that the Merger would close in order to avoid potential deterioration of Insignia's businesses and loss of personnel and customers resulting from a failed transaction and the potential uncertainty about the future of Insignia it might create. The Insignia Board did consider rejecting the AIMCO Merger proposal and remaining independent following the Distribution, either in Insignia's current form (after giving effect to the Distribution) or as a self-managed REIT. However, the Insignia Board believed that the ongoing multifamily housing industry consolidation resulting in competitors of the Insignia Multifamily Business having substantially greater resources than those of Insignia, as well as the other factors described above (both favorable and unfavorable) made the Merger a better alternative for Insignia's stockholders than remaining independent.

THE INSIGNIA BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF INSIGNIA VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Conflicts of Interest of Directors and Executive Officers of Insignia Related to the Merger and the Related Transactions

     Considering the recommendation of the Insignia Board and whether to vote in favor of the approval and adoption of the Merger Agreement, Insignia's stockholders should be aware that certain persons may have interests in the Merger that are different from or in addition to those of Insignia's stockholders generally.

     Conflicts of Interest Arising from the Treatment of Existing Options

     Insignia has entered into Option Termination Agreements with each of the Insignia directors and certain executive officers pursuant to which stock options and warrants, whether vested or unvested, will be retired by Insignia after the Distribution and prior to the consummation of the Merger at a price equal to the difference between the exercise price of such option and warrant and $25. The executive officers subject to these Option Termination Agreements are: the Insignia Executives, Jeffrey Goldberg, Albert Gossett, William Jarrard, Neil Kreisel, Martha Long, and Stephen Siegel (as to certain options). The aggregate price to be paid by Insignia for such options and warrants under the Option Termination Agreements is $31.4 million. Such options and warrants were granted or assumed between September 1, 1993 and October 16, 1997, and have exercise prices ranging from $0.0759 to $20.9375 per share. Insignia entered into the Option Termination Agreements because (i) retiring options and warrants reduces the number of shares of Insignia Common Stock deemed outstanding for purposes of calculating the conversion of shares of Insignia Common Stock into AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable),
(ii) Insignia will receive a tax deduction equal to the amount of the cash payments to the such directors and executive officers, and (iii) cash payments are intended to reward such directors and executive officers for their contribution to the growth of Insignia over the years.

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

    Conflicts of Interest of the Insignia Executives and Certain Other Executive Officers Arising from their Employment Arrangements

     The Merger will constitute a "Material Asset Disposition" under the terms of the employment agreements Holdings has entered into with each of the Insignia Executives (which incorporate corresponding provisions of the predecessor employment agreements between Insignia and each of the Insignia Executives), and as a result the Insignia Executives will be entitled to the following lump sum payments: $5,049,000 to Mr. Farkas and $1,262,250 to each of Messrs. Aston, Garrison and Uretta. Holdings will make such payments immediately after the consummation of the Merger. In addition, each of the Insignia Executives will be entitled to a bonus payment at the Effective Time in an amount equal to the pro-rated portion of the 1997 bonus that such individual received under his respective employment agreement with Insignia, calculated from January 1, 1998. Assuming the Merger is consummated on September 30, 1998, the aggregate amount of payments to be made by Holdings to the Insignia Executives under the terms of their employment agreements will be approximately $11.5 million.

     At the Effective Time, Mr. Farkas' existing employment agreement with Insignia will be converted into the AIMCO/Farkas Consulting Agreement which will be assumed by AIMCO. The terms of the AIMCO/Farkas Consulting Agreement will be the same as the terms of his employment agreement, except that he will no longer have rights to the bonuses that were provided for in his employment agreement. The annual base compensation for Mr. Farkas will remain unchanged at $1 million, and AIMCO will pay Mr. Farkas approximately $123,000 annually for certain perquisites. Mr. Farkas' employment agreement contains non-competition provisions that will operate in favor of AIMCO upon the effective date of the AIMCO/Farkas Consulting Agreement. Holdings will remain contingently liable for the payment obligations under the AIMCO/Farkas Consulting Agreement and will have recourse against AIMCO with respect to such payments. The shares of restricted stock of Insignia granted to Mr. Farkas under his existing Insignia employment agreement that have not vested as of the Effective Time will become restricted stock of AIMCO, and will be subject to the same vesting requirements. Consistent with Mr. Farkas' existing employment agreement with Insignia, Mr. Farkas will have sole, unlimited use of Insignia's timeshare interest in an airplane, including 200 hours of use per year prepaid by Insignia through December 31, 2000 and 50 hours of use per year prepaid by Insignia for each of 2001 and 2002, however; the prepaid hours of use for 1998 will be pro-rated based on the number of days remaining in the year after the consummation of the Merger. If the AIMCO/Farkas Consulting Agreement is terminated for any reason (including expiration) Mr. Farkas or his estate will have the right to purchase AIMCO's interest in the aircraft and any prepaid usage for $100. The present value of all such payments under the AIMCO/Farkas Consulting Agreement is approximately $2.2 million, and is included in the $458 million of debt and other liabilities of Insignia and its subsidiaries which will become obligations of AIMCO and its subsidiaries at the time of the Merger.

     At the Effective Time, each of Messrs. Aston's, Garrison's and Uretta's existing employment agreements with Insignia will be converted into consulting and non-compete agreements which will be assumed by AIMCO. The terms of Messrs. Aston's, Garrison's and Uretta's consulting agreements will be the same as the terms of their respective employment agreements, except that each executive will no longer have rights to the bonuses that were provided for in his employment agreement. Each of Messrs. Aston's, Garrison's and Uretta's annual base compensation of $400,000 will remain unchanged, and each executive will receive approximately $41,500 annually for certain perquisites. Each of Messrs. Aston's, Garrison's and Uretta's employment agreements contain non-competition provisions that will operate in favor of AIMCO when those agreements convert to consulting agreements. Holdings will remain contingently liable for the payment obligations under each executive's consulting agreement and will have recourse against AIMCO with respect to such payments. In addition, the shares of restricted stock of Insignia granted to each of Messrs. Aston, Garrison and Uretta under their respective existing Insignia employment agreements that have not vested as of the Effective Time will become restricted stock of AIMCO, and will be subject to the same vesting requirements. The aggregate present value of all such payments under Messrs. Aston's, Garrison's and Uretta's employment agreements is approximately $2,703,000 and is included in the $458 million of debt and other liabilities of Insignia and its subsidiaries which will become obligations of AIMCO and its subsidiaries at the time of the Merger.

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

     Insignia provided loans to each of Messrs. Aston, Garrison and Uretta, in the principal amount of $500,000, and to Mr. Farkas in the principal amount of $1.5 million. Insignia (or AIMCO, after the Merger) will forgive the loans and all accrued interest thereon over a five-year period beginning January 1, 1998 in consideration for covenants made by the Insignia Executives in their respective employment arrangements with Insignia, including non-compete covenants.

     Messrs. Aston, Farkas, Garrison and Uretta will consult for AIMCO under their respective consulting agreements on an "as needed" basis, however, under the terms of their respective consulting agreements, AIMCO must give the individuals five business days notice prior to requiring their services and such request must be at reasonable times, convenient to the executive, and in no event shall Messrs. Farkas, Aston, Garrison and Uretta be required to consult for AIMCO for more than five days out of any month.

     Other executive officers of Insignia are receiving in the aggregate approximately $2.1 million in connection with various employment matters, including termination payments for existing employment agreements, 1998 bonuses based on 1997 bonuses and retention bonuses paid to assure that such officers remain with Insignia through the Effective Time of the Merger.

    Conflicts of Interest of the Insignia Executives Arising Out of Certain Ancillary Agreements

     Call Agreements. In connection with the Merger Agreement, the Insignia Principals (which include the Farkas Trust and two entities which are indirectly controlled by Mr. Farkas) have entered into the Call Agreements which permit AIMCO to purchase 45% (or 100% under certain circumstances) of the Covered Insignia Stock and the Covered IPT Shares owned by the Insignia Principals. As of July 31, 1998, an aggregate of 4,261,173 shares of Insignia Common Stock (which includes 1,330,800 shares subject to options and warrants vested as of March 17, 1998) (representing approximately 13% of the outstanding shares of Insignia Common Stock) and 529,587 IPT Shares (representing approximately 2.7% of the outstanding IPT Shares) would be deemed to be Covered Insignia Stock and Covered IPT Shares, respectively. If AIMCO exercises its right under the Call Agreements and purchases all of the Covered Insignia Stock at $25 per share and all of the Covered IPT Shares at $13.25 per share, the aggregate purchase price would be approximately $96.4 million (net of amounts to be loaned to the Insignia Executives by AIMCO to exercise options and warrants which are Covered Insignia Stock). In addition, if a Call Option Trigger Event occurs and within five business days thereafter AIMCO has not exercised its right to purchase the Covered Insignia Stock and the Covered IPT Shares, then AIMCO must pay each Insignia Principal the Price Protection Payment. For every dollar difference in a $25 per share price of Insignia Common Stock and a $13.25 per share price of IPT Shares during the three day measuring period described above, the Insignia Principals would receive an aggregate Price Protection Payment of $4,261,173 and $529,587, respectively. If the Merger Agreement is terminated by Insignia due to a breach by AIMCO of representations, warranties or covenants or a failure to satisfy conditions, and at such time, AIMCO did not have the right to terminate the Merger Agreement due to a breach or failure to satisfy a condition by Insignia, each Insignia Principal has the right to cause AIMCO to purchase his or its Covered Insignia Stock and Covered IPT Shares at the same per share price as AIMCO could purchase such shares from the Insignia Principal.

     Failure by the Insignia stockholders to approve the Merger Agreement for any reason would constitute a Call Option Trigger Event and AIMCO would have the right, under the Call Agreements, to purchase either 45% or 100% (depending on whether the Distribution had occurred or the Merger Agreement was terminated due to a Superior Proposal or for certain reasons in connection with an Acquisition Proposal) of the Covered Insignia Stock and the Covered IPT Shares from the Insignia Principals. See "-- The Call Option, Put Option and Purchase Price Adjustment Agreements."

     MAE Asset Purchase Agreement. Mr. Farkas also owns, directly or indirectly, an approximately 58% interest in MAE-SPI, L.P., and thus will be entitled to 58% of the $1.0 million proceeds upon consummation of the sale of MAE-SPI, L.P.

     Farkas Indemnification Agreement. In connection with the Merger, Insignia, Andrew L. Farkas, the Farkas Trust and the trustees of the Farkas Trust entered into the Farkas Indemnification Agreement pursuant to which Insignia agreed to indemnify Mr. Farkas, the Farkas Trust and such trustees thereof for all losses
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

incurred by them from third party claims or a derivative action that arise out of the execution, performance or failure to perform the Call Agreements executed by each of Mr. Farkas and the Farkas Trust. Because Mr. Farkas will receive indemnification for his actions in connection with the Call Agreement, his interests in supporting the Merger may not be aligned with those of the Insignia stockholders, as Insignia would be obligated to make such indemnification payments. After the Distribution is consummated, obligations under the Farkas Indemnification Agreement will be the responsibility of Holdings, which may negatively impact the earnings of Holdings if payment thereunder is required.

OPINIONS OF INSIGNIA'S FINANCIAL ADVISOR

     Lehman Brothers has acted as financial adviser to the Insignia Board in connection with the Merger.

     As part of its role as financial adviser to Insignia, on March 13, 1998, Lehman Brothers delivered its oral opinions (subsequently confirmed in writing in opinions dated March 17, 1998) (the "Lehman Brothers Opinions") to the Insignia Board to the effect that, as of those dates, and based on the assumptions made, procedures followed and matters considered, as set forth in the Lehman Brothers Opinions, (i) that the Merger Consideration and the shares of Holdings Common Stock to be offered to the holders of Insignia Common Stock in the Merger and the Distribution, taken together, are fair from a financial point of view to such holders, and (ii) that the allocations of the consideration to be paid by AIMCO between the Merger Consideration to be received by the holders of Insignia Common Stock and the aggregate consideration to be offered to the holders of IPT Shares are reasonable. It is not a condition to the Merger that Lehman Brothers update the Lehman Brothers Opinions prior to the Merger or the Distribution. However, Insignia is not aware of any significant event that has occurred after the date of the Lehman Brothers Opinions which would have altered Lehman Brothers' determination. In the event that an amendment is made to the Merger Agreement which the Insignia Board, after consultation with Lehman Brothers, determines is material to the Lehman Brothers Opinions, the Insignia Board will seek to obtain revised fairness opinions in connection with such amendment.

     COPIES OF THE LEHMAN BROTHERS OPINIONS ARE ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX III AND APPENDIX IV. INSIGNIA STOCKHOLDERS MAY READ THE LEHMAN BROTHERS OPINIONS IN THEIR ENTIRETY FOR A DISCUSSION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINIONS. THE SUMMARY OF THE LEHMAN BROTHERS OPINIONS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS.

     No limitations were imposed by Insignia on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinions, except that Insignia did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, proposals from third parties with respect to the purchase of all or a part of Insignia's business. Lehman Brothers was not requested to and did not make any recommendation to the Insignia Board as to the form or amount of the consideration to be offered to the holders of Insignia Common Stock in the Merger, or to the holders of IPT Shares, which were determined through arm's-length negotiations between the parties. In arriving at its opinions, Lehman Brothers did not ascribe a specific range of value to Insignia or to IPT, but rather made its determination as to the fairness, from a financial point of view, of the aggregate consideration to be offered to the holders of Insignia Common Stock, and the reasonableness of the allocations of the consideration to be paid by AIMCO with respect to the Merger between the Merger Consideration to be received by the holders of Insignia Common Stock and the aggregate consideration to be offered to the holders of IPT Shares by AIMCO (the "IPT Consideration"), on the basis of the financial and comparative analysis described below. The Lehman Brothers Opinions are for the use and benefit of the Insignia Board and were rendered to the Insignia Board in connection with its consideration of the Merger. The Lehman Brothers Opinions are not intended to be and do not constitute a recommendation to any stockholder of Insignia as to whether to vote in favor of the Distribution, the Merger or any matter related thereto. Lehman Brothers was not requested to opine as to, and its opinion does not address, Insignia's underlying business decision to proceed with or effect the Merger.
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

     In arriving at its opinions, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the transactions contemplated thereby, (2) publicly available information concerning Insignia and AIMCO that it believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of Insignia, Holdings and AIMCO furnished to it by Insignia and AIMCO, respectively, (4) a trading history of the Insignia Common Stock from January 1, 1996 to March 11, 1998 and a comparison of that trading history with those of other companies that it deemed relevant, (5) a trading history of the AIMCO Common Stock from January 1, 1996 to March 11, 1998 and a comparison of that trading history with those of other companies that it deemed relevant, (6) a comparison of the historical financial results and present financial condition of Insignia with those of other companies that it deemed relevant, (7) a comparison of the historical financial results and present financial condition of AIMCO with those of other companies that it deemed relevant, (8) a comparison of the historical financial results and present financial condition of Holdings with those of other companies that it deemed relevant, (9) a comparison of historical financial results and present financial condition of IPT with those of other companies that it deemed relevant, (10) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that it deemed relevant, (11) the potential pro forma impact of the Merger on AIMCO (including the cost savings, operating synergies and strategic benefits expected by the managements of Insignia and AIMCO to result from the Merger), and (12) liquidation values of Insignia's and IPT's properties furnished to it by Insignia. In addition, Lehman Brothers had discussions with the managements of Insignia and AIMCO concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as it deemed appropriate. Lehman Brothers did not identify any specific material factors which did not support its fairness opinion.

     In arriving at its opinions, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of the information and has further relied upon the assurances of managements of Insignia and AIMCO that they are not aware of any facts or circumstances that would make the information inaccurate or misleading. With respect to the financial projections of Insignia, Holdings, IPT, AIMCO and the combined company upon consummation of the Merger and the Distribution (the "Combined Company"), upon advice of Insignia and AIMCO, respectively, Lehman Brothers assumed that the projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Insignia and AIMCO, as the case may be, as to the future financial performance of Holdings, IPT, AIMCO and the Combined Company and that Insignia, IPT and AIMCO would perform, and Holdings and the Combined Company will perform, substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of Insignia, IPT or AIMCO and has not made or obtained any evaluations or appraisals of the assets or liabilities of Insignia, IPT or AIMCO. In addition, Insignia did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of Insignia's businesses. Upon advice of Insignia, who was advised by its tax counsel, Lehman Brothers has assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and therefore as a tax-free transaction to the holders of Insignia Common Stock, and that the Distribution should qualify as a tax-free transaction to the holders of Insignia Common Stock. The Lehman Brothers Opinions necessarily are based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of such opinions. Lehman Brothers assumed for the purposes of its opinions that the consideration to be received by the holders of IPT Shares will be equal to $13.25 per IPT Share.

     The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes in, among other things, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of Holdings will likely be characterized by a period of redistribution among stockholders of Insignia who receive such shares in the Distribution, which may temporarily depress the market price of such shares during such period. Accordingly, Lehman Brothers expressed no opinion as to the prices at which Holdings Common Stock or shares of AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock (or the AIMCO Common Stock into which such shares
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

are convertible) actually will trade following the consummation of the Merger and the Distribution, and its opinions should not be viewed as providing any assurance that the combined market value of Holdings Common Stock and the shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (or the AIMCO Common Stock into which such shares are convertible) to be received by a holder of Insignia Common Stock pursuant to the Merger and the Distribution will be in excess of the market value of the shares of Insignia Common Stock owned by such holder at any time prior to the announcements or consummation of the Merger and the Distribution.

     In connection with the preparation and delivery of its opinions to the Insignia Board, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinions, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinions. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Insignia and AIMCO. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     For purposes of its analysis, Lehman Brothers assumed that the value of the AIMCO securities offered to each holder of Insignia Common Stock in the Merger is at least $9.37 per share of Insignia Common Stock (based upon the formulas set forth in the Merger Agreement used to determine the number of AIMCO securities into which each share of Insignia Common Stock is convertible as of March 17, 1998), and that the Special Dividend would have been $1.51 per share of Insignia Common Stock. Based on an implied equity value of Holdings of $13.56 to $16.33 per share of Insignia Common Stock as calculated in the "Valuation of Holdings" below, Lehman Brothers calculated a range of values of total consideration to be offered to each holder of Insignia Common Stock to be between $24.44 and $27.21 per share (the "Implied Consideration Value") as of March 17, 1998, the date of the Lehman Brothers Opinions.

  Valuation of Insignia

     Comparable Transaction Analysis. Lehman Brothers reviewed certain information regarding 12 selected business combinations involving real estate service companies since January 1996. Lehman Brothers reviewed the prices paid in these transactions in terms of the Total Enterprise Value (which is comprised of each company's equity and total debt) as a multiple of 1998 EBITDA, as estimated by third-party research analysts or as publicly available. The 12 completed business combinations reviewed in this analysis (collectively, the "Insignia Transaction Comparables") were: the acquisition of Aetna Realty Investors by TA Associates; the acquisition of ABKB Securities by LaSalle Partners; the acquisition of the Yarmouth Group by Lend Lease Co.; the acquisition by Shurgard Storage of its management company; the acquisition of Equitable Real Estate by Lend Lease Co.; the acquisition of Koll Real Estate Services by CB Commercial Group; the acquisition by Franchise Finance Corp. of America of its management company; the acquisition of Edward S. Gordon & Co. by Insignia; the acquisition by Equity Office Properties Trust of its management company; the acquisition of NHP, Inc. by AIMCO; the acquisition of Galbreath & Co. by LaSalle Partners; and the acquisition by AMB Property Trust of its management company. Lehman Brothers calculated the implied value of Insignia by selecting ranges of multiples of 1998 EBITDA, derived from Lehman Brothers' analysis of multiples of Total Enterprise Value to projected EBITDA for the Insignia Transaction Comparables, and applying this multiple range to the EBITDA of Insignia as projected by management of Insignia. Based on the Insignia Transaction Comparables, Lehman Brothers used a multiple range of 9.0x to 11.0x 1998 projected EBITDA. Using this methodology, Lehman Brothers calculated an implied equity value of Insignia of $18.01 to $24.22 per share on a fully diluted basis (assuming the exercise of all outstanding options), as compared to a range of Implied Consideration Values of $24.44 to $27.21 per share of Insignia Common Stock.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Insignia and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger and Distribution that would affect the acquisition values of Insignia and such acquired companies.

     Discounted Cash Flow Analysis. Lehman Brothers performed a discounted cash flow analysis of Insignia to arrive at a discounted cash flow valuation of Insignia. Lehman Brothers utilized estimates of projected financial performance prepared by Insignia's management for 1998 and for the year 1999 through the year 2002 based on assumptions provided by Insignia's management. Utilizing these projections, Lehman Brothers calculated a range of values based upon the sum of the discounted net present value of the projected stream of after-tax free cash flow for Insignia to the year 2002, and (b) the projected terminal value of Insignia at that year based upon a range of multiples of projected EBITDA. Lehman Brothers used a range of discount rates of 15% to 17% and terminal multiples of EBITDA ranging from 10.0x to 12.0x. Using this methodology, the equity value of Insignia was calculated to be $18.60 to $22.86 per share on a fully diluted basis, as compared to a range of Implied Consideration Values of $24.44 to $27.21 per share of Insignia Common Stock.

     Stock Trading Analysis. Lehman Brothers considered various historical data concerning the history of the trading prices for Insignia Common Stock for the period from March 11, 1996 to March 11, 1998. At March 11, 1998, the closing share price of Insignia Common Stock was $24.5625. Lehman Brothers calculated the average closing price of Insignia Common Stock for following time periods leading up to and ending with March 11, 1998: one week ($24.25), one month ($21.56), three months ($21.19), six months ($18.94), one year ($19.38), and two years ($19.00), as compared to a range of Implied Consideration Values of $24.44 to $27.21 per share of Insignia Common Stock.

     Comparable Public Company Analysis. Lehman Brothers compared certain publicly available financial and operating data and projected financial performance (reflecting third-party research analysts' estimates) of selected publicly traded real estate service companies with similar financial and operating data and projected financial performance of Insignia (as estimated by the management of Insignia). The selected real estate service companies reviewed in this analysis (collectively, the "Insignia Comparable Group") were CB Commercial Group, LaSalle Partners, Trammell Crow Company, and Grubb & Ellis. Lehman Brothers analyzed, among other things, the ratios of Total Enterprise Value to projected EBITDA for 1998, as well as operating and financial performance data and the capital structures of the Insignia Comparable Group. Lehman Brothers then compared the results of its analyses for the Insignia Comparable Group to the corresponding results for Insignia. Lehman Brothers calculated the implied value of Insignia by applying the mean and median multiples of 1998 projected EBITDA, derived from Lehman Brothers' analysis of multiples of Total Enterprise Value for the Insignia Comparable Group, to the projected 1998 EBITDA of Insignia. Lehman Brothers calculated, using this methodology, an imputed equity value for Insignia between $22.40 and $25.15 per share on a fully diluted basis, as compared to a range of Implied Consideration Values of $24.44 to $27.21 per share of Insignia Common Stock.

     Because of the inherent differences between the businesses, operations and prospects of Insignia and the businesses, operations and prospects of the companies included in the Insignia Comparable Group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of Insignia and the companies in the Insignia Comparable Group that would affect the public trading values of Insignia and such comparable companies.

  Valuation of Holdings

     Comparable Public Company Analysis. Lehman Brothers compared certain publicly available financial and operating data and projected financial performance (reflecting research analysts' estimates) of selected publicly traded real estate service companies with similar financial and operating data and projected financial performance of Holdings (as estimated by the management of Insignia). The selected real estate service companies reviewed in this analysis (collectively, the "Holdings Comparable Group") were CB Commercial Group, LaSalle Partners, Trammell Crow Company, and Grubb & Ellis. Lehman Brothers analyzed, among other things, the ratios of Total Enterprise Value to projected EBITDA for 1998, as well as operating and financial performance data and the capital structures of the Holdings Comparable Group. Lehman Brothers then compared the results of its analyses for the Insignia Comparable Group to the corresponding results for Holdings. Lehman Brothers calculated the implied value of Holdings by applying the mean and median multiples of 1998 projected EBITDA, derived from Lehman Brothers' analysis of multiples of Total Enterprise Value for the Holdings Comparable Group to the projected 1998, net EBITDA (defined as EBITDA less net interest expense) of Holdings. Lehman Brothers calculated, using this methodology, an implied equity value for Holdings between $13.35 and $17.80 per share on a fully diluted basis (or $13.56 to $16.33 per share realized by Insignia stockholders after adjusting for the estimated amount of corporate-level taxes incurred by Insignia as a result of the Distribution).

     Because of the inherent differences between the businesses, operations and prospects of Holdings and the businesses, operations and prospects of the companies included in the Holdings Comparable Group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of Holdings and the companies in the Holdings Comparable Group that would affect the public trading values of Holdings and such comparable companies.

     Liquidation Analysis. Lehman Brothers calculated the liquidation value of the assets owned by Holdings utilizing projections provided by management of Insignia. Lehman Brothers calculated values of Holdings's assets based on ranges of multiples applied to projected 1998 EBITDA for income producing properties plus an adjustment for the estimated value of non-income producing property. This analysis indicated an imputed equity value of Holdings of $13.39 to $16.27 per fully-diluted share (or $13.74 to $15.53 per share realized by Insignia stockholders after adjusting for the estimated amount of corporate-level taxes incurred by Insignia as a result of the Distribution).

  Valuation of AIMCO

     Comparable Public Company Analysis. Lehman Brothers compared certain publicly available financial and operating data and projected financial performance (reflecting research analysts' estimates) of selected publicly traded REITs with similar financial and operating data and projected financial performance of AIMCO (as estimated by the management of AIMCO). The selected REITs reviewed in this analysis (collectively, the "AIMCO Comparable Group") were BRE Properties, Equity Residential Properties, Camden Property Trust, Merry Land & Investment, and United Dominion Realty. Lehman Brothers analyzed, among other things, the ratios of equity market value per share to FFO per share, as well as operating and financial performance data and the capital structures of the AIMCO Comparable Group. Lehman Brothers then compared the results of its analyses for the AIMCO Comparable Group to the corresponding results for AIMCO. Lehman Brothers calculations resulted in the following relevant ranges for the AIMCO Comparable Group and for AIMCO as of March 11, 1998: a range of equity market value per share to 1998 FFO per share of 9.5x to 12.6x, with a mean of 10.8x (as compared to AIMCO at 10.4x); a range of dividend yield of 5.2% to 7.2%, with a mean of 6.1% (as compared to AIMCO at 6.4%); a range of annualized dividends per share as a percentage of 1998 FFO per share of 56.9% to 71.2%, with a mean of 65.5% (as compared to AIMCO at 67.2%); and a range of total debt as a percentage of total market capitalization of 21.5% to 52.4%, with a mean of 35.9% (as compared to AIMCO at 38.9%).

     Because of the inherent differences between the businesses, operations and prospects of AIMCO and the businesses, operations and prospects of the companies included in the AIMCO Comparable Group, Lehman

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

Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of AIMCO and the companies in the AIMCO Comparable Group that would affect the public trading values of AIMCO and such comparable companies.

     Discounted Cash Flow Analysis. Lehman Brothers performed a discounted cash flow analysis of AIMCO to arrive at a discounted cash flow valuation of AIMCO. Lehman Brothers utilized estimates of projected financial performance prepared by AIMCO's management for the year 1998 through the year 2002 based on assumptions provided by AIMCO's management. Utilizing these projections, Lehman Brothers calculated a range of values based upon (a) the sum of the discounted net present value of the projected stream of cash flow for AIMCO to the year 2002, and (b) the projected terminal value of AIMCO at that year based upon a range of multiples of projected FFO. Lehman Brothers used a range of discount rates of 15% to 17% and terminal multiples of FFO ranging from 11.0x to 14.0x. Using this methodology, the equity value of AIMCO was calculated to be $32.03 to $38.55 per share on a fully diluted basis.

     Net Asset Value Analysis. Lehman Brothers calculated the net asset value of the real estate assets owned by AIMCO, as well as the value of the non-real estate franchise and management businesses owned by AIMCO, and adjusted for total debt outstanding and other liabilities to arrive at an equity value per share of AIMCO. The analysis of AIMCO utilized projections provided by management of AIMCO. Lehman Brothers calculated values of AIMCO's assets based on a range of capitalization rates of 8.75% to 9.25% applied to projected 1998 net operating income for AIMCO's real estate assets, a range of multiples of EBITDA of 8.0x to 12.0x applied to 1998 projected EBITDA for AIMCO's management businesses, plus an adjustment for the estimated value of non-income producing property. This analysis indicated an imputed equity value (defined as aggregate value minus debt) of AIMCO of $29.68 to $33.67 per fully-diluted share of AIMCO Common Stock.

     Stock Trading Analysis. Lehman Brothers considered various historical data concerning the history of the trading prices for AIMCO Common Stock for the period from March 11, 1997 to March 11, 1998. At March 11, 1998, the closing price of AIMCO Common Stock was $35.00. Lehman Brothers calculated the average closing share price of AIMCO Common Stock for the following time periods leading up to and ending with March 11, 1998: one week ($36.81), one month ($36.75), three months ($34.25), six months ($33.88), and one year ($29.00).

     Pro Forma Merger Analysis. Lehman Brothers performed an analysis of the effect of the Merger on AIMCO's pro forma FFO per share based on Insignia's and AIMCO's projected operating results. Lehman Brothers combined the projected operating results of Insignia and AIMCO to arrive at a pro forma FFO for the Combined Company. For purposes of calculating FFO per share, Lehman Brothers utilized the closing price for AIMCO Common Stock as of March 11, 1998 of $35.00 per share, and the conversion of the AIMCO Class E Preferred Stock and the AIMCO Class F Preferred Stock in order to determine the total number of shares of AIMCO Common Stock outstanding following the Merger. Lehman Brothers also assumed, based on information provided by the managements of Insignia and AIMCO, that the debt assumed or issued to finance the Merger would bear interest at 7.50% per annum, and that the Convertible Debentures would continue to bear interest at 6.50% per annum. Based on this analysis, Lehman Brothers concluded that, after giving effect to expected cost savings and synergies, the Merger would be accretive ($0.13 per share) to AIMCO's FFO in 1998.

     Relative Contribution Analysis. Lehman Brothers reviewed Insignia's contribution to the Combined Company on a pro forma basis and compared such contribution to the pro forma percentage interest of Insignia's stockholders in AIMCO following the Merger, assuming the conversion of the AIMCO Class E Preferred Stock and the AIMCO Class F Preferred Stock. Lehman Brothers noted that, based on estimates of 1998 financial performance provided by the management of Insignia and of AIMCO, Insignia's contribution to the Combined Company's total FFO would be 19.2%. Lehman Brothers also noted that Insignia's stockholders would own approximately 16.1% of the Combined Company's common equity following the Merger, assuming the conversion of the AIMCO Class E Preferred Stock and the AIMCO Class F Preferred Stock.

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

  Valuation of IPT

     Comparable Public Company Analysis. Lehman Brothers compared certain publicly available financial and operating data and projected financial performance (reflecting research analysts' estimates) of selected publicly traded REITs with similar financial and operating data and projected financial performance of IPT (as estimated by the management of Insignia). The selected REITs reviewed in this analysis (collectively, the "IPT Comparable Group") were AIMCO, BRE Properties, Equity Residential Properties, Camden Property Trust, Merry Land & Investment, and United Dominion Realty. Lehman Brothers analyzed, among other things, the ratios of equity market value per share to FFO per share, as well as operating and financial performance data and the capital structures of the IPT Comparable Group. Lehman Brothers then compared the results of its analyses for the IPT Comparable Group to the corresponding results for IPT. Lehman Brothers calculations resulted in a range of equity market value per share to 1998 FFO per share of 9.5x to 12.6x, with a mean of 10.8x, as compared to IPT at 12.0x (assuming an allocated IPT Consideration of $13.25 per share).

     Because of the inherent differences between the businesses, operations and prospects of IPT and the businesses, operations and prospects of the companies included in the IPT Comparable Group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of IPT and the companies in the IPT Comparable Group that would affect the public trading values of IPT and such comparable companies.

     Comparable Transaction Analysis. Lehman Brothers reviewed certain information regarding nine selected pending or completed business combinations involving REITs owning primarily apartment properties since 1994. Lehman Brothers reviewed the prices paid in these transactions in terms of the equity value per share as a multiple of projected FFO per share (reflecting research analysts' estimates) and compared the multiples to the multiples of the financial results for IPT implied by the IPT Consideration. The nine completed business combinations reviewed in this analysis (collectively, the "IPT Transaction Comparables") were: the acquisition of Evans Withycombe by Equity Residential; the acquisition of Wellsford Residential by Equity Residential; the acquisition of Columbus Realty by Post Properties; the acquisition of Paragon Group by Camden Property Trust; the acquisition of South West Property Trust by United Dominion Realty; the acquisition of REIT of California by BRE Properties; the acquisition of Holly Residential by Wellsford Residential; the acquisition of Oasis Residential by Camden Property Trust; and the pending acquisition of Ambassador by AIMCO. Lehman Brothers calculated the implied value of IPT by selecting ranges of multiples of 1998 FFO, derived from Lehman Brothers' analysis of multiples of equity value per share to FFO per share for the IPT Transaction Comparables, and applying this multiple range to the projected FFO of IPT (as projected by management of Insignia). Lehman Brothers calculations resulted in a range of equity market value per share to 1998 FFO per share of 9.6x to 14.0x, with a mean of 11.7x, as compared to IPT at 12.0x (assuming an allocated IPT Consideration of $13.25 per share).

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of IPT and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of IPT and such acquired companies.

     Net Asset Value Analysis. Lehman Brothers calculated the net asset value of IPT's proportionate interest in the real estate assets owned by IPT, adjusted for total debt outstanding, to arrive at an equity value per IPT Share. The analysis of IPT utilized projections provided by management of Insignia. Lehman Brothers calculated values of Insignia's assets based on a range of capitalization rates of 9.45% to 10.45% applied to projected 1998 net operating income for IPT's real estate assets, plus an adjustment for the estimated value of non-income producing property. This analysis indicated an imputed equity value (defined as aggregate value minus debt) of IPT of $11.21 to $12.88 per fully-diluted IPT Share.

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  General

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Insignia Board selected Lehman Brothers because of its expertise, reputation and familiarity with Insignia in particular and the real estate industry in general, and because its investment banking professionals have substantial experience in transactions similar to the Merger.

     As compensation for its services in connection with the Transactions, Insignia will pay Lehman Brothers a fee of approximately $4.6 million, of which $1.0 million has already been paid and approximately $3.6 million will be payable at the Effective Time. Insignia has also agreed to reimburse Lehman Brothers for up to $25,000 of its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the Federal securities laws.

     Lehman Brothers is currently a lender under Insignia's credit facility and under the credit facility of IPT. In addition, Lehman Brothers and certain officers thereof own an aggregate of 510,000 IPT Shares. Lehman Brothers has also performed various investment banking services for Insignia and AIMCO in the past, for which it has received customary fees. In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of Insignia and AIMCO for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

RESALE OF SHARES OF AIMCO; AFFILIATES

     The shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) to be issued in connection with the Merger and the shares of AIMCO Common Stock into which shares of AIMCO Class E Preferred Stock will be, and shares of AIMCO Class F Preferred Stock may become, convertible will be freely transferable, except that shares issued to any stockholder of Insignia who may be deemed to be an "affiliate" (as defined under the Securities Act, and which generally includes, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Insignia for purposes of Rule 145 under the Securities Act may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act.

ACCOUNTING TREATMENT

     The Merger will be accounted for by AIMCO under the "purchase" method of accounting, in accordance with generally accepted accounting principles. After the Merger, the results of operations of the Insignia Multifamily Business will be included in the consolidated financial statements of AIMCO. The purchase price (i.e., the aggregate Merger Consideration) will be allocated based on the fair values of the assets acquired and the liabilities assumed. Such allocations will be made based upon valuations and other studies that have not yet been finalized.

DISSENTERS' RIGHTS

     Holders of Insignia Common Stock will not have the right to elect to have the fair value of their shares of Insignia Common Stock judicially appraised and paid to them in cash in connection with the Merger unless the AIMCO Index Price is less than $36.50 and AIMCO elects to pay the Cash Amount. Section 262 of the DGCL ("Section 262") provides appraisal rights to stockholders of Delaware corporations in connection with certain mergers and consolidations. Under
Section 262, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporation's stock is listed on a national securities exchange as of the record date set to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to approve the merger so long as the consideration to be received by such stockholders in the merger consists solely of (i) shares of the capital stock of the surviving corporation in the merger, (ii) shares
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of the capital stock of any other corporation provided that such stock is listed on a national securities exchange as of the date on which the merger becomes effective, (iii) cash in lieu of fractional shares or (iv) a combination of the foregoing.

     If the AIMCO Index Price is less than $36.50 (which will not be determined until after the Insignia Meeting) and AIMCO elects to pay the Aggregate Cash Amount as part of the Merger Consideration, holders of Insignia Common Stock who, prior to the Insignia Meeting, properly demand appraisal and have not voted in favor of the Merger Agreement will be entitled to seek appraisal rights under
Section 262. See "Dissenters' Rights."

STOCK EXCHANGE LISTING

     The shares of AIMCO Class E Preferred Stock, the shares of AIMCO Common Stock issuable upon conversion of the AIMCO Class E Preferred Stock and the shares of AIMCO Class F Preferred Stock (if applicable) issuable to holders of Insignia Common Stock in connection with the Merger, have been approved for listing on the NYSE, subject to official notice of issuance, which listing was a condition to Insignia's obligation to consummate the Merger.

DELISTING AND DEREGISTRATION OF INSIGNIA COMMON STOCK

     If the Merger is consummated, the Insignia Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

THE VOTING AGREEMENTS AND IRREVOCABLE PROXIES

     In connection with the execution of the Merger Agreement, AIMCO and the Insignia Principals entered into the Voting Agreements, pursuant to which they each have agreed to vote his or its shares of Insignia Common Stock personally owned (but, in the case of MAP IV and MAP V, solely as to the shares owned by such entities which may be distributable to Andrew L. Farkas) in favor of the Merger Agreement and against any Acquisition Proposal. Pursuant to the terms of the Irrevocable Proxies, each of the Insignia Principals has appointed Terry Considine, Peter Kompaniez and Tom Toomey, and each of them (the "Proxy Holders"), as agents and proxies of such Insignia Principals to vote such shares
(i) in favor of the Merger, the Merger Agreement and any related transactions and (ii) against any Acquisition Proposal. The Proxy Holders may not exercise the Irrevocable Proxies on any other matter, and the Insignia Principals may vote such shares and all other shares on all such other matters. The aggregate amount of shares of Insignia Common Stock subject to the Voting Agreements represents approximately 9% of the outstanding shares of Insignia Common Stock on the Insignia Record Date.

     The Voting Agreements and Irrevocable Proxies will terminate upon the termination of the Call Agreement between AIMCO and Andrew L. Farkas. See "-- The Call Option, Put Option and Purchase Price Adjustment Agreements."

THE CALL OPTION, PUT OPTION AND PURCHASE PRICE ADJUSTMENT AGREEMENTS

     The description of the Call Agreements contained in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Call Agreements, a copy of the form of each of which is filed as an exhibit to the AIMCO Registration Statement and is incorporated herein by reference.

     In connection with the Merger Agreement, AIMCO and the Insignia Principals have entered into the Call Agreements. The Call Agreements provide that if the Merger Agreement is terminated causing a Call Option Trigger Event then AIMCO has the right (the "Call Option") to purchase from the Insignia Principals 45% (or 100% in certain circumstances) of the Covered Insignia Stock and the Covered IPT Shares depending upon certain factors. As of July 31, 1998, an aggregate of 4,261,173 shares of Insignia Common Stock (which includes 1,330,800 shares subject to options and warrants vested as of March 17, 1998) were subject to the Call Agreements, representing approximately 13% of the outstanding Insignia Common Stock

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

and an aggregate of approximately 529,587 IPT Shares, representing approximately 2.7% of the outstanding IPT Shares, were subject to the Call Agreements.

     If a Call Option Trigger Event occurs and neither the Distribution has occurred nor has a Superior Proposal or an Acquisition Proposal for Insignia or IPT been made, then AIMCO will have the right to purchase 45% of the Covered Insignia Stock at $25 per share (representing approximately 6% of the outstanding Insignia Common Stock on the Insignia Record Date) and 45% of the Covered IPT Shares (representing approximately 1% of the outstanding IPT Shares on the Insignia Record Date), at $13.25 per share. If a Call Option Trigger Event occurs and either the Distribution has occurred or the Merger Agreement was terminated (i) due to the making of a Superior Proposal for either Insignia or IPT or (ii) after an Acquisition Proposal was made (unless it related solely to Holdings) and was due to (a) the failure to consummate the Merger by December 31, 1998, (b) the failure of the Insignia stockholders to approve the Merger or
(c) the recommendation of the Insignia Board of the sale of Insignia or IPT or a material portion thereof to an entity not affiliated with AIMCO, then AIMCO will have the right to purchase 100% of the Covered Insignia Stock at $11 per share (if the Distribution has occurred) for an aggregate purchase price of approximately $29.8 million (net of amounts to be loaned to the Insignia Executives by AIMCO to exercise options and warrants which are Covered Insignia Stock), or $25 per share (if the Distribution has not occurred), for an aggregate purchase price of approximately $89.4 million (net of amounts to be loaned to the Insignia Executives by AIMCO to exercise options and warrants which are Covered Insignia Stock), and 100% of the Covered IPT Shares, at $13.25 per share for an aggregate purchase price of approximately $7.0 million.

     In each case the purchase price per share will be increased to reflect any increase in the Merger Consideration offered by AIMCO in response to a third party proposal to acquire Insignia. Failure by the Insignia stockholders to approve the Merger Agreement would cause a Call Option Trigger Event and AIMCO would have the right, under the Call Agreements, to purchase either 45% or 100% (depending on the circumstances described above) of the Covered Insignia Stock and the Covered IPT Shares from the Insignia Principals.

     If the Merger Agreement is terminated by Insignia due to a breach by AIMCO of representations, warranties or covenants or a failure by AIMCO to satisfy conditions, and at such time AIMCO did not have the right to terminate the Merger Agreement due to a breach or failure to satisfy a condition by Insignia, each Insignia Principal has the right to cause AIMCO to purchase his or its Covered Insignia Stock and Covered IPT Shares at the per share prices set forth above. The Call Agreements further require that if a Call Option Trigger Event occurs and within five business days thereafter AIMCO has not exercised the Call Option, AIMCO must pay each Insignia Principal an amount in cash which is equal to the difference between (i) the aggregate purchase price for the Covered Insignia Stock and the Covered IPT Shares and (ii) the sum of (x) the average closing sale price per share of Insignia Common Stock on the NYSE for the three trading days before the Insignia Principal notified AIMCO of the exercise of his/its right multiplied by 45% (or 100% in certain circumstances) of the aggregate number of shares of Covered Insignia Stock plus (y) the average closing sale price per IPT Share on the securities exchange or listing or quotation service on which the IPT Shares are traded for the three trading days before the Insignia Principal notified AIMCO of the exercise of his/its right (or $13.25, if IPT Shares are not then listed) multiplied by 45% (or 100% in certain circumstances) of the aggregate number of Covered IPT Shares. The Price Protection Payment for 100% of the Covered Insignia Stock and the Covered IPT Shares shall be paid if the Distribution has occurred or if the Merger Agreement is terminated (i) due to the making of a Superior Proposal for either Insignia or IPT or (ii) after an Acquisition Proposal was made (unless it related solely to Holdings) and was due to (a) the failure to consummate the Merger by December 31, 1998, (b) the failure of the Insignia stockholders to approve the Merger or
(c) the recommendation of the Insignia Board of the sale of Insignia or IPT or a material portion thereof to an entity not affiliated with AIMCO. For every dollar difference in a $25 per share price of Insignia Common Stock and a $13.25 per share price of IPT Shares during the three day measuring period described above, the Insignia Principals would receive an aggregate Price Protection Payment of $4,261,173 and $529,587, respectively.

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

INDEMNIFICATION AGREEMENT

     The description of the Indemnification Agreement contained in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Indemnification Agreement, a copy of which is attached as Appendix II and is incorporated herein by reference.

     In connection with the Merger Agreement, Holdings and AIMCO entered into the Indemnification Agreement. The Indemnification Agreement provides generally that following consummation of the Merger, Holdings will indemnify AIMCO against all losses in excess of $9.1 million resulting from (i) breaches of representations, warranties or covenants of Insignia or Holdings in the Merger Agreement, (ii) actions taken by or on behalf of Insignia prior to consummation of the Merger and (iii) the Distribution. Holdings is also required to indemnify AIMCO against all losses (without regard to any dollar value limitation) resulting from (x) amounts paid or payable to employees of Insignia, other than those employees AIMCO has agreed to retain following the consummation of the Merger, (y) obligations to third parties for goods, services, taxes or indebtedness incurred prior to the consummation of the Merger, other than as agreed to by AIMCO or included in the approximately $458 million of indebtedness and liabilities to which AIMCO will succeed in the Merger and (z) Insignia's ownership of Holdings and the Holdings Businesses.

     The Indemnification Agreement also provides generally that following consummation of the Merger, AIMCO will indemnify Holdings from all losses that arise out of the operation of the Insignia Multifamily Business following consummation of the Merger and for all losses in excess of $9.1 million arising from breach of any representation, warranty or covenant of AIMCO in the Merger Agreement. In addition, AIMCO agreed that, after the Effective Time, the Surviving Corporation will maintain Insignia's directors' and officers' insurance and general partner liability insurance, and that each director and officer of Insignia and Holdings covered by such insurance immediately prior to the Effective Time shall be named as an additional insured. See "The Indemnification Agreement."

MAE ASSET PURCHASE AGREEMENT

     In connection with the Merger Agreement, the AIMCO Operating Partnership entered into the MAE Agreement with the MAE Sellers, which are entities controlled by Andrew L. Farkas, Insignia's Chairman, President and Chief Executive Officer. The MAE Agreement provides that the AIMCO Operating Partnership will purchase all the outstanding general partner and limited partner interests in MAE-SPI, L.P. from the MAE Sellers for $1.0 million in cash to be delivered at the closing which will be contemporaneous with the closing of the Merger. Consummation of the Distribution and Merger are conditions to the closing of this transaction.

ADJUSTMENT TO CONVERSION PRICE OF CONVERTIBLE DEBENTURES

     The Distribution, the Merger and the Special Dividend will result in adjustments of the conversion price of the Convertible Debentures underlying the Convertible Preferred Securities. The number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock, if applicable (or AIMCO Common Stock if such Convertible Debentures are converted after the AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock has been converted into AIMCO Common Stock) into which the Convertible Debentures are convertible is dependant upon the trading value of Holdings Common Stock after the Distribution, which is uncertain and subject to future determination.

     The Convertible Preferred Securities are convertible into shares of Insignia Common Stock at the option of the holder. When a holder elects to convert his Convertible Preferred Securities, such Convertible Preferred Securities will first be exchanged for Convertible Debentures on the basis of one $50.00 liquidation amount Convertible Preferred Security per $50.00 principal amount Convertible Debenture. Each Convertible Debenture is presently convertible, at the option of the holder, into 1.8868 shares of Insignia Common Stock (equivalent to a conversion price of $26.50 per share of Insignia Common Stock), subject to adjustment in certain circumstances. The conversion price is adjusted for, among other things, (i) subdivisions, combinations and reclassifications of Insignia Common Stock and (ii) the distribution to all holders of Insignia Common Stock of capital stock (other than Insignia Common Stock). Therefore, upon the Distribution, the
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

conversion price of the Convertible Debentures will adjust downward pursuant to a formula based upon the market value of the Holdings Common Stock being distributed. Therefore, the number of shares of Insignia Common Stock into which the $149.5 million liquidation amount of Convertible Preferred Securities are convertible depends on the value of Holdings at the time of the Distribution. This results from the fact that, under the terms of the Convertible Debentures, the conversion price of the Convertible Debentures will be reduced upon the Distribution so that the new conversion price will equal the old conversion price multiplied by a fraction, the numerator of which is the current market price per share of Insignia Common Stock on the date fixed for the Distribution less the fair market value of the shares of Holdings Common Stock distributed with respect to one share of Insignia Common Stock, and the denominator of which is the current market price per share of the Insignia Common Stock on the date fixed for the Distribution. Any reduction in the conversion price of the Convertible Debentures will result in each Convertible Debenture being convertible into a greater number of shares of Insignia Common Stock and, therefore, a greater number of AIMCO securities following the Merger.

     Upon effectiveness of the Merger, the Convertible Debentures will become convertible into the same consideration to be received by holders of Insignia Common Stock as a result of the Merger, shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) (or AIMCO Common Stock if such Convertible Debentures are converted after the AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock has been converted into AIMCO Common Stock). In addition, upon payment of the Special Dividend to holders of AIMCO Class E Preferred Stock the Convertible Debentures will become convertible into a combination of shares of AIMCO Common Stock and cash, based upon the per share amount of the Special Dividend.

WARRANT DISTRIBUTION

     In connection with the Distribution, Insignia anticipates making the Warrant Distribution to record holders of the Convertible Preferred Securities on the Distribution Record Date of Warrants to purchase approximately 1,196,000 shares of Holdings Common Stock (four Warrants for each $500 liquidation amount of Convertible Preferred Securities held by them). Each Warrant will represent the right to purchase one share of Holdings Common Stock. The Warrants will have an exercise price of 120% of the market price of Holdings Common Stock following the Distribution. The term of each Warrant will be five years, and no Warrant will be exercisable before two years after it is granted. Immediately prior to the Warrant Distribution, Insignia will purchase the Warrants from Holdings for approximately $8.5 million, which represents the estimated fair market value of the Warrants. This value was determined using the Black-Scholes method, based on the following assumptions: (i) no dividends are paid on the Holdings Common Stock, (ii) an exercise price equal to 120% of the market price of Holdings Common Stock, (iii) a five-year term, and (iv) a 30% volatility of the Holdings Common Stock.

     The Insignia Board will formally declare, and authorize Insignia to effect, the Warrant Distribution if the Distribution has occurred and the Insignia Board determines, among other things, that (i) the conditions to the Merger have been satisfied and (ii) the closing of the Merger is imminent.

                        PROPOSAL FOR THE APPROVAL OF THE
                       HOLDINGS 1998 STOCK INCENTIVE PLAN

     The Insignia Board and the Holdings Board each have approved the Holdings Stock Incentive Plan in order to enhance the profitability and value of Holdings for the benefit of its stockholders by enabling Holdings (i) to offer stock-based incentives to Holdings Employees, employees of Holdings affiliates (as defined in the Holdings Stock Incentive Plan) and consultants to Holdings and its affiliates, thereby creating a means to raise the level of stock ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and stockholders and (ii) to grant nondiscretionary, nonqualified stock options to non-employee directors, thereby creating a means to attract, retain and reward such non-employee directors and strengthen the mutuality of interests between non-employee directors and stockholders. The Insignia Board and the Holdings Board each recommend approval of the Holdings Stock Incentive Plan. The following description of the Holdings Stock Incentive Plan is a summary and is qualified in its entirety by reference to the Holdings Stock Incentive Plan, a copy of which may be obtained upon written request to Insignia's Investor Relations Department at Insignia's principal business address.

ADMINISTRATION

     The Holdings Stock Incentive Plan will be administered and interpreted by a committee or subcommittee of the Holdings Board appointed from time to time by the Holdings Board, consisting of two or more non-employee directors, each of whom is intended to be a non-employee director as defined in Rule 16b-3 under the Exchange Act ("Rule 16b-3") and an outside director as defined under Section 162(m) of the Code (the "Holdings Compensation Committee"). If no Holdings Compensation Committee exists which has the authority to administer the Holdings Stock Incentive Plan, the functions of the Holdings Compensation Committee will be exercised by the Holdings Board.

     The Holdings Compensation Committee will have the full authority to administer and interpret the Holdings Stock Incentive Plan (except that with respect to awards to non-employee directors, the Holdings Stock Incentive Plan will be administered by the Holdings Board), to grant discretionary awards under the Holdings Stock Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of Holdings Common Stock to be covered by each award, to determine whether, to what extent and under what circumstances to provide loans to participants (other than non-employee directors) in order to exercise stock options or to purchase awards (including shares of Holdings Common Stock), to prescribe the form or forms of instruments evidencing awards and to make all other determinations in connection with the Holdings Stock Incentive Plan and the awards thereunder as the Holdings Compensation Committee (or the Holdings Board, in the case of non-employee directors' awards), in its sole discretion, deems necessary or desirable.

     The terms and conditions of individual awards will be set forth in written agreements which will be consistent with the terms of the Holdings Stock Incentive Plan. Awards under the Holdings Stock Incentive Plan may not be made on or after the tenth anniversary of the earlier of the adoption of the Holdings Stock Incentive Plan or the date of stockholder approval, but awards granted prior to such date may extend beyond that date.

ELIGIBILITY AND TYPES OF AWARDS

     All Holdings Employees, employees of Holdings affiliates and consultants to Holdings and its affiliates (including prospective employees and consultants) are eligible to be granted nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units, other stock-based awards and awards providing benefits similar to those listed above which are designed to meet the requirements of non-U.S. jurisdictions under the Holdings Stock Incentive Plan. In addition, employees of Holdings and its affiliates that qualify as subsidiaries or parent corporations (within the meaning of Section 424 of the Code) are eligible to be granted incentive stock options ("ISOs") under the Holdings Stock Incentive Plan. Non-employee directors of Holdings are eligible to receive nondiscretionary grants of nonqualified stock options.

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

AVAILABLE SHARES

     The aggregate number of shares of Holdings Common Stock which may be issued or used for reference purposes under the Holdings Stock Incentive Plan or with respect to which awards may be granted may not exceed the greater of (i) 3,500,000 shares of Holdings Common Stock with respect to all types of awards or
(ii) 12% of the number of shares of Holdings Common Stock issued and outstanding (assuming full dilution for all outstanding awards and equity convertible into Holdings Common Stock), determined as of the close of the most recent fiscal quarter of Holdings with respect to all types of awards other than ISOs. The aggregate market value is not determinable.

     The maximum number of shares of Holdings Common Stock with respect to which any option, stock appreciation right, award of performance shares or award of restricted stock for which the grant of such award or lapse of the relevant restriction period is subject to the attainment of pre-established performance goals (in accordance with Code Section 162(m)) which may be granted under the Holdings Stock Incentive Plan during any fiscal year of Holdings to any individual will be 500,000 shares per type of award, provided that the maximum number of shares of Holdings Common Stock for all types of awards does not exceed 500,000 during any fiscal year. The maximum value at grant of performance units which may be granted under the Holdings Stock Incentive Plan during any fiscal year of Holdings to any individual will be $250,000. To the extent that shares of Holdings Common Stock for which awards are permitted to be granted to an individual during a fiscal year are not covered by an award in a fiscal year, the number of shares of Holdings Common Stock available for awards to such individual will automatically increase in subsequent fiscal years until used.

     The number of shares of Holdings Common Stock available for the grant of awards and the exercise price of an award may be adjusted to reflect any change in the Holdings' capital structure or business by reason of certain corporate transactions or events.

AWARDS UNDER THE HOLDINGS STOCK INCENTIVE PLAN

     Stock Options. The Holdings Compensation Committee may grant nonqualified stock options and ISOs to purchase shares of Holdings Common Stock. The Holdings Compensation Committee will determine the number of shares of Holdings Common Stock subject to each option, the term of each option (which may not exceed 10 years (or five years in the case of an ISO granted to a 10% shareholder)), the exercise price, the vesting schedule (if any) and the other material terms of each option. No ISO or nonqualified stock option which is intended to be performance based for purposes of Section 162(m) of the Code may have an exercise price less than the fair market value of the Holdings Common Stock at the time of grant (or, in the case of an ISO granted to a 10% shareholder, 110% of fair market value).

     Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Holdings Compensation Committee at grant and the exercisability of such options may be accelerated by the Holdings Compensation Committee in its sole discretion. Payment of the purchase price may be made: (i) in cash or by check, bank draft or money order, (ii) through a "cashless exercise" procedure whereby the recipient delivers irrevocable instructions to a broker to deliver promptly to Holdings an amount equal to the purchase price, or (iii) on such other terms and conditions as may be acceptable to the Holdings Compensation Committee or the Holdings Board, as applicable.

     The Holdings Compensation Committee has granted, subject to the approval of the Holdings Stock Incentive Plan by Insignia stockholders and the completion of the Distribution, options to purchase Holdings

Common Stock at an exercise price equal to the fair market value of a share of Holdings Common Stock following the Distribution to the following persons and groups for the indicated number of shares:

                                                                NUMBER
              NAME AND POSITION WITH HOLDINGS                 OF OPTIONS
              -------------------------------                 ----------
Andrew L. Farkas, Chairman and Chief Executive Officer......    50,000
James A. Aston, Office of the Chairman; Chief Financial
  Officer...................................................    50,000
Frank M. Garrison, Office of the Chairman...................    50,000
Edward S. Gordon, Office of the Chairman....................        --
Stephen B. Siegel, President................................   100,000
Executive Group.............................................   320,000
Non-Executive Director Group................................    80,000
Non-Executive Officer Employee Group........................   700,000

     Stock Appreciation Rights. The Holdings Compensation Committee may grant stock appreciation rights ("SARs") either with a stock option which may be exercised only at such times and to the extent the related option is exercisable ("Tandem SAR") or independent of a stock option ("Non-Tandem SARs"). An SAR is a right to receive a payment either in cash or common stock, as the Holdings Compensation Committee may determine, equal in value to the excess of the fair market value of one share of Holdings Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share covered by an SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of the Holdings Common Stock on the date of grant in the case of a Non-Tandem SAR.

     Restricted Stock. The Holdings Compensation Committee may award "restricted" shares of Holdings Common Stock. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock agreement. The Holdings Compensation Committee may, in its sole discretion, determine at grant, that the payment of dividends, if any, shall be deferred until the expiration of the applicable restriction period.

     Recipients of restricted stock are required to enter into a restricted stock agreement with Holdings which states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse. Within these limits, based on service, attainment of objective performance goals and such other factors as the Holdings Compensation Committee may determine in its sole discretion, the Holdings Compensation Committee may provide for the lapse of such restrictions or may accelerate or waive such restrictions at any time.

     If the grant of restricted stock or the lapse of the relevant restriction is based on the attainment of objective performance goals, the Holdings Compensation Committee shall establish the performance goals, formulae or standards and the applicable vesting percentage for the restricted stock award applicable to each participant while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. These performance goals shall be based on one or more of the performance criteria described under the Proposal for the Approval of the Executive Performance Incentive Plan below ("Performance Criteria").

     Performance Units and Performance Shares. The Holdings Compensation Committee may grant performance shares entitling recipients to receive a fixed number of shares of Holdings Common Stock or the cash equivalent thereof, as determined by the Holdings Compensation Committee in its sole discretion, upon the attainment of performance goals established by the Holdings Compensation Committee (based on the Performance Criteria), based on a specified performance period. The Holdings Compensation Committee may also grant performance units entitling recipients to receive a value payable in cash or shares of Holdings Common Stock, as determined by the Holdings Compensation Committee, upon the attainment of performance goals established by the Holdings Compensation Committee (based on the Performance Criteria), for a specified performance cycle.

     The Holdings Compensation Committee may subject such grants of performance shares and performance units to such vesting and forfeiture conditions as it deems appropriate.

     Other Stock-Based Awards. The Holdings Compensation Committee may grant awards of Holdings Common Stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Holdings Common Stock and may be granted either alone or in addition to or in tandem with stock options, stock appreciation rights, restricted stock, performance shares or performance units. Subject to the provisions of the Holdings Stock Incentive Plan, the Holdings Compensation Committee has the authority to determine the recipients to whom and the time or times at which such awards will be made, the number of shares of Holdings Common Stock to be awarded pursuant to such award and all other conditions of the awards. The Holdings Compensation Committee may also provide for the grant of Holdings Common Stock under such awards upon the completion of a specified performance period.

     The Holdings Compensation Committee also determines the purchase price to be paid, if any, by a recipient to purchase other stock-based awards (including, without limitation, shares of Holdings Common Stock). The purchase of shares of Holdings Common Stock or other stock-based awards may be made on either an after-tax or pre-tax basis, as determined by the Holdings Compensation Committee; provided, however, that if the purchase is made on a pre-tax basis, such purchase will be made pursuant to a deferred compensation program established by the Holdings Compensation Committee, which will be deemed to be part of the Holdings Stock Incentive Plan.

SUPPLEMENTAL STOCK PURCHASE AND LOAN PROGRAM

     The Holdings Compensation Committee has adopted as an "Other Stock-Based Award" under the Holdings Stock Incentive Plan a supplemental stock purchase and loan program (the "Purchase and Loan Program") for Holdings Employees and employees of designated affiliates whose target annual base compensation equals or exceeds $100,000 (the "Covered Employees"). Covered Employees may purchase shares of Holdings Common Stock through the Holdings Stock Incentive Plan, subject to and in accordance with terms and conditions set by the Holdings Compensation Committee. Under the Purchase and Loan Program, purchases of shares of Holdings Common Stock may be made by means of check, payroll deduction or pursuant to a loan granted to the Covered Employee. Purchases will be generally made on a quarterly basis at a price per share equal to 100% of fair market value of a share of Holdings Common Stock on the last business day of the applicable calendar quarter.

     Covered Employees may borrow up to 50% of their base compensation to purchase shares of Holdings Common Stock at an interest rate set by the Holdings Compensation Committee but in no event less than the rate at which Holdings may borrow from its principal lenders. The term of the loan will not exceed 5 years and loan repayments may be made by payroll deduction. Loans will be secured by the Holdings Common Stock purchased with such loans. Upon a Covered Employee's termination of employment, any outstanding loan amounts (including accrued and unpaid interest) will be due and payable within 30 days of such event.

CHANGE IN CONTROL

     Unless determined otherwise by the Holdings Compensation Committee at the time of grant, and except to the extent provided in the applicable award agreement, the recipient's employment agreement or other agreement approved by the Holdings Compensation Committee, no accelerated vesting or lapsing of restrictions will occur upon a change in control of Holdings (as defined in the Holdings Stock Incentive Plan). The Holdings Compensation Committee may, in its sole discretion, provide for accelerated vesting of an award at any time. Upon a change in control of Holdings, options granted to non-employee directors will be subject to the rules described below.

NON-EMPLOYEE DIRECTOR STOCK OPTION GRANTS

     The Holdings Stock Incentive Plan authorizes the automatic grant of nonqualified stock options to each non-employee director, without further action by the Holdings Board or the stockholders, as follows: (i) options to purchase 20,000 shares of Holdings Common Stock will be granted to each non-employee director as of the date he or she begins service as a non-employee director on the Holdings Board; and (ii) options to purchase 2,000 shares of Holdings Common Stock will be granted to each non-employee director as of the first day of the month following each annual meeting of stockholders of Holdings. The exercise price per share of such options will be determined by the Holdings Board at the time of grant but may not be less than the fair market value of the Holdings Common Stock at the time of grant. The term of each such option will be five years. Options granted to non-employee directors pursuant to (i) above will vest and become exercisable at the rate of 5,000 shares of Holdings Common Stock on or after each anniversary of the date that is six months and one day after the date of grant. Options granted to non-employee directors pursuant to (ii) above will vest and become exercisable on or after six months and one day after the date of grant. All options granted to nonemployee directors and not previously exercisable will become fully exercisable immediately upon a change in control of Holdings (as defined in the Holdings Stock Incentive Plan).

AMENDMENT AND TERMINATION

     Notwithstanding any other provision of the Holdings Stock Incentive Plan, the Holdings Board or Holdings Compensation Committee may at any time, amend any or all of the provisions of the Holdings Stock Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the Holdings Stock Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such participant and, provided further, without the approval of the stockholders of Holdings in accordance with the laws of the State of Delaware, to the extent required under Section 162(m) of the Code, or to the extent applicable to ISOs, Section 422 of the Code, no amendment may be made which would: (i) increase the aggregate number of shares of Holdings Common Stock that may be issued; (ii) increase the maximum individual participant share limitations for a fiscal year; (iii) change the classification of employees or consultants eligible to receive awards; (iv) decrease the minimum exercise price of any stock option or SAR; (v) extend the maximum option term; (vi) materially alter the Performance Criteria; or (vii) require stockholder approval in order for the Holdings Stock Incentive Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to ISOs,
Section 422 of the Code.

MISCELLANEOUS

     Awards granted under the Holdings Stock Incentive Plan are generally nontransferable, except that the Holdings Compensation Committee may, in its sole discretion, permit the transfer of nonqualified stock options (other than those granted to non-employee directors) at the time of grant or thereafter.

     The Holdings Stock Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Holdings Stock Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE HOLDINGS STOCK INCENTIVE PLAN

     The rules concerning the Federal income tax consequences with respect to options granted and to be granted pursuant to the Holdings Stock Incentive Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the Federal income tax consequences. In addition, the following discussion does not set forth any state or local tax consequences that may be applicable.

     Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an ISO and Holdings will not realize an income tax deduction at either such time. If the recipient does not sell the Holdings Common Stock received pursuant to the exercise of the ISO within either (i) two years after the date of the grant of the ISO or (ii) one year after the date of exercise, a subsequent sale of the Holdings Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to Holdings. Capital gains rates may be reduced in the case of a longer holding period.

     If the recipient disposes of the Holdings Common Stock acquired upon exercise of the ISO within either of the above mentioned time periods, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of the Holdings Common Stock on the date of exercise over the option price, or (ii) the amount realized upon disposition over the option price. In such event, Holdings generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

     In addition, (i) officers and directors of Holdings subject to Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their ISOs, (ii) any entitlement to a tax deduction on the part of Holdings is subject to the applicable federal tax rules (including, without limitation, Code Section 162(m) regarding the $1,000,000 limitation on deductible compensation), (iii) the exercise of an ISO may have implications in the computation of alternative minimum taxable income, and (iv) in the event that the exercisability or vesting of any Award is accelerated because of a change of control, payments relating to the Awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

     Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and Holdings will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the Holdings Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Holdings Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Holdings Common Stock. Holdings will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

     In addition, (i) any officers and directors of Holdings subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their nonqualified stock options, (ii) any entitlement to a tax deduction on the part of Holdings is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding a $1,000,000 limitation on deductible compensation), and (iii) in the event that the exercisability or vesting of any Award is accelerated because of a change of control, payments relating to the Awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

     In general, Section 162(m) of the Code denies a publicly held corporation a deduction for Federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any recipient during a specified period and the plan under which the options are granted is approved by stockholders and is administered by a compensation committee comprised of outside directors. The Holdings Stock Incentive Plan is intended to satisfy these requirements with respect to Options.

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FUTURE PLAN AWARDS

     Because future awards under the proposed Holdings Stock Incentive Plan will be based upon prospective factors including the nature of services to be rendered by prospective Holdings Employees and consultants and their potential contributions to the success of Holdings, actual awards cannot be determined at this time.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Approval of the Holdings Stock Incentive Plan requires the affirmative vote (in person or by proxy) of at least the holders of a majority of the outstanding shares of Insignia Common Stock represented at the Insignia Meeting, provided that the total votes cast on the Holdings Stock Incentive Plan represents over 50% of all the outstanding Insignia Common Stock as of the Insignia Record Date. THE INSIGNIA BOARD AND THE HOLDINGS BOARD EACH RECOMMEND THAT STOCKHOLDERS OF INSIGNIA VOTE THEIR SHARES FOR APPROVAL OF THE HOLDINGS STOCK INCENTIVE PLAN.

                 PROPOSAL FOR THE APPROVAL OF THE HOLDINGS 1998
                          EMPLOYEE STOCK PURCHASE PLAN

     At the Insignia Meeting, the stockholders of Insignia will be requested to approve the Holdings Stock Purchase Plan. The Insignia Board and the Holdings Board each recommend approval of the Holdings Stock Purchase Plan in order to allow Holdings to offer Holdings Employees and employees of any designated parent the ability to invest in Holdings' Common Stock at an attractive price. The following description of the Holdings Stock Purchase Plan is a summary and is qualified in its entirety by reference to the Holdings Stock Purchase Plan, a copy of which may be obtained upon written request to Insignia's Investor Relations Department at Insignia's principal business address.

DESCRIPTION OF THE HOLDINGS STOCK PURCHASE PLAN

     The Holdings Stock Purchase Plan, if approved by Insignia's stockholders, will be effective at the Time of Distribution and will allow all employees of Holdings, its designated subsidiaries or its designated parent, if any, working more than 20 hours a week and more than five months a year to authorize payroll deductions in whole percentages of compensation (including overtime or bonuses) up to 10% to be applied toward the purchase of Holdings Common Stock. The designated subsidiaries include all existing U.S. subsidiaries of Holdings and all future U.S. subsidiaries unless specifically excluded from participation by the Holdings Board. Non-U.S. subsidiaries of Holdings may be designated to participate in the Holdings Stock Purchase Plan solely upon approval by the Holdings Board. There will initially be 1,500,000 shares of Holdings Common Stock reserved for purchase and issuance under the Holdings Stock Purchase Plan with a market value which is not yet determinable. As of the date hereof, assuming that those employees who are scheduled to become Holding's Employees at the Time of Distribution become Holdings Employees, approximately 2,346 Holdings Employees would be eligible to participate in the Holdings Stock Purchase Plan.

     The Holdings Stock Purchase Plan will be administered by the Holdings Compensation Committee or such other committee or subcommittee as may be appointed by the Holdings Board from time to time (the "Holdings Stock Purchase Committee"). To the extent that no Holdings Stock Purchase Committee exists which has the authority to administer the Holdings Stock Purchase Plan, the functions of the Holdings Stock Purchase Committee will be exercised by the Holdings Board. The Holdings Stock Purchase Committee will have the full power and authority, subject to the provisions of the Holdings Stock Purchase Plan, to promulgate such rules and regulations as it deems necessary (including any special rules necessary to comply with the requirements of foreign jurisdictions), to interpret the provisions and supervise the administration of the Holdings Stock Purchase Plan and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. The Holdings Stock Purchase Committee may designate an agent to administer the Holdings Stock Purchase Plan, to purchase and sell shares of Holdings Common Stock in accordance with the Holdings Stock Purchase Plan, to keep records, to send statements of account to participants, to act as custodian and to perform other duties relating to the Holdings Stock Purchase Plan, as the Holdings Stock Purchase Committee may request from time to time. Although Holdings will pay for the administration of the
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

Holdings Stock Purchase Plan, participants will be fully responsible for (i) any brokerage fees and commissions charged for the sale of Holdings Common Stock,
(ii) any fees for certificates of shares and (iii) any taxes owed by them as a result of participation in the Holdings Stock Purchase Plan.

     Separate quarterly offerings will commence on the first day of each calendar quarter or such other dates designated by the Holdings Stock Purchase Committee, in its sole discretion. A participant must authorize payroll deductions before the start of an offering in order to participate in that offering. On the last business day of the offering, the participant will be deemed to have exercised the option to purchase as many shares as the participant's payroll deductions will allow, at the option price. The initial option price is 85% of the lesser of (i) the fair market value of the Holdings Common Stock on the first business day of the offering or (ii) the fair market value of the Holdings Common Stock on the last business day of the offering. The option price may be modified by the Holdings Board, but may never be less than the price specified in the preceding sentence.

     Subject to appropriate notice, a participant may withdraw from an offering at any time. Upon withdrawal, the amount in the participant's account will be refunded. A participant who has withdrawn from an offering may not again participate in the Holdings Stock Purchase Plan until the next offering commences.

     If a participant retires or terminates employment for any reason other than death, the payroll deductions credited to the participant's account not used to purchase shares will be returned or distributed to the participant (without interest) as soon as practicable following retirement or termination of employment. In the event of death, disability or leave of absence, however, any such remaining payroll deductions credited to the participant's account will be used to purchase shares of Holdings Common Stock.

     No person shall be permitted to purchase any shares under the Holdings Stock Purchase Plan if such person, immediately after such purchase, owns shares possessing five percent or more of the total combined voting power or value of all classes of Stock of Holdings or any of its parent or subsidiary corporations. The fair market value of all shares of Holdings Common Stock purchased by a participant under the Holdings Stock Purchase Plan during any calendar year may not exceed $25,000.

     Because the purchase of shares under the Holdings Stock Purchase Plan is discretionary with all eligible Holdings Employees and because Holdings did not exist as a stand-alone business unit until recently, it would not be meaningful to include information as to the amount of shares of Holdings Common Stock which would have been distributable during fiscal 1997 to all Holdings Employees, or to groups of Holdings Employees, or to any particular Holdings Employee had the Holdings Stock Purchase Plan been in effect during the year.

     The Holdings Board may at any time amend, freeze or terminate the Holdings Stock Purchase Plan, provided that no participant's existing rights under any offering already commenced may be adversely affected thereby. No amendment may be made to the Holdings Stock Purchase Plan without prior approval of the stockholders of Holdings if stockholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule.

     The Holdings Stock Purchase Plan is not subject to any of the requirements of ERISA. The Holdings Stock Incentive Plan is intended to comply with Section 423 of the Code, but it is not, nor is it intended to be, qualified under
Section 401(a) of the Code.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE HOLDINGS STOCK PURCHASE PLAN

     The Federal income tax consequences of a participant's purchases under the Holdings Stock Purchase Plan will vary. The following discussion is only a summary of the general Federal income tax rules applicable to the Holdings Stock Purchase Plan. Because a taxpayer's particular situation may be such that some variation of the rules described below will apply, participants (and potential participants) should consult their own tax advisor.

     The Holdings Stock Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under those provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. However, a

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participant may become liable for tax upon dispositions of shares acquired under the Holdings Stock Purchase Plan (or if he or she dies holding such shares), and the tax consequences will depend on how long a participant has held the shares prior to disposition.

     If the shares are disposed of (a) at least two years after the date of the beginning of the offering period and (b) at least one year after the Holdings Common Stock is purchased in accordance with the Holdings Stock Purchase Plan (or if the participant dies while holding the shares), the following tax consequences will apply:

     In this event, the lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares, or
(b) the excess of the fair market value of the shares at the time the option was granted over the purchase price of the shares (determined as of the offering date) will be treated as ordinary income to the participant. Any further gain upon disposition generally will be taxed at the applicable long-term capital gain rate (which is determined based on the holding period). If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. If a participant holds the shares for this period, no deduction in respect of the disposition of such shares will be allowed to Holdings.

     If the shares are sold or disposed of (including by way of gift) before the expiration of either the two-year or the one-year stock holding periods described above, the following tax consequences will apply.

     In this event, the amount by which the fair market value of the shares on the date the option is exercised (which is the last business day of the offering period and is hereafter referred to as the "termination date") exceeds the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the option. Capital gains rates may be reduced in the case of a longer holding period. Even if the shares are sold for less than their fair market value on the termination date, the same amount of ordinary income is attributed to a participant and a capital loss is allowed equal to the difference between the sales price and the value of such shares on such termination date. In the event of an early disposition, Holdings will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing participant.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Approval of the Holdings Stock Purchase Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock represented at the Insignia Meeting. THE INSIGNIA BOARD AND THE HOLDINGS BOARD EACH RECOMMEND THAT STOCKHOLDERS OF INSIGNIA VOTE THEIR SHARES FOR APPROVAL OF THE HOLDINGS STOCK PURCHASE PLAN.

                   PROPOSAL FOR THE APPROVAL OF THE HOLDINGS
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

     The Holdings Incentive Compensation Plan, if approved by Insignia stockholders, will be effective as of the Time of Distribution and will provide for annual incentive payments to key executives of Holdings, its subsidiaries or its parent, if any (as defined in the Holdings Incentive Compensation Plan) based upon the performance of Holdings (or a subsidiary, division or other operational unit). Insignia's compensation programs were based on a strong pay-for-performance philosophy. A central element of this philosophy was to link a significant portion of annual cash compensation to the attainment of Insignia's annual financial objectives. The Holdings Incentive Compensation Plan is intended to continue this direct linkage between performance and compensation for Holdings executives. The Insignia Board and the Holdings Board each recommend approval of the Holdings Incentive Compensation Plan. The following description of the Holdings Incentive Compensation Plan is a summary and is qualified in its entirety by reference to the Holdings Incentive Compensation Plan, a copy of which may be obtained upon written request to Insignia's Investor Relations Department at Insignia's principal business address.

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

     Section 162(m) to the Code generally disallows a Federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers. Holdings intends to structure awards under the Holdings Incentive Compensation Plan so that compensation resulting therefrom would be qualified "performance based compensation" eligible for continued deductibility with stockholder approval. To allow Holdings to so qualify for such compensation, and to preserve the tax deductibility of such compensation, Insignia is seeking approval of the Holdings Incentive Compensation Plan and the material terms of performance goals applicable to the Holdings Incentive Compensation Plan.

     No individual may receive for any fiscal year an amount under the Holdings Incentive Compensation Plan which exceeds $3,000,000.

PLAN ADMINISTRATION

     The Holdings Incentive Compensation Plan will be administered by the Holdings Compensation Committee which is intended to consist entirely of non-employee directors who meet the criteria of "outside director" under Section 162(m) of the Code. The Holdings Compensation Committee shall select the key executives of Holdings who shall receive awards, the target pay-out level and the performance targets. The Holdings Committee will certify the level of attainment of performance targets. As of the date hereof, assuming that those employees who are scheduled to become Holdings Employees at the Time of Distribution become Holdings Employees approximately 16 key executives may be eligible to receive awards under the Holdings Incentive Compensation Plan.

PERFORMANCE CRITERIA

     Participants in the Holdings Incentive Compensation Plan will be eligible to receive an annual cash performance award based on attainment by Holdings and/or a subsidiary, division or other operational unit of Holdings of specified performance goals to be established for each fiscal year by the Holdings Committee. The performance award will be payable as soon as administratively feasible following the end of the fiscal year with respect to which the payment relates, but only after the Holdings Committee certifies that the performance goals have been attained. A participant and Holdings may agree to defer all or a portion of a performance award in a written agreement executed prior to the beginning of the fiscal year to which the performance award relates in accordance with any deferred compensation program in effect applicable to such participant. Any deferred performance award will increase (between the date on which it is credited to any deferred compensation program and the payment date) by a measuring factor for each fiscal year greater than the interest rate on thirty year Treasury Bonds on the first business day of such fiscal year compounded annually, as elected by the participant in the deferral agreement.

     Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals will be based on one or more of the following criteria: (i) revenues, income before income taxes and extraordinary income, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, funds from operation of real estate investments or a combination of any or all of the foregoing; (ii) after-tax or pre-tax profits; (iii) operational cash flow; (iv) level of, reduction of, or other specified objectives with regard to Holdings' bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders' equity; (viii) economic value added targets; (ix) fair market value of the shares of Holdings Common Stock; and (x) the growth in the value of an investment in Holdings Common Stock assuming the reinvestment of dividends. In addition, such performance goals may be based upon the attainment of specified levels of Holdings (or a subsidiary, division or other operational unit of Holdings) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under the Code, the Holdings Compensation Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

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

TERM AND AMENDMENT OF THE HOLDINGS INCENTIVE COMPENSATION PLAN

     The Holdings Incentive Compensation Plan, if approved by Insignia stockholders, will be effective for all fiscal years following the Time of Distribution (including the initial short fiscal year). The Holdings Incentive Compensation Plan may be amended or discontinued by the Holdings Board at any time. However, stockholder approval of Holdings is required for an amendment that increases the maximum payment which may be made to any individual for any fiscal year above the award limits outlined above and specified in the Holdings Incentive Compensation Plan, materially alters the business criteria on which performance goals are based, increases the maximum annual measuring factor for deferred amounts, changes the class of eligible employees or otherwise requires stockholder approval under Code Section 162(m).

     The Holdings Incentive Compensation Plan is not subject to any of the requirements of ERISA nor is it intended to be qualified under Section 401(a) of the Code.

FUTURE PLAN AWARDS

     Because Holdings did not exist as a stand-alone business unit until recently, and because future awards under the proposed Holdings Incentive Compensation Plan will be based upon the future performance of Holdings, actual payments cannot be determined at this time.

VOTE REQUIRED

     Approval of the Holdings Incentive Compensation Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Insignia Common Stock represented at the Insignia Meeting. THE INSIGNIA BOARD AND THE HOLDINGS BOARD EACH RECOMMEND THAT STOCKHOLDERS OF INSIGNIA VOTE THEIR SHARES FOR APPROVAL OF THE HOLDINGS INCENTIVE COMPENSATION PLAN.

                  THE MERGER AGREEMENT AND TERMS OF THE MERGER

     The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix I and is incorporated by reference herein. Capitalized terms used but not defined in this section shall have the same meaning as in the Merger Agreement (certain of such terms are also defined in the Glossary hereto).

THE MERGER

     The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the Effective Time, Insignia will be merged with and into AIMCO in accordance with the laws of the States of Maryland and Delaware. AIMCO will be the Surviving Corporation in the Merger and will continue its corporate existence under the laws of the State of Maryland.

THE EFFECTIVE TIME

     The Merger Agreement provides that on the Closing Date, the Certificate of Merger shall be executed by AIMCO and Insignia and filed with the Secretary of State of the State of Delaware pursuant to the DGCL, the Articles of Merger shall be executed by AIMCO and Insignia and filed with the Maryland Department of Assessment and Taxation pursuant to the MGCL, and that the Effective Time will occur upon the later of: (i) such time as the State Department of Assessments and Taxation of Maryland accepts the Articles of Merger, and (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger.

CERTIFICATE OF INCORPORATION AND BYLAWS

     The Merger Agreement provides that at the Effective Time: (i) the AIMCO Charter, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and the AIMCO Charter; (ii) the by laws of AIMCO, as in effect immediately prior to the Effective Time, will be the by laws of the Surviving Corporation until thereafter

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

amended as provided by law, the AIMCO Charter and such by laws; and (iii) the directors and officers of AIMCO immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified. Subject to the foregoing, the additional effects of the Merger will be as provided in the applicable provisions of the MGCL.

THE CLOSING

     Pursuant to the Merger Agreement, the closing of the Merger (the "Closing") will take place on the fifth NYSE trading day immediately following the date on which the last of the conditions set forth in the Merger Agreement is first fulfilled or has been waived, provided that all such conditions continue to be so satisfied or waived on such fifth trading day, and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent trading day on which all such conditions are again so satisfied or waived, subject, however, to the provisions relating to termination of the Merger Agreement described below, or at such other time, date and place as AIMCO and Insignia shall mutually agree.

MANNER AND BASIS OF CONVERTING SHARES

     If the Merger is approved by the stockholders of AIMCO and Insignia, as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Insignia, each issued and outstanding share of Insignia Common Stock (other than shares of Insignia Common Stock owned
(i) by AIMCO or Insignia directly or through wholly-owned subsidiaries and (ii) by stockholders who properly demand appraisal under Section 262) will be converted into and become the right to receive that number of fully paid and nonassessable shares of AIMCO Class E Preferred Stock equal to the quotient determined by dividing (x) the sum of $303 million (less the Aggregate Cash Amount, if any) plus the TOPRs Conversion Amount and the aggregate exercise price, conversion price and exchange value of Insignia Convertible Securities that would be paid if such securities were exercised, converted or exchanged on the date immediately following the Closing by (y) the product of (a) the number of outstanding shares of Insignia Common Stock at the Effective Time (including shares of Insignia Common Stock for or into which outstanding Insignia Convertible Securities are exercisable, convertible or exchangeable, whether or not vested) multiplied by (b) the AIMCO Index Price (provided, however, if the AIMCO Index Price is greater than $38.00, the AIMCO Index Price will be deemed to be $38.00; provided further that if the AIMCO Index Price is less than $36.50, then AIMCO may elect to pay the Aggregate Cash Amount, but such amount may not exceed the lesser of (i) $15 million and (ii) the product of (x) $36.50 less the AIMCO Index Price multiplied by (y) the number of outstanding shares of Insignia Common Stock at the Effective Time (including shares of Insignia Common Stock into which outstanding Insignia Convertible Securities are exercisable, convertible or exchangeable, whether or not vested, other than the Convertible Preferred Securities)). The "TOPRs Conversion Amount" means an amount equal to the product of (x) $50.00 multiplied by (y) the number of Convertible Preferred Securities which have converted into shares of Insignia Common Stock prior to the Effective Time (if any).

     If the stockholders of AIMCO do not approve the Merger, but the stockholders of Insignia approve the Distribution and the Merger, then each issued and outstanding share of Insignia Common Stock (other than shares of Insignia Common Stock owned by (i) AIMCO or Insignia directly or through wholly-owned subsidiaries and (ii) by stockholders who properly demand appraisal under Section 262) will be converted into and become (a) that number of fully paid and nonassessable shares of AIMCO Class E Preferred Stock equal to the quotient determined by dividing (x) the sum of (i) $203 million (less the Aggregate Cash Amount, if any) plus (ii) the aggregate exercise price, conversion price and exchange value of the Insignia Convertible Securities that would be paid if such securities were exercised, converted or exchanged on the date immediately following the Effective Time multiplied by a fraction the numerator of which is $203 million (less the Aggregate Cash Amount, if any) plus the TOPRs Conversion Amount and the denominator of which is the sum of $303 million (less the Aggregate Cash Amount, if any) plus the TOPRs Conversion Amount by (y) the product of (A) the number of outstanding shares of Insignia Common Stock at the Effective Time (including shares of Insignia Common Stock into which outstanding Insignia Convertible Securities are exercisable, convertible or exchangeable, whether or not vested) multiplied by (B) the AIMCO Index Price

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

and (b) that number of fully paid and nonassessable shares of AIMCO Class F Preferred Stock equal to the quotient determined by dividing (x) the sum of (i) $100 million plus the TOPRs Conversion Amount plus (ii) the aggregate exercise price, conversion price and exchange value of Insignia Convertible Securities that would be paid if such securities were exercised, converted or exchanged on the date immediately following the Effective Time multiplied by a fraction the numerator of which is the sum of $100 million plus the TOPRs Conversion Amount and the denominator of which is the sum of $303 million (less the Aggregate Cash Amount, if any) plus the TOPRs Conversion Amount by (y) the product of (A) the number of outstanding shares of Insignia Common Stock at the Effective Time (including shares of Insignia Common Stock into which outstanding Insignia Convertible Securities are exercisable, convertible or exchangeable, whether or not vested) multiplied by (B) the AIMCO Index Price, (c) the Cash Amount, if any, and (d) cash in lieu of fractional shares. As of the Effective Time, all such shares of Insignia Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect to such shares, except the right to receive shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable), the Aggregate Cash Amount, if any, and cash in lieu of fractional shares.

ADJUSTMENT FOR INSIGNIA LIABILITIES AT CLOSING

     At least five business days prior to Closing, Holdings is required to deliver to AIMCO an Estimated Closing Schedule which sets forth the Adjusted Net Liabilities of Insignia and its consolidated subsidiaries (other than IPT and its subsidiaries) as of the Effective Time as determined in accordance with GAAP. If the Adjusted Net Liabilities are greater or less than $308,433,730 (subject to adjustment as provided in the Merger Agreement), Holdings is required to pay AIMCO, or AIMCO is required to pay Holdings, as the case may be, the amount of such difference in cash at Closing. The term "Adjusted Net Liabilities" is defined in the Merger Agreement as the difference between (a) the sum of indebtedness for borrowed money, accounts payable, accrued expenses incurred in connection with the Merger, accrued and unpaid Taxes, obligations for certain leases payable after the Closing, the present value of unpaid amounts under employment agreements for the Insignia Executives, and other current liabilities payable after Closing relating to pre-Closing periods, among other things and (b) the sum of cash and cash equivalents, receivables, prepaid amounts and refunds, securities valued at fair market value and current assets not otherwise included to the extent collected after Closing, among other things. The items described in clause (a) above specifically exclude reserves, capital lease obligations, the aggregate liquidation amount of the Convertible Preferred Securities and accrued distributions thereon, and payments for vacation or sick days, among other things.

     From time to time after the Closing, but not more frequently than monthly, AIMCO will prepare and deliver to Holdings a Revised Closing Schedule, setting forth the Adjusted Net Liabilities of Insignia and its consolidated subsidiaries (other than IPT and its subsidiaries), as of the Effective Time, after taking into account all information with respect thereto available after Closing. Holdings will have 20 business days to review the Revised Closing Schedule and inform AIMCO whether it agrees with such schedule. Holdings will be afforded access to AIMCO's books and records in order to verify the Revised Closing Schedule. If Holdings disagrees with the Revised Closing Schedule, Holdings and AIMCO have agreed to negotiate in good faith to resolve any disputes. If Holdings and AIMCO are unable to resolve their disputes, both parties will retain Ernst & Young LLP (or another nationally recognized accounting firm mutually acceptable to both parties) to resolve all disputes and all decisions by them will be conclusive and binding on both Holdings and AIMCO. All fees of Ernst & Young LLP will be bourne equally by both AIMCO and Holdings. No Revised Closing Schedule may be delivered after March 31, 1999, or if the Effective Time occurs after December 31, 1998, then May 15, 1999.

     To the extent the Revised Closing Schedule, as finally agreed between Holdings and AIMCO (the "Final Closing Schedule"), shows that the Adjusted Net Liabilities are greater or less than $308,433,730 (subject to adjustment as provided in the Merger Agreement), Holdings is required to pay AIMCO, or AIMCO is required to pay Holdings, as the case may be, the amount of such difference, less payments previously made, plus interest from the Closing Date until the date of receipt of payment at a rate equal to 30-day LIBOR plus 1.5% ("Post-Closing Interest").

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

     Any amounts in the Final Closing Schedule shall be further adjusted following the final income tax returns of Insignia to reflect the taxes shown on such returns, which are required to be prepared in accordance with the Merger Agreement (the "Return Taxes"). If and to the extent that the Return Taxes are greater or less than the Prior Taxes, Holdings is required to pay AIMCO, or AIMCO is required to pay Holdings, as the case may be, the amount of such difference plus Post-Closing Interest.

EXCHANGE OF INSIGNIA COMMON STOCK

     The Merger Agreement provides that as soon as practicable after the Effective Time, AIMCO will:

          (i) deposit, in trust for the benefit of holders of certificates for Insignia Common Stock, with the Exchange Agent, the Merger Consideration in the form of certificates representing shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) and cash sufficient to pay the Aggregate Cash Amount, if any, and cash in lieu of fractional shares;

          (ii) cause the Exchange Agent to mail to each holder of record of a certificate or certificates (each, a "Certificate" and collectively, the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Insignia Common Stock that were canceled and became instead the right to receive the Merger Consideration, a letter of transmittal in customary and reasonable form and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration;

          (iii) upon surrender of a Certificate to the Exchange Agent for cancellation together with a duly executed letter of transmittal and such other documents as the Exchange Agent may require, the holder of such Certificate shall be entitled to receive, with respect to the shares of Insignia Common Stock formerly represented thereby, the Merger Consideration in the form of certificates representing that number of whole shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) and the Cash Amount, if any; and

          (iv) after the Effective Time, each outstanding, unsurrendered Certificate shall be deemed to represent only the right to receive upon such surrender the Merger Consideration; however, the holders of outstanding, unsurrendered Certificates after the Effective Time will not be entitled to receive any dividends or distributions with respect to AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) with a record date after the Effective Time theretofore paid with respect to the shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) until such Certificates are surrendered, although any such dividends or distributions will accrue and be payable to the holder, without interest, upon surrender of the Certificate.

     Any certificates representing shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) deposited with the Exchange Agent and not exchanged within one year after the Effective Time will be returned by the Exchange Agent to AIMCO, which will thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Date will also be returned to AIMCO, after which time any holder of unsurrendered Certificates shall look only to AIMCO for payment of such funds to which such holder may be due, subject to applicable law. AIMCO shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     INSIGNIA STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED LETTERS OF TRANSMITTAL AND INSTRUCTIONS.

NO FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock (if applicable) will be issued upon the surrender for exchange of Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of AIMCO

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

Class E Preferred Stock or AIMCO Class F Preferred Stock (if applicable). A holder of Insignia Common Stock who would otherwise have been entitled to a fractional share of AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock (if applicable) will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the AIMCO Index Price (determined without regard to the $38.00 cap thereon), without any interest.

REPRESENTATIONS AND WARRANTIES; SURVIVAL

     The Merger Agreement contains various representations and warranties of Insignia, Holdings and AIMCO. Insignia and AIMCO have made customary representations and warranties to the other regarding, among other things: (i) organization, subsidiaries and capitalization; (ii) authority to enter into the Merger Agreement and power and authority to consummate the transactions contemplated thereby; (iii) the compliance of the transactions contemplated by the Merger Agreement with the articles of incorporation, bylaws, certain agreements and applicable laws; (iv) compliance with applicable laws and certain agreements; (v) the accuracy and completeness of Exchange Act filings with the Commission, including this Joint Proxy Statement/Prospectus; (vi) the absence of material adverse changes and events; (vii) litigation; (viii) the accuracy of the disclosure; (ix) employee benefit plans; (x) tax matters; (xi) environmental matters; (xii) compliance with HUD rules and regulations; and (xiii) absence of inducement. In addition, Insignia has made representations and warranties to AIMCO regarding: (i) the Lehman Brothers Opinions; (ii) deficit restoration obligations; and (iii) the earnings and profits of Insignia. Holdings has made representations and warranties to AIMCO and Insignia regarding: (i) authority to enter into the Merger Agreement and power and authority to consummate the transactions contemplated thereby; (ii) the compliance of the transactions contemplated by the Merger Agreement with the articles of incorporation, bylaws, certain agreements and applicable laws; and (iii) absence of inducement.

     The representations and warranties will survive until the later of June 30, 1999 and the date which is nine months after the Closing, except that representations regarding tax matters, employee benefits plans, environmental matters and the amount of intercompany income and gain with respect to Insignia or any of its subsidiaries and covenants to be performed after the Closing survive until the expiration of the applicable statute of limitations or unless otherwise set forth therein.

EMPLOYEES, EMPLOYEE BENEFITS AND STOCK OPTION PLANS

     The Merger Agreement provides that except as otherwise agreed in writing, prior to the Effective Time, Insignia will cause all employees of Insignia and its subsidiaries (other than IPT) previously identified in writing by AIMCO to be terminated (the "Former Employees"). All employees of Insignia as of the Effective Time will be "Retained Employees," and AIMCO will be liable for all obligations relating to all Retained Employees for all periods from and after the Effective Time. Insignia and its Subsidiaries (other than the subsidiaries of Holdings) have agreed not to hire new employees after the date of the Merger Agreement unless approved in writing by AIMCO. Except as provided in the IFG Disclosure Schedule, Holdings will assume in the Distribution all obligations relating to all employees, including the Former Employees and the employees of Holdings and its subsidiaries, arising prior to or at the Effective Time, including obligations for benefits, health insurance and severance, if any.

     On and after the Closing Date, AIMCO will continue the IFG Benefit Plans for such period as AIMCO determines in its sole discretion; provided, however, that AIMCO may not terminate or amend the IFG Welfare Plans in a manner that reduces the benefits or adversely affects the Retained Employees prior to December 31, 1998. In addition, each Retained Employee will receive credit for service with Insignia or any of its Affiliates for purposes of (i) eligibility to participate (including waiting periods and without being subject to any subsequent entry date requirement for which the waiting period has already been satisfied), vesting and eligibility to receive benefits (including without pre-existing conditions limitations) under any benefit plan of AIMCO or any of its Subsidiaries or affiliates and (ii) benefit accrual under any severance or vacation pay plan; provided, however, that such crediting of benefit accrual service shall not operate to duplicate any benefit to any such participant for the same period or the funding for any such benefit. AIMCO will pay all claims for health care benefits by the Retained Employees (and their beneficiaries) made after the Closing for post-
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

Closing periods, and will pay all claims for health care benefits by the Retained Employees (and their beneficiaries) made after the Closing for all pre-Closing periods to the extent of the assets in the Insignia VEBA at Closing. All accrued vacation for Retained Employees will be AIMCO's obligation; provided, however, that if a Retained Employee (other than on-site employees) is terminated or quits prior to December 31, 1998 (or December 31, 1999 if the Closing occurs in 1999) and such Retained Employee was entitled to accrued vacation relating to his employment for pre-Closing periods and was paid for such accrued vacation, Holdings will promptly reimburse AIMCO for such amount.

     At the Effective Time, each then outstanding unexercised option to purchase shares of Insignia Common Stock granted under the Insignia 1992 Stock Incentive Plan (the "IFG Stock Plan"), whether vested or unvested, will, without any further action of Insignia, AIMCO or the holder of such option be assumed by AIMCO and converted into an option to purchase that number of shares of AIMCO Common Stock equal to the Effective AIMCO Common Conversion Ratio (see "Glossary"), at an exercise price equal to the difference between (A) the quotient of the exercise price of such option in effect immediately prior to the Effective Time divided by the Effective AIMCO Common Conversion Ratio, less (B) the quotient of the Special Dividend Amount divided by the Effective AIMCO Common Conversion Ratio, less (C) the Cash Amount, if any. The "Special Dividend Amount" is defined as the quotient of $50 million divided by the number of outstanding shares of Insignia Common Stock (including shares of Insignia Common Stock into which Insignia Convertible Securities are exercisable, convertible or exchangeable, whether or not vested) as of the Effective Time. Each option assumed by AIMCO will continue to have, and be subject to, the same terms and conditions set forth in the Insignia Stock Plan and the applicable stock option agreement, as in effect immediately prior to the Effective Time.

     At the Effective Time, each unvested restricted share of Insignia Common Stock awarded under the IFG Stock Plan will, without any further action of Insignia, AIMCO or the holder of such restricted share be assumed by AIMCO and converted into that number of restricted shares of AIMCO Common Stock equal to the Effective AIMCO Common Conversion Ratio. AIMCO has agreed to pay to each such holder of restricted AIMCO Common Stock an amount equal to (i) the Cash Amount, if any, promptly following the Effective Time, (ii) the Special Dividend Amount, as and when paid to holders of AIMCO Class E Preferred Stock, and (iii) all dividends paid in respect of AIMCO Common Stock from and after the Effective Time, in each case regardless of whether such shares of restricted AIMCO Common Stock are vested at the applicable time. Except as described in the previous sentence, each restricted share assumed by AIMCO will continue to have, and be subject to, the same terms and conditions set forth in the Insignia Stock Plan and the applicable restricted share agreement, as in effect immediately prior to the Effective Time.

     On or as soon as possible after the Effective Time, AIMCO will cause to be filed one or more registration statements on Form S-8 under the Securities Act (or any successor or other appropriate form), in order to register the shares of AIMCO Common Stock issuable in connection with the exercise of options and shares of restricted stock assumed in the Merger, and AIMCO will use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such options and restricted shares remain outstanding. At or prior to the Effective Time, AIMCO will take all corporate action necessary to reserve for issuance a sufficient number of shares of AIMCO Common Stock for delivery in connection with such options and vesting of restricted shares of AIMCO Common Stock.

INSIGNIA'S CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time (or earlier termination of the Merger Agreement), unless
(i) AIMCO shall have agreed in writing and (ii) except for those subsidiaries of Insignia that control an entity that is a partnership or limited liability company and such entity is acting in accordance with its fiduciary duties, the business of Insignia and its subsidiaries (other than the Holdings Business) will be conducted in the ordinary course of business consistent with past practice; each of Insignia and its subsidiaries will use its commercially reasonable efforts to keep the present business intact; and use commercially reasonable efforts to keep available the services of the Retained Employees. Among other things, neither Insignia nor its subsidiaries (other than (i) Holdings and its
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

subsidiaries and (ii) those subsidiaries of Insignia that control an entity that is a partnership or limited liability company and such entity is acting in accordance with its fiduciary duties) will, subject to certain exceptions: (a) amend its charter or bylaws; (b) acquire an equity interest or material amount of assets of any other person if such acquisition would affect the tax-free treatment of the Merger or of IPT as a REIT after the Merger; (c) sell any assets other than in connection with the Distribution, as provided in the Merger Agreement or in the ordinary course of business; (d) split, combine, repurchase, redeem or acquire any of their shares unless provided in the Merger Agreement;
(e) permit IPT or IPLP to issue or sell shares (unless provided in the Merger Agreement) or declare or pay a dividend in excess of regular quarterly dividends, not to exceed $.15 per share or unit; (f) cause the indebtedness of such entities to exceed $300 million (excluding the Convertible Preferred Securities), unless such amount is increased for such multifamily assets that Insignia acquires between the date of the Merger Agreement and the Effective Time and AIMCO agrees to purchase, as described below; (g) increase the salary or amend or create employee benefits for Retained Employees; or (h) take, or agree to take, any action that would result in a material breach of any provision of the Merger Agreement or cause any material representation or warranty to be untrue on the Closing Date.

     If Insignia or any subsidiaries (other than IPT and its subsidiaries) acquires any United States multifamily residential assets or securities (other than assets or securities related to the New York residential business or residential mortgage origination business), Insignia will and will cause such subsidiaries to offer AIMCO the option to either require such assets to be transferred to Holdings or retain such assets, at a price equal to the actual amount paid by Insignia, including out of pocket costs, less net cash flow received by Insignia plus interest on such amount.

AIMCO'S CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time (or earlier termination of the Merger Agreement), each of AIMCO and its subsidiaries will (i) not willfully take any action that would result in a material breach of any provision of the Merger Agreement or cause any material representation or warranty in the Merger Agreement to be untrue on the Closing Date; (ii) at the Effective Time, elect to retain the assets acquired by Insignia from AMIT on the terms set forth in the Merger Agreement; and (iii) agree that during the 20-day AIMCO Index Price measurement period, AIMCO will not declare a dividend in excess of 125% of AIMCO's then latest quarterly dividend.

     The Merger Agreement also contains provisions relating to (i) the parties' obligations to use their best efforts (ii) certain filings and (iii) coordination of public announcements.

NON-SOLICITATION; RESPONSE TO OTHER OFFERS

     The Merger Agreement provides that from and after the date thereof, Insignia will not, and will not authorize or permit any of its affiliates or representatives to, directly or knowingly indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (see "Glossary") from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision of the Merger Agreement, Insignia may: (i) at any time prior to the time Insignia's stockholders shall have voted to approve the Merger Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or knowingly indirectly, by Insignia or its representatives after the date of the Merger Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Insignia and its business if,
(A) (x) the third party has first made an Acquisition Proposal and the Insignia Board determines in good faith after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal (see "Glossary") or (y) the Insignia Board shall conclude in good faith, after considering applicable provisions of state law, and after considering advice of outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (B) prior to furnishing such information to or entering into discussions or negotiations with such person, Insignia (x) except to the extent inconsistent with the fiduciary obligation of the Insignia Board, provides prompt notice to AIMCO to the effect that it is planning to furnish information to or enter
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

into discussions or negotiations with such person and (y) receives from such person an executed confidentiality agreement in reasonably customary form (but not containing any standstill provision); (ii) comply with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to a tender or exchange offer or otherwise make any disclosure required by applicable law; and/or (iii) accept an Acquisition Proposal from a third party, provided Insignia concurrently terminates the Merger Agreement pursuant to the terms thereof in connection with the determination that such Acquisition Proposal constitutes a Superior Proposal and immediately pays the Breakup Fee to AIMCO. Except to the extent inconsistent with the fiduciary obligations of the Insignia Board, Insignia was required to immediately cease any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted theretofore by Insignia or its representatives with respect to the foregoing. Insignia agreed to notify AIMCO of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, and to keep AIMCO reasonably informed of the status and details of any such inquiry, offer or proposal.

CONDITIONS TO THE MERGER

  Mutual Conditions

     The respective obligations of AIMCO and Insignia to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) the approval of the Merger Agreement by the Insignia stockholders; (ii) the absence of any injunction or other court order that would prohibit the consummation of the Merger; (iii) the absence of any federal or state law or regulation prohibiting the Merger and the related transactions;
(iv) the receipt of all necessary approvals from the Department of Justice and the Federal Trade Commission relating to filings under the HSR Act; and (v) the effectiveness of the AIMCO Registration Statement.

  AIMCO Conditions

     The obligation of AIMCO to effect the Merger is further subject to the satisfaction or waiver (by AIMCO) of the following conditions: (i) the continued accuracy of the representations and warranties made by Insignia and Holdings in the Merger Agreement and the delivery of closing certificates to that effect; however, this condition will be deemed satisfied if the aggregate loss, cost, damage or expense to AIMCO due to breaches of such representations and warranties (without giving effect to any materiality qualifications contained therein), when aggregated with failures to comply with covenants by Insignia and IFG Material Adverse Effects, does not exceed $50 million; (ii) the Distribution having occurred at least ten business days prior to the Closing Date; (iii) receipt by AIMCO of an opinion of counsel to IPT stating that for the taxable year ended December 31, 1997 and for all subsequent taxable years ending on or before the Closing Date (if any), IPT was organized and operated as a REIT in conformity with the requirements of the Code and after the Merger, based on its proposed method of operation, IPT would continue to meet the qualifications of a REIT as set forth in the Code; (iv) receipt by AIMCO of an opinion of New York counsel to Insignia regarding the enforceability of the Merger Agreement under New York law, the enforceability and validity of the Voting Agreements, the Irrevocable Proxies, the Call Agreements (only as to those documents executed by Mr. Farkas and a trust established by him) and the Merger Agreement and the Indemnification Agreement and other matters customary in a merger; and (v) receipt by AIMCO of an opinion of its tax counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

  Insignia Conditions

     The obligation of Insignia to effect the Merger is further subject to the satisfaction or waiver (by Insignia) of the following conditions: (i) the continued accuracy of the representations and warranties made by AIMCO in the Merger Agreement and the delivery of closing certificates to that effect; however, this condition will be deemed satisfied if the aggregate loss, cost, damage or expense to Insignia due to breaches of such representations and warranties (without giving effect to any materiality qualifications contained therein), when aggregated with failures to comply with covenants by AIMCO and AIMCO Material Adverse Effects does not exceed $50 million; (ii) receipt by Insignia and Holdings of an opinion of counsel to AIMCO stating

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that for the taxable year ended December 31, 1997 and for all subsequent taxable years ending on or before the Closing Date, AIMCO was organized and operated as a REIT in conformity with the requirements of the Code and after the Merger, based on the proposed method of operation, AIMCO would continue to meet the qualifications of a REIT as set forth in the Code; (iii) receipt by Insignia of an opinion of Maryland counsel for AIMCO regarding the enforceability of the Merger Agreement and the Articles of Merger under Maryland law, that all requisite approvals under Maryland law have been obtained and at the Effective Time, upon issuance in accordance with the terms of the Merger Agreement, the AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) will be validly issued, fully paid and nonassessable and not subject to preemptive rights and the shares of AIMCO Common Stock underlying the AIMCO
Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable), when issued in accordance with the terms of such securities, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, and other matters customary in a merger; (iv) receipt by Insignia of an opinion of its tax counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and the Distribution should continue to qualify as a tax deferred distribution to Insignia's stockholders; (v) receipt by Insignia of an opinion of New York counsel to AIMCO regarding the enforceability of the Merger Agreement under New York law, the enforceability and validity of the Merger Agreement, the Indemnification Agreement, the Voting Agreements, the Irrevocable Proxies and the Call Agreements regarding AIMCO and AIMCO Operating Partnership and other matters as are customary in a merger; (vi) the approval for listing on the NYSE of the shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) and the shares of AIMCO Common Stock underlying the AIMCO Class E Preferred Stock; and (vii) the release of Holdings and its subsidiaries and their respective assets and properties from all guarantees, liens, pledges and other security arrangement in favor of certain outstanding indebtedness of Insignia to be assumed by AIMCO in the Merger.

HUD ESCROW

     Certain of the properties owned or managed by Insignia are subject to agreements which require the consent of HUD prior to the transfer of the right to manage such properties. Such agreements generally define a transfer of management such that the Merger would require advance approval of HUD. The Merger Agreement provides that AIMCO will file or cause to be filed with HUD any documents required to be filed under the HUD Rules with respect to the Merger, that AIMCO will use all commercially reasonable efforts to make such filings in a timely manner, and that Insignia will make reasonable efforts to assist AIMCO, upon request, in obtaining any necessary approvals of HUD. If HUD Approval is not obtained on or prior to the Effective Time, Holdings will use its reasonable efforts to cause the officers of IPT to continue to serve in such capacities for purposes of supervising all entities having an ownership interest in the HUD Properties and Insignia Residential Group, L.P. or its general partner with respect to the management of all HUD Properties, until such approval is obtained. In addition, all funds received from the HUD Properties shall be placed in escrow until such time as either (i) HUD Approval is obtained or (ii) AIMCO directs the escrow agent to release the escrowed funds. However, the receipt of HUD Approval is not a condition to the obligations of any party to consummate the Merger.

TERMINATION

     The Merger Agreement provides that it may be terminated at any time prior to the Closing Date, whether before or after approval of the stockholders of
Insignia: (A) by the mutual written consent of the Boards of Directors of Insignia and AIMCO; (B) by either Insignia or AIMCO (i) if there has been any breach by the other party of any representation or warranty or failure to comply with any of the other party's covenants and which breaches, failures and IFG Material Adverse Effects or AIMCO Material Adverse Effects, as the case may be, individually or in the aggregate would result in losses, costs, damages or expenses that would exceed $50 million and which breaches, failures and IFG Material Adverse Effects or AIMCO Material Adverse Effects, as the case may be, have not been cured within 60 days following receipt by the breaching or failing party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 60 day period;
(ii) if the Insignia Board or any committee of the Insignia Board (a) withdraws or modifies in any adverse manner its approval or recommendation of the Merger
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Agreement or the Merger, (b) fails to reaffirm such approval or recommendation upon AIMCO's request, (c) approves or recommends any acquisition of either Insignia or IPT or a material portion of their assets or securities or any tender offer or exchange offer for shares of either Insignia or IPT, in each case, other than by AIMCO or an Affiliate thereof, or (d) resolves to take any of the actions specified in clause (a), (b) or (c); (iii) if any state or federal law, order, rule or regulation is adopted or issued after the date of the Merger Agreement which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger; (iv) if any court of competent jurisdiction in the United States shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; (v) by written notice to the other party, if approval of the Insignia stockholders shall not have been obtained at a duly held meeting prior to the Termination Date, including any adjournments thereof; (vi) if the Distribution has not occurred by December 31, 1998 or if by such date Insignia and Holdings are unable to retain nationally recognized tax counsel willing to render an opinion that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and the Distribution should continue to qualify as a tax-free distribution to Insignia's stockholders; provided, however, that such date shall be extended to March 31, 1999, if this Joint Proxy Statement/Prospectus has been filed with the Commission and is actively being prosecuted; (vii) by written notice to the other party, if the Effective Time shall not have occurred on or before December 31, 1998; provided, however, that such date shall be extended to March 31, 1999, if this Joint Proxy Statement/Prospectus has been filed with the Commission and is actively being prosecuted (the "Termination Date"); and further provided that the right to terminate the Agreement as described in this clause (B)(vii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; (viii) if the other party has the right to terminate the Merger Agreement pursuant to (B)(i) of this paragraph; provided, however, if the party with the right to terminate as described in clause (B)(i) agrees to waive as a closing condition only the other party's breaches of representations and warranties, failures to comply with the other party's covenants and the other party's Material Adverse Effects to the extent such breaches, failures or Material Adverse Effects exceed $50 million, then neither AIMCO or Insignia shall have any right to terminate the Merger Agreement; provided, however, that any such limited waiver shall first be applied against the other party's breaches of representations and warranties and then applied to failure to comply with covenants; and further provided the right of the party making the limited waiver to assert claims pursuant to the Merger Agreement and the Indemnification Agreement for the other party's breaches of representations and warranties, failures to comply with the other party's covenants and Material Adverse Effects in the aggregate amount of up to $49,999,999 shall be impaired and further provided that the limitation of $49,999,999 in damages will not apply to Insignia's waiver of AIMCO's obligation to list the shares of AIMCO Class E Preferred Stock, AIMCO Class F Preferred Stock (if applicable) and the AIMCO Common Stock underlying the shares of AIMCO Class E Preferred Stock on the NYSE.

     Insignia also has the right to terminate the Merger Agreement if (A) prior to the approval of the Merger Agreement by the stockholders of Insignia, by written notice to AIMCO, the Insignia Board determines in good faith that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that Insignia may not terminate the Merger Agreement as described in this paragraph unless (i) five days shall have elapsed after delivery to AIMCO of a written notice of such determination by Insignia Board and at all reasonable times during such five-day period Insignia shall have cooperated with AIMCO in informing AIMCO of the terms and conditions of such Acquisition Proposal and the identity of the person or group making such Acquisition Proposal, with the objective of providing AIMCO a reasonable opportunity, during such five-day period, to propose a modification of the terms and conditions of the Merger Agreement so that a business combination between Insignia and AIMCO may be effected, (ii) during such five-day period the Insignia Board negotiates in good faith with AIMCO with respect to such proposed modifications, and (iii) at the end of such five-day period the Insignia Board shall continue to believe in good faith that such Acquisition Proposal constitutes a Superior Proposal; or (B) by the Termination Date (i) the Registration Statement shall have become effective under the Securities Act, (ii) the stockholders of AIMCO shall not have approved the Merger and (iii) AIMCO shall not have consummated the Ambassador Merger on the terms contemplated by the Ambassador Merger Agreement.

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

     In the event of termination of the Merger Agreement by either Insignia or AIMCO, the confidentiality agreements between the parties and certain specified sections of the Merger Agreement shall survive the termination, including the provisions described under "Termination" below. However, if the Merger Agreement is terminated by either party and AIMCO is not entitled to a Break-Up Fee (as described below), AIMCO shall have the right to collect damages for any breach of the Merger Agreement by Insignia. On the other hand, if the Merger Agreement is terminated by either party and Insignia is not entitled to receive Liquidated Damages (as described below), Insignia will not have any right to assert a claim for damages for any breach by AIMCO of the Merger Agreement.

BREAK-UP FEE; LIQUIDATED DAMAGES

     Pursuant to the Merger Agreement, the parties have agreed to pay certain "Break-Up Fees" and "Liquidated Damages" under certain circumstances, as described below.

  AIMCO Break-Up Fee

     If (i) the Merger Agreement is terminated (A) by AIMCO as described in clause (B)(i) of the first paragraph of the section captioned "Termination" above, (B) by Insignia as described in clause (A) of the third paragraph of the section captioned "Termination" above or as described in (B)(viii) of the first paragraph, (C) because the stockholders of Insignia do not approve the Merger,
(D) because Insignia fails to hold a stockholders meeting to vote for the Merger, fails to distribute a proxy statement, fails to recommend the Merger to stockholders (subject to fiduciary duties) or fails to cooperate with AIMCO with respect to the foregoing, (E) by either party as described in clause (B)(vi) of the first paragraph of the section captioned "Termination" above or (F) by either party as a result of the inability of counsel to Insignia or IPT to satisfy either of the conditions set forth in clauses (iii) and (iv) of the second paragraph under "-- Conditions to the Merger," unless such inability is due solely to a change in statutory or case law or regulation after the date of the Merger Agreement, (ii) at the time of such termination or prior to the meeting of Insignia's stockholders but after the date of the Merger Agreement there shall have been made an Acquisition Proposal involving Insignia or IPT (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of such meeting) and
(iii) within one year of the termination of the Merger Agreement Insignia or IPT becomes a subsidiary of the party which has made such Acquisition Proposal or a subsidiary of an affiliate of such party or accepts a written offer to consummate or consummates an Acquisition Proposal with such party or an affiliate thereof, then Insignia, upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of Insignia or IPT becoming such a subsidiary or of such Acquisition Proposal, shall pay the Break-Up Fee to AIMCO. The payment of the Break-Up Fee will be compensation and liquidated damages for the loss suffered by AIMCO as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and Insignia shall have no other liability to AIMCO other than the payment of the Break-Up Fee.

     If Insignia fails to promptly pay to AIMCO any fee due under the provisions described in this section, Insignia has agreed to pay the reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by AIMCO to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America National Trust and Savings Association from the date such fee was required to be paid.

     The "Break-Up Fee" means an amount equal to the lesser of (i) $24 million (the "Base Amount") and (ii) the sum of (X) the maximum amount that can be paid to AIMCO in the year in which the Merger Agreement is terminated (the "Termination Year") and in all relevant taxable years thereafter without causing it to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code (the "REIT Requirements") for such year, determined as if the payment of such amount did not constitute income described in Section 856(c) (2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to AIMCO, and (Y) in the event AIMCO receives a ruling from the IRS (a "Break-Up Fee Ruling") holding that AIMCO's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements,

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

the Base Amount less the amount payable under clause (X) above. If the amount payable for the Termination Year (as determined in the previous sentence) is less than the Base Amount, Insignia is required to place the remaining portion of the Base Amount in escrow and shall not release any portion thereof to AIMCO and AIMCO shall not be entitled to any such amount unless and until Insignia receives either of the following: (i) a letter from AIMCO's independent accountants indicating the maximum amount that can be paid at that time to AIMCO without causing AIMCO to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS ruling issued to AIMCO or an opinion of AIMCO's tax counsel to the effect that such payment would not be treated as includible in the income of AIMCO for any prior taxable year, in which event Insignia shall pay such maximum amount, or (ii) a Break-Up Fee Ruling, in which event Insignia shall pay to AIMCO the unpaid Base Amount. Insignia's obligation to pay any unpaid portion of the Break-Up Fee will terminate ten years from the date of the Merger Agreement and Insignia shall have no obligation to make any further payments notwithstanding that the entire Base Amount may not been paid as of such date.

  Insignia Liquidated Damages

     If the Merger Agreement is terminated by Insignia (A) pursuant to clause
(B)(i) of the first paragraph of the section captioned "Termination" above, or
(B) as a result of the inability of counsel to AIMCO to satisfy any of the conditions set forth in clauses (ii), (iii), and (v) of the third paragraph under "-- Conditions to the Merger," unless such inability is due solely to a change in statutory or case law or regulation after the date of the Merger Agreement and, at the time of such termination, Insignia has not breached any of its representations or warranties or failed to comply with covenants requiring or prohibiting the payment of money set forth in the Merger Agreement which aggregated with IFG Material Adverse Effects are more than $50.0 million, then AIMCO will pay to Insignia liquidated damages in the amount of $50.0 million ("Liquidated Damages"), and AIMCO Operating Partnership will be jointly and severally liable for such Liquidated Damages. The payment of the Liquidated Damages will be compensation and liquidated damages for the loss suffered by Insignia as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and AIMCO and AIMCO Operating Partnership will not have any liability to Insignia other than the payment of the Liquidated Damages.

AMENDMENT, MODIFICATION AND WAIVER

     The Merger Agreement may be amended by the parties thereto, at any time before or after approval thereof by the stockholders of Insignia and prior to the Effective Time, but after such approval, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings or the treatment of shares under the Merger Agreement or (b) alter or change any of the terms and conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Insignia Common Stock or AIMCO Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Surviving Corporation, without the further approval of such stockholders under Maryland law. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

     At any time prior to the Effective Time, a party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party thereto, (b) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions of the other party contained therein, to the extent permitted by applicable law. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

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

                         THE INDEMNIFICATION AGREEMENT

     The following description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the Indemnification Agreement, a copy of which is attached as Appendix II and is incorporated by reference herein. Capitalized terms used but not defined in this section shall have the same meaning as in the Indemnification Agreement.

BY HOLDINGS

     The Indemnification Agreement provides generally that from and after the Effective Time, Holdings will indemnify the AIMCO Indemnitees (see "Glossary") from all losses in excess of $9.1 million (approximately 1% of the aggregate of the value of the AIMCO securities to be received in the Merger plus the liabilities of Insignia and its subsidiaries at the time of the Merger plus the minimum amount to be paid to the shareholders of IPT other than Insignia assuming, the IPT merger is completed and IPT's merger with AIMCO is not completed) resulting from (i) a breach of any representation, warranty or covenant of Insignia or Holdings under the Merger Agreement or any other document delivered in connection therewith if the AIMCO Indemnitee notifies Holdings in writing before June 30, 1999, (ii) actions taken by Insignia prior to the consummation of the Merger if the AIMCO Indemnitee notifies Holdings in writing before June 30, 2001, and (iii) the Distribution, other than for taxes which are included in the Estimated Closing Statement and Final Closing Statement or taxes attributable to a breach of the Merger Agreement by AIMCO. Holdings is also required to indemnify AIMCO against all losses (without regard to any dollar value limitation) resulting from (a) amounts paid or payable to the employees of Insignia and Holdings other than the Retained Employees if the AIMCO Indemnitee notifies Holdings in writing before June 30, 2001, (b) obligations to third parties for goods, services, taxes or indebtedness incurred by Insignia or certain of its subsidiaries prior to the Effective Time, other than as agreed by AIMCO or included in the approximately $458 million of indebtedness and other liabilities of Insignia and its subsidiaries for which AIMCO and its subsidiaries will be liable following the Merger, if the AIMCO Indemnitee notifies Holdings in writing prior to June 30, 2001 and (c) Insignia's ownership of Holdings and the Holdings Businesses.

BY AIMCO

     The Indemnification Agreement provides generally that from and after the Effective Time, AIMCO will indemnify Holdings and the IFG Indemnitees (see "Glossary") from all losses in excess of $9.1 million that arise out of a breach of any representation, warranty or covenant of AIMCO under the Merger Agreement or any other document delivered by AIMCO in connection therewith if the IFG Indemnitee notifies AIMCO in writing before June 30, 1999, and for all losses that arise out of the AIMCO Post-Closing Liabilities (generally liabilities arising after the Merger from (i) the operation of AIMCO, including the Insignia Multifamily Business, (ii) a breach by AIMCO of certain covenants in the Merger Agreement relating to AIMCO's post-Merger conduct and (iii) determinations made by AIMCO with respect to the Convertible Preferred Securities).

GENERAL

     Claims for certain indemnifiable losses must exceed $9.1 million before either Holdings or AIMCO would be liable for payment, with a maximum loss of up to $912.2 million for each party.

     Except for the payment of the Break-Up Fee and Liquidated Damages, the Indemnification Agreement is the exclusive remedy available for money damages for either party pursuant to the Merger Agreement, but does not limit any party's right to seek specific performance or injunctive relief.

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

            FEDERAL INCOME TAX CONSEQUENCES TO INSIGNIA STOCKHOLDERS

     The following discussion is a summary of the material U.S. Federal income tax consequences of the Distribution and the Merger to a holder of Insignia Common Stock. The discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. Federal taxation that may be relevant to particular Insignia stockholders in light of their personal investment circumstances or to Insignia stockholders subject to special treatment under the Code (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, regulated investment companies, Insignia stockholders who received their shares through the exercise of employee stock options or otherwise as compensation, foreign corporations and persons who are not citizens or residents of the United States and Insignia stockholders who hold their shares as part of a straddle, hedge or conversion transaction) who may be subject to tax rules that differ significantly from those described below. In addition, this discussion does not include a detailed discussion of any state, local or foreign tax consequences.

     EACH INSIGNIA STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE DISTRIBUTION AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

THE DISTRIBUTION

     Insignia has received an opinion of its special tax counsel, Rogers & Wells LLP, to the effect that for Federal income tax purposes, although the matter is not entirely free from doubt, the Distribution should qualify as a reorganization within the meaning of Section 368(a)(1)(D) and a tax-free distribution under Section 355 of the Code. Rogers & Wells LLP's opinion is based on various assumptions and conditioned upon certain representations made by Insignia, AIMCO, the AIMCO Operating Partnership and the Operating Subsidiaries (as defined) as to factual matters. An opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the tax treatment of the Distribution. Moreover, the tax treatment of the Distribution depends upon future events, such as AIMCO and the AIMCO Operating Partnership continuing certain businesses of Insignia in the AIMCO Operating Partnership and various other qualification tests imposed under the Code, with respect to which AIMCO and the AIMCO Operating Partnership have made factual representations concerning their business and properties, and covenants concerning the use of the business and properties of Insignia after the Merger, the results of which will not be reviewed by Rogers & Wells LLP.

     The Distribution and Merger are subject to the approval of the Insignia stockholders. In the event the Insignia Stockholders vote for the Distribution, but against the Merger, or there is a change in circumstances after the approval of both the Distribution and Merger which prevents the completion of the Merger, Insignia intends to consummate the Distribution. Insignia believes that there are substantial business purposes supporting the completion of the Distribution independent of the Merger. Based on these purposes, Roger & Wells LLP expects to issue its opinion that the Distribution should still qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution under Section 355 of the Code. See "The Distribution and Related Transactions -- Insignia's Reasons for the Distribution; Recommendation of the Insignia Board" and "The Merger and Related Transactions -- Insignia's Reasons for the Merger; Recommendation of the Insignia Board."

     Taxation to Insignia Stockholders. Assuming the Distribution qualifies under Section 355 of the Code, (i) Insignia stockholders will not recognize any gain or loss upon the receipt of Holdings Common Stock; (ii) Insignia stockholders' aggregate tax basis in the Insignia Common Stock and the Holdings Common Stock held by them immediately after the Distribution will equal the stockholders' aggregate basis in the Insignia Common Stock held by them immediately before the Distribution and will be allocated between the Insignia Common Stock and the Holdings Common Stock in proportion to their fair market values (if an Insignia stockholder holds blocks of Insignia Common Stock that were purchased at different times or for

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

different prices, the allocation of basis must be calculated separately for each of those blocks of Insignia Common Stock); and (iii) Insignia stockholders' holding period of the Holdings Common Stock received in the Distribution will include the holding period of the Insignia Common Stock with respect to which the Holdings Common Stock was issued. Cash received in lieu of a fractional share interest in Holdings Common Stock will be treated as if such fractional shares were actually received and then redeemed for cash and, in general, gain or loss will be recognized measured by the differences between the amount of cash received and the basis allocable to such fractional shares.

     Each Insignia stockholder who receives Holdings Common Stock in the Distribution must attach to such stockholder's Federal income tax return for the year in which the Holdings Common Stock is received a statement which describes the applicability of Section 355 of the Code to the Distribution. Each Insignia stockholder is urged to consult its own tax advisor with respect to special tax consequences of the Distribution which may apply to such stockholder, including the effects of state, local and foreign tax laws.

     Taxation to Insignia. Under Section 355(e) of the Code, a corporation that distributes the stock of a subsidiary in a distribution under Section 355 of the Code will be required to recognize gain if the transaction is part of a plan in which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in either the distributing corporation or the distributed subsidiary. If one or more persons acquire such stock within two years before or after the transaction, the acquisition will be treated as being part of a plan unless it is otherwise established. AIMCO will acquire 100% of the stock of Insignia in the Merger. Therefore, gain will be realized and recognized by Insignia, but not by Insignia stockholders, as if Insignia had sold its stock in Holdings to its Insignia stockholders at its fair market value immediately before the Distribution. There is no assurance that the IRS will agree with Insignia's determination of the value of the stock of Holdings or the resulting tax. In the event the tax due on the distribution was increased, Holdings would be required under the Merger Agreement and Indemnification Agreement to indemnify AIMCO for the amount of such increase, plus any interest and penalties.

     If the Distribution is completed without the Merger, Insignia generally should not recognize gain under Section 355(e), provided, however, that AIMCO or another party does not directly or indirectly acquire a 50% or greater interest in Insignia or Holdings as part of a plan after the Distribution.

THE MERGER

     Insignia has received an opinion of Rogers & Wells LLP to the effect that, for Federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of AIMCO and Insignia will be a "party to the reorganization" within the meaning of Section 368(b) of the Code. In addition, AIMCO has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code.

     Taxation to Insignia Stockholders. If the Merger qualifies as a reorganization under Section 368(a) of the Code, (i) no gain or loss will be recognized by Insignia stockholders on the receipt of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock, if applicable, received in the Merger;
(ii) the holding period of the AIMCO Class E Preferred Stock, and AIMCO Class F Preferred Stock, if applicable, to be received by Insignia stockholders pursuant to the Merger will include the holding period of the Insignia Common Stock surrendered in exchange therefor; provided that the Insignia Common Stock was held as a capital asset at the Closing; and (iii) the tax basis of the AIMCO Class E Preferred Stock, and AIMCO Class F Preferred Stock, if applicable, received by Insignia stockholders in the Merger will be the same as the tax basis of the Insignia Common Stock exchanged therefor, increased by any gain recognized and reduced by any cash received in the Merger.

     Cash Consideration Received in the Merger. If AIMCO elects to pay the Cash Amount as part of the Merger Consideration in addition to AIMCO Class E Preferred Stock, (and AIMCO Class F Preferred Stock, if applicable) each Insignia stockholder must recognize for Federal income tax purposes its gain realized on the exchange, but only to the extent of the cash received. The amount of gain, if any, realized would be the difference between the Insignia stockholder's basis in the Insignia Common Stock exchanged

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

and the fair market value of the Merger Consideration (including the cash, if any) received. The receipt of such cash will not permit an Insignia stockholder to recognize any loss that may be realized on the Merger.

     Cash for Fractional Shares. Cash received in lieu of a fractional share interest in AIMCO Class E Preferred Stock (and AIMCO Class F Preferred Stock, if applicable) will be treated as if such fractional shares were actually received and then redeemed for cash and, in general, gain or loss will be recognized, measured by the difference between the amount of cash received for such fractional shares and the basis of the Insignia Common Stock allocable to such fractional shares. In general, such gain or loss will constitute capital gain or loss if the shares of Insignia Common Stock were held as capital assets at the Closing.

     The highest marginal individual Federal income tax rate (which applies to ordinary income and gain from sales or exchanges of capital assets held for one year or less) is 39.6%. The maximum regular Federal income tax rate on capital gains derived by individual taxpayers is 20% for sales and exchanges of capital assets held for more than one year. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate income tax rates of up to 35%.

     Conversion of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock, if applicable, into AIMCO Common Stock. After the Special Dividend is paid in full, AIMCO Class E Preferred Stock will automatically convert into AIMCO Common Stock. Also, in the event AIMCO Class F Preferred Stock is issued, it may later be converted into AIMCO Common Stock. No gain or loss will be recognized to former Insignia stockholders upon the conversion of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock (if applicable) into AIMCO Common Stock. A former Insignia stockholder's basis in the shares of AIMCO Common Stock acquired upon the conversion will equal its basis in the AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock, if applicable, surrendered in exchange therefor. The holding period of the AIMCO Common Stock acquired upon the conversion will be the same as the holding period of the AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock, if applicable, surrendered in exchange therefor, (including the holding period of the Insignia Common Stock surrendered in exchange for the AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock) provided that such stock is held as a capital asset on the date of the conversion.

                               DISSENTERS' RIGHTS

     Holders of Insignia Common Stock will not have the right to elect to have the fair value of their shares of Insignia Common Stock judicially appraised and paid to them in cash in connection with the Merger unless the AIMCO Index Price is less than $36.50 and AIMCO elects to pay the Aggregate Cash Amount. Section 262 of the DGCL provides appraisal rights to stockholders of Delaware corporations in connection with certain mergers and consolidations. Under
Section 262, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporation's stock is listed on a national securities exchange as of the record date set to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to approve the merger so long as the consideration to be received by such stockholders in the merger consists of (i) shares of the capital stock of the surviving corporation in the merger, (ii) shares of the capital stock of any other corporation provided that such stock is listed on a national securities exchange as of the date on which the merger becomes effective, (iii) cash in lieu of fractional shares or (iv) a combination of the foregoing.

     If the AIMCO Index Price is less than $36.50 (which will be determined after the Insignia Meeting) and AIMCO elects to pay the Aggregate Cash Amount as part of the Merger Consideration, holders of Insignia Common Stock who (i) have delivered to Insignia, prior to the vote being taken on the Merger Agreement, their written notice of their intent to demand appraisal rights if the Merger is effected, and (ii) have not voted in favor of the Merger Agreement will be entitled to seek appraisal rights under Section 262.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX VI. ALL REFERENCES IN SECTION 262

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

AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF INSIGNIA COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under the DGCL, holders of Insignia Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Insignia Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such Court.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Insignia Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Joint Proxy Statement/Prospectus will constitute such notice to the holders of shares of Insignia Common Stock, and the applicable statutory provisions are attached to this Joint Proxy Statement/Prospectus as Appendix VI. Any holder of shares of Insignia Common Stock who wishes to exercise such appraisal rights or who wishes to preserve such holder's right to do so should review the following discussion and Appendix VI carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

     A holder of Insignia Common Stock wishing to exercise appraisal rights must deliver to Insignia, before the vote on the Merger at the Insignia Meeting, a written demand for appraisal and must not vote in favor of the Merger Agreement. Because a duly executed proxy which does not contain voting instructions will, unless revoked, be voted for the Merger Agreement, a holder of shares of Insignia Common Stock who votes by proxy and who wishes to exercise appraisal rights must either (1) vote against the Merger Agreement or (2) abstain from voting on the Merger Agreement. A vote against the Merger Agreement, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. In addition, a holder of Insignia Common Stock wishing to exercise appraisal rights must hold of record such shares of Insignia Common Stock on the date the written demand for appraisal is made and must continue to hold such shares until the Effective Time. If any holder of shares of Insignia Common Stock fails to comply with any of these conditions and the Merger becomes effective, the holder of shares of Insignia Common Stock will be entitled to receive the consideration receivable with respect to such shares in the absence of a valid assertion of appraisal rights in accordance with the Merger Agreement.

     Only a holder of record of Insignia Common Stock is entitled to assert appraisal rights for the shares of Insignia Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder of record's name appears on such holder of record's stock certificates, and must state that the stockholder intends thereby to demand appraisal of such stockholder's shares of Insignia Common Stock in connection with the Merger. If the shares of Insignia Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Insignia Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Insignia Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Insignia Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Insignia Common Stock held for other beneficial owners. Stockholders who hold their shares of Insignia Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for making a demand for appraisal by such a nominee.

     All written demands for appraisal pursuant to Section 262 should be sent or delivered to Insignia Financial Group, Inc. at 200 Park Avenue, New York, New York 10166, Attention: Adam B. Gilbert.

     Within 10 days after the Effective Time, AIMCO, as the surviving corporation, must notify each holder of shares of Insignia Common Stock who has complied with Section 262 and has not voted in favor of or consented to the Merger Agreement of the date that the Merger has become effective. Within 120 days after the Effective Time, but not thereafter, AIMCO or any holder of shares of Insignia Common Stock who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's shares of Insignia Common Stock. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any stockholder has the right to withdraw his demand for appraisal and to accept the terms offered in respect of the Merger. AIMCO is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of shares of Insignia Common Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262.

     Within 120 days after the Effective Time, any holder of shares of Insignia Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from AIMCO a statement setting forth the aggregate number of shares of Insignia Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Insignia Common Stock. Such statement must be mailed to the stockholders within ten days after a written request therefor has been received by AIMCO or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed by a holder of shares of Insignia Common Stock and a copy thereof is served upon AIMCO, AIMCO will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares of Insignia Common Stock who have demanded an appraisal of their shares of Insignia Common Stock and with whom agreements as to the value of their shares of Insignia Common Stock have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those holders of shares of Insignia Common Stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Insignia Common Stock who demanded payment for their shares of Insignia Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

     After determining the holders of shares of Insignia Common Stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Insignia Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of shares of Insignia Common Stock considering seeking appraisal should be aware that the fair value of their shares of Insignia Common Stock as determined by Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Insignia Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Insignia Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Insignia Common Stock entitled to be appraised.

     Any holder of shares of Insignia Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Insignia Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Insignia Common Stock (except dividends or other distributions payable to holders of record of shares of Insignia Common Stock as of a date prior to the Effective Time).

     If any stockholder who demands appraisal of such stockholder's Insignia Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, as provided in the DGCL, the shares of Insignia Common Stock of such stockholder will be converted into the right to receive the Merger Consideration pursuant to the Merger Agreement (without interest). A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if no petition for appraisal is filed by such holder within 120 days after the Effective Time, or if the stockholder delivers to AIMCO a written withdrawal of his, hers or its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of AIMCO and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. It is not necessary that each holder of shares of Insignia Common Stock properly demanding appraisal file a petition for appraisal in the Delaware Court of Chancery. Rather, a single valid petition suffices for the petitioning and non-petitioning holders of shares of Insignia Common Stock who have properly demanded appraisal.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION IN ACCORDANCE WITH THE MERGER AGREEMENT FOR EACH SHARE OF INSIGNIA COMMON STOCK OWNED BY SUCH STOCKHOLDER).

               SELECTED HISTORICAL FINANCIAL INFORMATION OF AIMCO

     The following table sets forth selected historical financial and operating information for AIMCO. The Selected Historical Financial Information for the three months ended March 31, 1998 and 1997 is based on unaudited financial statements of AIMCO as included in AIMCO's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, incorporated by reference herein. Results for the quarter ended March 31, 1998 are not necessarily indicative of the results to be expected for a full year. The selected historical financial information for the years ended December 31, 1997, 1996 and 1995 is based on the audited financial statements of AIMCO incorporated by reference herein. The selected historical financial information for the period January 10, 1994 (the date of AIMCO's inception) through December 31, 1994 for AIMCO and for the period from January 1, 1994 through July 28, 1994 and for the year ended December 31, 1993 for the AIMCO Predecessors is based on the audited financial statements of AIMCO and the AIMCO Predecessors, respectively. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIMCO and notes thereto included or incorporated by reference in this Joint Proxy Statement/ Prospectus.

                                                                                             AIMCO
                                                                      ---------------------------------------------------
                                                 FOR THE THREE                                            FOR THE PERIOD
                                                 MONTHS ENDED                                            JANUARY 10, 1994
                                                   MARCH 31,          FOR THE YEAR ENDED DECEMBER 31,        THROUGH
                                            -----------------------   --------------------------------     DECEMBER 31,
                                               1998         1997         1997        1996       1995           1994
                                            ----------   ----------   ----------   --------   --------   ----------------
                                                                                                          (RESTATED)(C)
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
Rental and other income...................  $   71,336   $   38,040   $  193,006   $100,516   $ 74,947       $ 24,894
Property operating expenses...............     (26,309)     (14,456)     (76,168)   (38,400)   (30,150)       (10,330)
Owned property management expenses........      (2,132)      (1,321)      (6,620)    (2,746)    (2,276)          (711)
Depreciation and amortization.............     (13,977)      (7,455)     (37,741)   (19,556)   (15,038)        (4,727)
                                            ----------   ----------   ----------   --------   --------       --------
                                                28,918       14,808       72,477     39,814     27,483          9,126
                                            ----------   ----------   ----------   --------   --------       --------
SERVICE COMPANY BUSINESS:
Management fees and other income..........       4,821        2,444       13,937      8,367      8,132          3,217
Management and other expenses.............      (1,961)      (1,420)      (9,910)    (5,352)    (4,953)        (2,047)
Corporate overhead allocation.............        (147)        (147)        (588)      (590)      (581)            --
Owner and seller bonuses..................      (1,717)        (237)          --         --         --             --
Depreciation and amortization.............          (3)         (88)      (1,401)      (718)      (596)          (150)
                                            ----------   ----------   ----------   --------   --------       --------
Income from service company business......         993          552        2,038      1,707      2,002          1,020
Minority interests in service company
 business.................................          (1)          (1)         (10)        10        (29)           (14)
                                            ----------   ----------   ----------   --------   --------       --------
Company's shares of income from service
 company business.........................         992          551        2,028      1,717      1,973          1,006
                                            ----------   ----------   ----------   --------   --------       --------
General and administrative expenses.......      (1,974)        (351)      (5,396)    (1,512)    (1,804)          (977)
Interest income...........................       6,076          507        8,676        523        658            123
Interest expense..........................     (15,441)      (9,452)     (51,385)   (24,802)   (13,322)        (1,576)
Minority interest in other partnerships...        (582)        (369)       1,008       (111)        --             --
Equity in earnings of other
 partnerships(d)..........................        (653)          --       (1,798)        --         --             --
Equity in earnings of Unconsolidated
 Subsidiaries(e)..........................       4,068           --        4,636         --         --             --
                                            ----------   ----------   ----------   --------   --------       --------
Income (loss) before gain on disposition
 of property, extraordinary item, income
 taxes and minority interest in AIMCO
 Operating Partnership....................      21,404        5,694       30,246     15,629     14,988          7,702
Gain on disposition of property...........       2,526           --        2,720         44         --             --
Extraordinary (loss) gain - forgiveness of
 debt.....................................          --         (269)        (269)        --         --             --
Provisions for income taxes...............                                    --         --         --             --
                                            ----------   ----------   ----------   --------   --------       --------
Income (loss) before minority interest in
 AIMCO Operating Partnership..............      23,930        5,425       32,697     15,673     14,988          7,702
Minority interest in AIMCO Operating
 Partnership..............................      (2,288)        (841)      (4,064)    (2,689)    (1,613)          (559)
                                            ----------   ----------   ----------   --------   --------       --------
Net income (loss).........................  $   21,642   $    4,584   $   28,633   $ 12,984   $ 13,375       $  7,143
                                            ==========   ==========   ==========   ========   ========       ========

                                                AIMCO PREDECESSOR(A)
                                            -----------------------------
                                            FOR THE PERIOD
                                              JANUARY 1,
                                                 1994          FOR THE
                                               THROUGH        YEAR ENDED
                                               JULY 28,      DECEMBER 31,
                                               1994(B)           1993
                                            --------------   ------------
                                            (RESTATED)(C)

OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
Rental and other income...................     $ 5,805         $ 8,056
Property operating expenses...............      (2,263)         (3,200)
Owned property management expenses........          --              --
Depreciation and amortization.............      (1,151)         (1,702)
                                               -------         -------
                                                 2,391           3,154
                                               -------         -------
SERVICE COMPANY BUSINESS:
Management fees and other income..........       6,533           8,069
Management and other expenses.............      (5,823)         (6,414)
Corporate overhead allocation.............          --              --
Owner and seller bonuses..................        (204)           (468)
Depreciation and amortization.............        (146)           (204)
                                               -------         -------
Income from service company business......         360             983
Minority interests in service company
 business.................................          --              --
                                               -------         -------
Company's shares of income from service
 company business.........................         360             983
                                               -------         -------
General and administrative expenses.......          --              --
Interest income...........................          --              --
Interest expense..........................      (4,214)         (3,510)
Minority interest in other partnerships...          --              --
Equity in earnings of other
 partnerships(d)..........................          --              --
Equity in earnings of Unconsolidated
 Subsidiaries(e)..........................          --              --
                                               -------         -------
Income (loss) before gain on disposition
 of property, extraordinary item, income
 taxes and minority interest in AIMCO
 Operating Partnership....................      (1,463)            627
Gain on disposition of property...........          --              --
Extraordinary (loss) gain - forgiveness of
 debt.....................................          --              --
Provisions for income taxes...............         (36)           (336)
                                               -------         -------
Income (loss) before minority interest in
 AIMCO Operating Partnership..............      (1,499)            291
Minority interest in AIMCO Operating
 Partnership..............................          --              --
                                               -------         -------
Net income (loss).........................     $(1,499)        $   291
                                               =======         =======


                                                                                             AIMCO
                                                                      ---------------------------------------------------
                                                 FOR THE THREE                                            FOR THE PERIOD
                                                 MONTHS ENDED                                            JANUARY 10, 1994
                                                   MARCH 31,          FOR THE YEAR ENDED DECEMBER 31,        THROUGH
                                            -----------------------   --------------------------------     DECEMBER 31,
                                               1998         1997         1997        1996       1995           1994
                                            ----------   ----------   ----------   --------   --------   ----------------
                                                                                                          (RESTATED)(C)
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
BALANCE SHEET DATA (END OF PERIOD):
Real estate, before accumulated
 depreciation.............................  $1,753,370   $  869,931   $1,657,207   $865,222   $477,162       $406,067
Real estate, net of accumulated
 depreciation.............................   1,537,646      742,399    1,503,922    745,145    448,425        392,368
Total assets..............................   2,220,471      816,229    2,100,510    827,673    480,361        416,739
Total mortgages and notes payable.........     811,496      475,444      808,530    522,146    268,692        141,315
Mandatorily redeemable 1994 Cumulative
 Convertible Senior Preferred Stock.......          --           --           --         --         --         96,600
Stockholders' equity......................   1,155,063      280,847    1,045,300    215,749    169,032        140,319
OTHER DATA:
Total owned properties (end of period)....         153           94          147         94         56             48
Total owned apartment units (end of
 period)..................................      41,886       23,764       40,039     23,764     14,453         12,513
Equity Owned Properties...................      75,109           --       83,431         --         --             --
Units under management (end of period)....      67,665       17,731       69,587     19,045     19,594         20,758
Funds from operations(f)..................  $   39,087   $   12,512   $   81,155   $ 35,185   $ 25,285       $  9,391
Weighted average number of common shares
 and AIMCO OP Units outstanding(g)........      49,069       19,626       29,119     14,994     11,461         10,920

                                                AIMCO PREDECESSOR(A)
                                            -----------------------------
                                            FOR THE PERIOD
                                              JANUARY 1,
                                                 1994          FOR THE
                                               THROUGH        YEAR ENDED
                                               JULY 28,      DECEMBER 31,
                                               1994(B)           1993
                                            --------------   ------------
                                            (RESTATED)(C)
BALANCE SHEET DATA (END OF PERIOD):
Real estate, before accumulated
 depreciation.............................     $47,500         $46,819
Real estate, net of accumulated
 depreciation.............................      32,270          33,701
Total assets..............................      39,042          38,914
Total mortgages and notes payable.........      40,873          41,893
Mandatorily redeemable 1994 Cumulative
 Convertible Senior Preferred Stock.......          --              --
Stockholders' equity......................      (9,345)         (7,556)
OTHER DATA:
Total owned properties (end of period)....           4               4
Total owned apartment units (end of
 period)..................................       1,711           1,711
Equity Owned Properties...................          --              --
Units under management (end of period)....      29,343          28,422
Funds from operations(f)..................         N/A             N/A
Weighted average number of common shares
 and AIMCO OP Units outstanding(g)........         N/A             N/A

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. On such date, AIMCO and the AIMCO Predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO to continue and expand the property management and related businesses of the AIMCO Predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Common Stock were repurchased by AIMCO in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO.

(c) In the second quarter of 1996, AIMCO reorganized the ownership of the service company, whereby the AIMCO Operating Partnership (i) owns all of the non-voting preferred stock of the service company, PAMS Inc., representing a 95% economic interest, and (ii) owns the 1% general partnership interest in PAMS LP. PAMS Inc. owns the 99% limited partnership interest in PAMS LP. Substantially all the activity of PAMS Inc. is conducted by PAMS LP. Because the AIMCO Operating Partnership owns 95% of the economic value of PAMS Inc. and also controls the general partnership interest in PAMS LP, thereby controlling the activity of the partnership, the service company is consolidated. Prior to the reorganization, AIMCO reported the service company business on the equity method. The restatement has no impact on net income, but does increase third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. AIMCO has restated the balance sheet as of December 31, 1995 and 1994, and the statements of income and statements of cash flows for the year ended December 31, 1995 and the period from January 10, 1994 through December 31, 1994 to reflect the change.

(d) Represents AIMCO's share of earnings from 83,431 units in which AIMCO purchased an equity interest from the NHP Real Estate Companies.

(e)  Represents AIMCO's equity earnings in the Unconsolidated Subsidiaries.

(f) AIMCO's management believes that the presentation of FFO, when considered with the financial data determined in accordance with GAAP, provides a useful measure of AIMCO's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO consistent with the NAREIT definition, adjusted for minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of AIMCO's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of Income before minority interest in Operating Partnership to FFO:

                       FOR THE THREE MONTHS
                          ENDED MARCH 31,       FOR THE YEAR ENDED DECEMBER 31,      FOR THE
                       ---------------------   ---------------------------------      PERIOD
                         1998        1997        1997        1996        1995      JANUARY 10,
                       ---------   ---------   ---------   ---------   ---------       1994
                                            (IN THOUSANDS)
Income before
  minority interest
  in AIMCO Operating
  Partnership........   $23,930     $ 5,425     $32,697     $15,673     $14,988      $ 7,702
Gain on disposition
  of property........    (2,526)         --      (2,720)        (44)         --           --
Extraordinary item...                   269         269          --          --           --
Real estate
  depreciation, net
  of minority
  interests..........    12,799       6,581      33,751      19,056      15,038        4,727
Amortization of
  goodwill...........     2,389         237         948         500         428           76
Equity in earnings of
  Unconsolidated
  Subsidiaries:
  Real estate
     depreciation....       890          --       3,584          --          --           --
  Amortization of
     management
     contracts.......     1,379          --       1,587          --          --           --
  Deferred taxes.....       309          --       4,894          --          --           --
Equity in earnings of
  other partnerships:
  Real estate
     depreciation....     2,301          --       6,280          --          --           --
  Preferred stock
     dividends.......    (2,364)         --        (135)         --      (5,169)      (3,114)
                        -------     -------     -------     -------     -------      -------
Funds from
  operations.........   $39,087     $12,512     $81,155     $35,185     $25,285      $ 9,391
                        =======     =======     =======     =======     =======      =======

(g) Generally, after a one-year holding period, AIMCO OP Units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each AIMCO OP Unit (subject to adjustment).

                   SELECTED COMBINED HISTORICAL AND PRO FORMA
                       FINANCIAL INFORMATION OF HOLDINGS

     The following table sets forth (i) unaudited selected combined historical financial information for the Holdings Businesses as of March 31, 1998 and for each of the three-month periods ended March 31, 1998 and 1997; (ii) selected combined historical financial information as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995, which has been derived from the Holdings Businesses' audited combined financial statements as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 included in the Holdings Information Statement; (iii) selected historical financial information as of, and for each of the years ended, December 31, 1995, 1994 and 1993, which has been derived from the unaudited combined financial statements of the Holdings Businesses not included herein; and (iv) unaudited selected combined pro forma financial information as of and for the three-month period ended March 31, 1998 and for the year ended December 31, 1997, which has been derived from the Unaudited Pro Forma Condensed Combined Financial Statements of Holdings included in the Holdings Information Statement. This historical and pro forma financial information includes an allocable portion of corporate, administrative, and general expenses of Insignia estimated to be incurred by Holdings operating on a stand-alone basis. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements of the Holdings Businesses and notes thereto included in the Holdings Information Statement.

     The tables set forth below provides a variety of statistical information about Holdings and the Holdings Businesses. Holdings believes that Net EBITDA is a significant indicator of the strength of its results. EBITDA does not represent cash flow as defined by GAAP and does not necessarily represent amounts of cash available to fund Holdings' cash requirements. EBITDA should not be considered an alternative to net income, an indicator of operating performance or an alternative to cash flow from operations as a measure of liquidity. There can be no assurance that Holdings' bases of computing EBITDA and Net EBITDA is comparable with that of other companies.

                                    THREE MONTHS ENDED
                                        MARCH 31,
                              ------------------------------   HOLDINGS                   HOLDINGS BUSINESSES
                                               HOLDINGS        ---------   -------------------------------------------------
                              HOLDINGS        BUSINESSES                          YEAR ENDED DECEMBER 31,
                              ---------   ------------------   -------------------------------------------------------------
                              PRO FORMA                        PRO FORMA
                                1998        1998      1997       1997        1997       1996      1995      1994      1993
                              ---------   --------   -------   ---------   --------   --------   -------   -------   -------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................  $113,033    $102,801   $43,866   $460,717    $295,753   $122,005   $38,658   $15,665   $11,711
Operating expenses..........   101,690      91,776    39,162    408,848     258,625    107,444    37,554    14,606     8,672
Depreciation and
  amortization..............     6,007       5,184     3,268     22,056      15,244      9,197     3,778       771       157
Net income (loss)...........     2,330       2,759     1,072     14,570      13,055      3,484    (2,278)      173     1,758
Per share amount -- assuming
  dilution..................  $   0.10                         $   0.67
Weighted average and
  potential dilutive common
  shares....................    22,581                           21,657
CASH FLOW DATA:
Cash provided by (used in)
  operating activities......       N/A    $(11,778)  $(6,030)       N/A    $ 30,332   $  7,307   $(1,399)      N/A       N/A
Cash used in investing
  activities................       N/A     (36,845)   (3,117)       N/A     (82,893)   (77,194)  (19,796)      N/A       N/A
Cash provided by financing
  activities................       N/A      54,424     9,116        N/A      61,767     69,895    21,221       N/A       N/A
SUPPLEMENTAL DATA:
EBITDA......................  $ 11,343    $ 11,025   $ 4,704   $ 51,869    $ 37,128   $ 14,561   $ 1,104   $ 1,059   $ 3,039
Combined EBITDA and FFO.....    11,709      11,391     4,860     52,673      37,932     14,923     1,104     1,059     3,039
Net EBITDA..................    11,096      11,009     4,860     50,621      37,614     14,905     1,104     1,059     3,039

                                           AS OF MARCH 31,
                                        ----------------------
                                                     HOLDINGS                  HOLDINGS BUSINESSES
                                        HOLDINGS    BUSINESSES   ------------------------------------------------
                                        ---------   ----------               YEAR ENDED DECEMBER 31,
                                        PRO FORMA                ------------------------------------------------
                                          1998         1998        1997       1996      1995      1994      1993
                                        ---------   ----------   --------   --------   -------   -------   ------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Total assets..........................  $485,652     $450,907    $334,494   $171,787   $43,074   $19,877   $3,153
Notes payable.........................    31,208       31,208      20,891         --        --        --       --
Investment and net advances from
  Insignia............................        --      288,720     208,444    137,777    39,948    17,294    1,671
Stockholders' equity..................   323,465           --          --         --        --        --       --

             SELECTED HISTORICAL FINANCIAL INFORMATION OF INSIGNIA

     The following table sets forth selected historical financial information for Insignia for the three months ended March 31, 1998 and 1997 and for each of the years in the five year period ended December 31, 1997. The selected consolidated financial information for the three months ended March 31, 1998 and 1997 has been derived from the unaudited financial statements of Insignia incorporated herein by reference and for the five years ended December 31, 1997 has been derived from the audited consolidated financial statements of Insignia incorporated herein by reference. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Insignia and notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus.

     The table set forth below provides a variety of statistical information about Insignia. Insignia believes that Net EBITDA, which is defined as EBITDA combined with FFO less interest expense and earnings allocated to preferred securities is a significant indicator of the strength of its results. EBITDA is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures, including expenditures for acquisitions. FFO is defined as income or loss from real estate operations, which is net income in accordance with GAAP excluding gains or losses from debt restructuring, sales of property, and minority interests, plus depreciation and provision for impairment. Neither EBITDA nor FFO represent cash flow as defined by generally accepted accounting principles and do not necessarily represent amounts of cash available to fund Insignia's cash requirements.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                INSIGNIA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                                         THREE MONTHS ENDED
                                             MARCH 31,                       YEAR ENDED DECEMBER 31,
                                         ------------------   ------------------------------------------------------
                                           1998      1997       1997        1996        1995       1994       1993
                                         --------   -------   ---------   ---------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
STATEMENT OF OPERATIONS DATA(1):
Revenues...............................  $130,458   $67,912   $ 400,843   $ 227,074   $123,032   $ 75,453   $ 52,577
Operating expenses.....................   108,706    53,999     325,886     172,046     94,727     54,757     37,720
Equity earnings........................     3,193     3,067      10,027       3,590      2,461        113         --
Income before extraordinary item.......     1,917     2,004      10,233       9,266      6,258      7,261      4,925
Extraordinary (loss) gain..............        --        --          --        (702)      (452)        --       (255)
Net income.............................     1,917     2,004      10,233       8,564      5,806      7,261      4,670
Income (loss) per common share
  extraordinary item -- diluted........  $   0.06   $  0.06   $    0.32   $    0.28   $   0.22   $   0.35   $   0.34
Net income per common
  share -- diluted.....................  $   0.06   $  0.06   $    0.32   $    0.26   $   0.20   $   0.35   $   0.32
BALANCE SHEET DATA (END OF PERIOD)(1):
Cash and cash equivalents..............  $ 73,143   $69,821   $  88,487   $  54,614   $ 49,846   $ 36,596   $ 34,005
Property management contracts..........   141,604   116,096     147,256     122,915     88,816     73,411     38,620
Investments in real estate limited
  partnerships.........................   238,673   127,099     215,735     150,863     60,473     37,926         --
Total assets...........................   922,810   486,809     800,223     492,402    245,409    174,272     88,835
Notes payable..........................   236,465    49,605     170,404      49,840     32,996     63,198      1,139
Redeemable convertible preferred
  stock................................        --        --          --          --     15,000         --         --
Company-obligated mandatory redeemable
  convertible preferred securities of a
  subsidiary trust.....................   144,137   143,943     144,065     144,169         --         --         --
Stockholders' equity...................   266,894   221,094     237,909     217,905    157,013     78,806     71,540
CASH FLOW DATA(1):
Cash (used in) provided by operating
  activities...........................  $(21,265)  $(3,188)  $  39,963   $  15,894   $ 15,424   $ 13,655   $ 11,382
Cash (used in) provided by investing
  activities...........................   (49,417)   22,507    (160,179)   (170,068)   (56,710)   (35,151)   (14,932)
Cash provided by financing
  activities...........................    54,978    (4,112)    154,449     158,942     54,536     24,087     26,222
SUPPLEMENTAL DATA
EBITDA(2)..............................  $ 17,634    12,330   $  57,312   $  49,008   $ 28,305   $ 20,696   $ 14,857
Combined EBITDA and FFO(3).............    24,955    18,437      78,844      62,449     32,916     20,809     14,857
Net EBITDA(4)..........................    18,373    14,375      60,974      47,713     24,622     20,067     13,988
Properties managed (end of period):
  Residential (units)..................   275,000   265,000     280,000     265,000    261,000    216,000    141,000
  Commercial properties (thousands of
    sq. ft.)...........................   200,000   145,000     160,000     110,000     64,000     43,000     25,000

---------------

(1) Insignia and its affiliates have acquired control of, or management rights to, 43 portfolios of properties since 1990, the results of which affect the comparability of operations.

(2) Earnings before interest expense, taxes, depreciation and amortization (excluding equity earnings).

(3) Funds from operations is a measure of real estate operations, which represents net income or loss in accordance with GAAP excluding gains or losses from debt restructuring, sales of property, and minority interests plus depreciation and provisions for impairment.

(4) EBITDA and FFO less interest expense and earnings allocable to preferred securities.

                    PRO FORMA FINANCIAL INFORMATION OF AIMCO
                                  (PRE-MERGER)
INTRODUCTION

     In May and September of 1997, AIMCO directly or indirectly through a subsidiary, acquired (the "NHP Stock Purchase") an aggregate of 6,930,122 shares of common stock ("NHP Common Stock") of NHP. On December 8, 1997, AIMCO acquired the remaining shares of NHP Common Stock in a merger transaction accounted for as a purchase (the "NHP Merger"). As a result of the NHP Merger, AIMCO issued 6,759,148 shares of AIMCO Class A Common Stock, par value $0.01 per share (the "AIMCO Common Stock"), valued at $180.8 million, and paid $86.5 million in cash. The total cost of the purchase of NHP was $349.5 million.

     In June 1997, AIMCO purchased a group of companies (the "NHP Real Estate Companies") affiliated with NHP that hold general and limited partnership interests in partnerships (the "NHP Partnerships") that own 534 conventional and affordable multifamily apartment properties (the "NHP Properties") containing 87,659 units, a captive insurance subsidiary and certain related assets (the "NHP Real Estate Acquisition"). AIMCO paid aggregate consideration of $54.8 million in cash and warrants to purchase 399,999 shares of AIMCO Common Stock at an exercise price of $36.00 per share. AIMCO engaged in a reorganization (the "NHP Real Estate Reorganization") of its interests in the NHP Real Estate Companies, which will result in certain of the assets of the NHP Real Estate Companies being owned by a limited partnership (the "Unconsolidated Partnership") in which the AIMCO Operating Partnership holds a 99% limited partner interest and certain directors and officers of AIMCO, directly or indirectly, hold a 1% general partner interest.

     Immediately following the NHP Merger, in order to satisfy certain requirements of the Code applicable to AIMCO's status as a REIT, AIMCO engaged in a reorganization (the "NHP Reorganization") of the assets and operations of NHP that resulted in the Master Property Management Agreement being terminated and NHP's operations being conducted through corporations (the "Unconsolidated Subsidiaries") in which the AIMCO Operating Partnership holds non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO hold, directly or indirectly, all of the voting common stock, representing a 5% economic interest. As a result of the controlling ownership interest in the Unconsolidated Subsidiaries held by others, AIMCO accounts for its interest in the Unconsolidated Subsidiaries on the equity method.

     On May 8, 1998, AIMCO completed the Ambassador Merger. Each outstanding share of stock ("Ambassador Common Stock") of Ambassador, other than those shares held by AIMCO or Ambassador, were converted into 0.553 shares of AIMCO Common Stock. Any outstanding options to purchase Ambassador Common Stock were converted, at the election of the option holder, into cash or options to purchase AIMCO Common Stock at their current exercise price divided by the Conversion Ratio. In accordance with the Agreement and Plan of Merger, dated December 23, 1997 and supplemented by letter dated as of March 11, 1998, (the "Ambassador Merger Agreement"), the outstanding shares of Class A Senior Cumulative Convertible Preferred Stock of Ambassador, (the "Ambassador Preferred Stock") were redeemed and converted into Ambassador Common Stock prior to the Ambassador Merger. Following the consummation of the Ambassador Merger, a subsidiary of the AIMCO Operating Partnership was merged with and into the Ambassador Operating Partnership (the "Ambassador OP Merger"). Each outstanding unit of limited partnership interest in the Ambassador Operating Partnership was converted into the right to receive 0.553 AIMCO OP Units, and as a result, the Ambassador Operating Partnership became a 99.9% owned subsidiary partnership of the AIMCO Operating Partnership.

     Also during 1997, AIMCO (i) acquired (a) 44 properties for aggregate purchase consideration of $467.4 million, of which $56.0 million was paid in the form of 1.9 million AIMCO OP Units (b) paid $34.2 million in cash and issued OP Units valued at $7.3 million in connection with the acquisition of partnership interests through tender offers in certain partnerships ((a) and (b) together are the "1997 Property Acquisitions") and (c) paid $19.9 million to acquire 886,600 shares of Ambassador Common Stock (together with the 1997 Property Acquisitions, the "1997 Acquisitions"); (ii) sold (a) approximately 16,367,000 shares of AIMCO Common Stock for aggregate net proceeds of $513.4 million; (b) 750,000 shares of AIMCO Class B Cumulative Convertible Preferred Stock for net proceeds of $75 million; and (c) 2,400,000 shares of AIMCO Class C 9% Cumulative Preferred Stock for net proceeds of $58.1 million (collectively, the "1997 Stock Offerings"); and (iii) sold five real estate properties (the "1997 Dispositions").

     During 1998, AIMCO (i)(a) sold 4,200,000 shares of AIMCO Class D 8.75% Cumulative Preferred Stock for net proceeds of $101.5 million and (b) sold 4,050,000 shares of AIMCO Class G Preferred Stock for net proceeds of $98.0 million (the "Class G Preferred Stock Offering") (collectively, the "1998 Stock Offerings"); (ii) purchased 11 properties for aggregate purchase consideration of $89.6 million, of which $23.4 million was paid in the form of AIMCO OP Units (the "1998 Acquisitions"); (iii) sold one real estate property (the "1998 Disposition"); and (iv) completed the Ambassador Merger.

     The following Pro Forma Consolidated Balance Sheet (Pre-Merger) of AIMCO as of March 31, 1998 has been prepared as if each of the following transactions had occurred as of March 31, 1998: (i) the purchase of two properties for an aggregate purchase price of $14.7 million; (ii) the Ambassador Merger; and (iii) the Class G Preferred Stock Offering.

     The following Pro Forma Consolidated Statement of Operations (Pre-Merger) of AIMCO for the year ended December 31, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings; (iii) the 1997 Dispositions; (iv) the NHP Real Estate Acquisition; (v) the NHP Real Estate Reorganization; (vi) the NHP Stock Purchase; (vii) the NHP Merger; (viii) the NHP Reorganization;
(ix) the 1998 Stock Offerings; (x) the 1998 Acquisitions; (xi) the 1998 Disposition; and (xii) the Ambassador Merger.

     The following Pro Forma Consolidated Statement of Operations (Pre-Merger) of AIMCO for the three months ended March 31, 1998 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; (iii) the 1998 Disposition; and
(iv) the Ambassador Merger.

     The following Pro Forma Financial Information (Pre-Merger) is based, in part, on the following historical financial statements, which have been previously filed by AIMCO: (i) the audited Consolidated Financial Statements of AIMCO for the year ended December 31, 1997; (ii) the unaudited Consolidated Financial Statements of AIMCO for the three months ended March 31, 1998; (iii) the audited Consolidated Financial Statements of Ambassador for the year ended December 31, 1997; (iv) the unaudited Consolidated Financial Statements of Ambassador for the three months ended March 31, 1998; (v) the unaudited Consolidated Financial Statements of NHP for the nine months ended September 30, 1997; (vi) the unaudited Combined Financial Statements of the NHP Real Estate Companies for the three months ended March 31, 1997; (vii) the unaudited Financial Statements of NHP Southwest Partners, L.P. for the three months ended March 31, 1997; (viii) the unaudited Combined Financial Statements of the NHP New LP Entities for the three months ended March 31, 1997; (ix) the unaudited Combined Financial Statements of the NHP Borrower Entities for the three months ended March 31, 1997; (x) the unaudited Historical Summaries of Gross Income and Certain Expenses of The Bay Club at Aventura for the three months ended March 31, 1997; (xi) the unaudited Historical Summary of Gross Income and Direct Operating Expenses of Morton Towers for the six months ended June 30, 1997;
(xii) the unaudited Combined Statement of Revenues and Certain Expenses of the Thirty-Five Acquisition Properties for the six months ended June 30, 1997;
(xiii) the unaudited Statement of Revenues and Certain Expenses of First Alexandria Associates, a Limited Partnership for the nine months ended September 30, 1997; (xiv) the unaudited Statement of Revenues and Certain Expenses of Country Lakes Associates Two, a Limited Partnership for the nine months ended September 30, 1997; (xv) the unaudited Statement of Revenues and Certain Expenses of Point West Limited Partnership, A Limited Partnership for the nine months ended September 30, 1997; and (xvi) the unaudited Statement of Revenues and Certain Expenses for The Oak Park Partnership for the nine months ended September 30, 1997. The following Pro Forma Financial Information (Pre-Merger) should be read in conjunction with such financial statements and the notes thereto.

     The unaudited Pro Forma Financial Information (Pre-Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of NHP, the NHP Real Estate Companies, Ambassador, the 1997 Acquisitions, and the 1998 Acquisitions are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information (Pre-Merger) may differ from the amounts ultimately determined.

     The following unaudited Pro Forma Financial Information (Pre-Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AIMCO that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

               PRO FORMA CONSOLIDATED BALANCE SHEET (PRE-MERGER)
                              AS OF MARCH 31, 1998
                        IN THOUSANDS, EXCEPT SHARE DATA

                                                                                            AMBASSADOR
                                                           COMPLETED       AMBASSADOR     PURCHASE PRICE       PRO
                                        HISTORICAL(A)   TRANSACTIONS(B)   HISTORICAL(C)   ADJUSTMENTS(D)      FORMA
                                        -------------   ---------------   -------------   --------------    ----------
Real estate............................ 1$,537,646..        $14,727         $496,595        $ 199,326(E)    $2,248,294
Property held for sale.................      35,824              --               --               --           35,824
Investments in securities..............      23,759              --               --         (268,171)(E)
                                                                                              249,996(F)         5,584
Investments in and notes receivable
  from unconsolidated subsidiaries.....      88,775              --               --               --           88,775(H)
Investments in and notes receivable
  from unconsolidated real estate
  partnerships.........................     245,682              --            1,270            1,020(E)       247,972
Cash and cash equivalents..............      35,948              --            5,484               --           41,432
Restricted cash........................      31,186              --           30,948               --           62,134
Accounts receivable....................      24,586              --            1,196               --           25,782
Deferred financing costs...............      14,367              18           14,978          (10,619)(E)       18,744
Goodwill...............................     123,634              --                                --          123,634
Other assets...........................      59,064              --            3,949             (862)(E)       62,151
                                         ----------         -------         --------        ---------       ----------
        Total assets...................  $2,220,471         $14,745         $554,420        $ 170,690       $2,960,326
                                         ==========         =======         ========        =========       ==========

Secured notes payable..................  $  697,036         $ 1,142         $ 37,209        $      --       $  735,387
Secured tax-exempt bond financing......      73,560              --          318,397               --          391,957
Secured short term financing...........      40,900         (87,743)          31,550           19,557(E)
                                                                                                2,513(G)         6,777
Unsecured short-term financing.........          --              --            2,513           (2,513)(G)           --
Accounts payable, accrued and other
  liabilities..........................      82,809              --            6,886           47,378(E)       137,073
Security deposits and prepaid rents....      10,023              --            2,532               --           12,555
                                         ----------         -------         --------        ---------       ----------
                                            904,328         (86,601)         399,087           66,935        1,283,749
Minority interest in other
  partnerships.........................      36,128           1,888           18,872          (13,120)(E)       43,768
Minority interest in Operating
  Partnership..........................     124,952           1,471            7,424           (7,424)(E)      126,423
Class A common stock, $.01 par value...         411              --              107             (107)(E)
                                                                                                   66(F)           477
Class B common stock, $.01 par value...           2              --               --               --                2
Non-voting preferred stock, $.01 par
  value................................          --              --           24,132          (24,132)(E)           --
Class B Cumulative Convertible
  Preferred Stock, $.01 par value......      75,000              --               --               --           75,000
Class C Cumulative Preferred Stock $.01
  par value............................      60,000              --               --               --           60,000
Class D Cumulative Preferred Stock $.01
  par value............................     105,000              --               --               --          105,000
Class G Cumulative Preferred Stock $.01
  par value............................          --         101,250               --               --          101,250
Additional paid in capital.............     992,001          (3,263)         148,930         (148,930)(E)
                                                                                              249,930(F)
                                                                                                1,634(E)     1,240,302
Notes receivable on common stock
  purchases............................     (41,608)             --               --               --          (41,608)
Distributions in excess of earnings....     (33,900)             --          (44,132)          44,132(E)       (33,900)
Accumulated other comprehensive
  losses...............................      (1,843)             --               --            1,706(E)          (137)
                                         ----------         -------         --------        ---------       ----------
                                          1,155,063          97,987          129,037          124,299        1,506,386
                                         ----------         -------         --------        ---------       ----------
        Total liabilities and equity...  $2,220,471         $14,745         $554,420        $ 170,690       $2,960,326
                                         ==========         =======         ========        =========       ==========

---------------

(A) Represents the unaudited historical consolidated financial position of AIMCO as of March 31, 1998, as reported in AIMCO's Quarterly Report on Form 10-Q/A.

(B) Represents adjustments to reflect the purchase of two properties for an aggregate purchase price of $14,727 and the sale of 4,050,000 shares of AIMCO Class G Preferred Stock for net proceeds of $98.0 million.

(C) Represents the unaudited historical consolidated financial position of Ambassador as of March 31, 1998. Certain reclassifications have been made to Ambassador's historical balance sheet to conform to AIMCO's balance sheet presentation.

(D) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the issuance of 6,578,833 shares of AIMCO Common Stock, valued at $249,996 (based on $38.00 per share, the average price calculated in accordance with the Ambassador Merger Agreement), as consideration to holders of Ambassador Common Stock outstanding as of the date of the Ambassador Merger; (ii) the additional purchase price consideration of $1,634 for the Ambassador Merger resulting from the Ambassador Stock Options, which have been converted to options to purchase shares of AIMCO Common Stock; and (iii) the allocation of the purchase price of Ambassador based on the preliminary estimates of relative fair market value of the assets and liabilities of Ambassador.

(E) As of March 31, 1998, AIMCO has an investment in Ambassador of $19,881, comprised of 886,600 shares of Ambassador Common Stock. In connection with the Ambassador Merger, AIMCO issued 6,578,833 shares of AIMCO Common Stock valued at $249,996 (based on $38.00 per share, the average price calculated in accordance with the Ambassador Merger Agreement) to acquire the shares of Ambassador Common Stock owned by the Ambassador stockholders. AIMCO's investment in Ambassador Common Stock of $268,171, is as follows:

Amount of Ambassador Common Stock at March 31, 1998.........  $ 19,881
Less: Unrealized loss at March 31, 1998.....................    (1,706)
Purchase of Ambassador Common Stock from public.............   249,996
                                                              --------
          Total Investment..................................  $268,171
                                                              ========

     The total purchase price of Ambassador is $743,285, as follows:

Cash paid for initial investment in Ambassador..............  $ 19,881
Issuance of 6,578,833 shares of AIMCO Common Stock in the
  Ambassador Merger, at $38.00 per share....................   249,996
Assumption of Ambassador liabilities and minority interest
  in other partnerships.....................................   404,839
Transaction and loan assumption costs.......................    47,378
Buyout of limited partners in limited partnerships..........    19,557
Consideration for Ambassador stock options outstanding......     1,634
                                                              --------
          Total.............................................  $743,285
                                                              ========

     This amount was allocated to the various assets of Ambassador acquired in the Ambassador Merger, as follows:

Purchase price..............................................  $ 743,285
Historical basis of Ambassador's assets acquired............   (554,420)
                                                              ---------
Step-up to record the fair value of Ambassador's assets
  acquired..................................................  $ 188,865
                                                              =========

     This step-up was applied to Ambassador's assets as follows:

Real estate.................................................  $199,326
Investment in real estate partnerships......................     1,020
Reduction in value of deferred loan costs...................   (10,619)
Reduction in value of other assets..........................      (862)
                                                              --------
          Total.............................................  $188,865
                                                              ========

     As of March 31, 1998, Ambassador's minority interest in its operating partnership was $7,424. This balance was eliminated upon the completion of the Ambassador Merger.

     As of March 31, 1998, Ambassador's shareholders' equity was $129,037, which is detailed as follows:

Preferred stock.............................................  $ 24,132
Common stock................................................       107
Additional paid-in capital..................................   148,930
Distributions in excess of accumulated earnings.............   (44,132)
                                                              --------
          Total.............................................  $129,037
                                                              ========

     Upon completion of the Ambassador Merger, the entire amount of shareholders' equity is eliminated.

     In addition, upon completion of the Ambassador Merger, $13,120 of minority interest in other partnerships of Ambassador is eliminated in connection with the buyout of limited partners in certain limited partnerships.

(F) Represents the issuance of 6,578,833 shares of AIMCO Common Stock, valued at $249,996, to Ambassador stockholders, in exchange for all the shares of Ambassador Common Stock and Ambassador Preferred Stock not owned by AIMCO.

(G) Represents the repayment of the Ambassador line of credit upon the completion of the Ambassador Merger. AIMCO borrowed under its line of credit in order to fund this repayment.

(H) Represents notes receivable from the Unconsolidated Subsidiaries of $50,000 and equity in the unconsolidated subsidiaries of $38,775. The combined historical balance sheet of the Unconsolidated Subsidiaries as of March 31, 1998 is presented below. There were no pro forma adjustments to the balance sheet as of March 31, 1998.

                          UNCONSOLIDATED SUBSIDIARIES

               PRO FORMA CONSOLIDATED BALANCE SHEET (PRE-MERGER)
                              AS OF MARCH 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               HISTORICAL
                                                               ----------
Real estate.................................................    $ 20,908
Cash and cash equivalents...................................       4,354
Restricted cash.............................................       4,925
Management contracts........................................      50,514
Deferred financing costs....................................       3,194
Goodwill....................................................      44,799
Other assets................................................      31,011
                                                                --------
          Total assets......................................    $159,705
                                                                ========
Secured notes payable.......................................    $ 72,269
Accounts payable, accrued and other liabilities.............      50,521
Security deposits and prepaid rents.........................         312
                                                                --------
                                                                 123,102
Common stock................................................       2,298
Preferred stock.............................................      38,775
Retained earnings...........................................      (4,351)
Notes receivable on common stock purchases..................        (119)
                                                                --------
                                                                  36,603
                                                                --------
          Total liabilities and equity......................    $159,705
                                                                ========

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     AMBASSADOR
                                                  COMPLETED            NHP          AMBASSADOR     PURCHASE PRICE      PRO
                               HISTORICAL(A)   TRANSACTIONS(B)   TRANSACTIONS(C)   HISTORICAL(D)   ADJUSTMENTS(E)     FORMA
                               -------------   ---------------   ---------------   -------------   --------------   ---------
Rental and other property
  revenues....................   $193,006         $ 95,828(F)        $ 6,660         $ 93,329         $     --      $ 388,823
Property operating expenses...    (76,168)         (48,107)(F)        (2,941)         (36,088)              --       (163,304)
Owned property management
  expense.....................     (6,620)          (3,454)(F)          (282)              --               --        (10,356)
Depreciation..................    (37,741)         (19,109)(F)        (1,414)         (18,979)          (5,378)(J)    (82,621)
                                 --------         --------           -------         --------         --------      ---------
Income from property
  operations..................     72,477           25,158             2,023           38,262           (5,378)       132,542
                                 --------         --------           -------         --------         --------      ---------
Management fees and other
  income......................     13,937               --             7,813               --               --         21,750
Management and other
  expenses....................     (9,910)              --            (5,394)              --               --        (15,304)
Corporate overhead
  allocation..................       (588)              --                --               --               --           (588)
Amortization..................     (1,401)              --            (5,800)              --               --         (7,201)
                                 --------         --------           -------         --------         --------      ---------
Income from service company
  business....................      2,038               --            (3,381)              --               --         (1,343)
Minority interest in service
  company business............        (10)              --                --               --               --            (10)
                                 --------         --------           -------         --------         --------      ---------
AIMCO's share of income from
  service company business....      2,028               --            (3,381)              --               --         (1,353)
                                 --------         --------           -------         --------         --------      ---------
General and administrative
  expenses....................     (5,396)              --            (1,025)          (7,392)           7,392(K)      (6,421)
Interest expense..............    (51,385)          (1,497)(G)        (5,462)         (26,987)            (221)(L)    (85,552)(P)
Interest income...............      8,676               --             1,900               --               --         10,576
Minority interest in other
  partnerships................      1,008              779(H)             16             (851)             705(M)       1,657
Equity in losses of
  unconsolidated
  partnerships................     (1,798)            (122)(I)        (8,542)             405               --        (10,057)
Equity in earnings of
  unconsolidated
  subsidiaries................      4,636               --             5,790               --               --         10,426(R)
                                 --------         --------           -------         --------         --------      ---------
Income from operations........     30,246           24,318            (8,681)           3,437            2,498         51,818
Gain on dispositions of
  property....................      2,720           (2,720)               --               --               --             --
                                 --------         --------           -------         --------         --------      ---------
Income before extraordinary
  item and minority interest
  in AIMCO Operating
  Partnership.................     32,966           21,598            (8,681)           3,437            2,498         51,818
Extraordinary item -- early
  extinguishment of debt......       (269)             269                --               --               --             --
                                 --------         --------           -------         --------         --------      ---------
Income before minority
  interest in AIMCO Operating
  Partnership.................     32,697           21,867            (8,681)           3,437            2,498         51,818
Minority interest in AIMCO
  Operating Partnership.......     (4,064)             159(N)          1,722(N)          (386)(N)          (31)(N)     (2,600)
                                 --------         --------           -------         --------         --------      ---------
Net income....................     28,633           22,026            (6,959)           3,051            2,467         49,218(P)
Income attributable to
  preferred stockholders......      2,315           27,109                --            2,296           (2,296)(O)     29,424(Q)
                                 --------         --------           -------         --------         --------      ---------
Income attributable to common
  stockholders................   $ 26,318         $ (5,083)          $(6,959)        $    755            4,763      $  19,794(P)
                                 ========         ========           =======         ========         ========      =========
Basic earnings per share......   $   1.09                                                                           $    0.42(P)
                                 ========                                                                           =========
Diluted earnings per share....   $   1.08                                                                           $    0.42(P)
                                 ========                                                                           =========
Weighted average shares
  outstanding.................     24,055                                                                              46,685
                                 ========                                                                           =========
Weighted average shares and
  equivalents outstanding.....     24,436                                                                              47,066
                                 ========                                                                           =========

---------------

(A) Represents AIMCO's audited consolidated results of operations for the year ended December 31, 1997.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1997: (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings;
     (iii) the 1997 Dispositions; (iv) the 1998 Stock Offerings; (v) the 1998 Acquisitions; and (vi) the 1998 Disposition.

(C) Represents adjustments to reflect the purchase of the NHP Real Estate Companies, the NHP Merger, and the NHP Reorganization, as if the transactions had taken place on January 1, 1997. These adjustments are detailed, as follows:

                                       NHP
                                   REAL ESTATE          NHP               NHP                  NHP                 NHP
                                   PURCHASE(I)     HISTORICAL(II)   ADJUSTMENTS(III)    REORGANIZATION(IV)     TRANSACTIONS
                                   -----------     --------------   ----------------    ------------------     ------------
Rental and other property
  revenues........................   $ 6,660(v)       $ 16,842          $    --              $(16,842)(xvii)     $ 6,660
Property operating expenses.......    (2,941)(v)        (8,411)              --                 8,411(xvii)       (2,941)
Owned property management
  expense.........................      (282)(v)          (862)              --                   862(xvii)         (282)
Depreciation......................    (1,414)(vi)       (2,527)            (693)(xi)            3,220(xvii)       (1,414)
                                     -------          --------          -------              --------            -------
Income from property operations...     2,023             5,042             (693)               (4,349)             2,023
                                     -------          --------          -------              --------            -------
Management fees and other
  income..........................     1,405(vii)       72,176               --               (65,768)(xviii)      7,813
Management and other expenses.....    (2,263)(viii)     (35,267)             --                32,136 (xviii      (5,394)
Corporate overhead allocation.....        --                --               --                    --                 --
Amortization......................        --            (9,111)          (4,432)(xii)           7,743(xix)        (5,800)
                                     -------          --------          -------              --------            -------
Income from service company
  business........................      (858)           27,798           (4,432)              (25,889)            (3,381)
Minority interest in service
  company business................        --                --               --                    --                 --
                                     -------          --------          -------              --------            -------
AIMCO's share of income from
  service company business........      (858)           27,798           (4,432)              (25,889)            (3,381)
                                     -------          --------          -------              --------            -------
General and administrative
  expenses........................        --           (16,266)           8,668 (xiii           6,573 (xviii      (1,025)
Interest expense..................    (5,082)(ix)      (10,685)              --                10,305(xx)         (5,462)
Interest income...................       540(v)          1,963               --                  (603)(xxi)        1,900
Minority interest in other
  partnerships....................        16(v)             --               --                    --                 16
Equity in losses of unconsolidated
  partnerships....................    (3,905)(x)            --           (4,631)(xiv)              (6)            (8,542)
Equity in earnings of
  unconsolidated subsidiaries.....        --                --           (4,636)(xv)           10,426(xxii)        5,790
                                     -------          --------          -------              --------            -------
Income (loss) from operations.....    (7,266)            7,852           (5,724)               (3,543)            (8,681)
Income tax provision..............        --            (3,502)           3,502(xvi)               --                 --
                                     -------          --------          -------              --------            -------
Income (loss) before minority
  interest in Operating
  Partnership.....................    (7,266)            4,350           (2,222)               (3,543)            (8,681)
Minority interest in Operating
  Partnership.....................     1,276                --               --                   446              1,722
                                     -------          --------          -------              --------            -------
Net income (loss).................    (5,990)            4,350           (2,222)               (3,097)            (6,959)
Income attributable to preferred
  stockholders....................        --                --               --                    --                 --
                                     -------          --------          -------              --------            -------
Income (loss) attributable to
  common stockholders.............   $(5,990)         $  4,350          $(2,222)             $ (3,097)           $(6,959)
                                     =======          ========          =======              ========            =======

---------------

(i) Represents the adjustment to record activity from January 1, 1997 to the date of acquisition, as if the acquisition of the NHP Real Estate Companies had occurred on January 1, 1997. The historical financial statements of the NHP Real Estate Companies consolidate certain real estate partnerships in which they have an interest that will be presented on the equity method by AIMCO as a result of the NHP Real Estate Reorganization. In addition, represents adjustments to record additional depreciation and amortization related to the increased basis in the assets of the NHP Real Estate Companies as a result of the allocation of the purchase price of the NHP Real Estate Companies and additional interest expense incurred in connection with borrowings incurred by AIMCO to consummate the NHP Real Estate Acquisition.

(ii) Represents the unaudited consolidated results of operations of NHP for the period from January 1, 1997 through December 8, 1997 (date of NHP Merger).

(iii) Represents the following adjustments occurring as a result of the NHP
      Merger: (i) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (ii) the incremental depreciation of the purchase price adjustment related to real estate; (iii) the incremental amortization of the purchase price adjustment related to the management contracts, furniture, fixtures and equipment, and goodwill; (iv) the reversal of equity in earnings of NHP during the pre-merger period when AIMCO held a 47.62% interest in NHP; and (v) the amortization of the increased basis in investments in real estate partnerships based on the purchase price adjustment related to real estate and an estimated average life of 20 years.

(iv) Represents adjustments related to the NHP Reorganization, whereby AIMCO will contribute or sell to the Unconsolidated Subsidiaries and the Unconsolidated Partnership: (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP and (ii) 12 real estate properties containing 2,905 apartment units. The adjustments represent (i) the related revenues and expenses primarily related to the management operations and other businesses owned by NHP and (ii) the historical results of operations of such real estate partnerships contributed, with additional depreciation and amortization recorded related to AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

(v) Represents adjustments to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997.

(vi) Represents incremental depreciation related to the consolidated real estate assets purchased from the NHP Real Estate Companies. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(vii) Represents the adjustment to record the revenues from ancillary businesses purchased from the NHP Real Estate Companies as if the acquisition had occurred on January 1, 1997.

(viii)Represents $4,878 related to the adjustment to record the expenses from ancillary businesses purchased from the NHP Real Estate Companies as if the acquisition had occurred on January 1, 1997, less $2,615 related to a reduction in personnel costs pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the acquisition of the NHP Real Estate Companies had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and the date of completion.

(ix) Represents adjustments in the amount of $3,391 to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997, as well as the increase in interest expense in the amount of $1,691 related to borrowings on AIMCO's Credit Facility of $55,807 to finance the NHP Real Estate Acquisition.

(x) Represents adjustments in the amount of $2,432 to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997, as well as amortization of $1,473 related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of the NHP Real Estate Companies, based on an estimated average life of 20 years.

(xi) Represents incremental depreciation related to the real estate assets purchased from NHP. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(xii) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management and other business operated by the Unconsolidated Subsidiaries, based on AIMCO's new basis as adjusted by the allocation of the combined purchase price of NHP including amortization of management contracts of $3,782, depreciation of furniture, fixtures and equipment of $2,018 and amortization of goodwill of $7,743, less NHP's historical depreciation and amortization of $9,111. Management contracts are amortized using the straight-line method over the weighted average life of the contracts estimated to be approximately 15 years. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated life of 3 years. Goodwill is amortized using the straight-line method over 20 years.

(xiii)Represents a reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan, approved by AIMCO senior management, specifically identifying all significant actions to be taken to complete the restructuring plan, assuming that the Merger had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997.

(xiv) Represents adjustment for amortization of the increased basis in investments in real estate partnerships, as a result of the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, based on an estimated average life of 20 years.

(xv) Represents the reversal of equity in earnings in NHP during the pre-merger period when AIMCO held a 47.62% interest in NHP, as a result of AIMCO's acquisition of 100% of the NHP Common Stock.

(xvi) Represents the reversal of NHP's income tax provision due to the restructuring of the management business to the Unconsolidated Subsidiaries.

(xvii)Represents the contribution of NHP's 12 real estate properties containing 2,905 apartment units to the Unconsolidated Partnership pursuant to the NHP Reorganization.

(xviii)
      Represents the historical income and expenses associated with certain assets and liabilities of NHP that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP.

(xix) Represents the amortization and depreciation of certain management contracts and other assets of NHP, based on AIMCO's new basis resulting from the allocation of the purchase price of NHP, that will be contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP.

(xx) Represents interest expense of $6,020 related to the contribution of NHP's 12 real estate properties containing 2,905 apartment units to the Unconsolidated Partnership and interest expense of $4,285 related to the certain assets and liabilities that will be contributed or sold to the Unconsolidated Subsidiaries pursuant to the NHP Reorganization.

(xxi) Represents the interest income of $5,000 earned on notes payable of $50,000 to AIMCO issued as consideration for certain assets and liabilities sold to the Unconsolidated Subsidiaries by AIMCO, net of the elimination of AIMCO's share of the related interest expense of $4,750 reflected in the equity in earnings of the Unconsolidated Subsidiaries operating results, offset by $853 in interest income primarily related to the management operations and other businesses owned by NHP contributed or sold to the Unconsolidated Subsidiaries pursuant to the NHP Reorganization.

(xxii)Represents AIMCO's equity in earnings of the Unconsolidated Subsidiaries.

(D) Represents the audited historical statement of operations of Ambassador for the year ended December 31, 1997. Certain reclassifications have been made to Ambassador's historical Statement of Operations to conform to AIMCO's Statement of Operations presentation. The Ambassador historical Statement of Operations excludes an extraordinary loss of $1,384 and a loss on sale of an interest rate cap of $509.

(E) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense resulting from the net reduction of debt; and
     (iv) the elimination of the minority interest associated with Jupiter I, L.P.

(F) Represents adjustments to reflect the 1997 Property Acquisitions and the 1998 Acquisitions, less the 1997 Dispositions and the 1998 Disposition as if they had occurred on January 1, 1997. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

     These adjustments are as follows:

                                           1997 PROPERTY       1997           1998          1998
                                           ACQUISITIONS    DISPOSITIONS   ACQUISITIONS   DISPOSITION    TOTAL
                                           -------------   ------------   ------------   -----------   --------
Rental and other property revenues.......    $ 88,589        $(4,081)       $13,425        $(2,105)    $ 95,828
Property operating expense...............     (44,109)         1,944         (6,725)           783      (48,107)
Owned property management expense........      (3,233)           133           (429)            75       (3,454)
Depreciation.............................     (16,839)           452         (3,076)           354      (19,109)

(G)  Represents adjustments to interest expense for the following:

Borrowings on AIMCO's Credit Facility and other loans and
  mortgages assumed in connection with the 1997 Property
  Acquisitions..............................................  $(29,427)
Repayments on AIMCO's Credit Facility and other indebtedness with proceeds from the 1997 Dispositions and the 1997
  Stock Offerings...........................................    19,505
Repayments on AIMCO's Credit Facility with proceeds from a
  dividend received from one of the Unconsolidated
  Subsidiaries..............................................     1,889
Borrowings on AIMCO's Credit Facility and other loans and
  mortgages assumed in connection with the 1998
  Acquisitions..............................................    (4,700)
Repayments on AIMCO's Credit Facility and other indebtedness with proceeds from the 1998 Disposition and the 1998 Stock
  Offerings.................................................    11,236
                                                              --------
                                                              $ (1,497)
                                                              ========

(H) Represents income related to limited partners in consolidated partnerships acquired in connection with the 1997 Property Acquisitions.

(I) Represents the reduction in AIMCO's earnings in unconsolidated partnerships as a result of the consolidation of additional partnerships resulting from additional ownership acquired through tender offers.

(J) Represents incremental depreciation related to the real estate assets purchased in connection with the Ambassador Merger. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(K) Decrease results from identified historical costs of certain items which will be eliminated or reduced as a result of the Ambassador Merger, as follows:

Duplication of public company expenses......................   $  724
Reduction in salaries and benefits..........................    4,197
Merger related costs........................................      524
Other.......................................................    1,947
                                                               ------
                                                               $7,392
                                                               ======

     The reduction in salaries and benefits is pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the Ambassador Merger had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion.

(L) Represents the decrease in interest expense of $3,612 related to the repayment of the Ambassador revolving lines of credit upon consummation of the Ambassador Merger, offset by an increase in interest expense of $3,833 related to borrowings under the AIMCO line of credit.

(M) Represents elimination of minority interest in Jupiter-I, L.P. resulting from the redemption of limited partnership interests not owned by Ambassador in connection with the Ambassador Merger.

(N) Represents adjustments to Minority Interest in AIMCO Operating Partnership assuming the Completed Transactions, the NHP Transactions, and the Ambassador Merger had occurred as of January 1, 1997. On a pro forma basis, without giving effect to the NHP Transactions, as of December 31, 1997, the minority interest percentage is approximately 15.5%. On a pro forma basis, without giving effect to the Ambassador Merger, as of December 31, 1997, the minority interest percentage is approximately 13.3%. On a pro forma basis, giving effect to the Ambassador Merger, as of December 31, 1997, the minority interest percentage is approximately 11.6%.

(O) Represents the elimination of the preferred stock dividends of Ambassador upon the conversion of the Ambassador Preferred Stock to AIMCO Common Stock.

(P) On a pro forma basis, AIMCO has no variable rate debt. Therefore, an increase in the interest rate per annum of 0.25% has no effect on net income or net income per share.

(Q) Represents the net income attributable to holders of the AIMCO Class B Preferred Stock, the AIMCO Class C Preferred Stock, the AIMCO Class D Preferred Stock and the AIMCO Class G Preferred Stock as if these stock offerings had occurred as of January 1, 1997.

(R) Represents AIMCO's equity in earnings in the Unconsolidated Subsidiaries of $5,676, plus the elimination of intercompany interest expense of $4,750. The combined Pro Forma Statement of Operations (Pre-Merger) of the Unconsolidated Subsidiaries for the year ended December 31, 1997 is presented below, which represents the effects of the Ambassador Merger, the NHP Merger and the NHP Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                        REORGANIZATION
                                                        HISTORICAL(I)   ADJUSTMENTS(II)     PRO FORMA
                                                        -------------   ---------------     ---------
Rental and other property revenues....................    $  6,194         $   6,371(iii)   $ 12,565
Property operating expenses...........................      (3,355)           (3,531)(iii)    (6,886)
Owned property management expense.....................        (147)             (478)(iii)      (625)
Depreciation expense..................................      (1,038)             (767)(iii)    (1,805)
                                                          --------         ---------        --------
Income from property operations.......................       1,654             1,595           3,249
                                                          --------         ---------        --------
Management fees and other income......................      23,776            41,992(iv)      65,768
Management and other expenses.........................     (11,733)          (20,403)(iv)    (32,136)
Amortization..........................................      (3,726)           (4,017)(iv)     (7,743)
                                                          --------         ---------        --------
Income from service company...........................       8,317            17,572          25,889
Minority interest in service company..................          --                --              --
                                                          --------         ---------        --------
Company's share of service company....................       8,317            17,572          25,889
                                                          --------         ---------        --------
General and administrative expense....................          --            (6,573)(iv)     (6,573)
Interest expense......................................      (6,058)           (5,849)(v)     (11,907)
Interest income.......................................       1,001              (148)(iv)        853
Minority interest in other partnerships...............      (2,819)            2,198(vii)       (621)
Equity in losses of unconsolidated partnerships.......      (1,028)            1,028(iii)         --
Equity in earnings of Unconsolidated Subsidiaries.....       2,943            (2,943)(vi)         --
                                                          --------         ---------        --------
Income from operations................................       4,010             6,880          10,890
Income tax provision..................................      (1,902)           (3,013)(viii)   (4,915)
                                                          --------         ---------        --------
Net income............................................    $  2,108         $   3,867        $  5,975
                                                          ========         =========        ========
Income attributable to preferred stockholders.........    $  2,003         $   3,673        $  5,676
                                                          ========         =========        ========
Income attributable to common stockholders............    $    105         $     194        $    299
                                                          ========         =========        ========

---------------

(i) Represents the historical results of operations of the Unconsolidated Subsidiaries for the year ended December 31, 1997.

(ii) Represents adjustments related to the NHP Reorganization, which includes the sale or contribution of 14 properties containing 2,725 apartment units from the unconsolidated partnerships to the Unconsolidated Subsidiaries, as well as the sale or contribution of 12 properties containing 2,905 apartment units from the Unconsolidated Subsidiaries to the Unconsolidated Partnership.

(iii)Represents adjustments for the historical results of operations of the 14 real estate properties contributed or sold to the Unconsolidated Subsidiaries, offset by the historical results of operations of the 12 real estate properties contributed or sold to the Unconsolidated Partnership, with additional depreciation recorded related to AIMCO's new basis resulting from the allocation of purchase price of NHP and the NHP Real Estate Companies.

(iv) Represents adjustments to reflect income and expenses associated with certain assets and liabilities of NHP contributed or sold to the Unconsolidated Subsidiaries.

(v) Represents adjustments of $6,058 to reverse the historical interest expense of the Unconsolidated Subsidiaries, which resulted from its original purchase of NHP Common Stock, offset by $2,622 related to the contribution or sale of the 14 real estate properties, $4,285 related to assets and liabilities transferred from AIMCO to the Unconsolidated Subsidiaries and $5,000 related to a note payable to AIMCO.

(vi) Represents the reversal of the historical equity in earnings of NHP for the period in which NHP was not consolidated by the Unconsolidated Subsidiaries.

(vii)Represents the minority interest in the operations of the 14 real estate properties.

(viii)
     Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill which is not deductible for tax purposes.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            AMBASSADOR
                                                         COMPLETED         AMBASSADOR     PURCHASE PRICE
                                      HISTORICAL(A)   TRANSACTIONS(B)     HISTORICAL(C)   ADJUSTMENTS(D)      PRO FORMA
                                      -------------   ---------------     -------------   ---------------     ---------
Rental and other property
  revenues..........................  $      71,336   $         2,866(E)  $      24,882   $            --     $  99,084
Property operating expenses.........        (26,309)           (1,183)(E)        (9,513)               --       (37,005)
Owned property management expense...         (2,132)              (93)(E)            --                --        (2,225)
Depreciation........................        (13,977)             (663)(E)        (5,113)             (976)(G)   (20,729)
                                      -------------   ---------------     -------------   ---------------     ---------
Income from property operations.....         28,918               927            10,256              (976)       39,125
                                      -------------   ---------------     -------------   ---------------     ---------
Management fees and other income....          4,821                --                --                --         4,821
Management and other expenses.......         (1,961)               --                --                --        (1,961)
Corporate overhead allocation.......           (147)               --                --                --          (147)
Amortization........................         (1,720)               --                --                --        (1,720)
                                      -------------   ---------------     -------------   ---------------     ---------
Income from service company
  business..........................            993                --                --                --           993
Minority interest in service company
  business..........................             (1)               --                --                --            (1)
                                      -------------   ---------------     -------------   ---------------     ---------
AIMCO's share of income from service
  company business..................            992                --                --                --           992
                                      -------------   ---------------     -------------   ---------------     ---------
General and administrative
  expenses..........................         (1,974)               --            (2,438)            2,438(H)     (1,974)
Interest expense....................        (15,441)          1,255(F)           (6,888)              137(I)    (20,937)(M)
Interest income.....................          6,076                --                --                --         6,076
Minority interest in other
  partnerships......................           (582)               --              (345)              292(J)       (635)
Equity in losses of unconsolidated
  partnerships......................           (653)               --               (30)               --          (683)
Equity in earnings of unconsolidated
  subsidiaries......................          4,068                --                --                --         4,068(O)
                                      -------------   ---------------     -------------   ---------------     ---------
Income from operations..............         21,404             2,182               555             1,891        26,032
Gain on dispositions of property....          2,526            (2,526)               --                --            --
                                      -------------   ---------------     -------------   ---------------     ---------
Income before minority interest in
  Operating Partnership.............         23,930              (344)              555             1,891        26,032
Minority interest in Operating
  Partnership.......................         (2,288)              215(K)            (87)               68(K)     (2,092)(K)
                                      -------------   ---------------     -------------   ---------------     ---------
Net income..........................         21,642              (129)              468             1,959        23,940(M)
Income attributable to preferred
  stockholders......................          3,681             3,606               584              (584)(L)     7,287(N)
                                      -------------   ---------------     -------------   ---------------     ---------
Income attributable to common
  stockholders......................  $      17,961   $        (3,735)    $        (116)  $         2,543     $  16,653(M)
                                      =============   ===============     =============   ===============     =========
Basic earnings per share............  $        0.44                                                           $    0.35(M)
                                      =============                                                           =========
Diluted earnings per share..........  $        0.43                                                           $    0.35(M)
                                      =============                                                           =========
Weighted average shares
  outstanding.......................         41,128                                                              47,675
                                      =============                                                           =========
Weighted average shares and
  equivalents outstanding...........         41,310                                                              47,773
                                      =============                                                           =========

---------------

(A) Represents AIMCO's unaudited consolidated results of operations for the three months ended March 31, 1998.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1997: (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; and (iii) the 1998 Disposition.

(C) Represents the unaudited historical statement of operations of Ambassador for the three months ended March 31, 1998. Certain reclassifications have been made to Ambassador's historical Statement of Operations to conform to AIMCO's Statement of Operations presentation. The Ambassador historical Statement of Operations excludes an extraordinary loss of $323.

(D) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense resulting from the net reduction of debt; and
     (iv) the elimination of the minority interest associated with Jupiter I, L.P.

(E) Represents adjustments to reflect the 1998 Acquisitions, less the 1998 Disposition as if they had occurred on January 1, 1997. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

     These adjustments are as follows:

                                                   1998          1998
                                               ACQUISITIONS   DISPOSITION    TOTAL
                                               ------------   -----------   -------
Rental and other property revenues...........    $ 2,964         $(98)      $ 2,866
Property operating expense...................     (1,274)          91        (1,183)
Owned property management expense............        (99)           6           (93)
Depreciation.................................       (681)          18          (663)

(F)  Represents adjustments to interest expense for the following:

Borrowings on AIMCO's Credit Facility and other loans and
  mortgages assumed in connection with the 1998
  Acquisitions..............................................    (1,016)
Repayments on AIMCO's Credit Facility and other indebtedness with proceeds from the 1998 Disposition and the 1998 Stock
  Offerings.................................................     2,271
                                                               -------
                                                               $ 1,255
                                                               =======

(G) Represents incremental depreciation related to the real estate assets purchased in connection with the Ambassador Merger. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(H) Decrease results from identified historical costs of certain items which will be eliminated or reduced as a result of the Ambassador Merger, as follows:

Duplication of public company expenses......................   $  317
Reduction in salaries and benefits..........................    1,108
Merger related costs........................................      436
Other.......................................................      577
                                                               ------
                                                               $2,438
                                                               ======

     The reduction in salaries and benefits is pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the Ambassador Merger had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion.

(I) Represents the decrease in interest expense of $1,081 related to the repayment of the Ambassador revolving lines of credit upon consummation of the Ambassador Merger, offset by an increase in interest expense of $944 related to borrowings under the AIMCO line of credit.

(J) Represents elimination of minority interest in Jupiter-I, L.P. resulting from the redemption of limited partnership interests not owned by Ambassador in connection with the Ambassador Merger.

(K) Represents adjustments to Minority Interest in AIMCO Operating Partnership assuming the Completed Transactions and the Ambassador Merger had occurred as of January 1, 1997. On a pro forma basis, without giving effect to the Ambassador Merger, as of March 31, 1998, the minority interest percentage is approximately 12.7%. On a pro forma basis, giving effect to the Ambassador Merger, as of March 31, 1998, the minority interest percentage is approximately 11.2%.

(L) Represents the elimination of the preferred stock dividends of Ambassador upon the conversion of the preferred stock to AIMCO Common Stock.

(M) On a pro forma basis, AIMCO has no variable rate debt. Therefore, an increase in the interest rate per annum of 0.25% has no effect on net income or net income per share.

(N) Represents the net income attributable to holders of the AIMCO Class B Preferred Stock, the AIMCO Class C Preferred Stock, the AIMCO Class D Preferred Stock, and the AIMCO Class G Preferred Stock as if these stock offerings had occurred as of January 1, 1997.

(O) Represents AIMCO's equity in earnings in the Unconsolidated Subsidiaries of $4,068. The combined historical statement of operations of the unconsolidated subsidiaries for the three months ended March 31, 1998 is presented below. There were no pro forma adjustments to the statement of operations for the three months ended March 31, 1998.

                          UNCONSOLIDATED SUBSIDIARIES

                             PRO FORMA CONSOLIDATED
                      STATEMENT OF OPERATIONS (PRE-MERGER)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                 (IN THOUSANDS)

                                                              HISTORICAL
                                                              ----------
Rental and other property revenues..........................   $  3,353
Property operating expenses.................................     (1,771)
Owned property management expense ..........................       (115)
Depreciation expense........................................       (295)
                                                               --------
Income from property operations.............................      1,172
                                                               --------
Management fees and other income............................     21,837
Management and other expenses...............................    (12,335)
Amortization................................................       (695)
                                                               --------
Income from service company.................................      8,807
                                                               --------
Interest expense............................................     (1,649)
Interest income.............................................        272
Minority interest in other partnerships.....................     (1,275)
                                                               --------
Income from operations......................................      7,327
Income tax provision........................................     (3,045)
                                                               --------
Net income..................................................   $  4,282
                                                               ========
Income attributable to preferred stockholders...............   $  4,068
                                                               ========
Income attributable to common stockholders..................   $    214
                                                               ========

                    PRO FORMA FINANCIAL INFORMATION OF AIMCO
                                    (MERGER)

INTRODUCTION

     AIMCO entered into Merger Agreement pursuant to which Insignia will be merged with and into AIMCO with AIMCO as the survivor. The Merger Agreement provides that prior to the Merger, Insignia will complete the Distribution to its stockholders of all of the Holdings Common Stock. Pursuant to the Indemnification Agreement, Holdings will provide indemnification for certain liabilities arising under the Merger Agreement.

     In the Merger, the Insignia Common Stock will be converted, assuming the stockholders of AIMCO and Insignia approve the Merger, into the right to receive an aggregate number of shares of Class E Preferred Stock approximately equal to $303 million divided by the AIMCO Index Price. In addition to receiving the same dividends as holders of AIMCO Common Stock, holders of AIMCO Class E Preferred Stock will be entitled to the Special Dividend of $50 million in the aggregate. When the Special Dividend is paid in full, the AIMCO Class E Preferred Stock will automatically convert into AIMCO Common Stock on a one-for-one basis, subject to antidilution adjustments, if any. In addition, there will remain outstanding approximately $308 million in indebtedness and other liabilities of Insignia and its subsidiaries and AIMCO will assume approximately $149.5 million of the Convertible Preferred Securities for a total transaction value of approximately $811 million. Also, the Merger Agreement provides that AIMCO is required to propose to acquire (by merger) the outstanding shares of beneficial interest in IPT (the "IPT Merger"), at a price of at least $13.25 per IPT share and use its reasonable best efforts to consummate the IPT Merger after the closing of the Merger, but not earlier than August 15, 1998. IPT is an approximately 61% owned subsidiary of Insignia; the 39% of the shares of IPT not owned by Insignia are valued at an aggregate of approximately $152 million, after considering the effect of the proposed merger of IPT and AMIT (the "IPT-AMIT Merger"), assuming a value of $13.25 per share. If the Merger is consummated, AIMCO will assume property management of approximately 192,000 multifamily units which consist of general and limited partnership investments in 115,000 units and third party management of 77,000 units. IPT owns a 32% weighted average general and limited partnership interest in approximately 51,000 units.

     The following Pro Forma Consolidated Balance Sheet (Merger) of AIMCO as of March 31, 1998 has been prepared as if each of the following transactions had occurred as of March 31, 1998: (i) all the transactions discussed in the Pro Forma Financial Statements (Pre-Merger), appearing elsewhere herein; (ii) the Merger; (iii) the Distribution, (iv) the IPT-AMIT Merger, (v) the IPT Merger; and (vi) the transfer of certain assets and liabilities of Insignia to the Unconsolidated Subsidiaries following the Merger (the "Insignia Reorganization").

     The following Pro Forma Consolidated Statement of Operations (Merger) of AIMCO for the year ended December 31, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) all the transactions discussed in the Pro Forma Financial Statements (Pre-Merger), appearing elsewhere herein; (ii) the Merger; (iii) the Distribution, (iv) the IPT-AMIT Merger, (v) the IPT Merger; and (vi) the Insignia Reorganization.

     The following Pro Forma Consolidated Statement of Operations (Merger) of AIMCO for the three months ended March 31, 1998 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) all the transactions discussed in the Pro Forma Financial Statements (Pre-Merger), appearing elsewhere herein; (ii) the Merger; (iii) the Distribution, (iv) the IPT-AMIT Merger, (v) the IPT Merger; and (vi) the Insignia Reorganization.

     The following Pro Forma Financial Information of AIMCO (Merger) is based, in part, on: (i) the audited Consolidated Financial Statements of Insignia for the year ended December 31, 1997; (ii) the audited Consolidated Financial Statements of AMIT for the year ended December 31, 1997; (iii) the unaudited Consolidated Financial Statements of Insignia for the three months ended March 31, 1998; and (iv) the unaudited Consolidated Financial Statements of AMIT for the three months ended March 31, 1998. The following Pro Forma Financial Information of AIMCO (Merger) is also based, in part, on the Pro Forma

Financial Information of AIMCO (Pre-Merger), included elsewhere herein. Such pro forma information is based in part upon: (i) the audited Consolidated Financial Statements of Ambassador for the year ended December 31, 1997; (ii) the audited Consolidated Financial Statements of AIMCO for the year ended December 31, 1997;
(iii) the unaudited Consolidated Financial Statements of Ambassador for the three months ended March 31, 1998; (iv) the unaudited Consolidated Financial Statements of AIMCO for the three months ended March 31, 1998; and (v) the historical financial statements of certain properties and companies acquired by AIMCO filed in AIMCO's Current Reports on Form 8-K, dated April 16, 1997, May 5, 1997, June 3, 1997, September 19, 1997, October 15, 1997, and December 1, 1997.
The following Pro Forma Financial Information (Merger) should be read in conjunction with such financial statements and notes thereto.

     The unaudited Pro Forma Financial Information of AIMCO (Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of Insignia are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information of AIMCO (Merger) may differ from the amounts ultimately determined.

     The unaudited Pro Forma Financial Information of AIMCO (Merger) has been prepared under the assumption that the AIMCO stockholders approved the Merger, the AIMCO Class E Preferred Stock has been converted to AIMCO Common Stock, the IPT-AMIT Merger occurs, and the IPT Merger was consummated.

     If the stockholders of AIMCO do not approve the Merger, the Merger may nonetheless be consummated. However, instead of receiving a number of shares of AIMCO Class E Preferred Stock approximately equal to $303 million divided by the AIMCO Index Price, holders of Insignia Common Stock would receive a number of shares of AIMCO Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price, and a number of shares of AIMCO Class F Preferred Stock approximately equal to $100 million divided by the AIMCO Index Price. In either case, holders of AIMCO Class E Preferred Stock would be entitled to the Special Dividend. Holders of AIMCO Class F Preferred Stock will be entitled to receive the greater of (i) the dividends received by holders of AIMCO Common Stock and (ii) preferred distributions of 10% of the liquidation value of the AIMCO Class F Preferred Stock, with the preferred return rate escalating by 1% each year until a 15% annual return is achieved. Upon the approval by stockholders of AIMCO, the AIMCO Class F Preferred Stock will convert into AIMCO Common Stock on a one-for-one basis, subject to antidilution adjustments, if any. The AIMCO Index Price will be the average market price of AIMCO Common Stock during the 20 NYSE trading days ending five business days prior to the Merger, subject to a maximum average price of $38.00 per share. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock or the AIMCO Class F Preferred Stock.

     The following unaudited Pro Forma Financial Information of AIMCO (Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AIMCO that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)
                              AS OF MARCH 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    INSIGNIA        AIMCO BEFORE         INSIGNIA
                                  PRE-MERGER       INSIGNIA          MERGER           INSIGNIA        REORGANIZATION     AIMCO
                                 PRO FORMA(A)   AS ADJUSTED(B)   ADJUSTMENTS(C)   REORGANIZATION(D)   ADJUSTMENTS(E)   PRO FORMA
                                 ------------   --------------   --------------   -----------------   --------------   ----------
ASSETS
Real estate....................   $2,248,294       $ 31,592        $  21,153(F)      $2,301,039         $      --      $2,301,039
Property held for sale.........       35,824             --               --             35,824                --          35,824
Investments in securities......        5,584             --          292,297(F)
                                                                    (292,297)(G)          5,584                --           5,584
Investments in and notes
  receivable from
  unconsolidated
  subsidiaries.................       88,775             --               --             88,775            14,206(H)      102,981(J)
Investments in and notes
  receivable from
  unconsolidated
  partnerships.................      247,972        219,036          448,177(F)         915,185                --         915,185
Mortgage notes receivable......           --         29,884               --             29,884                --          29,884
Cash and cash equivalents......       41,432         68,952               --            110,384           (34,754)(I)      75,630
Restricted cash................       62,134             --               --             62,134                --          62,134
Accounts receivable............       25,782         23,419               --             49,201           (22,803)(I)      26,398
Deferred financing costs.......       18,744            764               --             19,508                --          19,508
Goodwill.......................      123,634         20,171           (8,543)(F)        135,262                --         135,262
Property management
  contracts....................           --         94,779           17,270(F)         112,049           (77,410)(H)      34,639
Other assets...................       62,151         30,116             (632)(F)         91,635           (15,904)(I)      75,731
                                  ----------       --------        ---------         ----------         ---------      ----------
                                  $2,960,326       $518,713        $ 477,425         $3,956,464         $(136,665)     $3,819,799
                                  ==========       ========        =========         ==========         =========      ==========

LIABILITIES AND SHAREHOLDERS'
  EQUITY

Secured notes payable..........   $  735,387       $ 29,463        $      --         $  764,850         $      --      $  764,850
Secured tax-exempt bond
  financing....................      391,957             --               --            391,957                --         391,957
Secured short-term financing...        6,777        202,276         (272,325)(F)
                                                                     152,000(F)
                                                                      50,000(F)
                                                                     308,434(F)         447,162           (50,000)(H)     397,162
Accounts payable, accrued and
  other liabilities............      137,073         37,120           20,000(F)         194,193           (69,995)(I)     124,198
Deferred tax liability.........           --         18,802          (18,802)(F)
                                                                      13,204(F)          13,204           (13,204)(H)          --
Security deposits and deferred
  income.......................       12,555          3,466               --             16,021            (3,466)(I)      12,555
                                  ----------       --------        ---------         ----------         ---------      ----------
                                   1,283,749        291,127          252,511          1,827,387          (136,665)      1,690,722
Minority interest in other
  partnerships.................       43,768         64,727          (64,727)(F)         43,768                --          43,768
Minority interest in Operating
  Partnership..................      126,423             --               --            126,423                --         126,423
Company-obligated mandatorily
  redeemable convertible
  securities of a subsidiary
  trust........................           --        144,137            5,363(F)         149,500                --         149,500
Class A common stock, $.01 par
  value........................          477            353             (353)(F)
                                                                          77(G)             554                --             554
Class B common stock, $.01 par
  value........................            2             --               --                  2                --               2
Class B Cumulative Convertible
  Preferred Stock, $.01 par
  value........................       75,000             --               --             75,000                --          75,000
Class C Cumulative Preferred
  Stock, $.01 par value........       60,000             --               --             60,000                --          60,000
Class D Cumulative Preferred
  Stock, $.01 par value........      105,000             --               --            105,000                --         105,000
Class G Cumulative Preferred
  Stock, $.01 par value........      101,250             --               --            101,250                --         101,250
Additional paid in capital.....    1,240,302         (6,467)           6,467(F)
                                                                     292,173(G)
                                                                      10,750(F)       1,543,225                --       1,543,225
Notes receivable on common
  stock purchases..............      (41,608)            --               --            (41,608)               --         (41,608)
Distributions in excess of
  earnings.....................      (33,900)        24,836          (24,836)(F)        (33,900)               --         (33,900)
Accumulated other comprehensive
  losses.......................         (137)            --               --               (137)               --            (137)
                                  ----------       --------        ---------         ----------         ---------      ----------
                                   1,506,386         18,722          284,278          1,809,386                --       1,809,386
                                  ----------       --------        ---------         ----------         ---------      ----------
                                  $2,960,326       $518,713        $ 477,425         $3,956,464         $(136,665)     $3,819,799
                                  ==========       ========        =========         ==========         =========      ==========

---------------

(A) Represents AIMCO's pro forma consolidated financial position as of March 31, 1998, which gives effect to the purchase of two properties for an aggregate purchase price of $14.7 million, the Ambassador Merger, and the Class G Preferred Stock Offering. See "Pro Forma Financial Information of AIMCO (Pre-Merger)."

(B) Represents adjustments to reflect the Merger, the IPT-AMIT Merger and the Distribution, as if these transactions had occurred on March 31, 1998. These adjustments are detailed, as follows:

                                                  INSIGNIA       IPT-AMIT        HOLDINGS        INSIGNIA AS
                                                HISTORICAL(I)   MERGER(II)   DISTRIBUTION(III)    ADJUSTED
                                                -------------   ----------   -----------------   -----------
ASSETS
Real estate...................................    $ 26,003        $ 5,589        $      --        $ 31,592
Property held for sale........................          --             --               --              --
Investments in securities.....................          --             --               --              --
Investments in and notes receivable from
  unconsolidated subsidiaries.................          --             --               --              --
Investments in and notes receivable from
  unconsolidated partnerships.................     238,673             --          (19,637)        219,036
Mortgage notes receivable.....................          --         29,884               --          29,884
Cash and cash equivalents.....................      73,143         10,860          (15,051)         68,952
Restricted cash...............................          --             --               --              --
Accounts receivable...........................     151,919            615         (129,115)         23,419
Deferred financing costs......................         764             --               --             764
Goodwill......................................     230,118             --         (209,947)         20,171
Property management contracts.................     141,604             --          (46,825)         94,779
Other assets..................................      60,586           (138)         (30,332)         30,116
                                                  --------        -------        ---------        --------
                                                  $922,810        $46,810        $(450,907)       $518,713
                                                  ========        =======        =========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Secured notes payable.........................    $ 24,938        $ 4,525        $      --        $ 29,463
Secured tax-exempt bond financing.............          --             --               --              --
Secured short-term financing..................     233,484             --          (31,208)        202,276
Accounts payable, accrued and other
  liabilities.................................     166,007          1,737         (130,624)         37,120
Deferred tax liability........................      18,802             --               --          18,802
Security deposits and deferred income.........       3,466             --               --           3,466
                                                  --------        -------        ---------        --------
                                                   446,697          6,262         (161,832)        291,127
Minority interest in other partnerships.......      65,082             --             (355)         64,727
Minority interest in Operating Partnership....          --             --               --              --
Company-obligated mandatorily redeemable
  convertible securities of a subsidiary
  trust.......................................     144,137             --               --         144,137
Class A common stock, $.01 par value..........         313             40               --             353
Class B common stock, $.01 par value..........          --             --               --              --
Class B Cumulative Convertible Preferred
  Stock, $.01 par value.......................          --             --               --              --
Class C Cumulative Preferred Stock, $.01 par
  value.......................................          --             --               --              --
Class D Cumulative Preferred Stock, $.01 par
  value.......................................          --             --               --              --
Class G Cumulative Preferred Stock, $.01 par
  value.......................................          --             --               --              --
Additional paid in capital....................     228,648         40,508         (275,623)         (6,467)
Notes receivable on common stock purchases....          --             --               --              --
Distributions in excess of earnings...........      37,933             --          (13,097)         24,836
Accumulated other comprehensive losses........          --             --               --              --
                                                  --------        -------        ---------        --------
                                                   266,894         40,548         (288,720)         18,722
                                                  --------        -------        ---------        --------
                                                  $922,810        $46,810        $(450,907)       $518,713
                                                  ========        =======        =========        ========

---------------

(i) Represents the unaudited consolidated financial position of Insignia as of March 31, 1998, as reported in Insignia's Quarterly Report on Form 10-Q. Certain reclassifications have been made to Insignia's historical balance sheet to conform to AIMCO's balance sheet presentation.

(ii) Represents the historical balance sheet of AMIT, as well as pro forma adjustments related to the IPT-AMIT Merger. The IPT-AMIT Merger is expected to close prior to the Merger.

(iii)Represents the distribution of two shares of Holdings Common Stock for each three shares of Insignia Common Stock to holders of Insignia Common Stock.

(C)  Represents the following adjustments occurring as a result of the Merger:
     (i) the issuance of 7,690,784 shares of AIMCO Common Stock, based on an AIMCO Index Price of $38.00 per share as consideration to holders of Insignia common stock outstanding as of the date of the Merger; (ii) the additional purchase price consideration of $10,750 for the Merger resulting from the Insignia stock options, which will be converted to options to purchase shares of AIMCO Common Stock; (iii) the IPT Merger; (iv) the payment of the Special Dividend of $50,000; (v) the assumption of $149,500 of the Convertible Debentures; and (vi) the allocation of the combined purchase price of Insignia based on the preliminary estimates of relative fair market value of the assets and liabilities of Insignia.

(D) Represents the effects of AIMCO's acquisition of Insignia immediately after the Merger. These amounts do not give effect to the Insignia Reorganization, which includes the transfers of certain assets and liabilities of Insignia to the combined Unconsolidated Subsidiaries. The Insignia Reorganization must occur immediately after the Merger in order for AIMCO to maintain its qualification as a REIT. This column is included as an intermediate step to assist the reader in understanding the entire nature of the Merger and related transactions.

(E) Represents adjustments related to the Insignia Reorganization, whereby, following the Merger, AIMCO will contribute to the combined Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily management contracts and related working capital assets and liabilities related to Insignia's third-party property management operations. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the purchase price of Insignia. AIMCO will receive non-voting preferred stock as consideration in exchange for the net assets contributed. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.

(F) In connection with the Merger, AIMCO will issue 7,690,784 shares of AIMCO Common Stock based on an AIMCO Index Price of $38.00 per share, to acquire the shares of Insignia Common Stock owned by the Insignia stockholders.

     The total purchase price of Insignia is $996,138, as follows:

Issuance of 7,690,784 shares of AIMCO Common Stock in the
  Merger, at $38.00 per share.............................  $292,250
IPT Merger................................................   152,000
Assumption of Convertible Debentures......................   149,500
Assumption of Insignia liabilities as indicated in the
  Merger Agreement........................................   308,434
Transaction costs.........................................    20,000
Generation of deferred tax liability......................    13,204
Special Dividend..........................................    50,000
Consideration for Insignia stock options outstanding......    10,750
                                                            --------
          Total...........................................  $996,138
                                                            ========

     The Insignia stock options will be assumed by AIMCO in the Merger. The consideration for the Insignia stock options was calculated based on the exercise of Insignia Stock Options at a value of $25 per share.

     The purchase price was allocated to the various assets of Insignia acquired in the Merger, as follows:

Purchase price............................................  $996,138
Historical basis of Insignia's assets acquired, adjusted
  for the IPT -- AMIT Merger and the Distribution.........  (518,713)
                                                            --------
Step-up to record the fair value of Insignia's assets
  acquired................................................  $477,425
                                                            ========

     This step-up was applied to Insignia's assets as follows:

Real estate...............................................  $ 21,153
Investment in real estate partnerships....................   448,177
Management contracts......................................    17,270
Reduction in value of goodwill............................    (8,543)
Reduction in value of other assets........................      (632)
                                                            --------
          Total...........................................  $477,425
                                                            ========

     The fair value of Insignia's assets, primarily the real estate and management contracts, was calculated based on estimated future cash flows of the underlying assets.

     As of March 31, 1998, Insignia's stockholder's equity, as adjusted for the IPT -- AMIT Merger and the Distribution, was $18,722, which is detailed as follows:

Common stock...............................................  $   353
Additional paid-in capital.................................   (6,467)
Retained earnings..........................................   24,836
                                                             -------
          Total............................................  $18,722
                                                             =======

     Upon completion of the Merger, the entire amount of the stockholder's equity is eliminated.

     The increase of $5,363 in Convertible Debentures relates to the elimination of unamortized issuance discount.

     In addition, the minority interest in other partnerships of Insignia of $64,727 will be eliminated upon the IPT Merger.

(G) Represents the issuance of 7,690,784 shares of AIMCO Common Stock to Insignia stockholders, in exchange for all the shares of Insignia Common Stock.

     In accordance with the Merger Agreement, AIMCO will issue a number of shares of AIMCO Class E Preferred Stock approximately equal to $303 million divided by the AIMCO Index Price, provided that the AIMCO stockholders approve the Merger. Each share of AIMCO Class E Preferred Stock will automatically convert to one share of AIMCO Common Stock upon the payment of the Special Dividend. As such, for the purpose of preparing the pro forma financial statements, AIMCO's management believes that the AIMCO Class E Preferred Stock is substantially the same as AIMCO Common Stock, and that the fair value of the AIMCO Class E Preferred Stock approximates the fair value of the AIMCO Common Stock. Upon the payment of the Special Dividend and the conversion of the AIMCO Class E Preferred Stock to AIMCO Common Stock, the former Insignia stockholders will own approximately 14.5% of the AIMCO Common Stock. The Special Dividend is intended to represent a distribution in an amount at least equal to the earnings and profits of Insignia at the time of the Merger, to which AIMCO succeeds.

     In the event that the AIMCO stockholders do not approve the Merger, AIMCO will issue a number of shares of AIMCO Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price, and a number of shares of AIMCO Class F Preferred Stock approximately equal to $100 million divided by the AIMCO Index Price. The terms and rights of the AIMCO Class E Preferred Stock are the same as those stated above. The holders of the AIMCO Class F Preferred Stock will be entitled to receive the greater of (i) the same dividends as holders of AIMCO Common Stock and
     (ii) preferred cash dividends of 10% of the liquidation value of the AIMCO Class F Preferred

     Stock, with the preferred dividend rate escalating by 1% each year until a 15% dividend rate is achieved. AIMCO's management believes that the preferred dividend will compensate the holders of the AIMCO Class F Preferred Stock for the lack of convertibility to AIMCO Common Stock, the lack of voting rights, and the uncertainty as to the liquidity of the AIMCO Class F Preferred Stock. For the purpose of preparing the pro forma financial statements, AIMCO's management believes that the fair value of the AIMCO Class F Preferred Stock approximates the fair value of the AIMCO Common Stock.

     The AIMCO Index Price will be the average market price of AIMCO Common Stock during the 20 NYSE trading days ending five business days prior to the Merger, subject to a maximum average price of $38.00 per share. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock or the AIMCO Class F Preferred Stock.

(H) Represents the increase in AIMCO's investment in Unconsolidated Subsidiaries to reflect the contribution of property management contracts, including the related deferred tax liability, and notes payable to the Unconsolidated Subsidiaries. These assets and liabilities are valued at AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(I) Represents certain assets and liabilities of Insignia, primarily related to the management operations of Insignia, contributed by AIMCO to the Unconsolidated Subsidiaries, valued at AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(J) Amount represents notes receivable from the Unconsolidated Subsidiaries of $50,000 and equity in the Unconsolidated Subsidiaries of $52,981. The combined pro forma balance sheet of the Unconsolidated Subsidiaries as of March 31, 1998 is presented below, which reflects the effects of the Merger, the IPT Merger and the Insignia Reorganization as if such transactions had occurred as of March 31, 1998.

                          UNCONSOLIDATED SUBSIDIARIES

                 PRO FORMA CONSOLIDATED BALANCE SHEET (MERGER)
                              AS OF MARCH 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         PRE-MERGER         INSIGNIA          AIMCO
                                                        PRO FORMA(I)   REORGANIZATION(II)   PRO FORMA
                                                        ------------   ------------------   ---------
ASSETS
Real estate...........................................    $ 20,908          $     --        $ 20,908
Cash and cash equivalents.............................       4,354            34,754 (iii     39,108
Restricted cash.......................................       4,925                --           4,925
Management contracts..................................      50,514            77,410(iv)     127,924
Accounts receivable...................................          --            22,803 (iii     22,803
Deferred financing costs..............................       3,194                --           3,194
Goodwill..............................................      44,799                --          44,799
Other assets..........................................      31,011            15,904 (iii     46,915
                                                          --------          --------        --------
                                                          $159,705          $150,871        $310,576
                                                          ========          ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Secured notes payable.................................    $ 72,269          $     --        $ 72,269
Secured short-term financing..........................          --            50,000(iv)      50,000
Accounts payable, accrued and other liabilities.......      50,521            69,995 (iii    120,516
Security deposits and deferred income.................         312             3,466 (iii      3,778
Deferred tax liability................................          --            13,204(iv)      13,204
                                                          --------          --------        --------
                                                           123,102           136,665         259,767
Common stock..........................................       2,298               748(v)        3,046
Preferred stock.......................................      38,775            14,206(iv)      52,981
Retained earnings.....................................      (4,351)               --          (4,351)
Notes receivable on common stock purchases............        (119)             (748)(v)        (867)
                                                          --------          --------        --------
                                                            36,603            14,206          50,809
                                                          --------          --------        --------
                                                          $159,705          $150,871        $310,576
                                                          ========          ========        ========

---------------

(i) Represents the Unconsolidated Subsidiaries pro forma consolidated financial position after giving effect to the Ambassador Merger. See "Pro Forma Financial Information of AIMCO (Pre-Merger)."

(ii) Represents adjustments related to the Insignia Reorganization, whereby, following the Merger, AIMCO will contribute to the combined Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily related to the management operations owned by Insignia. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the purchase price of Insignia. AIMCO will receive non-voting preferred stock as consideration in exchange for the net assets contributed. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.

(iii)Represents certain assets and liabilities of Insignia, primarily related to the management operations of Insignia, contributed by AIMCO to the Unconsolidated Subsidiaries, valued at AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(iv) Represents the transfer of management contracts, and the establishment of the related estimated net deferred Federal and state tax liabilities at a combined rate of 40% for the estimated difference between the book and tax basis of the net assets of the Unconsolidated Subsidiaries. The primary component of the deferred tax liability is the difference between the new basis of the property management contracts, as a result of the allocation of the purchase price of Insignia, and the historical tax basis.

(v) Represents the issuance of common stock to the common stockholders of the Unconsolidated Subsidiaries in exchange for notes receivable, in order for the common stockholders to maintain their respective ownership interest in the Unconsolidated Subsidiaries.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    INSIGNIA          INSIGNIA
                                     PRE-MERGER    INSIGNIA AS       MERGER        REORGANIZATION       AIMCO
                                    PRO FORMA(A)   ADJUSTED(B)   ADJUSTMENTS(C)    ADJUSTMENTS(D)     PRO FORMA
                                    ------------   -----------   --------------   -----------------   ---------
Rental and other property
  revenues........................   $ 388,823      $  6,912        $     --          $     --        $ 395,735
Property operating expenses.......    (163,304)       (3,307)             --                --         (166,611)
Owned property management
  expense.........................     (10,356)           --              --                --          (10,356)
Depreciation......................     (82,621)         (966)         (1,321)(E)            --          (84,908)
                                     ---------      --------        --------          --------        ---------
Income from property operations...     132,542         2,639          (1,321)               --          133,860
                                     ---------      --------        --------          --------        ---------
Management fees and other
  income..........................      21,750        94,330              --           (74,404)(K)       41,676
Management and other expenses.....     (15,304)      (57,615)             --            49,236(K)       (23,683)
Corporate overhead allocation.....        (588)           --              --                --             (588)
Amortization......................      (7,201)      (16,768)        (24,548)(F)        28,922(L)       (19,595)
                                     ---------      --------        --------          --------        ---------
Income from service company
  business........................      (1,343)       19,947         (24,548)            3,754           (2,190)
Minority interest in service
  company business................         (10)           --              --                --              (10)
                                     ---------      --------        --------          --------        ---------
AIMCO's share of income from
  service company business........      (1,353)       19,947         (24,548)            3,754           (2,200)
                                     ---------      --------        --------          --------        ---------
General and administrative
  expenses........................      (6,421)      (21,199)             --             6,392(K)       (21,228)
Interest expense..................     (85,552)       (9,035)        (17,737)(G)         3,725(K)      (108,599)(O)
Interest income...................      10,576        10,967              --                --           21,543
Minority interest in other
  partnerships....................       1,657       (12,871)          1,170(H)             --          (10,044)(P)
Equity in income (losses) of
  unconsolidated partnerships.....     (10,057)       12,515         (25,357)(I)            --          (22,899)
Equity in earnings of
  Unconsolidated Subsidiaries.....      10,426            --              --            (8,082)(M)        2,344(R)
                                     ---------      --------        --------          --------        ---------
Income (loss) from operations.....      51,818         2,963         (67,793)            5,789           (7,223)
Income tax provision..............          --         1,701          (1,701)(J)            --               --
Gain on sale of property..........          --            80             (80)               --               --
                                     ---------      --------        --------          --------        ---------
Income (loss) before minority
  interest in AIMCO Operating
  Partnership.....................      51,818         4,744         (69,574)            5,789           (7,223)
Minority interest in AIMCO
  Operating Partnership...........      (2,600)(N)        --           6,314(N)             --            3,714(O)
                                     ---------      --------        --------          --------        ---------
Net income (loss).................      49,218         4,744         (63,260)            5,789           (3,509)(O)
Income (loss) allocable to
  preferred stockholders..........      29,424            --              --                --           29,424(Q)
                                     ---------      --------        --------          --------        ---------
Income (loss) allocable to common
  stockholders....................   $  19,794      $  4,744        $(63,260)         $  5,789        $ (32,933)(O)
                                     =========      ========        ========          ========        =========
Basic earnings (loss) per common
  share...........................   $    0.42                                                        $   (0.61)(O)
                                     =========                                                        =========
Diluted earnings per common
  share...........................   $    0.42                                                        $   (0.61)(O)
                                     =========                                                        =========
Weighted average shares
  outstanding.....................      46,685                                                           54,377
                                     =========                                                        =========
Weighted average shares and
  equivalents outstanding.........      47,066                                                           55,221
                                     =========                                                        =========

---------------

(A) Represents AIMCO's pro forma consolidated statement of operations for the year ended December 31, 1997, which gives effect to (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings; (iii) the 1997 Dispositions;
     (iv) the 1998 Stock Offerings; (v) the 1998 Acquisitions; (vi) the 1998 Disposition; (vii) the NHP Real Estate Companies Purchase; (viii) the NHP Merger; (ix) the NHP Reorganization; and (x) the Ambassador Merger, as if these transactions had occurred on January 1, 1997. See "Pro Forma Financial Information of AIMCO (Pre-Merger)."

(B) Represents adjustments to reflect the Merger, the IPT-AMIT Merger, and the Distribution, as if these transactions had occurred on January 1, 1997. These adjustments are detailed, as follows:

                                                               INSIGNIA       IPT-AMIT        HOLDINGS          INSIGNIA
                                                             HISTORICAL(I)   MERGER(II)   DISTRIBUTION(III)    AS ADJUSTED
                                                             -------------   ----------   -----------------    -----------
Rental and other property revenues.........................    $   6,646       $   266        $      --         $  6,912
Property operating expenses................................       (3,251)          (56)              --           (3,307)
Owned property management expense..........................           --            --               --               --
Depreciation...............................................         (966)           --               --             (966)
                                                               ---------       -------        ---------         --------
Income from property operations............................        2,429           210               --            2,639
                                                               ---------       -------        ---------         --------
Management fees and other income...........................      389,626            --         (295,296)          94,330
Management and other expenses..............................     (315,653)           --          258,038          (57,615)
Corporate overhead allocation..............................           --            --               --               --
Amortization...............................................      (31,709)         (303)          15,244          (16,768)
                                                               ---------       -------        ---------         --------
Income from service company business.......................       42,264          (303)         (22,014)          19,947
Minority interest in service company business..............           --            --               --               --
                                                               ---------       -------        ---------         --------
AIMCO's share of income from service company business......       42,264          (303)         (22,014)          19,947
                                                               ---------       -------        ---------         --------
General and administrative expenses........................      (20,435)       (1,351)             587          (21,199)
Interest expense...........................................       (9,353)           --              318           (9,035)
Interest income............................................        4,571         6,853             (457)          10,967
Minority interest in other partnerships....................      (12,448)         (382)             (41)         (12,871)
Equity in income (losses) of unconsolidated partnership....       10,027         2,639             (151)          12,515
Equity in earnings of Unconsolidated
  Subsidiary...............................................           --            --               --               --
                                                               ---------       -------        ---------         --------
Income (loss) from operations..............................       17,055         7,666          (21,758)           2,963
Income tax provision.......................................       (6,822)         (180)           8,703            1,701
Gain on sale of property...................................           --            80               --               80
                                                               ---------       -------        ---------         --------
Income (loss) before minority interest in Operating
  Partnership..............................................       10,233         7,566          (13,055)           4,744
Minority interest in Operating Partnership.................           --            --               --               --
                                                               ---------       -------        ---------         --------
Net income (loss)..........................................       10,233         7,566          (13,055)           4,744
Income (loss) allocable to preferred stockholders..........           --            --               --               --
                                                               ---------       -------        ---------         --------
Income (loss)allocable to common stockholders..............    $  10,233       $ 7,566        $ (13,055)        $  4,744
                                                               =========       =======        =========         ========

---------------

(i) Represents the audited consolidated results of operations of Insignia for the year ended December 31, 1997, as reported in Insignia's Annual Report on Form 10-K. Certain reclassifications have been made to Insignia's historical statement of operations to conform to AIMCO's statement of operations presentation.

(ii) Represents the historical statement of operations of AMIT, as well as pro forma adjustments related to the IPT-AMIT Merger. The IPT-AMIT Merger is expected to close prior to the Merger.

(iii)Represents the distribution of two shares of Holdings Common Stock for each three shares of Insignia Common Stock to holders of Insignia Common Stock.

(C)  Represents the following adjustments occurring as a result of the Merger:
     (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships;
     (ii) the amortization of goodwill and property management contracts resulting from the Merger; (iii) the increase in interest expense resulting from the net increase in debt; (iv) the elimination of the income tax provision; and (v) the elimination of the minority interest associated with IPT.

(D) Represents adjustments related to the Insignia Reorganization, whereby, following the Merger, AIMCO will contribute to the Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily management contracts and related working capital assets and liabilities related to Insignia's third-party management operations. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by Insignia, with additional amortization recorded related to AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(E) Represents incremental depreciation related to the consolidated real estate assets purchased in connection with the Merger, based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(F) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management business of Insignia, based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia, including amortization of property management contracts of $37,350, amortization of goodwill of $544 and depreciation of furniture, fixtures, and equipment of $3,119, less Insignia's historical depreciation and amortization of $16,465. Property management contracts are amortized using the straight-line method over a period of three years. Furniture, fixtures, and equipment are depreciated using the straight-line method over a period of three years. Goodwill is amortized using the straight-line method over 20 years. The allocation of the purchase price of Insignia is preliminary; therefore the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized.

(G) Represents the increase in interest expense of $3,725 related to borrowings to pay the Special Dividend of $50 million to holders of the AIMCO Class E Preferred Stock; $11,324 related to borrowings of $152 million to consummate the IPT Merger; and (iii) $2,688 related to borrowings of $36,109 for the additional liabilities of Insignia assumed by AIMCO. The interest rate used in the calculation of interest expense was LIBOR plus 1.75%

(H) Represents elimination of minority interest in IPT resulting from the IPT Merger.

(I) Represents amortization related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of Insignia, based on an estimated average life of 20 years, and based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(J)  Represents the reversal of Insignia's income tax provision.

(K) Represents the historical income and expenses associated with certain assets and liabilities of Insignia that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia.

(L) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia, based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(M)  Represents AIMCO's equity in earnings of the Unconsolidated Subsidiaries.

(N) Represents adjustments to Minority Interest in Operating Partnership assuming the Merger had occurred as of January 1, 1997. On a pro forma basis, without giving effect to the Merger, as of December 31, 1997, the minority interest percentage is approximately 11.6%. On a pro forma basis, giving effect to the Insignia Merger, as of December 31, 1997, the minority interest percentage is approximately 10.1%.

(O) The following table presents the net impact to pro forma net loss applicable to holders of AIMCO Common Stock and net loss per share of AIMCO Common Stock assuming the interest rate per annum increases by 0.25%:

Increase in interest expense..............................  $  1,098
                                                            ========
Loss before minority interest in AIMCO Operating
  Partnership.............................................  $ (8,321)
Minority interest in AIMCO Operating Partnership..........     3,825
                                                            --------
Net loss..................................................  $ (4,496)
                                                            ========
Net loss attributable to common stockholders..............  $(33,920)
                                                            ========
Basic loss per share......................................  $  (0.62)
                                                            ========
Diluted loss per share....................................  $  (0.62)
                                                            ========

(P) This amount includes distributions of $10,003 related to be Convertible Debentures. The holders of the Convertible Debentures have the right to convert each debenture into 1.8868 shares of Insignia Common Stock. In the event that all of the holders of the $149,500 principal amount of Convertible Debentures converted to Insignia Common Stock prior to the Merger, the total number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock issued in the Merger would be approximately equal to $452,500 ($303,000 for outstanding Insignia Common Stock and $149,500 for the conversion of the debentures) divided by the AIMCO Index Price. If the conversion were to occur, the net loss attributable to common stockholders would decrease to $(24,109) and the net loss per share would decrease to $(0.41).

(Q) Represents the net income attributable to holders of the AIMCO Class B Preferred Stock, the AIMCO Class C Preferred Stock, the AIMCO Class D Preferred Stock and the AIMCO Class G Preferred Stock as if these stock offerings had occurred as of January 1, 1997. In the event the AIMCO stockholders do not approve the Merger, AIMCO will issue a number of shares of AIMCO Class F Preferred Stock approximately equal to $100 million divided by the AIMCO Index Price. The holders of the AIMCO Class F Preferred Stock will be entitled to receive the greater of (i) the same dividends as holders of AIMCO Common Stock and (ii) preferred cash dividends of 10% of the liquidation value of the AIMCO Class F Preferred Stock, with the preferred dividend rate escalating by 1% each year until a 15% dividend rate is achieved. If the AIMCO Class F Preferred Stock is issued, dividends attributable to the holders of the AIMCO Class F Preferred Stock will be $10,000 for 1997, the net loss attributable to common stockholders will increase to $(41,920) and the net loss per common share will increase to $(0.81).

(R) Represents AIMCO's equity in losses in the Unconsolidated Subsidiaries of $(2,406), offset by the elimination of intercompany interest expense of $4,750. The combined Pro Forma Statement of Operations of the Unconsolidated Subsidiaries for the year ended December 31, 1997 is presented below, which represents the effects of the NHP Merger, the NHP Reorganization, the Ambassador Merger, the Merger, the IPT Merger and the Insignia Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PRE-MERGER           INSIGNIA            AIMCO
                                                    PRO FORMA(I)     REORGANIZATION(II)     PRO FORMA
                                                    ------------     ------------------     ---------
Rental and other property revenues................    $ 12,565            $     --          $ 12,565
Property operating expenses.......................      (6,886)                 --            (6,886)
Owned property management expense.................        (625)                 --              (625)
Depreciation......................................      (1,805)                 --            (1,805)
                                                      --------            --------          --------
Income from property operations...................       3,249                  --             3,249
                                                      --------            --------          --------
Management fees and other income..................      65,768              74,404(iii)      140,172
Management and other expenses.....................     (32,136)            (49,236)(iii)     (81,372)
Amortization......................................      (7,743)            (28,922)(iv)      (36,665)
                                                      --------            --------          --------
Income from service company business..............      25,889              (3,754)           22,135
                                                      --------            --------          --------
General and administrative expenses...............      (6,573)             (6,392)(iii)     (12,965)
Interest expense..................................     (11,907)             (3,725)(iii)     (15,632)
Interest income...................................         853                  --               853
Minority interest in other partnerships...........        (621)                 --              (621)
                                                      --------            --------          --------
Income (loss) from operations.....................      10,890             (13,871)           (2,981)
Income tax provision..............................      (4,915)              5,364(v)            449
                                                      --------            --------          --------
Net income (loss).................................    $  5,975            $ (8,507)         $ (2,532)
                                                      ========            ========          ========
Income (loss) allocable to preferred
  stockholders....................................    $  5,676            $ (8,082)         $ (2,406)
                                                      ========            ========          ========
Income (loss) allocable to common stockholders....    $    299            $   (425)         $   (126)
                                                      ========            ========          ========

---------------

(i) Represents the Unconsolidated Subsidiaries pro forma consolidated results of operations after giving effect to the Ambassador Merger. See "Pro Forma Financial Information of AIMCO (Pre-Merger)."

(ii) Represents adjustments related to the Insignia Reorganization, whereby, following the Merger, AIMCO will contribute to the Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily related to the management operations owned by Insignia. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by Insignia, with additional amortization recorded related to AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(iii)Represents the historical income and expenses associated with certain assets and liabilities of Insignia that were contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia.

(iv) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia, based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(v) Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill, which is not deductible for tax purposes.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)
                      FOR THE QUARTER ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            INSIGNIA           INSIGNIA
                                          PRE-MERGER       INSIGNIA          MERGER         REORGANIZATION        AIMCO
                                         PRO FORMA(A)   AS ADJUSTED(B)   ADJUSTMENTS(C)     ADJUSTMENTS(D)      PRO FORMA
                                         ------------   --------------   --------------    -----------------    ---------
Rental and other property revenues.....    $ 99,084        $  1,858         $     --           $     --         $ 100,942
Property operating expenses............     (37,005)           (890)              --                 --           (37,895)
Owned property management expense......      (2,225)             --               --                 --            (2,225)
Depreciation...........................     (20,729)           (271)            (378)(E)             --           (21,378)
                                           --------        --------         --------           --------         ---------
Income from property operations........      39,125             697             (378)                --            39,444
                                           --------        --------         --------           --------         ---------
Management fees and other income.......       4,821          24,826               --            (19,845)(L)         9,802
Management and other expenses..........      (1,961)        (15,888)              --              9,257(L)         (8,592)
Corporate overhead allocation..........        (147)             --               --                                 (147)
Amortization...........................      (1,720)         (4,846)          (5,428)(F)          7,231(M)         (4,763)
                                           --------        --------         --------           --------         ---------
Income from service company business...         993           4,092           (5,428)            (3,357)           (3,700)
Minority interest in service company
  business.............................          (1)             --               --                 --                (1)
                                           --------        --------         --------           --------         ---------
AIMCO's share of income from service
  company business.....................         992           4,092           (5,428)            (3,357)           (3,701)
                                           --------        --------         --------           --------         ---------
General and administrative expenses....      (1,974)         (3,134)           2,036(G)             690(L)         (2,382)
Interest expense.......................     (20,937)         (4,096)          (4,435)(H)            931(L)        (28,537)(P)
Interest income........................       6,076           2,033               --                                8,109
Minority interest in other
  partnerships.........................        (635)         (3,808)             804(I)                            (3,639)
Equity in losses of unconsolidated
  partnerships.........................        (683)          3,669           (5,125)(J)                           (2,139)(Q)
Equity in earnings of Unconsolidated
  Subsidiaries.........................       4,068              --               --                780(N)          4,848(S)
                                           --------        --------         --------           --------         ---------
Income (loss) from operations..........      26,032            (547)         (12,526)              (956)           12,003
Income tax provision...................          --             688             (688)(K)                               --
Income (loss) before minority interest
  in AIMCO Operating Partnership.......      26,032             141          (13,214)              (956)           12,003
Minority interest in AIMCO Operating
  Partnership..........................      (2,092)(O)          --            1,632(O)                              (460)(P)
                                           --------        --------         --------           --------         ---------
Net income (loss)......................      23,940             141          (11,582)              (956)           11,543(P)
Income (loss) attributable to preferred
  stockholders.........................       7,287              --               --                                7,287(R)
                                           --------        --------         --------           --------         ---------
Income (loss) attributable to common
  stockholders.........................    $ 16,653        $    141         $(11,582)          $   (956)        $   4,256(P)
                                           ========        ========         ========           ========         =========
Basic earnings per share...............    $   0.35                                                             $    0.08(P)
                                           ========                                                             =========
Diluted earnings per share.............    $   0.35                                                             $    0.08(P)
                                           ========                                                             =========
Weighted average shares outstanding....      47,675                                                                55,367
                                           ========                                                             =========
Weighted average shares and equivalents
  outstanding..........................      47,773                                                                55,928
                                           ========                                                             =========

---------------

(A) Represents AIMCO's pro forma consolidated statement of operations for the three months ended March 31, 1998, which gives effect to (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; (iii) the 1998 Disposition; and (iv) the Ambassador Merger, as if these transactions had occurred on January 1, 1997. See "Pro Forma Financial Information of AIMCO (Pre-Merger)."

(B) Represents adjustments to reflect the Merger, the IPT-AMIT Merger, and the Distribution, as if these transactions had occurred on January 1, 1997. These adjustments are detailed, as follows:

                                                  INSIGNIA       IPT-AMIT        HOLDINGS         INSIGNIA
                                                HISTORICAL(I)   MERGER(II)   DISTRIBUTION(III)   AS ADJUSTED
                                                -------------   ----------   -----------------   -----------
Rental and other property revenues............    $   1,771        $ 87          $      --        $  1,858
Property operating expenses...................         (890)         --                 --            (890)
Owned property management expense.............           --          --                 --              --
Depreciation..................................         (271)         --                 --            (271)
                                                  ---------        ----          ---------        --------
Income from property operations...............          610          87                 --             697
                                                  ---------        ----          ---------        --------
Management fees and other income..............      127,345          --           (102,519)         24,826
Management and other expenses.................     (106,846)         --             90,958         (15,888)
Corporate overhead allocation.................           --          --                 --              --
Amortization..................................      (10,010)        (20)             5,184          (4,846)
                                                  ---------        ----          ---------        --------
Income from service company business..........       10,489         (20)            (6,377)          4,092
Minority interest in service company
  business....................................           --          --                 --              --
                                                  ---------        ----          ---------        --------
AIMCO's share of income from service company
  business....................................       10,489         (20)            (6,377)          4,092
                                                  ---------        ----          ---------        --------
General and administrative expenses...........       (3,896)        (56)               818          (3,134)
Interest expense..............................       (4,478)         --                382          (4,096)
Interest income...............................        1,342         973               (282)          2,033
Minority interest in other partnerships.......       (3,774)         --                (34)         (3,808)
Equity in losses of unconsolidated
  partnerships................................        3,193                            476           3,669
                                                  ---------        ----          ---------        --------
Income (loss) from operations.................        3,486         984             (5,017)           (547)
Income tax provision..........................       (1,569)         --              2,257             688
                                                  ---------        ----          ---------        --------
Income (loss) before minority interest in
  Operating Partnership.......................        1,917         984             (2,760)            141
Minority interest in Operating Partnership....           --          --                 --              --
                                                  ---------        ----          ---------        --------
Net income (loss).............................        1,917         984             (2,760)            141
Income (loss) attributable to preferred
  stockholders................................           --          --                 --              --
                                                  ---------        ----          ---------        --------
Income (loss) attributable to common
  stockholders................................    $   1,917        $984          $  (2,760)       $    141
                                                  =========        ====          =========        ========

---------------

(i) Represents the unaudited consolidated results of operations of Insignia for the three months ended March 31, 1998, as reported in Insignia's Quarterly Report on Form 10-Q. Certain reclassifications have been made to Insignia's historical statement of operations to conform to AIMCO's statement of operations presentation.

(ii) Represents the historical statement of operations of AMIT, as well as pro forma adjustments related to the IPT-AMIT Merger. The IPT-AMIT Merger is expected to close prior to the Merger.

(iii)Represents the distribution of two shares of Holdings Common Stock for each three shares of Insignia Common Stock to holders of Insignia Common Stock.

(C)  Represents the following adjustments occurring as a result of the Merger:
     (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships;
     (ii) the amortization of goodwill and property management contracts resulting from the Merger; (iii) the increase in interest expense resulting from the net increase in debt; (iv) the elimination of the income tax provision; and (v) the elimination of the minority interest associated with IPT.

(D) Represents adjustments related to the Insignia Reorganization, whereby, following the Merger, AIMCO will contribute to the combined Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily management contracts and related working capital assets and liabilities related to Insignia's third-party management operations. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by Insignia, with additional amortization recorded related to AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(E) Represents incremental depreciation related to the consolidated real estate assets purchased in connection with the Merger, based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(F) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management business of Insignia, based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia, including amortization of property management contracts of $9,337, amortization of goodwill of $137 and depreciation of furniture, fixtures, and equipment of $780, less Insignia's historical depreciation and amortization of $4,826. Property management contracts are amortized using the straight-line method over a period of three years. Furniture, fixtures, and equipment are depreciated using the straight-line method over a period of three years. Goodwill is amortized using the straight-line method over 20 years. The allocation of the purchase price of Insignia is preliminary; therefore the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized.

(G) Represents the elimination of merger related expenses recorded by Insignia during the three months ended March 31, 1998. In connection with the Merger, certain Insignia executives will receive one-time lump-sum payments in connection with the termination of their employment and option agreements. The total of these lump sum payments is estimated to be approximately $50,000.

(H) Represents the increase in interest expense of $931 related to borrowings to pay the Special Dividend to holders of the AIMCO Class E Preferred Stock; $2,831 related to borrowings of $152 million to consummate the IPT Merger; and (iii) $673 related to borrowings of $36,109 for the additional liabilities of Insignia assumed by AIMCO. The interest rate used in the calculation of interest expense was LIBOR plus 1.75%

(I) Represents elimination of minority interest in IPT resulting from the IPT Merger.

(J) Represents amortization related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of Insignia, based on an estimated average life of 20 years, and based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(K)  Represents the reversal of Insignia's income tax provision.

(L) Represents the historical income and expenses associated with certain assets and liabilities of Insignia that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia.

(M) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia, based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(N)  Represents AIMCO's equity in earnings of the Unconsolidated Subsidiaries.

(O) Represents adjustments to Minority Interest in AIMCO Operating Partnership assuming the Merger had occurred as of January 1, 1997. On a pro forma basis, without giving effect to the Merger, as of March 31, 1998, the minority interest percentage is approximately 11.2%. On a pro forma basis, giving effect to the Merger, as of March 31, 1998, the minority interest percentage is approximately 9.8%.

(P) The following table presents the net impact to pro forma net income applicable to holders of AIMCO Common Stock and net income per share of AIMCO Common Stock assuming the interest rate per annum increases by 0.25%:

Increase in interest expense...............................  $   271
                                                             =======
Income before minority interest in AIMCO Operating
  Partnership..............................................  $11,732
Minority interest in AIMCO Operating Partnership...........     (434)
                                                             -------
Net income.................................................  $11,298
                                                             =======
Net income attributable to common stockholders.............  $ 4,011
                                                             =======
Basic income per share.....................................  $  0.07
                                                             =======
Diluted income per share...................................  $  0.07
                                                             =======

(Q) This amount includes distributions of $2,510 related to the Convertible Debentures. The holders of the Convertible Debentures have the right to convert each debenture into 1.8868 shares of Insignia Common Stock. In the event that all of the holders of $149,500 principal amount of Convertible Debentures converted to Insignia Common Stock prior to the Merger the total number of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock issued in the Merger would be approximately equal to $452,500 ($303,000 for outstanding Insignia Common Stock and $149,500 for the conversion of the debentures) divided by the AIMCO Index Price. If this conversion were to occur, the net income attributable to common stockholders would increase to $6,563 and the net income per common share would increase to $0.11.

(R) Represents the net income attributable to holders of the AIMCO Class B Preferred Stock, the AIMCO Class C Preferred Stock, the AIMCO Class D Preferred Stock and the AIMCO Class G Preferred Stock as if these stock offerings had occurred as of January 1, 1997. In the event the AIMCO stockholders do not approve the Merger, AIMCO will issue a number of shares of AIMCO Class F Preferred Stock approximately equal to $100 million divided by the AIMCO Index Price. The holders of the AIMCO Class F Preferred Stock will be entitled to receive the greater of (i) the same dividends as holders of AIMCO Common Stock and (ii) preferred cash dividends of 10% of the liquidation value of the AIMCO Class F Preferred Stock, with the preferred dividend rate escalating by 1% each year until a 15% dividend rate is achieved. If the AIMCO Class F Preferred Stock is issued, dividends attributable to the holders of the AIMCO Class F Preferred Stock will be $2,750 for the three months ended March 31, 1998, the net income attributable to common stockholders will decrease to $1,774 and the net income per common share will decrease to $0.03.

(S) Represents AIMCO's equity in earnings in the Unconsolidated Subsidiaries of $4,848. The combined Pro Forma Statement of Operations of the Unconsolidated Subsidiaries for the three months ended March 31, 1998 is presented below, which represents the effects of the Ambassador Merger, the Insignia Merger, the IPT Merger and the Insignia Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                 (IN THOUSANDS)

                                                         PRE-MERGER         INSIGNIA          AIMCO
                                                        PRO FORMA(I)   REORGANIZATION(II)   PRO FORMA
                                                        ------------   ------------------   ---------
Rental and other property revenues....................    $  3,353          $    --         $  3,353
Property operating expenses...........................      (1,771)              --           (1,771)
Owned property management expense ....................        (115)              --             (115)
Depreciation expense..................................        (295)              --             (295)
                                                          --------          -------         --------
Income from property operations.......................       1,172               --            1,172
                                                          --------          -------         --------
Management fees and other income......................      21,837           19,845 (iii      41,682
Management and other expenses.........................     (12,335)          (9,257)(iii)    (21,592)
Amortization..........................................        (695)          (7,231)(iv)      (7,926)
                                                          --------          -------         --------
Income from service company...........................       8,807            3,357           12,164
                                                          --------          -------         --------
General and administrative expense....................          --             (690)(iii)       (690)
Interest expense......................................      (1,649)            (931)(iii)     (2,580)
Interest income.......................................         272               --              272
Minority interest in other partnerships...............      (1,275)              --           (1,275)
                                                          --------          -------         --------
Income from operations................................       7,327            1,736            9,063
Income tax provision..................................      (3,045)            (915)(v)       (3,960)
                                                          --------          -------         --------
Net income............................................    $  4,282          $   821         $  5,103
                                                          ========          =======         ========
Income attributable to preferred stockholders.........    $  4,068          $   780         $  4,848
                                                          ========          =======         ========
Income attributable to common stockholders............    $    214          $    41         $    255
                                                          ========          =======         ========

---------------

(i) Represents the Unconsolidated Subsidiaries pro forma consolidated results of operations after giving effect to the Ambassador Merger. See "Pro Forma Financial Information of AIMCO (Pre-Merger)."

(ii) Represents adjustments related to the Insignia Reorganization, whereby, following the Merger, AIMCO will contribute to the combined Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily related to the management operations owned by Insignia. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by Insignia, with additional amortization recorded related to AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(iii)Represents the historical income and expenses associated with certain assets and liabilities of Insignia that were contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia.

(iv) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia, based on AIMCO's new basis resulting from the allocation of the purchase price of Insignia.

(v) Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill, which is not deductible for tax purposes.

                            CAPITALIZATION OF AIMCO

     The following table sets forth the capitalization of AIMCO at March 31, 1998: (i) on a historical basis; and (ii) on a pro forma basis to reflect the Merger and Post-Merger Insignia Restructuring, applying the assumptions described above with respect to the Pro Forma Financial Information of AIMCO (Merger). The information set forth in the following table should be read in connection with the financial statements and notes thereto incorporated by reference and the pro forma financial information and notes thereto included herein. See "Pro Forma Financial Information of AIMCO (Merger)."

                                                              HISTORICAL    PRO FORMA(1)
                                                              ----------    ------------
                                                                (DOLLARS IN THOUSANDS)
Unsecured credit facility...................................  $    4,000     $   27,013
Secured short-term financing................................      36,900        370,149
Long-term debt:
  Secured tax-exempt bond financing.........................      73,560        391,957
  Secured notes payable.....................................     697,036        764,850
Minority interests in other partnerships....................      36,128         43,768
Minority interests in Operating Partnership.................     124,952        126,423
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................          --        149,500
Class A Common Stock, $.01 par value, 502,377,500
  authorized, 41,144,945 issued and outstanding on a
  historical basis, and 55,415,803 issued and outstanding on
  a pro forma basis(3)......................................         411            554
Class B Common Stock, $.01 par value, 262,500 authorized,
  162,500 issued and outstanding(4).........................           2              2
Class B Cumulative Convertible Preferred Stock, $.01 par
  value, 750,000 authorized, issued and outstanding(2)......      75,000         75,000
Class C Cumulative Preferred Stock, $.01 par value,
  2,760,000 authorized, 2,400,000 issued and outstanding....      60,000         60,000
Class D Cumulative Preferred Stock, $.01 par value,
  4,600,000 authorized, 4,200,000 issued and outstanding....     105,000        105,000
Class G Cumulative Preferred Stock, $.01 par value,
  4,050,000 authorized, none issued on a historical basis,
  4,050,000 issued and outstanding on a pro forma basis.....          --        101,250
Additional paid-in capital..................................     992,001      1,543,225
Notes due on common stock purchases.........................     (41,608)       (41,608)
Distributions in excess of earnings.........................     (33,900)       (33,900)
Accumulated other comprehensive losses......................      (1,843)          (137)
                                                              ----------     ----------
Total stockholders' equity..................................   1,155,063      1,809,386
                                                              ----------     ----------
          Total Capitalization..............................  $2,127,639     $3,683,046
                                                              ==========     ==========

---------------

(1) The pro forma capitalization information is presented as if the transactions detailed above occurred on March 31, 1998.

(2) Convertible into 3.28407 shares of AIMCO Common Stock per share, or a total of 2,463,053 shares at the option of the holder on or after August 4, 1998, subject to certain antidilution adjustments.

(3) Excludes (i) 5,362,879 shares of AIMCO Common Stock which may be issued in exchange for 5,362,879 AIMCO OP Units which may be tendered for redemption;
    (ii) 162,500 shares of AIMCO Common Stock issuable upon conversion of shares of AIMCO Class B Common Stock; (iii) 1,184,080 shares of AIMCO Common Stock issuable upon exercise of outstanding options and warrants; and (iv) 2,463,053 shares of AIMCO Common Stock which may be issued upon conversion of 750,000 shares of AIMCO Class B Preferred Stock.

(4) Convertible into 162,500 shares of AIMCO Common Stock if certain performance standards are achieved, including 8.5% annual increases in both AIMCO's FFO per share and the market price of AIMCO Common Stock. See "Description of AIMCO's Capital Stock -- AIMCO Class B Common Stock."

                               BUSINESS OF AIMCO

     AIMCO is one of the largest owners and managers of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1998, with 193,057 apartment units owned or under management as of December 31, 1997. As of March 31, 1998, AIMCO owned or controlled a total of 41,886 units in 153 apartment properties, had an equity interest in non-consolidated partnerships that owned 75,109 units in 480 apartment properties and managed 67,665 units in 356 apartment communities for third parties and affiliates. In addition to the Managed Properties, the Company manages all of the Owned Properties and a majority of the Equity Properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico. AIMCO has elected to be taxed as a REIT for Federal income tax purposes. AIMCO conducts substantially all of its operations through the AIMCO Operating Partnership and its subsidiaries. As of March 31, 1998, AIMCO held approximately an 88% interest in the AIMCO Operating Partnership. Certain terms used herein are defined below in "-- Accounting Policies and Definitions."

OPERATING AND FINANCIAL STRATEGIES

     AIMCO uses the following operating and financing strategies to attempt to meet its objective of providing long-term, predictable FFO per share:

     - Acquisition of Properties at Less Than Replacement Cost. AIMCO attempts to acquire properties at a significant discount to their replacement cost, which AIMCO believes will provide it with a competitive cost advantage in comparison to newly constructed properties.

     - Geographic Diversification. AIMCO operates in 42 states, the District of Columbia and Puerto Rico. This geographic diversification insulates AIMCO, to some degree, from inevitable downturns in any one market. Among Owned Properties and Equity Properties, Houston, Texas, AIMCO's largest single regional market, and Dallas, Texas, AIMCO's second largest regional market, accounted for approximately 13.9% and 8.0%, respectively, of the properties in which AIMCO has an ownership interest, on a pro rata basis.

     - Market Growth. AIMCO seeks to operate in markets where population and employment growth are expected to exceed the national average and where it believes it can become a regionally significant owner or manager of properties. The average annual population and employment growth rates from 1990 to 1995 in AIMCO's five largest regional markets were 2.3% and 2.6%, respectively, compared to national averages of 1.1% and 1.7%, respectively. For the 1996 to 1999 period, average annual population and employment growth rates in AIMCO's five largest regional markets are forecasted to be 2.2% and 3.6%, respectively, compared with projected national averages of 0.9% and 2.0%, respectively.

     - Product Diversification. AIMCO's portfolio of apartment properties also span a range of apartment community types, both within and among markets. AIMCO's properties are located in both urban and suburban areas and range from garden apartments to high rises and from luxury townhomes to affordable properties.

     - Capital Replacement. AIMCO believes that the physical condition and amenities of its apartment communities are important factors in its ability to maintain and increase rental rates. AIMCO also believes that a program of regular maintenance of the quality of its apartments, rather than episodic renovation, contributes to the reliability of earnings per share. AIMCO presently allocates approximately $300 annually per owned apartment unit for Capital Replacements and reserves unexpended amounts for future Capital Replacements. From time to time, AIMCO reevaluates its Capital Replacement requirements and updates the amount of its budgeted Capital Replacements per owned apartment unit accordingly. For the three months ended March 31, 1998, AIMCO charged approximately $2.9 million for Capital Replacements to its reserve, of which approximately $2.8 million was spent, and had aggregate cumulative unexpended Capital Replacement reserves of approximately $2.4 million at March 31, 1998.

     - Debt Financing. AIMCO's strategy is generally to incur debt to increase its return on equity while maintaining acceptable interest coverage ratios. AIMCO seeks to match debt maturities to the character of the assets financed. Accordingly, AIMCO uses predominantly long-term, fixed-rate and self-amortizing debt in order to avoid the refunding or repricing risks of short-term borrowings. AIMCO also uses short-term debt financing to fund acquisitions and generally expects to refinance such borrowings with proceeds from equity offerings or long-term debt financings. As of March 31, 1998, approximately 5% of AIMCO's outstanding debt was short-term debt and 95% was long-term debt.

     - Dispositions. From time to time, AIMCO sells properties that do not meet its return on investment criteria or that are located in areas where AIMCO does not believe that the long-term real estate values justify the continued investment in the properties. Three properties in Houston and one property in each of Dallas and Phoenix were sold in October 1997. AIMCO recognized a net gain of approximately $2.8 million on the sales.

     - Dividend Policy. AIMCO pays dividends to share its profitability with AIMCO's stockholders. For the years ended December 31, 1997, 1996 and 1995, AIMCO distributed 66.5%, 72.3% and 75.1% of FFO to its stockholders. Amounts not distributed are available for reinvestment, stock repurchases, amortization of debt and provide a margin to insulate annual dividends from fluctuations in AIMCO's business. AIMCO's dividend for 1997 was $1.85 per share. It is the present policy of AIMCO to increase the dividend annually in an amount equal to one-half the rate of the projected increase in FFO, adjusted for Capital Replacements. In January 1998, AIMCO increased its dividend to $0.5625 per share per quarter, commencing with the February 13, 1998 dividend payment which is equivalent to an annualized dividend of $2.25 per share of AIMCO Common Stock. The minimum annual distribution requirement for REITs, which require the distribution of approximately 95% of "REIT taxable income" (see "Federal Income Tax Consequences Related to an Investment in AIMCO"), may result in dividends increasing at a greater rate in the future.

GROWTH STRATEGIES

     AIMCO seeks growth through two primary sources -- acquisition and internal expansion.

     Acquisition Strategies. AIMCO believes its acquisition strategies will increase profitability and predictability of earnings by increasing its geographic diversification, economies of scale and opportunities to provide traditional ancillary services to tenants at the AIMCO Properties. Since its initial public offering in July 1994 (the "AIMCO IPO"), AIMCO has completed 31 acquisition transactions involving a total of 112 properties for an aggregate purchase price of approximately $1,072 million, including the assumption and incurrence of $591 million of indebtedness, through March 31, 1998.

     AIMCO believes that its demonstrated ability to evaluate and complete acquisitions, its property management record and its economies of scale, to the extent that AIMCO can operate a property more efficiently than the existing owner or some competing purchasers, all provide credibility and advantage in negotiating acquisitions. In addition, the ability to issue AIMCO OP Units to sellers of properties may provide tax deferral opportunities to sellers and could give AIMCO an advantage over competing buyers that cannot offer such tax deferral opportunities. AIMCO acquires additional properties primarily in three ways:

     - Direct Acquisitions. AIMCO may directly acquire individual properties or portfolios and controlling interests in entities that own or control such properties or portfolios. During the year ended December 31, 1997 and for the three months ended March 31, 1998, AIMCO has directly acquired 44 and 7 apartment properties, respectively, for a total consideration of $467.4 million and $75.6 million, respectively, consisting of $191.0 million and $6.7 million in cash, respectively, approximately 1.9 million and 0.7 million AIMCO OP Units, respectively, and the assumption or incurrence of $220.4 million and $47.0 million of indebtedness, respectively. See
      "-- Recent Acquisitions."

     - Acquisition of Managed Properties. AIMCO believes that its property management operations support its acquisition activities. Its relationships with owners of the Managed Properties may provide it with a means of learning of acquisition opportunities at an early stage of the sale process. In addition, its familiarity with the property and its ability to quickly evaluate the property give it an advantage in pursuing and completing any such acquisition in a timely fashion. Since the AIMCO IPO, AIMCO has acquired 12 properties comprising 3,530 units from its managed portfolio for $129.0 million.

     - Increasing its Interest in Partnerships. For properties where AIMCO owns a general partnership interest in the property-owning partnership, AIMCO may seek to acquire, subject to its fiduciary duties, the outstanding limited partnership interests for cash or, in some cases, in exchange for AIMCO OP Units.

     - In November 1996, AIMCO acquired the English Partnerships, which owned 22 apartment properties. AIMCO subsequently purchased pursuant to tender offers to acquire all of the outstanding limited partnership interests of 25 of the English Partnerships, approximately 46%, in the aggregate, of the outstanding limited partnership interests in such partnerships for $15.0 million in cash and approximately 71,500 AIMCO OP Units valued at $1.7 million.

     - As of December 31, 1997, AIMCO has also commenced tender offers to acquire all of the outstanding limited partnership interests in 26 partnerships owning 25 properties for an aggregate amount of approximately $79.0 million. Through September 30, 1997, pursuant to such tender offers, AIMCO has purchased approximately 20.2%, in the aggregate, of the outstanding limited partnership interests for $16.0 million in cash. In addition, as of September 30, 1997, AIMCO has received tenders representing approximately an additional 18.8%, in the aggregate, of the outstanding limited partnership interests.

  Internal Growth Strategies. AIMCO pursues internal growth through the following strategies:

     - Revenue Increases. AIMCO increases rents where feasible and seeks to improve occupancy rates. AIMCO believes that its policy of capital improvements, amenities and customer service allows it to maintain demand and to increase its rents above the rate of inflation in the local market. AIMCO's "same store" revenues from the Owned Properties (based on properties owned from period to period) have grown by 3.3% from the fiscal year ended December 31, 1995 to that ended December 31, 1996, by 2.1% from the year ended December 31, 1996 to that ended December 31, 1997, and by 3.7% from the first three months ended March 31, 1997 to the first three months ended March 31, 1998, compared to an urban consumer price inflation rate of 2.8% and 2.3% over the same periods.

     - Redevelopment of Properties. AIMCO believes redevelopment of selected properties in superior locations provides advantages over development of new properties, because, compared with new development, redevelopment generally can be accomplished with relatively lower financial risk, in less time and with reduced delays attributable to governmental regulation. Recently AIMCO acquired and redeveloped Sun Katcher, a 360-unit property in Jacksonville, Florida, at a cost of $8.9 million, including $4.9 million in redevelopment costs. AIMCO also recently commenced the renovation and upgrading of Bay West, a 376-unit property in Tampa, Florida, for a projected cost of $4.8 million, to reposition the property in the marketplace. In addition, AIMCO expects to undertake a major renovation of the Morton Towers apartments, a 1,277 unit property located in Miami Beach, Florida, at an estimated cost of $35 million. AIMCO generally finances redevelopment initially with borrowings from the Credit Facility, and subsequently arranges permanent financing.

     - Expansion of Properties. AIMCO believes that expansion within or adjacent to existing AIMCO Properties also provides growth opportunities at lower risk than new development. Such expansion can offer cost advantages to the extent common area amenities and on-site management personnel can service the expanded property. Recently AIMCO constructed 92 additional units at Fairways, in Phoenix, Arizona, at a cost of $6.5 million. AIMCO is planning the construction of 42 additional units at Township, in Littleton, Colorado, for a projected cost of more than $3.0 million. In addition, AIMCO owns or controls approximately 136 acres of vacant land, adjacent to existing Owned Properties or Equity Properties, which AIMCO believes is suitable for the development of approxi-mately 1,300 apartment units. AIMCO generally finances expansions initially with borrowings from the Credit Facility, and subsequently arranges permanent financing.

     - Conversion of Affordable Properties; Improvement of Performance. AIMCO believes that it may be able to significantly increase its return from its portfolio of affordable properties by improving operations at some of its properties or by converting some of its properties to conventional properties. While management of AIMCO has commenced review of the affordable properties, it has not yet made any determination as to the conversion of any affordable property.

     - Ancillary Services. AIMCO's management believes that its ownership and management of the AIMCO Properties provides it with unique access to a customer base for the sale of additional services which generate incremental revenues. AIMCO currently provides cable television, telephone services and carport, garage and storage space rental at certain AIMCO Properties. For example, as of March 31, 1998, AIMCO has installed cable television service to 12,000 units and currently has more than 6,000 subscribers.

     - Controlling Expenses. Cost reductions are accomplished by exploiting economies of scale. As a result of the size of its portfolio and its creation of regional concentrations of properties, AIMCO has the ability to leverage fixed costs for general and administrative expenditures and certain operating functions, such as insurance, information technology and training, over a larger property base. For example, AIMCO's insurance subsidiary provides workers' compensation and employer liability insurance company-wide, without incurring material incremental costs as AIMCO's property assets grow.

     AIMCO also instills cost discipline in its property managers by benchmarking their operations against the local market and other AIMCO Properties.

PROPERTY MANAGEMENT STRATEGIES

     Regional Hubs. AIMCO's property management strategy is to achieve improvements in operating results by combining centralized financial control and uniform operating procedures with localized property management decision making and market knowledge. AIMCO's management operations are organized into 13 regional hubs, each supervised by a Regional Vice President, who have on average 17 years of experience in apartment management.

                                                                               APARTMENT
                                                           APARTMENT UNITS    COMMUNITIES
                      REGIONAL HUBS                          MANAGED(1)       MANAGED(1)
                      -------------                        ---------------    -----------
Mid Atlantic 1...........................................       10,394             51
Mid Atlantic II..........................................       11,297             46
Midwest/North Midwest....................................       16,714             97
North Florida............................................       11,543             45
North Texas..............................................       20,276             97
Northeast................................................       17,238            104
Rocky Mountain...........................................        8,538             62
South Atlantic...........................................       34,112            156
South Florida............................................       10,717             31
South Texas..............................................       13,728             64
Southeast................................................       11,258             62
Southwest................................................        9,996             39
West.....................................................        5,972             54
                                                               -------            ---
                                                               181,783            908
                                                               =======            ===

---------------

(1) Includes only units and apartment communities managed by AIMCO. Does not include 8,942 units in 116 apartment communities in which AIMCO has an ownership interest but does not manage and 2,332 senior living units, all of which are managed as a separate portfolio.

     Customer Service. AIMCO believes that resident satisfaction is directly related to the experience and training of on-site management personnel. AIMCO provides on-site management trained to respond promptly to residents' needs. To improve customer service, AIMCO conducts annual resident satisfaction surveys, guarantees that material defects will be corrected in 24 hours and refunds related rent if that commitment is not met.

     Personnel Policies. AIMCO has attempted to reduce turnover and retain experienced personnel by establishing an employee mentoring program and providing managers with incentive-based compensation. In addition, managing properties for third parties, AIMCO believes, improves performance at Managed Properties and Owned Properties alike by subjecting property managers to market-based pricing and service standards.

     START. Properties that are behind budget or face other significant operating difficulties receive direct supervision and intervention from START, a team of professionals, led by Executive Vice President Steven Ira, a founder of AIMCO. Members of START focus on not more than 10 to 15 properties at any one time, which allows them to focus sharply on the subject properties. START also oversees due diligence on acquisitions and major construction activities.

     Management Incentives. AIMCO believes that equity ownership by management and equity- and incentive-based compensation are important factors in attracting, retaining and motivating the most qualified and experienced personnel and directors. AIMCO's goal is to align management's interests with those of stockholders through the use of equity-based compensation plans to direct management's efforts towards enhancing shareholder value.

     The following table reflects the ownership of AIMCO Common Stock and AIMCO OP Units by senior management of AIMCO, which, as of May 31, 1998 (assuming full conversion of AIMCO OP Units), represented approximately 8.7% of the outstanding AIMCO Common Stock.

                                       TOTAL SHARES OF AIMCO
                                          COMMON STOCK AND
                                           AIMCO OP UNITS        PERCENTAGE
                                       OWNED BY MANAGEMENT(1)      OWNED        INVESTMENT
                                       ----------------------    ----------    ------------
AIMCO IPO............................          926,000               8.6%      $ 17 million
December 31, 1995....................        1,067,000               7.7%        21 million
December 31, 1996....................        2,303,000              12.5%        65 million
December 31, 1997....................        3,843,000               8.4%       141 million
May 31, 1998.........................        4,045,000               7.5%       158 million

---------------

(1) Encumbered by outstanding secured partially recourse notes in the amount of $45.5 million as of May 31, 1998.

     - On July 25, 1997, eleven senior managers of AIMCO purchased 1.1 million shares of AIMCO Common Stock at a price of $30 per share in exchange for promissory notes secured by such stock, which notes are recourse as to 25% of the principal owed. See "-- Recent Financings."

     - AIMCO pays a majority of the compensation to its outside directors in AIMCO Common Stock.

     - AIMCO issues all stock options at the then-current market price, and requires that employees own AIMCO Common Stock before receiving their options. As of May 31, 1998, the number of outstanding options was 5,235,997.

     On January 21, 1998, the AIMCO Operating Partnership sold an aggregate of 15,000 High Performance Units to a joint venture formed by fourteen of the AIMCO Operating Partnership's officers, and to three of AIMCO's non-employee directors for an aggregate purchase price of $2,070,000, of which $1,980,300 was paid by the joint venture and an aggregate of $89,700 was paid by three non-employee directors. The purchase price of the High Performance Units was determined by the AIMCO Board, based upon the advice of an independent valuation expert that this purchase price represented the fair market value of the High Performance Units. The sale of the high performance units was ratified by the stockholders on May 8, 1998.

     Holders of High Performance Units have no rights to receive distributions or allocations of income or loss, or to redeem their High Performance Units prior to the date (the "Valuation Date") that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control occurs. If, on the Valuation Date, the cumulative Total Return of the AIMCO Common Stock from January 1, 1998 to the Valuation Date (the "Measurement Period") exceeds 115% of the cumulative Total Return (as defined below) of a peer group index over the same period, and is at least the equivalent of a 30% cumulative Total Return over three years (the "Minimum Return"), then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the AIMCO Operating Partnership) as would holders of a number of AIMCO OP Units equal to the quotient obtained by dividing (i) the product of (A) 15% of the amount by which the cumulative Total Return of the AIMCO Common Stock over the Measurement Period exceeds the greater of 115% of the peer group index or the Minimum Return, multiplied by (B) the weighted average market value of AIMCO's equity capitalization (including AIMCO Common Stock and AIMCO OP Units) by (ii) the market value of one share of AIMCO Common Stock on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the AIMCO Common Stock does not satisfy these criteria, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon a liquidation of the AIMCO Operating Partnership) as would holders of 150 AIMCO OP Units. For purposes of determining the market value of AIMCO Common Stock or AIMCO OP Units as of any date, the average closing price of the AIMCO Common Stock for the 20 trading days immediately preceding such date is used. It is expected that the Morgan Stanley REIT Index, a capitalization-weighted index with dividends reinvested of the most actively traded real estate investment trusts, will be used as the peer group index for purposes of the High Performance Units.

     "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of
(a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return" shall be equal to zero.

     Upon the occurrence of a change of control, any holder of High Performance Units may, subject to certain restrictions, require the AIMCO Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to the market value of a share of AIMCO Common Stock at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the AIMCO Operating Partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire such High Performance Units in exchange for an equal number of shares of AIMCO Common Stock (subject to certain adjustments).

ACCOUNTING POLICIES AND DEFINITIONS

     AIMCO has the following accounting policies and definitions:

     The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO in a manner consistent with the NAREIT definition, which includes adjustments for minority interests in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payment of dividends on non-convertible preferred stock. AIMCO's management believes that presentation of FFO provides investors with industry accepted measurements which help facilitate understanding of AIMCO's ability to meet required dividend payments, capital expenditures, and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

     AIMCO capitalizes spending for items which generally cost more than $250 and have a useful life of more than one year, such as carpet replacement, new appliances, new roofs or parking lot repaving. Capitalized spending which maintains a property is termed a "Capital Replacement." In the experience of AIMCO's management, this spending is better considered a recurring cost of preserving an asset rather than as an additional investment.

     For financial reporting purposes, AIMCO consolidates entities in which it owns both a general partnership interest and controls investment decisions with respect to the underlying assets. AIMCO generally has a 30% to 51% economic interest in such entities. Entities in which AIMCO has less than a 30% economic interest or limited control are accounted for on the equity method.

     AIMCO policy is generally to hold Class C properties and affordable properties (substantially all of which are Class C properties) in unconsolidated partnerships. AIMCO accounts for these properties on the equity method in accordance with GAAP.

POLICIES OF AIMCO WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     The following is a discussion of certain other investment objectives and policies, financing policies and other policies of AIMCO. These policies are determined by the officers and directors of AIMCO and may be amended or revised from time to time at their discretion without a vote of AIMCO's stockholders. As the sole general partner of the AIMCO Operating Partnership, AIMCO also determines the investment policies of the AIMCO Operating Partnership.

     Investment in Others. AIMCO may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Any such equity investment may be subject to existing mortgage financing and other indebtedness which would have priority over the equity of AIMCO in that property.

     Securities of or Interests in Persons Primarily Engaged in Real Estate Activities. AIMCO may also acquire securities of or interests in persons engaged in the acquisition, redevelopment and/or management of multifamily apartment properties, if it determines that such acquisition would be accretive to FFO per share.

     Investments in Real Estate Mortgages. While AIMCO generally emphasizes direct real estate investments, it may, in its discretion and subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, invest in mortgage and other indirect real estate interests, including securities of other real estate investment trusts. AIMCO has not previously invested in mortgages or securities of other real estate investment trusts and AIMCO does not presently intend to invest to a significant extent in mortgages or securities of other real estate investment trusts.

     Operating and Financing Policies. AIMCO seeks to maintain a ratio of EBITDA (less a provision of approximately $300 per owned apartment unit) to debt service (the "Debt Coverage Ratio") of at least 2 to 1, and to match debt maturities to the character of the assets financed. See "-- Operating and Financial Strategies -- Debt Financing." AIMCO, however, may from time to time re-evaluate borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. AIMCO may modify its borrowing policy and may increase or decrease its Debt Coverage Ratio policy.

     To the extent that the AIMCO Board determines to seek additional capital, AIMCO may raise such capital through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or through a combination of these sources. AIMCO presently anticipates that any additional borrowings will be made through the AIMCO Operating Partnership, although AIMCO might incur borrowings that would be reloaned to the AIMCO Operating Partnership. The AIMCO Operating Partnership cannot incur indebtedness that is recourse to AIMCO without AIMCO's approval. AIMCO may approve the AIMCO Operating Partnership's

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

incurring additional debt that is recourse to the AIMCO Operating Partnership. Borrowings may be unsecured or may be secured by any or all assets of AIMCO, the AIMCO Operating Partnership, or any existing or new property and may have full or limited recourse to all or any portion of the assets of AIMCO, the AIMCO Operating Partnership, or any existing or new property.

     AIMCO has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

     AIMCO may also determine to issue securities senior to the AIMCO Common Stock, including preferred stock and debt securities (either of which may be convertible into capital stock or be accompanied by warrants to purchase capital stock). AIMCO may also determine to finance acquisitions through the exchange of properties or issuance of additional AIMCO OP Units, shares of AIMCO Common Stock or other securities.

     If the AIMCO Board determines to raise additional equity capital, the AIMCO Board has the authority, without stockholder approval, to issue additional shares of AIMCO Common Stock or other capital stock (including securities senior to the AIMCO Common Stock) in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Such issuances might cause a dilution of a stockholder's investment in AIMCO. If the AIMCO Board determines to raise additional equity capital to fund investments by the AIMCO Operating Partnership, AIMCO will contribute such funds to the AIMCO Operating Partnership as a contribution to capital and purchase of additional general partnership interests. AIMCO may issue additional shares of AIMCO Common Stock in connection with the acquisition of AIMCO OP Units that are tendered to the AIMCO Operating Partnership for redemption.

     The AIMCO Board also has the authority to cause the AIMCO Operating Partnership to issue additional AIMCO OP Units in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Any such new AIMCO OP Units will be redeemable at the option of the holder, which redemption AIMCO intends to cause to be made in AIMCO Common Stock pursuant to the redemption rights.

     Conflict of Interest Policies. AIMCO has adopted certain policies designed to minimize or eliminate conflicts of interests between AIMCO and its executive officers and directors. Without the approval of a majority of the disinterested directors, AIMCO will not (i) acquire from or sell to any director, officer or employee of AIMCO or any entity in which a director, officer or employee of AIMCO owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any assets or other property of AIMCO, (ii) make any loan to or borrow from any of the foregoing persons, or (iii) engage in any material transaction with the foregoing. In addition, AIMCO has entered in to employment agreements with Messrs. Considine, Kompaniez and Ira which include provisions intended to eliminate or minimize potential conflicts of interest, and which provide that those persons will be prohibited from engaging directly or indirectly in the acquisition, development, operation or management of other multifamily apartment properties outside of AIMCO, except with respect to certain investments currently held by such persons, as to which investments those persons have committed to an orderly liquidation. There can be no assurance, however, that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of AIMCO's stockholders as a whole.

     Policies with Respect to Other Activities. AIMCO has authority to offer shares of its capital stock or other securities and to repurchase or otherwise reacquire its shares or any other securities, has done so, and may engage in such activities in the future. From its inception, AIMCO has made loans aggregating $5.1 million to certain entities owning properties subsequently acquired by AIMCO. No balances remain outstanding on such loans. In the same period, AIMCO has made loans aggregating $73.6 million to its officers for the purchase of AIMCO Common Stock and $5.1 million to its officers and other entities to acquire interests in subsidiaries of AIMCO. The outstanding balances on such loans as of March 31, 1998 were $41.6 million and $3.2 million, respectively. Messrs. Considine and Kompaniez have repaid in part, using $2.0 million in proceeds distributed to them from the sale of NHP Common Stock by AIMCO/NHP Holdings, Inc. ("ANHI") to AIMCO, outstanding promissory notes payable by them to ANHI in an aggregate amount of $3.2 million, which loan was made to them by ANHI to acquire their interest in ANHI. See "-- Recent Financings." In addition,
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

AIMCO from time to time advances amounts for relocation and other expenses. AIMCO has not engaged in underwriting securities of other issuers. AIMCO intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.

     AIMCO may invest in the securities of other issuers engaged in the ownership, acquisition or management of multifamily apartment properties for the purpose of exercising control.

     At all times, AIMCO intends to make investments in such a manner as to be consistent with the requirements of the Code for AIMCO to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the AIMCO Board determines that it is no longer in the best interest of AIMCO to qualify as a REIT.

     AIMCO, as a REIT, is required to distribute annually to holders of AIMCO Common Stock at least 95% of its "real estate investment trust taxable income," which, as defined by the Code and the Treasury regulations, is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability and intends to pay regular dividends to its stockholders based on earnings during the relevant period. However, the future payment of dividends by AIMCO will be at the discretion of the AIMCO Board and will depend on numerous factors, including AIMCO's financial condition, its capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors as the AIMCO Board deems relevant.

RECENT ACQUISITIONS

     AIMCO has during the past three years increased substantially the number of properties owned or managed by it from 33,271 units in 185 properties at December 31, 1994, to 197,053 units in 1,036 properties at December 31, 1997. AIMCO has completed the following acquisitions (among others) since January 1, 1997:


     Ambassador Apartments. On May 8, 1998, AIMCO completed the Ambassador Merger. Upon consummation of the Ambassador Merger, each outstanding share of Common Stock, par value $.01 per share, of Ambassador (the "Ambassador Common Stock"), other than the Ambassador Common Stock held by Ambassador or AIMCO, was converted into the right to receive 0.553 shares of AIMCO Common Stock. In the Ambassador Merger, AIMCO issued a total of 6,578,833 shares of AIMCO Common Stock. Upon the consummation of the Ambassador Merger, Ambassador and its subsidiaries had aggregate outstanding indebtedness of approximately $406.1 million, which by operation of law became indebtedness of AIMCO or its subsidiaries upon consummation of the Ambassador Merger.


     Ambassador was a self-managed REIT engaged in the ownership and management of garden style apartment properties leased primarily to middle income tenants. As of the consummation of the Ambassador Merger, Ambassador owned 52 apartment communities with a total of 15,728 units located in Arizona, Colorado, Florida, Georgia, Illinois, Tennessee and Texas. In addition, Ambassador managed one property containing 252 units for an unrelated third party.

     NHP Acquisition. On December 8, 1997, AIMCO completed the NHP Merger. The consideration issued to former NHP stockholders consisted of approximately 4.6 million shares of AIMCO Common Stock and $0.3 million in cash. The consideration paid in the merger totaled $349.5 million, which included cash payments of $86.5 million and the issuance of 6.8 million shares of AIMCO Common Stock. NHP was primarily involved in the business of providing real estate property management and asset management services. As of September 30, 1997, NHP's management portfolio (which is included in the AIMCO Properties) included 732 properties containing 79,208 conventional units and 55,102 "affordable" units (units benefitting from some form of interest rate or rental subsidy or otherwise subject to governmental programs aimed at providing low and moderate income housing) located in 38 states, the District of Columbia and Puerto Rico. Immediately following the NHP Merger, AIMCO completed the NHP Reorganization, resulting in (i) the liquidation of NHP and the transfer of its assets and liabilities to AIMCO, (ii) the reorganization and recapitalization of NHP's primary subsidiary, NHP Management Company, as an unconsolidated subsidiary of the AIMCO Operating Partnership, and (iii) the transfer of 12 properties

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

previously owned by NHP to AIMCO/NHP Partners, L.P. In addition, pursuant to rights distributed to NHP stockholders in May 1997, on December 8, 1997, all of the outstanding shares of NHP's mortgage banking subsidiary, The WMF Group, Ltd., were distributed to former NHP stockholders. As a result of the NHP Reorganization, the former operations of NHP are now primarily conducted through the Unconsolidated Subsidiaries.

     In June 1997, AIMCO acquired the NHP Real Estate Companies which hold interests in the NHP Partnerships which in turn own the NHP Properties containing 87,659 units, a captive insurance subsidiary and certain related assets. The NHP Properties are included in the AIMCO Properties described above. AIMCO is currently engaged in the NHP Real Estate Reorganization which will result in a substantial majority of the assets of the NHP Real Estate Companies being owned by the Unconsolidated Partnerships in which the AIMCO Operating Partnership will hold a 99% limited partner interest and certain directors and officers of AIMCO will, directly or indirectly, hold a 1% general partner interest.

     Individual Property Acquisitions. During the year ended December 31, 1997, the AIMCO Operating Partnership purchased or acquired control of 59 properties (including 15 NHP Properties) consisting of 17,191 apartment units. The cash portion of the purchase price for the acquisitions was funded with proceeds from equity offerings by AIMCO (which were contributed to the AIMCO Operating Partnership in exchange for AIMCO OP Units or AIMCO Operating Partnership Preferred Units, borrowings under the AIMCO Operating Partnership's revolving credit facility, other short-term and long-term financings, or with working capital.

     The following are descriptions of property acquisitions completed by AIMCO since December 31, 1997:

     Crossings at Bell. In January 1998, AIMCO acquired the Crossings at Bell Apartments, a 160-unit apartment community located in Amarillo, Texas for $3.2 million in cash.

     Steeplechase. In February 1998, AIMCO acquired the Steeplechase Apartments, a 484-unit apartment community located in Tyler, Texas. Total consideration paid of $9.9 million consisted of $3.7 million in cash and the assumption of $6.2 million in mortgage indebtedness.

     Cirque Portfolio. In March 1998, AIMCO acquired Casa Anita, a 224 unit apartment complex, and San Marina, a 399 unit apartment complex, in Phoenix, Arizona and three apartment complexes named Cobble Creek (301 units), Rio Cancion (379 units) and Sundown Village (330 units), in Tucson, Arizona from Cirque Properties of Salt Lake City. Total consideration paid of $62.4 million consisted of 0.7 million AIMCO OP Units and assumption of $40.5 million of mortgage indebtedness.

     Arbor Station. In April 1998, AIMCO acquired all but 24 units of a 288 unit apartment complex in Montgomery, Alabama called Arbor Station Apartments (the remaining 24 units will be acquired over the next five years). Total consideration paid of $11.4 million was comprised of $9.9 million in cash and 38,237 AIMCO OP Units.

     Heather Ridge. In April 1998, AIMCO purchased Heather Ridge II, a 72-unit apartment community located in Arlington, Texas. Total consideration paid of $2.0 million was comprised of $0.8 million in cash and the assumption of $1.2 million in mortgage indebtedness.

     Landmark. In May 1998, AIMCO purchased Landmark Apartments, a 101-unit apartment community located in Albuquerque, New Mexico. Total consideration paid of $5.2 million was comprised of $1.8 million in cash and 89,964 AIMCO OP Units valued at $3.4 million.

     Citrus Grove. In June 1998, AIMCO purchased Citrus Grove Apartments, a 198-unit apartment community located in Redlands, California for $7.5 million in cash.

     Villa La Paz. Also in June 1998, AIMCO purchased Villa la Paz Apartments, a 96-unit apartment community located in Sun City, California for $3.8 million in cash.

     Sunset Village. In July 1998, AIMCO acquired Sunset Village Apartments, a 114-unit apartment community located in Oceanside, California. Total consideration paid of $7.5 million consisted of $1.8 million in cash, 1,985 AIMCO OP Units and the assumption of $5.6 million of mortgage indebtedness.

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

     Sunset Citrus. In July 1998, AIMCO acquired Sunset Citrus Apartments, a 97-unit apartment community located in Vista, California. Total consideration paid of $4.4 million consisted of $0.7 million in cash, 1,110 AIMCO OP Units and the assumption of $3.6 million of mortgage indebtedness.

     Rancho Escondido. In July 1998, AIMCO acquired Rancho Escondido Apartments, a 334-unit apartment community located in Escondido, California. Total consideration paid of $20.7 million consisted of $6.6 million in cash, 5,491 AIMCO OP units and the assumption of $13.8 million of mortgage indebtedness.

     Property Dispositions. In October 1997, the AIMCO Operating Partnership sold the Meadowbrook, Ashwood, Parkside, Chimney Ridge and Cobble Creek apartment properties, which consisted of an aggregate of 916 units located in Texas and Arizona, to an unaffiliated third party. Cash proceeds from the sale of approximately $22.7 million were used to repay a portion of the AIMCO Operating Partnership's outstanding short-term indebtedness. The AIMCO Operating Partnership recognized a gain of approximately $2.8 million on the disposition of these five properties.

     In January 1998, AIMCO sold the Sun Valley Apartments, an apartment community containing 430 apartment units located in Salt Lake City, Utah, for $11.5 million, less selling costs of $0.3 million. The AIMCO recognized a $3.3 million gain on the sale. Cash proceeds from the sale were used to repay a portion of the AIMCO Operating Partnership's outstanding short-term indebtedness.

     Properties Subject to Letter of Intent or Contract. In the ordinary course of AIMCO's business, AIMCO is engaged in discussions and negotiations with property owners regarding the purchase of apartment properties or interests in apartment properties. AIMCO frequently enters into letters of intent, which may be binding or nonbinding, and contracts with respect to the purchase of real property which are subject to certain conditions which permit AIMCO to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties under contract. AIMCO's management believes that such contracts essentially result in the creation of an option on the property subject to the contract and give AIMCO greater flexibility in seeking to acquire properties. As of July 31, 1998, AIMCO had under letter of intent or contract an aggregate of 66 multifamily apartment properties with a maximum aggregate purchase price of $841 million, including estimated capital improvements, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by AIMCO as described above. Due diligence with respect to these properties is generally not completed and there is no assurance that any transaction will occur or that they will occur on the terms currently contemplated.

RECENT CONTRACTS

     On January 31, 1998 AIMCO entered into the Contribution Agreement with CK and the stockholders of CK to cause certain assets of AIMCO to be contributed to CK and to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and by Peter Kompaniez, AIMCO's President and Vice Chairman. As a result, when the stock of CK is transferred to AIMCO, such stockholders will receive payment for the stock; the stock will be priced at fair market value and if market value is difficult to ascertain, the pricing will favor AIMCO.

     It is AIMCO's intent to use CK as a vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to AIMCO's election to be taxed as a REIT. AIMCO is finalizing which assets will be contributed to CK, but such assets are not anticipated to include any assets obtained in the Merger unless AIMCO would be prohibited or limited from holding such assets due to AIMCO's election to be taxed as a REIT (including assets unrelated to the ownership of real estate, such as food services, transportation services and home health care services). Any transfer of assets or services to CK will be at market rates and approved by the independent members of the AIMCO Board, and if market rates are difficult to ascertain, the pricing will favor AIMCO. It is anticipated that the assets to be contributed to CK will be immaterial compared to total assets held by AIMCO.

     Pursuant to the Contribution Agreement, AIMCO will contribute certain assets to CK and, in return, the stock of CK will be contributed to AIMCO or a subsidiary of AIMCO. Following the contribution of CK stock, AIMCO will agree to contribute additional assets to CK with the intent of creating a stand-alone entity
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

meeting the requirements for listing on the NYSE or NASDAQ National Market, and if AIMCO is successful in listing the CK stock on the NYSE or NASDAQ National Market, the stock of CK will be distributed to the stockholders of AIMCO. If AIMCO is unable to list the CK stock on the NYSE or NASDAQ National Market, CK will remain a direct or indirect subsidiary of AIMCO and AIMCO will pay to the former stockholders of CK an amount necessary to compensate the former CK stockholders for the value of such stock on January 31, 1998. No prediction can be made as to whether or when any spinoff to AIMCO stockholders will occur. Consummation of the transaction is subject to the approval of AIMCO's independent members of the AIMCO Board.

RECENT FINANCINGS

     In July 1997, AIMCO sold 1,100,000 newly issued shares of AIMCO Common Stock at a price of $30 per share, the closing price of the stock on the date of purchase, to certain members of senior management of AIMCO. In payment for the stock, such members of senior management executed notes payable to AIMCO totaling $33.0 million (of which $15.7 million has been repaid as of March 31, 1998), bearing interest at 7.25% per annum, payable quarterly, and due in ten years. The stock purchase notes are secured by the stock purchased and are recourse as to 25% of the principal owed.

     In August 1997, AIMCO sold 750,000 shares of newly issued Class B Preferred Stock for gross proceeds of $75 million in cash to an institutional investor in a private transaction. Holders of the AIMCO Class B Preferred Stock are entitled to receive, when, as and if declared by the AIMCO Board, quarterly cash dividends per share equal to the greater of (i) $1.78125 and (ii) the cash dividends declared on the number of shares of AIMCO Common Stock into which one share of AIMCO Class B Preferred Stock is convertible. On or after August 4, 1998, each share of AIMCO Class B Preferred Stock is convertible at the option of the holder into 3.28407 shares of AIMCO Common Stock, subject to certain anti-dilution adjustments. The AIMCO Class B Preferred Stock is senior to the AIMCO Common Stock as to dividends and liquidation. See "Description of AIMCO's Capital Stock -- AIMCO Class B Common Stock." The proceeds from the sale of the AIMCO Class B Preferred Stock were used to repay borrowings outstanding under the Credit Facility and to provide working capital.

     In August and September, 1997, AIMCO issued an aggregate of 5,052,418 shares of AIMCO Common Stock to institutional investors for aggregate net proceeds of $156.9 million. AIMCO used $114.4 million of such proceeds to purchase 5,717,000 shares of NHP Common Stock from ANHI, used $7.0 million to purchase 351,795 additional shares of NHP Common Stock from Demeter Holdings Corporation and contributed the remaining $35.5 million to the AIMCO Operating Partnership. ANHI used $74.3 million of proceeds from its sale of NHP Common Stock to AIMCO to repay in full outstanding borrowings under the ANHI Credit Facility, including accrued interest, and terminated the ANHI Credit Facility. Borrowings under the ANHI Credit Facility were incurred to purchase NHP Common Stock in the NHP Stock Purchase. ANHI also distributed $40.0 million of proceeds from the sale of shares of NHP Common Stock to the AIMCO Operating Partnership, which holds a 95% interest in ANHI, and Messrs. Considine and Kompaniez, who hold in the aggregate a 5% interest in ANHI. Messrs. Considine and Kompaniez received a distribution of $2.0 million in connection with such sale and used such proceeds to repay in part outstanding promissory notes payable by them to ANHI in an aggregate principal amount of $3.2 million. The loans were incurred by them to acquire their interest in ANHI.

     In October 1997, AIMCO sold 7,000,000 shares of AIMCO Common Stock in an underwritten public offering for net proceeds of $242.5 million. AIMCO used approximately $23 million in such net proceeds to repay an intercompany loan from the AIMCO Operating Partnership, and contributed all of the remaining approximately $218.5 million of such net proceeds to the AIMCO Operating Partnership, which will use such proceeds for the repayment of outstanding indebtedness and for general business purposes.


     In December 1997, AIMCO issued 2,400,000 shares of AIMCO 9% Class C Preferred Stock in an underwritten public offering for net proceeds of approximately $58.1 million. AIMCO contributed the net proceeds to the AIMCO Operating Partnership in exchange for a preferred interest in the AIMCO Operating Partnership. The AIMCO Operating Partnership used approximately $25.0 million of such amount to repay outstanding indebtedness under the AIMCO Credit Facility, and the remaining $33.1 million to fund general business activities.

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


     In February 1998, AIMCO issued 4,200,000 shares of AIMCO Class D Preferred Stock in an underwritten public offering for net proceeds of approximately $101.5 million. AIMCO contributed the net proceeds to the AIMCO Operating Partnership in exchange for a preferred interest in the AIMCO Operating Partnership. The AIMCO Operating Partnership used approximately $82.4 million of such amount to repay outstanding indebtedness, and the remaining $19.1 million to fund general business activities.


     In July 1998, AIMCO issued 4,050,000 shares of AIMCO Class G Preferred Stock in an underwritten public offering for net proceeds of approximately $98.0 million. AIMCO contributed the net proceeds to the AIMCO Operating Partnership in exchange for a preferred interest in the AIMCO Operating Partnership. The AIMCO Operating Partnership used approximately $83.0 million of such net proceeds to repay outstanding indebtedness, and used the balance for general business purposes.

EXECUTIVE OFFICES

     AIMCO's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number is (303) 757-8101.

                    BOARD OF DIRECTORS AND OFFICERS OF AIMCO

     The directors and executive officers of AIMCO, their ages, dates they were first elected and their positions with AIMCO or on the AIMCO Board are set forth below.

                NAME                   AGE   FIRST ELECTED               POSITION
                ----                   ---   -------------               --------
Terry Considine......................  50    July 1994        Chairman of the Board of
                                                              Directors and Chief Executive
                                                              Officer
Peter K. Kompaniez...................  53    July 1994        Vice Chairman, President and
                                                              Director
Joel F. Bonder.......................  49    December 1997    Executive Vice President,
                                                              General Counsel and Secretary
Patrick J. Foye......................  41    May 1998         Executive Vice President
Robert Ty Howard.....................  40    February 1998    Executive Vice President --
                                                              Ancillary Services
Steven D. Ira........................  47    July 1994        Executive Vice President and
                                                              Co-Founder
Thomas W. Toomey.....................  37    January 1996     Executive Vice President --
                                                              Finance and Administration
David L. Williams....................  52    January 1997     Executive Vice President --
                                                              Property Operations
Harry G. Alcock......................  34    July 1996        Senior Vice President --
                                                              Acquisitions
Troy D. Butts........................  33    November 1997    Senior Vice President and Chief
                                                              Financial Officer
Patricia K. Heath....................  43    July 1994        Vice President and Chief
                                                              Accounting Officer
Richard S. Ellwood...................  65    July 1994        Director; Chairman, Audit
                                                              Committee
J. Landis Martin.....................  52    July 1994        Director, Chairman,
                                                              Compensation Committee
Thomas I. Rhodes.....................  58    July 1994        Director
John D. Smith........................  69    November 1994    Director

     The following is a biographical summary of the experience of the current directors and executive officers of AIMCO for the past five years or more.

     Terry Considine. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of AIMCO since July 1994. He is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of Property Asset Management, L.L.C., Limited Liability Company, a Colorado limited liability company, and its related entities (collectively, "PAM"), one of AIMCO's predecessors. On October 1, 1996, Mr. Considine was appointed Co-Chairman and director of Asset Investors

Corp. and Commercial Asset Investors, Inc., two other public real estate investment trusts, and appointed as a director of Financial Assets Management, LLC, a real estate investment trust manager. Mr. Considine has been involved as a principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of properties. Mr. Considine has also controlled entities engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr. Considine received a B.A. from Harvard College, a J.D. from Harvard Law School and is admitted as a member of the Massachusetts Bar.

     Mr. Considine has had substantial multifamily real estate experience. From 1975 through July 1994, partnerships or other entities in which Mr. Considine had controlling interests invested in approximately 35 multifamily apartment properties and commercial real estate properties. Six of these real estate assets (four of which were multifamily apartment properties and two of which were office properties) did not generate sufficient cash flow to service their related indebtedness and were foreclosed upon by their lenders, causing pre-tax losses of approximately $11.9 million to investors and losses of approximately $2.7 million to Mr. Considine.

     Peter K. Kompaniez. Mr. Kompaniez has been Vice Chairman, President and a director of AIMCO since July 1994. Since September 1993, Mr. Kompaniez has owned 75% of PDI Realty Enterprises, Inc., a Delaware corporation ("PDI"), one of AIMCO's predecessors, and serves as its President and Chief Executive Officer. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).

     The downturn in the real estate markets in the late 1980s and early 1990s adversely affected the United States real estate operations of Heron International N.V. and its subsidiaries and affiliates (the "Heron Group"). During this period from 1986 to 1993, Mr. Kompaniez served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), and as a director or officer of certain other Heron Group entities. In 1993, HFC, its parent Heron International, and certain other members of the Heron Group voluntarily entered into restructuring agreements with separate groups of their United States and international creditors. The restructuring agreement for the United States members of the Heron Group generally provided for the joint assumption of certain liabilities and the pledge of unencumbered assets in support of such liabilities for the benefit of their United States creditors. As a result of the restructuring, the operations and assets of the United States members of the Heron Group were generally separated from those of Heron International and its non-United States subsidiaries. At the conclusion of the restructuring, Mr. Kompaniez commenced the operations of PDI, which was engaged to act as asset and corporate manager of the continuing United States operations of HFC and the other United States Heron Group members for the benefit of the United States creditors. In connection with certain transactions effected at the time of the initial public offering of AIMCO Common Stock, Mr. Kompaniez was appointed Vice Chairman of AIMCO and substantially all of the property management assets of PDI were transferred or assigned to AIMCO.

     Joel F. Bonder. Mr. Bonder was appointed Executive Vice President and General Counsel of AIMCO effective December 8, 1997. Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until December 1997. Mr. Bonder served as Vice President and Deputy General Counsel of NHP from June 1991 to March 1994 and as Associate General Counsel of NHP from 1986 to 1991. From 1983 to 1985, Mr. Bonder practiced with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the University of Rochester and a J.D. from Washington University School of Law.

     Patrick J. Foye. Mr. Foye has served as Executive Vice President of AIMCO since May 1998. Prior to joining AIMCO, Mr. Foye was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from

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

1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power Authority, appointed to that position by Governor Pataki, and serves as a member of Governor Pataki's New York State Privatization Council. He received a B.A. from Fordham College and a J.D. from Fordham University Law School.

     Robert Ty Howard. Mr. Howard was appointed Executive Vice
President -- Ancillary Services in February 1998. Prior to joining AIMCO, Mr. Howard served as an officer and/or director of four affiliated companies, Hecco Ventures, Craig Corporation, Reading Company and Decurion Corporation. Mr. Howard was responsible for financing, mergers and acquisitions activities, investments in commercial real estate, both nationally and internationally, cinema development and interest rate risk management. From 1983 to 1988, he was employed by Spieker Properties. Mr. Howard received a B.A. from Amherst College, a J.D. from Harvard Law School and an M.B.A. from Stanford University Graduate School of Business.

     Steven D. Ira. Mr. Ira is a Co-Founder of AIMCO and has served as Executive Vice President of AIMCO since July 1994. From 1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981, he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM) and he is a member of the Boards of Directors of the National Multi-Housing Council, the National Apartment Association and the Apartment Association of Metro Denver. Mr. Ira received a B.S. from Metropolitan State College in 1975.

     Thomas W. Toomey. Mr. Toomey has served as Senior Vice President -- Finance and Administration of AIMCO since January 1996 and was promoted to Executive Vice President -- Finance and Administration in March 1997. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as Vice President/Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. From 1981 to 1983, Mr. Toomey was on the audit staff of Kenneth Leventhal & Company. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State University and is a Certified Public Accountant.

     David L. Williams. Mr. Williams has been Executive Vice
President -- Operations of AIMCO since January 1997. Prior to joining AIMCO, Mr. Williams was Senior Vice President of Operations at Evans Withycombe Residential, Inc. from January 1996 to January 1997. Previously, he was Executive Vice President at Equity Residential Properties Trust from October 1989 to December 1995. He has served on National Multi-Housing Council Boards and NAREIT committees. Mr. Williams also served as Senior Vice President of Operations and Acquisitions of US Shelter Corporation from 1983 to 1989. Mr. Williams has been involved in the property management, development and acquisition of real estate properties since 1973. Mr. Williams received his B.A. in education and administration from the University of Washington in 1967.

     Harry G. Alcock. Mr. Alcock has served as a Vice President since July 1996, and was promoted to Senior Vice President -- Acquisitions in October 1997, with responsibility for acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University.

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

     Troy D. Butts. Mr. Butts has served as Senior Vice President and Chief Financial Officer of AIMCO since November 1997. Prior to joining AIMCO, Mr. Butts served as a Senior Manager in the audit practice of the Real Estate Services Group for Arthur Anderson LLP in Dallas, Texas. Mr. Butts was employed by Arthur Andersen LLP for ten years and his clients were primarily publicly-held real estate companies, including office and multi-family real estate investment trusts. Mr. Butts holds a Bachelor of Business Administration degree in Accounting from Angelo State University and is a Certified Public Accountant.

     Patricia K. Heath. Ms. Heath has served as Vice President and Chief Accounting Officer of AIMCO since July 1994. From 1992 to July 1994, Ms. Heath served as Manager of Accounting, then Chief Financial Officer, of HFC, and effective September 1993, as Chief Financial Officer of PDI. She had responsibility for all internal and external financial reporting, cash management and budgeting for HFC, its subsidiaries, related joint ventures and partnerships and for PDI. Ms. Heath served as Controller for the real estate investment, development and syndication firms of Guilford Glazer & Associates from 1990 to 1992, Ginarra Holdings, Inc. from 1984 to 1990, and Fox & Carskadon Financial Corporation from 1980 to 1983. Ms. Heath worked from 1978 to 1980 as an auditor with Deloitte, Haskins and Sells. She received her B.S. in Business from California State University at Chico and is a Certified Public Accountant.

     Richard S. Ellwood. Mr. Ellwood was appointed a director of AIMCO in July 1994 and is currently Chairman of the Audit Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of FelCor Suite Hotels, Inc. and Florida East Coast Industries, Inc.

     J. Landis Martin. Mr. Martin was appointed a director of AIMCO in July 1994 and became Chairman of the Compensation Committee in March 1998. Mr. Martin has served as President and Chief Executive Officer and a Director of NL Industries, Inc., a manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation, a holding company operating through its affiliates Titanium Metals Corporation ("TIMET") and NL Industries, Inc., since 1990 and as Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium, since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by Dresser Industries, Inc. ("Dresser") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Dresser, which is engaged in the petroleum services, hydrocarbon and engineering industries.

     Thomas L. Rhodes. Mr. Rhodes was appointed a Director of AIMCO in July 1994. Mr. Rhodes has served as the President and a Director of National Review magazine since November 30, 1992, where he has also served as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 27, 1992. He is currently Co-Chairman of the Board, Co-Chief Executive Officer and a Director of Commercial Assets Inc. and Asset Investors Corporation. He also serves as a Director of Delphi Financial Group, Inc. and its subsidiaries, Delphi International Ltd., Oracle Reinsurance Company, and The Lynde and Harry Bradley Foundation. Mr. Rhodes is Chairman of the Impire Foundation for Policy Research, a Founder and Trustee of Change NY, a Trustee of The Heritage Foundation, and a Trustee of The Manhattan Institute.

     John D. Smith. Mr. Smith was appointed a director of AIMCO in November 1994. Mr. Smith is Principal and President of John D. Smith Developments. Mr. Smith has been a shopping center developer, owner and consultant for over 8.6 million square feet of shopping center projects including Lenox Square in Atlanta, Georgia. Mr. Smith is a Trustee and former President of the International Council of Shopping Centers and was selected to be a member of the American Society of Real Estate Counselors. Mr. Smith served as a director for Pan-American Properties, Inc. (National Coal Board of Great Britain) formerly known as Continental Illinois Properties. He also serves as a director of American Fidelity Assurance Companies and is retained as an advisor by Shop System Study Society, Tokyo, Japan.
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

                        PRINCIPAL STOCKHOLDERS OF AIMCO

     The following table sets forth certain information available to AIMCO, as of July 31, 1998, with respect to shares of AIMCO Common Stock and AIMCO OP Units held by (i) each director and the five most highly compensated executive officers who were serving as of December 31, 1997, (ii) all directors and executive officers of AIMCO as a group and (iii) those persons known to AIMCO to be the beneficial owners (as determined under the rules of the Commission) of more than 5% of such shares. The business address of each of the following is 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348, unless otherwise specified.

                                NUMBER OF
                                SHARES OF                                                    PRO FORMA
                                  AIMCO           PERCENTAGE OF   NUMBER OF   PERCENTAGE     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL   COMMON           COMMON STOCK    AIMCO OP     OWNERSHIP    OWNERSHIP OF
            OWNER                 STOCK            OUTSTANDING    UNITS(1)    OF AIMCO(2)   AIMCO(2)(3)
------------------------------  ---------         -------------   ---------   -----------   ------------
Directors and Executive
  Officers
  Terry Considine...........    1,779,845(4)(5)(10)     3.7%       783,803(6)    4.8%            --
  Peter K. Kompaniez........      599,305(4)(13)       1.3          23,625        1.2            --
  Steven D. Ira.............      241,697(4)(7)        0.5          96,373        0.5            --
  Thomas W. Toomey..........      239,632              0.5              --        0.4            --
  Harry G. Alcock...........       20,126(8)             *              --          *             *
  Richard S. Ellwood........       16,200(9)             *              --          *             *
  J. Landis Martin..........       24,700                *              --          *             *
  Thomas L. Rhodes..........       42,600                *              --          *             *
  John D. Smith.............       16,700(11)            *              --          *             *
All directors and executive
  officers as a group (15
  persons)..................    3,243,461(12)          6.7         903,801        7.6            --
5% or Greater Holders:
  Cohen & Steers Realty
     Shares, Inc............    4,281,900              8.9              --        7.9            --
     757 Third Avenue
     New York, NY 10017
  ABKB/LaSalle Securities
     Limited Partnership....    2,817,018(14)          5.9              --        5.2            --
     100 East Pratt Street
     Baltimore, Maryland 21202

---------------

  *  Less than 0.1%

 (1) Through wholly owned subsidiaries, AIMCO acts as general partner of, and, as of July 31, 1998, holds 89% of the interests in, the AIMCO Operating Partnership. After a one-year holding period, AIMCO OP Units may be tendered for redemption and, upon tender, may be acquired by AIMCO for shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each AIMCO OP Unit (subject to adjustment). If all AIMCO OP Units were acquired by AIMCO for AIMCO Common Stock (without regard to the ownership limit) these shares of AIMCO Common Stock would constitute approximately 11% of the then outstanding shares of AIMCO Common Stock. AIMCO OP Units are subject to certain restrictions on transfer.

 (2) On a fully diluted basis, assuming all 6,094,724 AIMCO OP Units outstanding as of July 31, 1998 are acquired by AIMCO for shares of AIMCO Common Stock at the exchange ratio of one AIMCO OP Unit for each share of AIMCO Common Stock without regard to the ownership limit.

 (3) Assumes that the AIMCO stockholders approve the Merger and the shares of AIMCO Class E Preferred Stock issued in the Merger are converted into AIMCO Common Stock.

 (4) Excludes 93,428, 41,438 and 13,821 shares of AIMCO Class B Common Stock held by Messrs. Considine, Kompaniez and Ira, respectively, representing 57.5%, 25.5% and 8.5%, respectively of the total number of shares of AIMCO Class B Common Stock outstanding. AIMCO Class B Common Stock is convertible into an equal number of shares of AIMCO Common Stock over a period ending December 31, 1998 if certain performance standards are achieved.

 (5) Includes 1,494,759 shares held by entities in which Mr. Considine holds sole voting and investment power, 74,743 shares held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership, and 63,278 shares held by a non-profit corporation in which Mr. Considine has shared voting and investment power with his spouse. Mr. Considine disclaims beneficial ownership of 1,380,078 shares held by Considine Partnership in which Mr. Considine holds a 10% general partnership interest with the remaining 90% held by trusts for members of Mr. Considine's family.

 (6) Includes 161,816 AIMCO OP Units held by entities in which Mr. Considine has sole voting and investment power, 2,300 AIMCO OP Units held by the Considine Partnership for 90% of which Mr. Considine disclaims beneficial ownership, and 157,698 AIMCO OP Units held by Mr. Considine's spouse, for which Mr. Considine disclaims beneficial ownership.

 (7) Includes 49,600 shares subject to options that are exercisable within 60 days.

 (8) Includes 5,525 shares subject to options that are exercisable within 60 days.

 (9) Includes 4,500 shares subject to options that are exercisable within 60 days.

(10) Includes 2,400 shares subject to options that are exercisable within 60 days.

(11) Includes 12,000 shares subject to options that are exercisable within 60 days.

(12) Includes 102,054 shares subject to options that are exercisable within 60 days.

(13) Includes 800 shares subject to options that are exercisable within 60 days.

(14) Includes 937,508 shares beneficially owned by LaSalle Advisors Capital Management, Inc.

                              BUSINESS OF INSIGNIA

INSIGNIA

     Insignia is a fully integrated real estate services organization specializing in the ownership and operation of securitized real estate assets. As the largest manager of multifamily residential properties in the United States and one of the largest brokers of commercial properties, Insignia performs property management, asset management, investor services, partnership accounting, real estate investment banking, and real estate brokerage services for various types of property owners, including approximately 900 limited partnerships having approximately 350,000 limited partners. Insignia commenced operations in December 1990 and since then has grown to provide property and/or asset management services for over 3,800 properties, which include approximately 272,000 residential units (including cooperative and condominium units) and approximately 208 million square feet of commercial space, located in over 500 cities in 48 states, Italy and the United Kingdom.

     The principal business address of Insignia is One Insignia Financial Plaza, Greenville, South Carolina, 29602 and its telephone number is (864) 239-1000.

     After the Distribution, the assets and businesses retained by Insignia and its subsidiaries will consist principally of all the assets that are used, or are being held for use, in the Insignia Multifamily Business, including but not limited to: (i) Insignia's interests in IPT, which is a majority owned subsidiary of Insignia, and IPLP, IPT's operating partnership; (ii) 100% of the ownership of the Insignia entities that provide multifamily property management and partnership administrative services; (iii) Insignia's interest in multifamily coinvestments; (iv) Insignia's ownership of subsidiaries that control multifamily properties not included in IPT; (v) Insignia's limited partner interests in public and private syndicated real estate limited partnerships; and (vi) assets incidental to the foregoing businesses.

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

  Residential Property Services

     IRG, Insignia's residential property management subsidiary, headquartered in Greenville, South Carolina generally performs all of the day to day services necessary to manage a property, including all accounting functions, such as rent processing and collection, accounts payable (e.g., mortgages, taxes and insurance), payroll, and financial reporting. IRG acts as a rental agent, develops and implements marketing programs, and services relations with residents. IRG oversees routine maintenance, including replacement of refrigerators, carpeting, and similar items. IRG also can arrange for insurance for the property. Through the use of Insignia's centralized management information systems, and through volume purchasing of goods and services, IRG believes that it is able to provide services at significant cost savings to the managed properties and their residents.

     Insignia's asset management division provides strategic planning for the operations and capital improvements of managed properties, substantially all of which are controlled by Insignia or IPT; reviews annual operating budgets and establishes individual objectives for each asset; monitors IRG in implementing the budget and achieving the stated objectives; and makes recommendations to the general partners of the partnerships with regard to refinancings and mortgage workouts. Working closely with the investor relations division, the asset management division prepares all proposals to limited partnerships regarding restructuring and recapitalization plans and supervises the implementation of those plans. Asset management also monitors property, casualty, and liability insurance plans for the assets, and manages the owning entities' relationships with mortgagees.

     Insignia's senior residential property management personnel have an average of over 20 years of experience in property management with a broad range of types of properties throughout the United States. Many of Insignia's most experienced managers joined Insignia in connection with certain of its acquisitions.

INVESTMENTS IN REAL ESTATE LIMITED PARTNERSHIPS

     During 1996 Insignia formed IPT for the purpose of acquiring and owning interests in multifamily residential properties, including limited and general partner interests in partnerships which hold such real estate properties, and to engage in transactions that enhance the value of such interests, including the payment of dividends, refinancings, restructurings of existing indebtedness secured by the underlying properties, and sales of assets of the property-owning limited partnerships.

     Substantially all of IPT's assets are held through its operating partnership, IPLP. IPT is presently the sole general partner and Insignia is presently the sole limited partner of IPLP. As of the date hereof, IPT holds equity interests in and effectively controls 127 real estate limited partnerships (excluding ten partnerships which are in the process of dissolving) (the "Controlled Partnerships") and owns one whole real estate asset (a 168-unit residential apartment complex located in Pensacola, Florida). IPT is currently structured such that IPT (or a subsidiary thereof) owns a controlling equity interest in each entity that comprises or controls the managing general partner of each Controlled Partnership and will own any such additional controlling equity interests acquired by IPT in the future, and IPLP (and its subsidiaries) own the limited partner interests in the Controlled Partnerships and IPT's only existing whole real estate asset and will own any additional limited partner interests in real estate limited partnerships and whole assets acquired by IPT in the future. The Controlled Partnerships in which IPT directly and indirectly owns a material interest are referred to herein as the "IPT Partnerships." As of the date hereof, the Controlled Partnerships own, in the aggregate, 349 properties containing approximately 73,000 residential apartment units and approximately 5.9 million square feet of commercial space, and the IPT Partnerships own, in the aggregate, 200 properties containing approximately 49,000 residential apartment units and approximately 3.0 million square feet of commercial space.

     On July 18, 1997, IPT, Insignia, an entity which has subsequently been merged into IPT, and AMIT, a California unincorporated business trust which was organized as a REIT for federal income tax purposes, entered into a merger agreement that provides for, among other things, the merger of AMIT with and into IPT, with IPT as the survivor (the "AMIT Merger"). AMIT makes various types of intermediate-term real estate loans. AMIT's lending is concentrated principally in secured, and to a lesser extent unsecured, real
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

estate loans. The AMIT Class A Shares are listed on the American Stock Exchange under the symbol "ANM." The AMIT Merger is currently scheduled to be consummated by the end of the third quarter of 1998; however, consummation of the AMIT Merger is subject to several conditions, including approval of the AMIT Merger by the shareholders of AMIT. In addition, under the IPT/AMIT Merger Agreement, each of IPT and AMIT has the right to terminate the IPT/AMIT Merger Agreement at any time after June 30, 1998, although neither has done so. Accordingly, there can be no assurance that such merger will occur.

     AMIT shareholders (excluding shareholders affiliated with IPT) will receive approximately 16% of the total IPT Shares that will be outstanding upon consummation of the AMIT Merger in exchange for their AMIT equity securities. After the AMIT Merger, Insignia and its affiliates will own approximately 57% of the total outstanding IPT Shares (approximately 70% on fully diluted basis assuming all units of IPLP are redeemed for cash or acquired by IPT in exchange for IPT Shares). Thus, Insignia and its affiliates will continue to have the ability to control the management and direction of IPT after the AMIT Merger.

LITIGATION

     Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. On March 24, 1998, certain persons claiming to own limited partner interests in the Partnerships filed a purported class and derivative action in California Superior Court in the County of San Mateo against Insignia, the General Partners, AIMCO, certain persons and entities who purportedly formerly controlled the General Partners, and additional entities affiliated with and individuals who are officers, directors and/or principals of several of the defendants.

     The complaint contains allegations that, among other things, (i) the defendants breached their fiduciary duties to the plaintiffs by selling or agreeing to sell their "fiduciary positions" as stockholders, officers and directors of the General Partners for a profit and retaining said profit rather than distributing it to the plaintiffs; (ii) the defendants breached their fiduciary duties by mismanaging the Partnerships and misappropriating the assets of the Partnerships by (a) manipulating the operations of the Partnerships to depress the trading price of the Units; (b) coercing and fraudulently inducing unitholders to sell Units to certain of the defendants at depressed prices; and
(c) using the voting control obtained by purchasing Units at depressed prices to entrench certain of the defendants' positions of control over the Partnerships; and (iii) the defendants breached their fiduciary duties to the plaintiffs by
(a) selling assets of the Partnerships such as mailing lists of Unit holders; and (b) causing the General Partners to enter into exclusive arrangements with their affiliates to sell goods and services to the General Partners, the Unit holders and tenants of Partnership properties. The complaint also alleges that the Allegations constitute violations of various California securities, corporate and partnership statutes, as well as conversion and common law fraud. The complaint seeks unspecified compensatory and punitive damages, an injunction blocking the sale of control of the General Partners to AIMCO and a court order directing the defendants to discharge their fiduciary duties to the plaintiffs. On June 25, 1998, Insignia, the General Partners and certain other defendants served a demurrer to the complaint and a motion to strike. Plaintiffs' opposition to the demurrer and motion to strike is due on August 21, 1998 and a hearing is scheduled for October 2, 1998. AIMCO served a separate demurrer to the complaint which is scheduled to be heard by the court on August 6, 1998. Defendants Apollo Real Estate Advisors, L.P. and Michael L. Ashner have also each filed separate motions which seek, respectively, to dismiss the complaint and quash service of the summons. In lieu of responding to defendants' motions and demurrers, plaintiffs' counsel has notified defendants that they intend to file and serve an amended complaint, which will render the motions and demurrers moot. Based upon the allegations of the complaint, neither Insignia nor AIMCO is able to quantify the relief sought. Both Insignia and AIMCO intend to defend the action vigorously. Neither Insignia nor AIMCO believe that the outcome of the litigation will have a material adverse impact on their financial condition, their results of operations or their abilities to consummate the Merger.

     On July 30, 1998, certain entities claiming to own limited partnership interests in certain limited partnerships whose general partners are affiliates of Insignia filed a complaint in the Superior Court of the State of California, County of Los Angeles, which asserts eleven causes of action, including breach of contract and fiduciary duty, tortious interference with prospective economic advantage, interference with contract, unfair business practices, violations of California's Cartwright Act, and the respective Limited Partnership Acts of California, Delaware, South Carolina, Massachusetts and Missouri, under which the relevant limited partnerships are organized. The complaint names, among others, Insignia, IPT, Insignia Properties, L.P., three IPT subsidiaries (Angeles Realty Corporation, Angeles Realty Corporation II and ConCap Equities, Inc.) and 12 other entities alleged to be managing partners of the defendant limited partnerships.

     The action involves 44 real estate limited partnerships (each named as a defendant) in which the plaintiffs allegedly own interests and which Insignia entities allegedly manage or control (the "Subject Partnerships"). Plaintiffs allege that they have requested from, but have been denied by, each of the Subject Partnerships their respective lists of limited partners for the purpose of making tender offers to purchase up to 4.9% of the limited partner units of each of the Subject Partnerships. The complaint also alleges that certain of the defendants made tender offers to purchase limited partner units in many of the Subject Partnerships, with the result that plaintiffs have been deprived of the benefits they would have realized from ownership of the additional units. Plaintiffs' complaint seeks compensatory damages in excess of $15 million, together with punitive and treble damages.

                       PRINCIPAL STOCKHOLDERS OF INSIGNIA

     The following table sets forth certain information available to Insignia, as of July 31, 1998, with respect to shares of Insignia Common Stock held by:
(i) each director and the five most highly compensated executive officers who were serving as of July 31, 1998, (ii) all directors and executive officer of Insignia as a group and (iii) those persons known to Insignia to be the beneficial owners (as determined under the rules of the Commission) of more than 5% of the shares of Insignia Common Stock. The table also sets forth certain information as of July 31, 1998 with respect to the shares of AIMCO Common Stock to be issued to the persons and entities referred to in the previous sentence in connection with the Merger, assuming (a) the AIMCO stockholders approve the Merger and that all shares of AIMCO Class E Preferred Stock issued in the Merger are converted into AIMCO Common Stock and (b) all options and warrants owned by such persons (other than Apollo Real Estate Investment Fund, L.P.) have been retired by Insignia pursuant to the Option Termination Agreements or assumed by Holdings.

                                          NUMBER OF          PERCENTAGE OF        NUMBER OF        PERCENTAGE OF
                                      SHARES OF INSIGNIA    INSIGNIA COMMON    SHARES OF AIMCO     AIMCO COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER     COMMON STOCK      STOCK OUTSTANDING    COMMON STOCK     STOCK OUTSTANDING
------------------------------------  ------------------   -----------------   ---------------   -----------------
Directors and Executive Officers:
  Andrew L. Farkas(1)..............       5,828,834              17.8%            1,194,958             2.1%
  Robert J. Denison(2)(3)..........         403,724               1.3%               93,706               *
  Robin L. Farkas(2)(4)............         166,777                 *                33,981               *
  Merril M. Halpern(5).............          24,000                 *                    --              --
  Robert G. Koen(6)................          24,000                 *                    --              --
  Michael Lipstein(2)(6)...........         124,707                 *                23,968               *
  James A. Aston(7)................         337,066               1.0%               21,817(16)           *
  Frank M. Garrison(8).............         249,222                 *                10,168(16)           *
  Edward S. Gordon(9)..............         680,879               2.1%              138,249              --
  Stephen B. Siegel(10)............         186,055                 *
  All directors and executive
     officers as a group (24
     individuals)(1)(11)(12).......       9,300,283              27.0%            1,669,769             3.0%
5% or Greater Holders:
  Metropolitan Acquisition Partners
     IV, L.P.......................       2,237,258               7.0%              532,467             1.0%
     c/o Metro Shelter Directives,
       Inc.
     One Insignia Financial Plaza
     Greenville, South Carolina
       29602
  Apollo Real Estate Investment
     Fund, L.P. ...................       3,994,686(13)          12.0%              950,735(17)         1.7%
     c/o Apollo Real Estate Fund, L.P.
     2 Manhattanville Road
     Purchase, New York 10577
  The Capital Group Companies,
     Inc.(14)......................       3,274,230              10.1%              974,282             1.7%
     333 South Hope Street
     Los Angeles, California 90071

---------------

  *  Less than 1%.

 (1) Includes shares owned by (1) MAP IV, (ii) MAP V, (iii) Metro Shelter Directives, Inc. and MV, Inc., the general partners of MAP IV and MAP V, respectively, (iv) certain stockholders who have granted proxies to MAP IV and MAP V, and (v) certain stockholders (including Charterhouse Equity Partners, L.P. ("CEP") who are party to a stockholders agreement with Andrew L. Farkas. Includes 808,000 shares subject to options and warrants which are or will become exercisable within 60 days. Includes 3,334 shares of restricted stock which will vest within 60 days.

 (2) Messrs. Denison, Lipstein and Robin L. Farkas are each limited partners in MAP IV.

 (3) Includes 133,600 shares held by First Security Associates L.P., a limited partnership of which Mr. Denison is the sole general partner, and 246,100 shares held by First Security Company II, L.P., a limited partnership of which Mr. Denison is the sole general partner. Includes 10,000 shares subject to options and warrants which are exercisable or will become exercisable within 60 days, but excludes 43,600 shares held by First Security International Fund, Ltd., a Cayman Islands company, for which First Security Management, Inc., a New York corporation, serves as the investment advisor. Mr. Denison is the President of First Security Management, Inc.

 (4) Includes 24,000 shares subject to options which are or will become exercisable within 60 days and 88,129 shares owned by a general partnership for which Mr. Farkas shares voting power.

 (5) Includes 24,000 shares subject to options which are or will become exercisable within 60 days. Does not include 675,838 shares beneficially owned by CEP and an associated entity. Charterhouse Group International, Inc. ("Charterhouse"), of which Mr. Halpern is Chairman of the Board, indirectly controls CEP and may be deemed to beneficially own such shares. Mr. Halpern disclaims beneficial ownership of any shares beneficially owned by Charterhouse.

 (6) Includes 24,000 shares subject to options which are or will become exercisable within 60 days.

 (7) Includes 245,400 shares subject to options and warrants which are or will become exercisable within 60 days. Includes 833 shares of restricted stock which will vest within 60 days.

 (8) Includes 206,500 shares subject to options and warrants which are or will become exercisable within 60 days. Includes 833 shares of restricted stock which will vest within 60 days.

 (9) Includes 100,000 shares subject to options which are or will become exercisable within 60 days.

(10) Includes 181,680 shares subject to options which are or will become exercisable within 60 days. Includes 4,375 shares of restricted stock which will vest within 60 days.

(11) Includes 2,279,322 shares subject to options and warrants which are or will become exercisable within 60 days. Includes 10,958 shares of restricted stock which will vest within 60 days.

(12) No directors or executive officers beneficially own any of the outstanding 6 1/2% Trust Convertible Preferred Securities issued by Insignia Financing I, subsidiary of the Company.

(13) Includes securities owned by various affiliates of Apollo Real Estate Investment Fund, L.P., including 1,392,916 shares subject to warrants which are or will become exercisable within 60 days.

(14) The Capital Group Companies, Inc. ("Capital") is the parent holding company of a group of investment management companies. Capital does not have investment power or voting power over any of the securities reported herein. Capital Guardian Trust Company, a bank as defined in Section 3(a)6 of the Securities Exchange Act of 1934 and a wholly owned subsidiary of Capital, is the beneficial owner of the reported shares as a result of serving as the investment manager of various institutional accounts. The reported shares include 424,530 shares resulting from the assumed conversion of 225,000 shares of the 6 1/2% Trust Convertible Preferred Securities issued by Insignia Financing I, a subsidiary of the Company. The foregoing is based upon a Schedule 13G filed by Capital with the Securities and Exchange Commission on or about February 10, 1998.

(15) Includes 3,334 shares of restricted stock (793 shares adjusted for the AIMCO Index Price) which vest within 60 days.

(16) Includes 833 shares of restricted stock (198 shares adjusted for the AIMCO Index Price) which vest within 60 days.

(17) Includes 1,392,916 shares subject to warrants.

                      DESCRIPTION OF AIMCO'S CAPITAL STOCK

GENERAL

     The AIMCO Charter authorizes the issuance of up to 498,327,500 shares of AIMCO Common Stock with a par value of $.01 per share. As of March 31, 1998, there were 41,144,945 shares of AIMCO Common Stock issued and outstanding. In addition, up to 1,150,000 shares of AIMCO Common Stock have been reserved for issuance under the 1994 Stock Plan, the 1996 Stock Plan and the Non-Qualified Employee Stock Option Plan. The 1997 Stock Plan provides for the issuance of 10% of the shares of AIMCO Common Stock outstanding as of the first day of the fiscal year during which any award is made, but in no event more than 20,000,000 shares. The AIMCO Common Stock is traded on the NYSE under the symbol "AIV." BankBoston, N.A. serves as transfer agent and registrar of the AIMCO Common Stock. In addition, the AIMCO Charter authorizes 262,500 shares of AIMCO Class B Common Stock (together with the AIMCO Common Stock, the "Authorized Common Stock"), which number of authorized shares is subject to automatic reduction by the number of shares of AIMCO Class B Common Stock that have been converted into AIMCO Common Stock. As of December 31, 1997, 162,500 shares of AIMCO Class B Common Stock were issued and outstanding. See "-- AIMCO Class B Common Stock" below. In addition, the AIMCO Charter authorizes the issuance of up to 12,160,000 shares of preferred stock with a par value of $.01 per share, of which 750,000 shares are classified as AIMCO Class B Preferred Stock, all of which are issued and outstanding, 2,760,000 shares are classified as AIMCO Class C Preferred Stock, of which 2,400,000 are issued and outstanding, 4,600,000 shares are classified as AIMCO Class D Preferred Stock, of which 4,200,000 shares are issued and outstanding, and 4,050,000 shares are classified as AIMCO Class G Preferred Stock, of which 4,050,000 shares are issued and outstanding.

     Holders of the AIMCO Common Stock are entitled to receive dividends, when and as declared by the AIMCO Board, out of funds legally available therefor. The holders of shares of AIMCO Common Stock, upon any liquidation, dissolution or winding up of AIMCO, are entitled to receive ratably any assets remaining after payment in full of all liabilities of AIMCO and the liquidation preferences of preferred stock. The shares of AIMCO Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of AIMCO Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of AIMCO Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of AIMCO Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of AIMCO Common Stock that may be issued by AIMCO at a subsequent date.

RESTRICTIONS ON TRANSFER

     For AIMCO to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the AIMCO Board believes that it is essential for AIMCO to continue to qualify as a REIT, the AIMCO Board has adopted, and the stockholders have approved, provisions of the AIMCO Charter restricting the acquisition of shares of Authorized Common Stock.

     Subject to certain exceptions specified in the AIMCO Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Authorized Common Stock. The AIMCO Board may waive the ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. However, in no event may such holder's direct or indirect ownership of Authorized Common Stock exceed 9.8% of the total outstanding shares of Authorized Common Stock. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. The foregoing restrictions on transferability and ownership will not apply if the AIMCO Board determines that it is no longer in the best interests of AIMCO to attempt to qualify, or to continue to qualify as a REIT and a resolution terminating AIMCO's status as a REIT and amending the AIMCO Charter to remove the foregoing restrictions is duly adopted by the AIMCO Board and approved by a majority of AIMCO's stockholders. If shares of Authorized Common Stock in excess of the ownership limit, or shares of Authorized Common Stock which would cause the REIT to be beneficially owned by fewer than 100 persons, or which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Authorized Common Stock transferred in excess of the ownership limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the ownership limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Authorized Common Stock bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Authorized Common Stock must file a written statement or affidavit with AIMCO containing the information specified in the AIMCO Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to AIMCO in writing such information with respect to the direct, indirect and constructive ownership of shares as the AIMCO Board deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The ownership limitations may have the effect of precluding acquisition of control of AIMCO by a third party unless the AIMCO Board determines that maintenance of REIT status is no longer in the best interests of AIMCO.

AIMCO CLASS B COMMON STOCK

     In connection with the initial formation of AIMCO, Messrs. Considine, Kompaniez and Ira and Robert P. Lacy, a former officer of AIMCO, acquired an aggregate of 650,000 shares of AIMCO Class B Common Stock (which was authorized in the AIMCO Charter at that time). The AIMCO Class B Common Stock does not have voting or dividend rights and, unless converted into AIMCO Common Stock, as described below, is subject to repurchase by AIMCO as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of AIMCO Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the ownership limit) into an equal number of shares of AIMCO Common Stock (subject to adjustment upon the occurrence of certain events in respect of the AIMCO Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once AIMCO Class B Common Stock has been converted into AIMCO Common Stock, holders of such shares of converted AIMCO Common Stock will have voting and dividend rights of AIMCO Common Stock generally. Once converted or forfeited, the AIMCO Class B Common Stock may not be reissued by AIMCO.

     The Eligible Class B Shares convert to AIMCO Common Stock if (i) AIMCO's FFO Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of AIMCO Common Stock for a 90-calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "FFO Per Share" means, for any period, (i) net income
(loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of the AIMCO Common Stock outstanding on the last day of such period (excluding any shares of the AIMCO Common Stock into which shares of the AIMCO Class B Common Stock shall have been converted as a result of the conversion of shares of the AIMCO Class B Common Stock on the last day of such period) and (b) the number of shares of the AIMCO Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

     Set forth below for the remaining Year-End Testing Date is (i) the number of shares of AIMCO Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share target (in FFO Per Share) and (iv) the average market price target:

                                                                      CUMULATIVE
                                                      ANNUAL FFO         FFO          AVERAGE
                                 ELIGIBLE CLASS B      PER SHARE      PER SHARE     MARKET PRICE
     YEAR-END TESTING DATE          SHARES(1)        GROWTH TARGET      TARGET         TARGET
     ---------------------       ----------------    -------------    ----------    ------------
December 31, 1998..............      162,500             8.5%           $2.760        $26.373

---------------

(1) Assumes that only the shares of AIMCO Class B Common Stock outstanding as of December 31, 1997 remain outstanding until converted into shares of AIMCO Common Stock.

     Any AIMCO Class B Common Stock that has not been converted into AIMCO Common Stock following December 31, 1998 will be subject to repurchase by AIMCO at a price of $0.10 per share. AIMCO Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in AIMCO Charter). The AIMCO Board may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may under certain circumstances, accelerate the conversion of outstanding AIMCO Class B Common Stock at such time and in such amount as it may determine appropriate.

     All of the 65,000 shares of AIMCO Class B Common Stock eligible for conversion as of the December 31, 1994 Year-End Testing Date, all of the 130,000 shares of AIMCO Class B Common Stock eligible for conversion as of the December 31, 1995 Year-End Testing Date, all of the 130,000 shares of AIMCO Class B Common Stock eligible for conversion as of the December 31, 1996 Year-End Testing Date and all of the 162,500 shares of AIMCO Class B Common Stock eligible for conversion as of the December 31, 1997 Year-End Testing Date have been converted into shares of AIMCO Common Stock. As of December 31, 1997, the outstanding AIMCO Class B Common Stock was held as follows: 93,428 shares by Mr. Considine, 41,438 shares by Mr. Kompaniez, 13,821 shares by Mr. Ira and 13,813 shares by Mr. Lacy.

AIMCO CLASS B PREFERRED STOCK

     On August 4, 1997, AIMCO issued 750,000 shares of AIMCO Class B Preferred Stock to an institutional investor (the "Preferred Share Investor") for $75 million. The AIMCO Class B Preferred Stock ranks prior to AIMCO Common Stock, with respect to dividends, liquidation, dissolution, and winding-up, and has an aggregate liquidation value of $75 million. Holders of the AIMCO Class B Preferred Stock are entitled to receive, when, as and if declared by the AIMCO Board, quarterly cash dividends per share equal to the greater of (i) $1.78125 (the "Base Rate") and (ii) the cash dividends declared on the number of shares of AIMCO Common Stock into which one share of AIMCO Class B Preferred Stock is convertible. On or after August 4, 1998, each share of AIMCO Class B Preferred Stock may be converted at the option of the holder into 3.28407 shares of AIMCO Common Stock, subject to certain anti-dilution adjustments. AIMCO may redeem any or all of the AIMCO Class B Preferred Stock on or after August 4, 2002, at a redemption price of $100 per share, plus unpaid dividends accrued on the shares redeemed.

     Holders of AIMCO Class B Preferred Stock, voting as a class with the holders of all AIMCO capital stock that ranks on a parity with the AIMCO Class B Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding up or otherwise ("Parity Stock"), will be entitled to elect
(i) two directors of AIMCO if six quarterly dividends (whether or not consecutive) on the AIMCO Class B Preferred Stock or any Parity Stock are in arrears, and (ii) one director of AIMCO if for two consecutive quarterly dividend periods AIMCO fails to pay at least $0.4625 in dividends on the AIMCO Common Stock. The affirmative vote of the holders of two thirds of the outstanding shares of AIMCO Class B Preferred Stock will be required to amend the AIMCO Charter in any manner that would adversely affect the rights of the holders of AIMCO Class B Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the AIMCO Class B Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise. If the IRS were to make a final determination that AIMCO does not qualify as a real estate investment trust in accordance with Sections 856 through 860 of the Code, the Base Rate for quarterly cash dividends on the AIMCO Class B Preferred Stock would be increased to $3.03125 per share.

     The agreement pursuant to which AIMCO issued the AIMCO Class B Preferred Stock (the "Preferred Share Purchase Agreement") provides that the Preferred Share Investor may require AIMCO to repurchase such investor's AIMCO Class B Preferred Stock in whole or in part at a price of $105 per share, plus accrued and unpaid dividends on the purchased shares, if (i) AIMCO shall fail to continue to be taxed as a REIT pursuant to Sections 856 through 860 of the Code, or (ii) upon the occurrence of a change of control (as defined in the Preferred Share Purchase Agreement). The Preferred Share Purchase Agreement also provides that, so long as the Preferred Share Investor owns AIMCO Class B Preferred Stock with an aggregate liquidation preference of at least $18.75 million, neither AIMCO, the AIMCO Operating Partnership nor any subsidiary of AIMCO may issue preferred securities or incur indebtedness for borrowed money if immediately following such issuance and after giving effect thereto and the application of the net proceeds therefrom, AIMCO's ratio of aggregate consolidated earnings before income taxes, depreciation and amortization to aggregate consolidated fixed charges for the four fiscal quarters immediately preceding such issuance would be less than 1.5 to 1.

AIMCO CLASS C PREFERRED STOCK

     On December 23, 1997, AIMCO issued 2,400,000 shares of AIMCO Class C Preferred Stock in an underwritten public offering, netting approximately $57.9 million in proceeds. The AIMCO Class C Preferred Stock (a) ranks prior to AIMCO Common Stock, AIMCO Class B Common Stock, and AIMCO Class E Preferred Stock if issued in the Merger and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the AIMCO Class C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Junior Stock"), (b) ranks on parity with AIMCO Class B Preferred Stock, AIMCO Class D Preferred Stock, AIMCO Class G Preferred Stock, and AIMCO Class F Preferred Stock if issued in the Merger and with any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the AIMCO Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the AIMCO Class C Preferred Stock ("Senior Stock").

     Holders of AIMCO Class C Preferred Stock are entitled to receive cash dividends at the rate of 9% per annum of the $25 liquidation preference (equivalent to $2.25 per annum per share). Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1998. Upon any liquidation, dissolution or winding \up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Junior Stock, the holders of AIMCO Class C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class C Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above on any liquidating payments on any other shares of any class or series of Parity Stock, then such proceeds shall be distributed among the holders of AIMCO Class C Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such AIMCO Class C Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

     On and after December 23, 2002, AIMCO may redeem shares of AIMCO Class C Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class C Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The AIMCO Class C Preferred Stock has no stated maturity and will not be subject to any sinking find or mandatory redemption provisions.

     Holders of shares of AIMCO Class C Preferred Stock have no voting rights, except that if distributions on AIMCO Class C Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of AIMCO Class C Preferred Stock (voting together as a single class with all other shares of Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the AIMCO Class C Preferred Stock called for the purpose.

AIMCO CLASS D PREFERRED STOCK

     On February 13, 1998, AIMCO issued 4,200,000 shares of AIMCO Class D Preferred Stock in an underwritten public offering, netting approximately $101.5 million in proceeds. The AIMCO Class D Preferred Stock (a) ranks prior to AIMCO Common Stock, AIMCO Class B Common Stock, and AIMCO Class E Preferred Stock if issued in the Merger and any other class or series of capital stock of AIMCO if, pursuant to the specific terms of such class or series of stock, the holders of the AIMCO Class D Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Junior Stock"), (b) ranks on parity with AIMCO Class B Preferred Stock, AIMCO Class C Preferred Stock, AIMCO Class G Preferred Stock, and AIMCO Class F Preferred Stock if issued in the Merger and with any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the AIMCO Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the AIMCO Class D Preferred Stock ("Senior Stock").

     Holders of Class D Preferred Stock are entitled to receive cash dividends at the rate of 8 3/4% per annum of the $25 liquidation preference (equivalent to $2.1875 per annum per share). Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1998. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Junior Stock, the holders of AIMCO Class D Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class D Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above on any liquidating payments on any other shares of any class or series of Parity Stock, then such proceeds shall be distributed among the holders of AIMCO Class D Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on

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such AIMCO Class D Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

     On and after February 19, 2003, AIMCO may redeem shares of AIMCO Class D Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class D Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The AIMCO Class D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of AIMCO Class D Preferred have no voting rights, except that if distributions on AIMCO Class D Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of AIMCO Class D Preferred Stock (voting together as a single class with all other shares of Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the AIMCO Class D Preferred Stock called for the purpose.

AIMCO CLASS E PREFERRED STOCK

     If the Merger is approved by the stockholders of AIMCO, upon consummation of the Merger, AIMCO will issue to Insignia stockholders, in the aggregate, a number of shares of AIMCO Class E Preferred Stock approximately equal to $303 million divided by the AIMCO Index Price, or, if AIMCO stockholders do not approve the Merger, a number of shares of AIMCO Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price, in both cases less the Aggregate Cash Amount, if any. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock. The AIMCO Class E Preferred Stock (a) ranks prior to AIMCO Common Stock and AIMCO Class B Common Stock, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, holders of the AIMCO Class E Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Junior Stock"), (b) ranks on a parity with any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series of stock and the AIMCO Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock") and (c) ranks junior to the AIMCO Class B Preferred Stock, the AIMCO Class C Preferred Stock, the AIMCO Class D Preferred Stock, the AIMCO Class G Preferred Stock, and AIMCO Class F Preferred Stock if issued in the Merger and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the AIMCO Class E Preferred Stock ("Senior Stock").

     On any date (each, a "Dividend Payment Date") on which cash dividends are paid on the AIMCO Common Stock prior to the Conversion Date (as defined below), holders of AIMCO Class E Preferred Stock shall be entitled to receive cash dividends payable in an amount per share of AIMCO Class E Preferred Stock equal to the per share dividend payable on AIMCO Common Stock on such Dividend Payment Date. Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the date of original issue. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Junior Stock, the holders of AIMCO Class E Preferred Stock shall be entitled to receive a liquidation preference of $1 per share plus the Special Dividend if such dividend is unpaid on the date of the final distribution to such holders (collectively, the "Class E Liquidation Preference"), and thereafter each share of AIMCO Class E Preferred Stock shall have the same rights with respect to assets of AIMCO as one share of AIMCO Common Stock.

     On or after the twentieth anniversary of the Effective Time, AIMCO may redeem shares of AIMCO Class E Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) the greater of

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(A) the Current Market Price (see "Glossary") of the AIMCO Common Stock on the
date specified for redemption by AIMCO in a notice sent to holders of AIMCO Class E Preferred Stock (the "Call Date") or (B) the AIMCO Index Price, but determined without giving effect to the limitation of $38.00 per share, plus
(ii) all accrued and unpaid dividends to the Call Date. The AIMCO Class E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of AIMCO Class E Preferred Stock shall be entitled to one-half ( 1/2) of one vote with respect to all matters in which holders of AIMCO Common Stock shall be entitled to vote thereon. In addition, if any portion of the Special Dividend has yet to be declared and paid to the holders of AIMCO Class E Preferred Stock on January 15, 1999, or if distributions on AIMCO Class E Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board of Directors shall be increased by two and the holders of AIMCO Class E Preferred Stock (voting together as a single class with all other shares of Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the additional director of AIMCO. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of AIMCO, including any shares of AIMCO Class E Preferred Stock, have been paid or declared and set apart for payment.

     On any date which the Special Dividend, or any portion thereof, is paid (which may be declared by the AIMCO Board in its sole discretion), the holders of AIMCO Class E Preferred Stock shall be entitled to receive an amount per share of AIMCO Class E Preferred Stock equal to the Special Dividend divided by the Series E Conversion Ratio (as defined in the Merger Agreement). After January 15, 1999, if any portion of the Special Dividend or any other dividend has yet to be declared and paid to the holders of AIMCO Class E Preferred Stock, no dividends shall be declared or paid or set apart for payment by AIMCO on the AIMCO Common Stock.

     On the close of business on the day on which the Special Dividend (or any remaining unpaid portion thereof) is paid to the holders of the AIMCO Class E Preferred Stock, each share of AIMCO Class E Preferred Stock will be automatically converted into one share of AIMCO Common Stock without any action on the part of AIMCO or the holder of such share (the "Conversion Date"). If AIMCO at any time following the Effective Time pays a dividend or makes a distribution, subdivides, combines, reclassifies, issues rights, options or warrants or makes any other distribution in securities in relation to its outstanding AIMCO Common Stock, then AIMCO will contemporaneously do the same with respect to the AIMCO Class E Preferred Stock.

AIMCO CLASS F PREFERRED STOCK

     If the Merger is not approved by the stockholders of AIMCO, but the Distribution and the Merger Agreement are approved by the stockholders of Insignia, upon consummation of the Merger, AIMCO will issue to Insignia stockholders, in the aggregate, a number of shares of AIMCO Class F Preferred Stock approximately equal to $100 million divided by the AIMCO Index Price. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class F Preferred Stock. AIMCO will not issue any shares of AIMCO Class F Preferred Stock in the event that AIMCO stockholders approve the Merger. The AIMCO Class F Preferred Stock (a) ranks prior to AIMCO Class A Common Stock, AIMCO Class B Common Stock, and AIMCO Class E Preferred Stock if issued in the Merger and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, holders of the AIMCO Class F Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Junior Stock") and (b) ranks on a parity with the AIMCO Class B Preferred Stock, the AIMCO Class C Preferred Stock, the AIMCO Class D Preferred Stock, the AIMCO Class G Preferred Stock and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series of stock and the AIMCO Class F Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock").

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

     On any date (each, a "Dividend Payment Date") on which cash dividends are paid on the AIMCO Common Stock prior to the Conversion Date (as defined below), holders of AIMCO Class F Preferred Stock are entitled to receive dividends payable in cash in an amount per share of AIMCO Class F Preferred Stock equal to the greater of (i) 2.5% of the AIMCO Index Price (determined without giving effect to the limitation of $38.00), increasing by 0.25% after each anniversary of the Effective Time through the fifth anniversary thereof, subject to a maximum of 3.75%, and (ii) the per share dividend payable on AIMCO Common Stock on such Dividend Payment Date. Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the date of original issue. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Junior Stock, the holders of AIMCO Class F Preferred Stock shall be entitled to receive an amount per share of AIMCO Class F Preferred Stock equal to the AIMCO Index Price (determined without giving effect to the limitation of $38.00), and thereafter each share of AIMCO Class F Preferred Stock shall have the same rights with respect to assets of AIMCO as one share of AIMCO Common Stock.

     On and after the twentieth anniversary of the Effective Time, AIMCO may redeem shares of AIMCO Class F Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) the greater of (A) the Current Market Price of the AIMCO Common Stock on the date specified for redemption by AIMCO in a notice sent to holders of AIMCO Class F Preferred Stock (the "Call Date") or
(B) the AIMCO Index Price, plus (ii) all accrued and unpaid dividends to the Call Date. The AIMCO Class F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of AIMCO Class F Preferred Stock have no voting rights, except that if distributions on AIMCO Class F Preferred or any series or class of Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of AIMCO Class F Preferred Stock (voting together as a single class with all other shares of Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the additional director of AIMCO. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of AIMCO, including any shares of AIMCO Class F Preferred Stock, have been paid or declared and set apart for payment.

     Each share of AIMCO Class F Preferred Stock shall be automatically converted into one share of AIMCO Common Stock without any action on the part of AIMCO or the holder of such share immediately upon the approval of such conversion by the holders of two-thirds of the outstanding shares of AIMCO Common Stock. If AIMCO at any time following the Effective Time pays a dividend or makes a distribution, subdivides, combines, reclassifies, issues rights, options or warrants or makes any other distribution in securities in relation to its outstanding AIMCO Common Stock, then AIMCO will contemporaneously do the same with respect to the AIMCO Class F Preferred Stock.

AIMCO CLASS G PREFERRED STOCK

     On July 15, 1998, AIMCO issued 4,050,000 shares of AIMCO Class G Cumulative Preferred Stock, par value $0.01 per share ("AIMCO Class G Preferred Stock"), in an underwritten public offering, netting approximately $98.0 million in proceeds. The AIMCO Class G Preferred Stock (a) ranks prior to AIMCO Common Stock, AIMCO Class B Common Stock, AIMCO Class E Preferred Stock if issued in the Merger and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the AIMCO Class G Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Junior Stock"), (b) ranks on parity with AIMCO Class B Preferred Stock, AIMCO Class C Preferred Stock, AIMCO Class D Preferred Stock, and AIMCO Class F Preferred Stock if issued in the Merger and with any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the AIMCO Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity
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

Stock") and (c) ranks junior to any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the AIMCO Class G Preferred Stock ("Senior Stock").

     Holders of AIMCO Class G Preferred Stock are entitled to receive cash dividends at the rate of 9 3/8% per annum of the $25 liquidation preference (equivalent to $2.34375 per annum per share). Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Junior Stock, the holders of AIMCO Class G Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class G Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above on any liquidating payments on any other shares of any class or series of Parity Stock, then such proceeds shall be distributed among the holders of AIMCO Class G Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such AIMCO Class G Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

     On and after July 15, 2008, AIMCO may redeem shares of AIMCO Class G Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class G Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The AIMCO Class G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of AIMCO Class G Preferred Stock have no voting rights, except that if distributions on AIMCO Class G Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of AIMCO Class G Preferred Stock (voting together as a single class with all other shares of Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the AIMCO Class G Preferred Stock called for the purpose.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The business combination statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. AIMCO's Board has not passed such a resolution.

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CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or
(iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

     A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. No such exemption appears in the AIMCO Charter or the by laws of AIMCO. The control share acquisition statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer.

       FEDERAL INCOME TAX CONSEQUENCES RELATED TO AN INVESTMENT IN AIMCO

     The following is a summary of Federal income tax consequences resulting from the acquisition of, holding, exchanging or otherwise disposing of AIMCO Common Stock. This discussion is based upon the Code, the Treasury regulations promulgated thereunder, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Joint Proxy Statement/Prospectus and all of which are subject to change, possibly retroactively. This discussion is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular investor in light of his individual investment or tax circumstances, or to certain types of investors subject to special tax rules (including insurance companies, financial institutions, broker-dealers, foreign investors and, except to the extent discussed below, tax-exempt organizations). This summary assumes that investors will hold their AIMCO stock as a "capital asset" (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed herein.

     THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH INSIGNIA STOCKHOLDER IS URGED TO CONSULT HIS TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF ACQUIRING, HOLDING, EXCHANGING OR OTHERWISE DISPOSING OF AIMCO COMMON STOCK, AND OF AIMCO'S

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ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY STATE,
LOCAL AND NON-U.S. TAX CONSEQUENCES.

TAXATION OF AIMCO

     General. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

     AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue such election. AIMCO's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, has provided AIMCO with an opinion that, commencing with AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT under the Code, and AIMCO's proposed method of future operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on, and conditioned upon, certain representations and covenants made by AIMCO as to factual matters, including representations and covenants regarding the nature of AIMCO's properties and the future conduct of its business in accordance with the descriptions of the requirements to qualify as a REIT which are described herein. In addition, AIMCO's qualification as a REIT depends upon the qualification of IPT as a REIT. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP assumes that (i) the transactions contemplated by the Merger Agreement and the other documents relevant to the Merger will be consummated in accordance with their terms and that such documents accurately reflect the material facts of such transactions and (ii) AIMCO and each of its subsidiaries have operated and will continue to operate in accordance of the laws of the jurisdictions in which they were formed and there have been no changes in the laws of the State of Maryland or any other state under the laws of which any of AIMCO's subsidiaries have been formed. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP relies on the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to IPT's continuing qualification as a REIT following the Merger, which opinion is based on certain representations and covenants made by IPT as to factual matters, including representations and covenants regarding the nature of IPT's properties and the future conduct of its business in accordance with the requirements to qualify as a REIT which are described herein. AIMCO's qualification and taxation as a REIT depend on its ability to meet, through actual annual operating results, certain requirements, including requirements relating to asset ownership, distribution levels, and diversity of stock ownership, and the various qualification tests imposed by the Code discussed herein. Skadden, Arps, Slate, Meagher, & Flom LLP will not review AIMCO's compliance with those tests on a continuing basis and, accordingly, no assurance can be given that the actual results of AIMCO's operating results for any particular taxable year will satisfy the requirements for taxation as a REIT under the Code. An opinion of counsel is not binding on the IRS or the courts and there can be no assurance that the IRS will not challenge AIMCO's eligibility for taxation as a REIT. See " -- Taxation of AIMCO -- Failure to Qualify."

     Provided AIMCO qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding AIMCO's qualification as a REIT, AIMCO will be subject to Federal income tax as follows: First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on

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an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain retained long-term capital gains that AIMCO elects to retain and pay tax thereon), and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if during the ten-year period beginning on the day on which an asset acquired by AIMCO from a subchapter C corporation in a transaction in which the adjusted tax basis of the asset in the hands of AIMCO is determined by reference to the adjusted basis of such asset in the hands of subchapter C corporation(such as the assets acquired from Insignia in the Merger), AIMCO recognizes gain on the disposition of such asset, under Treasury Regulations not yet promulgated, AIMCO would be required to recognize any net built-in gain that would have been realized if the subchapter C corporation had liquidated on the last day before the date of the transfer. Pursuant to IRS Notice 88-19, AIMCO may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on the excess, if any, of the fair market value over the adjusted basis of any such asset as of the beginning of the ten-year period ("Built-in Gain"). AIMCO intends to make this election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if and to the extent such assets are sold within the specified ten-year period. It should be noted that AIMCO has acquired (and will acquire in the Merger) a significant amount of assets with Built-in Gain and a taxable disposition by AIMCO of these assets within 10 years of their acquisition would subject AIMCO to a corporate level tax.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The AIMCO Charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above.

     To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the beneficial owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     A corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the AIMCO Operating Partnerships will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."
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     Income Tests. In order to maintain qualification as a REIT, AIMCO annually must satisfy two gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by AIMCO through the AIMCO Operating Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, AIMCO (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.

     The Management Subsidiaries will receive management fees and other income. A portion of such fees and other income will accrue to AIMCO through the AIMCO Operating Partnership's general partnership interest in PAMS LP. Such fee and other income generally will not qualify under the 95% gross income test. AIMCO also expects to indirectly receive distributions from the Management Subsidiaries that will be classified as dividend income to the extent of the earnings and profits of the Management Subsidiaries. Such distributions will qualify under the 95% gross income test but not under the 75% gross income test.

     If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "-- Taxation of AIMCO -- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

     Asset Tests. AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the AIMCO Operating Partnership), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of AIMCO, cash, cash items and U.S. government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.

     AIMCO indirectly owns interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. In addition, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total

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assets. AIMCO believes that its indirect ownership interests in the Management
Subsidiaries qualify under these rules. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the AIMCO Operating Partnership's total assets and the value of the AIMCO Operating Partnership's interest in the Management Subsidiaries and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the AIMCO Operating Partnership's ownership interests in the Management Subsidiaries disqualifies AIMCO from treatment as a REIT.

     AIMCO's indirect interests in the AIMCO Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

     Annual Distribution Requirements. AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at corporate tax rates. If AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO may elect to retain, rather than distribute, all or a portion of its net long-term capital gains and pay the tax on such gains. In such a case AIMCO's stockholders would include their proportionate share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by AIMCO. For purposes of the 4% excise tax described above, any such retained amounts would be treated as having been distributed.

     It is possible that AIMCO, from time to time, may not have sufficient cash to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income (including receipt of distributions from the AIMCO Operating Partnership) and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of AIMCO. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

     Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

  Absence of Earnings and Profits

     The Code provides that when a REIT acquires a corporation that is currently a C corporation (such as Insignia), the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such C corporation. In the Merger, AIMCO will succeed to the earnings and profits of Insignia and, therefore, AIMCO must distribute such earnings and profits by December 31,

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1998. Insignia has retained independent certified public accountants to determine Insignia's earnings and profits through the Effective Time for purposes of this requirement. The determination of the independent certified public accountants will be based upon Insignia's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants.

     Any adjustments to Insignia's income for taxable years ending on or before the Effective Time, including as a result of an examination of its returns by the IRS and the receipt of certain indemnity or other payments from Holdings, could affect the calculation of Insignia's earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of Insignia and propose adjustments to increase its taxable income and therefore its earnings and profits. In this regard, the IRS can consider all taxable years of Insignia as open for review for purposes of determining the amount of such earnings and profits. Additionally, if the Special Dividend is not treated as a dividend under the Code, AIMCO may, depending upon the amount of other distributions made by AIMCO subsequent to the Insignia Merger, fail to distribute an amount equal to Insignia's earnings and profits. AIMCO's failure to distribute an amount equal to such earnings and profits effective on or before December 31, 1998 would result in AIMCO's failure to qualify as a REIT.

     Failure to Qualify. If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify as a REIT will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, AIMCO will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

     General. Most of AIMCO's investments are held indirectly through the AIMCO Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "-- Taxation of AIMCO -- Ownership of Partnership Interests."

     Entity Classification. AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of such partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "-- Taxation of AIMCO -- Income Tests" and "-- Taxation of AIMCO -- Asset Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "-- Taxation of AIMCO -- Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year.

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     Tax Allocations with Respect to the Properties. Pursuant to the Code and the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Tax allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the AIMCO Operating Partnership of the cash proceeds received in any offerings of its stock.

     In general, certain holders of AIMCO OP Units will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the AIMCO Operating Partnership of contributed Owned Properties. This will tend to eliminate the Book-Tax Difference over the life of the AIMCO Operating Partnership and Subsidiary Partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of contributed properties in the hands of the AIMCO Operating Partnership may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "-- Taxation of AIMCO -- Annual Distribution Requirements."

     With respect to any property purchased or to be purchased by the AIMCO Operating Partnership (other than through the issuance of AIMCO OP Units), such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

     Sale of the Properties. AIMCO's share of any gain realized by the AIMCO Operating Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction and subject to a 100% penalty tax. See
"-- Requirements for Qualification -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The AIMCO Operating Partnership intends to hold its assets for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties (and other apartment properties) and to make such occasional sales of its properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by the Management Subsidiaries held by the AIMCO Operating Partnership, distributions paid to the AIMCO Operating Partnership as the general partner of PAMS LP, and interest paid by the Management Subsidiaries on certain notes held by the AIMCO Operating Partnership. In general, the Management Subsidiaries pay Federal, state and local income taxes on their taxable income at normal corporate rates. Any Federal, state or local income taxes that the Management Subsidiaries are required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

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TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     General. Provided AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends), including the Special Dividend, will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained long-term capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     AIMCO may elect to retain and pay income tax on its net long-term capital gains. If AIMCO makes this election, AIMCO's stockholders would include in their income as long-term capital gain their proportionate share of the long-term capital gain as designated by AIMCO. Each stockholder will be deemed to have paid the stockholder's share of the tax, which could be credited or refunded to the stockholder. The basis of the stockholder's shares would be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid).

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. Any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO. All or a portion of any loss realized upon a taxable disposition of the AIMCO stock may be disallowed if other shares of the same class of AIMCO stock are purchased within 30 days before or after the disposition.

     The highest Federal marginal individual income tax rate (which applies to ordinary income and gain from the sale or exchange of capital assets held for one year or less) is 39.6%. The maximum regular income tax rate on capital gains derived by non-corporate taxpayers is 20% for sales and exchanges of capital assets held for more than one year. Any long-term capital gains from the sale or exchange of depreciable real property that would be subject to ordinary income taxation (i.e., "depreciation recapture") if treated as personal property will be subject to a maximum tax rate of 25% instead of the 20% maximum rate. With respect to distributions designated by AIMCO as capital gain dividends and any retained capital gains that AIMCO is deemed to distribute, AIMCO may designate (subject to certain limits) whether such a distribution is taxable to its individual stockholders at a Federal income tax rate of 20% or 25%. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by non-corporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate income tax rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

     In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain material U.S. Federal income and estate tax consequences of the ownership and disposition of AIMCO stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or
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partnership created or organized in the United States or under the laws of the
United States or of any state thereof, (iii) an estate whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

     Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of AIMCO stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIMCO stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

     Non-Dividend Distributions. Unless AIMCO stock constitutes a United States Real Property Interest (a "USRPI"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the highest applicable capital gain rate to the extent such distributions exceed a stockholder's basis in his or her AIMCO stock.

     Capital Gain Dividends. Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to a treaty exemption.

     Disposition of Stock of AIMCO. Unless AIMCO stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of AIMCO stock will not be subject to taxation under FIRPTA. Because the AIMCO stock is publicly traded, however, no assurance can be given that AIMCO will continue to be a domestically controlled REIT.

     If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which AIMCO Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of AIMCO's outstanding stock at all times during a specified testing period.

     If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals)

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and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the AIMCO Common Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. AIMCO Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includible in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     AIMCO will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide AIMCO with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, AIMCO may be required to withhold a portion of capital gain distribution to any Non-U.S. Holders who fail to certify their non-foreign status to AIMCO. The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payment made after December 31, 1999.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from Federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by AIMCO to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the AIMCO Common Stock with a debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules.
Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from AIMCO as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of AIMCO's stock is required to treat a percentage of the dividends from AIMCO as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of AIMCO's stock only if (i) the UBTI Percentage is at least 5%, (ii) AIMCO qualified as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of AIMCO in proportion to their actuarial interest in the pension trust, and (iii) either
(A) one
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pension trust owns more than 25% of the value of AIMCO's stock or (B) a group of pension trusts each individually holding more than 10% of the value of AIMCO's stock collectively owns more than 50% of the value of AIMCO's stock. The restrictions on ownership and transfer of AIMCO's stock should prevent an Exempt Organization from owning more than 10% of the value of AIMCO's stock.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

     The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect an investment in AIMCO. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect the ability of AIMCO to expand the present activities of its Management Subsidiaries. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to AIMCO or an investment in AIMCO will be changed.

STATE AND LOCAL TAXES

     The AIMCO Operating Partnership and its partners and AIMCO and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of the AIMCO Operating Partnership and its partners and AIMCO and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, Insignia stockholders should consult their tax advisors regarding the application and effect of state and local tax laws on an investment in AIMCO.

            COMPARATIVE RIGHTS OF STOCKHOLDERS OF AIMCO AND INSIGNIA

     Upon consummation of the Merger, the stockholders of Insignia will become stockholders of AIMCO. Accordingly, the rights of stockholders of Insignia following the Merger will be governed by the AIMCO Charter and AIMCO's Amended and Restated Bylaws (the "AIMCO Bylaws").

     The following is a summary of the material differences between the rights and privileges of Insignia stockholders and those of holders of AIMCO Common Stock, AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock. This summary is not meant to be relied upon as an exhaustive description of such differences and is qualified in its entirety by reference to the AIMCO Charter, the AIMCO Bylaws, Insignia's Certificate of Incorporation, as amended (the "Insignia Charter"), Insignia's Amended and Restated Bylaws, as amended (the "Insignia Bylaws"), the MGCL and the DGCL.

RESTRICTIONS ON SHARE TRANSFERS

     AIMCO. Subject to certain exceptions and conditions specified in the AIMCO Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940, as amended, and Mr. Considine) of the outstanding shares of Authorized Common Stock. See "Description of AIMCO's Capital
Stock -- Restrictions on Transfer" for additional details regarding these restrictions and the exceptions and conditions to them.

     Insignia. Neither the DGCL, the Insignia Charter nor the Insignia Bylaws include restrictions on share transfers.

AMENDMENT OF CHARTER DOCUMENTS AND BYLAWS

     Under the MGCL, unless otherwise provided in a corporation's charter, a proposed charter amendment requires an affirmative vote of two-thirds of the outstanding stock entitled to be cast on the matter. Under the MGCL, the power to adopt, alter, and repeal the bylaws is vested in the stockholders, except to the extent that the charter or the bylaws vest it in the board of directors.
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     Under the DGCL, unless provided in a corporation's charter, a proposed charter amendment requires the approval of the board of directors and an affirmative vote of a majority of the outstanding stock entitled to vote thereon, and, if applicable, a majority of the outstanding stock of each class entitled to vote thereon as a class. Under the DGCL, the power to adopt, alter, and repeal the bylaws is vested in the stockholders, however a corporation's charter may confer such power upon the board of directors. The fact that such power has been conferred upon the directors does not divest or limit the stockholders' power to adopt, amend or repeal bylaws.

     AIMCO. The AIMCO Charter provides that it may be amended upon the affirmative vote of a majority (or, as applicable, two-thirds) of the stock entitled to be cast generally in the election of directors ("voting stock"). The AIMCO Charter provides that each share of AIMCO Common Stock is entitled to one vote on any matter submitted to the stockholders of AIMCO for a vote. Upon consummation of the Merger, each share of AIMCO Class E Preferred Stock will be entitled to one-half of one vote on any matter submitted to the stockholders of AIMCO for a vote. The AIMCO Class F Preferred Stock will have no voting rights other than as provided by law. Holders of shares of AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock shall also, in certain circumstances, have the ability to vote for additional directors of AIMCO. See "Description of AIMCO's Capital Stock." The AIMCO Bylaws provide that they may be amended by vote of a majority of the AIMCO Board. An amendment to any provision of the AIMCO Bylaws relating to their repeal or the removal of directors may be effected only by the vote of two-thirds of the voting stock.

     Insignia. Each share of Insignia Common Stock is entitled to one vote on each matter submitted to the stockholders of Insignia for a vote. The Insignia Charter does not contain a provision regarding the required stockholder vote for amendment. However, the Insignia Charter provides that the Insignia Board is authorized to adopt, amend or repeal the Insignia Bylaws except to the extent provided in the Insignia Bylaws. The Insignia Bylaws provide that the stockholders have the power to adopt, amend or repeal the Insignia Bylaws by a vote of not less than a majority and the Insignia Board has equal power in that respect. However, any bylaw adopted by the Insignia Board may only be amended or repealed by the affirmative vote of a majority of the shares entitled at the time to vote for the election of directors.

BUSINESS COMBINATIONS

     Generally, under the MGCL, the approval by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter is required for mergers, consolidations, share exchanges and any transfers of all or substantially all of the assets of a corporation, unless the charter increases or reduces the vote to not less than a majority. Neither the AIMCO Charter nor the Insignia Charter alters the two-thirds vote requirement.

     Subtitle 6 of Title 3 of the MGCL prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, share exchanges, sales or dispositions of assets, issuances of stock, liquidations, reclassification and benefits from the corporation, including loans or guarantees) between a Maryland corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or certain affiliates of the corporation) for a period of five years after the most recent date such stockholder became an interested stockholder. After such five-year period, a business combination between a Maryland corporation and such interested stockholder is prohibited unless either certain "fair-price" provisions are complied with or the business combination is approved by certain supermajority stockholder votes. The MGCL restrictions do not apply to a business combination with an interested stockholder if such business combination is approved or exempted from the MGCL by a resolution of the board of directors adopted prior to the date on which the interested stockholder became an interested stockholder.

     A Maryland corporation also may adopt an amendment to its charter electing not to be subject to the business combination provisions of the MGCL in whole or in part. Any such amendment generally must be approved by the affirmative vote of at least 80 percent of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders, may not be effective until 18 months after the vote

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of stockholders and may not apply to an interested stockholder who became such on or before the date of the vote.

     Generally, under the DGCL, the approval of a majority of the outstanding stock of a corporation entitled to vote thereon at a meeting duly called upon at least 20 days notice is required for the sale, lease or exchange of all or substantially all the assets or property of a corporation.

     Section 203 of the DGCL prohibits any business combination (defined to include a variety of transactions such as mergers, consolidations, share exchanges, sales or dispositions of assets, issuances of stock, reclassification and benefits from the corporation, including loans or guarantees) between a publicly-held Delaware corporation and any interested stockholder (defined generally as a person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation or is an affiliate of the corporation and directly or indirectly beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the determination) for a period of three years after the date of the transaction in which the person became an interested stockholder. The DGCL restrictions do not apply to a business combination with an interested stockholder if (i) prior to such time the board either approved the combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction in which the stockholder became an interested stockholder, such person owned at least 85% of the voting stock of the corporation at the time the transaction commenced (excluding shares owned by directors, officers and employee stock plans in which the participants do not have the right to determine whether the shares held in the plan will be tendered in a tender or exchange offer) or (iii) the business combination is approved by the board and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting.

     A Delaware corporation may adopt an amendment to its charter or bylaws electing not to be subject to the business combination provisions of Section 203 of the DGCL, which amendment must be approved by the affirmative vote of a majority of the shares entitled to vote. The amendment shall not be effective until 12 months after its adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder prior to such adoption. Any bylaw amendment shall not be further amended by the board.

     AIMCO. The AIMCO Board has not adopted a resolution to exempt AIMCO from the MGCL's restrictions and no amendment to the AIMCO Charter has been adopted, electing not to be subject to the business combination provisions of the MGCL.

     Insignia. The Insignia Board has not adopted a resolution to exempt Insignia from Section 203 of the DGCL and no amendment to the Insignia Charter or Bylaws has been adopted to that effect.

APPRAISAL RIGHTS

     Under the MGCL, except as otherwise provided by the MGCL, stockholders have the right to demand and receive payment of the "fair value" of their stock in the event of (i) a merger or consolidation, (ii) a share exchange, (iii) a transfer of all or substantially all assets not in the ordinary course of business, (iv) an amendment to the charter which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and which substantially adversely affects the stockholder's rights, unless the right to do so is preserved by the charter (which it is not, in the case of AIMCO), (v) certain business combinations with interested stockholders or (vi) unless the charter or bylaws otherwise provide, after an approval by the stockholders of voting rights for control shares which constitute a majority of the voting power of the corporation. However, except as otherwise provided by the provisions of the MGCL regarding business combinations with interested stockholders, stockholders do not have appraisal rights if, among other things, the stock is listed on a national securities exchange (as is the case with respect to Insignia and AIMCO).

     Under Section 262 of the DGCL, stockholders have the right to demand and receive payment of the "fair value" of their stock in the event of a merger or consolidation (other than with a direct or indirect wholly owned subsidiary unless provided in the corporation's charter). However, under Section 262, appraisal rights

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are not available to the stockholders of a corporation that is party to a merger if the corporation's stock is, on the record date fixed to determine the stockholders entitled to receive notice of and to vote a the meeting of stockholders to act upon the agreement of merger or consolidation (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. In addition, no appraisal rights are available to stockholders of a corporation if the merger did not require the approval of the stockholders of the surviving corporation because not more than 20% of the shares of common stock of the surviving corporation would be issued in the merger (including shares underlying convertible securities). However, notwithstanding the foregoing exemptions, appraisal rights will be available if holders of stock are required to receive in the merger anything except (i) shares of the capital stock of the surviving corporation in the merger, (ii) shares of the capital stock of any other corporation provided that such stock is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) a combination of any of the foregoing.

PREEMPTIVE RIGHTS

     Neither AIMCO nor Insignia stockholders have preemptive rights with respect to issuances of capital stock.

INDEMNIFICATION

     Under the MGCL, a corporation may indemnify any director or officer made a party to any proceeding unless it is established that (i) the director's or officer's act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or resulted from active and deliberate dishonesty, (ii) the director or officer actually received an improper benefit in money, property or services, or (iii) in the case of criminal proceedings, the director or officer had reasonable cause to believe the act or omission was unlawful.

     The MGCL provides that a determination must be made that a director or officer has met the standard of conduct set forth above before the director or officer may be indemnified. The determination may be made by a majority vote of disinterested directors, by special legal counsel (generally selected by the disinterested directors) or by the stockholders.

     The MGCL also establishes several mandatory rules for indemnification. In a stockholder derivative suit, a corporation may not indemnify a director or officer if he or she is adjudged to be liable to the corporation, except for expenses as determined by a court. A corporation may not indemnify a director or officer in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which the director is adjudged to be liable on the basis that personal benefit was improperly received, except for expenses as determined by a court. A director or officer who is successful, on the merits or otherwise, in the defense of any proceeding for which indemnification is permitted, must be indemnified by the corporation against reasonable expenses in connection with the proceeding (including attorneys' fees).

     The MGCL permits a corporation to advance reasonable expenses to directors and officers upon the director's or officer's written affirmation of his or her good faith belief that he or she has met the required standard of conduct and after his or her written undertaking to repay the corporation if it is determined that the standard has not been met.

     Under the DGCL, a corporation may indemnify any director or officer made a party or who is threatened to be made a party to a proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal proceedings, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action by judgement or upon a plea of nolo contendere shall not, of itself, create a presumption to the contrary. While the proceeding is pending a determination must be made as to whether the director or officer has met the applicable standard or conduct as described above. Such determination may be made by a majority vote of the disinterested directors, by a committee of such directors, by independent legal counsel or
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by the stockholders. The DGCL provides that the indemnification provided in the
DGCL shall not be exclusive of any indemnification right provided in the bylaws, by contract, vote of stockholders or disinterested directors or otherwise.

     In a stockholder derivative suit, a corporation shall not indemnify if the director or officer is adjudged to be liable to the corporation, except for expenses as determined by a court. A director or officer who is successful on the merits or otherwise in defense of any proceed for which indemnification is permitted shall be indemnified by the corporation against reasonable expenses, including attorneys fees.

     The DGCL permits a corporation to advance expenses to current directors or officers upon such person's written undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. A corporation may establish its own rules for former directors and officers.

     AIMCO and Insignia. Each of the AIMCO Charter and Insignia Charter provides that the corporation will indemnify its directors and its officers (and other individuals) to the fullest extent permitted by law. The AIMCO Charter provides further that AIMCO may indemnify any other persons permitted to be indemnified by the MGCL, including employees and agents, to the extent such indemnification is authorized and determined to be appropriate by the AIMCO Board, the majority of stockholders entitled to vote on the matter or special legal counsel appointed by the AIMCO Board.

     Each of AIMCO and Insignia has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, that the corporation indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

     The Insignia Charter provides that Insignia will be required to indemnify a director or officer (or other individuals) only if such proceeding was authorized by the Insignia Board.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The MGCL provides that a corporation's charter may include a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for money damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property, or services actually received or (ii) to the extent that a court finds that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The DGCL provides that a corporation's charter may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty except:
(i) for breaches of a director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for payment of unlawful dividends, in certain circumstances and (iv) for any transaction for which the director derived an improper personal benefit.

     AIMCO. The AIMCO Charter provides that its directors and officers have no personal liability to Insignia or its stockholders for money damages to the maximum extent permitted by Maryland law.

     Insignia. The Insignia Charter also provides that to the fullest extent provided by law, a director shall not be liable to Insignia or its stockholders for monetary damages for breach of fiduciary duty as a director.

CLASSIFIED BOARD OF DIRECTORS

     The MGCL and the DGCL permits, but does not require, a classified board of directors. Classification of directors has the effect of making it more difficult for stockholders to change the composition of a board of directors. More than one annual meeting of stockholders will generally be required to effect a change in the majority of a classified board. Such a delay may help ensure that incumbent directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the
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proposal and to act in what they believe to be the best interests of the stockholders. On the other hand, the classification of directors may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest.

     AIMCO and Insignia. The AIMCO Bylaws and the Insignia Bylaws provide that directors are elected for one-year terms by the stockholders at their annual meeting. Consequently, neither AIMCO nor Insignia currently has a classified board of directors. In the election or removal of directors, holders of AIMCO Common Stock are entitled to one vote per share of AIMCO Common Stock and upon consummation of the Merger, holders of AIMCO Class E Preferred Stock will be entitled to one-half of one vote per share of AIMCO Class E Preferred Stock; no holders of other classes or series of AIMCO capital stock are entitled to vote on the election of directors, subject to certain limited exceptions. See "Description of AIMCO's Capital Stock." In the election or removal of directors, holders of shares of Insignia Common Stock are entitled to one vote per share of Insignia Common Stock. The AIMCO Charter and the AIMCO Bylaws provide that AIMCO shall have at least three and not more than nine directors, which numbers may be amended in accordance with the AIMCO Bylaws, but shall not be less than three. The Insignia Bylaws provide that the Insignia Board may increase or decrease the number of directors.

CUMULATIVE VOTING FOR DIRECTORS

     Neither AIMCO nor Insignia uses cumulative voting in the election of directors.

REMOVAL OF DIRECTORS

     Under the MGCL and DGCL, except as otherwise provided in a corporation's charter, the stockholders generally may remove any director, with or without cause, by the vote of a majority of all the votes entitled to be cast in the election of the directors.

     AIMCO. The AIMCO Charter provides that a director may be removed only for cause, and by the vote of two-thirds of all the votes entitled to be cast in the election of the directors. In the election of directors, holders of AIMCO Common Stock are entitled to one vote per share of AIMCO Common Stock and upon consummation of the Merger, holders of AIMCO Class E Preferred Stock will be entitled to one-half of one vote per share of AIMCO Class E Preferred Stock; no holders of other classes or series of AIMCO capital stock are entitled to vote on the election of directors, subject to certain limited exceptions. See "Description of AIMCO's Capital Stock."

     Insignia. The Insignia Charter does not provide requirements for a director's removal.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     AIMCO. Consistent with the MGCL, the AIMCO Charter provides that a majority of the remaining directors, even if less than a quorum or, if applicable, a sole remaining director, may appoint a director to fill a vacancy which results from any cause except an increase in the number of directors, and a majority of the entire board may fill a vacancy which results from an increase in the number of directors. Any director elected to fill a vacancy shall serve until the next annual meeting of stockholders, upon which a successor director shall be elected to serve the remaining term, if any.

SPECIAL MEETINGS

     AIMCO. The MGCL provides that a special meeting of stockholders may be called by the President or a majority of the AIMCO Board or any other person specified in the AIMCO Charter or AIMCO Bylaws. The AIMCO Bylaws provide that the Chairman or Vice Chairman may call a special meeting of stockholders. In addition, the MGCL provides that the Secretary shall call a special meeting of stockholders on the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting.

     Insignia. The DGCL provides that a special meeting may be called by the board of directors or such person that is authorized by a corporation's certificate of incorporation or bylaws. The Insignia Bylaws provide that the Chairman, the President, the Secretary or a majority of the Insignia Board may call a special meeting.
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In addition, the Insignia Bylaws provide that the President or Secretary may call a special meeting upon the request of stockholders.

RIGHTS AGREEMENT

     Neither AIMCO nor Insignia has adopted a stockholder rights or similar plan.

                                 LEGAL MATTERS

     Certain legal matters relating to the Merger will be passed upon for AIMCO by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for Insignia by Proskauer Rose LLP, New York, New York, Rogers & Wells LLP, New York, New York and Akin, Grump, Strauss, Hauer & Feld LLP, Washington, D.C. The validity of the AIMCO Common Stock offered hereby will be passed on for AIMCO by Ballard, Spahr, Andrews & Ingersoll LLP, Baltimore, Maryland. Skadden, Arps, Slate, Meagher & Flom LLP may rely on such opinion as to certain matters of Maryland law.

                                    EXPERTS

     The consolidated financial statements of AIMCO included in AIMCO's Annual Report on Form 10-K/A for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of Ambassador Apartments, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (as amended on April 3, 1998), and the consolidated financial statements of Ambassador Apartments, Inc. as of December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996 and the period from August 31, 1994 through December 31, 1994, and the combined financial statements of Prime Properties (Predecessor to Ambassador Apartments, Inc.) for the period from January 1, 1994 through August 30, 1994, included in Amendment No. 1 to AIMCO's Current Report on Form 8-K dated December 23, 1997 filed February 6, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of Insignia Financial Group, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in Insignia's Annual Report on Form 10-K and AIMCO's Current Report on Form 8-K dated March 17, 1998 (as amended on April 3, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the Insignia Financial Group, Inc. entities to be spun-off into Insignia/ESG Holdings, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in the Holdings Information Statement, which is referred to and made a part of this Joint Proxy Statement/Prospectus and the Registration Statement of which it is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing in the Holdings Information Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of operations and cash flows of Edward S. Gordon Company, Incorporated and Edward S. Gordon Company of New Jersey, Inc. for the three years ended December 31, 1995, 1994 and 1993 included in the Holdings Information Statement, which is referred to and made a part of this Joint Proxy Statement/Prospectus and the Registration Statement of which it is a part has been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report appearing in the Holdings Information Statement, and are included in reliance on the authority of that firm as experts in accounting and auditing.

     The combined financial statements of Realty One Inc. and Affiliated Companies at December 31, 1996 and 1995, and September 30, 1997, and for each of the two years in the period ended December 31, 1996, and for the nine months ended September 30, 1997, included in the Holdings Information Statement, which is referred to and made a part of this Joint Proxy Statement/Prospectus and the Registration Statement of which it is a part, have been audited by Plante & Moran, LLP, independent auditors, as set forth in their report appearing in the Holdings Information Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Barnes, Morris, Pardoe & Foster, Inc. as of January 31, 1997 and for the year then ended, and Barnes, Morris, Pardoe & Foster Management Services, LLC as of December 31, 1996 and for the year then ended, included in the Holdings Information Statement, which is referred to and made a part of this Joint Proxy Statement/Prospectus and the Registration Statement of which it is a part, have been audited by Beers & Cutler PLLC, independent auditors, as set forth in their reports appearing in the Holdings Information Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Richard Ellis Holdings Limited at April 30, 1997 and 1996, and for each of the two years in the period ended April 30, 1997; the financial statements of Richard Ellis at April 30, 1997 and 1996, and for each of the two years in the period ended April 30, 1997; and the consolidated financial statements of Richard Ellis Group Limited at December 31, 1997 and for the eight months ended December 31, 1997, included in the Holdings Information Statement which is referred to and made a part of this Joint Proxy Statement/Prospectus and the Registration Statement of which it is a part have been audited by BDO Stoy Hayward, independent auditors, as set forth in their reports appearing in the Holdings Information Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

AIMCO

     Any proposals of AIMCO stockholders intended to be presented at AIMCO's 1998 Annual Meeting must have been received by AIMCO for inclusion in the proxy statement and form of proxy relating to the meeting not later than November 27, 1997. If the date of such annual meeting is advanced or delayed, AIMCO will comply with any applicable provision concerning submission of stockholder proposals under Regulation 14A under the Exchange Act.

INSIGNIA

     In anticipation of completion of the Merger, Insignia has not set a date for its annual meeting of stockholders for 1998 and anticipates postponing the holding of the annual meeting pending the results of the Insignia Meeting. If the Merger is not completed prior to December 1, 1998, Insignia intends to set a date for an annual meeting at that time. Any proposals of Insignia stockholders intended to be presented at Insignia's 1998 Annual Meeting must have been received by Insignia for inclusion in the proxy statement and form of proxy relating to the meeting must be received by Insignia in a reasonable time before the annual meeting. If the date of such annual meeting is advanced or delayed, Insignia will comply with any applicable provision concerning submission of stockholder proposals under Regulation 14A under the Exchange Act.
                         ------------------------------

     All documents and reports filed by AIMCO or Insignia pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                       GLOSSARY OF CERTAIN DEFINED TERMS

     Acquisition Proposal means a proposal or offer (other than by AIMCO or an Affiliate of AIMCO) to acquire at least 20% of the outstanding equity securities of Insignia or IPT or a merger, consolidation, share exchange, or other business combination or spin off or similar distribution (other than the Distribution) involving Insignia or IPT or any proposal to acquire in any manner all or substantially all of the assets of Insignia or IPT.

     Aggregate Cash Amount means the aggregate amount of Merger Consideration AIMCO elects to pay in cash, if any, if the AIMCO Index Price is less than $36.50 pursuant to Section 2.1(b) of the Merger Agreement.

     AIMCO Board means the Board of Directors of AIMCO.

     AIMCO Bylaws means AIMCO's Amended and Restated Bylaws.

     AIMCO Charter means AIMCO's Articles of Incorporation, as amended and supplemented.

     AIMCO Class B Preferred Stock means the Class B Cumulative Preferred Stock, par value $.01 per share of AIMCO.

     AIMCO Class C Preferred Stock means the Class C Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     AIMCO Class D Preferred Stock means the Class D Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     AIMCO Class E Preferred Stock means the Class E Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO.

     AIMCO Class F Preferred Stock means the Class F Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO.

     AIMCO Class G Preferred Stock means the Class G Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     AIMCO Common Stock means the Class A Common Stock, par value $.01 per share, of AIMCO.

     AIMCO Credit Facility means that certain Master Credit Facility Agreement, dated as of February 4, 1998, by and among AIMCO, the AIMCO Operating Partnership, AIMCO/Bluffs, L.L.C., AIMCO Chesapeake, L.P., AIMCO Elm Creek, L.P., AIMCO Lakehaven, L.P. and AIMCO Los Arboles, L.P. (as Borrowers) and Washington Mortgage Financial Group, Ltd. (as Lender).

     AIMCO Indemnitees means AIMCO, its present and future Affiliates (including, without limitation, AIMCO Operating Partnership and the REIT GP Entities, but excluding the IFG Partnerships) and the Representatives of the foregoing.

     AIMCO Meeting means the special meeting of AIMCO stockholders to be held on September 14, 1998.

     AIMCO Material Adverse Effect means the existence of any fact or condition which has or will have a material adverse effect on the business, assets, financial condition or results of operations of AIMCO and the AIMCO Subsidiaries taken as a whole; provided, however, that adverse effects on the business, assets, financial condition or results of operations of AIMCO or the AIMCO Subsidiaries due to general economic conditions, loss of employees, cancellation of third party management contracts (other than contracts which are on properties where AIMCO or an AIMCO Subsidiary is a general partner or where cancellation will result in substantial termination payments), unsolicited third party offers for limited partnership interests of AIMCO Subsidiaries and AIMCO's response thereto, unsolicited offers to acquire one or more assets of any AIMCO Subsidiary and AIMCO's or any AIMCO Subsidiary's purchase or sale in response thereto and conditions affecting generally the multi-family apartment property market or any of the markets in which AIMCO or any AIMCO Subsidiary operates shall not be deemed to be an AIMCO Material Adverse Effect and shall not be taken into account in determining the existence of an AIMCO Material Adverse Effect.

     AIMCO OP Units means units of limited partnership interest in the AIMCO Operating Partnership.

     AIMCO Properties means Managed Properties together with the Owned Properties and the Equity Properties.

     AIMCO's Post-Closing Liabilities means, as defined in Section 1 of the Indemnification Agreement, all Losses, whether direct or indirect, known or unknown, absolute or contingent, resulting from (i) the operation or ownership of the business and operations of AIMCO and its Subsidiaries (including those acquired from Insignia pursuant to the Merger Agreement) from and after the Closing, (ii) any breach of Sections 7.7, 7.11, 7.12, 7.14, 7.19, 7.20 and 7.23
of the Merger Agreement, (iii) a failure whether before or after the Closing Date to provide a partner of an Insignia Partnership with a list of partners of such Insignia Partnership and (iv) determinations made by AIMCO or any of its Subsidiaries with respect to the Convertible Preferred Securities.

     AIMCO Stockholders' Approval means, the approval of the stockholders of AIMCO of the Merger and the Amendment.

     Cash Amount means the Aggregate Cash Amount divided by the number of Insignia Common Stock Equivalents as of the Effective Time.

     Call Agreements means the Call Option, Put Option and Purchase Price Adjustment Agreements entered into by AIMCO in connection with the Merger.

     Call Option means AIMCO's right to purchase from the Insignia Principals 45% or 100% of the Covered Insignia Stock and the Covered IPT Shares.

     CK means CK Services, Inc.

     Controlled Partnerships means the 127 real estate limited partnerships in which IPT holds an equity interest and effectively controls.

     Contribution Agreement means that certain Contribution Agreement dated as of January 31, 1998 by and between AIMCO, CK Services, Inc. and stockholders of CK.

     Convertible Debentures means the 6 1/2 Convertible Subordinated Debentures due 2016 issued by Insignia.

     Convertible Preferred Securities means the 6 1/2 Trust Convertible Preferred Securities issued by Insignia Financing I.

     Current Market Price per share of AIMCO Common Stock on any date means the average of the daily market prices of a share of AIMCO Common Stock for the five consecutive trading days preceding such date. The market price for each such day shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the AIMCO Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the AIMCO Common Stock is listed or admitted to trading or, if the AIMCO Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the AIMCO Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the AIMCO Common Stock selected by the AIMCO Board of Directors.

     Debentures Indenture means that certain Indenture, dated as of November 1, 1996 by and between Insignia and First Union National Bank.

     DCR means Duff & Phelps Credit Rating.

     Distribution Agent means First Union National Bank.

     Effective AIMCO Common Conversion Ratio means the sum of (a) the Series E Conversion Ratio and the (b) the Series F Conversion Ratio.

     Effective Time means such time as the State Department of Assessments and Taxation of Maryland accepts the Articles of Merger and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger.

     Equity Properties means those apartment properties in which AIMCO has an equity interest.

     Exchange Agent means BankBoston, N.A.

     Exercise Amount means the aggregate purchase price (including for this purpose exchange value or liquidation amount) that would be paid if all Insignia Convertible Securities outstanding on the date immediately following the Closing were exercised, converted or exchanged on such date, plus the aggregate exercise price that would be paid if all options issued under the Insignia 1992 Stock Incentive Plan, as amended, and the Insignia 1995 Non-Employee Director Stock Option Plan outstanding on the date immediately following the Closing were exercised.

     FFO means funds from operations.

     Holdings Businesses means operations of Insignia's international commercial real estate services business, cooperative and condominium apartment management business, single-family home brokerage and mortgage origination business, equity co-investment business and certain other related businesses.

     Holdings Common Stock means the Common Stock, par value $.01 per share, of Holdings.

     Holdings Employees means all employees of Insignia who are employed in the Holdings Businesses.

     Holdings Preferred means the Preferred Stock, par value $.01 per share, of Holdings.

     IFG Indemnitees means Insignia (prior to the Merger), Insignia's Affiliates, the 1998 Andrew L. Farkas Trust, and the Representatives of Insignia, Holdings, their respective Affiliates, and the 1998 Andrew L. Farkas Trust.

     IFG Material Adverse Effect means the existence of any fact or condition which has had or will have a material adverse effect on the business, assets, financial condition or results of operations of Insignia and the Material Insignia Subsidiaries taken as a whole; provided, however, that adverse effects on the business, assets, financial condition or results of operations of Insignia or the Material Insignia Subsidiaries due to general economic conditions, loss of employees, cancellation of third party management contracts (other than contracts which are on properties where Insignia or a Material Insignia Subsidiary is a general partner (other than in the case of a third party tender offer) or where cancellation will result in substantial termination payments), unsolicited third party offers for limited partnership interests of Material Insignia Subsidiaries and Material Insignia Subsidiaries' response thereto, unsolicited offers to acquire one or more assets of any Material Insignia Subsidiary and Insignia's or any Material Insignia Subsidiary's purchase or sale in response thereto, events or occurrences resulting from the failure by Insignia or any of its Subsidiaries to obtain any third party consents or waivers to the execution of the Merger Agreement or consummation of the Merger and the other transactions contemplated thereby and conditions affecting generally the multi-family apartment property market or any of the markets in which Insignia or any Subsidiary of Insignia operates shall not be deemed to be an Insignia Material Adverse Effect and shall not be taken into account in determining the existence of an Insignia Material Adverse Effect. In addition, consummation or failure to consummate the merger of IPT and AMIT pursuant to the AMIT Agreements shall not be taken into account in determining the existence of an Insignia Material Adverse Effect.

     IFG Stock Plan means the Insignia Financial Group, Inc. 1992 Stock Incentive Plan.

     Indemnification Agreement means that certain Amended and Restated Indemnification Agreement dated as of May 26, 1998 between AIMCO and Holdings.

     Insignia Board means Board of Directors of Insignia.

     Insignia Bylaws means Insignia's Amended and Restated Bylaws.

     Insignia Common Stock means the Class A common stock, par value $.01 per share, of Insignia.

     Insignia Common Stock Equivalents means, as of any date of determination, the sum of (a) the aggregate number of shares of Insignia Common Stock actually issued and outstanding on such date (excluding treasury shares and any shares of Insignia Common Stock owned by any wholly owned Subsidiary of Insignia), plus
(b) the aggregate number of shares of Insignia Common Stock issuable as of such date pursuant to restricted stock awards (whether or not vested) granted under the Insignia 1992 Stock Incentive Plan, as amended, and the Insignia 1995 Non-Employee Director Stock Option Plan, plus (c) the aggregate number of shares of Insignia Common Stock issuable as of such date upon exercise of outstanding options (whether or not vested) granted under the Insignia 1992 Stock Incentive Plan, as amended, and the Insignia 1995 Non-Employee Director Stock Option Plan, plus (d) the aggregate number of shares of Insignia Common which would be issued on such date if all outstanding Insignia Convertible Securities were exercised in full on such date.

     Insignia Convertible Securities means any and all securities issued by Insignia or any Subsidiary of Insignia (excluding stock options issued under the Insignia 1992 Stock Incentive Plan, as amended, and the Insignia 1995 Non-Employee Director Stock Option Plan) which are exercisable, convertible or exchangeable for or into shares of Insignia Common Stock, but specifically excluding the Convertible Preferred Securities.

     Insignia Record Date means July 17, 1998, when record holders of Insignia Common Stock are entitled to notice of, and to vote, at the Insignia Meeting.

     IPT Consideration means the aggregate consideration to be offered to the holders of IPT Shares by AIMCO.

     MAE Sellers means Metropolitan Asset Enhancement, L.P. and CRPTEX II, Inc.

     Managed Properties means those apartment properties managed by AIMCO for third parties and affiliates.

     Representatives mean, with respect to any person or entity, the directors, officers, partners, members, stockholders, employees, trustees, counsel, controlling persons (if any), representatives and agents, and each of the heirs, executors, successors and assigns of any of the foregoing, of the specified person or entity.

     Retained Employees means all employees of Insignia and its subsidiaries who are not terminated at the Effective Time of the Merger.

     Series E Amount means (i) $203,000,000, in the event that the AIMCO Stockholders' Approval shall not have been obtained prior to the Effective Time, or (ii) $303,000,000 plus the TOPRs Conversion Amount, in the event that the AIMCO Stockholders' Approval shall have been obtained prior to the Effective Time; provided, however, that if the AIMCO Index Price is less than $36.50 and AIMCO is entitled to, and does, elect pursuant to Section 2.1(c) of the Merger Agreement to pay part of the Merger Consideration in cash, then Series E Amount shall mean (i) $203,000,000 less the Aggregate Cash Amount, in the event that the AIMCO Stockholders' Approval shall not have been obtained prior to the Effective Time, or (ii) $303,000,000 plus the TOPRs Conversion Amount minus the Aggregate Cash Amount, in the event that the AIMCO Stockholders' Approval shall have been obtained prior to the Effective Time.

     Series E Conversion Ratio means the quotient obtained by dividing (A) the sum of (x) the Series E Amount plus (y) the product of the Exercise Amount as of the Effective Time multiplied by Series E Factor, by (B) the product of the AIMCO Index Price multiplied by the number of Insignia Common Stock Equivalents as of the Effective Time.

     Series E Factor means the quotient of (a) the Series E Amount, divided by
(b) the sum of the Series E Amount plus the Series F Amount.

     Series F Amount means (i) $100,000,000 plus the TOPRs Conversion Amount, in the event that the AIMCO Stockholders' Approval shall not have been obtained prior to the Effective Time, or (ii) $0 (zero), in the event that the AIMCO Stockholders' Approval shall have been obtained prior to the Effective Time.

     Series F Conversion Ratio means the quotient obtained by dividing (A) the sum of (x) the Series F Amount plus (y) the product of the Exercise Amount as of the Effective Time multiplied by Series F Factor, by (B) the product of the AIMCO Index Price multiplied by the number of Insignia Common Stock Equivalents as of the Effective Time.

     Series F Factor means the quotient of (a) the Series F Amount, divided by
(b) the sum of the Series E Amount plus the Series F Amount.

     Superior Proposal means an initial Acquisition Proposal made by a third party which the Insignia Board of Directors determines in good faith after consultation with its financial advisors has a reasonable prospect of leading to an Acquisition Proposal that is superior to the Merger and for which financing for the Acquisition Proposal has a reasonable prospect to be obtained (as determined in good faith by the Insignia Board after consultation with its financial advisors).

     TOPRs Conversion Amount means an amount equal to the product of (x) $50.00, multiplied by (y) the number of Convertible Preferred Securities which have converted into shares of Insignia Common Stock prior to the Effective Time (if any).

                                   APPENDICES

Appendix I   -- Amended and Restated Agreement and Plan of Merger
Appendix II  -- Amended and Restated Indemnification Agreement
Appendix III -- Opinion of Lehman Brothers, Inc.
Appendix IV  -- Opinion of Lehman Brothers, Inc.
Appendix V   -- Proposed Amendment to AIMCO Charter
Appendix VI  -- Section 262 of Delaware General Corporation Law

                                                                      APPENDIX I

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                      AND

                             AIMCO PROPERTIES, L.P.

                                      AND

                         INSIGNIA FINANCIAL GROUP, INC.

                                      AND

                          INSIGNIA/ESG HOLDINGS, INC.

                            DATED AS OF MAY 26, 1998

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I         THE MERGER..................................................     2
   Section 1.1    The Merger..................................................     2
   Section 1.2    Effects of the Merger.......................................     2
   Section 1.3    Effective Time of the Merger................................     2
ARTICLE II        TREATMENT OF SHARES.........................................     2
   Section 2.1    Effect of the Merger on Shares..............................     2
   Section 2.2    Payment of Merger Consideration.............................     6
   Section 2.3    IFG Liabilities at Closing..................................     8
ARTICLE III       THE CLOSING.................................................    10
   Section 3.1    Closing.....................................................    10
ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF IFG.......................    10
   Section 4.1    Subsidiaries................................................    10
   Section 4.2    Organization and Qualification; Assets......................    11
   Section 4.3    Capitalization..............................................    13
   Section 4.4    Authority; Non-Contravention; Statutory Approvals;
                    Compliance................................................    14
   Section 4.5    IFG SEC Reports.............................................    15
   Section 4.6    Absence of Certain Changes or Events........................    15
   Section 4.7    Litigation..................................................    16
   Section 4.8    Registration Statement and Proxy Statement..................    16
   Section 4.9    Tax Matters.................................................    16
   Section 4.10   Employee Matters; ERISA.....................................    18
   Section 4.11   Environmental Protection....................................    19
   Section 4.12   Vote Required...............................................    20
   Section 4.13   Opinion of Financial Advisor................................    21
   Section 4.14   HUD.........................................................    21
   Section 4.15   Deficit Restoration Obligations.............................    21
   Section 4.16   Earnings and Profits........................................    21
   Section 4.17   Absence of Inducement.......................................    21
ARTICLE IVA       REPRESENTATIONS AND WARRANTIES OF SPINCO....................    22
   Section 4.1A   Authority; Non-Contravention; Statutory Approvals;
                    Compliance................................................    22
   Section 4.2A   Absence of Inducement.......................................    22
ARTICLE V         REPRESENTATIONS AND WARRANTIES OF AIMCO.....................    23
   Section 5.1    Organization and Qualification..............................    23
   Section 5.2    Subsidiaries................................................    23
   Section 5.3    Capitalization..............................................    23
   Section 5.4    Authority; Non-Contravention; Statutory Approvals;
                    Compliance................................................    24
   Section 5.5    Reports and Financial Statements............................    25
   Section 5.6    Absence of Certain Changes or Events........................    25
   Section 5.7    Litigation..................................................    26
   Section 5.8    Registration Statement and Proxy Statement..................    26
   Section 5.9    Tax Matters.................................................    26
   Section 5.10   Employee Matters; ERISA.....................................    27
   Section 5.11   Environmental Protection....................................    28
   Section 5.12   HUD.........................................................    29
   Section 5.13   Absence of Inducement.......................................    29
ARTICLE VI        CONDUCT OF BUSINESS PENDING THE MERGER......................    29
   Section 6.1    Covenants of IFG............................................    29
   Section 6.2    Covenants of AIMCO..........................................    32
ARTICLE VII       ADDITIONAL AGREEMENTS.......................................    33
   Section 7.1    Access to Information.......................................    33
   Section 7.2    Proxy Statement and Registration Statement..................    33
   Section 7.3    Regulatory Matters..........................................    34
   Section 7.4    Approval of IFG Stockholders................................    35

                                   App. I-(i)

                                                                                PAGE
                                                                                ----
   Section 7.5    Public Announcements........................................    35
   Section 7.6    No Solicitation.............................................    35
   Section 7.7    Expenses....................................................    36
   Section 7.8    Further Assurances..........................................    36
   Section 7.9    REIT Status.................................................    36
   Section 7.10   Offer to Acquire Minority Interest in IPT...................    37
   Section 7.11   Contributions...............................................    37
   Section 7.12   Employees; Employee Plans...................................    37
   Section 7.13   Performance of Obligations..................................    39
   Section 7.14   Insurance...................................................    40
   Section 7.15   Breaches....................................................    40
   Section 7.16   SpinCo Further Assurances...................................    40
   Section 7.17   [Intentionally Omitted].....................................    40
   Section 7.18   Approval of AIMCO Stockholders..............................    40
   Section 7.19   No Stock Purchase Intention.................................    40
   Section 7.20   Maintenance of IFG's Business...............................    40
   Section 7.21   Intercompany/Consolidated Return Gain.......................    41
   Section 7.22   Transfer Taxes..............................................    41
   Section 7.23   Opinion.....................................................    41
   Section 7.24   TOPR Adjustment.............................................    41
   Section 7.25   Names and Trademarks........................................    41
   Section 7.26   E&P Estimate................................................    42
   Section 7.27   Preparation of Tax Returns; Tax Cooperation.................    42
   Section 7.28   Indemnity Enforcement.......................................    42
   Section 7.29   Ambassador Proxy............................................    43
   Section 7.30   Winthrop....................................................    43
ARTICLE VIII      CONDITIONS..................................................    43
   Section 8.1    Conditions to Each Party's Obligation to Effect the
                    Merger....................................................    43
   Section 8.2    Conditions to Obligation of AIMCO to Effect the Merger......    43
   Section 8.3    Conditions to Obligation of IFG to Effect the Merger........    44
ARTICLE IX        TERMINATION, AMENDMENT AND WAIVER...........................    46
   Section 9.1    Termination.................................................    46
   Section 9.2    Effect of Termination.......................................    47
   Section 9.3    Termination Fees............................................    47
   Section 9.4    Amendment...................................................    48
   Section 9.5    Waiver......................................................    49
   Section 9.6    Damages.....................................................    49
ARTICLE X         GENERAL PROVISIONS..........................................    49
  Section 10.1    Survival of Representations and Warranties..................    49
  Section 10.2    Brokers.....................................................    49
  Section 10.3    Notices.....................................................    49
  Section 10.4    Miscellaneous...............................................    50
  Section 10.5    Interpretation..............................................    50
  Section 10.6    Counterparts; Effect........................................    50
  Section 10.7    Parties' Interest...........................................    51
  Section 10.8    Enforcement.................................................    51
  Section 10.9    Severability................................................    51
  Section 10.10   Knowledge...................................................    51
  Section 10.11   Losses......................................................    51
  Section 10.12   Breaches....................................................    51

                                   App. I-(ii)

                            INDEX OF PRINCIPAL TERMS

                            TERM                              PAGE
                            ----                              ----
7.5% Preferred..............................................   18
Original Indemnification Agreement..........................    1
Acquisition Cost............................................   43
Acquisition Documents.......................................   21
Acquisition Proposal........................................   51
Adjusted Net Liabilities....................................   11
Affiliate...................................................   15
Aggregate Cash Amount.......................................    4
Agreement...................................................    1
AIMCO.......................................................    1
AIMCO Articles..............................................    3
AIMCO Benefit Plans.........................................   38
AIMCO Class B Common Stock..................................   33
AIMCO Common Stock..........................................   33
AIMCO Disclosure Letter.....................................   32
AIMCO Financial Statements..................................   35
AIMCO Index Price...........................................    3
AIMCO Material Adverse Effect...............................   36
AIMCO Meeting...............................................   57
AIMCO Preferred.............................................   33
AIMCO Required Statutory Approvals..........................   34
AIMCO SEC Reports...........................................   35
AIMCO Stockholders' Approval................................   57
AIMCO Subsidiary............................................   32
AIMCO Welfare Plan..........................................   54
AIMCOLP.....................................................    1
Alternative Analyst.........................................   60
Ambassador Merger...........................................   61
AMIT........................................................   43
AMIT Agreements.............................................   14
Base Amount.................................................   68
Break-Up Fee................................................   68
Break-Up Fee Ruling.........................................   68
Call Agreements.............................................    2
Canceled Shares.............................................    8
Cash Amount.................................................    4
Certificate.................................................    8
Certificates................................................    8
Class B Common..............................................   18
Closing.....................................................   14
Closing Agreement...........................................   24
Closing Date................................................   14
Code........................................................    1
Confidentiality Agreements..................................   48
Covered Person..............................................    4
DGCL........................................................    3
Effective AIMCO Common Conversion Ratio.....................    4
Effective Time..............................................    3
Employee Warrants...........................................   19

                                  App. I-(iii)

                            TERM                              PAGE
                            ----                              ----
Environmental Claim.........................................   28
Environmental Laws..........................................   28
Environmental Permits.......................................   27
ERISA.......................................................   25
Estimated Closing Schedule..................................   11
Exchange Agent..............................................    8
Exchange Fund...............................................    8
Exercise Amount.............................................    4
Existing 401(k) Plan........................................   54
Existing LTD Plan...........................................   55
Existing Restoration Plan...................................   54
Existing Welfare Plans......................................   55
Final Closing Schedule......................................   12
Flex Plan...................................................   55
Former Employees............................................   53
GAAP........................................................   21
Governmental Authority......................................   20
Hazardous Materials.........................................   29
HSR Act.....................................................   49
HUD.........................................................   29
HUD Approval................................................   49
HUD Properties..............................................   49
HUD Rules...................................................   49
IFG.........................................................    4
IFG 401(k) Plan.............................................   54
IFG Benefit Plans...........................................   26
IFG Common Stock............................................    4
IFG Common Stock Equivalents................................    4
IFG Convertible Securities..................................    4
IFG Disclosure Letter.......................................   14
IFG Financial Statements....................................   21
IFG Flex Plan...............................................   55
IFG LTD Plan................................................   55
IFG Material Adverse Effect.................................   22
IFG Meeting.................................................   50
IFG Preferred...............................................   18
IFG Properties..............................................   18
IFG Required Statutory Approvals............................   20
IFG Restoration Plan........................................   55
IFG SEC Reports.............................................   21
IFG Stock Plan..............................................    4
IFG Stockholders' Approval..................................   29
IFG VEBA....................................................   55
IFG Welfare Plans...........................................   55
Indemnification Agreement...................................    2
Investment Limited Partnership..............................   15
IPLP........................................................   15
IPT.........................................................   15
IPT Common Stock............................................   19
IPT Meeting.................................................   52
IPT Preferred...............................................   19

                                   App. I-(iv)

                            TERM                              PAGE
                            ----                              ----
IPT Stock Plan..............................................   19
Irrevocable Proxy...........................................    2
IRS.........................................................   26
knowledge...................................................   73
Lehman......................................................   29
Liquidated Damages..........................................   69
MAE.........................................................    1
MAE Asset Sale..............................................    1
MAE Asset Sale Agreement....................................    1
Material IFG Subsidiary.....................................   14
Material Non-REIT Subsidiary................................   15
Material REIT Subsidiary....................................   15
Maximum Cash Amount.........................................    5
Merger......................................................    1
Merger Consideration........................................    5
MGCL........................................................    3
New York Residential Business...............................   18
NYSE........................................................    5
Original Agreement..........................................    1
PBGC........................................................   26
PCBs........................................................   29
Person......................................................   11
Post-Closing Interest.......................................   13
Prior Taxes.................................................   13
Proxy Statement.............................................   23
Qualifying Income...........................................   68
Registration Statement......................................   23
REIT........................................................    2
REIT GP Entity..............................................   15
REIT Requirements...........................................   68
Release.....................................................   29
Representatives.............................................   47
Retained Employees..........................................   53
Return Taxes................................................   13
Revised Closing Schedule....................................   12
Series E Amount.............................................    5
Series E Conversion Ratio...................................    5
Series E Factor.............................................    5
Series E Preferred Stock....................................    5
Series F Amount.............................................    5
Series F Conversion Ratio...................................    5
Series F Factor.............................................    6
Series F Preferred Stock....................................    6
Special Dividend Amount.....................................    6
Spin Off....................................................    1
Spin Off Assets.............................................   18
Spin Off Entities...........................................   17
SpinCo......................................................    1
SpinCo LTD Plan.............................................   55
SpinCo Restoration Plan.....................................   55
SpinCo Vacation Obligation..................................   54

                                   App. I-(v)

                            TERM                              PAGE
                            ----                              ----
SpinCo VEBA.................................................   55
SpinCo Welfare Plans........................................   55
Status Requirements.........................................   24
Subsidiary..................................................   14
Superior Proposal...........................................   51
Surviving Corporation.......................................    3
Tax Return..................................................   23
Tax Ruling..................................................   24
Taxes.......................................................   23
Tender Entity...............................................   15
Termination Date............................................   66
Termination Year............................................   68
TOPRs.......................................................    4
TOPRs Conversion Amount.....................................    6
Trade Marks.................................................   59
Transaction Documents.......................................    2
Transactions................................................    2
Transfer Schedule...........................................   13
Transfer Taxes..............................................   58
VEBA........................................................   55
Violation...................................................   20
Voting Agreement............................................    2
Voting Debt.................................................   19

                                   App. I-(vi)

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 26, 1998, by and among Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), Insignia Financial Group, Inc., a Delaware corporation ("IFG"), with respect to Article IVA, Sections 2.3, 6.1, 7.1, 7.2, 7.3, 7.5, 7.7, 7.8, 7.12, 7.16, 7.19(c), 7.27, 7.28, 7.29, 7.30, 8.1, 8.2 and
Articles IX and X only, Insignia/ESG Holdings, Inc., a Delaware corporation ("SpinCo"), and with respect to Section 9.3(b) only, AIMCO Properties, L.P., a Delaware limited partnership ("AIMCOLP").

     WHEREAS, the respective boards of directors of AIMCO and IFG have approved the merger of IFG with and into AIMCO, with AIMCO being the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, SpinCo is a wholly-owned subsidiary of IFG and because AIMCO would not enter into this Agreement to acquire IFG if SpinCo were not distributed by IFG prior to the Effective Date, IFG will cause all of the issued and outstanding shares of capital stock of SpinCo to be distributed to the stockholders of IFG (the "Spin Off") prior to the Merger and IFG intends to qualify the Spin Off as a tax-free distribution to its stockholders under
Section 355 and Section 368(a)(l)(D) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, on March 17, 1998, AIMCO, IFG, Insignia/ESG, Inc. and AIMCOLP entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto, dated as of April 24, 1998 (the "Original Agreement");

     WHEREAS, the parties to the Original Agreement desire to supercede such Original Agreement, release Insignia/ESG, Inc. from any obligations under the Original Agreement, and enter into an amended and restated agreement to which Insignia/ESG Holdings, Inc., is a party;

     WHEREAS, simultaneously with the execution and delivery of the Original Agreement, the following additional agreements and instructions (each of even date herewith) providing for the following related transactions and actions were executed and delivered:

          (i) an Asset Purchase Agreement (the "MAE Asset Sale Agreement") between AIMCOLP and Metropolitan Asset Enhancement, L.P., a Delaware limited partnership ("MAE"), pursuant to which MAE has agreed to sell, and AIMCO Operating Partnership has agreed to purchase, all the multi-family apartment assets of MAE specified therein (the "MAE Asset Sale");

          (ii) an Indemnification Agreement (the "Original Indemnification Agreement") between AIMCO and SpinCo, providing for indemnification of certain liabilities;

          (iii) Voting Agreements (the "Voting Agreements") between AIMCO and certain stockholders of IFG;

          (iv) Irrevocable Proxies (the "Irrevocable Proxies") between AIMCO and certain stockholders of IFG; and

          (v) Call Option and Purchase Price Adjustment Agreements (the "Call Agreements") between certain stockholders of IFG and AIMCO;

     WHEREAS, this Agreement amends and restates the Original Agreement and substitutes Insignia/ESG Holdings, Inc. as a party hereto in place of Insignia/ESG, Inc., and simultaneously the Original Indemnification Agreement is being amended and restated to substitute Insignia/ESG Holdings, Inc. as a party thereto in place of Insignia/ESG, Inc. (the "Indemnification Agreement");

     WHEREAS, the Merger, the MAE Asset Sale and the Spin Off are collectively referred to herein as the "Transactions," and this Agreement, the MAE Asset Sale Agreement, the Indemnification Agreement, the Voting Agreements, the Irrevocable Proxies and the Call Agreements are collectively referred to herein as the "Transaction Documents;"

                                    App. I-1

     WHEREAS, AIMCO, as the surviving corporation in the Merger, intends that, following the Merger, it shall continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code;

     WHEREAS, for Federal income tax purposes it is intended that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

     WHEREAS, SpinCo, IFG and AIMCO desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), IFG shall be merged with and into AIMCO in accordance with the laws of the States of Maryland and Delaware. AIMCO shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Maryland. AIMCO after the Effective Time is sometimes referred to herein as the "Surviving Corporation." The effects and the consequences of the Merger shall be as set forth in Section 1.2.

     SECTION 1.2 EFFECTS OF THE MERGER. At the Effective Time, (i) the Articles of Restatement of AIMCO, as in effect immediately prior to the Effective Time (the "AIMCO Articles"), shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and the AIMCO Articles,
(ii) the by-laws of AIMCO, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the AIMCO Articles, and such by-laws, and (iii) the directors and officers of AIMCO immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the Maryland General Corporation Law ("MGCL") and the Delaware General Corporation Law ("DGCL").

     SECTION 1.3 EFFECTIVE TIME OF THE MERGER. On the Closing Date (as defined in Section 3.1), articles of merger shall be executed and filed by AIMCO and IFG with the Maryland Department of Assessment and Taxation pursuant to the MGCL and a certificate of merger shall be executed and filed by AIMCO and IFG with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL. The Merger shall become effective upon the acceptance by the Maryland Department of Assessment and Taxation of the articles of merger and the filing with the Secretary of State of the State of Delaware of the certificate of merger relating to the Merger (the "Effective Time").

                                   ARTICLE II

                              TREATMENT OF SHARES

     SECTION 2.1  EFFECT OF THE MERGER ON SHARES.

     (a) CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

     "AIMCO Index Price" means the aggregate of the daily average (computed based on the sum of the high and low sales prices of AIMCO Common Stock (as reported on the NYSE Composite Transactions reporting system) as published in The Wall Street Journal or, if not published therein, in another authoritative source, divided by two) on each of the twenty consecutive NYSE trading days ending the fifth NYSE trading day immediately preceding the Effective Time, divided by 20; provided, however, that if the AIMCO Index Price

                                    App. I-2
is greater than $38.00, then the AIMCO Index Price shall be deemed to be $38.00 for purposes of calculating the Series E Conversion Ratio and the Series F Conversion Ratio.

     "Aggregate Cash Amount" means the aggregate amount of Merger Consideration AIMCO elects to pay in cash, if any, pursuant to Section 2.1(b).

     "Cash Amount" means the Aggregate Cash Amount divided by the number of IFG Common Stock Equivalents as of the Effective Time.

     "Exercise Amount" means the aggregate purchase price (including for this purpose exchange value or liquidation amount) that would be paid if all IFG Convertible Securities outstanding on the date immediately following the Closing were exercised, converted or exchanged on such date, plus the aggregate exercise price that would be paid if all options issued under the IFG Stock Plan outstanding on the date immediately following the Closing were exercised.

     "Covered Person" means each individual who holds, as of the Effective Time, any vested or unvested option to purchase a share of IFG Common Stock granted pursuant to the IFG Stock Plan or any vested or unvested share of restricted IFG Common Stock granted pursuant to the IFG Stock Plan.

     "Effective AIMCO Common Conversion Ratio" means the sum of (A) the Series E Conversion Ratio and (B) the Series F Conversion Ratio.

     "IFG Common Stock" means Class A common stock, par value $0.01 per share, of IFG.

     "IFG Common Stock Equivalents" means, as of any date of determination, the sum of (A) the aggregate number of shares of IFG Common Stock actually issued and outstanding on such date (excluding treasury shares and any shares of IFG Common Stock owned by any wholly owned Subsidiary of IFG), plus (B) the aggregate number of shares of IFG Common Stock issuable as of such date pursuant to restricted stock awards (whether or not vested) granted under the IFG Stock Plan, plus (C) the aggregate number of shares of IFG Common Stock issuable as of such date upon exercise of outstanding options (whether or not vested) granted under the IFG Stock Plan, plus (D) the aggregate number of shares of IFG Common which would be issued on such date if all outstanding IFG Convertible Securities were exercised in full on such date.

     "IFG Convertible Securities" means any and all securities issued by IFG or any Subsidiary of IFG (excluding stock options issued under the IFG Stock Plan) which are exercisable, convertible or exchangeable for or into shares of IFG Common Stock, but specifically excluding those certain 6 1/2% Trust Convertible Preferred Securities issued by Insignia Financing I as described in its prospectus dated January 22, 1997 (the "TOPRs").

     "IFG Stock Plan" means, collectively, the Insignia 1992 Stock Incentive Plan, as amended, and the Insignia 1995 Non-Employee Director Stock Option Plan.

     "Maximum Cash Amount" means (if applicable) the lesser of (i) $15,000,000 and (ii) the product of (x) $36.50 less the AIMCO Index Price, multiplied by (y) the number of IFG Common Stock Equivalents as of the Effective Time.

     "Merger Consideration" means the aggregate per share consideration to be received by a holder of IFG Common Stock pursuant to Section 2.1 of this Agreement.

     "NYSE" means the New York Stock Exchange, Inc.

     "Series E Amount" means (i) $203,000,000, in the event that the AIMCO Stockholders' Approval shall not have been obtained prior to the Effective Time, or (ii) $303,000,000 plus the TOPRs Conversion Amount, in the event that the AIMCO Stockholders' Approval shall have been obtained prior to the Effective Time; provided, however, that if the AIMCO Index Price is less than $36.50 and AIMCO is entitled to, and does, elect pursuant to Section 2.1(b) to pay part of the Merger Consideration in cash, then "Series E Amount" shall mean (i) $203,000,000 less the Aggregate Cash Amount, in the event that the AIMCO Stockholders' Approval shall not have been obtained prior to the Effective Time, or (ii) $303,000,000 plus the TOPRs

                                    App. I-3

Conversion Amount minus the Aggregate Cash Amount, in the event that the AIMCO Stockholders' Approval shall have been obtained prior to the Effective Time.

     "Series E Conversion Ratio" means the quotient obtained by dividing (A) the sum of (x) the Series E Amount plus (y) the product of the Exercise Amount as of the Effective Time multiplied by Series E Factor, by (B) the product of the AIMCO Index Price multiplied by the number of IFG Common Stock Equivalents as of the Effective Time.

     "Series E Factor" means the quotient of (A) the Series E Amount, divided by
(B) the sum of the Series E Amount plus the Series F Amount.

     "Series E Preferred Stock" means preferred stock of AIMCO designated as Series E Preferred Stock and having the terms, rights and preferences set forth in the form of Articles Supplementary attached as Exhibit 6E hereto.

     "Series F Amount" means (i) $100,000,000 plus the TOPRs Conversion Amount, in the event that the AIMCO Stockholders' Approval shall not have been obtained prior to the Effective Time, or (ii) $0 (zero), in the event that the AIMCO Stockholders' Approval shall have been obtained prior to the Effective Time.

     "Series F Conversion Ratio" means the quotient obtained by dividing (A) the sum of (x) the Series F Amount plus (y) the product of the Exercise Amount as of the Effective Time multiplied by Series F Factor, by (B) the product of the AIMCO Index Price multiplied by the number of IFG Common Stock Equivalents as of the Effective Time.

     "Series F Factor" means the quotient of (A) the Series F Amount, divided by
(B) the sum of the Series E Amount plus the Series F Amount.

     "Series F Preferred Stock" means preferred stock of AIMCO designated as Series F Preferred Stock and having the terms, rights and preferences set forth in the form of Articles Supplementary attached as on Exhibit 6F hereto.

     "Special Dividend Amount" means the quotient of $50,000,000 divided by the number of IFG Common Stock Equivalents as of the Effective Time.

     "TOPRs Conversion Amount" means an amount equal to the product of (x) $50.00, multiplied by (y) the number of TOPRs which have converted into shares of IFG Common Stock prior to the Effective Time (if any).

     (b) AIMCO CASH ELECTION. If the AIMCO Index Price is less than $36.50, then AIMCO may elect to pay part of the Merger Consideration in cash by giving notice to IFG (as provided in Section 10.3) that it has elected to do so, which notice shall set forth the aggregate amount AIMCO has elected to pay in cash; provided, however, that such aggregate amount may not exceed the Maximum Cash Amount.

     (c) COMMON STOCK OF IFG. Subject to Section 2.2, as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of IFG, each issued and outstanding share of IFG Common Stock, other than shares of IFG Common Stock beneficially owned by AIMCO or any wholly owned Subsidiary of AIMCO or IFG, shall be converted into and become the right to receive, (i) that number of fully paid and nonassessable shares of Series E Preferred Stock equal to the Series E Conversion Ratio, (ii) that number of fully paid and nonassessable shares of Series F Preferred Stock equal to the Series F Conversion Ratio, if any, and (iii) the Cash Amount, if any.

     (d) CANCELLATION OF IFG COMMON STOCK. As of the Effective Time, all such shares of IFG Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate (as defined in Section 2.2(b)), formerly representing any such shares shall cease to have any rights with respect to such shares, except the right to receive shares of Series E Preferred Stock, Series F Preferred Stock and cash, if any, contemplated by this Section 2.1 and cash in lieu of fractional shares and dividends and other distributions in accordance with
Section 2.2. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of IFG, any shares of IFG Common Stock that are owned by IFG as treasury shares or by AIMCO or by any wholly
                                    App. I-4
owned Subsidiary of AIMCO or IFG shall be canceled and retired and shall cease to exist and no Merger Consideration or other consideration shall be issued or delivered in exchange therefor.

     (e) IFG CONVERTIBLE SECURITIES. At the Effective Time, each then outstanding IFG Convertible Security shall, by virtue of this Agreement and without any further action of IFG, AIMCO or the holder of such security, be assumed by AIMCO, and appropriate adjustments to the provisions thereof shall be made in accordance with the terms of such security. AIMCO covenants and agrees that the effective economic adjustment to each IFG Convertible Security at the time of the Merger shall be no less favorable to the holder thereof than the economic position such holder would have been in if it had exercised, converted or exchanged such IFG Convertible Security immediately prior to the Effective Time.

     (f) STOCK OPTIONS AND RESTRICTED STOCK.

          (i) Stock Options. At the Effective Time, each then outstanding, unexercised option to purchase a share of IFG Common Stock granted under the IFG Stock Plan and held by a Covered Person, whether vested or unvested, shall, by virtue of this Agreement and without any further action of IFG, AIMCO or the holder of such option, be assumed by AIMCO and converted into an option to purchase that number of shares of AIMCO Common Stock equal to the Effective AIMCO Common Conversion Ratio, at an exercise price equal to the difference between (A) the quotient of the exercise price of such option in effect immediately prior to the Effective Time divided by the Effective AIMCO Common Conversion Ratio, less (B) the quotient of the Special Dividend Amount divided by the Effective AIMCO Common Conversion Ratio, less (C) the Cash Amount, if any. Except for the foregoing adjustments and as provided in the last sentence of this subsection, each option so assumed by AIMCO under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the IFG Stock Plan and the applicable stock option agreement, as in effect immediately prior to the Effective Time. AIMCO agrees to use its best efforts to ensure that options intended to qualify as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. AIMCO covenants and agrees that if the employment of any Covered Person should terminate prior to the vesting of all options held by such Covered Person which were unvested at the Effective Time, then AIMCO shall, promptly after such termination, pay to either such Covered Person or SpinCo an amount equal to the "in the money" spread value of such remaining unvested options as of the Effective Time.

          (ii) Restricted Stock. At the Effective Time, each unvested restricted share of IFG Common Stock awarded under the IFG Stock Plan and held by a Covered Person shall, by virtue of this Agreement and without any further action of IFG, AIMCO or the holder of such restricted share, be assumed by AIMCO and converted into that number of restricted shares of AIMCO Common Stock equal to the Effective AIMCO Common Conversion Ratio. Except as provided in the remainder of this subsection, each restricted share so assumed by AIMCO under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the IFG Stock Plan and the applicable restricted share agreement, as in effect immediately prior to the Effective Time. AIMCO covenants and agrees that it will pay to each such holder of restricted AIMCO Common Shares (1) an amount equal to the Cash Amount, if any, promptly following the Effective Time, (2) an amount equal to the Special Dividend Amount, as and when such dividends are paid in respect of the Series E Preferred Stock, and (3) all dividends paid in respect of AIMCO Common Shares from and after the Effective Time, in each case regardless of whether such restricted AIMCO Common Shares are vested at the applicable time. AIMCO further covenants and agrees that if any Covered Person is terminated as an employee of or consultant to AIMCO prior to the vesting of all restricted shares held by such Covered Person which were unvested at the Effective Time, then AIMCO shall, promptly after such termination, pay to either such Covered Person or SpinCo an amount equal to value of such remaining unvested restricted shares as of the Effective Time (determined based on the AIMCO Price Index, without giving effect to the proviso of the definition thereof).

          (iii) Registration. AIMCO agrees to (1) take all corporate action necessary to reserve for issuance a sufficient number of shares of AIMCO Common Stock for delivery upon exercise of options and vesting

                                    App. I-5
     of restricted shares in accordance with Sections 2.1(f)(i) and (ii), (2) cause such shares of AIMCO Common Stock to be covered by an effective registration statement on Form S-8 (or any successor or other appropriate forms), and (3) use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as the options and restricted shares remain outstanding.

     (g) SAVING CLAUSE. It is the intention of the parties that the sum of (x) the consideration actually paid in respect of the shares of IFG Common Stock outstanding as of the Effective Time (including the Special Dividend Amount actually paid in respect thereof pursuant to the terms of the Series E Preferred Stock), plus (y) the economic effect of the adjustments to the IFG Convertible Securities, shall equal the sum of $353,000,000 plus the TOPRs Conversion Amount.

     SECTION 2.2  PAYMENT OF MERGER CONSIDERATION.

     (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practical after the Effective Time, AIMCO shall deposit, in trust for the benefit of holders of Certificates, with Bank Boston, N.A. (the "Exchange Agent") certificates representing shares of Series E Preferred Stock and Series F Preferred Stock required to effect the issuance referred to in Section 2.1(c), together with the Cash Amount, if any, and the cash payable in respect of fractional shares pursuant to Section 2.2(d) (collectively, the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose.

     (b) PAYMENT PROCEDURES. As soon as practicable after the Effective Time, AIMCO shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificate" or the "Certificates") which immediately prior to the Effective Time represented outstanding shares of IFG Common Stock (the "Canceled Shares") that were canceled and became instead the right to receive Merger Consideration pursuant to Section 2.1(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by AIMCO), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive with respect to the shares of IFG Common Stock formerly represented thereby, (A) a certificate or certificates representing that number of whole shares of Series E Preferred Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(c), (B) a certificate or certificates representing that number of whole shares of Series F Preferred Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(c), (C) the Cash Amount, if any, which such holder is entitled to receive pursuant to Section 2.1(c) and (D) cash in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.2(d) hereof. In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of IFG, a certificate representing that number of whole shares of Series E Preferred Stock, Series F Preferred Stock, the Cash Amount, if any, and cash in lieu of fractional shares may be issued to a transferee if the Certificate representing such Canceled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Series E Preferred Stock, Series F Preferred Stock, the Cash Amount, if any, in respect thereof and cash in lieu of any fractional shares.

     (c) DISTRIBUTIONS WITH RESPECT TO SHARES. No dividends or other distributions declared or made after the Effective Time with respect to shares of Series E Preferred Stock or Series F Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Series E Preferred Stock or Series F Preferred Stock represented thereby and no Cash Amount, if any, or cash payment in lieu of fractional shares shall be paid to any such holder until the holder of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates
                                    App. I-6
representing whole shares of Series E Preferred Stock or Series F Preferred Stock issued in consideration therefor, without interest, (i) at the time of such surrender, the Cash Amount, if any pursuant to Section 2.1, or any cash payable in lieu of fractional shares to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Series E Preferred Stock or Series F Preferred Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Series E Preferred Stock or Series F Preferred Stock, as the case may be.

     (d) NO FRACTIONAL SECURITIES. No scrip representing fractional shares of Series E Preferred Stock or Series F Preferred Stock shall be issued in the Merger and, except as provided in this Section 2.2(d), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of AIMCO. In lieu of any fractional share of Series E Preferred Stock to which a holder of IFG Common Stock would otherwise be entitled, such holder, upon surrender of a Certificate representing IFG Common Stock as described in this Section, shall be paid an amount in cash (without interest) equal to the product of (x) the AIMCO Index Price (computed without giving effect to the proviso of the definition thereof) multiplied by
(y) the fraction of a share of Series E Preferred Stock to which such holder would otherwise be entitled. In lieu of any fractional share of Series F Preferred Stock to which a holder of IFG Common Stock would otherwise be entitled, such holder, upon surrender of a Certificate representing IFG Common Stock as described in this Section, shall be paid an amount in cash (without interest) equal to the product of (x) the AIMCO Index Price (computed without giving effect to the proviso of the definition thereof) multiplied by (y) the fraction of a share of Series F Preferred Stock to which such holder would otherwise be entitled. AIMCO shall make available to the Exchange Agent, without regard to any other cash being provided to the Exchange Agent, the amount of cash necessary to make such payments.

     (e) BOOK ENTRY. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.2(b) may, at the option of AIMCO, provide for the ability of a holder of one or more Certificates to elect that shares of Series E Preferred Stock or Series F Preferred Stock to be received in exchange for the Canceled Shares formerly represented by such surrendered Certificates be issued in uncertificated form.

     (f) CLOSING OF TRANSFER BOOKS; ETC. From and after the Effective Time, the stock transfer books of IFG shall be closed and no registration of any transfer of any capital stock of IFG shall thereafter be made on the records of IFG. If, after the Effective Time, Certificates are presented to AIMCO, they shall be canceled and exchanged for certificates representing the appropriate number of shares of Series E Preferred Stock and Series F Preferred Stock, the Cash Amount, if any, pursuant to Section 2.1, and cash in lieu of fractional shares and dividends and other distributions, as provided in this Section 2.2. Shares of Series E Preferred Stock and Series F Preferred Stock issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. AIMCO shall cause all such shares of Series E Preferred Stock and Series F Preferred Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if reasonably required by AIMCO, upon the posting by such Person of a bond in such amount as reasonably determined as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate(s), the consideration to be received by virtue of the Merger with respect to the Series E Preferred Stock, Series F Preferred Stock and Cash Amount, if any, represented thereby (subject to the payment of cash in lieu of fractional shares in accordance herewith) and such Person shall be entitled to the voting, dividend and other distribution rights provided herein with respect thereto. Appropriate procedures shall be established by AIMCO and the Exchange Agent so that each holder of a Certificate at the Effective Time shall be entitled to vote on all matters subject to the vote of holders of Series E Preferred Stock and/or Series F Preferred Stock with a record date on or after the date of the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For

                                    App. I-7
purposes of the immediately preceding sentence, AIMCO may rely conclusively on the stockholder records of IFG in determining the identity of, and the number of shares of IFG Common Stock held by, each holder of a Certificate at the Effective Time.

     (g) TERMINATION OF EXCHANGE AGENT. Any certificates representing shares of Series E Preferred Stock or Series F Preferred Stock deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to AIMCO, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent in the Exchange Fund for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to AIMCO; after which time any holder of unsurrendered Certificates shall look only to AIMCO for payment of such funds and the issuance of shares of Series E Preferred Stock or Series F Preferred Stock to which such holder may be due, subject to applicable law. AIMCO shall not be liable to any Person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. As used in this Agreement, the term "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

     SECTION 2.3  IFG LIABILITIES AT CLOSING.

     (a) Not later than five business days prior to Closing, SpinCo shall prepare and deliver to AIMCO a schedule (the "Estimated Closing Schedule") estimating in good faith the Adjusted Net Liabilities (as defined below) of IFG and its consolidated Subsidiaries (other than IPT, Material REIT Subsidiaries, IPLP or any Investment Limited Partnership) as of Effective Time, together with supporting schedules in reasonable detail. For purposes of this Section 2.3, the term "Adjusted Net Liabilities" shall mean the difference between (A) the sum of
(i) accrued and unpaid Taxes (other than deferred Taxes), (ii) indebtedness for borrowed money, including accrued interest thereon, (iii) accounts payable, (iv) accrued salaries, rent payable in respect of periods prior to the Closing, and accrued and unpaid legal, accounting, investment banking and other expenses incurred by IFG in connection with the transactions contemplated by this Agreement, (v) the present value of all unpaid amounts under the employment agreements between IFG and each of Andrew L. Farkas, James A. Aston, Frank M. Garrison and Ronald Uretta, discounted at a rate of 10% per annum, (vi) the present value of all obligations with respect to leases (real and personal) set forth on Schedule 2.3(a) payable after Closing, discounted at a rate of 10% per annum, (vii) other current liabilities not otherwise included herein, to the extent requiring payment after the Closing for pre-Closing matters, less (B) the sum of (I) cash and cash equivalents, if any, (II) accounts receivable, including temporary advances, net of reasonable allowances, (III) notes receivable, including accrued interest thereon, net of reasonable allowances,
(IV) prepaid amounts and refundable deposits, (V) securities valued at fair market value (for this purpose, limited partner or similar interests in non-controlled real estate entities shall be stated at one-half of their fair market value) and (VI) current assets not otherwise included herein, to the extent resulting in the collection of cash after Closing. Except for those Subsidiaries which are not included in the consolidated amounts as specified herein and as may be specified otherwise herein, Adjusted Net Liabilities will be determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP") consistently applied with prior periods. Notwithstanding the foregoing, no amount shall be included in (A) above for (i) obligations with respect to leases (real and personal) not set forth on Schedule 2.3(a) payable in respect of periods after the Closing, (ii) reserves, for contingencies or otherwise, (iii) obligations with respect to capital leases,
(iv) the aggregate liquidation amount of the TOPRs (as hereinafter defined) or accrued distributions on the common securities of Insignia Financing I, and (v) vacation pay or sick days, and no amount in (A) shall include any unearned income, minority interests or other deferred credits. If and to the extent that the Estimated Closing Schedule shows that the Adjusted Net Liabilities exceed $308,433,730 (as adjusted pursuant to Section 6.1(e)), SpinCo shall pay to AIMCO such excess in cash at Closing. If and to the extent that the Estimated Closing Schedule shows that the Adjusted Net Liabilities are less than $308,433,730 (as adjusted pursuant to Section 6.1(e)), AIMCO shall pay to SpinCo such excess in cash at Closing.

     (b) From time to time after Closing, but no more frequently than monthly or fewer times than once, AIMCO may prepare and deliver to SpinCo a revised schedule (the "Revised Closing Schedule") setting
                                    App. I-8
forth the Adjusted Net Liabilities of IFG and its consolidated Subsidiaries (other than IPT, Material REIT Subsidiaries, IPLP or any Investment Limited Partnership) as of the Effective Time taking into account all information with respect thereto available after Closing; provided, however, that no Revised Closing Schedule may be delivered to IFG after March 31, 1999 or, if the Effective Time occurs after December 31, 1998, May 15, 1999. After Closing, AIMCO will grant to SpinCo access to the books, records and properties of IFG and its Subsidiaries as reasonably requested by SpinCo to determine the accuracy of any Revised Closing Schedule. Not later than twenty business days after SpinCo receives a Revised Closing Schedule, SpinCo shall advise AIMCO in writing of its acceptance of such Revised Closing Schedule or any objection it has to such Revised Closing Schedule, together with supporting schedules in reasonable details. If no objection is made by SpinCo to such Revised Closing Schedule within such period, it shall be deemed to be accepted by SpinCo. AIMCO and SpinCo shall negotiate in good faith to resolve any objection to such Revised Closing Schedule not later than twenty business days after AIMCO receives written notice of SpinCo's objection. If AIMCO and SpinCo are unable to resolve AIMCO's objection within such period, AIMCO and SpinCo shall retain Ernst & Young LLP (or such other nationally recognized accounting firm mutually acceptable to SpinCo and AIMCO) to resolve such matters and the resolution thereof by such firm shall be conclusive and binding on the parties hereto. Ernst & Young LLP (or such other firm) shall be directed by AIMCO and SpinCo to render a special purpose report on the disputed matters not later than twenty business days after receiving written notice of the disputed matters from the parties hereto. All fees of such firm shall be borne equally by AIMCO and SpinCo.

     (c) If and to the extent that a Revised Closing Schedule (as accepted by SpinCo or as adjusted to reflect the agreement of AIMCO and SpinCo or the report of Ernst & Young LLP (or such other firm), as the case may be (a "Final Closing Schedule")) shows that the Adjusted Net Liabilities exceed $308,433,730 (as adjusted pursuant to Section 6.1(e)), SpinCo shall pay to AIMCO such excess (adjusted for payments previously made pursuant to Sections 2.3(a) and (c))in cash within five business days after the determination of such Final Closing Schedule plus interest thereon at the rate equal to the 30 day LIBOR rate plus 150 basis points from the Closing Date to the date of receipt of payment ("Post-Closing Interest"). If and to the extent that such Final Closing Schedule shows that the Adjusted Net Liabilities were less than $308,433,730 (as adjusted pursuant to Section 6.1(e)), AIMCO shall pay to SpinCo such excess (adjusted for payments previously made pursuant to Sections 2.3(a) and (c)) in cash within five business days after the determination of such Final Closing Schedule plus Post-Closing Interest.

     (d) If there is a delay in the determination of any Final Closing Schedule because of a disagreement being resolved pursuant to Section 2.3(b), then, during the pendency of such resolution, the net amount not so disputed shall be paid, together with Post-Closing Interest. Any payments made pursuant to Section 2.3(c) shall be net of any payments made pursuant to this Section 2.3(d).

     (e) Notwithstanding the foregoing, any amount for Taxes included in a Final Closing Schedule shall be further adjusted following the filing of the final income tax returns of IFG to reflect the Taxes shown on such returns prepared in accordance with Section 7.27(a) (the "Return Taxes"). AIMCO shall deliver to SpinCo copies of such returns certified by the chief financial officer of AIMCO within ten business days of the filing of the last of such returns. If and to the extent that the Return Taxes (less the sum of (i) any portion thereof paid by IFG prior to the Effective Time, (ii) any credit attributable to periods prior to the Effective Time and (iii) the Taxes provided in the Estimated Closing Schedule as adjusted for any changes in Taxes taken into account in prior Revised Closing Schedules ("Prior Taxes"), are greater than Prior Taxes, SpinCo shall pay to AIMCO the amount of such excess within five business days after receipt of copies of such returns plus Post-Closing Interest. If and to the extent that the Return Taxes are less than the Prior Taxes, AIMCO shall pay to SpinCo the amount of such excess at the time copies of such returns are delivered to SpinCo plus Post-Closing Interest. The final tax returns each will be prepared so as to take into account the effects of all payments made under this Section 2.3 (including under this Section 2.3(e)) which are required to be reflected therein.

     (f) If AIMCO does not pay any of the amounts referred to in Section 2.3
(a)(A)(v) for any reason, it shall instead pay such amounts to SpinCo.

                                    App. I-9

     (g) In the event any amounts have been transferred prior to the Effective Time in violation of any covenant of IFG and/or SpinCo (and/or IFG's and SpinCo's appropriate Subsidiaries) requiring or prohibiting the payment of money contained in or contemplated by this Agreement which is required to be performed by them at or prior to the Effective Time, SpinCo shall at the Closing pay such amounts to AIMCO and deliver to AIMCO a schedule identifying the nature and amount of such transfers (the "Transfer Schedule"). Not later than twenty business days after the Closing, AIMCO shall advise SpinCo in writing of its acceptance of such Transfer Schedule or any objection it has to such Transfer Schedule, together with supporting schedules in reasonable details. If no objection is made by AIMCO to such Transfer Schedule within such period, it shall be deemed to be accepted by AIMCO. AIMCO and SpinCo shall negotiate in good faith to resolve any objection to such Transfer Schedule not later than twenty business days after SpinCo receives written notice of AIMCO's objection. If AIMCO and SpinCo are unable to resolve AIMCO's objection within such period, AIMCO and SpinCo shall retain Ernst & Young LLP (or such other nationally recognized accounting firm mutually acceptable to SpinCo and AIMCO) to resolve such matters and the resolution thereof by such firm shall be conclusive and binding on the parties hereto. Ernst & Young LLP (or such other firm) shall be directed by AIMCO and SpinCo to render a special purpose report on the disputed matters not later than twenty business days after receiving written notice of the disputed matters from the parties hereto. All fees of such firm shall be borne equally by AIMCO and SpinCo.

                                  ARTICLE III

                                  THE CLOSING

     SECTION 3.1 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022 at 10:00 A.M., local time, on the fifth NYSE trading day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or has been waived or at such other time, date and place as AIMCO and IFG shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF IFG

     IFG makes the following representations and warranties to AIMCO. Except as set forth in the IFG SEC Reports, in the AMIT Agreements (as set forth on Section 4.0 of the IFG Disclosure Letter) or in the disclosure letter from IFG to AIMCO dated the date hereof (the "IFG Disclosure Letter"):

     SECTION 4.1  SUBSIDIARIES. As used in this Agreement:

     (a) The term "Subsidiary" of a Person shall mean any corporation or other entity (including partnerships, limited liability companies and other business associations) of which at least a majority of the voting power represented by the outstanding shares of capital stock or other voting securities or interests (including, without limitation, general partner interests) having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such Person.

     (b) The term "Material IFG Subsidiary" shall mean each Material REIT Subsidiary and each Material Non-REIT Subsidiary.

     (c) The term "Material REIT Subsidiary" shall mean each of Insignia Properties Trust, a Maryland real estate investment trust ("IPT"), IPLP, the Tender Entities, the REIT GP Entities and the Investment Limited Partnerships.

     (d) The term "Material Non-REIT Subsidiary" shall mean each of the entities listed in Section 4.1(d) of the IFG Disclosure Letter.

     (e) The term "IPLP" shall mean Insignia Properties, L.P., a Delaware limited partnership, which is the operating partnership of IPT.
                                    App. I-10

     (f) The term "Tender Entity" shall mean each of the entities listed in
Section 4.1(f) of the IFG Disclosure Letter, each of which has made tender offers for units of limited partner interest in Investment Limited Partnerships or holds a controlling interest in an Investment Limited Partnership owning a real property which is 100% owned (indirectly) by IPLP.

     (g) The term "REIT GP Entity" shall mean each of the entities listed in
Section 4.1(g) of the IFG Disclosure Letter, each of which directly or indirectly controls (or is in the chain of control) or comprises the managing general partner of an Investment Limited Partnership.

     (h) The term "Investment Limited Partnership" shall mean each of the limited partnerships listed in Section 4.1(h) of the IFG Disclosure Letter, each of which holds direct or indirect investments in real estate.

     (i) The term "Affiliate," shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     (j) The terms Material IFG Subsidiary, Material REIT Subsidiary, Material Non-REIT Subsidiary, IPLP, Tender Entity, REIT GP Entity and Investment Limited Partnership includes, as of the date hereof, each material Subsidiary of IFG except for (i) the Spin Off Entities, (ii) single asset special purpose financing entities (each of which is a partnership, limited liability company or qualified REIT subsidiary), (iii) general partners of single asset special purpose entities (each of which is a partnership, limited liability company or qualified REIT subsidiary) and (iv) the entities set forth on Section 4.1(j) of the IFG Disclosure Letter.

     SECTION 4.2  ORGANIZATION AND QUALIFICATION; ASSETS.

     (a) IFG. IFG is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. IFG is duly qualified and in good standing as a foreign entity under the laws of each jurisdiction where such qualification is required other than in such jurisdictions where the failure to so qualify would not have an IFG Material Adverse Effect, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted. Each share of capital stock of IFG is validly issued, fully paid, nonassessable and free of preemptive rights. IFG has furnished to AIMCO true and complete copies of IFG's certificate of incorporation and by-laws, as each is in effect on the date of this Agreement.

     (b) IPT. IPT is a real estate investment trust (as defined in Section 8-101(b) of the Maryland Corporations and Associations Article) duly formed, validly existing and in good standing under the laws of the State of Maryland. Other than the REIT GP Entities, IPLP and special purpose financing entities (all of which are either partnerships, limited liability companies or qualified REIT subsidiaries), as of the date of this Agreement, IPT is not the record owner of more than 10% of the outstanding voting securities of any Person. IPT is duly qualified and in good standing as a foreign entity under the laws of each jurisdiction where such qualification is required, other than in such jurisdictions where the failure to so qualify would not have an IFG Material Adverse Effect, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted. Except as set forth in Section 4.2(b) of the IFG Disclosure Letter, each share of beneficial interest owned by IFG or any Material IFG Subsidiary in IPT is validly issued, fully paid, nonassessable and free of preemptive rights, and owned, directly or indirectly, by IFG or such Material IFG Subsidiary free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement. IPT has furnished to AIMCO true and complete copies of IPT's declaration of trust and by-laws, as each is in effect on the date of this Agreement.

                                    App. I-11

     (c) IPLP. IPLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. As of the date hereof, the sole general partner of IPLP is IPT, and the sole limited partner of IPLP is IFG. Other than the Tender Entities, the Investment Limited Partnerships and special purpose financing entities (all of which are either partnerships or limited liability companies), as of the date of this Agreement, IPLP is not the record owner of more than 10% of any class of voting securities of any Person. IPLP is duly qualified and in good standing as a foreign entity under the laws of each jurisdiction where such qualification is required, other than in such jurisdictions where the failure to so qualify would not have an IFG Material Adverse Effect, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted. Except as set forth in Section 4.2(c) of the IFG Disclosure Letter and in the Fourth Amended and Restated Agreement of Limited Partnership of IPLP, each partnership interest owned by IFG or IPT in IPLP is validly issued, fully paid, nonassessable and free of preemptive rights, and owned, directly or indirectly, by IFG or IPT free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement. IFG has furnished to AIMCO true and complete copies of the Fourth Amended and Restated Agreement of Limited Partnership of IPLP, which is the partnership agreement of IPLP in effect on the date of this Agreement.

     (d) TENDER ENTITIES. Section 4.1(f) of the IFG Disclosure Letter sets forth the name and state of organization of and ownership interest in each Person (other than the Investment Limited Partnerships and special purpose financing entities which are either partnerships or limited liability companies) of which IPLP is the record owner of more than 10% of voting securities as of the date of this Agreement. Other than the Investment Limited Partnerships, as of the date of this Agreement, no Tender Entity is the record owner of any shares of capital stock of or other equity interest in any Person. Each of the Tender Entities is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

     (e) REIT GP ENTITIES. Section 4.1(g) of the IFG Disclosure Letter sets forth the name, state of organization and type of entity of, and ownership interest in, each Person (other than IPLP) which IPT or any REIT GP Entity is the record owner of any shares of capital stock or other equity interests as of the date of this Agreement. Each of the REIT GP Entities is validly existing and in good standing under the laws of the jurisdiction of its organization.

     (f) INVESTMENT LIMITED PARTNERSHIPS. Section 4.1(h) of the IFG Disclosure Letter sets forth the name and state of organization of each Person (other than the Tender Entities) of which IPLP or any Tender Entity is the record owner of any shares of capital stock or other equity interests as of the date of this Agreement, as well as the name and state of organization of the REIT GP Entity(ies) which controls such Person and the aggregate direct and indirect limited partner ownership interest of IPT in such Person. Each of the Investment Limited Partnerships is a limited partnership validly existing and in good standing under the laws of the jurisdiction of its organization.

     (g) MATERIAL NON-REIT SUBSIDIARIES. Section 4.1(d) of the IFG Disclosure Letter sets forth the name and state of organization of each of the Material Non-REIT Subsidiaries. Unless otherwise indicated in Section 4.1(d) of the IFG Disclosure Letter, each Material Non-REIT Subsidiary is wholly owned (directly or indirectly) by IFG. Each of the Material Non-REIT Subsidiaries which was formed by IFG was duly formed. Each of the Material Non-REIT Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its organization.

     (h) COMMERCIAL ASSETS. Except as otherwise provided in Section 4.2(h) of the IFG Disclosure Letter, the assets of the entities listed in Section 4.2(h) of the IFG Disclosure Letter (the "Spin Off Entities") and other assets to be included as part of the Spin Off (collectively, the "Spin Off Assets") are not used in and do not relate to the United States' based multifamily apartment business of IFG or any Subsidiary of IFG, and such assets will not be assets of IFG or any Subsidiary of IFG at the Effective Time.

                                    App. I-12

     (i) RESIDENTIAL ASSETS. As a result of the Merger, AIMCO will succeed to all of the assets of IFG relating to the United States-based multifamily apartment business of IFG and the Subsidiaries of IFG, other than (i) any such assets which constitute Spin Off Assets and are described in Section 4.2(h) of the IFG Disclosure Letter and (ii) such assets acquired after the date hereof which AIMCO does not elect to retain pursuant to Section 6.1(e). The "New York Residential Business" shall mean condominium or cooperative real estate assets or service related businesses or residential rental property management and related services in the nature of those conducted currently by Insignia Residential Group Inc., Kreisel Company, Inc., Soren Management, Inc. and Insignia Construction Management Services New York, Inc. in the States of New York, New Jersey or Connecticut or any real estate or interests related thereto.

     (j) IFG PROPERTIES. Section 4.2(j)-1 of the IFG Disclosure Letter sets forth a list of each real property controlled by IPT, the name of the Investment Limited Partnership which owns (excluding for this purpose any special purposes financing entities) such real property, the number of apartment units or commercial square feet contained at such property and the location of such property. Section 4.2(j)-2 of the IFG Disclosure Letter sets forth a list of each other real property controlled by IFG as of the date hereof (other than through IPT) to which AIMCO will succeed as a result of the Merger, the name of the entity which owns (excluding for this purpose any special purposes financing entities) such real property, the number of apartment units or commercial square feet contained at such property and the location of such property. The real properties identified in Sections 4.2(j)-1 and 4.2(j)-2 of the IFG Disclosure Letter are collectively referred to herein as the "IFG Properties." All of the information set forth in Sections 4.2(j)-1 and 4.2(j)-2 of the IFG Disclosure Letter is true, accurate and complete in all material respects.

     (k) MORTGAGES. Section 4.2(k) of the IFG Disclosure Letter sets forth a list of (i) each outstanding loan secured by a mortgage on an IFG Property controlled by IPT, (ii) the maturity date of such loan and (iii) the unpaid principal balance of such loan as of a recent date. All of the information set forth in Section 4.2(k) of the IFG Disclosure Letter is true, accurate and complete in all material respects.

     SECTION 4.3  CAPITALIZATION.

     (a) IFG. As of the date hereof, the authorized shares of IFG consist of (i) 100,000,000 shares of IFG Common Stock; (ii) 2,000,000 shares of Class B Common Stock, par value $0.01 per share ("Class B Common"); and (iii) 1,000,000 shares of preferred stock, par value $0.01 per share ("IFG Preferred") of which 15,000 shares have been designated as 7.5% Step-Up Rate Convertible Preferred Stock ("7.5% Preferred"). As of the close of business on March 15, 1998, (i) 30,626,962 shares of IFG Common Stock were issued and outstanding, of which none were owned by SpinCo; (ii) 166,400 shares of IFG Common Stock were held by IFG in its treasury or by its wholly owned Subsidiaries; (iii) 4,930,970 shares of IFG Common Stock were issuable upon exercise of outstanding stock options under the IFG Stock Plan; (iv) 426,493 shares of IFG Common Stock were issuable upon vesting of restricted stock granted under the IFG Stock Plan; (v) 1,120,300 shares of IFG Common Stock were issuable upon exercise of outstanding warrants held by employees of IFG ("Employee Warrants"); (vi) 1,976,666 shares of IFG Common Stock were issuable upon exercise of outstanding warrants (excluding those described in (v) above); (vii) 200,000 shares of IFG Common Stock were issuable upon the conversion of $2,000,000 principal amount of convertible notes; (viii) 5,641,532 shares of IFG Common Stock were issuable upon the conversion of the outstanding TOPRs; (ix) no shares of Class B Common, or IFG Preferred were outstanding; and (x) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"), were issued or outstanding. As of the date hereof, except as set forth in the preceding sentence above, in Section 4.3 of the IFG Disclosure Letter and pursuant to this Agreement, there are no securities, options, warrants, calls, rights, commitments or agreements of any character to which IFG or any Material Non-REIT Subsidiary is a party or by which any of them are bound obligating IFG or any Material Non-REIT Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or any Voting Debt securities of IFG or any Material Non-REIT Subsidiary or obligating IFG or any Material Non-REIT Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                                    App. I-13

     (b) IPT. As of the date hereof, the authorized shares of IPT consist of (i) 400,000,000 shares of beneficial interest, par value $0.01 per share ("IPT Common Stock"), and (ii) 100,000,000 preferred shares of beneficial interest, par value $0.01 per share ("IPT Preferred"), of IPT. On the date hereof, 19,427,760 shares of IPT Common Stock were issued and outstanding, of which 11,886,808 were owned by IFG and its Subsidiaries, and 510,000 have been issued under the IPT 1997 Share Incentive Plan (the "IPT Stock Plan"). In addition, (i) 25,000 shares of IFG Common Stock are issuable upon exercise of outstanding options and 38,000 were issuable upon vesting of restricted share awards under the IPT Stock Plan, (ii) no shares of IPT Common Stock were held by IPT in its treasury or by its wholly owned Subsidiaries, (iii) no shares of IPT Preferred were issued, and (iv) no Voting Debt was issued or outstanding. All outstanding shares of IPT Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date hereof, except as set forth in Section 4.3 of the IFG Disclosure Letter or pursuant to this Agreement and the IPT Stock Plan, there are no options, warrants, calls, rights, commitments or agreements of any character to which IPT or any Subsidiary of IPT is a party or by which any of them are bound obligating IPT or any Subsidiary of IPT to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or any Voting Debt securities of IPT or any Subsidiary of IPT or obligating IPT or any Subsidiary of IPT to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Other than in connection with the IPT Stock Plan, immediately after the Effective Time, there will be no option, warrant, call, right, commitment or agreement of any character obligating IPT or any Subsidiary of IPT to issue, deliver or sell, or cause to be issued, delivered or sold, any shares or any Voting Debt of IPT or any Subsidiary of IPT, or obligating IPT or any Subsidiary of IPT to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     SECTION 4.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

     (a) AUTHORITY. IFG has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the applicable IFG Stockholders' Approval (as defined in Section 4.12) and the applicable IFG Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by IFG of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IFG, subject to obtaining the applicable IFG Stockholders' Approval. This Agreement has been duly and validly executed and delivered by IFG and, assuming the due authorization, execution and delivery hereof by AIMCO, constitutes the valid and binding obligation of IFG enforceable against it in accordance with the terms of this Agreement.

     (b) NON-CONTRAVENTION. The execution and delivery of this Agreement by IFG does not, and the consummation of the transactions contemplated hereby will not, in any respect, materially violate, conflict with or result in a breach of any material provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of IFG or any of the Material IFG Subsidiaries (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a "Violation" with respect to IFG and such term when used in Articles IVA and V has correlative meanings with respect to SpinCo and AIMCO, respectively) pursuant to any provisions of (i) the certificate of incorporation, by-laws, declaration of trust or similar governing documents of IFG or IPT, or (ii) subject to obtaining the IFG Required Statutory Approvals and the receipt of the IFG Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to IFG or IPT or any of their respective properties or assets, except in the case of clause (ii) for any such Violation which would not have an IFG Material Adverse Effect (as defined).

     (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including the United States Department of Housing and Urban Development, a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this
                                    App. I-14

Agreement by IFG or the consummation by IFG of the transactions contemplated hereby except as described in Section 4.4(c) of the IFG Disclosure Letter or the failure of which to make, give or obtain would not result in an IFG Material Adverse Effect (as defined) other than filings required under the HSR Act and the Federal securities laws (the "IFG Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such IFG Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

     (d) COMPLIANCE. Except as set forth in Section 4.7, Section 4.10, or
Section 4.11 of the IFG Disclosure Letter, or as disclosed in the IFG SEC Reports, neither IFG nor any of the Material IFG Subsidiaries is in violation of, or to the knowledge of IFG, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws) of any Governmental Authority. Except as set forth in Section 4.11 of the IFG Disclosure Letter, IFG and the Material IFG Subsidiaries have all permits, licenses, including licenses required to operate as a property manager, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except where the failure to obtain such permits, licenses, including licenses required to operate as a property manager, franchises and other authorizations, consents and approvals would not have an IFG Material Adverse Effect. Except as set forth on Section 4.4(d) of the IFG Disclosure Letter, IFG and each of the Material IFG Subsidiaries is not in breach or violation of or in default in the performance or observance of any material term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by IFG or any Material IFG Subsidiary under (i) IFG's or IPT's organizational documents or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument (other than any organizational documents or loan agreements, notes and mortgages with respect to non-residential properties) to which it is a party or by which IFG or any Material IFG Subsidiary is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have an IFG Material Adverse Effect.

     (e) ACQUISITION DOCUMENTS. Section 4.4(e) of the IFG Disclosure Letter sets forth a list of all material documents related to any material acquisition (the "Acquisition Documents") of assets, stock or limited partnership interests (excluding Spin Off Assets and tender offer documents) by IFG or any Subsidiary of IFG since December 31, 1990. True, complete and correct copies of each of such documents have been made available to AIMCO and its Representatives.

     SECTION 4.5 IFG SEC REPORTS. "IFG SEC Reports" shall mean the documents set forth on Section 4.5 of the IFG Disclosure Letter. As of their respective dates, the IFG SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of IFG included in the IFG SEC Reports (collectively, the "IFG Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in all material respects the financial position of IFG as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit and year-end adjustments.

     SECTION 4.6  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Section 4.6 of the IFG Disclosure Letter, since December 31, 1997, (i) IFG and each of the Material IFG Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice (it being understood that tender offers by Material REIT Subsidiaries for, or private purchases of, limited partner interests in Investment Limited Partnerships and acquisitions and dispositions of multi-family apartment properties and interests therein are ordinary course and are consistent with past practice), (ii) IFG has not transferred any assets other than (A) to IPT, to wholly owned Subsidiaries of IFG or to IPLP or (B) in the ordinary course of business and consistent with past practice to persons who are not affiliates and (iii) there has not been any IFG Material Adverse Effect. For purposes of this Agreement, an "IFG Material Adverse
                                    App. I-15

Effect" shall mean the existence of any fact or condition which has had or will have a material adverse effect on the business, assets, financial condition or results of operations of IFG and the Material IFG Subsidiaries taken as a whole; provided, however, that adverse effects on the business, assets, financial condition or results of operations of IFG or the Material IFG Subsidiaries due to general economic conditions, loss of employees, cancellation of third party management contracts (other than contracts which are on properties where IFG or a Material IFG Subsidiary is a general partner (other than in the case of replacement following a third party tender offer) or where cancellation will result in substantial termination payments), unsolicited third party offers for limited partnership interests of Material IFG Subsidiaries and Material IFG Subsidiaries' response thereto, unsolicited offers to acquire one or more assets of any Material IFG Subsidiary and IFG's or any Material IFG Subsidiary's purchase or sale in response thereto, events or occurrences resulting from the failure by IFG or any of its Subsidiaries to obtain any third party consents or waivers to the execution of this Agreement or consummation of the Merger and the other transactions contemplated hereby and conditions affecting generally the multi-family apartment property market or any of the markets in which IFG or any Subsidiary of IFG operates shall not be deemed to be an IFG Material Adverse Effect and shall not be taken into account in determining the existence of an IFG Material Adverse Effect. In addition, consummation or failure to consummate the merger of IPT and AMIT pursuant to the AMIT Agreements shall not be taken into account in determining the existence of an IFG Material Adverse Effect.

     SECTION 4.7 LITIGATION. As of the date hereof, except as set forth in Sections 4.7, 4.9 or 4.11 of the IFG Disclosure Letter, (a) there are no claims, suits, actions or proceedings against any general partner controlled by IFG of any Investment Limited Partnership pending, (b) there are no claims, suits, actions or proceedings by any Governmental Authority or third party pending or, with respect to Governmental Authorities to the knowledge of IFG, threatened, nor are there, to the knowledge of IFG, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting IFG or any of the Material IFG Subsidiaries which would have an IFG Material Adverse Effect, (c) there have not been any significant adverse developments since December 31, 1997 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (d) there are no judgments, decrees, injunctions, or orders of any Governmental Authority specifically applicable to IFG or any of the Material IFG Subsidiaries.

     SECTION 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of IFG for inclusion or incorporation by reference in (a) the registration statement on Form S-4 or any post-effective amendment to a registration statement on Form S-4 to be filed with the SEC by AIMCO in connection with the issuance of shares of Series E Preferred Stock and Series F Preferred Stock in the Merger (as amended or supplemented, the "Registration Statement") will at the time the Registration Statement is filed by AIMCO with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form, relating to the meetings of IFG stockholders and AIMCO stockholders to be held in connection with the Merger and the transactions related thereto (as amended or supplemented, the "Proxy Statement") will, at the dates mailed to the IFG stockholders and AIMCO stockholders and at the time of the meetings of IFG stockholders and AIMCO stockholders to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (to the extent applicable to IFG) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     SECTION 4.9 TAX MATTERS. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with

                                    App. I-16
respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes IFG or any Material IFG Subsidiary or AIMCO or any AIMCO Subsidiary, as the case may be.

     Except as set forth in Section 4.9 of the IFG Disclosure Letter:

          (a) FILING OF TIMELY TAX RETURNS. IFG and each of the Subsidiaries of IFG have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

          (b) PAYMENT OF TAXES. IFG and each of the Subsidiaries of IFG have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable for all periods through and including the Closing Date, except for those contested in good faith and for which adequate reserves have been taken.

          (c) TAX RESERVES. IFG and the Subsidiaries of IFG have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income Taxes in accordance with GAAP.

          (d) TAX LIENS. There are no Tax liens upon the material assets of IFG or any of the Material IFG Subsidiaries except liens for Taxes not yet delinquent.

          (e) WITHHOLDING TAXES. IFG and each of the Material IFG Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

          (f) REIT CLASSIFICATION. At all times since its organization, IPT has been organized and operated in conformity with the requirements necessary to qualify as a REIT pursuant to Section 856 of the Code (the "Status Requirements") and its proposed method of operation will enable it to continue to meet the Status Requirements and otherwise qualify as a REIT.

          (g) CONTINUATION AS REIT. The execution or delivery by IFG of this Agreement and the consummation by IFG of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by IFG, will not adversely affect the qualification of IPT as a REIT for the taxable year ending immediately prior to the Closing Date.

          (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of IFG or any of the Material IFG Subsidiaries.

          (i) TAX RULINGS. Except for the rulings previously delivered by IFG to AIMCO, neither IFG nor any of the Material IFG Subsidiaries has received or has pending a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (j) TAX SHARING AGREEMENTS. Except as may be entered into between IFG and SpinCo in connection with the Spin Off, neither IFG nor any Material IFG Subsidiary is a party to any agreement relating to allocating or sharing of Taxes other than those contained in the Acquisition Documents.

          (k) LIABILITY FOR OTHERS. Other than pursuant to the Acquisition Documents, neither IFG nor any of the Material IFG Subsidiaries has any material liability for Taxes of any Person other than IFG and the Material IFG Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or
     (iii) otherwise.

                                    App. I-17

          (l) SECTION 341(f). Neither IFG nor any of the Material IFG Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by IFG or any of the Material IFG Subsidiaries.

          (m) DEFICIENCIES. No deficiencies for any Taxes has been proposed, asserted or assessed against IFG, and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of IFG.

          (n) TEN PERCENT VOTING INTEREST. At the Closing Date and except as provided in the following sentence, other than a corporation in which IFG or any Subsidiary of IFG owns 100% of the stock, including such corporations held through one or more chains of includible corporations connected through 100% stock ownership with IFG or any corporate Subsidiary of IFG, as the case may be, neither IFG nor any Subsidiary of IFG will own (as determined for purposes of Section 856 of the Code and with the same meaning as when used in the Investment Company Act of 1940, as amended), directly or indirectly, more than ten percent of the voting securities of any corporation as determined for purposes of Section 856(c)(4)(B) of the Code. IFG will provide AIMCO with a list of all corporations in which IFG or any Subsidiary of IFG will at the Effective Time own less than 100% and more than 10% of the outstanding voting securities as determined for purposes of Section 856(c)(4)(B) of the Code at least 30 days prior to the Closing.

          (o) SERVICES. At the Closing Date, neither IPT nor any of its Subsidiaries will provide services to tenants other than those customarily furnished or rendered in connection with the rental of real property for purposes of Section 856(c) of the Code.

     SECTION 4.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section 4.10 of the IFG Disclosure Letter and as contemplated under Section 6.1(h) of the IFG Disclosure Letter:

          (a) BENEFIT PLANS. As of the date hereof, Section 4.10(a) of the IFG Disclosure Letter contains a true and complete list of each written or, to the knowledge of IFG, oral material employment agreement, arrangement, commitment, severance or retention agreement, employee benefit plan, policy or agreement covering Retained Employees and other individuals with respect to which AIMCO will have financial obligations following the Merger or their beneficiaries, or providing benefits to such Persons in respect of services provided to IFG or any Material IFG Subsidiary, including, but not limited to, any material employee benefit plans within the meaning of
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any material severance or change in control agreement (collectively, the "IFG Benefit Plans"). Since March 1, 1997, except as set forth in Section 4.10(a) of the IFG Disclosure Letter, there have been no new plans adopted or changes, additions or modification to any existing IFG Benefit Plan that could reasonably be expected to materially increase the cost of such IFG Benefit Plan. Neither IFG nor any Material IFG Subsidiary has any obligation to provide any former or present employee, director, officer or partner any profit sharing, springing or existing equity or profits interest or participation, any paid sabbatical, or the right to purchase any asset or property including, without limitation, any apartment.

          (b) CONTRIBUTIONS. All material contributions and other material payments required to be made by IFG or any of the Material IFG Subsidiaries to any IFG Benefit Plan (or to any Person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the IFG Financial Statements to the extent required by GAAP.

          (c) QUALIFICATION; COMPLIANCE. Except where failures to so comply with each of the following representations would not individually or in the aggregate be expected to result in an IFG Material Adverse Effect, (i) each of the IFG Benefit Plans intended to be "qualified" within the meaning of
     Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and, to the knowledge of IFG, no circumstances exist that are reasonably expected by IFG to result in the revocation of any such determination; (ii) IFG is in compliance with, and each of the IFG
                                    App. I-18

     Benefit Plans is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code; (iii) each IFG Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits; (iv) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory or administrative exemption is not available with respect to any IFG Benefit Plan, and which could give rise to liability on the part of IFG, any IFG Benefit Plan, or any fiduciary, party in interest or disqualified Person.

          (d) LIABILITIES. With respect to the IFG Benefit Plans and except for liabilities that individually or in the aggregate would not be expected to result in an IFG Material Adverse Effect, no event has occurred, and, to the knowledge of IFG, there does not now exist any condition or set of circumstances, that could reasonably be expected to subject IFG or any of the Material IFG Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), excluding liability for benefit claims and funding obligations payable in the ordinary course.

          (e) WELFARE PLANS. None of the IFG Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any material benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

          (f) PAYMENTS RESULTING FROM THE MERGER. Other than with respect to the restricted stock, option awards and Employee Warrants referred to in
     Section 4.3, or with respect to the employment agreements or arrangements set forth in Section 4.10(a) of the IFG Disclosure Letter, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of IFG or any Subsidiary of IFG on or prior to the Closing), result in any (i) payment (whether of severance pay or otherwise) becoming due from IFG or any of the Material IFG Subsidiaries to any Retained Employee or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit of any Retained Employee under any IFG Benefit Plan becoming accelerated, vested or payable.

     SECTION 4.11  ENVIRONMENTAL PROTECTION.

     (a) Except as set forth in Section 4.11 of the IFG Disclosure Letter, to the knowledge of IFG:

          (i) COMPLIANCE. IFG and each of the Material IFG Subsidiaries is in compliance with all applicable Environmental Laws (as defined in Section 4.11(b)(ii)) and neither IFG nor any of the Material IFG Subsidiaries has received any communication (written or oral), from any Person or Governmental Authority that alleges that IFG or any of the Material IFG Subsidiaries is not in such compliance with applicable Environmental Laws. Compliance with all applicable Environmental Laws will not require IFG or any Material IFG Subsidiary to incur costs that will be reasonably likely to result in an IFG Material Adverse Effect.

          (ii) ENVIRONMENTAL PERMITS. IFG and each of the Material IFG Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and IFG and the Material IFG Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except for Environmental Permits which in the aggregate would not result in an IFG Material Adverse Effect.

          (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim (as defined in Section 4.11(b)(i)) pending (A) against IFG or any of the Material IFG Subsidiaries, (B) against any Person or entity

                                    App. I-19
     whose liability for any Environmental Claim IFG or any of the Material IFG Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which IFG or any of the Material IFG Subsidiaries owns, leases or manages, in whole or in part, except, in each case, for Environmental Claims which in the aggregate would not result in an IFG Material Adverse Effect.

          (iv) RELEASES. There have been no Releases (as defined in Section 4.11(b)(iv)) of any Hazardous Material (as defined in Section 4.11(b)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against IFG or any of the Material IFG Subsidiaries or against any Person or entity whose liability for any Environmental Claim IFG or any of the Material IFG Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases which in the aggregate would not result in an IFG Material Adverse Effect.

          (v) PREDECESSORS. There is no Environmental Claim with respect to any predecessor of IFG or any of the Material IFG Subsidiaries which would have an IFG Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, except for Environmental Claims which in the aggregate would not result in an IFG Material Adverse Effect.

     (b) DEFINITIONS. As used in this Agreement:

          (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by IFG or any of the Material IFG Subsidiaries (for purposes of this Section 4.11); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

          (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which IFG or any of the Material IFG Subsidiaries operates (for purposes of this Section 4.11).

          (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     SECTION 4.12 VOTE REQUIRED. The affirmative vote of the holders of at least a majority of the shares of IFG Common Stock outstanding on the record date for the meeting at which such vote is taken (the "IFG
                                    App. I-20

Stockholders' Approval"), is the only vote of the holders of any class or series of the shares of IFG, SpinCo or any of their Subsidiaries that is required to approve this Agreement, the Merger and the Spin Off.

     SECTION 4.13 OPINION OF FINANCIAL ADVISOR. IFG has received the opinions of Lehman Brothers Inc. ("Lehman Brothers"), dated as of the date hereof, to the effect that, as of the date hereof, the total consideration, including the Merger Consideration and the common stock of SpinCo to be received by the holders of IFG Common Stock in the Spin Off is fair, from a financial point of view, and that, as of the date hereof, the allocation of the Merger Consideration and the amount to be received by holders of shares of beneficial interest of IPT (assuming that a merger occurs pursuant to the offer required to be made by AIMCO pursuant to Section 7.10 at a price of $13.25 per IPT share) between the holders of IFG Common Stock and holders of shares of beneficial interest of IPT is reasonable.

     SECTION 4.14 HUD. Other than as set forth on Section 4.14 of the IFG Disclosure Letter and except in the case of (a), (b) and (c) where the failure to obtain, or presence of which, would not result in an IFG Material Adverse Effect, each of IFG and the Material IFG Subsidiaries as of the date hereof (a) has all necessary consents and approvals of the United States Department of Housing and Urban Development and/or applicable state housing agencies (together, "HUD") to act as a general partner of and/or management agent for, as the case may be, each partnership which is an owner of a HUD-insured or HUD-assisted property for which IFG or any Material IFG Subsidiary acts as a general partner and/or management agent and (b) with respect to each HUD-insured or HUD-assisted property for which IFG or any Material IFG Subsidiary acts as a general partner and/or management agent, IFG and the Material IFG Subsidiaries do not have any physical inspection reviews or management agent's performance reviews that are graded as less than "Satisfactory" or, as to state housing agencies, an equivalent rating and (c) has no "flags" or limited denials of participation, suspensions or debarments currently in effect under the HUD 2530 Previous Participation Clearance Procedures or any other applicable HUD regulations.

     SECTION 4.15 DEFICIT RESTORATION OBLIGATIONS. As of the date hereof, the aggregate deficit capital account restoration obligations of the Material IFG Subsidiaries, the Material Non-REIT Subsidiaries and the REIT GP Entities which serve as general partners in Investment Limited Partnerships, assuming that each partnership sold all of its assets at fair market value, allocated gain in accordance with its partnership agreement, paid its liabilities and distributed any remaining assets to its partners in accordance with its partnership agreement, after reduction by that percentage of the limited partner interests owned by all affiliates of such general partner and after taking into account any indemnification, reimbursement or similar obligations from third parties, does not exceed $6,000,000.

     SECTION 4.16 EARNINGS AND PROFITS. As of the date hereof and assuming a Closing Date of June 30, 1998, IFG's good faith estimate is that the earnings and profits of IFG (including any earnings and profits resulting from and transferred with the distribution of the stock of SpinCo) and the Material IFG Subsidiaries and the other Subsidiaries of IFG included in IFG's consolidated group at the Effective Time will not exceed $60 million.

     SECTION 4.17 ABSENCE OF INDUCEMENT. In entering into this Agreement, IFG has not been induced by, or relied upon, any representations, warranties or statements by AIMCO not set forth or referred to in the Transaction Documents, the Schedules thereto or the other documents required to be delivered thereby, whether or not such representations, warranties or statements have actually been made, in writing or orally, and IFG acknowledges that, in entering into this Agreement, AIMCO has been induced by and relied upon the representations and warranties of IFG and SpinCo herein set forth, the information set forth in the AIMCO SEC Reports and the representations and warranties of the parties to the Transaction Documents, the Schedules thereto or the other documents required to be delivered thereby. IFG has made its own investigation of AIMCO prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above.

                                    App. I-21

                                  ARTICLE IVA

                    REPRESENTATIONS AND WARRANTIES OF SPINCO

     SpinCo makes the following representations and warranties to AIMCO and IFG. Except as set forth in the IFG Disclosure Letter:

     SECTION 4.1A  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
COMPLIANCE.

     (a) AUTHORITY. SpinCo has all requisite corporate power and authority to enter into this Agreement and, subject to the IFG Stockholders' Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by SpinCo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SpinCo. This Agreement has been duly and validly executed and delivered by SpinCo and, assuming the due authorization, execution and delivery hereof by AIMCO, constitutes the valid and binding obligation of SpinCo enforceable against it in accordance with the terms of this Agreement.

     (b) NON-CONTRAVENTION. The execution and delivery of this Agreement by SpinCo does not, and the consummation of the transactions contemplated hereby will not, constitute a Violation of (i) the certificate of incorporation or by-laws of SpinCo, (ii) subject to obtaining the approval of the stockholders of IFG, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to SpinCo or any of its properties or assets or (iii) subject to obtaining any required consent, any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which SpinCo is a party or to which it or any of its properties or assets is subject, except where such Violations would not result in a SpinCo Material Adverse Effect.

     (c) STATUTORY APPROVALS. Except for the filing of Form 10 with the SEC, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by SpinCo or the consummation by SpinCo of the transactions contemplated hereby, except where failure to obtain such declaration, filing, registration, authorization, consent or approval would not have a SpinCo Material Adverse Effect.

     (d) COMPLIANCE. Except as set forth in Section 4.1A of the IFG Disclosure Letter, SpinCo is not in violation of, is not, to the knowledge of SpinCo, under investigation with respect to any violation of, and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws) of any Governmental Authority. Except as set forth in
Section 4.1A of the IFG Disclosure Letter, SpinCo has all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except where the failure to obtain such authorizations, consents and approvals would not result in a SpinCo Material Adverse Effect. SpinCo is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by SpinCo under (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which SpinCo is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a SpinCo Material Adverse Effect. For purposes of this Agreement, a SpinCo Material Adverse Effect shall mean the existence of any fact or condition which has or will have a material adverse effect on the business, assets, financial condition or results of operations of SpinCo.

     SECTION 4.2A ABSENCE OF INDUCEMENT. In entering into this Agreement, SpinCo has not been induced by, or relied upon, any representations, warranties or statements by AIMCO not set forth or referred to in the Transaction Documents Schedules thereto or the other documents required to be delivered thereby, whether or not such representations, warranties or statements have actually been made, in writing or orally, and SpinCo acknowledges that, in entering into this Agreement, AIMCO has been induced by and relied upon the representations and warranties of SpinCo herein set forth and the representations and warranties of the parties to the Transaction Documents, the Schedules thereto or the other documents required to be delivered thereby.
                                    App. I-22

SpinCo has made its own investigation of AIMCO prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF AIMCO

     AIMCO makes the following representations and warranties to IFG and SpinCo. Except as set forth in the AIMCO SEC Reports or the disclosure letter from AIMCO to IFG and SpinCo dated the date hereof (the "AIMCO Disclosure Letter"):

     SECTION 5.1 ORGANIZATION AND QUALIFICATION. AIMCO and each of the AIMCO Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have an AIMCO Material Adverse Effect.

     SECTION 5.2 SUBSIDIARIES. The term "AIMCO Subsidiary" shall mean each of the AIMCO Subsidiaries as of the date hereof set forth on Section 5.2 of the AIMCO Disclosure Letter. Except as set forth in Section 5.2 of the AIMCO Disclosure Letter, all of the issued and outstanding shares of capital stock and all other equity interests owned by each AIMCO Subsidiary are, in the case of capital stock, validly issued, fully paid, nonassessable and free of preemptive rights, and, in the case of capital stock and all other equity interests on any entity, are owned, directly or indirectly, by AIMCO free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such AIMCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     SECTION 5.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of AIMCO consists of (i) 150,000,000 shares of AIMCO Class A Common Stock, par value $0.01 per share ("AIMCO Common Stock"), (ii) 750,000 shares of Class B Common Stock, par value $0.01 per share (the "AIMCO Class B Common Stock") and
(iii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "AIMCO Preferred"). At the close of business on February 28, 1998, (i) 41,083,073 shares of AIMCO Common Stock were issued and outstanding, (ii) no shares of AIMCO Common Stock were held by AIMCO in its treasury or by its wholly owned Subsidiaries, (iii) 162,500 shares of AIMCO Class B Common Stock were issued and outstanding, and of such issued shares, none were held by AIMCO in its treasury or by wholly owned subsidiaries, (iv) 7,350,000 shares of AIMCO Preferred were issued and outstanding (including 750,000 shares of AIMCO Class B Cumulative Convertible Preferred Stock, par value $0.01 per share, 2,400,000 shares of AIMCO 9% Class C Cumulative Preferred Stock, par value $0.01 per share, and 4,200,000 shares of AIMCO 8.75% Class D Cumulative Preferred Stock, par value $0.01 per share), and of such issued shares, none were held by AIMCO in its treasury or by its wholly owned Subsidiaries, (v) an aggregate of 5,235,337 shares of AIMCO Common Stock were reserved for issuance upon the exchange of units of limited partnership in AIMCO Properties, L.P., (vi) an aggregate of 5,115,246 shares of AIMCO Common Stock were reserved for issuance pursuant to the AIMCO Benefit Plans and outstanding warrants, (vii) an aggregate of 2,463,052 shares of AIMCO Common Stock were reserved for issuance upon conversion of AIMCO Preferred, (viii) 162,500 shares were reserved for issuance upon conversion of AIMCO Class B Common Stock and (ix) no Voting Debt was issued or outstanding. All outstanding shares of AIMCO Common Stock and AIMCO Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Upon consummation of the Merger and the issuance of the Series E Preferred
                                    App. I-23

Stock, the Series F Preferred Stock and the AIMCO Common Stock underlying the Series E Preferred Stock, all such shares will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights. As of the date hereof, except as disclosed in the AIMCO SEC Reports filed prior to the date hereof or as set forth in Section 5.3 of the AIMCO Disclosure Letter or pursuant to this Agreement and the AIMCO Benefit Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which AIMCO or any AIMCO Subsidiary is a party or by which any of them are bound obligating AIMCO or any AIMCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of AIMCO or any AIMCO Subsidiary or obligating AIMCO or any AIMCO Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     SECTION 5.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

     (a) AUTHORITY. AIMCO has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable AIMCO Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by AIMCO of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AIMCO. This Agreement has been duly and validly executed and delivered by AIMCO and, assuming the due authorization, execution and delivery hereof by IFG, constitutes the valid and binding obligation of AIMCO enforceable against it in accordance with the terms of this Agreement. No approval of the stockholders of AIMCO is required to execute and deliver this Agreement or to consummate the transactions contemplated hereby including without limitation, the issuance and listing on the NYSE of the Series E Preferred Stock, the Series F Preferred Stock and the AIMCO Common Stock underlying the Series E Preferred Stock in the Merger and the assumption of all obligations of IFG relating to the TOPRs and the performance of all actions required by the documents governing TOPRs documents.

     (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the AIMCO Disclosure Letter, the execution and delivery of this Agreement by AIMCO does not, and the consummation of the transactions contemplated hereby will not, result in a material Violation with respect to AIMCO or any of the AIMCO Subsidiaries pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of AIMCO or any of the AIMCO Subsidiaries, (ii) subject to obtaining the AIMCO Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to AIMCO or any of the AIMCO Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in
Section 5.4(b) of the AIMCO Disclosure Letter, any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which AIMCO or any of the AIMCO Subsidiaries is a party or to which it or any of its properties or assets is subject, except in the case of clause (ii) or (iii) for any such Violation which would not have an AIMCO Material Adverse Effect.

     (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by AIMCO or the consummation by AIMCO of the transactions contemplated hereby except as described in Section 5.4(c) of the AIMCO Disclosure Letter or the failure of which to make, give or obtain would not result in an AIMCO Material Adverse Effect (the "AIMCO Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such AIMCO Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

     (d) COMPLIANCE. Except as set forth in Section 5.4 of the AIMCO Disclosure Letter or as disclosed in the AIMCO SEC Reports filed prior to the date hereof, neither AIMCO nor any of the AIMCO Subsidiaries is in violation of, is, to the knowledge of AIMCO, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws) of any Governmental Author-

                                    App. I-24
ity. "AIMCO SEC Reports" shall mean each report, schedule, registration statement and definitive proxy statement filed with the SEC by AIMCO pursuant to the requirements of the Securities Act or Exchange Act since December 31, 1996 as such documents have since the time of their filing been amended. Except as disclosed in the AIMCO SEC Reports filed prior to the date hereof, AIMCO and the AIMCO Subsidiaries have all permits, licenses, including licenses to operate as a property manager, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except where the failure to obtain such permits, licenses, including licenses required as a property manager, franchise and other authorizations, consents and approvals would not have an AIMCO Material Adverse Effect. AIMCO and each of the AIMCO Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by AIMCO or any AIMCO Subsidiary under (i) AIMCO's or AIMCOLP's organizational documents or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument (other than any organizational documents) to which it is a party or by which AIMCO or any AIMCO Subsidiary is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have an AIMCO Material Adverse Effect.

     SECTION 5.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by AIMCO and the AIMCO Subsidiaries since December 31, 1996 under the Securities Act, Exchange Act and applicable state laws and regulations have been filed with the SEC or the appropriate state commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or to so comply would not result in an AIMCO Material Adverse Effect. As of their respective dates, the AIMCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of AIMCO included in the AIMCO SEC Reports (collectively, the "AIMCO Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in all material respects the financial position of AIMCO as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring and year-end audit adjustments. True, accurate and complete copies of the AIMCO Articles and AIMCO by-laws, as in effect on the date hereof have been provided to IFG.

     SECTION 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the AIMCO SEC Reports filed prior to the date hereof, since December 31, 1997, AIMCO and each of the AIMCO Subsidiaries have conducted their business only in the ordinary course of business (except for acquisitions and dispositions) consistent with past practice and there has not been any AIMCO Material Adverse Effect. For purposes of this Agreement, an "AIMCO Material Adverse Effect" shall mean the existence of any fact or condition which has or will have a material adverse effect on the business, assets, financial condition or results of operations of AIMCO and the AIMCO Subsidiaries taken as a whole; provided, however, that adverse effects on the business, assets, financial condition or results of operations of AIMCO or the AIMCO Subsidiaries due to general economic conditions, loss of employees, cancellation of third party management contracts (other than contracts which are on properties where AIMCO or an AIMCO Subsidiary is a general partner or where cancellation will result in substantial termination payments), unsolicited third party offers for limited partnership interests of AIMCO Subsidiaries and AIMCO's response thereto, unsolicited offers to acquire one or more assets of any AIMCO Subsidiary and AIMCO's or any AIMCO Subsidiary's purchase or sale in response thereto and conditions affecting generally the multi-family apartment property market or any of the markets in which AIMCO or any AIMCO Subsidiary operates shall not be deemed to be an AIMCO Material Adverse Effect and shall not be taken into account in determining the existence of an AIMCO Material Adverse Effect.

                                    App. I-25

     SECTION 5.7 LITIGATION. Except as disclosed in the AIMCO SEC Reports filed prior to the date hereof or as disclosed in Section 5.7 of the AIMCO Disclosure Letter, (a) there are no claims, suits, actions or proceedings against any general partner or limited partner of any AIMCO Subsidiary pending, (b) there are no claims, suits, actions or proceedings by any court, Governmental Authority or third party, pending or, with respect to Governmental Authorities, to the knowledge of AIMCO, threatened, nor are there, to the knowledge of AIMCO, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting AIMCO or any of the AIMCO Subsidiaries which would have an AIMCO Material Adverse Effect, (c) there have not been any significant adverse developments since December 31, 1997 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (d) there are no judgments, decrees, injunctions or orders of any Governmental Authority specifically applicable to AIMCO or any of the AIMCO Subsidiaries.

     SECTION 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of AIMCO for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed by AIMCO with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will at the dates mailed to IFG stockholders and AIMCO stockholders and at the time of the meetings of IFG stockholders and AIMCO stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement (to the extent applicable to AIMCO) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     SECTION 5.9 TAX MATTERS. Except as set forth in Section 5.9 of the AIMCO Disclosure Letter:

          (a) FILING OF TIMELY TAX RETURNS. AIMCO and each of the Subsidiaries of AIMCO have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

          (b) PAYMENT OF TAXES. AIMCO and each of the Subsidiaries of AIMCO have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable for all periods through and including the Closing Date, except for those contested in good faith and for which adequate reserves have been taken.

          (c) TAX RESERVES. AIMCO and the Subsidiaries of AIMCO have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income Taxes in accordance with GAAP.

          (d) TAX LIENS. There are no Tax liens upon the material assets of AIMCO or any of the AIMCO Subsidiaries except liens for Taxes not yet delinquent.

          (e) WITHHOLDING TAXES. AIMCO and each of the Subsidiaries of AIMCO have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

          (f) REIT CLASSIFICATION. At all times since the initial public offering of AIMCO, AIMCO has been organized and operated in conformity with the Status Requirements, and its proposed method of operation will enable it to continue to meet the Status Requirements and otherwise qualify as a REIT.

          (g) CONTINUATION AS REIT. The execution or delivery by AIMCO of this Agreement and the consummation by AIMCO of the transactions contemplated hereby or compliance with or fulfillment of terms and provisions hereof by AIMCO, will not adversely affect the qualification of AIMCO as a REIT for each taxable year ending on or after the Closing Date.

                                    App. I-26

          (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of AIMCO or any of the Subsidiaries of AIMCO.

          (i) TAX RULINGS. Neither AIMCO nor any of the Subsidiaries of AIMCO has received or has pending a Tax Ruling or entered into a Closing Agreement with any taxing authority.

          (j) TAX SHARING AGREEMENTS. Except as between affiliates of AIMCO as set forth in Section 5.9 of the AIMCO Disclosure Letter, neither AIMCO nor any AIMCO Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

          (k) LIABILITY FOR OTHERS. Neither AIMCO nor any of the Subsidiaries of AIMCO has any liability for material Taxes of any person other than AIMCO and the AIMCO Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.

          (l) SECTION 341(F). Neither AIMCO nor any of the Subsidiaries of AIMCO has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by AIMCO or any of the Subsidiaries of AIMCO.

          (m) DEFICIENCIES. No deficiencies for any Taxes has been proposed, asserted or assessed against AIMCO and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of AIMCO.

          (n) DOMESTIC CONTROL. AIMCO believes that it is a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

     SECTION 5.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section 5.10 of the AIMCO Disclosure Letter:

          (a) BENEFIT PLANS. As of the date hereof, Section 5.10 of the AIMCO Disclosure Letter contains a true and complete list of each written or oral material employment agreement, arrangement, commitment, severance or retention agreement or policy, employee benefit plan, policy or agreement covering employees, former employees or directors of AIMCO and each of the AIMCO Subsidiaries or their beneficiaries, or providing benefits to such Persons in respect of services provided to any such entity, including, but not limited to, any material employee benefit plans within the meaning of
     Section 3(3) of ERISA and any material severance or change in control agreement (collectively, the "AIMCO Benefit Plans"). Since December 31, 1996, there have been no new plans adopted nor changes, additions or modification to any existing AIMCO Benefit Plans that could reasonably be expected to materially increase the cost of such AIMCO Benefit Plan.

          (b) CONTRIBUTIONS. All material contributions and other material payments required to be made by AIMCO or any of the AIMCO Subsidiaries to any AIMCO Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the AIMCO Financial Statements to the extent required by GAAP.

          (c) QUALIFICATION; COMPLIANCE. Except where failure to so comply with each of the following representations would not individually or in the aggregate be expected to result in an AIMCO Material Adverse Effect: (i) each of the AIMCO Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the knowledge of AIMCO, no circumstances exist that are reasonably expected by AIMCO to result in the revocation of any such determination; (ii) AIMCO is in compliance with, and each of the AIMCO Benefit Plans is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code; (iii) each AIMCO Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax

                                    App. I-27
     benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits; and (iv) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory or administrative exemption is not available with respect to any AIMCO Benefit Plan, and which could give rise to liability on the part of AIMCO, any AIMCO Benefit Plan, or any fiduciary, party in interest or disqualified Person.

          (d) LIABILITIES. With respect to the AIMCO Benefit Plans and except for liabilities that individually or in the aggregate would not be expected to result in an AIMCO Material Adverse Effect, individually and in the aggregate, no event has occurred, and, to the knowledge of AIMCO, there does not now exist any condition or set of circumstances, that could reasonably be expected to subject AIMCO or any of the AIMCO Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), excluding liability for benefit claims and funding obligations payable in the ordinary course.

          (e) WELFARE PLANS. None of the AIMCO Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any material benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

          (f) PAYMENTS RESULTING FROM THE MERGER. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of AIMCO or any of the AIMCO Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from AIMCO or any of the AIMCO Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any AIMCO Benefit Plan becoming accelerated, vested or payable.

     SECTION 5.11  ENVIRONMENTAL PROTECTION.

     (a) Except as set forth in Section 5.11 of the AIMCO Disclosure Letter, to the knowledge of AIMCO:

          (i) COMPLIANCE. AIMCO and each of the AIMCO Subsidiaries is in compliance with all applicable Environmental Laws and neither AIMCO nor any of the AIMCO Subsidiaries has received any communication (written or oral), from any Person or Governmental Authority that alleges that AIMCO or any of the AIMCO Subsidiaries is not in such compliance with applicable Environmental Laws. Compliance with all applicable Environmental Laws will not require AIMCO or any AIMCO Subsidiary to incur costs that will be reasonably likely to result in a AIMCO Material Adverse Effect.

          (ii) ENVIRONMENTAL PERMITS. AIMCO and each of the AIMCO Subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and AIMCO and the AIMCO Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except for Environmental Permits which in the aggregate would not result in an AIMCO Material Adverse Effect.

          (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim pending
     (A) against AIMCO or any of the AIMCO Subsidiaries, (B) against any Person or entity whose liability for any Environmental Claim AIMCO or any of the AIMCO Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which AIMCO or any of the AIMCO Subsidiaries owns, leases or manages, in whole or in part, except, in each case, for Environmental Claims which in the aggregate would not result in an AIMCO Material Adverse Effect.

          (iv) RELEASES. There have been no Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against AIMCO or any of the AIMCO Subsidiaries
                                    App. I-28
     or against any Person or entity whose liability for any Environmental Claim AIMCO or any of the AIMCO Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases which in the aggregate would not result in an AIMCO Material Adverse Effect.

          (v) PREDECESSORS. There is no Environmental Claim with respect to any predecessor of AIMCO or any of the AIMCO Subsidiaries which would have a AIMCO Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, except for Environmental Claims which in the aggregate would not result in an AIMCO Material Adverse Effect.

     SECTION 5.12 HUD. Other than as set forth on Section 5.12 of the AIMCO Disclosure Letter and except in the case of (a), (b) and (c) where the failure to obtain or presence of which would not result in an AIMCO Material Adverse Effect, each of AIMCO and the AIMCO Subsidiaries as of the date hereof (a) has all necessary consents and approvals of HUD to act as a general partner of and/or management agent for, as the case may be, each partnership which is an owner of a HUD-insured or HUD-assisted property for which AIMCO or any AIMCO Subsidiary acts as a general partner and/or management agent and (b) with respect to each HUD-insured or HUD-assisted property for which AIMCO or any AIMCO Subsidiary acts as a general partner and/or management agent has any physical inspection reviews or management agent's performance reviews that are graded as less than "Satisfactory" or, as to state housing agencies, an equivalent rating and (c) has no "flags" or limited denials of participation, suspensions or debarments currently in effect under the HUD 2530 Previous Participation Clearance Procedures or any other applicable HUD regulations.

     SECTION 5.13 ABSENCE OF INDUCEMENT. In entering into this Agreement, AIMCO has not been induced by, or relied upon, any representations, warranties or statements by IFG or SpinCo not set forth or referred to in the Transaction Documents, the Schedules thereto or the other documents required to be delivered thereby, whether or not such representations, warranties or statements have actually been made, in writing or orally, and AIMCO acknowledges that, in entering into this Agreement, IFG and SpinCo have been induced by and relied upon the representations and warranties of AIMCO herein set forth, the information set forth in the IFG SEC Reports and the representations and warranties of the parties to the Transaction Documents, the Schedules thereto or the other documents required to be delivered thereby. AIMCO has made its own investigation of IFG and SpinCo prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above or in the IFG SEC Reports.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 6.1 COVENANTS OF IFG. IFG agrees, as to IFG and as to each of the Subsidiaries of IFG, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement, (i) except as expressly contemplated or permitted in this Agreement, (ii) except as AIMCO may otherwise agree in writing (which decision shall be made as soon as reasonably practicable), (iii) except with respect to the business and assets of SpinCo and the Spin Off Entities, and (iv) except where a Subsidiary of IFG controls a general partner or member of a Subsidiary of IFG which is a partnership or a limited liability company and such general partner or member is acting in a manner consistent with its fiduciary duty as a general partner or member under applicable law:

          (a) ORDINARY COURSE OF BUSINESS. Except with respect to the transfer of assets or securities to SpinCo or the Spin Off Entities in compliance with this Agreement or in connection with its constitution or operation, IFG shall, and shall cause its respective Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts (but which shall not require the payment of money) to preserve intact their present business organizations, take all actions necessary to continue to qualify IPT as a REIT, duly and timely file all reports, Tax Returns and other documents required to be filed with federal, state, local and other authorities, subject to prudent management of work force needs and ongoing
                                    App. I-29
     programs currently in force, use commercially reasonable efforts to keep available the services of the Retained Employees, and will take no action intended to jeopardize the goodwill and relationships with customers, suppliers and others having business dealings with them; provided, however, nothing in this paragraph (a) shall prohibit IFG or any of its Subsidiaries from transferring operations to IFG, any of its wholly owned Subsidiaries, IPT or IPLP or from engaging in real estate development activities. Notwithstanding the foregoing, IFG shall not, nor shall IFG permit any of its Subsidiaries to, enter into a new line of business involving any material investment of assets or resources if it would result in any material exposure to liability or loss to IFG and the Material IFG Subsidiaries taken as a whole.

          (b) DISTRIBUTIONS. IFG shall not, nor shall IFG permit any Material IFG Subsidiary to, (i) split, combine or reclassify any of their shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, of their shares or (ii) except as set forth in Section 6.1(b) of the IFG Disclosure Letter, redeem, repurchase or otherwise acquire any shares, nor shall IFG permit IPT or IPLP to declare or pay any distributions in respect of any of their shares or partnership units, respectively, other than regular quarterly distributions not to exceed $0.15 ($0.16 after the consummation of the merger contemplated by the AMIT Agreements) per share and per partnership unit, respectively.

          (c) ISSUANCE OF SECURITIES. Except pursuant to the AMIT Agreements, IFG shall not permit IPT or IPLP to issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than issuances of shares upon exercise or conversion of outstanding stock options, warrants or convertible securities set forth in Section 4.3 or upon vesting of restricted stock. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with the issuance of securities as contemplated by this Section 6.1(c), subject to obtaining customary indemnities.

          (d) CHARTER DOCUMENTS. IFG shall not, and shall not permit any of the Material IFG Subsidiaries, to amend or propose to amend its charter, by-laws or regulations, or similar organizational documents, except as contemplated herein and as may be necessary or appropriate in connection with the offer to be made by AIMCO pursuant to Section 7.10.

          (e) ACQUISITIONS. IFG shall not, nor shall IFG permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall IFG acquire or agree to acquire a material amount of assets, if such acquisition would adversely affect the tax-free treatment of the Merger under Section 368(a) of the Code or the treatment of IPT as a REIT following the Merger. If IFG or any of the Material Non-REIT Subsidiaries acquires any United States multi-family residential assets, securities or businesses (other than assets, securities or businesses relating to the New York Residential Business or the residential mortgage origination business), IFG shall, and shall cause its Material Non-REIT Subsidiaries to, irrevocably offer AIMCO the option to either (x) require any such assets to be distributed by IFG to SpinCo (or the Spin Off Entities) at the effective time of the Spin Off or (y) retain such assets or businesses by notifying IFG in writing that AIMCO elects to retain such assets; provided however that AIMCO shall be deemed, subject to consummation of the Merger and the merger of IPT and AMIT pursuant to the AMIT Agreements, to have elected to purchase the assets of Angeles Mortgage Investment Trust ("AMIT") to be purchased pursuant to the AMIT Agreements (the "AMIT Assets"). If AIMCO elects to retain such assets AIMCO will reimburse SpinCo for the cost of such assets by increasing the number $308,433,730 in each place it appears in Section 2.3 by the amount of the Acquisition Cost. The term "Acquisition Cost" shall mean with respect to any such assets, the actual amount paid by IFG or any Material Non-REIT Subsidiary for such assets (including reasonable, actual out-of-pocket closing costs and any indebtedness incurred in connection with the acquisition), less
                                    App. I-30
     net cash flow received by IFG in respect of such investment plus interest on such amount calculated at the 30-day LIBOR rate plus 150 basis points calculated from the date of incurrence or receipt.

          (f) NO DISPOSITIONS. IFG shall not, nor shall IFG permit any of the Material IFG Subsidiaries to, sell or dispose of any of their assets other than (i) dispositions in the ordinary course of business consistent with past practice, (ii) dispositions of assets set forth on Section 6.1(f) of the IFG Disclosure Letter, (iii) distribution of all the shares of SpinCo to the stockholders of IFG or (iv) Spin Off Assets and Spin Off Entities.

          (g) INDEBTEDNESS. IFG covenants and agrees that it will take such actions as are necessary to cause the aggregate indebtedness for borrowed money (including without duplication, guarantees (other than obligations under capitalization notes) and pledges) at IFG and the Material Non-REIT Subsidiaries not to exceed $300,000,000, it being understood that the TOPRs do not constitute indebtedness for borrowed money for the purposes of this provision; provided, however, that any such indebtedness shall be incurred pursuant to the notes (other than those related to Realty One) identified in Note 9 to the Insignia financial statements included on the draft Form 10-K for the period ended December 31, 1997, (ii) IFG's credit facility with First Union National Bank of South Carolina, as agent, in existence on the date hereof or (iii) agreements permitting pre-payment at any time without penalty or premium; provided further that the $300,000,000 amount shall be increased by the amount of debt incurred to acquire assets which AIMCO elects to retain pursuant to Section 6.1(e).

          (h) COMPENSATION, BENEFITS. Except as may be required by applicable law or as permitted by Sections 2.1 and 7.12 of this Agreement or Section 6.1(h) of the IFG Disclosure Letter, or as requested by AIMCO, IFG shall not, nor shall IFG permit any of the Material IFG Subsidiaries, with respect to Retained Employees to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by IFG or any of its Subsidiaries or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, other than normal, annual increases in the ordinary course of business consistent with past practice; (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement, other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any obligations to Retained Employees; provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice.

          (i) ACCOUNTING. IFG shall not, nor shall IFG permit any of its Subsidiaries to, make any changes in their accounting methods, except as expressly required by law, rule, regulation or GAAP.

          (j) AFFILIATE TRANSACTIONS. As of the Effective Time, except (i) as set forth on Section 6.1(j) of the IFG Disclosure Letter, (ii) for amounts or items covered in Section 2.3 of this Agreement, and (iii) for loans by financial institutions in the ordinary course of business, IFG (and each of its Material Non-REIT Subsidiaries other than SpinCo) shall (x) not have any outstanding notes payable to, accounts payable to, or advances to SpinCo, any Subsidiary of SpinCo, any direct holder of 10% of any class of equity securities of IFG, any officer, director or employee of SpinCo or any Subsidiary of SpinCo or (y) not be a party to any contract (other than partnership agreements) with SpinCo, any Subsidiary of SpinCo, or any direct holder of 10% of any class of equity securities, any officer, director or employee of SpinCo or any Subsidiary of SpinCo, other than the Transaction Documents and other agreements contemplated by the Transaction Documents and any agreements otherwise permitted by this Agreement.

          (k) COOPERATION, NOTIFICATION. IFG shall (i) confer on a regular and frequent basis with one or more representatives of AIMCO to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify AIMCO of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and
                                    App. I-31

     (iii) promptly provide AIMCO with copies of all filings made by IFG, SpinCo or any of their Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (l) NO BREACH, ETC. IFG shall not, nor shall IFG permit any of its Subsidiaries to, willfully take any action that would result in a material breach of any provision of this Agreement or in any of its material representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          (m) CONTRACTS. Except as set forth on Section 6.1(m) of the IFG Disclosure Letter, or for contracts made in the ordinary course of business consistent with past practice, IFG shall not, nor shall IFG permit any Material IFG Subsidiary to modify, amend, terminate, renew or fail to use reasonable business efforts to renew, as the case may be, any contract or agreement material to IFG and the Material IFG Subsidiaries taken as a whole or waive, release or assign any material rights or claims.

          (n) INSURANCE. IFG shall maintain with financially responsible insurance companies insurance with respect to IFG and the Material IFG Subsidiaries in such amounts and against such risks and losses as are customary for entities engaged in the multi-family apartment business.

          (o) PERMITS. IFG shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of IFG or its Subsidiaries taken as a whole.

          (p) TAX MATTERS. IFG shall not, nor shall IFG permit any Subsidiary of IFG to, (i) make or rescind any election relating to Taxes if such action would adversely affect the status of IPT as a REIT or the status of any Subsidiary of IFG (other than the Spin Off Entities) as a partnership for federal income tax purposes, (ii) without the written consent of AIMCO, which consent will not be unreasonably withheld, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes unless such settlement or compromise results in (A) a change in taxable income or Tax liability that will reverse in future periods and is therefore, by its nature, a timing difference or (B) a change in taxable income or tax liability that will not reverse in future periods and is therefore, by its nature, a permanent difference or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except as may be required by applicable law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income.

          (q) TAX SHARING AGREEMENTS. IFG shall not enter into any tax sharing agreement with SpinCo (or any of the Spin Off Entities) without first obtaining AIMCO's consent, which shall not be unreasonably withheld, conditioned or delayed.

     SECTION 6.2 COVENANTS OF AIMCO. AIMCO agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement:

          (a) COOPERATION, NOTIFICATION. AIMCO shall (i) confer on a regular and frequent basis with one or more representatives of IFG to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify IFG of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and (iii) promptly provide IFG with copies of all filings made by AIMCO or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (b) NO BREACH, ETC. AIMCO shall not, nor shall AIMCO permit any of its Subsidiaries to, willfully take any action that would result in a material breach of any provision of this Agreement or in any of its material representations and warranties set forth in this Agreement being untrue on and as of the Closing Date; provided, however, that AIMCO and its Subsidiaries may issue securities, acquire securities or assets and otherwise act in the ordinary course of their business.
                                    App. I-32

          (c) ACCOUNTING. AIMCO shall not, nor shall AIMCO permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation, the SEC or GAAP, and shall maintain its status as a REIT under the Code.

          (d) ACQUISITION OF AMIT ASSETS. AIMCO covenants and agrees that at the Effective Time AIMCO shall elect to retain the assets acquired by IFG from AMIT pursuant to the AMIT Agreements on the terms set forth in Section 6.1(e).

          (e) ARTICLES SUPPLEMENTARY. AIMCO covenants and agrees to file Articles Supplementary to the AIMCO Articles in the forms attached as Exhibits 6E and 6F, with only such changes for share amounts or such other additional changes as agreed to by IFG and SpinCo prior to the Effective Time; provided however, that if AIMCO receives the AIMCO Stockholders' Approval prior to the Effective Time, then AIMCO shall not file the Articles Supplementary set forth in Exhibit 6E.

          (f) DIVIDENDS. AIMCO covenants and agrees that during the 20-day AIMCO Index Price measurement period, AIMCO will not declare a dividend in excess of 125% of AIMCO's then latest quarterly dividend declaration.

          (g) RECLASSIFICATION OF PREFERRED STOCK. AIMCO covenants and agrees that prior to the Effective Time it will take all necessary actions to reclassify a sufficient number of shares of AIMCO Common Stock to issue the Series E Preferred Stock and/or Series F Preferred Stock issued in the Merger.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     SECTION 7.1 ACCESS TO INFORMATION. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to and following the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC or any other federal or state regulatory agency or commission and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement; provided however that the foregoing shall apply to SpinCo and the Spin Off Entities only with respect to information and access necessary to or required by AIMCO in preparation of Tax Returns. Nothing in this Section 7.1 shall require IFG or AIMCO to take any action or furnish any access or information which would cause or could reasonably be expected to cause the waiver of any applicable attorney client privilege. In addition, nothing herein shall require IFG or AIMCO to provide information other than with respect to itself and its Subsidiaries, or the conduct of their businesses. Each party and its representatives shall hold all information obtained by it pursuant to this Agreement in accordance with the terms and provisions of those confidentiality agreements dated October 14, 1997 (as amended by letter dated March 2, 1998) and February 27, 1998 between the parties (the "Confidentiality Agreements"), which shall continue in full force and effect following execution of this Agreement.

     SECTION 7.2  PROXY STATEMENT AND REGISTRATION STATEMENT.

     (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement, the Registration Statement, AIMCO Form 8-A and the SpinCo Form 10. The parties hereto shall each use reasonable best efforts to cause the Proxy Statement and Registration Statement, AIMCO Form 8-A and SpinCo Form 10 to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be

                                    App. I-33
reasonably required to cause the shares of Series E Preferred Stock and Series F Preferred Stock issuable in connection with the Merger and the underlying AIMCO Common Stock to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where the Surviving Corporation will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement and Registration Statement. AIMCO shall cause the shares of Series E Preferred Stock and Series F Preferred Stock issuable in the Merger and the AIMCO Common Stock underlying the Series E Preferred Stock to be approved for listing on the NYSE upon official notice of issuance on or prior to the Effective Date. The information provided by any party hereto for use in the Proxy Statement, Registration Statement, AIMCO Form 8-A and SpinCo Form 10 shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement, Registration Statement and SpinCo Form 10.

     (b) LETTER OF IFG'S ACCOUNTANTS. IFG shall use its reasonable best efforts to cause to be delivered to AIMCO letters of Ernst & Young LLP, dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to AIMCO, in form and substance reasonably satisfactory to AIMCO and customary in scope and substance for "cold comfort" letters delivered by independent public accounts in connection with registration statements on Form S-4.

     (c) LETTER OF AIMCO'S ACCOUNTANTS. AIMCO shall use its reasonable best efforts to cause to be delivered to IFG letters of Ernst & Young LLP, dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to IFG, in form and substance reasonably satisfactory to IFG and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

     (d) ACQUISITIONS. AIMCO agrees that for the 60-day period after the receipt of written notice from IFG, AIMCO will not, and will not permit any of its subsidiaries to, enter into, directly or indirectly, any agreement to acquire or dispose of stock or assets if such acquisition or disposition would require a material change to the information contained in the Proxy Statement and Registration Statement or would require dissemination of a supplement to the Proxy Statement and Registration Statement. IFG shall be entitled to deliver such notice to AIMCO on only one occasion.

     SECTION 7.3  REGULATORY MATTERS.

     (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

     (b) HUD APPROVAL. AIMCO shall file or cause to be filed with HUD any documents required to be filed under any applicable law or the rules and regulations of HUD (collectively, the "HUD Rules"), with respect to the Merger. AIMCO will use all commercially reasonable efforts to make such filings in a timely manner and IFG shall make reasonable efforts to assist AIMCO, upon request, in obtaining any necessary approvals of HUD. AIMCO and IFG will respond on a timely basis to any requests for additional information made by HUD. If an approval of HUD with respect to the transactions contemplated hereby ("HUD Approval") is not obtained on or before the Closing Date, SpinCo shall use its reasonable efforts to cause the officers of IPT on the Closing Date to continue to serve in such capacities for purposes of supervising all entities having an ownership interest in entities which own HUD-assisted or HUD-insured properties (the "HUD Properties") and the directors and/or officers of Insignia Residential Group, L.P. or its general partner to continue to serve in such capacities with respect to the management of all HUD Properties, until such approval is obtained. All funds received from the HUD Properties by a REIT GP Entity, Subsidiaries of
                                    App. I-34

Insignia Residential Group, L.P. and IPT, shall be placed in escrow until such time as either (i) HUD Approval is obtained, or (ii) AIMCO directs the escrow agent to release the escrowed funds. AIMCO will cause the existing Director and Officer Liability Insurance currently in effect to be continued while any of such officers serve in such capacities. AIMCO shall indemnify such officers to the full extent permitted by law as provided in the certificate of incorporation, as amended, and bylaws of IFG as currently in effect. The parties hereto agree that receipt of any required HUD Approval is not a condition to the obligations of any party hereunder to consummate the Closing. The failure of IFG or SpinCo to perform in accordance with the provisions of this paragraph shall not be, and shall not be deemed, a breach of this Agreement and shall not be, and shall not be deemed, to result in any loss, cost, damage or expense to AIMCO or to result in an IFG Material Adverse Effect.

     (c) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the IFG Required Statutory Approvals and the AIMCO Required Statutory Approvals.

     SECTION 7.4  APPROVAL OF IFG STOCKHOLDERS.

     (a) IFG MEETING. Subject to the provisions of Section 7.4(c), as soon as reasonably practical, IFG shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (together with any adjournments thereof, the "IFG Meeting") for the purpose of securing the IFG Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to a good faith determination, upon advice of outside counsel, that to do so would not be inconsistent with the fiduciary duties of its Board of Directors, recommend to its stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and (iv) cooperate and consult with AIMCO with respect to each of the foregoing matters. Notwithstanding the foregoing, IFG and its Board of Directors may take and disclose to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act if required to do so by provisions of the Exchange Act applicable to IFG, comply with Rule 14d-9 thereunder if required to do so by provisions of the Exchange Act applicable to IFG, and make all other disclosures required by provisions of the Exchange Act applicable to IFG.

     (b) MEETING DATE. IFG agrees to use commercially reasonable efforts to hold the IFG Meeting for the purpose of securing the IFG Stockholders' Approval not later than August 31, 1998 or on such other date as IFG and AIMCO shall mutually determine.

     (c) FAIRNESS OPINION. It shall be a condition to the IFG Board of Director's obligation to recommend the stockholders of IFG vote in favor of the Merger that the opinion of Lehman Brothers described in Section 4.13 hereof shall not have been withdrawn or materially adversely modified as of the date of the Proxy Statement.

     SECTION 7.5 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law and the rules of the NYSE, IFG, SpinCo and AIMCO will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld). The initial press releases with respect to the announcement of this Agreement and the other Transaction Documents shall be in the forms attached hereto as Exhibit A and Exhibit B hereto and shall be released on the date hereof or soon thereafter. All press releases released following the initial press releases will characterize the transaction in a manner consistent with the initial press releases.

     SECTION 7.6 NO SOLICITATION. From and after the date hereof, IFG will not, and will not authorize or permit any of its Affiliates or Representatives to, directly or knowingly indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition

                                    App. I-35

Proposal (as defined herein) from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, IFG may (i) at any time prior to the time IFG's stockholders shall have voted to approve this Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or knowingly indirectly, by or with IFG or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning IFG and its business, properties and assets if (A) (x) the third party has first made an Acquisition Proposal and IFG's Board of Directors determines in good faith after consultation with its financial advisors that to do so has a reasonable prospect of leading to an Acquisition Proposal that is superior to the Merger and for which financing for the Acquisition Proposal has a reasonable prospect to be obtained (as determined in good faith by IFG's Board of Directors after consultation with its financial advisor) (a "Superior Proposal") or (y) IFG's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, and after considering oral or written advice of outside counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such Person, IFG (x) except to the extent inconsistent with the fiduciary obligation of IFG's Board of Directors provides prompt notice to AIMCO to the effect that it is planning to furnish information to or enter into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form (but not containing any standstill provision), (ii) comply with the provisions of Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to a tender or exchange offer if such provisions are applicable to IFG or otherwise make any disclosure required by applicable law, and/or (iii) accept an Acquisition Proposal from a third party, provided IFG concurrently terminates this Agreement pursuant to
Section 9.1(e) and immediately pays the Break-Up Fee set forth in Section 9.3. Except to the extent inconsistent with the fiduciary obligation of IFG's Board of Directors, IFG shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by IFG, or its Representatives with respect to the foregoing. IFG shall notify AIMCO orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the Person making it), within 24 hours of the receipt thereof, shall keep AIMCO reasonably informed of the status and details of any such inquiry, offer or proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by AIMCO or an Affiliate of AIMCO) to acquire at least 20% of the outstanding equity securities of IFG or IPT or a merger, consolidation, share exchange, or other business combination or spin off or similar distribution (other than the Spin Off) involving IFG or IPT or any proposal to acquire in any manner all or substantially all of the assets of IFG or IPT.

     SECTION 7.7 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, it being understood that any fees or expenses of Lehman Brothers, Proskauer Rose LLP, Rogers & Wells LLP, and Ernst & Young LLP (for services rendered to and at the request of IFG or any of the Material Non-REIT Subsidiaries) shall be paid by IFG and any fees or expenses of Akin, Gump, Strauss, Hauer & Feld LLP and Miles & Stockbridge shall be paid by IPT.

     SECTION 7.8 FURTHER ASSURANCES. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions, including the application for any necessary regulatory approvals or exemptions, as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

     SECTION 7.9 REIT STATUS. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit IFG or IPT from taking and IFG hereby agrees to take and cause IPT to take, any action at any time or from time to time that in the reasonable judgment of IFG is legally necessary for IPT to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitations, making distribution payments to stockholders of IPT.

                                    App. I-36

     SECTION 7.10  OFFER TO ACQUIRE MINORITY INTEREST IN IPT.

     (a) IPT. AIMCO agrees to propose to acquire (by merger) IPT and to use its reasonable best efforts to consummate such merger within three months following the Effective Time (but not earlier than August 15, 1998) at a purchase price of no less than $13.25 per share of beneficial interest of IPT payable in cash.

     (b) IPT MEETING. If AIMCO or a Subsidiary of AIMCO enters into a definitive merger agreement with IPT pursuant to Section 7.10(a), then, to the extent not violative of IFG's or IPT's obligations under the AMIT Agreements, as soon as reasonably practical, IFG shall cause IPT to (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of IPT's shareholders (together with any adjournments thereof, the "IPT Meeting") for the purpose of securing the approval of the IPT shareholders to such merger; (ii) distribute to the IPT shareholders a proxy statement in accordance with applicable federal and state law and with its declaration of trust and by-laws, (iii) subject to a good faith determination, upon advice of outside counsel, that to do so would not be inconsistent with the fiduciary duties of its Board of Trustees and subject to
Section 7.10(a), recommend to the IPT shareholders that they approve such merger, the agreement and plan of merger relating thereto and the transactions contemplated thereby, and (iv) cooperate and consult with AIMCO with respect to each of the foregoing matters. Notwithstanding the foregoing, IPT and its Board of Trustees may take and disclose to shareholders a position contemplated by Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act if required to do so by provisions of the Exchange Act then applicable to IPT, and make all other disclosures required by provisions of the Exchange Act then applicable to IPT.

     (c) VOTE OF IPT SHARES. Nothing herein is intended to be, nor shall it be interpreted as, an acquisition by AIMCO prior to the Effective Date of the power to direct the exercise of voting power with respect to any IPT shares owned by IFG. IFG shall have unfettered ability to vote such shares in its discretion.

     SECTION 7.11  CONTRIBUTIONS.

     (a) OPERATING PARTNERSHIP ASSETS. AIMCO agrees that it will use its reasonable best efforts to effect the contribution of all of the assets of IPLP to AIMCOLP in exchange for limited partner interests in AIMCOLP. After the date hereof, IFG shall, to the extent not violative of IFG's or IPT's obligations under the AMIT Agreements, use its commercially reasonable efforts to assist AIMCO in effecting such contribution.

     (b) IFG ASSETS. Other than as set forth on Section 7.11 of the AIMCO Disclosure Letter, AIMCO shall contribute all of the assets of IFG to AIMCOLP immediately after the Merger.

     SECTION 7.12  EMPLOYEES; EMPLOYEE PLANS.

     (a) RETAINED EMPLOYEES. Except as otherwise may be agreed in writing by the parties, immediately prior to the Effective Time, IFG shall cause all employees of IFG and the Subsidiaries of IFG (other than IPT) previously identified in writing by AIMCO to be terminated (the "Former Employees"). All employees of IFG and the Subsidiaries of IFG as of the Effective Time who are not Former Employees shall be "Retained Employees" and AIMCO shall be liable for all obligations relating to all Retained Employees for all periods from and after the date hereof. IFG and its Subsidiaries (other than the Spin Off Entities) shall not hire new employees after the date hereof and until the Effective Time unless such employment is agreed to in writing by AIMCO at the time of such employee's hire. Except as set forth in this Section 7.12, SpinCo shall assume in the Spin Off all obligations relating to all employees including the Former Employees and employees of SpinCo and its Subsidiaries, arising prior to or at the Effective Time, including all obligations or liabilities relating to employee benefits, health insurance and severance, if any.

     (b) EMPLOYEE BENEFIT PLANS. On and after the Closing Date, AIMCO shall continue, or cause to be continued, the IFG Benefit Plans for such period as AIMCO may determine in its sole discretion; provided, however, that in no event shall AIMCO terminate or amend the IFG Welfare Plans in a manner which reduces any benefits for, or otherwise adversely affects, Retained Employees, prior to December 31, 1998. SpinCo (and the Spin Off Entities) shall be responsible for all obligations and liabilities relating to or arising under the group health plan continuation coverage requirements of Section 4980B of the Code and Title I, Subtitle B of ERISA for employees employed by IFG prior to the Closing Date other than the Retained

                                    App. I-37

Employees. SpinCo (and the Spin Off Entities) shall also be responsible for any liabilities or obligations for severance obligations relating to employees of IFG employed by IFG prior to the Closing Date other than the Retained Employees.

     (c) WELFARE PLANS. On and after the Closing Date, AIMCO shall cause each employee benefit plan or arrangement established, maintained or contributed to by AIMCO or any of its Affiliates (including, without limitation, the IFG Benefit Plans) to grant full credit for all service or employment with, or recognized by, IFG and any of its Affiliates for purposes of eligibility and vesting with respect to any employee pension benefit plan, as defined in Section 3(2) of ERISA, and, for purposes of eligibility and determining the amount of any benefit with respect to any vacation program and any employee welfare benefit plan, as defined in Section 3(1) of ERISA ("AIMCO Welfare Plan"), including without limitation, any health, salary continuation, severance or sick plan. On and after the Closing Date, AIMCO shall pay, or cause to be paid, all claims for health care benefits by the Retained Employees (and their beneficiaries), made after the Closing for post-Closing periods, and shall pay, or cause to be paid, all claims for health care benefits by the Retained Employees (and their beneficiaries), made after the Closing for all periods prior to the Closing, to the extent of the assets in the IFG VEBA at Closing.

     (d) WAIVER OF CONDITIONS. On the after the Closing Date, AIMCO shall cause each AIMCO Welfare Plan to waive any pre-existing condition exclusions and waiting periods (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under the Existing Welfare Plans or the IFG Welfare Plans) with respect to the Retained Employees (and their beneficiaries). For purposes of computing deductible amounts, co-pays or other maximums under any AIMCO Welfare Plan, expenses and claims recognized prior the Closing Date for similar purposes under the applicable Existing Welfare Plan or IFG Welfare Plan shall be credited or recognized under any AIMCO Welfare Plan.

     (e) ACCRUED VACATION. AIMCO, IFG and SpinCo agree that all accrued vacation for Retained Employees and after the Effective Time shall be AIMCO's obligation, provided, however that if a Retained Employee (other than on-site employees) is terminated or quits prior to December 31, 1998 (or December 31, 1999 if the Closing occurs in 1999) and such Retained Employee (other than on-site employees) was entitled to accrued vacation relating to his employment prior to the Effective Time (the "SpinCo Vacation Obligation") at the time of his departure and received a cash payment for such SpinCo Vacation Obligation, SpinCo shall promptly reimburse AIMCO for such amount.

     (f) 401(K) PLAN AND RESTORATION PLAN. Immediately prior to, and subject to, the Spin Off, IFG shall cause a "spin off" of the assets and liabilities of the IFG 401(k) Retirement Plan (the "Existing 401(k) Plan") resulting in the division of the Existing 401(k) Plan into two separate, identical, component plans and trusts, in accordance with applicable law (including, without limitation, Section 414(l) of the Code), covering, respectively, (i) the Retained Employees (and their beneficiaries) (the "IFG 401(k) Plan") and (ii) all other Existing 401(k) Plan participants (and their beneficiaries) (the "SpinCo 401(k) Plan"). Immediately prior to, and subject to, the Spin Off, IFG shall cause a "spin off" of the assets and liabilities of the IFG 401(k) Restoration Plan (the "Existing Restoration Plan") resulting in the division of the Existing Restoration Plan into two separate, identical component plans and trusts, covering, respectively, (i) the Retained Employees (and their beneficiaries) (the "IFG Restoration Plan") and (ii) all other Existing Restoration Plan participants (and their beneficiaries) (the "SpinCo Restoration Plan"). Immediately prior to, and subject to, the Spin Off, IFG shall cause the SpinCo 401(k) Plan and the SpinCo Restoration Plan to be transferred to SpinCo but shall retain the IFG 401(k) Plan and the IFG Restoration Plan. Prior to the Spin Off, IFG shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 7.12(f).

     (g) WELFARE PLANS. Except as otherwise provided herein, immediately prior to, and subject to, the Spin Off, IFG shall cause all IFG Benefit Plans that are employee welfare benefit plans, as defined in Section 3(1) of ERISA (the "Existing Welfare Plans"), to be divided into separate, identical component plans covering, respectively, (i) the Retained Employees (and their beneficiaries) (the "IFG Welfare Plans") and (ii) all other Existing Welfare Plan participants, including without limitation, participants (and their beneficiaries) who experienced a "qualifying event" for purposes of the group health plan continuation coverage require-

                                    App. I-38
ments of Section 4980 of the Code and Title I, Subtitle B of ERISA prior to the Closing Date regardless of when an election for continuation coverage is made by the participant (the "SpinCo Welfare Plans"). Notwithstanding the foregoing, IFG shall cause the IFG Long Term Disability Plan (the "Existing LTD Plan") to be divided into two separate, identical component plans covering, respectively, (i) employees who work for IFG after the Spin Off and employees who were working in the United States' based multifamily apartment business of IFG and the Subsidiaries not set forth on Section 4.2(b) of the IFG Disclosure Letter at the time they became eligible for benefits under the Existing LTD Plan (the "IFG LTD Plan") and (ii) all other participants in the Existing LTD Plan (the "SpinCo LTD Plan"). Without limiting the generality of the foregoing, immediately prior to, and subject to, the Spin Off, IFG shall cause a "spin off" of the assets and liabilities of each of the IFG Voluntary Employees' Beneficiary Association and the Existing Flexible Spending Plan (which contains premium, dependent care and medical health reimbursement component parts) (respectively, the "VEBA" and the "Flex Plan") resulting in the division of each of the VEBA and the Flex Plan into separate, identical, component plans and trusts, in accordance with applicable law, covering, respectively, (i) the Retained Employees (and their beneficiaries) (respectively, the "IFG VEBA" and "IFG Flex Plan") and (ii) all other participants (and their beneficiaries) in the VEBA and the Flex Plan (respectively, the "SpinCo VEBA" and the "SpinCo Flex Plan"). Immediately prior to and subject to, the Spin Off, IFG shall cause the SpinCo Welfare Plans, SpinCo LTD Plan, SpinCo VEBA and SpinCo Flex Plan to be transferred to SpinCo but shall retain the IFG Welfare Plans, IFG LTD Plan, IFG VEBA and IFG Flex Plan. Prior to the Spin Off, IFG shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 7.12(g).

     (h) STOCK PLAN. Immediately prior to, and subject to, the Spin Off, IFG shall cause SpinCo to assume all options and awards of restricted stock (whether vested or unvested) held under the IFG Stock Plan by employees of IFG who become employees of SpinCo and convert such options and awards of restricted stock into an option to purchase shares of common stock of SpinCo or an award of restricted stock for shares of common stock of SpinCo, as applicable, as IFG deems appropriate to reflect the Spin Off. Prior to the Spin Off, IFG shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 7.12(h).

     (i) SPINCO EMPLOYEES. Immediately prior to, and subject to, the Spin Off, IFG shall transfer to SpinCo (or the Spin Off Entities) the employees whose employment relates to the Spin Off Entities and Spin Off Assets, as determined by IFG in its sole discretion, so that no such employee who becomes employed by SpinCo experiences any termination or other interruption in employment. The employees who become employees of SpinCo upon the Spin Off shall not be employees of IFG or any Subsidiary of IFG at the Effective Time, except as otherwise agreed to in writing by the parties.

     SECTION 7.13  PERFORMANCE OF OBLIGATIONS.

     (a) ACQUISITION DOCUMENTS. Following the Effective Time the Surviving Corporation will cause the Subsidiaries of IFG which become Subsidiaries of the Surviving Corporation to discharge the obligations of such parties under the Acquisition Documents and the other agreements set forth on Section 7.13 of the IFG Disclosure Letter.

     (b) TOPR ACTIONS. AIMCO covenants and agrees that AIMCO shall comply in all material respects with all of its obligations as the successor corporation in the Merger under the indenture and trust agreement (and any related ancillary documents) relating to the TOPRs.

     (c) CONVERTIBLE SECURITIES. AIMCO covenants and agrees that AIMCO shall comply in all material respects with the terms of the Convertible Securities, including the antidilution provisions set forth therein.

     (d) RECORD DATES AND DIVIDEND PAYMENT DATES. AIMCO covenants and agrees that from the date hereof until the Effective Time, AIMCO shall (i) set record dates for the declaration of dividends on all its classes of equity securities and (ii) set payment dates for the payment of dividends on all its classes of equity securities, each consistent with past practice; provided, however, that AIMCO may set its record date for the dividend payment preceding the Ambassador Merger pursuant to the Ambassador Agreement earlier than customary in anticipation of such transaction.

                                    App. I-39

     SECTION 7.14 INSURANCE. AIMCO agrees that following the Effective Time the Surviving Corporation will maintain IFG's directors' and officers' insurance and general partner liability insurance and each person covered by such insurance immediately prior to the Effective Time shall be named as additional insureds.

     SECTION 7.15 BREACHES. Each party hereto agrees it shall notify the other parties hereto prior to Closing if such party is aware of or has knowledge of another party's breach of any representation, warranty or covenant hereunder.

     SECTION 7.16 SPINCO FURTHER ASSURANCES. In the event assets used in or relating to the United States multi-family apartment business of IFG are transferred to SpinCo (other than the Spin Off Assets and any such assets which are acquired after the date hereof but which AIMCO does not elect to retain pursuant to Section 6.1(e)), SpinCo shall hold such assets as agent for the sole benefit of IFG, and, promptly following the written request of AIMCO, SpinCo shall take all commercially reasonable actions required to transfer such assets to AIMCO without the payment of additional consideration for such assets and SpinCo shall bear the expenses and other costs required to effect such transfer.

     SECTION 7.17  [INTENTIONALLY OMITTED].

     SECTION 7.18  APPROVAL OF AIMCO STOCKHOLDERS.

     (a) AIMCO MEETING. As soon as reasonably practical, AIMCO shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (together with any adjournments thereof, the "AIMCO Meeting") for the purpose of securing the approval of the stockholders of AIMCO to the Merger and this Agreement, and the amendment to the AIMCO Articles to make provisions for the TOPRS pursuant to the documents governing the TOPRS, (the "AIMCO Stockholders' Approval"), (ii) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to a good faith determination, upon advice of outside counsel, that to do so would not be inconsistent with the fiduciary duties of its Board of Directors, recommend to its stockholders the approval of the Merger and this Agreement and the amendment to the AIMCO Articles to make provisions for the TOPRS pursuant to the documents governing the TOPRS, and matters related thereto and (iv) cooperate and consult with IFG with respect to each of the foregoing matters.

     (b) MEETING DATE. AIMCO agrees to use commercially reasonable efforts to hold the AIMCO Meeting for the purpose of securing the AIMCO Stockholders' Approval not later than August 31, 1998 or on such date as AIMCO and IFG shall mutually determine.

     SECTION 7.19  NO STOCK PURCHASE INTENTION.

     (a) AIMCO. AIMCO represents and warrants that AIMCO and each of its Subsidiaries have no plan or intention to purchase or otherwise acquire, directly or indirectly, stock or securities of IFG other than through the Merger or pursuant to the Call Agreements or, following the Spin Off, voting securities of SpinCo. AIMCO covenants and agrees that AIMCO and any AIMCO Subsidiary will not acquire for a period of three years following the Closing Date more than 3% of the voting securities of SpinCo.

     (b) IFG. IFG represents and warrants that IFG and each of its Subsidiaries have no plan or intention to purchase or otherwise acquire, directly or indirectly, stock or securities of AIMCO.

     (c) SPINCO. SpinCo represents and warrants that SpinCo and each of its Subsidiaries have no plan or intention to purchase or otherwise acquire, directly or indirectly, stock or securities of AIMCO. SpinCo covenants and agrees that SpinCo and any SpinCo Subsidiary will not acquire for a period of three years following the Spin Off more than 3% of the voting securities of AIMCO.

     SECTION 7.20  MAINTENANCE OF IFG'S BUSINESS.

     (a) ASSET SALES. Except within the ordinary course of business or to the extent contemplated by this Agreement or as previously disclosed to IFG, AIMCO covenants and agrees that neither AIMCO nor any AIMCO Subsidiary will transfer, sell or otherwise dispose of a significant portion of the assets acquired by AIMCO from IFG in the Merger for a period of six months following the Closing Date without an opinion

                                    App. I-40
from nationally recognized tax counsel acceptable to SpinCo that such transfer, sale or disposition will not adversely affect the treatment of the Spin Off as a tax-free spin off for purposes of Section 355 of the Code.

     (b) CONTRIBUTIONS. AIMCO covenants and agrees that it will use its reasonable best efforts to contribute to and operate through AIMCOLP (i) substantially all of the property management, partnership services and asset management businesses relating to each of the Shelter Properties Limited Partnerships other than Shelter Properties VII Limited Partnership and (ii) additional property management, partnership services and asset management businesses acquired in the Merger which, together with the business referred to in clause (i) represent at least $20 million of gross revenues per year and AIMCO or AIMCOLP will employ substantially all of the persons who are responsible for the performance of such business other than on-site property employees who act under the supervision of AIMCO and AIMCOLP employees.

     SECTION 7.21 INTERCOMPANY/CONSOLIDATED RETURN GAIN. IFG covenants and agrees that the amount of intercompany income and gain taken into account for purposes of Treasury Regulations Section 1.1502-1, et seq., with respect to IFG or any Subsidiary of IFG as a result of the completion of the Merger and the completion of the Spin Off shall not exceed the amount disclosed in writing to AIMCO by IFG at least five business days prior to the Closing Date.

     SECTION 7.22 TRANSFER TAXES. The parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding the real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar Taxes ("Transfer Taxes") which become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Closing Date.

     SECTION 7.23 OPINION. Simultaneously with the execution and delivery of this Agreement, AIMCO shall deliver an opinion of Ballard Spahr in the form set forth as Exhibit 7.23.

     SECTION 7.24 TOPR ADJUSTMENT. IFG shall consult with and provide detailed calculations to AIMCO at least three business days prior to taking any action prior to the Closing which would result in an adjustment to the conversion ratio of the TOPRs resulting from the SpinOff.

     SECTION 7.25  NAMES AND TRADEMARKS.

     (a) TRADE MARKS. Subject to the terms of this Agreement, no later than the date 90 days after the Closing Date, AIMCO agrees (i) to cause IFG and each Subsidiary of IFG to change its name and all of its trade names, trademarks, service marks and the like, to a name or names which does/do not include the word "Insignia," "ESG" or "Insignia/ESG" and is/are not confusingly similar to the word "Insignia," "ESG" or "Insignia/ESG," or any other trademarks, service marks, trade names or logos used by IFG, (ii) to cause the words "Insignia," "ESG" and "Insignia/ESG," and all corporate names, trademarks, service marks, trade names and logos which are used in any way by IFG to be removed from all marketing, advertising and business materials, including without limitation, telephone listings, signage, brochures and all other property used by IFG or any Subsidiary of IFG, except that AIMCO may continue to use any remaining stationary, business cards and other similar property which bears the word "Insignia" until the stock thereof on hand at the Effective Time has been depleted and (iii) to use its reasonable best efforts to cause buildings which AIMCO will own or in which AIMCO rents space, to change their names to names not including any reference to "Insignia," "ESG" or "Insignia/ESG."

     (b) LICENSE. Effective upon the Closing and continuing until the later of the date AIMCO has complied with all of the terms of Section 7.25(a) or the date 90 days after the Closing Date, and subject to the terms of this Agreement, IFG and SpinCo hereby grant to AIMCO, solely for the purpose of complying with the terms of Section 7.25(a) hereof, a limited, non-exclusive, royalty free license to use the name "Insignia" and the IFG corporate name, trade name, trademark, service mark and logo (collectively, the "Trade Marks") only in connection with the marketing and sale of goods and/or residential property and asset management services which are currently undertaken by IFG and each Subsidiary of IFG (other than the Spin Off Entities). All use of the Trade Marks by AIMCO shall inure to the benefit of IFG.

                                    App. I-41

     (c) COURSE OF USE. The Trade Marks shall only be used in the same manner in which they are currently used by IFG and each Material IFG Subsidiary. In the event that the Trade Marks are used in a manner inconsistent with the terms of this sub-section, IFG shall have the right to terminate the limited license of
Section 7.25(b) upon ten (10) calendar days' prior notice to AIMCO.

     SECTION 7.26 E&P ESTIMATE. At least 30 days prior to the Effective Time, IFG shall provide AIMCO and its independent public accountants an estimate of earnings and profits of IFG (including any earnings and profits resulting from the distribution of the stock of SpinCo) and the members of its consolidated group as a whole through the Effective Time (which shall be updated following the Spin Off) prepared by IFG and its independent public accountants, which if not accepted by AIMCO within 15 days of its receipt shall be finally determined by a Big Six accounting firm (the "Alternative Analyst") to be chosen by the parties within 60 days of the execution hereof, and in such event, IFG agrees to cooperate with and to provide all documents and other information to the Alternative Analyst as requested by the Alternative Analyst for the purpose of completing such analysis.

     SECTION 7.27  PREPARATION OF TAX RETURNS; TAX COOPERATION.

     (a) PREPARATION OF RETURNS. AIMCO will be responsible for the preparation of all federal, state, local and foreign Tax Returns for IFG and the Subsidiaries of IFG other than the Spin Off Entities for all periods ending on or after the Effective Date. SpinCo and its accountants will be provided for their review and approval, a draft of each material Tax Return at least 30 days prior to the date AIMCO intends to file such Tax Return. SpinCo will have the right to require within 20 days of receipt of the Tax Return such changes to such returns as it and its accountants believe are reasonable or appropriate to properly reflect the liability of IFG and its Subsidiaries (other than the Spin Off Entities) for the period through and including the Effective Date.

     (b) COOPERATION REGARDING TAXES. Each of AIMCO and SpinCo will, and will cause its Subsidiaries and their respective personnel to, cooperate fully with the other of them in connection with the preparation and review of Tax Returns and in connection with any examinations of any Tax Returns filed by either of them or any of their Subsidiaries.

     SECTION 7.28 INDEMNITY ENFORCEMENT. AIMCO covenants and agrees to assign and cause each of its Subsidiaries (after giving effect to the Merger) to assign to SpinCo (or any of the Spin Off Entities) at the Effective Time (i) the right to assert, prosecute and enforce, at SpinCo's expense, the indemnification and related provisions of, and the other remedies available with respect to, the Acquisition Documents in the name of the Surviving Corporation (as successor to IFG) and each of its Subsidiaries (after giving effect to the Merger) with respect to any claim as to which any AIMCO Indemnitee (as defined in the Indemnification Agreement) asserts against SpinCo under the Indemnification Agreement and (ii) any amounts recovered by SpinCo pursuant to the assertion, prosecution and enforcement of any of such indemnification provisions or other remedies by SpinCo under the Acquisition Documents. The parties hereto agree that the partial assignment by AIMCO and its Subsidiaries will allow AIMCO and its Subsidiaries to preserve their rights (i) to assert, prosecute and enforce, at AIMCO's expense, the indemnification and related provisions of, and the other remedies available with respect to, the Acquisition Documents in the name of the Surviving Corporation (as successor to IFG) and each of its Subsidiaries (after giving effect to the Merger) with respect to any claim the Surviving Corporation or any Subsidiary of the Surviving Corporation (after giving effect to the Merger) may have pursuant to the Acquisition Documents and (ii) to any amounts recovered by them pursuant to the assertion, prosecution and enforcement of any of such indemnification provisions or other remedies under the Acquisition Documents (to the extent not actually indemnified by SpinCo pursuant to the Indemnification Agreement). In the event the assignment provided for in the first sentence of this paragraph is found to be unenforceable for any reason with respect to one or more of the Acquisition Documents on one or more occasions, AIMCO covenants and agrees that (i) SpinCo shall be, without further action by AIMCO, the designated attorney-in-fact of the Surviving Corporation and each of its Subsidiaries (after giving effect to the Merger) with full power and authority to enforce the indemnification and related provisions of, and the other remedies available with respect to, the Acquisition Document or Documents, as required, with respect to any claim as to which any AIMCO Indemnitee asserts against SpinCo under the Indemnification Agreement

                                    App. I-42
and (ii) any amounts recovered by SpinCo pursuant to the assertion, prosecution and enforcement of any of such indemnification provisions or other remedies by SpinCo under the Acquisition Documents shall be the property of SpinCo. AIMCO covenants and agrees to cause each of its Subsidiaries (after giving effect to the Merger) of the Surviving Corporation to grant SpinCo at the Effective Time the rights with respect to such Subsidiary provided for in the immediately preceding sentence.

     SECTION 7.29 AMBASSADOR PROXY. AIMCO, IFG and SpinCo shall each cooperate in the filing by AIMCO and Ambassador of the proxy statement and registration statement and amendments thereto related to the merger of AIMCO and Ambassador Apartments, Inc. (the "Ambassador Merger"), including providing financial statements, information required for pro forma financial statements, business descriptions, cooperate in responding to SEC comments and any other information required by the rules and regulations of the SEC.

     SECTION 7.30 WINTHROP. SpinCo covenants and agrees to take any and all actions necessary to assign to AIMCO the right to vote the Class B Shares in First Winthrop Corporation from and after the Effective Time. SpinCo also agrees to engage AIMCO as a consultant to advise SpinCo with respect to the residential properties controlled by First Winthrop Corporation, with the fee for such services being an amount equal to the amount of dividends received by SpinCo in respect of the Class B Shares attributable to such residential properties.

                                  ARTICLE VIII

                                   CONDITIONS

     SECTION 8.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

          (a) STOCKHOLDER APPROVAL. The IFG Stockholders' Approval shall have been obtained.

          (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect.

          (c) NO CHANGE IN LAW. The Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation adopted or amended after the date hereof.

          (d) FAIRNESS OPINION. The opinions of Lehman described in Section 4.13 hereof shall have been delivered at the time of the execution of this Agreement.

          (e) HSR APPROVAL. Any waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

          (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act.

     SECTION 8.2 CONDITIONS TO OBLIGATION OF AIMCO TO EFFECT THE MERGER. The obligation of AIMCO to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by AIMCO in writing pursuant to Section 9.5:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of IFG and SpinCo set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time); provided that this condition to the obligation of AIMCO to consummate the Merger shall be deemed satisfied if the
                                    App. I-43
     aggregate loss, cost, damage or expense to AIMCO due to breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties) when aggregated with failures to comply with covenants by IFG and SpinCo and IFG Material Adverse Effects and SpinCo Material Adverse Effects do not exceed $50.0 million.

          (b) CLOSING CERTIFICATES. AIMCO shall have received certificates signed by the chief financial officer of IFG and SpinCo, each dated the Closing Date, to the effect that, to the best of such officer's knowledge, the condition set forth in Section 8.2(a) with respect to such entity have been satisfied.

          (c) REIT OPINION. AIMCO shall have received an opinion of counsel to IPT, dated as of the Effective Time, in substantially the form attached hereto that, for IPT's taxable year ended December 31, 1997, and all subsequent taxable years ending on or before the Effective Time, if any, IPT was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, IPT's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations). AIMCO agrees that the form of opinion attached hereto as Exhibit 8.2(c) shall be acceptable to AIMCO and that the failure of IPT to deliver such opinion substantially in the form attached shall constitute a breach by IFG unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

          (d) OPINION OF IFG'S SPECIAL COUNSEL. AIMCO shall have received the opinion of Proskauer Rose LLP (or another nationally recognized law firm acceptable to AIMCO) to the effect that this Agreement is enforceable under New York law, that all requisite approvals under the DGCL have been obtained, that this Agreement, the Indemnification Agreement, the Voting Agreements (for Andrew L. Farkas and The Andrew L. Farkas Trust), the Irrevocable Proxies (for Andrew L. Farkas and The Andrew L. Farkas Trust) and the Call Agreements constitute the valid and binding obligation of IFG, SpinCo and/or the other parties thereto (other than AIMCO), as applicable, and that such agreements are enforceable against IFG, SpinCo and/or the other parties thereto (other than AIMCO), as applicable, in accordance with their terms (with customary exceptions, assumptions and qualifications and based on customary representations). AIMCO agrees that the form of opinion attached hereto as Exhibit 8.2(d) shall be acceptable to AIMCO and that the failure of IFG to deliver such opinion in substantially the form attached shall constitute a breach by IFG unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

          (e) SPIN OFF TIMING. The Spin Off shall have occurred at least ten business days prior to the Closing Date.

          (f) MERGER OPINION. AIMCO shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or another nationally recognized law firm acceptable to AIMCO) that, based upon certificates and letters acceptable to Skadden, Arps, Slate, Meagher & Flom LLP (or such other nationally known law firm acceptable to AIMCO) dated as of the Closing Date, the Merger will qualify as a "reorganization" within the meaning of Section 368 of the Code (with customary exceptions, assumptions and qualifications and based on customary representations). AIMCO agrees that an opinion in substantially the form attached hereto as Exhibit 8.2(f) shall be acceptable to AIMCO and the failure of AIMCO to receive delivery of such opinion in substantially the form attached hereto shall constitute a breach by AIMCO unless such failure shall be due solely to a change in law (statutory or case law) occurring after the date hereof.

     SECTION 8.3 CONDITIONS TO OBLIGATION OF IFG TO EFFECT THE MERGER. The obligation of IFG to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by IFG in writing pursuant to Section 9.5.

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of AIMCO set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing

                                    App. I-44

     Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time); provided that this condition to the obligation of IFG to consummate the Merger shall be deemed satisfied if the aggregate loss, cost, damage or expense to IFG due to breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties) when aggregated with failures to comply with covenants by AIMCO and AIMCO Material Adverse Effects do not exceed $50.0 million.

          (b) CLOSING CERTIFICATES. IFG shall have received a certificate signed by the chief financial officer of AIMCO, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the condition set forth in Section 8.3(a) has been satisfied.

          (c) REIT OPINION. IFG and SpinCo shall have received an opinion of counsel to AIMCO dated as of the Effective Time, in substantially the form attached hereto that, for AIMCO's taxable year ended December 31, 1997, and all subsequent taxable years ending on or before the Effective Time, AIMCO was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, AIMCO's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations). IFG agrees that the form of opinion attached hereto as Exhibit 8.3(c) shall be acceptable to IFG and that the failure of AIMCO to deliver such opinion shall constitute a breach by AIMCO unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

          (d) OPINION OF AIMCO'S MARYLAND COUNSEL. IFG shall have received the opinion of Ballard Spahr (or another nationally recognized law firm acceptable to IFG) to the effect that this Agreement and the articles of merger are enforceable under Maryland law, that all requisite approvals have been obtained, and at the Effective Time upon issuance thereof in accordance with the terms of this Agreement, such shares of Series E Preferred Stock and the Series F Preferred Stock will be validly issued, fully paid and nonassessable and not subject to preemptive rights and the shares of AIMCO Common Stock underlying the Series E Preferred Stock and the Series F Preferred Stock upon issuance in accordance with the terms of the Series E Preferred Stock or the Series F Preferred Stock will be validly issued fully paid and non assessable and not subject to preemptive rights, and as to such other matters as are customary in a transaction such as the Merger. IFG agrees that the form of opinion attached hereto as
     Exhibit 8.3(d) shall be acceptable to IFG and that the failure of AIMCO to deliver such opinion shall constitute a breach by AIMCO unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

          (e) MERGER OPINION. IFG shall have received an opinion of Rogers & Wells LLP (or another nationally recognized law firm acceptable to the recipient) that, based upon certificates and letters acceptable to Rogers & Wells LLP (or another nationally recognized law firm acceptable to IFG) dated as of the Closing Date, the Merger will qualify as a "reorganization" within the meaning of Section 368 of the Code and the Spin Off should continue to qualify as a tax deferred distribution to IFG's stockholders (with customary exceptions, assumptions and qualifications and based on customary representations). IFG agrees that an opinion substantially in the form attached hereto as Exhibit 8.3(e) shall be acceptable to IFG and that the failure of IFG to obtain delivery of such opinion shall constitute a breach by IFG unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

          (f) OPINION OF AIMCO'S COUNSEL. IFG shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or another nationally known law firm acceptable to IFG) to the effect that this Agreement is enforceable under New York law, that this Agreement, the Indemnification Agreement, the Voting Agreement, and the Call Agreements constitute the valid and binding obligation of AIMCO and AIMCOLP, and that such agreements are enforceable against AIMCO and AIMCOLP, in accordance with their terms (with customary exceptions, assumptions and qualifications and based on

                                    App. I-45
     customary representations). IFG agrees that an opinion substantially in the form attached hereto as Exhibit 8.3(f) shall be acceptable to IFG and that the failure of AIMCO to deliver such opinion shall constitute a breach by AIMCO unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

          (g) LISTING OF SHARES. The shares of Series E Preferred Stock and Series F Preferred Stock issuable in the Merger pursuant to Article II and the shares of AIMCO Common Stock underlying the Series E Preferred Stock and Series F Preferred Stock shall have been approved for listing on the NYSE upon official notice of issuance. The parties acknowledge and agree that if IFG elects to waive this condition in the event it is not satisfied, such waiver will not constitute a waiver of (or absolve AIMCO from liability for) the breach of the covenant in Section 7.2(a).

          (h) RELEASE OR REFINANCING OF INDEBTEDNESS. AIMCO shall have either refinanced or assumed the indebtedness of IFG which is included in the Estimated Closing Schedule (the "Assumed Debt") but in either case, AIMCO shall have caused the lender of such Assumed Debt to release, at the Effective Time, SpinCo, any Subsidiaries of SpinCo and their respective assets and properties from all guarantees, liens, pledges and other security arrangements, in favor of the lender of the Assumed Debt. AIMCO shall have provided SpinCo with evidence (UCC-3 releases, payoff letters, etc.) reasonably satisfactory to SpinCo reflecting the termination of such security arrangements.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of IFG contemplated by this Agreement only:

          (a) by mutual written consent of the Boards of Directors of IFG and AIMCO;

          (b) (i) by either AIMCO or IFG if there has been any breach by the other party of any representation or warranty, or failure to comply with any of the other party's covenants and which breaches, failures and IFG Material Adverse Effects or AIMCO Material Adverse Effects, as the case may be, individually or in the aggregate would result in losses, costs, damages or expenses that would exceed $50.0 million, and, which breaches, failures and IFG Material Adverse Effects or AIMCO Material Adverse Effects, as the case may be, have not been cured within 60 days following receipt by the breaching or failing party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 60 day period, (ii) by either party, if the IFG Board of Directors or any committee of the IFG Board of Directors (A) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon AIMCO's request, (C) shall approve or recommend any acquisition of either IFG or IPT or a material portion of its assets or securities or any tender offer or exchange offer for shares of IFG or IPT, in each case, other than by AIMCO or an Affiliate thereof or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C), or
     (iii) by AIMCO or IFG, if any state or federal law, order, rule or regulation is adopted or issued after the date hereof, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

          (c) by either AIMCO or IFG, by written notice to the other party, if the Effective Time shall not have occurred on or before December 31, 1998; provided, however, that such date shall be extended to March 31, 1999 if the Proxy Statement and Registration Statement have been filed with the SEC and are actively being prosecuted by IFG and AIMCO (the "Termination Date"); provided, further, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date;
                                    App. I-46

          (d) by AIMCO or IFG, by written notice to the other party, if the IFG Stockholders' Approval shall not have been obtained at a duly held IFG Meeting prior to the Termination Date, including any adjournments thereof;

          (e) by IFG prior to the approval of this Agreement by the stockholders of IFG, by written notice to AIMCO, if the Board of Directors of IFG shall determine in good faith that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that IFG may not terminate this Agreement pursuant to this clause (e) unless (i) five days shall have elapsed after delivery to AIMCO of a written notice of such determination by such Board of Directors and at all reasonable times during such five-day period IFG shall have cooperated with AIMCO in informing AIMCO of the terms and conditions of such Acquisition Proposal and the identity of the person or group making such Acquisition Proposal, with the objective of providing AIMCO a reasonable opportunity, during such five-day period, to propose adjustments in the terms and conditions of this Agreement so that a business combination between IFG and AIMCO may be effected, (ii) during such five-day period, IFG's Board of Directors negotiates in good faith with AIMCO with respect to such proposed modifications; provided, however, that the decision as to whether to proceed with the Merger and other Transactions shall be at the discretion of the Board of Directors of IFG and (iii) at the end of such five-day period IFG's Board of Directors shall continue to believe in good faith that such Acquisition Proposal constitutes a Superior Proposal;

          (f) by AIMCO or IFG if the Spin Off has not occurred by December 31, 1998 or by such date IFG and SpinCo are unable to retain nationally recognized tax counsel willing to give the opinion described in Section 8.3(e); provided, however, that such date shall be extended to March 31, 1999 if the Proxy Statement and Registration Statement have been filed with the SEC and are actively being prosecuted by IFG and AIMCO; or

          (g) by AIMCO or IFG if the other party hereto has the right to terminate this Agreement pursuant to Section 9.1(b)(i); provided, however, if the party with the right to terminate pursuant to Section 9.1(b)(i) agrees to waive as a closing condition only the other party's breaches of representations and warranties, failures to comply with the other party's covenants and the other party's Material Adverse Effects to the extent and only to the extent such breaches, failures or Material Adverse Effects exceed $50 million, then neither AIMCO nor IFG shall have any right to terminate this Agreement pursuant to this subsection (g); provided, however, that any such limited waiver shall first be applied against the other party's breaches of representations and warranties and then applied to failure to comply with covenants; and provided, further, that nothing in this subsection (g) shall impair the right of the party making the limited waiver to assert claims pursuant to this Agreement and the Indemnification Agreement for the other party's breaches of representations and warranties, failures to comply with the other party's covenants and Material Adverse Effects in the aggregate amount of up to $49,999,999.

     SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either IFG or AIMCO pursuant to Section 9.1, Sections 7.5, 7.6, 7.7, 9.1, 9.2, 9.3, 9.6 and Article X shall survive the termination indefinitely (unless otherwise specifically provided therein).

     SECTION 9.3  TERMINATION FEES.

     (a) AIMCO BREAK-UP FEE. If (i) this Agreement (A) is terminated by AIMCO pursuant to Section 9.1(b)(i), (B) is terminated by IFG pursuant to Section 9.1(e) or Section 9.1(g), (C) is terminated as a result of IFG's breach of
Section 7.4(a), (D) is terminated because the stockholders of IFG do not approve the Merger or (E) is terminated by either AIMCO or IFG pursuant to Section 9.1(f) or (F) is terminated by either party as a result of the inability of counsel to IFG or IPT to deliver an opinion set forth in Section 8.2(c) or (d), unless such inability is due solely to a change in law (statutory or case) or regulation after the date hereof, (ii) at the time of such termination or prior to the meeting of IFG's stockholders but after the date hereof there shall have been made an Acquisition Proposal involving IFG or IPT (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of such meeting) and (iii) within one year of the termination of this Agreement IFG or IPT becomes a Subsidiary of the party which has made such Acquisition Proposal or a Subsidiary of an Affiliate of

                                    App. I-47
such party or accepts a written offer to consummate or consummates an Acquisition Proposal with such party or an Affiliate thereof, then IFG, upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of IFG or IPT becoming such a Subsidiary or of such Acquisition Proposal, shall pay to AIMCO the Break-Up Fee. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by AIMCO as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and IFG shall have no other liability to AIMCO, other than the payment of the Break-Up Fee, and IPT shall have no liability to AIMCO. The "Break-Up Fee" shall be an amount equal to the lesser of (i) $24.0 million (the "Base Amount") and (ii) the sum of (X) the maximum amount that can be paid to AIMCO in the year in which this Agreement is terminated (the "Termination Year") and in all relevant taxable years thereafter without causing it to fail to meet the requirements of Sections 856(c) (2) and
(3) of the Code (the "REIT Requirements") for such year, determined as if the payment of such amount did not constitute income described in Section 856(c)
(2)(A)-(H) and 856(c) (3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to AIMCO, and (Y) in the event AIMCO receives a ruling from the IRS (a "Break-Up Fee Ruling") holding that AIMCO's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Base Amount less the amount payable under clause (X) above. If the amount payable for the Termination Year under the preceding sentence is less than the Base Amount, IFG shall place the remaining portion of the Base Amount in escrow and shall not release any portion thereof to AIMCO and AIMCO shall not be entitled to any such amount unless and until IFG receives either of the following: (i) a letter from AIMCO's independent accountants indicating the maximum amount that can be paid at that time to AIMCO without causing AIMCO to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS Ruling issued to AIMCO or an opinion of AIMCO's tax counsel to the effect that such payment would not be treated as includible in the income of AIMCO for any prior taxable year, in which event IFG shall pay such maximum amount, or (ii) a Break-Up Fee Ruling, in which event IFG shall pay to AIMCO the unpaid Base Amount. IFG's obligation to pay any unpaid portion of the Break-Up Fee shall terminate ten years from the date of this Agreement and IFG shall have no obligation to make any further payments notwithstanding that the entire Base Amount has not been paid as of such date.

     (b) IFG LIQUIDATED DAMAGES. If this Agreement is terminated by IFG in accordance with Section 9.1(b)(i), or by IFG as a result of the inability of counsel to AIMCO to deliver an opinion set forth in Section 8.3 (c), (d) or (f), unless such inability is due solely to a change in law (statutory or case) or regulation after the date hereof and, at the time of such termination, IFG has not breached any of its representations or warranties or failed to comply with covenants requiring or prohibiting the payment of money set forth in this Agreement which aggregated with IFG Material Adverse Effects are more than $50.0 million, then AIMCO shall pay to IFG liquidated damages in the amount of $50.0 million ("Liquidated Damages"), and AIMCOLP hereby agrees to be jointly and severally liable for such Liquidated Damages. The payment of the Liquidated Damages shall be compensation and liquidated damages for the loss suffered by IFG as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and AIMCO and AIMCOLP shall not have any liability to IFG, other than the payment of the Liquidated Damages.

     (c) EXPENSES. The parties agree that the agreements contained in this
Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 9.3, if IFG fails to promptly pay to AIMCO any fee due under Section 9.3(a), in addition to any amounts paid or payable pursuant to such sections, if AIMCO is entitled to such fee, IFG shall pay the reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by AIMCO to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America National Trust and Savings Association from the date such fee was required to be paid.

     SECTION 9.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of IFG and prior to the Effective Time, but after such approval, no

                                    App. I-48
such amendment shall (a) alter or change the amount or kind of shares, rights or the treatment of shares under Article II or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of IFG Common Stock or AIMCO Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Surviving Corporation without the further approval of such stockholders under Maryland law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 9.5 WAIVER. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

     SECTION 9.6 DAMAGES. Notwithstanding any other provision herein, the parties agree that if the Merger is consummated each party hereto shall have the right to collect damages for any breach of representations or warranties or failure to comply with covenants, and any failure to satisfy any condition, as provided in the Indemnification Agreement; provided, however, that if pursuant to Section 9.1(g) a party agrees to waive the other party's breaches of representations, warranties, failures to comply with covenants, IFG Material Adverse Effects or AIMCO Material Adverse Effects, as the case may be, and consummates the Merger, then such waiving party's right to make a claim for damages shall be limited to $50 million provided, further that this limitation shall not apply to IFG's waiver of Section 8.3(g). In addition, the parties agree that if this Agreement is terminated by either party and no Break-Up Fee is payable pursuant to Section 9.3(a), AIMCO shall have the right to collect damages for any breach of this Agreement by IFG. If this Agreement is terminated by IFG and IFG is not entitled under the terms of this Agreement to receive Liquidated Damages pursuant to Section 9.3(b), IFG shall not have any right to assert a claim for damages for any breach by AIMCO of this Agreement.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall survive the Effective Time until the later of (a) June 30, 1999 and (b) the date which is nine months after the Closing, except that the representations and warranties set forth in Sections 4.9, 4.10, 4.11, 5.9, 5.10, 5.11, 7.21 and 7.22 and the covenants in this Agreement intended to be performed after the Closing shall survive until the expiration of the applicable statute of limitations, unless otherwise set forth in the applicable section. The obligations of the parties to this Agreement for breaches of representations and warranties and failure to comply with covenants shall be as set forth in Sections 9.3 and 9.6 and the Indemnification Agreement. Sections 9.3 and 9.6 and the Indemnification Agreement shall be the sole remedy for breaches of this Agreement.

     SECTION 10.2 BROKERS. IFG represents and warrants that, except for Lehman Brothers whose fees have been disclosed to AIMCO prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IFG. AIMCO represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AIMCO.

     SECTION 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight

                                    App. I-49
courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i)  If to SpinCo or IFG, to:

        Insignia/ESG Holdings, Inc.
        200 Park Avenue
        New York, New York 10166
        Attn: Adam B. Gilbert, Esq.
        Telecopy: (212) 984-6655
        Telephone: (212) 984-6644

        with a copy (which shall not constitute notice) to:

        Proskauer Rose LLP
        1585 Broadway
        New York, New York 10036
        Attn: Arnold S. Jacobs, Esq.
        Telecopy: (212) 969-2900
        Telephone: (212) 969-3210

     (ii) If to AIMCO, to:

        Apartment Investment and Management Company
        1873 South Bellaire Street, 17th Floor
        Denver, Colorado 80222
        Attn: Peter K. Kompaniez
        Telecopy: (303) 757-8735
        Telephone: (303) 757-8101

        with a copy (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        300 South Grand Avenue
        Los Angeles, CA 90071
        Attn: Thomas C. Janson, Esq.
        Telecopy: (213) 687-5221
        Telephone: (213) 688-5600

     SECTION 10.4 MISCELLANEOUS. This Agreement, the Transaction Documents, the Confidentiality Agreements and the documents and instruments referred to herein, together with any side letters of even date herewith delivered in connection herewith, (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall not be assigned by any party, and (c) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MGCL or the DGCL.

     SECTION 10.5 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                                    App. I-50

     SECTION 10.7 PARTIES' INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that the directors, officers and general partners covered by the insurance referred to in Sections 7.3 and 7.14 shall have the right to enforce such provisions and SpinCo shall have the right to enforce AIMCO's obligations under
Section 7.10 hereunder.

     SECTION 10.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

     SECTION 10.9 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 10.10 KNOWLEDGE. As used herein, the "knowledge" of IFG, SpinCo or any Material IFG Subsidiary shall mean the actual knowledge of Andrew L. Farkas, James A. Aston, Frank M. Garrison, Ronald Uretta or Jeffrey P. Cohen (with respect to IPT and its Subsidiaries only) or any of them, and the "knowledge" of AIMCO or any AIMCO Subsidiary shall mean the actual knowledge of Terry Considine, Peter Kompaniez, Thomas M. Toomey or Harry G. Alcock (with respect to property-related matters only), or any of them.

     SECTION 10.11 LOSSES. For the purposes of valuing the $50.0 million amount set forth in Sections 8.2(a), 8.3(a), 9.1(b)(i), 9.1(g), 9.3(b) and 9.6, the
amount of losses, costs, damages and expenses shall be determined in accordance with the definition of the term "Losses" in Section 1 of the Indemnification Agreement.

     SECTION 10.12 BREACHES. Notwithstanding any other provision herein, if at the execution of this Agreement AIMCO has actual knowledge of a breach of any representation or warranty by IFG or SpinCo, or IFG or SpinCo has actual knowledge of a breach of any representation or warranty by AIMCO, such party shall be deemed to have waived such breach to the extent of its actual knowledge of such breach at the time of the execution of this Agreement.

                                   * * * * *

                                    App. I-51

     IN WITNESS WHEREOF, AIMCO, IFG and SpinCo have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                            APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY

                                            By:     /s/ PETER KOMPANIEZ

                                              ----------------------------------
                                                       Peter Kompaniez
                                              Title:

                                            INSIGNIA FINANCIAL GROUP, INC.

                                            By:    /s/ ANDREW L. FARKAS

                                              ----------------------------------
                                                       Andrew L. Farkas
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                            INSIGNIA/ESG HOLDINGS, INC.
                                            (with respect to Article IVA,
                                            Sections 2.3, 6.1, 7.1, 7.2, 7.3,
                                            7.5, 7.7, 7.8, 7.12, 7.16, 7.19(c),
                                            7.27, 7.28, 7.29, 7.30, 8.1, 8.2 and
                                            Articles IX and X only)

                                            By:      /s/ RONALD URETTA

                                              ----------------------------------
                                                        Ronald Uretta
                                                          President

                                            AIMCO PROPERTIES, L.P.
                                            (with respect to Section 9.3(b) and
                                            Article X only)

                                            By: AIMCO-GP, Inc.
                                            Its: General Partner

                                            By:     /s/ PETER KOMPANIEZ

                                              ----------------------------------
                                                       Peter Kompaniez
                                              Title:

                                    App. I-52

                                                                     APPENDIX II

                 AMENDED AND RESTATED INDEMNIFICATION AGREEMENT

     This Amended and Restated Indemnification Agreement (this "Agreement") is made as of May 26, 1998, by and between APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation ("AIMCO"), and Insignia/ESG Holdings, Inc., a Delaware corporation ("SpinCo").

                                   WITNESSETH

     WHEREAS, AIMCO, SpinCo and Insignia Financial Group, Inc., a Delaware corporation ("IFG"), have entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for the merger of IFG with and into AIMCO, with AIMCO being the surviving corporation (the "Merger");

     WHEREAS, SpinCo is in the process of acquiring assets from IFG and the intent of IFG is to spin off the stock of SpinCo to IFG's stockholders (the "Spin Off") prior to the consummation of the Merger;

     WHEREAS, SpinCo is a party to the Merger Agreement and acknowledges that it is receiving certain assets from IFG and will be a beneficiary of the consummation of the transactions contemplated by the Merger Agreement;

     WHEREAS, on March 17, 1998, AIMCO and Insignia/ESG, Inc. entered into an Indemnification Agreement (the "Original Indemnification Agreement");

     WHEREAS, this Agreement amends and restates the Original Indemnification Agreement and substitutes Insignia/ESG Holdings, Inc. as a party hereto in place of Insignia/ESG, Inc.;

     WHEREAS, the Board of Directors and the sole stockholder of SpinCo have approved the execution and delivery of this Agreement by SpinCo and the performance by SpinCo of its obligations under this Agreement; and

     WHEREAS, the Proxy Statement for the meeting of stockholders of IFG called to consider the Merger and the Spin Off and the Form 10 of SpinCo, each as filed with the Securities and Exchange Commission, will disclose the terms and conditions of this Agreement and include this Agreement as an exhibit thereto.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warrants, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     "Affiliate" shall mean, with respect to any person or entity, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified person or entity.

     "AIMCO Indemnitees" shall mean AIMCO, its present and future Affiliates (including, without limitation, AIMCO Properties, L.P. ("AIMCO OP"), IPT and the REIT GP Entities, but excluding the IFG Partnerships) and the Representatives of the foregoing.

     "AIMCO Post-Closing Liabilities" shall mean all Losses, whether direct or indirect, known or unknown, absolute or contingent, resulting from (i) the operation or ownership of the business and operations of AIMCO and its Subsidiaries (including those acquired from IFG pursuant to the Merger Agreement) from and after the Closing, (ii) any Breach of Sections 7.7, 7.11, 7.12, 7.14, 7.19, 7.20 and 7.24 of the Merger Agreement, (iii) a failure whether before or after the Closing Date to provide a partner of an IFG Partnership with a list of partners of such IFG Partnership and (iv) determinations made by AIMCO or any of its Subsidiaries with respect to the 6 1/2% Trust Convertible Preferred Securities issued by Insignia Financing I.

     "Assumed Employee Liabilities" shall mean severance liabilities in respect of employees of IFG and its Affiliates who are Retained Employees or who AIMCO employs.

                                    App. II-1

     "Breach" shall mean a breach of the Merger Agreement, giving effect to all provisions of the Merger Agreement, including Sections 10.10 and 10.12.

     "Closing Date" shall mean the date on which the Merger contemplated by the Merger Agreement is consummated.

     "Excluded Merger Agreement Liabilities" shall mean all Losses, whether direct or indirect, known or unknown, absolute or contingent, existing prior to or resulting from actions taken or events occurring on or prior to the Closing Date incurred by IFG or any of its Affiliates, other than the IFG Partnerships, including, without limitation, SpinCo; provided, however, that the term "Excluded Merger Agreement Liabilities" shall exclude only Losses arising from, as a result of, or with respect to (I) mortgages on real estate which is owned or controlled, directly or indirectly, by IFG, (II) those leases of real estate listed in Exhibit A-1 hereto, (III) those leases regarding equipment located in the offices covered by the leases of real estate referred to in clause (II),
(IV) Assumed Employee Liabilities, (V) aggregate deficit capital account restoration obligations of the Material Insignia Subsidiaries, Material Non-REIT Subsidiaries and REIT GP Entities which serve as general partners in Investment Limited Partnerships, assuming that each partnership sold all of its assets at fair market value, allocated gain in accordance with its partnership agreement, after reduction by that percentage of the limited partner interests owned by all affiliates of such general partner and after taking into account any indemnification reimbursement or similar obligations from third parties; (VI) breaches of representations and warranties known (within the meaning of Section
10.10 of the Merger Agreement) by AIMCO prior to the execution of the Agreement and Plan of Merger dated as of March 17, 1998 which was superseded by the Merger Agreement, (VII) Adjusted Net Liabilities as finally determined under Section
2.3 of the Merger Agreement, (VIII) failure whether before or after the Closing Date to provide a partner of an IFG Partnership with a list of partners of such IFG Partnership and (IX) any Taxes (other than Transfer Taxes as defined in the Merger Agreement resulting from the Merger.

     "IFG Indemnitees" shall mean IFG (prior to the Merger), IFG's Affiliates, SpinCo, SpinCo's Affiliates, the 1998 Andrew L. Farkas Trust, and the Representatives of IFG, SpinCo, their respective Affiliates, and the 1998 Andrew
L. Farkas Trust.

     "IFG Partnerships" shall mean the partnerships listed on Exhibit B hereto.

     "Indemnified Losses" shall mean all Losses, as regards the AIMCO Indemnitees or the IFG Indemnitees, as the case may be, in excess of $9.122 million and not exceeding $912.2 million. For purposes of this Agreement, the $9.122 million amount described in the definition of Indemnified Losses shall be reduced on a dollar for dollar basis by all amounts as to which IFG Indemnitees (without duplication) would, but for the $9.122 million amount, have been required to repay under Sections 2(c) and 3(b) and which they did not repay. Notwithstanding Sections 2(c) and 3(b), the IFG Indemnitees will not have the obligation to repay AIMCO to the extent the $9.122 million amount has not been reduced by all such payments and all Losses to zero.

     "Indemnifying Party" shall have the meaning set forth in Section 5 herein.

     "Indemnitee" shall have the meaning set forth in Section 5 herein.

     "Losses" shall mean (i) with respect to Section 2(a)(i), 2(b)(i), and (to the extent the Loss does not arise out of nor is the result of a Third Party Claim) Section 3, any and all actual costs or expenses (including, without limitation, reasonable attorneys' fees billed at standard hourly rates and expenses, investigation costs and remediation costs, interest, penalties and fines), judgments, amounts paid in settlement, fines, penalties, assessments, Taxes (other than Taxes arising from amounts paid to an Indemnitee hereunder), losses, actions or causes of action, claims, demands, damages, liabilities, obligations and assessments of every kind, nature and description (including, without limitation, reasonable attorneys' fees billed at standard hourly rates and expenses incurred in connection with any action, claim or proceeding relating thereto), and, with respect to a matter listed on the Valuation Letter, "Loss" shall mean the Value of such matter plus reasonable attorneys' fees billed at standard hourly rates and expenses incurred in connection therewith,
(ii) with respect to Section 2(a)(ii), 2(b)(ii), and (to the extent the Loss arises out of or is the result of a Third Party Claim) Section 3, all amounts paid to the third party and, to the extent an Indemnified Party has the right to be indemnified for reasonable costs and expenses of a defense pursuant to
Section 5, such reasonable costs and
                                    App. II-2
expenses and (iii) all obligations and payables to Third Parties for goods or services, Taxes and Indebtedness (other than items included in Adjusted Net Liabilities) incurred by IFG or any of its material non-REIT Subsidiaries other than the IFG Partnerships at or prior to the Effective Time and attributed to periods prior to the Effective Time, to the extent it was not an adjustment under Section 2.3 of the Merger Agreement but would have been such an adjustment had it been known before the last date contemplated thereby. Notwithstanding the foregoing, (iv) Losses shall be reduced to reflect any insurance proceeds actually recovered by the Indemnitee relating to such claim, provided that this reduction shall not be applied if to do so would excuse any insurer from any obligation to cover any loss and if the Indemnitee receives insurance proceeds after it receives indemnity hereunder, then the Indemnitee within 10 days of receipt of such proceeds shall pay to the Indemnifying Party the amount by which the Indemnifying Party's payment would have been reduced if the insurance proceeds had been received before the indemnity payments, (v) Losses shall be reduced on a dollar-for-dollar basis by any amount by which the Indemnitee's actual tax liabilities are reduced by virtue of incurring the costs or expenses referred to above, (vi) Losses shall be reduced to the extent that Losses arise out of or relate to the adverse effects on the business, assets, financial condition or results of operations of IFG, or the Subsidiaries of IFG, or AIMCO or the Subsidiaries of AIMCO, as the case may be, due to general economic conditions, loss of employees, the termination of the AMIT (as hereinafter defined) IPT merger to the extent set forth in the next paragraph, cancellation of management contracts (other than contracts which are on properties where IFG or a Material IFG Subsidiary is a general partner or where cancellation will result in substantial termination payments), unsolicited third party tender offers for limited partnership interests of IFG or AIMCO Subsidiaries and IFG or AIMCO Subsidiaries' response thereto, unsolicited offers to acquire one or more assets of any Material IFG Subsidiary and IFG's or any IFG Subsidiary's purchase or sale in response thereto or conditions affecting generally the multi-family apartment property market or any of the markets in which IFG or any Subsidiary of IFG, or AIMCO or any Subsidiary of AIMCO, as the case may be, operates and
(vii) Losses do not include any Taxes (other than Transfer Taxes as defined in the Merger Agreement) resulting from the Merger. Notwithstanding the foregoing, the term "Loss' shall not include any Loss as regards Investment Limited Partnerships and the Winthrop Partnership except to the extent it creates a Loss to an AIMCO Indemnitee.

     In measuring Losses, a Loss suffered by a general partner of an IFG Partnership shall be no greater than IFG's book value of such general partner on the Closing Date reduced by any Losses previously suffered by the general partner; a Loss suffered by a member of a limited liability company, by a limited liability company, or by a corporation shall be no greater than IFG's book value of such member, limited liability company or corporation on the Closing Date reduced by any Losses previously suffered by such member, such limited liability company or such corporation; and a Loss suffered by IFG or its Affiliates as a limited partner in an IFG Partnership held by IFG or its affiliates at the Closing Date only in such capacity shall be no greater than the fair market value of such limited partnership interest on the Closing Date, except that if as a result of the action or occurrence which results in such Loss which is indemnified pursuant to Section 2(a)(i), a management contract is terminated, the Loss shall include the Value of the management contract; provided, however, AIMCO shall give SpinCo notice within five business days of learning that a REIT GP Entity has voluntarily filed for bankruptcy, has had a petition filed against it for bankruptcy, has been subject to a similar bankruptcy event, has commenced the process of dissolution, or has been subject to an attempt by limited partners to remove the general partner as general partner (collectively, the "Terminating Action"), and shall permit SpinCo to try to cure such Terminating Action. If the Terminating Action is cured before the management contract is terminated, the Loss shall not include the Value of such management contract.
SpinCo shall pay all fees and expenses related to its efforts to cure any Terminating Action. In the event that within one year following the termination of a management contract as a result of an uncured Terminating Action (a "Terminated Contract"), any AIMCO Affiliate enters into a management contract to manage the same property that was the subject of a Terminated Contract, AIMCO shall promptly (but in any case within 10 days) refund to SpinCo the Value of such Terminated Contract.

     "Representatives" shall mean, with respect to any person or entity, the directors, officers, partners, members, stockholders, employees, trustees, counsel, controlling persons (if any), representatives and agents, and each of the heirs, executors, successors and assigns of any of the foregoing, of the specified person or entity.
                                    App. II-3

     "Taxes" shall have the meaning set forth in the Merger Agreement.

     "Third Party Claim" shall have the meaning set forth in Section 5 herein.

     "Value" of any asset shall be the value assigned to such asset as set forth in the Valuation Letter but not to exceed the clawback set forth in the Valuation Letter. For purposes of valuing management contracts, Value shall be determined by multiplying (a) the quotient of (i) the gross revenues for such management contract divided by (ii) total gross revenues for the portfolio in which such management contract is included in each case over the last full twelve month period before the date of termination by (b) the Value for such portfolio set forth in the Valuation Letter. However, with respect to any portfolio of management contracts as to which a "claw back" applies as set forth in the Valuation Letter or as provided for in the relevant Acquisition Document, "Value" shall not exceed the amount of the "claw back" related to the terminated management contract on the date of termination.

     "Valuation Letter" shall mean a schedule attached hereto as Exhibit C.

     2. Merger Agreement Indemnification.

     (a) SpinCo shall save, defend, indemnify and hold harmless the AIMCO Indemnitees, from and against (i) Indemnified Losses that arise out of or are the result of any Breach of any representation or warranty or any Breach of any covenant made by or on behalf of IFG or SpinCo under the Merger Agreement, or any certificate or other instrument contemplated by the Merger Agreement and delivered by IFG or SpinCo in connection therewith if the AIMCO Indemnitee notifies SpinCo in writing in reasonable detail of such claim before June 30, 1999, (ii) all Indemnified Losses (other than those set forth in clauses (iii), (iv) and (v) of this Section 2(a)) that arise out of or are the result of a claim by a third party including, without limitation, any claim by a Governmental Authority arising out of the Excluded Merger Agreement Liabilities if the AIMCO Indemnitee notifies SpinCo in writing in reasonable detail of such claim before June 30, 2001, except that in the case of Taxes, and the matters contemplated by Section 4, such notice period ending June 30, 2001 shall instead be the period of the applicable statute of limitations, (iii) all Losses (without reference to the limits set forth in the definition of Indemnified Losses) that arise out of or are the result of any amounts required to be paid or payable by AIMCO to or in respect of employees of IFG or SpinCo other than Retained Employees and with respect to Retained Employees, if the AIMCO Indemnitee notifies SpinCo in writing in reasonable detail of such claim before June 30, 2001, (iv) Losses (without reference to the limits set forth in the definition of Indemnified Losses) described in clause (iii) of the first paragraph of the definition of Losses if the AIMCO Indemnitee notifies SpinCo in writing in reasonable detail of such claim before June 30, 2001 and (v) Losses (without reference to the limits set forth in the first paragraph of the definition of Indemnified Losses) described in clause (iii) of the first paragraph of the definition of Losses arising out of or resulting from IFG's ownership or operation of its commercial real estate brokerage services and related businesses and its ownership of SpinCo and its Subsidiaries other than contractual obligations between an AIMCO Indemnitee and SpinCo or one of its Subsidiaries, the performance of which arises after the Closing.

     (b) AIMCO shall save, defend, indemnify and hold harmless the IFG Indemnitees, from and against (i) all Indemnified Losses that arise out of or are the result of any Breach of any representation or warranty or Breach of any covenant made by or on behalf of AIMCO under the Merger Agreement, or any certificate or other instrument contemplated by the Merger Agreement and delivered by AIMCO in connection therewith if the IFG Indemnitee notifies AIMCO in writing in reasonable detail of such claim before June 30, 1999 and (ii) all Losses that arise out of or are the result of the AIMCO Post-Closing Liabilities.

     (c) AIMCO shall cause each IFG Partnership to indemnify and advance monies to each IFG Indemnitee to the full extent permitted by the indemnity provision of the partnership agreement of the IFG Partnership (including the advancement of monies) with respect to any matter as to which the IFG Indemnitee would be entitled to indemnification regardless of any limitations or exclusions from the provision granting indemnity, unless it is determined (a "Final Determination") by a court, after all appeals have been taken or the time for appeal has run, that the IFG Indemnitee was not entitled to such indemnity. As a condition to receiving the indemnity, the IFG Indemnitee must deliver to the indemnifying IFG Partnership an undertaking that such IFG Indemnitee shall, jointly and severally, repay (subject to the last sentence of the

                                    App. II-4
definition of "Indemnified Losses") the amounts so advanced if there is a Final Determination that any IFG Indemnitee was not entitled to such indemnification, and if the Losses (including Losses under this provision) exceed $9.122 million.

     (d) AIMCO shall (i) not permit the indemnification provisions of any partnership agreement of an IFG Partnership to be amended in a manner adverse to such IFG Indemnitees, unless required by applicable law; (ii) maintain IFG's directors' and officers' liability insurance as a tail in IFG's present policy with AIMCO as the successor to IFG and each IFG Indemnitee named as additional insureds, so long as such insurance continues to be available on a commercially reasonable basis and the annual premiums for such insurance do not exceed 100% of the cost of such annual premiums in 1997; provided, however, that if the condition in this clause (ii) is not satisfied, AIMCO shall notify the IFG Indemnitees of such fact and give them 30 days to pay or cause to be paid to AIMCO the excess premiums; and provided further, however, that if the IFG Indemnitees do not pay any or the full amount of the excess, then AIMCO will purchase as much insurance as is available at the 1997 cost plus any amounts received from the IFG Indemnitees; and (iii) in the event that any IFG Partnership, after the Closing, is liquidated, dissolved or makes one or more distributions out of the ordinary course from the proceeds of sale of one or more assets having an aggregate book value equal to 20% or more of such IFG Partnership's total book value on the date of sale and the assets of such IFG Partnership are inadequate to indemnify the IFG Indemnitees, AIMCO shall cause the IFG Indemnitees to be indemnified in accordance with the terms of the partnership agreement as if such liquidation, dissolution or distribution out of the ordinary course had not occurred.

     3. Other Matters.

     (a) SpinCo shall save, defend, indemnify and hold harmless the AIMCO Indemnitees, from and against all Indemnified Losses, that arise out of or are the result of the Spin Off, other than for Taxes which are included in the Adjusted Net Liabilities or Taxes attributable to a Breach of the Merger Agreement by AIMCO.

     (b) If AIMCO or any of its Affiliates makes a tender offer for partnership units of any IFG Partnership or engages in a roll up or similar transaction relating to any IFG Partnership, and if within 120 days thereafter AIMCO, any of its Affiliates, or any of their respective Representatives is sued and the complaint alleges violation of law, breach of fiduciary duty or other wrongdoing in connection with such tender offer, roll up or similar transaction, then AIMCO shall save, defend, indemnify and hold harmless the IFG Indemnitees from and against, and shall advance to the IFG Indemnitees the full amount of Losses arising from, any suit (including such suit) brought at the same time or within one year after such suit (i) against any of the IFG Indemnitees relating to such IFG Partnerships by any plaintiff represented by any counsel which brought such suit and (ii) at the same time or within one year after such suit against any of the IFG Indemnitees relating to such IFG Partnership ((i) and (ii) collectively, the "Prior Tender Suit"). As a condition to such indemnification, any such IFG Indemnitee must deliver to AIMCO an undertaking on a joint and several basis to repay (subject to the last sentence of the definition of "Indemnified Losses") the amounts so advanced if there is a Final Determination that such IFG Indemnitee committed gross negligence, willful misconduct, fraud or theft. AIMCO
(i) shall not settle any Prior Tender Suit without each such IFG Indemnitee's prior written consent (which consent shall not be unreasonably withheld) unless the only remedy for such claim is monetary damages which are paid in full by AIMCO and (ii) AIMCO shall not, without the prior written consent of each such IFG Indemnitee, settle or compromise any Prior Tender Suit which does not include as an unconditional term thereof the giving by each claimant or plaintiff to each such IFG Indemnitee, a full and unconditional release from all liability in respect to such claim.

     (c) [Intentionally omitted]

     (d) Should AIMCO receive an indemnification payment from an Indemnifying Party hereunder with respect to a Subsidiary of IFG or should a Subsidiary of IFG receive an indemnification payment from an Indemnifying Party hereunder, AIMCO will pay or cause to be paid to SpinCo, within 10 business days of receipt by AIMCO or the Subsidiary of IFG of the indemnification payment, an amount equal to the (i) the indemnification payment multiplied by the percentage ownership by AIMCO through its direct or indirect general partnership interest, limited partnership interests, memberships, stockholdings, or otherwise as in
                                    App. II-5
effect on the Closing Date less (ii) any Taxes paid by AIMCO on the amount set forth in Section 3(d)(i) (after giving effect to the indemnification under this Section 3(d)).

     (e) AIMCO agrees that until March 17, 2001, it will maintain an aggregate equity market capitalization of at least $1,000,000,000 calculated on a fully diluted basis by multiplying the trading price of AIMCO Common Stock by the average of the high and low sales prices of AIMCO Common Stock for the twenty trading days prior to the last business day of each calendar quarter and assuming that each option, warrant or security (including AIMCOLP units) convertible into or exchangeable for AIMCO Common Stock had been exercised, converted into or exchanged for AIMCO Common Stock. SpinCo agrees that until March 17, 2001, it will not (i) repurchase any of its outstanding stock if, after giving effect to such purchase and all prior purchases, the number of shares purchased exceeds 25% of the sum of (A) the number of shares outstanding immediately after the Spin Off and (B) the number of shares thereafter issued, or (ii) pay an extraordinary dividend to holders of its stock if 50% or more of the funds therefor are provided by borrowings.

     (f) AIMCO shall save, defend, indemnify and hold harmless each officer of Insignia Residential Group, L.P. and of IPT who continues to serve in such capacity after the Closing Date (the "Post-Closing Officer Indemnitees"), as provided in Section 7.3(b)of the Merger Agreement, from and against, and shall advance to each such Post-Closing Officer Indemnitee as incurred the full amount of, all Losses incurred after the Closing Date while serving in such capacity. As a condition to such indemnity, each such Post-Closing Officer Indemnitee must deliver to AIMCO an undertaking to repay the amounts so advanced if it is Finally Determined that such Post-Closing Officer Indemnitee was not entitled to such indemnification as a matter of public policy.

     (g) To the fullest extent permitted by law, AIMCO agrees not to, and will not permit any Affiliate of AIMCO to, file suit in any jurisdiction or make a demand for arbitration against any Post-Closing Officer Indemnitee for any action taken or omission to act after the Closing Date.

     (h) The parties covenant with each other that, except as required by law, they will not counsel, aid, abet, or instigate anyone to commence any litigation or to make a demand or claim, in either case that would result in an obligation to indemnify under this Agreement.

     (i) Notwithstanding any other provision of this Agreement, an Indemnifying Party will not under any circumstances be obligated to pay more than one dollar with respect to any Loss of one dollar.

     (j) After the Closing Date, AIMCO agrees to recognize rights to indemnity and contribution (including rights to advances) owed by IFG and its Affiliates prior to or on the Closing Date, to officers, directors, and employees of IFG and its Affiliates for acts or omissions occurring prior to or on the Closing Date.

     (k) AIMCO covenants and agrees to assign and to cause each of its Subsidiaries (after giving effect to the Merger) to assign to SpinCo at the Effective Time (i) the right to assert, prosecute and enforce, at SpinCo's expense, the indemnification and related provisions of, and the other remedies available with respect to, the Acquisition Documents in the name of the Surviving Corporation (as successor to IFG) and each of its Subsidiaries (after giving effect to the Merger) with respect to any claim which any AIMCO Indemnitee asserts against SpinCo under this Agreement and (ii) any amounts recovered by SpinCo pursuant to the assertion, prosecution and enforcement of any of such indemnification and related provisions or other remedies by SpinCo under the Acquisition Documents. In the event the assignment provided for in the immediately preceding sentence is found to be unenforceable for any reason with respect to one or more of the Acquisition Documents on or more occasions, AIMCO covenants and agrees that (i) SpinCo shall be, without further action by AIMCO, the designated attorney-in-fact of the Surviving Corporation and each of its Subsidiaries with full power and authority to enforce the indemnification and related provisions of and the other remedies available with respect to, the Acquisition Document or Documents, as required, with respect to any claim which any AIMCO Indemnitee asserts against SpinCo under this Agreement and (ii) any amounts recovered by SpinCo pursuant to the assertion, prosecution and enforcement of any of such indemnification and related provisions or other remedies by SpinCo under the Acquisition Documents shall be the property of SpinCo. AIMCO covenants and agrees to cause each of the Subsidiaries (after giving effect to the Merger) of the

                                    App. II-6

Surviving Corporation at the Effective Time to grant SpinCo the rights with respect to such Subsidiary provided for in the immediately preceding sentence.

     4. Dissenters' Rights. AIMCO and SpinCo shall each bear and be responsible for and shall indemnify and hold harmless the other party and its respective Affiliates and Representatives, from and against one-half of all Losses (without reference to the limits set forth in the definition of Indemnified Losses) that arise out of or are the result of any amounts paid or payable by AIMCO (as the Surviving Corporation in the Merger) or its respective Affiliates and Representatives (in excess of $13.25 (or such greater amount paid in the proposed IPT/AIMCO merger) per IPT share) to former shareholders of IPT who exercise their rights as dissenting stockholders under applicable law. Notwithstanding Section 5, AIMCO and SpinCo shall jointly defend any such claim. Notwithstanding anything to the contrary in this Agreement, AIMCO and SpinCo agree that any liability for appraisal rights exercised by stockholders of IFG in respect of the Merger shall be the sole responsibility of AIMCO as the surviving corporation of the Merger.

     5. Claims. Any claim for indemnity under Section 2, 3 or 4 hereof shall be made by written notice from the party seeking to be indemnified (the "Indemnitee") to the party from which indemnification is sought (the "Indemnifying Party") specifying in reasonable detail (i) the basis of the claim, (ii) a good faith estimate of the amount of the Loss and (iii) a good faith estimated allocation of the value of any damaged or impaired asset, property, right, privilege or other thing of value, where the matters referred to in clauses (ii) and (iii) shall be based on the Valuation Letter. When an Indemnitee seeking indemnification under Section 2, 3 or 4 hereof receives a notice of any claim made by any third party, including, without limitation, any Governmental Authority (a "Third Party Claim"), which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall give written notice within a reasonable period thereof to the Indemnifying Party reasonably indicating the nature of such claim and, if known, the basis thereof. Except as provided in Section 3(b), upon notice from the Indemnitee, the Indemnifying Party shall be entitled to assume the defense of any such Third Party Claim for which the Indemnitee is entitled to indemnification pursuant to this Section 5, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable fees, costs, expenses and disbursements thereof and shall be fully responsible for the outcome thereof; provided, however, that (i) the Indemnifying Party shall not settle any such claim without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld) unless the only remedy for such claim is monetary damages which are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any claim which does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnitee, a full and unconditional release from all liability in respect to such claim. In connection with any claim involving any remedy other than monetary damages, the Indemnitee shall have the right to be kept informed and be consulted in connection with the resolution of such claim. The Indemnifying Party shall give notice to the Indemnitee as to its intention to assume the defense of any such Third Party Claim within ten (10) business days after the date of receipt of the Indemnitee's notice in respect of such Third Party Claim. Until an Indemnifying Party gives notice to the Indemnitee of its assumption of the defense of the Third Party Claim, the Indemnitee shall control the defense thereof. If the Indemnitee assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party to do so in accordance with this Section 5, the Indemnifying Party shall pay all reasonable costs and expenses of such defense by one counsel paid at its standard hourly rates and shall (subject to the next sentence) be fully responsible for the outcome thereof. The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent.

     Notice of an Indemnified Loss, Loss or claim given hereunder before the applicable notice date shall be deemed to have been duly provided even if such claim has not been finally resolved prior to the applicable date and the Indemnifying Party shall be responsible for such claim and Indemnified Losses arising out of such claim.

     AIMCO shall promptly notify SpinCo upon receipt of any notice of an examination of Tax Returns of IFG with regard to periods ending on or before the Effective Date. Upon the written request of SpinCo, AIMCO will permit SpinCo to control all aspects of examination of Tax Returns filed by AIMCO insofar as the examinations relate to Taxes of IFG and the IFG Subsidiaries with regard to periods ending on or before
                                    App. II-7
the Closing Date, except to the extent that any action would have a material adverse effect on AIMCO's status as a REIT.

     6. Payment of Indemnity. Upon a determination that an Indemnifying Party is liable for Losses to an Indemnitee, the Indemnifying Party shall pay the Indemnitee the Losses in cash (the "Indemnity Amount"); provided, however, that notwithstanding anything to the contrary in this Agreement, (i) AIMCO shall not be entitled to any payment pursuant to this Section 6 and no amount shall be payable to AIMCO under this Section 6 unless AIMCO receives an opinion of nationally recognized tax counsel or a ruling from the Internal Revenue Service (an "IRS Ruling") that the receipt of any such payment under this Section 6 would not adversely affect AIMCO's status as a REIT for purposes of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) in the event that such payment is income to AIMCO, the amount paid shall be equal to the sum of (X) the maximum amount that can be paid to AIMCO in the year in which such payment becomes due (the "Due Year") and in all relevant taxable years thereafter without causing it to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code (the "REIT Requirements") for such year, determined as if the payment of such amount did not constitute income described in Section 856(c) (2)(A)-(H) and 856(c) (3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to AIMCO, and (Y) in the event AIMCO receives an IRS Ruling holding that AIMCO's receipt of the Indemnity Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements (an "Indemnity Ruling"), the Indemnity Amount less the amount payable under clause (X) above. If the amount payable for the Due Year under the preceding sentence is less than the Indemnity Amount, the Indemnifying Party shall place the remaining portion of the Indemnity Amount in escrow and shall not release any portion thereof to AIMCO and AIMCO shall not be entitled to any such amount unless and until the Indemnifying Party receives either of the following: (i) a letter from AIMCO's independent accountants indicating the maximum amount that can be paid at that time to AIMCO without causing AIMCO to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS Ruling issued to AIMCO or an opinion of AIMCO's tax counsel to the effect that such payment would not be treated as includable in the income of AIMCO for any prior taxable year, in which event the Indemnifying Party shall pay such maximum amount, or (ii) an Indemnity Ruling, in which event the Indemnifying Party shall pay to AIMCO the unpaid Indemnity Amount.

     7. Exclusive Remedy. Except for payment of the Break-Up Fee and Liquidated Damages (in each case as defined in the Merger Agreement), Section 5 of this Agreement shall be the exclusive remedy available for money damages pursuant to the Merger Agreement, but shall not be construed to limit any party's right to seek specific performance or injunctive relief which is expressly retained.

     8. Representations and Warranties of SpinCo. SpinCo hereby represents, warrants and covenants to AIMCO as follows:

          (a) SpinCo has all necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by SpinCo of this Agreement and the performance by SpinCo of its obligations hereunder have been duly and validly authorized by all requisite corporate or other action on the part of SpinCo, and no other proceedings or actions on the part of SpinCo are necessary to authorize the execution, delivery or performance of this Agreement.

          (b) This Agreement has been duly and validly executed and delivered by SpinCo and constitutes the valid and binding agreement of SpinCo, enforceable against SpinCo in accordance with its terms. Prior to the consummation of the Merger, SpinCo will request Proskauer Rose LLP, New York, New York (or another nationally recognized law firm acceptable to the recipient), to issue an opinion to the effect of the foregoing (subject to standard exceptions and based on representations of SpinCo.) and SpinCo understand that issuance of such opinion is a condition to AIMCO's obligation to consummate the Merger. AIMCO agrees that the form of opinion attached to the Merger Agreement as Exhibit 8.2(d) shall be acceptable to AIMCO.

                                    App. II-8

     9. Representations and Warranties of AIMCO. AIMCO hereby represents, warrants and covenants to SpinCo as follows:

          (a) AIMCO has all necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by AIMCO of this Agreement and the performance by AIMCO of its obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of AIMCO and no other proceedings or actions on the part of AIMCO are necessary to authorize the execution, delivery or performance of this Agreement.

          (b) This Agreement has been duly and validly executed and delivered by AIMCO and constitutes the valid and binding agreement of AIMCO, enforceable against AIMCO in accordance with its terms.

     10. Miscellaneous.

          (a) This Agreement may be amended only by a written instrument duly executed by the parties hereto.

          (B) THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAW RULES.

          (c) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

          (d) Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto, the AIMCO Indemnitees, and the IFG Indemnitees any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, AIMCO and SpinCo have caused this Agreement to be duly executed as of the date first written above.

                                            APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY

                                            By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                            INSIGNIA/ESG HOLDINGS, INC.

                                            By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                    App. II-9

                                                                     EXHIBIT A-1

Insignia Financial Group, Inc.
Lease Listing
as of 3/15/98

   STATE                         OFFICE ADDRESS                        EXP DATE   MONTHLY RENT
   -----                         --------------                        --------   ------------
Alabama      3500 Blue Lake Dr.                                        2/28/99      $  1,961
             Highridge Dr.                                             mtm               200
California   1600 Sacramento Inn                                       12/31/98          750
Florida      2300 Glades Road Suite 430                                1/31/99         1,318
             2300 Glades Road Suite 310                                5/31/00         2,769
             8240 NW 52nd -- Residential                               7/31/00         2,064
Georgia      237 Advise Rd.                                            mtm               550
Illinois     Arlington Green Exec Center                               1/6/99          5,117
Kansas       6045 Martway                                              6/25/00         1,100
Kentucky     9100 Shelbyville                                          7/31/98         1,758
Louisiana    7914 Wrenwood Suite B                                     3/1/99          1,050
Maryland     Mgmt office 2127 Espey Ct.                                7/31/00         3,859
             Crofton MD                                                3,859
Missouri     1828 Swift Suite 200 -- N. Kansas                         1/1/01          2,835
N. Carolina  624H Guilford College                                     1/31/00         1,055
S. Carolina  1345 Garner Lane                                          6/1/00          1,417
             2003 Deer Creek Drive                                     10/31/98          866
             Dan Flaimi                                                mtm               614
             One Insignia Financial Plaza                              5/31/99         2,176
             One Insignia Financial Plaza                              3/31/05       130,939
Tennessee    11 Northgate Park Ste 413                                 6/30/01           385
             721 N. Walker                                             mtm               575
             6101 Hickory Ridge                                        mtm               585
Texas        11215 Research Blvd                                       4/30/98           972
Virginia     411 East Franklin St. Suite 502                           6/30/99         1,380

                                   App. II-10

                                                                       EXHIBIT B

1.) Partnerships owning or controlling Target Properties.

2.) Those partnerships controlled by the entities transferred to AIMCO pursuant to the MAE Asset Sale Agreement.

3.) IPLP

4.) The following partnerships:

                            NAME                              STATE
                            ----                              -----
Chestnut Hill Associates, Limited Partnership...............   DE
DFW Apartment Investors, Limited Partnership................   DE
DFW Residential Investors Limited Partnership...............   DE
Galleria Park Associates Limited Partnership................   MA
Minneapolis Associates Limited Partnership..................
Olde Mill Investors Limited Partnership.....................   DE
Park Towne Place Associates Limited Partnership.............   DE
Ravensworth Associates Limited Partnership..................   MA
Real Estate Venture Fund III Limited Partnership............   MA
Riverside Park Associates Limited Partnership...............   DE
Springhill Lake Investors Limited Partnership...............   MD
Texas Residential Investors Limited Partnership.............   DE
Westbury Investors Limited Partnership......................   DE
Winrock-Houston Limited Partnership.........................   DE
Winthrop Apartment Investors Limited Partnership............   MD
Winthrop Apartment Investors 2 Limited Partnership..........   MD
Winthrop Growth Investors Limited Partnership...............   MA
Winthrop Residential Associates II..........................   MD
Winthrop Texas Investors Limited Partnership................   MD
Dunlop Tobacco Associates Limited Partnership...............   MD
Castleton Investors Limited Partnership.....................   DE
Cold Harbor Partnership.....................................   VA
St. Joseph Limited Partnership..............................   MD
One Linwood Associates Ltd..................................   DC
Holliday Associates Limited Partnership.....................   DC
Mt. Pleasant Associates Limited Partnership.................   MA
Standpoint Vista Limited Partnership........................   MD
Winthrop Residential Associates I...........................   MD
Winthrop Residential Associates II..........................   MD
Vincennes Associates........................................   IL
Continental Plaza Limited Partnership.......................   IL

                                   App. II-11

                                                                    APPENDIX III

                                LEHMAN BROTHERS

                                                                  March 17, 1998

Board of Directors
Insignia Financial Group, Inc.
Board of Trustees
Insignia Properties Trust
One Insignia Financial Plaza
P.O. Box 1089
Greenville, SC 29602

Members of the Boards:

     We understand that Insignia Financial Group, Inc. ("Insignia" or the "Company") proposes to enter into a merger with Apartment Investment and Management Company ("AIMCO"), the terms and conditions of which are set forth in more detail in the Agreement and Plan of Merger between AIMCO and the Company (the "Agreement"), pursuant to which Insignia will merge with and into AIMCO (the "Merger") and each share of common stock of Insignia ("Insignia Common Stock") shall be converted into the right to receive (a) such number of shares of Series E Preferred Stock of AIMCO (the "Series E Preferred Stock") as is determined by dividing $203,000,000 by the AIMCO Index Price (as defined in the Agreement), subject to the right of AIMCO to substitute up to $15,000,000 of cash for such shares under certain circumstances as provided in the Agreement (the "Series E Consideration"), which shares of Series E Preferred Stock will entitle the holders of Insignia Common Stock to receive a special dividend in the aggregate amount of $50,000,000 and, after payment thereof, will be automatically converted into shares of common stock of AIMCO ("AIMCO Common Stock") and (b) such number of shares of Series F Preferred Stock of AIMCO (the "Series F Preferred Stock") as is determined by dividing $100,000,000 by the AIMCO Index Price (the "Series F Consideration" and, together with the Series E Consideration, the "Merger Consideration"), which shares of Series F Preferred Stock will be automatically converted into shares of AIMCO Common Stock upon receipt of approval of the holders of AIMCO Common Stock, provided, however, that if the AIMCO shareholders approve the Merger prior to its consummation, Insignia's shareholders will receive such additional number of shares of Series E Preferred Stock as is determined by dividing $100,000,000 by the AIMCO Index Price and no Series F Preferred Stock. We further understand that AIMCO has agreed to offer to acquire all of the shares of common stock (the "IPT Common Stock") of Insignia Properties Trust ("IPT") held by persons other than Insignia and its subsidiaries for not less than $13.25 per share (the "IPT Consideration" and, together with the Merger Consideration, the "Consideration"). It is expected that such offer and acquisition would be effected through a merger of IPT into AIMCO subsequent to the Merger.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the reasonableness of the allocations of the Consideration between the Merger Consideration to be received by the holders of Insignia Common Stock and the IPT Consideration to be offered to the holders of IPT Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Merger, (2) publicly available information concerning the Company and AIMCO that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company, IPT and AIMCO furnished to us by the Company and AIMCO, respectively, (4) a trading history of the common stock of the Company from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a trading

                                   App. III-1
history of the common stock of AIMCO from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of AIMCO with those of other companies that we deemed relevant, (8) a comparison of historical financial results and present financial condition of IPT with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant, and (10) the potential pro forma impact of the Merger on AIMCO (including the cost savings, operating synergies and strategic benefits expected by the managements of the Company and AIMCO to result from the Merger), and (11) liquidation values of the Company's and IPT's properties furnished to us by the Company. In addition, we have had discussions with the management of the Company and AIMCO concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have further relied upon the assurances such information without assuming any responsibility for independent verification of such information inaccurate or misleading. With respect to the financial forecasts of the Company, IPT and AIMCO and the combined company upon consummation of the Proposed Transaction (the "Combined Company"), upon advice of the Company and AIMCO we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and AIMCO, as the case may be, as to the future financial performance of the Company, IPT, AIMCO Company will perform substantially in accordance with such forecasts. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company, IPT or AIMCO and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, IPT or AIMCO. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the holders of the Insignia Common Stock. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We have assumed for purposes of this opinion that the IPT Consideration will be equal to $13.25 per share.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the allocations of the Consideration between the Merger Consideration to be received by the holders of Insignia Common Stock and the IPT Consideration to be offered to the holders of IPT Common Stock are reasonable.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Lehman Brothers is currently a lender under the Company's and IPT's credit facilities. We also have performed various investment banking services for the Company and AIMCO in the past and have received customary fees for such services. In addition, Lehman Brothers and certain officers thereof own an aggregate of 510,000 shares of common stock of IPT and will receive their respective pro rata portions of the IPT Consideration upon consummation of any transaction resulting from the AIMCO offer. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and AIMCO for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                                   App. III-2

     This opinion is for the use and benefit of the Board of Directors of the Company and the Board of Trustees of IPT and is rendered to such Board of Directors and Board of Trustees in connection with their consideration of the Merger and the offer required to be made by AIMCO to the holders of IPT Common Stock. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                   App. III-3

                                                                     APPENDIX IV

                                LEHMAN BROTHERS

                                                                  March 17, 1998

Board of Directors
Insignia Financial Group, Inc.
One Insignia Financial Plaza
P.O. Box 1089
Greenville, SC 29602

Members of the Board:

     We understand that Insignia Financial Group, Inc. ("Insignia" or the "Company") proposes to enter into a merger with Apartment Investment and Management Company ("AIMCO"), the terms and conditions of which are set forth in detail in the Agreement and Plan of Merger between AIMCO and the Company (the "Agreement"), pursuant to which (i) Insignia will merge with and into AIMCO (the "Merger") and each share of common stock of Insignia ("Insignia Common Stock") shall be converted into the right to receive (a) such number of shares of Series E Preferred Stock of AIMCO (the "Series E Preferred Stock") as is determined by dividing $203,000,000 by the AIMCO Index Price (as defined in the Agreement), subject to the right of AIMCO to substitute up to $15,000,000 cash for such shares under certain circumstances as provided in the Agreement (the "Series E Consideration"), which shares of Series E Preferred Stock will entitle the holders of Insignia Common Stock to receive a special dividend in the aggregate amount of $50,000,000 and, after payment thereof, will be automatically converted into shares of common stock of AIMCO ("AIMCO Common Stock") and (b) such number of shares of Series F Preferred Stock of AIMCO (the "Series F Preferred Stock") as is determined by dividing $100,000,000 by the AIMCO Index Price (the "Series F Consideration" and, together with the Series E Consideration, the "Merger Consideration"), which shares of Series F Preferred Stock will be automatically converted into shares of AIMCO Common Stock upon receipt of approval of the holders of AIMCO Common Stock, provided, however, that if the AIMCO shareholders approve the Merger prior to its consummation, Insignia's shareholders will receive such additional number of shares of Series E Preferred Stock as is determined by dividing $100,000,000 by the AIMCO Index Price and no Series F Preferred Stock; and (ii) prior to the Merger, Insignia will cause all of the issued and outstanding shares of common stock of Insignia/ESG, Inc. (or a subsequently formed holding corporation) ("SpinCo"), a wholly owned subsidiary of Insignia, to be distributed to the stockholders of Insignia (the "Spin Off" and, together with the Merger, the "Proposed Transaction"), with the stockholders of Insignia receiving shares of SpinCo on a pro rata basis (the "Spin Off Consideration" and, together with the Merger Consideration, the "Consideration").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of Insignia Common Stock of the Consideration to be offered to such holders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and AIMCO that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company, SpinCo and AIMCO furnished to us by the Company and AIMCO, respectively, (4) a trading history of the common stock of the Company from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a trading history of the common stock of AIMCO from January 1, 1996 to the present and a comparison of that

                                    App. IV-1
trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of AIMCO with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of SpinCo with those of other companies that we deemed relevant; (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (10) the potential pro forma impact of the Merger on AIMCO (including the cost savings, operating synergies and strategic benefits expected by the managements of Insignia and AIMCO to result from the Merger). In addition, we have had discussions with the management of the Company and AIMCO concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and AIMCO that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company, SpinCo, AIMCO and the combined company upon consummation of the Proposed Transaction (the "Combined Company"), upon advice of the Company and AIMCO we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and AIMCO, as the case may be, as to the future financial performance of the Company, SpinCo, AIMCO and the Combined Company, and that the Company and AIMCO would perform, and the Combined Company and SpinCo will perform, substantially in accordance with such forecasts. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or AIMCO and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or AIMCO. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's businesses. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the holders of the Insignia Common Stock, and that the Spin Off will qualify as a tax-free transaction to the holders of Insignia Common Stock. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes in, among other things, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of SpinCo will likely be characterized by a period of redistribution among shareholders of Insignia who receive such shares in the Spin Off, which may temporarily depress the market price of such shares during such period. Accordingly, we express no opinion as to the prices at which shares of common stock of SpinCo or shares of Series E Preferred Stock or Series F Preferred Stock (or the AIMCO Common Stock into which such shares are exchangeable) actually will trade following the consummation of the Proposed Transaction, and this opinion should not be viewed as providing any assurance that the combined market value of the shares of common stock of SpinCo and the shares of Series E Preferred Stock or Series F Preferred Stock (or the AIMCO Common Stock into which such shares are exchangeable) to be received by a holder of Insignia Common Stock pursuant to the Proposed Transaction will be in excess of the market value of the shares of Insignia Common Stock owned by such holder at any time prior to the announcement or consummation of the Proposed Transaction.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that from a financial point of view, the Consideration to be offered to the holders of Insignia Common Stock in the Proposed Transaction is fair to such holders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed
                                    App. IV-2

Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Lehman Brothers is currently a lender under the Company's credit facilities. We also have performed various investment banking services for the Company and AIMCO in the past and have received customary fees for such services. In addition, Lehman Brothers and certain officers thereof own an aggregate of 510,000 shares of common stock of Insignia Properties Trust. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and AIMCO for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                    App. IV-3

                                                                      APPENDIX V

                       PROPOSED AMENDMENT TO THE CHARTER
                                       OF
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

     Apartment Investment and Management Company (hereinafter called the "Corporation") wishes to amend and supplement its Articles of Amendment and Restatement filed on July 15, 1994 with the State Department of Assessments and Taxation of Maryland, and all Articles of Amendment and Articles Supplementary filed since that time (together, the "Charter"), to add the following:

                                 ARTICLE XVIII

     In accordance with Section 15.4 of the Indenture, dated as of November 1, 1996, by and between Insignia Financial Group, Inc. (hereinafter "Insignia")(as Issuer) and First Union National Bank of South Carolina (as Trustee)(the "Indenture"), upon effectiveness of the Merger (as defined in the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998, by and among the Corporation, Insignia, Insignia/ESG Holdings, Inc., a Delaware corporation, and AIMCO Properties, L.P., a Delaware limited partnership (the "Merger Agreement")), the 6 1/2% Convertible Debentures issued by Insignia (the "Convertible Debentures") will become convertible into the same consideration received by holders of Class A Common Stock, par value $0.01 per share, of Insignia, pursuant to the Merger (i.e., shares of Class E Cumulative Preferred Stock, par value $0.01 per share, of the Corporation (the "AIMCO Class E Preferred Stock"), and shares of Class F Cumulative Preferred Stock, par value $0.01 per share, of the Corporation (the "AIMCO Class F Preferred Stock"), if applicable (or shares of Class A Common Stock, par value $0.01 per share, of the Corporation (the "AIMCO Common Stock"), if such Convertible Debentures are converted after the AIMCO Class E Preferred Stock or AIMCO Class F Preferred Stock has been converted into AIMCO Common Stock), the Cash Amount (as defined in the Merger Agreement), if any, and cash in lieu of fractional shares). Furthermore, the consideration to be received by holders of Convertible Debentures who convert such Convertible Debentures subsequent to the effectiveness of the Merger shall be adjusted as required by Article XV of the Indenture.

                                                                     APPENDIX VI

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 if this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate

                                    App. VI-1
of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                                    App. VI-2

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as
                                    App. VI-3
other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

                                    App. VI-4

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The AIMCO Charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of its stockholders to obtain other relief, such as an injunction or rescission.

     The AIMCO Charter and AIMCO Bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     AIMCO has entered into agreements with certain of its officers, pursuant to which AIMCO has agreed to indemnify such officers to the fullest extent permitted by applicable law.

     The Agreement of Limited Partnership (the "AIMCO Operating Partnership Agreement") of the AIMCO Operating Partnership, also provides for indemnification of AIMCO, or any director or officer of AIMCO, in its capacity as the previous general partner of the AIMCO Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the AIMCO Operating Partnership, as set forth in the AIMCO Operating Partnership Agreement.

     Section 11.6 of the 1997 Stock Award and Incentive Plan (the "1997 Plan"),
Section 2.8 of the Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan"), Section 2.8 of the 1996 Stock Award and Incentive Plan (the "1996 Plan"), and Section 6.7 of the 1994 Stock Option Plan (the "1994 Plan"), specifically provide that, to the fullest extent permitted by law, each of the members of the Board of Directors of AIMCO, the Compensation Committee of the AIMCO Board and each of the directors, officers and employees of AIMCO, any AIMCO subsidiary, the AIMCO Operating Partnership and any subsidiary of the AIMCO Operating Partnership shall be held harmless and indemnified by AIMCO for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the 1997 Plan, Non-Qualified Plan, the 1996 Plan or the 1994 Plan, as the case may be, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The exhibits to this Registration Statement are listed in the Exhibit Index, which is incorporated herein by reference.

     (b) Financial Statement Schedules

     Schedule III, Real Estate and Accumulated Depreciation, is incorporated by reference from AIMCO's Annual Report on From 10-K for the Fiscal Year Ended December 31, 1997. All other schedules are omitted because they are not applicable or the required information is shown in the financial statements of AIMCO or the notes thereto incorporated by reference herein.

     (c) Reports, Opinions or Appraisals

     The opinions of Lehman Brothers, Inc. are included as Appendix III and Appendix IV of the Joint Proxy Statement/Prospectus constituting Part I of this Registration Statement.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered with remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on the sixth day of August, 1998.


                                        APARTMENT INVESTMENT AND
                                        MANAGEMENT COMPANY

                                        By:       /s/ TERRY CONSIDINE
                                           -------------------------------------
                                                     Terry Considine,
                                                   Chairman of the Board
                                                and Chief Executive Officer





                                   * * * * *

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----
                 /s/ TERRY CONSIDINE                   Chairman of the Board and Chief   August 6, 1998
-----------------------------------------------------    Executive Officer (Principal
                   Terry Considine                       Executive Officer)

               /s/ PETER K. KOMPANIEZ                  Vice Chairman, President and      August 6, 1998
-----------------------------------------------------    Director
                 Peter K. Kompaniez

                  /s/ TROY D. BUTTS                    Senior Vice President and Chief   August 6, 1998
-----------------------------------------------------    Financial Officer (Principal
                    Troy D. Butts                        Financial and Accounting
                                                         Officer)

                         *                             Director                          August 6, 1998
-----------------------------------------------------
                 Richard S. Ellwood

                         *                             Director                          August 6, 1998
-----------------------------------------------------
                  J. Landis Martin

                                                       Director
-----------------------------------------------------
                  Thomas L. Rhodes

                         *                             Director                          August 6, 1998
-----------------------------------------------------
                    John D. Smith

*    Signed by Peter K. Kompaniez as attorney-in-fact


                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        * 2.1            Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998, by and among Apartment Investment and
                         Management Company, AIMCO Properties, L.P., Insignia
                         Financial Group, Inc. and Insignia/ESG Holdings, Inc.
                         (Included as Appendix I to the Joint Proxy
                         Statement/Prospectus included herein).
        * 2.2            Amended and Restated Indemnification Agreement, dated as of
                         May 26, 1998, by and between Apartment Investment and
                         Management Company and Insignia/ESG Holdings, Inc.
                         (Included as Appendix II to the Joint Proxy
                         Statement/Prospectus included herein).
        * 4.1            Specimen certificate for AIMCO Common Stock (incorporated by reference to AIMCO's Registration Statement on Form 8-A
                         filed on July 19, 1994).
        * 4.2            Specimen certificate for AIMCO Class E Preferred Stock.
        * 4.3            Specimen certificate for AIMCO Class F Preferred Stock.
        * 5.1            Opinion of Ballard Spahr Andrews & Ingersoll regarding the validity of the AIMCO Stock offered hereby.
        * 8.1            Opinions of Skadden, Arps, Slate, Meagher & Flom LLP
                         regarding tax matters.
        * 8.2            Opinion of Rogers & Wells LLP regarding tax matters.
        * 8.3            Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. regarding tax matters.
        *10.1            Form of Call Option, Put Option and Purchase Price
                         Adjustment Agreement between AIMCO and certain executives
                         and directors of Insignia, dated as of March 17, 1998.
        *23.1            Consent of Ernst & Young LLP, Dallas, Texas.
        *23.2            Consent of PricewaterhouseCoopers.
        *23.3            Consent of Plante & Moran, LLP.
         23.4            Consent of Beers & Cutler PLLC.
        *23.5            Consent of BDO Stoy Hayward.
        *23.6            Consent of Ernst & Young LLP, Greenville, South Carolina.
        *23.7            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                         (included in their opinions filed as Exhibit 8.1).
        *23.8            Consent of Ballard Spahr Andrews & Ingersoll (included in
                         their opinion filed as Exhibit 5.1).
        *23.9            Consent of Lehman Brothers, Inc.
        *23.10           Consent of Rogers & Wells LLP (included in their opinion
                         filed as Exhibit 8.2).
        *23.11           Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in their opinion filed as Exhibit 8.3).
        *23.12           Consent of Ernst & Young LLP, Chicago, Illinois.
         99.1            Letter to stockholders of Apartment Investment and
                         Management Company by Terry Considine, Chairman of the Board
                         and Chief Executive Officer, dated August   , 1998.
        *99.2            Notice of Special Meeting to Stockholders of Apartment
                         Investment and Management Company, dated August   , 1998.
        *99.3            Proxy Card with respect to Special Meeting of Stockholders of Apartment Investment and Management Company.
        *99.4            Questions and Answers About the Merger to be mailed to the stockholders of Apartment Investment and Management Company.
        *99.5            Letter to stockholders of Insignia Financial Group, Inc. by
                         Andrew L. Farkas, Chairman of the Board, President and Chief
                         Executive Officer, dated August   , 1998.
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
        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        *99.6            Notice of Special Meeting of Stockholders of Insignia
                         Financial Group, Inc., dated August   , 1998.
        *99.7            Proxy Card with respect to Special Meeting of Stockholders of Insignia Financial Group, Inc.
        *99.8            Questions and Answers About the Distribution and the Merger
                         to be mailed to the stockholders of Insignia Financial
                         Group, Inc.
         99.9            Information Statement of Insignia/ESG Holdings, Inc. to be
                         mailed to the stockholders of Apartment Investment and
                         Management Company and Insignia Financial Group, Inc.
                         (incorporated by reference to Amendment No. 2 to the
                         Registration Statement on Form 10 dated August 7, 1998 filed by Insignia/ESG Holdings, Inc.)

----------------
*    Previously Filed.




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